As filed with the Securities and Exchange Commission on July 23, 2007
Registration No. 333-132826

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 6 TO
REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933
ON
FORM S-4

HLS Systems International Ltd.	Chardan North China Acquisition Corporation
(Exact Name of Co-registrant as Specified in Its Charter)	(Exact Name Of Co-registrant as Specified in Its Charter)

British Virgin Islands	Delaware
(State or Other Jurisdiction of Incorporation or Organization)	(State or Other Jurisdiction of Incorporation or Organization)

6770	6770
(Primary Standard Industrial Classification Code Number)	(Primary Standard Industrial Classification Code Number)

Not Applicable	20-2479743
(I.R.S. Employer Identification No.)	(I.R.S. Employer Identification No.)

625 Broadway, Suite 1111
San Diego, California 92101
(619) 795-4627
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Li Zhang, Chief Executive Officer
625 Broadway, Suite 1111
San Diego, California 92101
(619) 795-4627
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Douglas J. Rein
Marty B. Lorenzo
DLA Piper US LLP
4365 Executive Drive, Suite 1100
San Diego, California 92121-2133
Telephone: (858) 677-1400
Fax: (858) 677-1401

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the merger contemplated by the Agreement and Plan of Merger described in the enclosed proxy statement/prospectus have been satisfied or waived.

If any of the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act., check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ _____

If this form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ _____

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Chardan North China  Acquisition Corporation
625 Broadway, Suite 1111
San Diego, CA 92101

To the Stockholders of Chardan North China Acquisition Corporation:

You are cordially invited to attend a special meeting of the stockholders of Chardan North China Acquisition Corporation (“Chardan”), relating to its proposed purchase of all of the issued and outstanding stock of Gifted Time Holdings, Limited (“Gifted Time Holdings”), a British Virgin Islands company that owns a controlling interest in operating companies in the People’s Republic of China, known collectively as “HollySys,” and related matters. The meeting will be held at _____ a.m., Pacific Time, on ____________, 2007, at Chardan’s offices at 625 Broadway, Suite 1111, San Diego, California, 92101.

At this meeting, you will be asked to consider and vote upon the following proposals:

1.   to approve a stock purchase agreement, dated as of February 2, 2006, as amended, between Chardan and Advance Pacific Holdings Limited, the holder of all the outstanding common stock of Gifted Time Holdings, (“Advance Pacific”) and the transactions contemplated thereby. Advance Pacific has already approved the stock purchase agreement;

2.   to approve the merger of Chardan with and into a wholly owned subsidiary formed under the laws of the British Virgin Islands, with the name HLS Systems International Ltd. (“HLS”) for the purposes of redomestication of our company to the British Virgin Islands as part of the acquisition of Gifted Time Holdings; and

3.   to approve the Chardan 2006 Equity Plan.

If these proposals are approved:

•	we will acquire an operating business in China;

•	we will change our corporate domicile from the State of Delaware to the British Virgin Islands, which means we will be governed by the laws of the British Virgin Islands;

•	we will change our corporate name to “HLS Systems International Ltd.” as a result of the redomestication merger;

•	the majority of our board of directors and officers following the closing of the stock purchase will initially be persons who were designated by Advance Pacific;

•	the HLS Memorandum of Association and the Articles of Association will become the equivalent of our certificate of incorporation and by-laws, respectively;

•	each share of common stock of Chardan will automatically convert into one share of common stock of HLS; and

•	each outstanding warrant of Chardan will be assumed by HLS with the same terms, but exercisable for common stock of HLS.

HLS will continue as a reporting company under the Securities Exchange Act of 1934, as amended, and has applied to have its units, common stock and warrants traded on the Nasdaq Global Market concurrent with the consummation of the redomestication merger. HLS will be a foreign private issuer after the redomestication merger, which will exempt HLS from certain requirements of the Securities and Exchange Commission, such that HLS stockholders will not be afforded the same protections or information generally available to investors holding shares in public companies organized in the United States.

We will not consummate the transactions described under proposal 1 unless the redomestication merger in proposal 2 is also approved. Similarly, the redomestication merger will not take place if the stock purchase agreement is not approved. The approval of the stock option plan in proposal 3 is not a condition to consummation for the stock purchase agreement and the redomestication merger.

Pursuant to the stock purchase agreement, Advance Pacific will be paid an aggregate of $30,000,000 in cash and will receive an aggregate of 22,200,000 shares of HLS common stock as payment for all the outstanding common stock of Gifted Time Holdings. HLS will also offer to exchange 1,300,000 shares of its common stock for all of the outstanding preferred stock of Gifted Time Holdings. A variable portion of the cash payment (ranging from $3,000,000 up to $7,000,000), will be deferred until Gifted Time Holdings generates a net positive cash flow from the operations of HollySys or HLS receives additional financing as a result of exercise of warrants, the successful completion of a secondary offering or the private investment into HLS by a strategic investor. The amount of the cash consideration that is deferred will depend on the number of shares that are redeemed by shareholders who vote against approval of the stock purchase agreement.

The initial cash payment will be made with the funds from the trust account with the balance of the trust account to be used by HLS for operating capital.

As additional consideration, Advance Pacific will be issued up to an aggregate of 11,000,000 shares of common stock of HLS (2,000,000 per year for the first four years and 3,000,000 for the last year, with each year on an all-or-none basis) for each of the five fiscal years beginning with fiscal year 2007 if, on a consolidated basis, HLS generates after-tax profits (excluding after-tax operating profits from any subsequent acquisitions of securities that have a dilutive effect) of at least the following amounts:

Year ending December 31,	After-Tax Profit
2007	$23,000,000
2008	$32,000,000
2009	$43,000,000
2010	$61,000,000
2011	$71,000,000

HLS currently operates on a June 30 fiscal year, but it will convert to the December 31 fiscal year used by Chardan and HLS following the business combination.

The affirmative vote of the holders of a majority of the outstanding shares of Chardan common stock is required to approve each of the stock purchase agreement and the redomestication merger. The approval of the stock purchase agreement is subject to an additional condition, that 20% or more of the shares issued in Chardan’s initial public offering (the “Public Shares”) do not both vote against the approval of the stock purchase agreement and are not redeemed for their pro rata share of the trust fund, as described in the next paragraph. The affirmative vote of holders of a majority of the shares represented and entitled to vote at the meeting is required for approval of the stock option plan.

Each Chardan stockholder who holds shares of common stock issued in Chardan’s initial public offering has the right to vote against the stock purchase proposal, and any who vote against it may also demand that Chardan redeem such stockholder’s shares for cash equal to a pro rata portion of the funds held in the trust account into which a substantial portion of the net proceeds of Chardan’s initial public offering was deposited. These shares will be redeemed only if the stock purchase agreement is consummated. However, if the holders of 1,150,000 or more shares of common stock issued in Chardan’s initial public offering both vote against the stock purchase proposal and demand conversion of their shares, then Chardan will not consummate the stock purchase agreement. Chardan’s initial stockholders, who purchased their shares of common stock prior to its initial public offering and presently own an aggregate of approximately 17.8% of the outstanding shares of Chardan common stock, have agreed to vote all of their shares on the stock purchase agreement and redomestication merger proposals as the majority of the Public Shares are voted. Chardan’s initial stockholders do not have the right to redeem their stock.

Immediately after consummation of the stock purchase agreement (and assuming that all shares of preferred stock of Gifted Time Holdings are exchanged for shares of HLS), if no holder of Public Shares demands that Chardan convert that holder’s shares into a pro rata portion of the trust account, Chardan stockholders will own approximately 23% of HLS’s issued and outstanding shares of common stock. If one or more holders of the Public Shares vote against the stock purchase proposal and demand that Chardan convert their shares into a pro rata portion of the trust account, then Chardan’s stockholders will own less than approximately 23% of HLS’s issued and outstanding shares of common stock. If HLS hits its after-tax profits for each of the fiscal years ending December 31, 2007 through 2011, an additional 11,000,000 shares will be issued to Advance Pacific, which assuming there are no other issuances of stock or exercise of outstanding warrants, would reduce the percentage of HLS held by Chardan's current stockholders to approximately 18%.

Chardan’s shares of common stock, warrants and units currently are listed on the Over-the-Counter Bulletin Board under the symbols CNCA, CNCAW and CNCAU, respectively. HLS has applied for listing on the Nasdaq Global Market effective on the consummation of the redomestication merger under the proposed symbols HLSS, HLSSW and HLSSU. If the securities are not listed on Nasdaq, they will continue to trade on the OTCBB.

After careful consideration of the terms and conditions of the proposed stock purchase agreement, the redomestication merger and the stock option plan, the board of directors of Chardan has determined that the stock purchase agreement and the transactions contemplated thereby, the redomestication merger and the stock option plan are fair to and in the best interests of Chardan and its stockholders. The board of directors of Chardan did not obtain a fairness opinion on which to base this assessment. The board of directors of Chardan unanimously recommends that you vote or give instruction to vote “FOR” the approval of the stock purchase agreement, the redomestication merger and the stock option plan.

Enclosed is a notice of special meeting and proxy statement containing detailed information concerning the stock purchase agreement and the transactions contemplated thereby, the redomestication merger and the stock option plan. Whether or not you plan to attend the special meeting, we urge you to read this material carefully.

Your vote is important. Whether you plan to attend the special meeting or not, please indicate your votes, sign, date and return the enclosed proxy card as soon as possible in the envelope provided.

I look forward to seeing you at the meeting.

Sincerely,

Richard D. Propper, MD Chairman of the Board

Chardan North China  Acquisition Corporation
625 Broadway, Suite 1111
San Diego, CA 92101

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON _____, 2007

TO ALL THE STOCKHOLDERS OF CHARDAN NORTH CHINA ACQUISITION CORPORATION

NOTICE IS HEREBY GIVEN that a special meeting of stockholders, including any adjournments or postponements thereof, of Chardan North China Acquisition Corporation (“Chardan”), a Delaware corporation, will be held _____ a.m. Pacific time, on ____________, 2007, at Chardan’s offices at 625 Broadway, Suite 1111, San Diego, California, 92101 for the following purposes:

•
To consider and vote upon a proposal to adopt the stock purchase agreement, dated as of February 2, 2006, as amended, among Chardan, and the holders of common stock of a holding company known as Gifted Time Holdings Limited (“Gifted Time Holdings”), a British Virgin Islands company that owns or controls operating companies in the People’s Republic of China collectively known as the “HollySys”, and the transactions contemplated thereby;

•
To consider and vote upon the merger of Chardan into its wholly owned subsidiary HLS Systems International Ltd. (“HLS”), formed under the laws of the British Virgin Islands, for the purposes of reincorporation and redomestication of Chardan to the British Virgin Islands; and

•	To consider and vote upon a proposal to adopt the Chardan 2006 Equity Plan.

The board of directors has fixed the close of business on ______________, 2007 as the record date for which Chardan stockholders are entitled to receive notice of, and to vote at, the Chardan special meeting and any adjournments thereof. Only the holders of record of Chardan common stock on that date are entitled to have their votes counted at the Chardan special meeting and any adjournments or postponements of that meeting.

Chardan will not transact any other business at the special meeting, except for business properly brought before the special meeting (or any adjournment or postponement of the meeting) by Chardan’s board of directors.

Your vote is important. Please indicate your votes on, sign, date and return your proxy card as soon as possible to make sure that your shares are represented at the special meeting. If you are a stockholder of record of Chardan common stock, you may also cast your vote in person at the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares. If you do not vote or do not instruct your broker or bank how to vote, it will have the same effect as voting against the stock purchase agreement and the redomestication merger.

The board of directors of Chardan unanimously recommends that you vote “FOR” the approval of the stock purchase agreement, the redomestication merger and the stock option plan.

By Order of the Board of Directors,

Richard D. Propper, MD Chairman of the Board

_____________, 2007

[Alternate cover page for exchange offer to holders of preferred stock of Gifted Time Holdings.]

THE INFORMATION CONTAINED IN THIS PROSPECTUS MAY BE CHANGED. HLS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND HLS IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Offer to Exchange
Each Outstanding Share of Preferred Stock
of
GIFTED TIME HOLDINGS LIMITED
for One Share of Common Stock of
HLS Systems International Ltd.

THE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON _____________________________, 2007 UNLESS EXTENDED, REFERRED TO AS THE “EXPIRATION DATE.” SECURITIES TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

HLS Systems International Ltd., which is referred to in this prospectus and offer to exchange as HLS, is a wholly-owned subsidiary of Chardan North China Acquisition Corporation, which is referred to in this prospectus and offer to exchange as Chardan. HLS is offering to exchange one share of its common stock for each outstanding share of preferred stock of Gifted Time Holdings Limited, which is referred to in this prospectus and offer to exchange as Gifted Time Holdings. This offer to exchange is on the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal.

The purpose of the offer is for HLS to acquire control of the remaining equity interests of Gifted Time Holdings. This exchange offer is the final step in HLS’s plan to acquire all of the outstanding shares of Gifted Time Holdings. HLS has already agreed to acquire all of the common stock of Gifted Time Holdings, which constitutes approximately 94.5% of the outstanding equity interests of Gifted Time Holdings.

HLS’s obligation to exchange shares of HLS common stock for Gifted Time Holdings preferred is subject to certain conditions that are more fully described in the section captioned “The Exchange Offer—Conditions of the Offer.”

HLS has applied for listing on the Nasdaq Global Market effective on the consummation of its acquisition of the common stock of Gifted Time Holdings and the concurrent redomestication merger by which Chardan will be merged into HLS.

FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH THE OFFER, PLEASE CAREFULLY READ THE SECTION CAPTIONED “RISK FACTORS” BEGINNING ON PAGE 43.

HLS has not authorized any person to provide any information or to make any representation in connection with the offer other than the information contained or incorporated by reference in this prospectus, and if any person provides any of this information or makes any representation of this kind, that information or representation must not be relied upon as having been authorized by HLS.

HLS IS NOT ASKING HOLDERS OF GIFTED TIME HOLDINGS PREFERRED STOCK FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND HLS A PROXY FOR ANY ANNUAL OR SPECIAL MEETING OF CHARDAN.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus and offer to exchange. Any representation to the contrary is a criminal offense.

The date of this prospectus and offer to exchange is ________________, 2007.

PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS OF
CHARDAN NORTH CHINA ACQUISITION CORPORATION

PROSPECTUS FOR UP TO 6,000,000 UNITS, 20,550,000 SHARES OF COMMON STOCK, AND
12,000,000 WARRANTS OF HLS AND ONE REPRESENTATIVE UNIT PURCHASE OPTION

The board of directors of Chardan North China Acquisition Corporation (“Chardan”) and its wholly-owned subsidiary, HLS Systems International Ltd. (“HLS”) have unanimously approved the acquisition of the shares of Gifted Time Holdings Limited, a holding company (“Gifted Time Holdings”) that owns or controls operating companies (known as “HollySys”) in the People’s Republic of China, pursuant to a stock purchase agreement whereby Chardan will purchase all of the outstanding shares of common stock of Gifted Time Holdings held by the stockholders (the “Gifted Time Stockholders”) and an exchange offer to acquire all of the shares of preferred stock of Gifted Time Holdings. The board of directors of Chardan also has unanimously approved the simultaneous reincorporation of Chardan from the State of Delaware to the British Virgin Islands, through a redomestication merger with HLS.

In the redomestication merger, HLS will issue its securities in exchange for the outstanding securities of Chardan. This prospectus covers an aggregate of 6,000,000 units, 19,250,000 shares of common stock, 12,000,000 warrants and one representative unit purchase option. The common stock and warrants issuable upon exercise of the aforementioned securities are included in the aggregate amounts stated above. HLS will issue its securities on the same terms as the equivalent securities had been issued by Chardan. This prospectus also covers the 1,300,000 shares of common stock issuable in the exchange offer.

Chardan was organized to serve as a vehicle for the acquisition of an operating business that has its primary operating facilities based in the Peoples Republic of China in any city or province north of the Yangtze River. Gifted Time Holdings, through its Chinese operating companies, is a leader in the automation and controls industry in China.

Chardan’s common stock, warrants and units are currently listed on the Over-the-Counter Bulletin Board under the symbols CNCA, CNCAW and CNCAU, respectively. HLS has applied to have its securities listed on the Nasdaq Global Market effective at the time of the redomestication merger. The proposed symbols are HLSS, HLSSW and HLSSU.

This proxy statement/prospectus provides you with detailed information about the acquisition of Gifted Time Holdings, the redomestication merger and the special meeting of stockholders. It also provides information about the exchange offer being made to the holders of preferred stock of Gifted Time Holdings. We encourage you to read this entire document and the documents incorporated by reference carefully. YOU SHOULD ALSO CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 43.

The acquisition of Gifted Time Holdings and the redomestication merger will be completed upon approval of at least a majority of the shares of common stock outstanding present in person or by proxy and entitled to vote at the special meeting on ____________, 2007.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THIS PROXY STATEMENT/PROSPECTUS IS DATED ____________, 2007, AND IS FIRST BEING MAILED TO CHARDAN STOCKHOLDERS ON OR ABOUT ____________, 2007.

ANNEXES

A—Amended and Restated Stock Purchase Agreement
B—Form of HLS Memorandum of Association, including all amendments
C—Form of HLS Articles of Association
D—The Chardan 2006 Equity Plan
E—HLS Audit Committee Charter
F—HLS Nominating Committee Charter
G—HLS Code of Ethics
H—Section 262 of the Delaware General Business Law

This proxy statement/prospectus incorporates important business and financial information about Chardan, Gifted Time Holdings and HollySys that is not included in or delivered with the document. This information is available without charge to security holders upon written or oral request. The request should be sent to:

Dr. Richard Propper
c/o Chardan North China Acquisition Corporation
625 Broadway, Suite 1111
San Diego, California 92101
(619) 795-4627

To obtain timely delivery of requested materials, security holders must request the information no later than five business days before the date they submit their proxies or attend the special meeting. The latest date to request the information to be received timely is ____________, 2007.

 The financial statements of Gifted Time Holdings are prepared using Renminbi, the currency of the Peoples Republic of China (“PRC”). For convenience, the Renminbi amounts have been converted throughout the text of the proxy statement/prospectus into United States dollars. Until recently, the Renminbi was a controlled currency, and the exchange rate maintained by the PRC was approximately 8.11 Renminbi to one United States dollar. The Chinese government has recently altered its policy toward the rate of exchange of the Renminbi versus the US dollar. Changing from a previously fixed rate policy regarding the dollar, the Renminbi has recently been permitted to float within a fixed range against a basket of currencies, including the US dollar, Japanese Yen and European Euro, which has resulted in the Renminbi being allowed to appreciate 2% +/- 0.3% vs. the dollar. Since the company’s business is presently 100 percent domestic within PRC, this change will have no effect on the company’s business, but may result in a concomitant increase in its after-tax earnings when stated in dollar terms. In the future, the company’s earnings stated in US dollars will fluctuate in accordance with the change in exchange rate.

Under the law of the British Virgin Islands, HLS is authorized to issue “ordinary shares” and holders of ordinary shares are “members.” References to ordinary shares and members have been translated to common stock and stockholders, which are terms more familiar to United States persons, whom Chardan believes are the majority of its stockholders.

QUESTIONS AND ANSWERS ABOUT THE MEETING

Q.	Why is Chardan proposing the stock purchase?	A.
Chardan was organized to effect a business combination with an operating business that has its primary operating facilities located in the People’s Republic of China in any city or province north of the Yangtze River. The operating companies of Gifted Time Holdings, after the consummation of the stock purchase will be Beijing HollySys Co., Ltd., Hangzhou HollySys Automation Co., Ltd., and Beijing HollySys Haotong Science & Technology Development Co., Ltd. (these three companies are referred to as “HollySys”). Together they are one of the leading automation and control systems companies in China. The HollySys companies have, collectively, demonstrated significant growth since commencing operations in 1996. Chardan believes that HollySys is in a position to expand their business through the development of additional products and the expansion of their customer base, including entry into the international market. As a result, Chardan believes that a business combination with Gifted Time Holdings will provide Chardan stockholders with an opportunity to participate in a combined company with significant growth potential.

Q.	Why is Chardan proposing the redomestication merger?	A.
Chardan is proposing the reincorporation of itself into a company formed under the laws of the British Virgin Islands to align its income tax liabilities with the location of its activities to reduce the overall impact of corporate income tax on the surviving company and its stockholders. Because the future operations will be outside the United States, the redomestication merger is intended to reduce or entirely eliminate the income tax liability of the company in the United States and permit greater flexibility in structuring acquisitions or creating subsidiaries in China and other countries as the business of Gifted Time Holdings expands as well as with regard to declaring dividends, should the company wish to do so in the future. By becoming a non-United States company, Chardan believes that the successor company will only be taxed on its operations by the jurisdiction in which they are located and undertaken, and will not be subject to additional income taxes merely by virtue of the location of its place of incorporation.

Q.	Why is Chardan proposing the stock option plan?	A.	Chardan is proposing the stock option plan to enable the company to attract, retain and reward its directors, officers, employees and consultants using equity-based incentives.

Q.	What is being voted on?	A.
There are three proposals that you are being asked to vote on. The first proposal is to adopt the stock purchase agreement, dated February 2, 2006, as amended, and the transactions contemplated thereby (including the exchange offer). We refer to this proposal as the stock purchase proposal.

The second proposal is to approve the merger of Chardan with and into HLS for purposes of redomestication to the British Virgin Islands. We refer to this proposal as the redomestication merger proposal.

The third proposal is to adopt Chardan’s 2006 Equity Plan. We refer to this proposal as the stock option plan proposal.

Q.	What vote is required in order to adopt the stock purchase proposal?	A.
The approval of the stock purchase will require the affirmative vote of a majority of the outstanding shares of Chardan’s common stock. If the holders of 1,150,000 or more shares of common stock issued in Chardan’s initial public offering vote against the stock purchase and demand that Chardan convert their shares into a pro rata portion of the trust account as of the record date, then the stock purchase will not be consummated. No vote of the holders of Chardan’s warrants is necessary to adopt the stock purchase proposal or other proposals, and Chardan is not asking the warrant holders to vote on the stock purchase proposal or the other proposals. Chardan will not consummate the transaction described in the stock purchase proposal unless the redomestication merger is also approved. Similarly, the redomestication merger will not be consummated if the stock purchase proposal is not approved. The approval of the stock option plan proposal is not a condition to the consummation of the stock purchase or redomestication merger proposals.

Q.	What vote is required in order to adopt the redomestication merger?		The affirmative vote of the holders of a majority of the outstanding shares of Chardan common stock is required to approve the redomestication merger proposal.

Q.	What vote is required in order to adopt the stock option plan?	A.
The approval of the stock option plan will require the affirmative vote of a majority of the shares represented and entitled to vote at the meeting. The approval of the stock option plan is not a condition to the approval of the stock purchase or the redomestication merger proposals.

Q.	How do the Chardan insiders intend to vote their shares?	A.
All of the insiders who purchased their shares prior to the initial public offering (including the officers and directors of Chardan) have agreed to vote the shares held by them on the stock purchase and redomestication merger proposals in accordance with the vote of the majority of the shares of common stock issued in Chardan’s initial public offering. They have indicated that they also will vote in favor of the stock option plan proposal.

Q.	What will I receive in the redomestication merger?	A.
Chardan security holders will receive an equal number of shares of common stock of HLS in exchange for their Chardan common stock, and HLS will assume the outstanding Chardan warrants, the terms and conditions of which will not change, except that on exercise, they will receive HLS common stock. However, as a result of the issuance of HLS shares in the stock purchase, the ownership interests of Chardan stockholders will be diluted so that they will only own approximately 23% of HLS. If additional shares are issued to Advance Pacific as additional consideration, or if the outstanding warrants are exercised, the current Chardan stockholders will experience further dilution in their ownership of the company. We have also agreed to issue up to 11,000,000 additional shares to Advance Pacific if HollySys’s earnings for fiscal years 2007 through 2011 reach certain targets. Also, there are outstanding warrants to purchase 12,000,000 additional shares of Chardan stock. If some or all of the incentive shares are issued, or if some or all of the warrants are exercised, then the percentage of HLS that Chardan’s current shareholders will own will be less than 23%.

Q.	How will the redomestication merger be accomplished?	A.
Chardan will merge into HLS, Chardan’s wholly owned subsidiary that is incorporated as a British Virgin Islands company. As a result of the redomestication merger, each currently issued outstanding share of common stock of Chardan will automatically convert into a share of common stock of HLS. This procedure will result in your becoming a stockholder in HLS instead of Chardan.

Q.	Will the Chardan stockholders be taxed as a result of the redomestication merger?	A.
Generally for United States federal income tax purposes, stockholders who are United States holders should not recognize any gain or loss as a result of the redomestication merger. We urge you to consult your own tax advisors with regard to your particular tax consequences of the redomestication merger.

Q.	Will Chardan be taxed on the redomestication merger?	A.
Chardan will recognize gain, but not loss, as a result of the redomestication merger equal to the difference, if any, between the adjusted tax basis of any Chardan asset and such asset’s fair market value at the effective time of the redomestication merger.

Q.	How much of the surviving company will existing Chardan stockholders own?	A.
Advance Pacific initially will receive 22,200,000 shares of common stock of HLS, representing 73% of the issued and outstanding shares immediately after the acquisition. After the stock purchase and if all the Gifted Time Holdings preferred stockholders participate in the exchange offer described below, if no Chardan stockholders demand that Chardan convert their shares into a pro rata portion of the trust account and no Chardan stockholder exercises its appraisal rights, then Chardan’s stockholders who own shares immediately prior to the stock purchase will own approximately 23% of the outstanding common stock of HLS. Existing Chardan stockholders could own less than approximately 23% if one or more Chardan stockholders vote against the stock purchase proposal and demand conversion of their shares into a pro rata portion of the trust account or if they exercise appraisal rights. Similarly, existing Chardan stockholders will own less than 23% of HLS, if HLS issues (as additional consideration) the additional shares to Advance Pacific by reason of HLS achieving the after-tax profit targets specified in the stock purchase agreement for one or more of the five fiscal years beginning with fiscal year 2007. If HLS issues the additional shares as additional consideration to Advance Pacific, then the current stockholders of Gifted Time Holdings will own approximately 82% of the issued and outstanding common stock of HLS, and existing Chardan stockholders will own approximately 18% of the issued outstanding common stock of HLS. The foregoing discussion assumes that none of the outstanding warrants to acquire common stock of Chardan will be exercised and that all of the shares of Gifted Time Holdings preferred stock are exchanged for shares of common stock of HLS. If some or all of the warrants are exercised, then the current Chardan stockholders will be diluted further.

Q.	How much dilution will I experience?	A.
Currently there are 7,000,000 shares of common stock of Chardan outstanding. At least 22,200,000 additional shares will be issued for acquisition of Gifted Time Holdings and 1,300,000 additional shares will be issued for an exchange offer for all of the outstanding preferred stock of Gifted Time Holdings, as more particularly described below. Therefore, current shareholders will own approximately 23% of the company, which is a dilution of absolute ownership of 77%. To the extent shares representing additional consideration are issued to Advance Pacific upon achieving one or more of the after-tax profit targets or outstanding warrants are exercised, the current stockholders will experience further dilution of their ownership interest in the company.

Q.	What will the name of the surviving company be after the stock purchase?	A.	The name of the surviving company following completion of the stock purchase and redomestication merger will be “HLS Systems International Ltd.”

Q.	Do I have conversion rights?	A.
If you hold shares of common stock issued in Chardan’s initial public offering, then you have the right to vote against the stock purchase proposal and demand that Chardan convert these shares into a pro rata portion of the trust account in which a substantial portion of the net proceeds of Chardan’s initial public offering are held. We sometimes refer to these rights to vote against the stock purchase and demand conversion of the shares into a pro rata portion of the trust account as conversion rights. Holders of warrants issued by Chardan do not have any conversion rights.

Q.	If I have conversion rights, how do I exercise them?	A.
If you wish to exercise your conversion rights, you must vote against the stock purchase proposal and at the same time demand that Chardan convert your shares into cash. If, notwithstanding your vote, the stock purchase is completed, then you will be entitled to receive a pro rata portion of the trust account, including any interest earned thereon through the record date. You will be entitled to convert each share of common stock that you hold into approximately $__________. If you exercise your conversion rights, then you will be exchanging your shares of Chardan common stock for cash and will no longer own these shares. You will be entitled to receive cash for these shares only if you continue to hold these shares through the closing of the stock purchase and then tender your stock certificate. If you do not make a demand to exercise your conversion rights at the time you vote against the stock purchase proposal (or if you do not vote against the stock purchase proposal), you will lose your conversion rights, and that loss cannot be remedied. If the stock purchase is not completed, then your shares will be automatically converted to cash.

Q.	What happens to the funds deposited in the trust account after consummation of the stock purchase?	A.
Upon consummation of the stock purchase:

•  the stockholders electing to exercise their conversion rights will receive their pro rata portion of the funds in the trust account;

•  up to $27,000,000 of the funds in the trust account will be paid to Advance Pacific as part of the stock purchase consideration; and

•  any balance of the funds in the trust account will be retained by HLS for operating capital subsequent to the closing of the business combination.

Q.	Under the stock purchase agreement, what obligations will be owed to Advance Pacific following the consummation of the stock purchase?	A.
HLS will be obligated to pay Advance Pacific the deferred purchase price (at least $3 million, and possibly as much as $7 million, depending on the amount of funds remaining in the trust account in the event that any of Chardan’s stockholders exercises their conversion rights) and the additional stock consideration based on the after-tax profits of HLS. The deferred cash purchase price will not be payable until HLS receives at least $60 million in subsequent financing or HLS generates positive after-tax cash flow from HollySys.

Q.	Who will manage the surviving company?	A.
The surviving company will be managed by the current management of HollySys. Dr. Wang Changli, who is currently the chief executive officer of HollySys, will become the chief executive officer and a director of HLS. Madame Qiao Li, who is currently the Chairman of HollySys, will be a director and chairman of the HLS board of directors. Kerry S. Propper, who is currently the chief financial officer, secretary, and a director of Chardan, will also become a director of HLS. The four additional directors will be Jerry Zhang, Youxian Sun, Lewis Solomon and Leonard Hafetz.

Q.	Who will manage the subsidiaries of the surviving company following the consummation of the stock purchase?	A.
Upon the closing of the business combination, Dr. Wang Changli will enter into a three-year employment agreement to serve as the CEO of Gifted Time Holdings and Beijing HollySys and Madame Qiao Li will enter into a three-year employment agreement to serve as Chairman of Gifted Time Holdings. HLS (through its Board of Directors) will appoint, or arrange for the appointment of, the other directors and managers of the subsidiaries of the surviving company, including Gifted Time Holdings and HollySys, with a goal of maintaining appropriate controls while promoting effective and efficient operations.

Q.	Do I have dissenter or appraisal rights?	A.	In connection with the redomestication merger, the Chardan stockholders have appraisal rights under Delaware corporate law.

Q.	How do I secure my dissenter or appraisal rights?	A.
To secure your dissenter or appraisal rights, you must vote against the redomestication merger and file a demand for appraisal rights with Chardan before the vote on the redomestication merger. Details about the required contents of the appraisal demand, the deadlines for exercising rights and the process for determining the value of the shares are contained in the section “Chardan Redomestication Merger - Appraisal Rights.”

Q.	What happens if the stock purchase is not consummated?	A.
If the stock purchase is not consummated, Chardan will be liquidated. In any liquidation, the funds held in the trust account, plus any interest earned thereon, together with any remaining net assets outside of the trust, will be distributed pro rata to Chardan’s common stockholders, excluding the Chardan initial stockholders, each of whom has waived any right to any liquidation distribution.

Q.	When do you expect the stock purchase to be completed?	A.	Pending receipt of the required stockholder approvals, it is currently anticipated that the stock purchase will be completed promptly following the Chardan special meeting on ____________, 2007.

Q.	If I am not going to attend the Chardan special meeting in person, should I return my proxy card instead?	A.
Yes. After carefully reading and considering the information contained in this proxy statement/prospectus, please fill out and sign your proxy card. Then return the enclosed proxy card in the return envelope as soon as possible, so that your shares may be represented at the Chardan special meeting.

Q.	What will happen if I abstain from voting or fail to vote?	A.
An abstention or failure to vote will have the same effect as a vote against the stock purchase proposal, but will not have the effect of converting your shares into a pro rata portion of the trust account. An abstention or failure to vote will also have the effect of voting against the redomestication merger, but will have no effect on the approval of the stock option plan.

Q.	What do I do if I want to change my vote?	A.
Send a later-dated, signed proxy card to Chardan’s secretary prior to the date of the special meeting or attend the special meeting in person and vote. You also may revoke your proxy by sending a notice of revocation to Chardan’s secretary at the address of Chardan’s corporate headquarters.

Q.	If my shares are held in “street name” by my broker, will my broker vote my shares for me?	A.	No. Your broker can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares, following the directions provided by your broker.

Q.	Do I need to turn in my old certificates?	A.
No. If you hold your securities in Chardan in certificate form, as opposed to holding them through your broker, you do not need to exchange them for certificates issued by HLS. Your current certificates will represent your rights in HLS. You may exchange them by contacting the transfer agent, Continental Stock Transfer & Trust Company, Reorganization Department, and following their requirements for reissuance. If you elect conversion or appraisal, you will need to deliver your old certificate to Chardan.

Q.	Who can help answer my questions?	A.	If you have questions about the stock purchase, you may write or call Chardan North China Acquisition Corporation, 625 Broadway, Suite 1111, San Diego, CA 92101. The phone number is (619) 795-4627.

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER

The following are some of the questions that a holder of preferred stock of Gifted Time Holdings (“Gifted Time Preferred”) may have regarding the exchange offer and answers to those questions. The answers to these questions do not contain all information relevant to the decision whether to tender shares of Gifted Time Preferred for exchange and HLS urges you to carefully read the remainder of this prospectus and offer to exchange and the letter of transmittal.

Q.	What is HLS’s proposed transaction?	A.
HLS is offering to acquire all of the outstanding shares of Gifted Time Preferred in exchange for shares of HLS common stock. Pursuant to a stock purchase agreement, subject to receipt of approval by the Chardan stockholders and other conditions, HLS will acquire all of the outstanding common stock of Gifted Time Holdings (representing approximately 94.5% of the outstanding equity interests of Gifted Time Holdings). The exchange offer is the final step in HLS’s plan to acquire all of the outstanding shares of Gifted Time.

Q.	What will I receive in exchange for my Gifted Time Preferred?	A.	In exchange for each share of Gifted Time Preferred you validly tender and do not properly withdraw before the expiration date, you will receive of one share of HLS common stock.

Q.	Can HLS increase the consideration being offered in the offer for the Gifted Time Preferred?	A.
HLS, in its sole discretion, may choose to amend the offer to change the number of shares of HLS common stock to be exchanged by HLS for each share of Gifted Time Preferred. However, HLS is under no obligation to increase the amount of consideration it is offering for shares of Gifted Time Preferred and has no intention of doing so. In the event that HLS were to choose to increase the consideration, HLS would extend the offer, if and as required by applicable U.S. securities laws.

Q.	What are the conditions of the offer?	A.
HLS’s obligation to exchange shares of HLS common stock for shares of Gifted Time Preferred pursuant to the exchange offer is subject to several conditions referred to below under the section captioned “The Exchange Offer—Conditions of the Offer ,” including the following:

•  The “stock purchase condition”—HLS must have acquired the outstanding shares of common stock of Gifted Time Holdings.

•  The “stockholder approval condition”—The Chardan stockholders must have approved the stock purchase and the redomestication merger.

•  The “registration statement condition”—the registration statement of which this prospectus is a part shall have become effective, no stop order suspending the effectiveness of the registration statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC, and HLS shall have received all necessary state securities law or “blue sky” authorizations.

The satisfaction of any of the conditions to the exchange offer, including those set forth above, will be determined by HLS in its good faith discretion. In its sole discretion, HLS may waive any and all conditions to the exchange offer, including those set forth above, to the extent legally permissible.

Q.	Will I be taxed on the HLS common stock and cash I receive?	A.
In the opinion of DLA Piper US LLP, HLS’s counsel, the exchange will be treated as a sale of shares of Gifted Time Preferred and will subject the holder to tax. This opinion is given in reliance on customary representations and assumptions as to certain factual matters. See the section captioned “The Exchange Offer—Material U.S. Federal Income Tax Consequences.”

BECAUSE TAX MATTERS ARE COMPLICATED, HLS URGES YOU TO CONTACT YOUR OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER.

Q.	What percentage of HLS’s common stock will former holders of Gifted Time Preferred own after the exchange offer?	A.
HLS estimates that if all shares of Gifted Time Preferred are exchanged pursuant to the exchange offer, former holders of Gifted Time Preferred would own, in the aggregate, approximately 4% of the total outstanding shares of HLS common stock (prior to any issuances of shares of HLS based on after-tax profit goals or upon exercise of any warrants).

Q.	How long do I have to decide whether to tender my shares in the exchange offer?	A.
Unless HLS extends the period of time during which the exchange offer is open, you have until 12:00 Midnight, New York City time, on ____________________, 2007, to decide whether to tender your shares of Gifted Time Preferred in the exchange offer. When HLS makes reference to the “expiration date” or the “expiration of the exchange offer” anywhere in this prospectus and offer to exchange, this is the time to which HLS is referring, including, when applicable, any extension period that may apply. The expiration date is 30 days after the date of the Chardan meeting, which is after the date that Chardan expects to have completed the acquisition of the common stock of Gifted Time Holdings (assuming that the Chardan stockholders approve the acquisition transaction at the Chardan meeting).

Q.	Can the exchange offer be extended and under what circumstances?	A.
HLS may, in its sole discretion, extend the exchange offer at any time or from time to time. For instance, the exchange offer may be extended if any of the conditions specified in the section captioned “The Exchange Offer—Conditions of the Offer ” are not satisfied prior to the scheduled expiration date of the exchange offer. However, HLS will not extend the exchange offer for more than 30 days beyond the currently scheduled expiration date.

Q.	How will I be notified if the exchange offer is extended?	A.
If HLS decides to extend the exchange offer, it will inform the holders of Gifted Time Preferred of that fact and will make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the business day after the day on which the exchange offer was otherwise scheduled to expire.

Q.	How do I tender my shares of Gifted Time Preferred?	A.
To tender shares of Gifted Time Preferred, you must deliver the certificates representing your shares of Gifted Time Preferred, together with a completed letter of transmittal and any other required documents to HLS not later than the time the exchange offer expires. For a complete discussion on the procedures for tendering your shares of Gifted Time Preferred, see the section captioned “The Exchange Offer—Procedure for Tendering.”

Q.	Until what time can I withdraw tendered shares of Gifted Time Preferred?	A.
You can withdraw tendered shares of Gifted Time Preferred at any time until the expiration of the exchange offer and, if HLS has not agreed to accept your shares of Gifted Time Preferred for exchange pursuant to the exchange offer, you can withdraw them at any time after ________________, 2007. Once HLS accepts shares of Gifted Time Preferred for exchange pursuant to the exchange offer all tenders not previously withdrawn become irrevocable. For a complete discussion on the procedures for withdrawing your shares of Gifted Time Preferred, see the section captioned “The Exchange Offer—Withdrawal Rights.”

Q.	How do I withdraw tendered shares of Gifted Time Preferred?	A.
To withdraw shares of Gifted Time Preferred, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to HLS, during the period of time that you have the right to withdraw the shares of Gifted Time Preferred. For a complete discussion on the procedures for withdrawing your shares of Gifted Time Preferred, see the section captioned “The Exchange Offer—Withdrawal Rights.”

Q.	When and how will I receive shares of HLS in exchange for my tendered shares of Gifted Time Preferred?	A.
HLS will exchange all validly tendered and not properly withdrawn shares of Gifted Time Preferred promptly after the expiration date of the exchange offer, subject to the terms of the exchange offer and the satisfaction or waiver of the conditions to the exchange offer, as set forth in the section captioned “The Exchange Offer—Conditions of the Offer.” HLS will pay for your validly tendered and not properly withdrawn shares of Gifted Time Preferred by promptly issuing shares of HLS after the expiration date. In all cases, issuance of shares of HLS in exchange for tendered shares of Gifted Time Preferred will be made only after timely receipt by HLS of certificates for such shares of Gifted Time Preferred and a properly completed and duly executed letter of transmittal and any other required documents.

Q.	If I decide not to tender, how will the offer affect my shares of Gifted Time Preferred?	A.
You will remain a holder of preferred stock of Gifted Time Holdings. If the stock purchase is consummated, Gifted Time Holdings will become a subsidiary of HLS and you would hold minority interests in that subsidiary, with no assurance of any future liquidity.

Q.	Are dissenters’ rights available in the exchange offer?	A.
Dissenters’ rights are the rights of shareholders, in certain cases, to receive “fair value” for their shares, as determined by a judicial appraisal process. Dissenters’ rights are not available in the exchange offer. See the section captioned “The Exchange Offer—Purpose of the Offer; Dissenters’ Rights .”

Q.	Where can I find more information on HLS and Chardan?	A.	You can find more information about HLS and Chardan from various sources described in the section captioned “Where You Can Find More Information.”

Q.	Who can I talk to if I have questions about the offer?	A.	If you are a holder of Gifted Time Preferred, you may call Lori Johnson at (619) 795-4627.

IMPORTANT

Any shareholder desiring to tender all or any portion of such shareholder’s Gifted Time Preferred should complete and sign the accompanying letter of transmittal, or a manually signed facsimile thereof, in accordance with the instructions in the letter of transmittal and mail or deliver it together with the certificate(s) evidencing tendered shares of Gifted Time Preferred, and any other required documents, to HLS.

Questions or requests for assistance may be directed to HLS at its address and telephone numbers as set forth below and on the back cover of this prospectus and offer to exchange. Requests for additional copies of this prospectus and offer to exchange, and the accompanying letter of transmittal may be directed to HLS, and copies will be furnished promptly at the expense of HLS.

THE OFFER TO PURCHASE AND THE ACCOMPANYING LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD READ BOTH CAREFULLY AND IN THEIR ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THE EXCHANGE OFFER.

Enforceability of Civil Liabilities Against Foreign Persons

Gifted Time Holdings is incorporated under the laws of the British Virgin Islands, and its operating companies are incorporated under the laws of the PRC and operate only in the PRC. Substantially all of the assets of Gifted Times Holdings’ subsidiaries, the three companies that make up HollySys, will be located in the PRC, and the majority of its officers and directors and the experts named in this joint proxy/prospectus are outside the United States. Although China and the United States are signatories to the 1965 Hague Convention on the Service Abroad of Judicial and Extra Judicial Documents in Civil and Commercial Matters, service under this treaty is cumbersome and time consuming and may not result in adequate notice, such that any judgment based on service thereunder may be reopened, relitigated and overturned. Therefore, an investor should understand it is not likely that service of process upon the company or its subsidiaries, its officers and directors, its assets and experts will be obtainable within the United States or for actions originating in the United States.

It will be difficult for investors to enforce outside the United States a judgment against HLS or its Chinese operating companies or its assets obtained in the United States in any actions, including actions predicated upon the civil liability provisions of the federal securities laws of the United States or of the securities laws of any State of the United States. In addition, the directors and executive officers and certain of the experts named in this joint proxy/prospectus are resident outside the United States, and all or a substantial portion of the assets of these persons are or may be located outside the United States. Therefore, it may not be possible for investors to effect service of process within the United States upon them, or to enforce against them any judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States or of the securities laws of any state of the United States.

The difficulty of enforcing a judgment of a United States court in the PRC where most of the assets of the company are located and which is the residence of most of the directors and officers of the company, stems from the lack of any official arrangement providing for judicial assistance to the enforcement of judgments of courts of the United States in the PRC. The PRC does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts within the United States. In the absence of such a treaty, judgments of United States courts will not be enforced in the PRC without review of the merits of the claims and the claims brought in the original action in the United States court will have to be re-litigated on their merits.

Likewise, administrative actions brought by regulatory authorities, such as the SEC, and other actions that result in foreign court judgments, could (assuming such actions are not required by PRC law to be arbitrated) only be enforced in the PRC if such judgments or rulings do not violate the basic principles of the law of the PRC or the sovereignty, security and public interest of the society of China, as determined by a People’s Court of China that has jurisdiction for recognition and enforcement of judgments.

We have been advised that there is doubt as to the enforceability in the PRC of any actions to enforce judgments of United States or British Virgin Islands courts arising out of or based on the ownership of the securities of HLS, including judgments arising out of or based on the civil liability provisions of United States federal or state securities laws, and as to whether PRC courts would enforce, in original actions, judgments against HLS, its directors and officers and assets in the PRC predicated solely upon the federal securities laws of the United States. An original action may be brought in the PRC against HLS or its subsidiaries or its directors and officers and experts named in this prospectus/proxy statement only if the actions are not required to be arbitrated by PRC law and only if the facts alleged in the complaint give rise to a cause of action under PRC law. In connection with such an original action, a PRC court may award civil liability, including monetary damages.

SUMMARY

Summary

This section summarizes material items related to the proposals to be voted on. These items are described in greater detail elsewhere in this proxy statement/prospectus. You should carefully read this proxy statement/prospectus and the other documents to which this proxy statement/prospectus refers you. See “Where You Can Find More Information.”

The Companies

Chardan

Chardan is a blank check company organized as a corporation under the laws of the State of Delaware on March 10, 2005. Chardan was formed to effect a business combination with an unidentified operating business that has its primary operating facilities located in the People’s Republic of China in any city or province north of Yangtze River. In August 2005, Chardan successfully consummated an initial public offering of its equity securities from which it derived net proceeds of approximately $30.9 million. The prices of Chardan’s common stock, warrants to purchase common stock and units (each unit consisting of one share of common stock and two warrants to purchase common stock) are quoted on the Over-the-Counter Bulletin Board under the symbols CNCA for the common stock, CNCAW for the warrants and CNCAU for the units. Approximately $29.8 million of the net proceeds of the initial public offering was placed in a trust account and will be released to Chardan upon consummation of the stock purchase, subject to the exercise of conversion rights by holders of less than 20% of the Chardan stock issued in the initial public offering. The balance of the net proceeds from the initial public offering of approximately $1.1 million has been used by Chardan to pay the expenses incurred in its pursuit of a business combination. Through March 31, 2007, Chardan had incurred a total of approximately $1,553,000 in expenses. The most significant expenses incurred to date include approximately $66,700 for consultants to Chardan who have assisted with due diligence reviews of business combination targets, approximately $342,000 in travel expenses, office expenses of $127,500 payable to Chardan Capital LLC, approximately $671,000 in professional fees and premiums for general and officer and director insurance of approximately $92,487. Other than its initial public offering and the pursuit of a business combination, Chardan has not engaged in any business to date. If Chardan does not consummate a business combination by August 10, 2007, then, pursuant to its certificate of incorporation, Chardan’s officers must take all actions necessary to dissolve and liquidate Chardan within 60 days.

The mailing address of Chardan’s principal executive office is Chardan North China Acquisition Corporation, 625 Broadway, Suite 1111, San Diego, California 92101, and its telephone number is (619) 795-4627.

Gifted Time Holdings

Business Operations

Gifted Time Holdings was formed to act as a holding company to hold the equity interests in HollySys held directly or indirectly by certain stockholders of HollySys. HollySys is one of the leading Chinese automation and control system companies. In 2005, HollySys ranked first among domestic Chinese companies and second overall in sales of distributed control systems, an important market segment, behind only ABB and ahead of large multinational competitors such as Honeywell International, Siemens and Mitsubishi. HollySys also is the only Chinese automation company that is qualified to design and produce controls for nuclear power plants and one of just five Chinese companies qualified to design and produce railway control systems. The three HollySys operating companies are Beijing HollySys Co., Ltd. (“Beijing HollySys”), Hangzhou HollySys Automation Co., Ltd. (“Hangzhou HollySys”) and Beijing HollySys Haotong Science & Technology Development Co., Ltd. (“Haotong”). Haotong is not seeking or accepting new business, and we expect that Haotong will be liquidated following the expiration of the warranty periods on contracts it performed. HollySys does not expect to incur any material costs or loss of revenues as a result of the liquidation. The three HollySys operating companies are organized and exist under the laws of the PRC. HollySys develops sells, and services automation and control systems and components in China. The businesses of the HollySys operating companies began in 1996.

For the years ended June 30, 2005 and 2006, HollySys generated approximately $79.6 million and approximately $90 million in revenue, respectively, principally from its sales of automation systems and equipment to Chinese customers in the power generation and heavy industry sectors.

HollySys introduced HOLLiAS, its new platform technology, in 2004. This platform consists of several modules, each of which can deliver a range of functions independently or can be integrated into an enterprise wide automation and control system. The components of the system were designed to enable HollySys to participate effectively in the most actively growing sectors of the Chinese economy, including general industrial activity, nuclear and fossil fuel power generation, rail transportation and emerging Chinese industries, such as pharmaceutical manufacture and food processing. HollySys also anticipates entering international markets, based on what it perceives to be products that are comparable to those of other automation companies but selling at prices that will give it a competitive advantage.

The current management of HollySys is led by Dr. Wang Changli, who will become the chief executive officer of HLS and will continue to operate HollySys. Dr. Wang and Madame Qiao Li, the current chairman of HollySys, will become two of the seven-person board of directors of HLS. Kerry Propper, a current director and officer of Chardan, will also be on the board of directors of HLS.

The mailing address of HollySys’ principal executive offices is 19 Jiancaicheng Middle Road, Xisangi, Haidian District, Beijing China 100096, and its telephone number is (86) 10-82922200.

HollySys Reorganization and Ownership

Gifted Time Holdings itself does not engage in any operations. Gifted Time Holdings was established under the laws of the British Virgin Islands on September 21, 2005. On September 20, 2005, the parties who would become the initial beneficial owners of Gifted Time Holdings entered into a reorganization agreement to exchange the equity interests which they held in Beijing HollySys and Hangzhou HollySys for equity in Gifted Time Holdings, effective June 30, 2005. On October 12, 2005, Gifted Time Holdings issued one share to Madame Li Qiao as part of the consideration for transferring 30% equity interests in Hangzhou HollySys to OSCAF International Co. Limited (“OSCAF”) after reorganization. On December 30, 2005 Gifted Time Holdings issued 49,999 shares to the British Virgin Islands companies designated by the stockholders of Beijing HollySys and Hangzhou HollySys as described below. Subsequently, the stockholders of Gifted Time Holdings amended the reorganization agreement on December 30, 2005 due to the withdrawal of one investor in Beijing HollySys, Shanghai Jinqiaotong Industrial Development Co. Ltd. (“Shanghai Jinqiaotong”), which originally intended to acquire an additional 20% interest in Hangzhou HollySys but was not able to consummate this transaction. Shanghai Jinqiaotong decided not to purchase the additional 20% interest in Hangzhou HollySys because of a change in its investment strategy. Shanghai Jinqiaotong’s 20% interest in Beijing HollySys remained subject to the reorganization agreement. Guantao Law Firm, counsel to Gifted Time Holdings and HollySys, has opined that the reorganization agreement, as amended, is valid and enforceable under PRC laws. A copy of Guantao’s opinion is filed as an exhibit to the Registration Statement of which this joint proxy/prospectus forms a part. Upon completion of the amended reorganization agreement, Gifted Time Holdings holds 74.11% of the equity interest in Beijing HollySys and 60% of the equity interest in Hangzhou HollySys. Gifted Time Holdings also indirectly owns another 29.64% of Hangzhou HollySys by virtue of the fact that Beijing HollySys (of which Gifted Time Holdings owns 74.11%,) owns 40% of Hangzhou HollySys.

The stockholders collectively representing 74.11% of the equity interests of Beijing HollySys each formed a separate British Virgin Islands company, and these stockholders consigned their equity interest in Beijing HollySys to their British Virgin Islands companies. Gifted Time Holdings in turn entered into consignment agreements with these British Virgin Islands companies to obtain the stockholders’ 74.11% equity interest in Beijing HollySys. Gifted Time Holdings also entered into share transfer agreements with two foreign investors in Hangzhou HollySys, Team Spirit Industrial Limited (“Team Spirit”) and OSCAF to obtain their equity interests in Hangzhou HollySys. Team Spirit is owned and controlled by Wang Changli, and OSCAF is owned and controlled by Qiao Li. Team Spirit and OSCAF each owned 30% of the total number of outstanding shares of Hangzhou HollySys. Team Spirit and OSCAF exchanged their entire ownership interests in Hangzhou HollySys for shares in Gifted Time Holdings pursuant to the stock transfer agreements. As consideration for that transfer, Sure Grow Profits Limited and Faith Best Profits Limited, the BVI companies appointed by Team Spirit and OSCAF, each received 7,966 shares of Gifted Time Holdings’ common stock, representing 15.932% each of the total outstanding common stock of Gifted Time Holdings. Guantao Law Firm has opined that the stock transfer agreements are valid and enforceable under PRC laws, and all relevant Chinese governmental authorities have approved the stock transfer. A copy of Guantao’s opinion is filed as an exhibit to the Registration Statement of which this joint proxy/prospectus forms a part. Hangzhou HollySys is a limited liability company, and under PRC law the transfer restrictions applicable to Beijing HollySys that led to the use of consignment agreements to transfer ownership rights in it do not apply to limited liability companies such as Hangzhou HollySys. The tables below identify the stockholders of Gifted Time Holdings who sold all their shares to Advance Pacific Holdings Limited, the stockholders of Beijing HollySys and the stockholders of Hangzhou HollySys, and provides the names of the various British Virgin Islands companies formed by such stockholders for the purpose of holding their stock in those entities.

Gifted Time Holdings Stockholders

Beneficial Owner	BVI Company	Percentage of ownership of Gifted Time Holdings
Mei Qinglin	Pioneer Sum Investments Limited	5.516%
Wang Changli	Ace Lead Profits Limited	13.083%
Luo An	Plus View Investments Limited	9.084%
Xu Shengheng	Acclaimed Insight Investments Limited	22.066%
Song Xuesong (legal representative and beneficial owner of Shanghai Jinqiaotong)	Allied Earn Investments Limited	18.388%
Wang Changli	Sure Grow Profits Limited	15.932%
Qiao Li	Faith Best Profits Limited	15.932%
Total		100%

Beijing HollySys Stockholders

Stockholder	Percentage of ownership of Beijing HollySys
Beijing No. 6 Institute Huasheng High-Tech Co., Ltd.*	24.11%
Beijing New Technology Industry Development and Services Center*	1.78%
Shanghai Jinqiaotong Industrial Development Co., Ltd. (beneficially owned by Song Xuesong and Qiao Yu)	20%
Wang Changli	14.23%
Cheng Wusi (holding stock on behalf of Xu Shengheng, who owns 24% of the shares of Beijing HollySys, and Mei Qinglin, who owns 6% of the shares of Beijing HollySys)	30%
Lou An	9.88%
Total	100%

* not a party to the reorganization agreement; shares will not be acquired by Gifted Time Holdings.

Hangzhou HollySys Stockholders

Stockholder	Percentage of ownership of Hangzhou HollySys
Beijing HollySys Co., Ltd.	40%
Gifted Time Holdings (pursuant to stock transfer agreements entered into with Team Spirit and OSCAF)	60%
Total	100%

In December 2006, the shareholders of Gifted Time Holdings sold their shares to Advance Pacific Holdings Limited (“Advance Pacific”), a British Virgin Islands Company that is owned and controlled by Ka Wa Cheng, a resident of Canada, for promissory notes with an aggregate principal value of $230 million. This transaction was part of a series of transactions discussed in greater detail in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section under the heading “Recent Significant Transactions.” Although Ka Wa Cheng was known to Qiao Li as a result of their participation in an executive MBA program, neither Advance Pacific nor Mr. Cheng had any business affiliation with HollySys or Gifted Time Holdings prior to Advance Pacific’s acquisition of the Gifted Time Holdings stock from OSCAF. The table below identifies the stockholder of Advance Pacific.

Advance Pacific Stockholder

Stockholder	Percentage of ownership of Advance Pacific
Mr. Ka Wa Cheng	100%
Total	100%

Also in December 2006, Gifted Time Holdings reorganized its capital structure and issued 1.3 million shares of preferred stock for a total purchase price of $13,000 to 15 purchasers, none of whom had any previous affiliation with Gifted Time Holdings or HollySys. The 15 purchasers include Atlas Master Fund; Sherliegh Associates Profit Sharing Plan; El Equities; Wolfson Equities; Aaron Wolfson; JLF Partners I LP; JLF Partners II LP, JLF Offshore Fund Ltd.; Platinum Partners Value Arbitrage Fund LP; Meyers Ventrue Partners; Orion AKDK Partners; Longview Fund LP; Kenneth Greif; Larry Horn; and William Kohone. The stock purchase agreement was amended in certain respects as a result of these transactions. A more detailed discussion of these transactions is provided in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section under the heading “Recent Significant Transactions.”

Under the stock purchase agreement as amended, Advance Pacific will receive all of the $30 million cash consideration, 22.2 million of the 23.5 million shares of HLS (representing approximately 73% of the outstanding shares of HLS upon consummation of the redomestication merger and the stock purchase) and any incentive shares issued on achieving the after-tax profit targets. As part of the exchange offer contemplated by this prospectus, HLS will offer the preferred stockholders of Gifted Time Holdings the opportunity to exchange their shares for a total of 1.3 million shares of HLS (representing approximately 4% of the outstanding shares of HLS upon consummation of the redomestication merger and the stock purchase).

Beijing HollySys owns 70% of the equity interests in Haotong. Haotong is a privately owned company that focuses on railway signal automated controls. Beijing HollySys first acquired a 40% interest in Haotong on May 15, 2002, and subsequently acquired an additional 30% interest in Haotong on December 13, 2002. Since Beijing HollySys holds 70% of the ownership interests in Haotong, when 74.11% of the equity interest in Beijing HollySys was consigned to Gifted Time Holdings pursuant to the consignment agreements, Gifted Time Holdings acquired an indirect equity interest in Haotong as well. As noted above, Haotong is not seeking or accepting new business, and it is expected that Haotong will be liquidated following the expiration of warranties with regard to contracts performed by it.

The diagram below shows the corporate structure of Gifted Time Holdings, Beijing HollySys and Hangzhou HollySys. The following abbreviations are used in the below diagram:

APH	Advance Pacific Holdings Limited
BJ HLS	Beijing HollySys
HZ HLS	Hangzhou HollySys
Huasheng	Beijing No. 6 Institute Huasheng High-Tech Co., Ltd.
NT Center	Beijing New Technology Industry Development and Services Center
Haotong	Beijing HollySys Haotong Science & Technology Development Co., Ltd.
Huake	Beijing Huake Electronics Co., Ltd.
Electric	Beijing HollySys Electric Tech. Co., Ltd.
Hollyinfo	Beijing Hollyinfo Technology Co., Ltd.
Zhonghao	Beijing HollySys Zhonghao Automation Engineering Technology Co., Ltd.
Hengye	Beijing HollySys Hengye Science & Technology Co., Ltd.

Gifted Time Holdings is the beneficial owner of 74.11% of the equity interests in Beijing HollySys. Of the remaining 25.89% equity interests, Beijing No. 6 Institute Huasheng Technology Co. Ltd. (“Huasheng”) holds 24.11%, and Beijing New Technology Industry Development and Services Center (“NT Center”) holds the remaining 1.78%. Because Beijing HollySys owns 40% of the equity interests in Hangzhou HollySys, Huasheng has an indirect beneficial ownership of 9.644% of the equity interests of Hangzhou HollySys and NT Center has an indirect beneficial ownership of 0.712% of the equity interests of Hangzhou HollySys. Gifted Time Holdings has not sought and does not intend to seek control of these minority interests, although it would consider a purchase if either stockholder desired to sell its interest following the closing of the stock purchase. After the consummation of the stock purchase transaction under the stock purchase agreement between Advance Pacific and Chardan, the exchange offer and the redomestication merger in which Chardan will merge with and into HLS, HLS will acquire all of the beneficial ownership interests held by Gifted Time Holdings in HollySys, as indicated in the diagram above.

The Chinese corporation law was amended, effective January 1, 2006, to prohibit directors or corporate officers of a joint stock company (such as Beijing HollySys) from transferring annually more than 25% of the shares they own during their incumbency. However, it is permissible for record owners of a Chinese corporation, who are subject to that restriction on transfer of their stock, to consign to another all the equity interests and control of their stock while retaining only title (i.e., under Chinese law, remaining the registered owner of record). This includes the consignment of the record owner’s voting, dispositive, dividend, meeting calling, proposal submission and other rights, so that the consignee is for all intents and purposes the functional owner, except for record ownership.

As the deputy chairman of the board and CEO of Beijing HollySys, Dr. Wang Changli consigned his equity interests in Beijing HollySys stock to Gifted Time Holdings through a BVI company. The other stockholders in Beijing HollySys, who had previously entered into voting-together agreements with Dr. Wang, also consigned their equity interests in Beijing HollySys stock to Gifted Time Holdings through their respective BVI companies. The parties to the voting-together agreements are Mr. Cheng Wusi, Dr. Wang Changli, Mr. Luo An, Shanghai Jinqiaotong Industrial Development Co., Ltd., Team Spirit and OSCAF. These parties are the various individuals and companies that collectively own 74.11% of the equity interests in Beijing HollySys and 89.64% of the equity interests in Hangzhou HollySys, 60% directly and 29.64% indirectly through Beijing HollySys. The parties to the voting-together agreements believed that they needed to vote together for important issues related to Beijing HollySys’ growth, capital raising matters, and important daily operational decisions in order to promote its greater success. The parties believed that the best representative of their interests would be the person with the best skill set and most familiar with the company’s requirements and capabilities, the current CEO, Dr. Wang Changli. Dr. Wang received an education in England with a Ph. D degree in automation control, demonstrated his leadership skills with more than seventeen years’ working experience in the automation industry and has a strong network in the Beijing marketplace. Therefore, all of the above parties entered into a voting-together agreement giving Dr. Wang the right to vote their ownership interests, replacing the earlier voting-together agreements.

After the reorganization, which was effective June 30, 2005, Gifted Time Holdings held a 74.11% equity interest in Beijing HollySys and an 89.64% ownership interest in Hangzhou HollySys, 60% directly and 29.84% through Beijing HollySys. Since the Chinese corporation law has no restriction on transferring ownership of the shares held by directors and corporate officers of a limited liability company, the restriction on the transfer of the equity interest held by Dr. Wang in Beijing HollySys will expire once Beijing HollySys has been changed from a joint stock company to a limited liability company. HollySys expects that the process of changing from a joint stock company to a limited liability company will be initiated by the stockholders of Beijing HollySys shortly after the closing of this stock purchase transaction. In order to change from a joint stock company to a limited liability company, Beijing HollySys will have to apply to the Beijing Administration of Industry and Commerce to change its registration. Beijing HollySys also will be changing from a PRC domestic enterprise to a foreign invested enterprise (“FIE”) after the closing of the stock purchase transaction. In order to become an FIE , Beijing HollySys will have to obtain approval from the Ministry of Commerce (MOFCOM) or its local counterparts (the “Commerce Authority”), obtain foreign investment exchange registration with SAFE and file a foreign invested enterprise registration with the Beijing Administration of Industry and Commerce. The required administrative proceedings to effect these changes are expected to take approximately six months. See “Regulatory Matters,” below, for further discussion of the processes by which these changes will take place.

Guantao Law Firm, counsel for Gifted Time Holdings and HollySys, has opined that the consignment agreements are valid and enforceable under the laws of the PRC. As a result, Gifted Time Holdings is the beneficial owner of the 74.11% equity interests of Beijing HollySys, although not the owner of record. A copy of Guantao’s opinion is filed as an exhibit to the Registration Statement of which this joint proxy/prospectus forms a part.

The Business Combination

The stock purchase agreement provides for Chardan to form a wholly owned subsidiary under the laws of the British Virgin Islands, under the name “HLS Systems International Limited” (“HLS”). At the time of closing of the stock purchase agreement, Chardan will merge with and into HLS for the purpose of redomestication out of the United States to secure future tax benefits and greater corporate flexibility to structure the business of Gifted Time Holdings within China and effect acquisitions and reorganizations under Chinese law. Simultaneously with the redomestication merger, HLS will acquire all of the issued and outstanding common stock of Gifted Time Holdings, gaining control of the three HollySys operating companies pursuant to existing stock consignment agreements dated December 30, 2005, and share transfer agreements dated January 12, 2006 between Gifted Time Holdings and the stockholders of HollySys. Following consummation of the stock purchase agreement, the exchange offer and the redomestication merger, Gifted Time Holdings will continue as a wholly-owned subsidiary of HLS and owner of the stated interests in HollySys. Pursuant to the redomestication merger, all of the Chardan common stock held by Chardan’s stockholders will be converted into common stock in HLS on a one-to-one basis and the outstanding warrants issued by Chardan will be assumed by HLS.

Under the stock purchase agreement, Advance Pacific will be paid an aggregate of $30,000,000 in cash and will receive 22,200,000 shares of HLS common stock for all the outstanding common stock of Gifted Time Holdings. Chardan will defer paying a portion of the cash payment (at least $3 million, and possibly as much as $7 million, depending on the amount of funds remaining in the trust account in the event that any of Chardan’s stockholders exercise their conversion rights). The amount of the cash payment that will be deferred will be determined at closing and will equal the sum of $3,000,000 plus two-thirds of the difference between the funds in the trust account (following the exercise of any conversion rights by Chardan stockholders) and $30,000,000. The deferred portion of the cash purchase price is not payable until HLS receives at least $60 million of additional financing as a result of the exercise of warrants, the successful completion of a secondary offering or the private investment into HLS by a strategic investor. HLS has not approached any investors regarding additional financing.  Alternatively, the deferred portion of the purchase price is payable to the extent of 50% of net positive cash flow generated by Gifted Time Holdings in any fiscal year ending after the closing of the stock purchase.

As additional consideration, Advance Pacific will be issued up to an aggregate of 11,000,000 shares of HLS common stock (2,000,000 per year for the first four years and 3,000,000 for the final year, each year on an all-or-none basis) for each of the next five years beginning with fiscal 2007 if, on a consolidated basis, HLS generates after-tax profits (excluding after-tax operating profits from any subsequent acquisitions of securities that have a dilutive effect) of at least the following amounts:

Year ending December 31,	After-Tax Profit
2007	$23,000,000
2008	$32,000,000
2009	$43,000,000
2010	$61,000,000
2011	$71,000,000

The above contemplates that HollySys, which is currently on a June 30 fiscal year, will adopt a calendar year fiscal year following the completion of the stock purchase.

Chardan and Advance Pacific plan to complete the stock purchase promptly after the Chardan special meeting, provided that:

•	Chardan’s stockholders have approved the stock purchase agreement and the redomestication merger proposals;

•
holders of 20% or more of the shares of common stock issued in Chardan’s initial public offering do not both vote against the stock purchase proposal and demand conversion of their shares into cash; and

•	the other conditions specified in the stock purchase agreement have been satisfied or waived.

The Stock Purchase Agreement

The stock purchase agreement, as amended, is included as an annex to this proxy statement/prospectus. The parties have entered into four amendments to the stock purchase agreement, which have been incorporated into the amended and restated stock purchase agreement which is discussed in more detail under the heading “The Stock Purchase Agreement.” We encourage you to read the stock purchase agreement. It is the legal document that governs the stock purchase and the other transactions contemplated by the stock purchase agreement. It is also described in detail elsewhere in this proxy statement/prospectus.

The Chardan Stock Option Plan

The stock option plan reserves 3,000,000 shares of Chardan common stock for issuance in accordance with the plan’s terms. Chardan does not intend to grant any options or other awards under this plan; instead, the plan will be available for use by the Board of Directors of HLS following the redomestication merger. The purpose of the stock option plan is to enable Chardan (or HLS following the redomestication merger) to offer its employees, officers, directors and consultants whose past, present and/or potential contributions have been, are or will be important to the success of the company, an opportunity to acquire a proprietary interest in Chardan (or HLS). The various types of awards that may be provided under the stock option plan will enable Chardan to respond to changes in compensation practices, tax laws, accounting regulations and the size and diversity of its business. Upon the redomestication merger, HLS will assume the plan and it and will be administered by the board of directors of HLS using the common stock of HLS instead of Chardan common stock.

The stock option plan is included as an annex to this proxy statement/prospectus. We encourage you to read the stock option plan in its entirety.

Management

After the consummation of the stock purchase and of the redomestication merger, the board of directors of the surviving corporation will be Dr. Wang Changli, Madame Qiao Li, Kerry S. Propper, Jerry Zhang, Youxian Sun, Lewis Solomon and Leonard Hafetz.

Each of Madame Qiao Li and Dr. Wang Changli will enter into a three-year employment agreement with Gifted Time Holdings. Madame Qiao Li will be employed as Chairman, and Dr. Wang will be chief executive officer. Dr. Wang will also enter into an employment agreement with Beijing HollySys.

Special Meeting of Chardan ’s Stockholders

The special meeting of the stockholders of Chardan will be held at _____ a.m., Pacific Time, on ____________, 2007, at Chardan’s offices at 625 Broadway, Suite 1111, San Diego, California, 92101 to approve the stock purchase, the redomestication merger and the stock option plan proposals.

Approval of Advance Pacific

Advance Pacific has approved the stock purchase proposal and the transactions contemplated thereby by virtue of the execution of the stock purchase agreement.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the special meeting if you owned shares of Chardan common stock at the close of business on ____________, 2007, which is the record date for the special meeting. You will have one vote for each share of Chardan common stock you owned at the close of business on the record date. Chardan warrants do not have voting rights. On the record date, there were __________ outstanding shares of Chardan common stock.

Vote Required to Approve the Proposals

The approval of the stock purchase agreement proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Chardan common stock on the record date.

The approval of the redomestication merger proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Chardan common stock on the record date and the holders of a majority of the shares of Chardan common stock issued in its initial public offering in August 2005.

The approval of the stock option plan proposal will require the affirmative vote of the holders of a majority of the shares represented and entitled to vote at the meeting.

Relation of Proposals

The stock purchase will not be consummated unless the redomestication merger proposal is approved, and the redomestication merger will not be consummated unless the stock purchase proposal is approved. The approval of the stock option plan is not a condition to consummation of either the stock purchase or the redomestication merger proposals.

Conversion Rights

Pursuant to Chardan’s Certificate of Incorporation, a holder of shares of Chardan’s common stock issued in its initial public offering may, if the stockholder votes against the stock purchase, demand that Chardan convert such shares into cash. This demand must be made in writing at the same time that the stockholder votes against the stock purchase proposal. If so demanded, Chardan will convert each share of common stock into a pro rata portion of the trust account as of the record date. If you exercise your conversion rights, then you will be exchanging your shares of Chardan common stock for cash and will no longer own these shares. You will be entitled to receive cash for these shares only if you continue to hold these shares through the effective time of the stock purchase and then tender your stock certificate to the combined company. If the stock purchase is not completed, then these shares will not be converted into cash at that time.

The stock purchase will not be consummated if the holders of 20% or more of common stock issued in Chardan’s initial public offering (1,150,000 shares or more) exercise their conversion rights.

Appraisal Rights

Appraisal rights are available under the Delaware General Corporation Law for the stockholders of Chardan in connection with the redomestication merger proposal. The procedure to exercise appraisal rights is described more fully under the heading “Chardan Redomestication Merger - Appraisal Rights.”

Proxies

Proxies may be solicited by mail, telephone or in person. If you grant a proxy, you may still vote your shares in person if you revoke your proxy at or before the special meeting. The cost of soliciting proxies will be borne by Chardan. Chardan will solicit stockholders by mail through its regular employees, and may request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have stock of Chardan registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. Chardan may use the services of its officers, directors, and others to solicit proxies, personally or by telephone, without additional compensation.

Stock Ownership

On the record date, directors and executive officers of Chardan and their affiliates beneficially owned and were entitled to vote 1,250,000 shares of Chardan’s common stock, representing approximately 17% of the currently issued and outstanding shares of Chardan common stock. In connection with its initial public offering, Chardan and EarlyBird Capital, Inc. entered into agreements with each of the management shareholders, pursuant to which each management shareholder agreed to vote his shares of Chardan common stock (other than shares purchased in the open market) on the business combination in accordance with the majority of the votes cast by the holders of shares issued in connection with the initial public offering. All 1,250,000 shares of Chardan common stock held by the management shareholders are subject to Stock Escrow Agreements restricting the stockholder's ability to transfer those shares until August 2, 2008. These shares will be automatically converted into shares of HLS upon consummation of the redomestication merger. The HLS shares issuable to the management shareholders as a result of the redomestication merger will be subject to the terms of the Stock Escrow Agreements to the same extent as the shares of Chardan common stock are subject to the escrow immediately prior to the redomestication merger.

Chardan’s Board of Directors’ Recommendation

After careful consideration, Chardan’s board of directors has determined unanimously that the stock purchase plan proposal, the redomestication merger proposal, and the stock option proposal are fair to, and in the best interests of, Chardan and its stockholders. Chardan’s board has unanimously approved and declared advisable the stock purchase proposal, the redomestication merger proposal and the stock option plan proposal, and unanimously recommends that you vote or instruct your vote to be cast “FOR” the adoption of the stock purchase proposal, the redomestication merger proposal, and the stock option plan proposal. The board of directors did not obtain a fairness opinion.

Interests of Chardan Directors and Officers in the Stock Purchase

When you consider the recommendation of Chardan’s board of directors that you vote in favor of adoption of the stock purchase proposal, you should keep in mind that a number of Chardan’s executives and members of Chardan’s board have interests in the stock purchase agreement that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

•
if the stock purchase is not approved and Chardan fails to consummate an alternative transaction within the time allotted pursuant to its Certificate of Incorporation, Chardan will be required to liquidate. (Chardan does not expect that it will be able to complete an alternative transaction if the stock purchase is not approved.) In the event of liquidation, the shares of common stock held by Chardan’s officers and directors will be worthless because Chardan’s officers, directors and initial stockholders are not entitled to receive any liquidation proceeds. Additionally, any warrants held by such persons will expire worthless in the event of liquidation. Chardan’s officers and directors hold 1,250,000 shares of Chardan common stock with an aggregate market value of $_______ as of _________, 2007, and Chardan’s officers and directors hold 220,000 shares issuable upon exercise of warrants, which have an aggregate market value of $_______ as of _________, 2007;

•	after the completion of the stock purchase, Mr. Kerry Propper will serve as a member of the board of directors of HLS; and

•
the management of HollySys, which after the completion of the stock purchase will be the management of HLS, has agreed in principle to retain Chardan Capital, LLC, an affiliate of Dr. Propper, Chardan’s Chairman, to provide a variety of ongoing services to HollySys. These services will include the following: assistance with compiling and formatting filings required under securities laws (but not including legal advice); working with HLS legal and accounting professionals to assist HLS in achieving and maintaining compliance with the applicable requirements of the Sarbanes-Oxley Act and U.S. accounting standards; establishing and maintaining the capabilities and procedures to manage relations with investors and the financial community effectively; and advising HLS regarding corporate structure and development, including any strategic business opportunities and their potential effects on the value of the company’s stock and overall business prospects. Chardan contemplates that these services will be provided on a month-to-month basis, terminable at will by HLS without penalty, for a monthly fee of $30,000, plus reimbursement of expenses incurred in performing the services. There is not yet a written agreement governing the services to be provided, although the parties may formalize the agreement, to include these and other terms, if the stock purchase occurs.

Conditions to the Completion of the Stock Purchase

Each of Chardan’s and Advance Pacific’s obligation to effect the stock purchase is subject to the satisfaction or waiver of specified conditions, including the following:

Conditions to Chardan’s and Advance Pacific’s obligations

•	Approval by Chardan’s stockholders of the stock purchase and redomestication merger proposals;

•	the absence of any order or injunction preventing consummation of the stock purchase;

•	the absence of any suit or proceeding by any governmental entity or any other person challenging the stock purchase or seeking to obtain from Advance Pacific or Chardan any damages;

•
at Chardan’s stockholders’ meeting, holders of less than 1,150,000 shares of common stock issued in Chardan’s initial public offering, vote against the stock purchase proposal and demand that Chardan convert their shares into a pro rata portion of the trust account; and

•
certain key members of the management team of HollySys will have entered into employment agreements in form and substance acceptable to Chardan, providing, among other things, for a term of three years at compensation levels in effect prior to the closing of the stock purchase and including intellectual property assignment and non-competition provisions to be in effect for a period of two years following termination of employment.

Conditions to Chardan’s obligations

•
Advance Pacific’s representations and warranties that are qualified as to materiality must be true and correct in all respects, and those not qualified as to materiality must be true and correct in all material respects, as of the date of completion of the stock purchase, except representations and warranties that address matters as of another date, which must be true and correct as of that other date, and Chardan must have received a certificate from Advance Pacific to that effect;

•	Advance Pacific must have performed in all material respects all obligations required to be performed by it;

•	Gifted Time Holdings will have acquired ownership or control of HollySys;

•
Advance Pacific must have received any required and unconditional approvals or consents of governmental authorities to the transfer of its shares, and Chardan must have received written confirmation that such approvals and consents have been received;

•
Chardan must have received a written opinion, dated as of the closing date, from Guantao Law Firm, counsel to Gifted Time Holdings and HollySys, relating to, among other things, the validity and enforceability of the stock consignment agreements;

•	there must not have occurred since the date of the stock purchase agreement any HollySys Material Adverse Effect, as defined in the stock purchase agreement; and

•
the Proxy Statement/Prospectus Information, as defined in the stock purchase agreement, accurately describes Gifted Time Holdings, HollySys and the business in which it is engaged, and Advance Pacific, and the Proxy Statement/Prospectus Information does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements in the Proxy Statement/Prospectus Information not misleading.

Conditions to Advance Pacific’s obligations

•
Chardan’s representation and warranty regarding the compliance of the stock purchase agreement and the agreements contemplated by the stock purchase agreement with the applicable provisions in Chardan’s Certificate of Incorporation must be true and correct in all respects, as of the date of completion of the stock purchase;

•	Chardan must have performed in all material respects all obligations required to be performed by them under the stock purchase agreement; and

•	there must not have occurred since the date of the stock purchase agreement any Chardan Material Adverse Effect, as defined in the stock purchase agreement.

No Solicitation

The stock purchase agreement contains detailed provisions prohibiting each of Chardan and Advance Pacific from seeking an alternative transaction. These covenants generally prohibit Chardan and Advance Pacific, as well as their officers, directors, subsidiaries, employees, agents and representatives, from taking any action to solicit an alternative acquisition proposal. The stock purchase agreement does not, however, prohibit Chardan from considering an unsolicited bona fide written superior proposal from a third party. The approval of the stock purchase agreement by Advance Pacific has already been given, and no proposal from a third party will be effective to revoke or withdraw that approval.

Termination, Amendment and Waiver

The stock purchase agreement may be terminated at any time prior to the consummation of the stock purchase, whether before or after receipt of the Chardan stockholder approval, as follows:

•	by mutual written consent of Chardan and Advance Pacific;

•	by either party if the other party amends a schedule and such amendment or supplement reflects a material adverse change in the condition, operations or prospects of its business;

•	by either party if the closing has not occurred by August 10, 2007 (unless such terminating party is in breach of any of its material covenants, representations or warranties);

•
by either party if the other party has breached any of its covenants or representations and warranties in any material respect and has not cured its breach within ten business days of the notice of an intent to terminate, provided that the terminating party is itself not in breach;

•
by Advance Pacific, if the board of directors of Chardan (or any committee thereof) shall have failed to recommend or withdraw or modify in a manner adverse to Gifted Time Holdings its approval or recommendation of the stock purchase agreement and any of the transactions contemplated thereby;

•
by Chardan if its board of directors shall have determined in good faith, based upon the advice of outside legal counsel, that failure to terminate the stock purchase agreement is reasonably likely to result in the board of directors breaching its fiduciary duties to stockholders by reason of a pending, unsolicited, bona fide written proposal for a superior transaction; or

•
by either party if, at the Chardan stockholder meeting, the stock purchase agreement and the redomestication merger shall fail to be approved and adopted by the affirmative vote of the holders of Chardan’s common stock, or 20% or more of the shares sold in Chardan’s initial public offering request conversion of their shares into the pro rata portion of the trust account in accordance with the Chardan Certificate of Incorporation.

Advance Pacific has no right to damages from Chardan or HLS and they have no right to any amount held in the trust account. Advance Pacific has agreed not to make any claim against Chardan and HLS that would adversely affect the business, operations or prospects of Chardan and HLS or the amount of the funds held in the trust account.

Quotation or Listing

Chardan’s outstanding common stock, warrants and units are quoted on the Over-the-Counter Bulletin Board. HLS has applied to have the HLS common stock, warrants and units quoted on the Nasdaq Global Market at the consummation of the stock purchase. The proposed Nasdaq symbols are HLSS, HLSSW and HLSSU. Seeking the Nasdaq listing is an obligation of Chardan under the stock purchase agreement. If Nasdaq listing is not achieved, management anticipates that the common stock, warrants and units will continue to trade on the OTCBB.

Indemnification by Gifted Time Stockholders

Advance Pacific has agreed to indemnify Chardan for breaches of their representations, warranties and covenants.

Comparison of Stockholders Rights

In connection with the consummation of the stock purchase agreement, Chardan has formed a wholly owned subsidiary under the laws of the British Virgin Islands, under the name of HLS Systems International Ltd. Chardan will, if the stock purchase proposal and redomestication merger proposal are approved, merge into HLS, effectively changing its jurisdiction of incorporation from Delaware to the British Virgin Islands. Chardan’s common stock will be converted into common stock of HLS. The rights of Chardan stockholders will change accordingly. A comparison of the rights of stockholders under Delaware and British Virgin Islands law is included elsewhere in this proxy statement/prospectus.

Material United States Federal Income Tax Consequences of the Stock Purchase

As described below under the heading “Material U.S. Federal Income Tax Considerations of the Redomestication Merger”, it is the opinion of DLA Piper US LLP, counsel to Chardan, that the redomestication merger will qualify as a reorganization for United States federal income tax purposes. Accordingly, no gain or loss should be recognized by Chardan stockholders as a result of their exchange of Chardan common stock for the common stock of HLS. Nevertheless, as a result of the redomestication merger, Chardan will be treated for United States federal income tax purposes as if it sold all of its assets to HLS. As a result, Chardan will recognize gain (but not loss) as a result of the redomestication merger equal to the difference, if any, between the adjusted tax basis in Chardan’s assets and such asset’s fair market value at the effective time of the redomestication merger. Chardan will not, however, recognize any gain or loss as a result of the purchase of HollySys stock, pursuant to the stock purchase agreement.

Accounting Treatment

The stock purchase transaction will be accounted for as a recapitalization of Gifted Time Holdings rather than as an acquisition. The financial statements of HLS will combine the historical statements of Gifted Time Holdings with the balance sheet of Chardan from the effective date of the stock purchase transaction.

Regulatory Matters

The stock purchase and the transactions contemplated by the stock purchase agreement are not subject to any federal or state regulatory requirement or approval, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or HSR Act, in the United States or British Virgin Islands, except for filings necessary to effectuate the transactions contemplated by the stock purchase and redomestication merger proposals with the State of Delaware and the British Virgin Islands. The stock transfer agreements between Gifted Time Holdings and Team Spirit Industrial Ltd. and OSCAF International Co. Ltd. required approval by the applicable Chinese governmental authorities under PRC law. Hangzhou HollySys received approval of the stock transfer agreements from the PRC Commerce Bureau on February 13, 2006. In order to remove the transfer restriction on the ownership interests held by Dr. Wang Changli in Beijing HollySys, Beijing HollySys will change its organizational form from a joint stock company to a limited liability company, which requires Beijing HollySys to change the registration of its organization at the Beijing Administration of Industry and Commerce. The changing of Beijing HollySys to a FIE must comply with the Regulation on the Merger and Acquisition of PRC Enterprises by Foreign Investors (“M&A Regulations”) , which came into effect on September 8, 2006. According to M&A Regulations , Beijing HollySys will be required to obtain approval from the appropriate Commerce Authority and will have to register with the Beijing Administration of Industry and Commerce, and thereafter will go through the registration formalities in the tax, customs, land administration and foreign exchange authorities. Aside from the administrative requirements and administrative approvals discussed above, the stock purchase and the transactions contemplated by the stock purchase agreement are not subject to any other foreign regulatory requirements or approvals.

The Consignment Agreements. Currently, Gifted Time has control over Beijing HollySys (and, until its liquidation occurs, Haotong, through Beijing HollySys) pursuant to stock consignment agreements entered into between Gifted Time and the BVI companies established by the stockholders of Beijing HollySys. We recognize that the consignee gains voting control and the economic benefits associated with ownership. In accordance with the advice of PRC counsel, a consignment arrangement does not provide the consignee with direct ownership, and it therefore does not amount to an "acquisition" under the new M&A Regulations promulgated on September 8, 2006, the Regulation on the Merger and Acquisition of PRC Enterprises by Foreign Investors . The conclusion is based on the fact that the definition of "acquisition" was never amended by the PRC regulators for purposes of the M&A Regulations, and as a result the original definition of "acquisition" from the Interim Provisions on the Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the "Interim M&A Provisions") is still applicable under the M&A Regulations. Pursuant to the Interim M&A Provisions (and thus the M&A Regulations) the captive company arrangement using consignment agreements is still permitted. Therefore, the changes resulting from the consignment agreement do not require any approval from PRC regulators under the Interim M&A Provisions or the M&A regulations. It is expected that after the consummation of the stock purchase transaction under the stock purchase agreement between Advance Pacific and Chardan, the exchange offer and the redomestication merger in which Chardan will merge with and into HLS, Gifted Time will acquire title to the consigned 74.11% ownership interests in Beijing HollySys. This transaction would trigger an approval requirement under the M&A Regulations, as discussed below.

The changing of Beijing HollySys from a joint stock company to a limited liability company and from a domestic enterprise to an FIE requires compliance with various Chinese regulations.

Change in Organizational Form of Beijing HollySys. The PRC Corporation Law prohibits directors or senior officers of a joint stock company (such as Beijing HollySys) from transferring more than 25% of their shareholding annually during their incumbency. Therefore, in order to remove such restrictions on stock transfer, the stockholders of Beijing HollySys will initiate the change of form of Beijing HollySys from a joint stock company to a limited liability company following the closing of the stock purchase transaction, and complete the relevant procedures prior to acquisition of 74.11% equity interests in Beijing HollySys by Gifted Time.

The change in organizational form of Beijing HollySys requires approval at a special stockholders’ meeting. According to PRC Corporation Law, a resolution on change of corporate form shall be adopted by stockholders representing 2/3 or more of the voting rights of the stockholders attending the meeting. Because the equity interests held by the parties who have entered into voting-together agreements and agreed to act in concert is already 74.11%, the consent of the minority owners on the change of form of Beijing HollySys will not be required. In accordance with the Articles of Association of Beijing HollySys, the meeting notice shall be sent by the board of directors to all stockholders 30 days prior to the meeting.

After approval by the stockholders, Beijing HollySys will apply to Beijing Administration of Industry and Commerce ( “ BAIC”) to change the registration of its organization, which procedure is expected to be completed within 30 days after BAIC receives a complete set of documents required from Beijing HollySys.

Acquisition of the 74.11% Ownership Interests in Beijing HollySys and Conversion of Beijing HollySys to an FIE. Upon the completion of the change in organizational form of Beijing HollySys, Dr. Wang Changli will promptly commence the process to transfer the ownership of his consigned Beijing HollySys common stock to Gifted Time Holdings. Since the stockholders who hold 74.11% of the equity interests in Beijing HollySys have agreed to act in concert, the transfer of 14.23% of the ownership interests in Beijing HollySys by Dr. Wang Changli to Gifted Time Holdings will cause the other stockholders who have entered into voting-together agreements with Dr. Wang Changli to act similarly.

As noted, the acquisition of 74.11% of the equity interests in Beijing HollySys by Gifted Time will be subject to the approval procedures in accordance with the M&A Regulations. Because Gifted Time Holdings acquired 60% equity interests in Hangzhou HollySys prior to September 8, 2006, the M&A Regulations do not apply to the acquisition of Hangzhou HollySys.

The M&A Regulations apply to two types of transactions: (1) equity acquisition by the purchase of equity interests or subscription to capital increases; and (2) asset acquisitions in the form of either a purchase of a domestic enterprise’s assets by a FIE established for that purpose or the contribution of purchased assets to establish a new FIE. According to M&A Regulations, acquisition of domestic enterprises (such as Beijing HollySys) by foreign investors (such as Gifted Time) is subject to strict examination and approval by the appropriate Commerce Authority. According to Article 21 of the M&A Regulations, foreign investors must submit the following documents to the appropriate Commerce Authority:

(1)
Resolution approved by the stockholders of the domestic limited liability company to be acquired concerning stock acquisition by the foreign investor, or resolution approved by the stockholders of the domestic joint stock company to be acquired concerning stock acquisition by the foreign investor;

(2)	The application to change from a domestic enterprise to an FIE after the acquisition;

(3)	The joint venture contract and the Articles of Association of the FIE established after the acquisition;

(4)	The stock purchase agreement or the agreement to subscribe for the increased capital by the foreign investor;

(5)	The audit report of the acquired enterprise for the most recent financial year;

(6)	The identity of the foreign investor or registration certificates and credit documents which must be notarized or legally certified;

(7)	The identification and introduction of the enterprises in which the acquired enterprise invests;

(8)	The copies of the business license of the acquired enterprise and its affiliated enterprises;

(9)	The arrangement plan of the employees of the acquired enterprise.

The acquired enterprise (such as Beijing HollySys) shall, within 30 days of receipt of Commerce Authority’s approval, register with appropriate Administration of Industry and Commerce and thereafter shall, within 30 days of receipt of the Business License from Administration of Industry and Commerce, go through the registration formalities in the tax, customs, land administration and foreign exchange authorities, etc. These required administrative proceedings are expected to take approximately six months. The licenses obtained by the acquired enterprise form foregoing authorities, including Business License from appropriate Administration of Industry and Commerce, Foreign Registration Certificate from appropriate Administration of Foreign Exchange, Tax Registration Certificate from appropriate Administration of Taxation and Customs Registration Certificate from appropriate Administration of Customs, etc., shall be subject to annual inspection by appropriate authorities.

The M&A Regulations set out, among other things, the following requirements:

•	The purchase price shall be based on a third party appraisal of the equity interests or assets acquired, and acquisition at a price obviously lower than the appraisal result is prohibited;

•
If the acquisition, and the gaining of actual control, of a domestic enterprise by a foreign investor involves an important industry, has or may have an impact on the national economic security or results in a transfer of “actual control” of companies having “famous Chinese brand names” or “well established Chinese brand names”, the parties shall report the matter to the Ministry of Commerce (“MOFCOM”).

•
The M&A Regulations also provide for antitrust review for certain large transactions or transactions involving large companies, if the transaction would lead to excessive market centralization, harm fair competition or harm the interests of consumers. Exemptions may be sought from the MOFCOM and State Administration of Industry and Commerce on the basis that: (i) the transaction will improve market competition, (ii) the transaction will restructure unprofitable entities and ensure employment, (iii) the transaction will introduce high technologies and increase international competitiveness, and (iv) the transaction will improve the environment.

•	In assets acquisitions, procedures must be followed to protect the rights of creditors of the acquired enterprise.

•
If, as a result of the transaction, the foreign investor has greater than 25% of the acquired enterprise’s registered capital, the acquired enterprise is entitled to the preferential treatments rendered to FIE; if the foreign investor has less than 25% of the acquired enterprise’s registered capital, the acquired enterprise does not have the right to FIE preferential treatments.

After Gifted Time acquires 74.11% equity interests in Beijing HollySys, Beijing HollySys will change from a domestic enterprise to an FIE. According to PRC laws, an FIE is entitled to following preferential treatments: (1) FIE may enjoy preferential tax treatment pursuant to current PRC laws; and (2) within the range of the surplus between total investment amount and the registered capital, an FIE may borrow foreign debt without approval of the Administration of Foreign Exchange. Currently, Beijing HollySys has already enjoyed a preferential enterprise income tax rate of 15% as a high-tech company, and such preferential tax rate will not be affected by the change of its status to an FIE. As long as Beijing HollySys continues operating in the high-tech industry and maintaining its high or new technology enterprise status, Beijing HollySys will be entitled to the same preferential enterprise income tax rate.

Haotong is a domestic enterprise, and such status will not be affected by change in status of Beijing HollySys from a domestic enterprise to a FIE.

Hangzhou HollySys has been an FIE since prior to the proposed transactions and its status and legal position will not be affected after the acquisition of 74.11%% equity interests in Being HollySys by Gifted Time Holdings.

Aside from the requirements and approvals discussed above, the stock purchase and the transactions contemplated by the stock purchase agreement are not subject to any other foreign regulatory requirements or approvals.

Board Solicitation

Your proxy is being solicited by the board of directors of Chardan on each of the three proposals being presented to the stockholders at the special meeting.

The Exchange Offer

HLS is offering to exchange one share of HLS common stock for each outstanding share of Gifted Time Preferred which is validly tendered and not properly withdrawn prior to the expiration date.

Reasons for the Exchange Offer

HLS is making the exchange offer to acquire control of the remaining equity interests of Gifted Time Holdings. Through the stock purchase agreement, HLS has already agreed to acquire all of the common stock of Gifted Time Holdings, which constitutes approximately 94.5% of the outstanding equity interests of Gifted Time Holdings.

Conditions of the Offer

HLS's obligation to exchange shares of HLS common stock for Gifted Time Preferred pursuant to the exchange offer is subject to several conditions including approval by the stockholders of Chardan and the consummation of the purchase of the common stock of Gifted Time Holdings. The offer is subject to certain additional conditions referred to below under the section captioned “The Exchange Offer—Conditions of The Offer.”

Extension, Termination and Amendment

To the extent legally permissible, HLS reserves the right, in its sole discretion, at any time or from time to time:

•	to extend, for any reason, the period of time during which the exchange offer is open;

•
to delay acceptance for exchange of, or exchange of, any Gifted Time Preferred pursuant to the exchange offer, or to terminate the exchange offer and not accept or exchange any Gifted Time Preferred not previously accepted or exchanged, upon the failure of any of the conditions of the exchange offer to be satisfied prior to the expiration date; and

•	to waive any condition or otherwise amend the exchange offer in any respect.

In addition, HLS may terminate the exchange offer and not exchange shares of Gifted Time Preferred that were previously tendered if completion of the exchange offer is illegal or if a governmental authority has commenced or threatened legal action related to the exchange offer.

Exchange of Gifted Time Preferred; Delivery of Shares of HLS Common Stock

Upon the terms and subject to the conditions of the exchange offer (including, if the exchange offer is extended or amended, the terms and conditions of any such extension or amendment), HLS will accept for exchange, and will exchange for HLS common stock, all shares of Gifted Time Preferred validly tendered and not properly withdrawn as promptly as practicable after the expiration date. If HLS elects to provide a subsequent offering period following the expiration of the offer, shares of Gifted Time Preferred tendered during such subsequent offering period will be accepted for exchange immediately upon tender and will be promptly exchanged.

Withdrawal Rights

Holders of Gifted Time Preferred can withdraw tendered shares of Gifted Time Preferred at any time until the expiration date and, if HLS, has not agreed to accept the shares of Gifted Time Preferred for exchange by ____________, 2007, you can withdraw them at any time after such date until HLS accepts shares of Gifted Time Preferred for exchange. If HLS decides to provide a subsequent offering period, HLS will accept shares of Gifted Time Preferred tendered during that period immediately, and thus you will not be able to withdraw shares of Gifted Time Preferred tendered during any subsequent offering period.

Procedure for Tendering Gifted Time Preferred Shares

The procedure for tendering shares of Gifted Time Preferred requires execution of a letter of transmittal and delivery of that document and your shares of Gifted Time Preferred to HLS. We urge you to read the section captioned “The Exchange Offer—Procedure for Tendering ” as well as the transmittal materials for more information.

Risk Factors

Upon the consummation of the exchange offer, the combined company will be subject to several risks. In deciding whether to tender your shares of Gifted Time Preferred pursuant to the exchange offer, you should carefully read and consider the risk factors contained in the section captioned “ Risk Factors .”

Ownership of HLS After the Offer

HLS estimates that former holders of Gifted Time Preferred will own, in the aggregate, approximately 4% of the outstanding shares of HLS common stock, prior to any issuances upon exercise of warrants or achievement of the after-tax profit goals. See the section captioned “The Exchange Offer—Ownership of HLS After the Offer.”

SELECTED HISTORICAL FINANCIAL  DATA

We are providing the following financial information to assist you in your analysis of the financial aspects of the stock purchase. We derived historical information for Gifted Time Holdings Limited from the audited consolidated financial statements of Gifted Time Holdings, Limited as of and for each of the years ended June 30, 2004, 2005 and 2006. The selected historical financial data for the year ended June 30, 2002 and for the nine months ended March 31, 2007 is unaudited. The selected historical financial data for the year ended June 30, 2003 is based on audited financial statements that are not included with this filing. The unaudited financial information includes all adjustments, consisting only of normal and recurring adjustments, that Gifted Time Holdings considers necessary for a fair presentation of its financial position and operating results for the periods presented. The consolidated financial statements are prepared and presented in accordance with generally accepted accounting principles in the United States, or U.S. GAAP. We derived the Chardan historical information from the audited financial statements for the period ended December 31, 2005 and year ended December 31, 2006. The selected historical financial statements for the three months ended March 31, 2007 is unaudited. The unaudited financial information includes all adjustments, including only normal adjustments, that Chardan considers necessary for a fair presentation of its financial position and results of operations for the period presented. The selected financial data information is only a summary and should be read in conjunction with each company’s historical consolidated financial statements and related notes contained elsewhere herein. The financial statements contained elsewhere fully represent the financial condition and operations of the companies that will be combined to form HLS, whose shares are being offered in this registration statement. The historical results included below and elsewhere in this proxy statement/prospectus are not indicative of the future performance of Gifted Time Holdings, Chardan or the combined company resulting from the business combination.

GIFTED TIME HOLDINGS’ HISTORICAL FINANCIAL  DATA

	Years Ended June 30,					Nine Months Ended March 31,
	2002	2003	2004	2005	2006	2007
Statement of Income Data	(Unaudited)	(Unaudited)				(Unaudited)
Revenue	$28,569,576	$35,985,608	$53,074,256	$79,572,832	$89,916,604	$68,320,498
Gross margin	30.84%	31.61%	28.58%	31.3%	35.6%	34.9%
Operating income	3,262,957	3,515,563	7,431,631	13,875,018	18,994,434	13,222,308
Subsidy income	212,577	634,612	2,782	2,292,880	4,355,367	3,337,748
Net income (1)	1,664,779	2,227,134	4,735,276	13,703,521	18,051,255	11,858,174
Weighted average common shares	22,200,000	22,200,000	22,200,000	22,200,000	22,200,000	22,277,717
Income per share (1)	0.07	0. 10	0.21	0.62	0.81	0.53
Cash dividends declared per share	-	-	-	0.06	0.07	-

	At June 30,					March 31,
	2002	2003	2004	2005	2006	2007
Balance Sheet Data						(Unaudited)
Total current assets	$28,975,207	$35,668,012	$57,507,123	$78,478,569	$96,958.442	$112,113,915
Total assets	39,429,145	47,202,013	70,006,021	96,064,098	120,024,159	137,922,715
Total current liabilities	23,028,811	24,823,166	45,723,094	56,081,886	60,032,366	86,632,505
Long-term liability	6,826,062	9,664,871	5,195,370	6,645,321	5,629,011	3,844,400
Minority Interest	2,478,779	3,338,627	4,425,419	6,334,435	9,801,634	11,944,369
Stockholders’ equity	7,095,493	9,325,349	14,662,138	27,002,456	44,561,148	35,461,441

(1)
Gifted Time and Chardan have no discontinued operations, therefore net income (loss) and net income (loss) per share has been provided in lieu of income (loss) from continuing operations and income (loss) from continuing operations per share.

CHARDAN HISTORICAL FINANCIAL INFORMATION

	For the Period From March 10, 2005 (Inception) to December 31, 2005	For the Year Ended December 31, 2006	For the three months Ended March 31, 2007
Revenue	$-	-
Interest income on trust account	$347,871	830,429	203,941
Net loss (1)	$(105,992)	(368,117)	(44,665)
Net loss per share (1)	$(.03)	(0.05)	(.01)
Dividends paid per share	$-	-	-
Total assets (including cash deposited in trust account in 2005)	$31,353,114	31,613,416	31,885,674
Common shares subject to possible conversion	$5,964,017	5,964,017	5,964,017
Stockholders’ equity	$24,905,084	24,536,967	24,492,302

Notes:

(1)
Gifted Time and Chardan have no discontinued operations, therefore net income (loss) and net income (loss) per share has been provided in lieu of income (loss) from continuing operations and income (loss) from continuing operations per share.

SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The stock purchase transaction will result in shareholders in Gifted Time Holdings obtaining a majority of the voting interests in Chardan Sub (subsequently named HLS Systems International Ltd.). Generally accepted accounting principles require that the company whose shareholders retain the majority voting interest in a combined business be treated as the acquirer for accounting purposes. Since Chardan does not have any assets with operating substance except cash, the transaction has been accounted for as reorganization and recapitalization of Gifted Time Holdings. The cash of $30 million to be paid to Advance Pacific will be accounted for as a capital distribution. The stock purchase transaction utilizes the capital structure of Chardan and the assets and liabilities of Gifted Time Holdings are recorded at historical cost. Although Gifted Time Holdings will be deemed to be the acquiring company for accounting and financial reporting purposes, the legal status of Chardan Sub (subsequently named HLS Systems International Ltd.) as the surviving corporation will not change.

We have presented below selected unaudited pro forma combined financial information that reflects the result of the stock purchase transaction and is intended to provide you with a better picture of what our businesses might have looked like had they actually been combined. The combined financial information may have been different had the companies actually been combined. The selected unaudited pro forma combined financial information does not reflect the effect of asset dispositions, if any, or cost savings that may result from the stock purchase. You should not rely on the selected unaudited pro forma combined financial information as being indicative of the historical results that would have occurred had the companies been combined or the future results that may be achieved after the stock purchase. The following selected unaudited pro forma combined financial information has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes thereto included elsewhere in this proxy statement/prospectus.

	Three Months ended March 31, 2007		Year ended December 31, 2006
	Assuming Maximum Approval	Assuming Minimum Approval	Assuming Maximum Approval	Assuming Minimum Approval

Revenue	19,813,245	19,813,245	88,991,831	88,991,831
Net income	2,267,627	2,267,627	18,477,462	18,477,462
Net income per share-basic	$0.07	$0.08	$0.61	$0.63
Net income per share-diluted	$0.06	$0.07	$0.51	$0.53
Cash dividends declared per share	-	-	$0.05	$0.06

	March 31, 2007
Total assets	143,841,606	138,258,564
Long-term debt excluding current portion	3,884,400	3,884,400
Stockholders’ equity	36,261,819	29,953,743

COMPARATIVE PER SHARE INFORMATION

The following table sets forth selected historical per share information of Gifted Time Holdings and Chardan and unaudited pro forma combined per share ownership information of Gifted Time Holdings and Chardan after giving effect to the stock purchase proposal of Gifted Time Holdings, which includes control of the Gifted Time Holdings Operating Companies and the merger between the Chardan and HLS, assuming a maximum level and a minimum level of approval of the stock purchase by Chardan stockholders who exercise their conversion and/or appraisal right. The stock purchase transaction will be accounted for as a recapitalization of Gifted Time Holdings.

You should read this information in conjunction with the selected historical financial information, included elsewhere in this proxy statement/prospectus, and the historical financial statements of Gifted Time Holdings and Chardan and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited Gifted Time Holdings and Chardan pro forma combined per share information is derived from, and should be read in conjunction with, the Unaudited Pro Forma Combined Financial Information and related notes included elsewhere in this proxy statement/prospectus. The historical per share information of Gifted Time Holdings was derived from its audited financial statements as of and for the years ended June 30, 2004, June 30, 2005 and June 30, 2006 and the nine months ended March 31, 2007.

The unaudited pro forma combined per share information does not purport to represent what the actual results of operations of HollySys and Chardan would have been had the companies been combined or to project the Gifted Time Holdings and Chardan results of operations that may be achieved after the stock purchase.

Number of shares of common stock assumed to be issued in stock purchase:	Gifted Time	Chardan (2)		Combined Company (2)
Assuming maximum approval	23,500,000	7,000,000		30,500,000
	77.05%	22.95%		100%
Assuming minimum approval	23,500,000	5,850,575		29,350,575
	80.07%	19.93%		100%
Net income (loss) per share - historical on weighted average basis
Year ended June 30, 2004:	$0.21
Year ended June 30, 2005:	$0.62
Year ended June 30, 2006:	$0.81
Nine months ended March 31, 2007	$0.53
Year ended December 31, 2005:		(0.03	)(1)
Twelve months ended December 31, 2006		(0.05)
Three months ended March 31, 2007:		(0.01)
Net income per share - pro forma on weighted average basis - diluted
Year ended December 31, 2005
under maximum approval assumption				0.52
under minimum approval assumption				0.53
Twelve months ended December 31, 2006
under maximum approval assumption				0.51
under minimum approval assumption				0.53
Three months ended March 31, 2007:
Under maximum approval assumption				0.06
Under minimum approval assumption				0.07
Cash dividends declared per share:
Year ended June 30, 2004	-	-		-
Year ended June 30, 2005	$0.06	-		0.05
Year ended June 30, 2006	$0.07	-		0.06
Nine months ended March 31, 2007	-	-		-
Net assets at book value per share - March 31, 2007	$1.60	$4.19	(3)	1.02 (3)
Net assets at book value per share - June 30, 2006	$2.01
Net assets at book value per share - December 31, 2006		4.19	(3)

Notes:

(1)	Operations of Chardan are for the period from March 10, 2005 (inception) to December 31, 2006.

(2)
Historical per share amounts for Chardan were determined based upon the actual weighted average shares outstanding during the periods presented. The combined pro forma per share amounts for Chardan and Gifted Time Holdings were determined based upon the assumed number of shares to be issued under the two different levels of approval at June 30, 2006.

(3)
Calculated based on the minimum approval, to record refund of funds ($5,964,017 plus $344,059 and $293,106 for related interest at March 31, 2007 and December 31, 2006 respectively) to dissenting stockholders.

MARKET PRICE INFORMATION

Chardan’s common stock, warrants and units are each quoted on the Over-the-Counter Bulletin Board under the symbols CNCA, CNCAW and CNCAU, respectively. Chardan’s units commenced public trading on August 5, 2005 and its common stock and warrants commenced public trading on August 31, 2005. The closing price for each share of common stock, warrant and unit of Chardan on February 1, 2006, the last trading day before announcement of the execution of the stock purchase agreement was $6.78, $2.82 and $12.25, respectively.

In connection with the stock purchase, HLS has applied for the quotation of the combined company’s common stock, warrants and units on the Nasdaq Global Market. The proposed symbols are HLSS, HLSSW and HLSSU. Management anticipates that, if Nasdaq approves this listing, it will be concurrent with the consummation of the redomestication merger. If the listing on Nasdaq is not approved, management expects that the common stock, warrants and units will continue to trade on the OTCBB. Currently there is no trading market for any securities of HLS, and there can be no assurance that a trading market will develop.

The table below sets forth, for the calendar quarters indicated, the high and low closing prices of the Chardan common stock, warrants and units as reported on the Over-the-Counter Bulletin Board. The over-the-counter market quotations reported below reflect inter-dealer prices, without markup, markdown or commissions and may not represent actual transactions.

	Over-the-Counter Bulletin Board
	Chardan Common Stock				Chardan Warrants				Chardan Units
	High		Low		High		Low		High		Low
2005 Third Quarter		$6.00		$5.17		$1.15		$0.70		$7.50		$6.15
2005 Fourth Quarter		$5.75		$5.15		$1.86		$1.01		$9.30		$7.20
2006 First Quarter		$12.90		$5.74		$7.38		$1.65		$27.50		$9.10
2006 Second Quarter		$12.60		$7.45		$7.45		$2.60		$27.40		$12.50
2006 Third Quarter		$9.40		$7.02		$4.60		$2.50		$18.75		$12.00
2006 Fourth Quarter		$8.68		$8.53		$3.60		$3.59		$16.40		$16.00
2007 First Quarter		$8.70		$7.75		$3.65		$2.80		$15.85		$13.40
2007 Second Quarter	$	____	$	____	$	____	$	___	$	____	$	____

Holders

As of February 8, 2007, there was one holder of record of the units, seven holders of record of the common stock and one holder of record of the warrants. Chardan believes that there are more than 400 beneficial holders of each of the units, common stock and warrants.

It is anticipated that the number of holders of HLS units, common stock and warrants after the redomestication merger will be approximately the same as the number of holders of Chardan common stock. Immediately thereafter the number of holders of common stock will be increased by up to 16 persons by the issuance of shares in the acquisition of Gifted Time Holdings through the stock purchase and the exchange offer.

Dividends

Chardan has not paid any dividends on its common stock to date and does not intend to pay dividends prior to the completion of a business combination.

The payment of dividends by HLS in the future will be contingent upon revenues and earnings, if any, capital requirements and general financial condition of Gifted Time Holdings subsequent to completion of a business combination. The payment of any dividends subsequent to a business combination will be within the discretion of the then board of directors. It is the present intention of the board of directors to retain all earnings, if any, for use in the business operations and, accordingly, the board does not anticipate declaring any dividends in the foreseeable future.

RISK FACTORS

You should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before you decide whether to vote or instruct your vote to be cast to adopt the stock purchase proposal.

If we complete the acquisition of Gifted Time Holdings, HLS will be subject to a number of risks. You should carefully consider the risks we describe below and the other information included in this proxy statement/prospectus before you decide how you want to vote on the stock purchase proposal. Following the closing of the stock purchase, the market price of our common stock could decline due to any of these risks, in which case you could lose all or part of your investment. In assessing these risks, you should also refer to the other information included in this proxy statement/prospectus, including our consolidated financial statements and the accompanying notes. You should pay particular attention to the fact that we would become a holding company with substantial operations in China. As a result, we would be subject to legal and regulatory environments that differ in many respects from those of the U.S. Our business, financial condition or results of operations could be affected materially and adversely by any of the risks discussed below.

We have control of Beijing HollySys only through contractual agreements with shareholders of Beijing HollySys (i.e., the stock consignment agreements), which may not be as effective as direct ownership because of potential violations of the consignment agreements and our uncertain ability to enforce those agreements.

At the closing of the stock purchase, we will have control of Beijing HollySys (and, until its liquidation, of Haotong, through Beijing HollySys) only pursuant to stock consignment agreements entered into between Gifted Time Holdings and the BVI companies established by the stockholders of Beijing HollySys. While the terms of these contractual agreements provide us with voting control and the economic interests associated with the stockholders’ equity interest in Beijing HollySys, these contractual agreements may not be as effective in providing us with control over Beijing HollySys as direct ownership, because we must rely on the performance of the respective stockholders under the agreements. If those stockholders fail to perform their respective obligations under the agreements, we may have to expend substantial resources to enforce those agreements. In the event that the consignment agreements are not honored or enforced, we would lose the control of Beijing HollySys to the extent that legal title to the stock that is the subject of those agreements had not been previously transferred to Gifted Time Holdings. In the event that Advance Pacific is able to pay the $200 million note that was incurred in connection with the financing transaction in December 2006, the consignors will have received all of the economic benefit to be realized through such agreements directly, rather than through ownership of stock in Gifted Time Holdings, which may reduce their incentive to honor the consignment agreements.

If U.S. shareholders sought to sue HollySys’ officers or directors, it may be difficult to obtain jurisdiction over the parties and access the assets located in the PRC.

Because most of our officers and directors will reside outside of the U.S., it may be difficult, if not impossible, to acquire jurisdiction over these persons in the event a lawsuit is initiated against us and/or our officers and directors by shareholders in the U.S. It also is unclear if extradition treaties now in effect between the U.S. and the PRC would permit effective enforcement of criminal penalties of the Federal securities laws. Furthermore, because substantially all of our assets are located in the PRC it would also be extremely difficult to access those assets to satisfy an award entered against us in U.S. court. Moreover, we have been advised that the PRC does not have treaties with the U.S. providing for the reciprocal recognition and enforcement of judgments of courts. As a result, it may not be possible for investors in the U.S. to enforce their legal rights, to effect service of process upon our directors or officers or to enforce judgments of U.S. courts predicated upon civil liabilities and criminal penalties of our directors and officers under Federal securities laws.

Being a foreign private issuer exempts us from certain Securities and Exchange Commission requirements that provide stockholders the protection of information that must be made available to stockholders of United States public companies.

Upon consummation of the redomestication merger we will be a foreign private issuer within the meaning of the rules promulgated under the Securities Exchange Act of 1934. As such, we will be exempt from certain provisions applicable to United States public companies including:

•  The rules requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

•  The sections of the Securities Exchange Act regulating the solicitation of proxies, consents or authorizations with respect to a security registered under the Securities Exchange Act;

•  Provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information; and

•  The sections of the Securities Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and establishing insider liability for profits realized from any "short swing" trading transactions (i.e., a purchase and sale, or a sale and purchase, of the issuer's equity securities within less than six months).

Because of these exemptions, our stockholders will not be afforded the same protections or information generally available to investors holding shares in public companies organized in the United States.

HollySys may experience trade barriers in expanding to its targeted emerging markets and may be subject to tariffs and taxes that will result in significant additional costs for HollySys’ business and products.

HollySys may experience barriers to conducting business and trade in its planned expansion to its targeted emerging markets (initially India and Pakistan). These barriers may be in the form of delayed customs clearances, customs duties or tariffs. In addition, HollySys may be subject to repatriation taxes levied upon the exchange of income from local currency into foreign currency, substantial taxes of profits, revenues, assets and payroll, as well as value-added tax. The markets into which HollySys may expand may impose onerous and unpredictable duties, tariffs and taxes on its business and products. These barriers or expenses could have an adverse effect on the operations and financial results of HollySys.

Cessation of or changes to certain government incentives for high technology companies may result in increased tax liabilities.

The Chinese government and various provincial governments have provided various incentives to high technology companies in order to encourage development of the domestic high technology industry. Such incentives include reduced tax rates and other measures.

HollySys is currently enjoying a reduction of income tax rates under the central government and provincial government laws. Each of Beijing HollySys and Beijing HollySys Haotong (Haotong) is registered in a high-tech zone located in Beijing and has been deemed as a high-tech company by the Beijing Commission of Science and Technology. As a result, each company is entitled to a preferential enterprise income tax rate of 15%, so long as it continues to operate in the high-tech zone and maintains its high or new technology enterprise status. Haotong also has received a 100% exemption of income tax for three years ending December 31, 2003 and a 50% exemption of income tax for three years from January 1, 2004 to December 31, 2006.

Hangzhou HollySys is registered as an FIE (because of its majority ownership by Team Spirit and OCSAF, and now Gifted Time Holdings) conducting production functions. Under the provisional regulations that are applicable to Hangzhou HollySys, the 30% income tax rate belonging to the central government was reduced to 24%, and the 3% income tax rate belonging to the local government was reduced to 2.4%. Accordingly, the applicable income tax of Hangzhou HollySys was 26.4% at the start of 2006. In accordance with the foreign invested enterprise income tax law, Hangzhou HollySys is entitled to receive a 100% exemption of income tax for two years and a 50% exemption of income tax for the three years beginning January 1, 2006. Hangzhou HollySys generates a taxable income on a continuing basis. During the fiscal years ended June 30, 2004 and 2005, Hangzhou HollySys was still under 100% exemption status. Beginning January 1, 2006, Hangzhou HollySys used a 13.2% tax rate for determining its tax liabilities; but after January 1, 2009, it will use a 26.4% tax rate for income tax purposes. However, on December 23, 2006, Hangzhou HollySys received a notice from the Hangzhou income tax authority, which indicated that the income tax rate applicable to Hangzhou HollySys should be adjusted to 16.5% effective January 1, 2006 in accordance with relevant regulations regarding the development zones, as Hangzhou HollySys is located in a development zone recognized by the Ministry of Land and Resource in China. On that basis, since January 1, 2006, Hangzhou HollySys has used an 8.25% tax rate for determining its tax liabilities; but after January 1, 2009, it will use a 16.5% tax rate for income tax purposes.

Normally, domestic enterprises in China are subject to a 33% income tax rate. The Chinese government has indicated that it intends to eliminate differences between the applicable tax rates of PRC domestic and foreign invested enterprises, but the schedule for the unification of tax rates has not yet been established. If this happens, it may have a material adverse effect on Hangzhou HollySys.

As these tax benefits expire, the effective tax rate will increase significantly, and any increase in HollySys’ enterprise income tax in the future could have a material adverse effect on our financial condition and results of operations.

In addition, the local governments in Beijing and Hangzhou have provided subsidies from value added tax collections to encourage Beijing HollySys’, Haotong’s and Hangzhou HollySys’ research and development efforts and other subsidies to Beijing HollySys for enterprise development purposes. Early in fiscal 2005 the local government in Beijing provided specified subsidies to offset interest expenses to encourage Beijing HollySys’ research and development efforts. The subsidies from value added tax collections will cease at the end of 2010. The receipt of government subsidies by HollySys during the past three years has accounted for 23.31%, 21.55% and 27.11%, respectively, of income before income tax on a gross basis. The change in ownership structure of Beijing HollySys after the completion of the acquisition by Gifted Time Holdings will not impact the government subsidies received by the HollySys operating companies. However, HollySys is unable to anticipate whether or not the Chinese government will change its subsidies policy in the future, and HollySys may not continue to receive other subsidies from the local government in the future. If governmental subsidies were reduced or eliminated, HollySys’ after-tax income would be adversely affected.

Because Chinese law will govern almost all of HollySys material agreements, we may not be able to enforce our legal rights within the PRC or elsewhere, which could result in a significant loss of business, business opportunities, or capital.

Chinese law will govern almost all of the material agreements of HollySys. Our PRC subsidiaries may not be able to enforce their material agreements, and remedies may not be available outside of the PRC. The system of laws and the enforcement of existing laws in the PRC may not be as certain in implementation and interpretation as in the U.S. The Chinese judiciary is relatively inexperienced in enforcing corporate and commercial law, leading to a higher than usual degree of uncertainty as to the outcome of any litigation. The inability to enforce or obtain a remedy under any of our future agreements could result in a significant loss of business, business opportunities or capital.

In the redomestication transaction, we will become a British Virgin Islands company and, because the rights of shareholders under British Virgin Islands law differ from those under U.S. law, you may have fewer protections as a shareholder.

Following the redomestication merger, our corporate affairs will be governed by our Memorandum and Articles of Association, the Business Companies Act of the British Virgin Islands and the common law of the British Virgin Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibility of the directors under British Virgin Islands law are to a large extent governed by the common law of the British Virgin Islands. The common law of the British Virgin Islands is derived in part from comparatively limited judicial precedent in the British Virgin Islands as well as from English common law, which has persuasive, but not binding, authority on a court in the British Virgin Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under British Virgin Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the British Virgin Islands has a less developed body of securities laws as compared to the United States, and some states (such as Delaware) have more fully developed and judicially interpreted bodies of corporate law.

British Virgin Islands companies may not be able to initiate shareholder derivative actions, thereby depriving shareholders of the ability to protect their interests.

British Virgin Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States. The circumstances in which any such action may be brought, and the procedures and defenses that may be available in respect to any such action, may result in the rights of shareholders of a British Virgin Islands company being more limited than those of shareholders of a company organized in the United States. Accordingly, shareholders may have fewer alternatives available to them if they believe that corporate wrongdoing has occurred. The British Virgin Islands courts are also unlikely to recognize or enforce against us judgments of courts in the United States based on certain liability provisions of U.S. securities law; and to impose liabilities against us, in original actions brought in the British Virgin Islands, based on certain liability provisions of U.S. securities laws that are penal in nature. There is no statutory recognition in the British Virgin Islands of judgments obtained in the United States, although the courts of the British Virgin Islands will generally recognize and enforce the non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits. This means that even if shareholders were to sue us successfully, they may not be able to recover anything to make up for the losses suffered.

The laws of the British Virgin Islands provide little protection for minority stockholders, so minority stockholders will have little or no recourse if the stockholders are dissatisfied with the conduct of the affairs of HLS.

Under the law of the British Virgin Islands, there is little statutory law for the protection of minority shareholders. The principal protection under statutory law is that shareholders may bring an action to enforce the constituent documents of the corporation, the Articles and the Memorandum of Association. Shareholders are entitled to have the affairs of the company conducted in accordance with the general law and the articles and memorandum. The company is obliged to hold an annual general meeting and provide for the election of directors. Companies are obligated to appoint an independent auditor and shareholders are entitled to receive the audited financial statements of the company.

There are common law rights for the protection of shareholders that may be invoked, largely dependent on English company law, since the common law of the British Virgin Islands for business companies is limited. Under the general rule pursuant to English company law known as the rule in Foss v. Throttle , a court will generally refuse to interfere with the management of a company at the insistence of a minority of its shareholders who express dissatisfaction with the conduct of the company’s affairs by the majority or the board of directors. However, every shareholder is entitled to have the affairs of the company conducted properly according to law and the constituent documents of the corporation. As such, if those who control the company have persistently disregarded the requirements of company law or the provisions of the company’s memorandum of association or articles, then the courts will grant relief. Generally, the areas in which the courts will intervene are the following: (i) an act complained of which is outside the scope of the authorized business or is illegal or not capable of ratification by the majority, (ii) acts that constitute fraud on the minority where the wrongdoers control the company, (iii) acts that infringe on the personal rights of the shareholders, such as the right to vote, and (iv) where the company has not complied with provisions requiring approval of a special or extraordinary majority of shareholders, which are more limited than the rights afforded minority stockholders under the laws of many states in the U.S.

We may have difficulty establishing adequate management, legal and financial controls in the PRC, which could result in misconduct and difficulty in complying with applicable laws and requirements.

As a privately held company in the PRC, HollySys has not historically focused on establishing Western style management and financial reporting concepts and practices, as well as in modern banking, computer and other internal control systems. We may have difficulty in hiring and retaining a sufficient number of qualified internal control employees to work in the PRC. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards.

If the PRC does not continue its policy of economic reforms, it could result in an increase in tariffs and trade restrictions on products HollySys produces or sells.

The PRC government has been reforming its economic system since the late 1970s. The economy of the PRC has historically been a nationalistic, “planned economy,” meaning it has functioned and produced according to governmental plans and pre-set targets or quotas.

However, in recent years, the PRC government has implemented measures emphasizing the utilization of market forces for economic reform and the reduction of state ownership in business enterprises. HollySys’ business has benefited greatly from that new outlook. Although we believe that the changes adopted by the PRC government have had a positive effect on the economic development of the PRC, additional changes still need to be made. For example, a substantial portion of productive assets in the PRC are still owned by government entities. Additionally, governments continue to play a significant role in regulating industrial development. We cannot predict the timing or extent of any future economic reforms that may be proposed.

A recent positive economic change has been the PRC’s entry into the World Trade Organization, the global international organization dealing with the rules of trade between nations. Many observers believe that the PRC’s entry will ultimately result in a reduction of tariffs for industrial products, a reduction in trade restrictions and an increase in international trade with China. However, the PRC has not yet fully complied with all of obligations that it must meet prior to being admitted as a full member of the WTO, including fully opening its markets to goods from other countries, currency exchange requirements and other measures designed to ease the current trade imbalance that China has with many of its trading partners. If the scheduled actions to rectify these problems are not completed, trade relations between China and some of its trading partners may be strained. While the majority of HollySys’ business currently is conducted solely within China, this may have a negative impact on China’s economy generally, which would adversely affect its business. It could also reduce or eliminate any benefits that HollySys hopes to achieve by expanding our business internationally.

The Chinese government could change its policies toward, or even nationalize, private enterprise, which could reduce or eliminate the interests held in HollySys.

Over the past several years, the Chinese government has pursued economic reform policies, including the encouragement of private economic activities and decentralization of economic regulation. The Chinese government may not continue to pursue these policies or may significantly alter them to HollySys’ detriment from time to time without notice. Changes in policies by the Chinese government that result in a change of laws, regulations, their interpretation, or the imposition of high levels of taxation, restrictions on currency conversion or imports and sources of supply could materially and adversely affect HollySys’ business and operating results. The nationalization or other expropriation of private enterprises by the Chinese government could result in the total loss of our investment in China.

A decrease in the rate of growth in Chinese industry and the Chinese economy in general may lead to a decrease in revenues for HollySys because industrial companies in China are the principal current source of revenues for HollySys.

Industrial companies operating in China are the principal current source of revenues for HollySys. HollySys’ business has benefited in the past from the rapid expansion of China’s industrial activity, which has created additional demand from existing companies and led to the formation of numerous additional companies that have need for HollySys’ products and services. China’s industrial expansion has been fueled in large measure by international demand for the low-cost goods that China is able to produce due to labor advantages and other comparative advantages, such as governmental subsidies to offset research and development expenses and taxes and reduced land use/facilities costs for targeted industries. The Chinese economy may not be able to sustain this rate of growth in the future, and any reduction in the rate of China’s industrial growth or a shrinking of China’s industrial base could adversely affect HollySys’ revenues. The resulting increase in competition for customers might also cause erosion of profit margins that HollySys has been able to achieve historically.

HollySys’ plans for growth rely on an increasing emphasis on railroad and nuclear power sectors, and these sectors present fewer business opportunities, so HollySys may not be successful in growing these new markets.

While the principal focus of HollySys’ business until recently has been to provide distributed control systems to industrial and manufacturing companies, its plans for growth include an increasing emphasis on railroad control systems and nuclear power generation control systems. These sectors generally present fewer business opportunities during a given period relative to the industrial and manufacturing sectors. However, the average size of contracts in those sectors tends to be much larger, and as a result, the competition for such contracts is substantial. HollySys may not be successful in entering these new markets and, if it were unable to do so, its revenues and profits would decline, resulting in a decreased value of our stock.

HollySys does not have long-term purchase commitments from its customers, so its customers are free to choose products from HollySys’ competitors, which would result in a loss of revenue and profitability.

HollySys is engaged in the design, production and installation of automation and process control systems. As a result, its revenues result from numerous individual contracts that, once completed, typically produce only a limited amount of ongoing revenues for maintenance and other services. Furthermore, customers may change or delay or terminate orders for products without notice for any number of reasons unrelated to us, including lack of market acceptance for the products to be produced by the process our system was designed to control. As a result, in order to maintain and expand its business, HollySys must be able to replenish the orders in its pipeline on a continuous basis. It is possible that some of its potential customers could choose the products of its competitors. Should they do so, HollySys would suffer a decline in revenues and profitability.

The success of HollySys’ business depends heavily on securing a steady stream of new customers.

HollySys’ average contract is worth approximately $100,000. While some of those contracts are for upgrades and additions to existing control systems, most of them are for new installations. In order for HollySys’ business to continue to succeed and grow, it needs to secure contracts with new customers on a regular basis. HollySys may not be successful in securing new contracts.

A lack of adequate engineering resources could cause HollySys’ business to lose profitability and potential business prospects.

One of the competitive advantages that HollySys’ business enjoys is the relatively low cost of engineering staff compared to those of its Western and Japan-based competitors. The plentiful supply of affordable engineering talent in China is a key element of HollySys’ overall business strategy. However, if the available supply of engineers were to be absorbed by competing demands, then the cost of hiring, training and retaining capable engineers would likely increase. This could result in a reduction in HollySys’ profitability and business prospects, or could even cause a change in its business strategy.

Many of HollySys’ competitors have substantially greater resources than HollySys, allowing the competitors to be able to reduce their prices, which would force HollySys to reduce its prices.

HollySys operates in a very competitive environment. It competes with many major international and domestic companies, such as Honeywell, General Electric, ABB, Siemens, Emerson, and Hitachi. Many of its competitors are much better established and more experienced than HollySys, have substantially greater financial resources, operate in many international markets and are much more diversified than HollySys. As a result, they are in a strong position to compete effectively with HollySys by, for example, reducing their prices, which could force HollySys to reduce its prices. These large competitors are also in a better position than HollySys is to weather any extended weaknesses in the market for their products. Other emerging companies or companies in related industries may also increase their participation in the automation and control systems market, which would add to the competitive pressures that HollySys faces.

HollySys will need to commit greater resources to new product and service development in order to stay competitive, and HollySys may fail to offset the increased cost of such development with a sufficient increase in net sales or margins.

Traditionally, the automation and control systems business was relatively stable and slow moving. Successive generations of products offered only marginal improvements in terms of functionality and reliability. However, the emergence of computers, computer networks and electronic components as key elements of the systems that HollySys designs and builds has accelerated the pace of change in its industry. Where there was formerly as much as a decade or even more between successive generations of automation systems, the time between generations is now as little as two to three years.

The success of HollySys’ business depends in great measure on its ability to keep pace with, or even lead, the changes that are occurring. Technological advances, the introduction of new products, new designs and new manufacturing techniques by its competitors could adversely affect its business unless it is able to respond with similar advances. To remain competitive, HollySys must continue to incur significant costs in product development, equipment and facilities and to make capital investments. These costs may increase, resulting in greater fixed costs and operating expenses than HollySys has incurred to date. As a result, it could be required to expend substantial funds for and commit significant resources to the following:

•	Research and development activities on existing and potential product solutions;

•	Additional engineering and other technical personnel;

•	Advanced design, production and test equipment;

•	Manufacturing services that meet changing customer needs;

•	Technological changes in manufacturing processes; and

•	Expansion of manufacturing capacity.

HollySys’ future operating results will depend to a significant extent on its ability to continue to provide new product solutions that compare favorably on the basis of time to market, cost and performance with competing third-party suppliers and technologies. Its failure to increase net sales sufficiently to offset the increased costs needed to achieve those advances would adversely affect its operating results.

Products HollySys  delivers may contain design or manufacturing defects, which could result in reduced demand for its services and customer claims and uninsured liabilities.

HollySys manufactures spare parts for maintenance and replacement purposes after completion of integrated solution contracts to its customers’ requirements, which can be highly complex and may at times contain design or manufacturing errors or defects. Any defects in the spare parts HollySys manufactures may result in returns, claims, delayed shipments to customers or reduced or cancelled customer orders. If these defects occur, HollySys will incur additional costs, and if they occur in large quantity or frequently, HollySys may sustain additional costs, loss of business reputation and legal liability.

HollySys is in the process of entering both the nuclear power generation and railway control systems sectors. Each of these sectors poses a substantially higher risk of liability in the event of a system failure, than was present in the industrial process controls markets in which HollySys traditionally competed.

HollySys may not be able to obtain adequate insurance coverage to protect it and us against these and other risks associated with its business. The typical practice of the industries which HollySys is involved is for the customers to obtain insurance to protect their own operational risks. Therefore, HollySys currently does not carry any insurance coverage to protect against the risks related to product failure. However, it is possible that such customers or their insurers could assert claims against HollySys for the damages caused by a failure in one of its systems, and as a result, the failure of any of its products could result in a liability that would seriously impair our financial condition or even force us out of business.

HollySys expects to rely increasingly on its proprietary products and systems, and if HollySys becomes involved in an intellectual property dispute, it may be forced to spend a significant amount of time and financial resources to resolve such intellectual property dispute, diverting time and resources away from HollySys’ business and operations.

HollySys’ business is based on a number of proprietary products and systems, some of which are patented, others of which it protects as trade secrets. HollySys expects that its reliance on these proprietary products and systems will grow, as the functionality of automation systems increases to meet customer demand and as it tries to open new markets for its products. If a third party should infringe on any of HollySys’ intellectual property rights, it may need to devote significant time and financial resources to attempt to halt the infringement, and it may not be successful in such a dispute. Similarly, in the event of an infringement claim against HollySys, it may be required to spend a significant amount of time and financial resources to resolve the claim. It may not be successful in defending its position or negotiating an alternative. Any litigation could result in substantial costs and diversion of its management resources and could materially and adversely affect its business and operating results.

HollySys may develop new products that do not gain market acceptance, which would result in the failure to recover the significant costs for design and manufacturing services for new product solutions, thus adversely affecting operating results.

HollySys operates in an industry characterized by increasingly frequent and rapid technological advances, product introductions and new design and manufacturing improvements. As a result, it must expend funds and commit resources to research and development activities, possibly requiring additional engineering and other technical personnel; purchasing new design, production, and test equipment; and enhancing its design and manufacturing processes and techniques. It may invest in equipment employing new production techniques for existing products and new equipment in support of new technologies that fail to generate adequate returns on the investment due to insufficient productivity, functionality or market acceptance of the products for which the equipment may be used. HollySys could, therefore, incur significant costs for design and manufacturing services for new product solutions that do not generate a sufficient return on that investment, which would adversely affect its future operating results. HollySys’ future operating results will depend significantly on its ability to provide timely design and manufacturing services for new products that compete favorably with design and manufacturing capabilities of third party suppliers.

HollySys’ plans to enter the international automation market may not prove successful, and capital, resources and management’s time and attention would have been diverted to such plans for the international market instead of focusing on the domestic Chinese market.

To date HollySys has conducted nearly all of its business within China. However, it has plans to enter international markets in the near future. While the manner in which HollySys plans to do so will likely not involve large amounts of capital and resources, it will require meaningful amounts of management time and attention. HollySys’ products and its overall approach to the automation and controls system business may not be accepted in other markets to the extent needed to make that effort profitable. In addition, the additional demands on its management from these activities may detract from their efforts in the domestic Chinese market, causing the operating results in its principal market to be adversely affected.

HollySys may not be able to retain, recruit and train adequate management and production personnel, and increased competition for qualified personnel in China could result in an increase in wages that HollySys may not be able to offer in order to stay competitive.

HollySys ’ success is dependent, to a large extent, on its ability to retain the services of its executive management personnel, who have contributed to its growth and expansion. The executive directors play an important role in the operations of HollySys and the development of its new products. Accordingly, the loss of their services, in particular Dr. Wang Changli, without suitable replacement, will have an adverse affect on its operations and future prospects.

In addition, HollySys’ continued operations are dependent upon its ability to identify and recruit adequate engineering and production personnel in China. It requires trained graduates of varying levels and experience and a flexible work force of semi-skilled operators. With the current rate of economic growth in China, competition for qualified personnel will be substantial. The favorable employment climate may not continue and the wage rates HollySys must offer to attract qualified personnel may not enable it to remain competitive internationally.

Because our operations will be international, we will be subject to significant worldwide political, economic, legal and other uncertainties.

Upon consummation of the proposed transaction, we will be incorporated in the BVI and will have our principal operations in China. Because HollySys manufactures all of its products in China, substantially all of the net book value of our total consolidated fixed assets will be located there. While until now nearly all of HollySys’ sales have been within China, it is expanding its efforts to sell them internationally as well. As a result, HollySys expects to have receivables from and goods in transit outside of China in the near future. Protectionist trade legislation in the U.S. or other countries, such as a change in export or import legislation, tariff or duty structures, or other trade policies, could adversely affect HollySys’ ability to sell products in these markets, or even to purchase raw materials or equipment from foreign suppliers.

HollySys is also subject to numerous national, state and local governmental regulations, including environmental, labor, waste management, health and safety matters and product specifications. It is subject to laws and regulations governing its relationship with its employees, including: wage and hour requirements, working and safety conditions, citizenship requirements, work permits and travel restrictions. These include local labor laws and regulations, which may require substantial resources for compliance. HollySys is subject to significant government regulation with regard to property ownership and use in connection with its leased facilities in China, import restrictions, currency restrictions and restrictions on the volume of domestic sales and other areas of regulation, all of which impact its profits and operating results.

Because HollySys plans to increase the amount of international business it conducts and may use currencies other than the Renminbi, HollySys may experience a decrease in earnings because of the fluctuation of the Renminbi against other currencies.

The value of the Renminbi, the main currency used in the PRC, fluctuates and is affected by, among other things, changes in the PRC’s political and economic conditions. The conversion of Renminbi into foreign currencies such as the dollar has been generally based on rates set by the People’s Bank of China, which are set daily based on the previous day’s interbank foreign exchange market rates and current exchange rates on the world financial markets. While the official exchange rate had remained stable over the past several years, the PRC recently adopted a floating rate with respect to the Renminbi, with permitted ranges of fluctuation. Since HollySys is planning to increase the amount of business that it conducts internationally, and may use currencies other than the Renminbi, any fluctuation in the value of the Renminbi could have various adverse effects on its business.

Foreign exchange regulations in the PRC may affect HollySys’ ability to pay dividends in foreign currency or conduct other foreign exchange business.

Renminbi, or RMB, is not presently a freely convertible currency, and the restrictions on currency exchanges may limit our ability to use revenues generated in RMB to fund our business activities outside the PRC or to make dividends or other payments in U.S. dollars. The PRC government, through the State Administration for Foreign Exchange (“SAFE”), regulates conversion of RMB into foreign currencies. Currently, foreign invested enterprises (such as Hangzhou HollySys) are required to apply for “Foreign Exchange Registration Certificates” and to renew those certificates annually. However, even with that certification, conversion of currency in the “capital account” (e.g. for capital items such as direct investments or loans) still requires the approval of SAFE. After the consummation of the acquisition of Beijing HollySys stock by Gifted Time Holdings from Advance Pacific, Beijing HollySys will change from a PRC domestic enterprise to a foreign invested enterprise that is qualified to apply for the “Foreign Exchange Registration Certificate.” The current foreign exchange measures may be changed in a way that will make payment of dividends and other distributions outside of China more difficult or unlawful. In that case, if HollySys intended to distribute profits outside of the PRC, it might not be able to obtain sufficient foreign exchange to do so.

As a result of merger and acquisition regulations implemented on September 8, 2006 relating to acquisitions of assets and equity interests of Chinese companies by foreign persons, it is expected that certain acquisitions will take longer and be subject to the scrutiny and approval of the PRC government authorities such that we may not be able to complete business combinations or acquisitions planned for our future growth.

As described above, the foreign ownership history of Hangzhou HollySys predates the merger and acquisition regulations (the “M&A regulations”) adopted by the Commerce Authority and several other governmental agencies, effective September 8, 2006.

On September 8, 2006, the Commerce Authority, in conjunction with several other government agencies, promulgated a comprehensive set of regulations governing the process by which a Chinese company must secure approval to participate in an acquisition of its assets or its equity interests and by which a Chinese company may obtain public trading of its securities on a securities exchange outside the PRC. The new regulations have largely centralized the approval process that had formerly been carried out by a combination of provincial and central government agencies within the Commerce Authority, the Administration of Industry and Commerce, the State Administration of Foreign Exchange (SAFE) or its branch offices, the State Asset Supervision and Administration Commission, and the China Securities Regulatory Commission (CSRC) and also expanded the scope of the prior regulations.

Depending on the structure of the transaction at issue, these regulations may require the Chinese parties to make a series of applications and supplemental applications to the aforementioned agencies, some of which must be made within strict time limits and require approvals from one or the other of the aforementioned agencies. The application process has been supplemented to require the presentation of economic data concerning a transaction, including appraisals of the business to be acquired and valuation of the acquirer to permit the government to assess the fairness of the economics of a transaction in addition to its compliance with legal requirements. If obtained, approvals will have expiration dates by which a transaction must be completed. Also, completed transactions must be reported to the Commerce Authority and some of the other agencies within a short period after closing or be subject to an unwinding of the transaction.

HLS intends to grow its operations through acquisitions and business combinations with other companies, including companies in China, and such acquisitions and business combinations may be subject to the M&A regulations and governmental approvals described above.   It is expected that compliance with the M&A regulations will be more time consuming than in the past, will be more costly for the Chinese parties and will permit the government much more extensive evaluation and control over the terms of the transaction. Therefore, it may not be possible to complete certain acquisitions in China because the terms of the transaction may not satisfy the criteria used in the approval process or, even if approved, if they are not consummated within the time permitted by the approvals granted.

Because the PRC merger and acquisition regulations of September 8, 2006 permit the government agencies to scrutinize the economics of an acquisition transaction and require consideration in a transaction to be paid within stated time limits, we may not be able to negotiate a business combination that is acceptable to our stockholders or sufficiently protect their interests in a business combination.

The M&A regulations have introduced aspects of economic and substantive analysis of the target business and the acquirer and the terms of the transaction by the Commerce Authority and the other governing agencies by requiring submission of an appraisal report, an evaluation report and the acquisition agreement, all of which form part of the application for approval. The regulations also prohibit a transaction at an acquisition price that is obviously lower than the appraised value of the Chinese business or assets. The regulations require that in certain transaction structures, the consideration must be paid within strict time periods, generally not in excess of one year. Because the Chinese authorities have expressed concern with offshore transactions which converted PRC domestic enterprises into foreign invested enterprises, the new regulations require that there be new foreign-sourced capital of not less than 25% of the PRC domestic enterprise’s post-acquisition registered capital in order to obtain foreign investment enterprise treatment. In asset transactions there must be no harm to third parties or the public interest as a result of the allocation of assets and liabilities being assumed or acquired. These aspects of the regulations may limit our ability to negotiate various terms of an acquisition, including aspects of the initial consideration, contingent consideration, holdback provisions, indemnification provisions and provisions relating to the assumption and allocation of assets and liabilities. Therefore, in any future business combinations or acquisitions of Chinese companies, we may not be able to negotiate a transaction with terms that will satisfy both the requirements of the Chinese regulations and protect our stockholders’ interests.

The PRC merger and acquisition regulations of September 8, 2006 have introduced industry protection and anti-trust aspects to the acquisition of Chinese companies and assets which may limit our ability to effect a future business combination to grow our operations.

The PRC M&A regulations give the approving agencies authority to restrict foreign ownership of Chinese domestic enterprises engaged in “important industries.” The regulatory agencies have some discretion in determining whether a Chinese company fits within that category, but among the transactions that may be subject to these restrictions are those involving companies whose acquisition by foreign interests may affect national economic security or result in the transfer of “actual control” of companies having “famous Chinese brand names” or “well established Chinese brand names.” The merger and acquisition regulations also provide for antitrust review for certain large transactions or transactions involving large companies, as well as roll-up transactions with the same effect in the relevant Chinese market. In addition, certain mergers and acquisitions among foreign companies occurring outside of the PRC could also be subject to antitrust review in China similar to those done under United States anti-trust law concepts. The regulations use criteria related to economic aspects of the parties or markets involved to determine if a transaction is subject to scrutiny, including any one of the following: level of sales or assets within China, control of 20% or more of the Chinese market on a pre-transaction basis, or control of 25% or more of the Chinese market as a result of the transaction. Exemptions may be sought from the Commerce Authority and Administration of Industry and Commerce on the basis that: (i) the transaction will improve market competition, (ii) the transaction will restructure unprofitable entities and ensure employment, (iii) the transaction will introduce high technologies and increase international competitiveness, and (iv) the transaction will improve the environment.

Although the merger and acquisition regulations provide specific requirements and procedures, there are many ambiguities which give the regulators wide latitude in the approval process, which will cause uncertainty in our ability to complete any future business combination on a timely basis.

The merger and acquisition regulations set forth many specific requirements, but there are still many ambiguities in the meaning of many provisions that will be resolved only as practices and standards under the regulations develop. Further regulations are anticipated in the future, but until there has been clarification either by pronouncements, regulation or practice, there is some uncertainty in the scope of the regulations and the manner in which they will apply, and the effect that they will have, on any particular transaction. Moreover, the ambiguities allow the regulators wide latitude in the enforcement of the regulations and in determining the transactions to which they may or may not apply. Therefore, we cannot predict with certainty the extent to which the regulations will apply to any future proposed business combination for the growth of our operations or the nature of the impact that they will have on the proposed business combination.

HollySys will be subject to various tax regimes, so any change in tax laws and regulations in any one of the relevant jurisdictions may result in reduced profitability and an increase in tax liabilities.

Upon consummation of the stock purchase transaction, we will have operations in the PRC and subsidiaries in the PRC and the BVI, and to the extent HollySys expands to other emerging markets we would have operations in other jurisdictions. We will be subject to the tax regimes of the countries where we have operations or subsidiaries. Any change in tax laws and regulations or the interpretation or application thereof, either internally in one of those jurisdictions or as between those jurisdictions, may adversely affect our profitability and tax liabilities.

Following the share purchase, Advance Pacific will own approximately 73% of our common stock and may act, or prevent certain types of corporate actions, to the detriment of other stockholders.

Immediately after the consummation of the share purchase transaction and the exchange offer, Advance Pacific will own approximately 73% of our outstanding common stock. Accordingly, Advance Pacific may exercise significant influence over all matters requiring stockholder approval, including the election of a majority of the directors and the determination of significant corporate actions. This concentration could increase if the earnout shares are issued. If all of the earnout shares are issued as additional consideration to Advance Pacific (which would occur, if ever, from 2007 through 2011) and assuming there are no other issuances of shares, then Advance Pacific will own approximately 83% of the issued and outstanding common stock of HLS, and existing Chardan stockholders will own approximately 17% of the issued outstanding common stock of HLS. This concentration could also have the effect of delaying or preventing a change in control that could otherwise be beneficial to our stockholders.

The obligation of our controlling stockholder following the stock purchase to repay $230 million may affect HollySys and/or lead to a change of control.

Advance Pacific Holdings Limited acquired the outstanding shares of common stock of Gifted Time Holdings, which will be converted into approximately 73% of the outstanding shares of our common stock upon consummation of the share purchase transaction, in exchange for promissory notes with an aggregate value of $230 million, $30 million of which has been repaid. Other than its ownership interest in Gifted Time Holdings (and following the share purchase transaction, HLS) Advance Pacific does not have any assets to satisfy these obligations. The cash that Advance Pacific will receive upon closing of the share purchase transaction will be less than $30 million, and its right to receive that cash has been assigned to Gifted Time Holdings in order to repay a portion of a loan made by Gifted Time Holdings to Advance Pacific. The balance of that loan will only be paid when the balance of the cash consideration payable in the stock purchase is available under the terms of the stock purchase agreement.

Since we do not anticipate paying dividends, Advance Pacific will need to satisfy its obligations to repay the amounts outstanding under the note for $200 million by entering into a new credit arrangement or by selling some or all of its shares of HLS, with the proceeds of such transaction being used to pay Advance Pacific’s outstanding debt. In the event that Advance Pacific sells a controlling interest in Gifted Time Holdings to satisfy its obligations, a change in control of HLS and HollySys would occur. Persons gaining control of HLS in this way could attempt to take actions, including, for example, changing the Board of Directors or influencing the Board to sell some or all of the interests in the PRC operating companies and making a cash distribution to stockholders, that could adversely affect the long-term interests of HLS or the other stockholders. In the event that Advance Pacific is able to pay the $200 million note, the consignors will have received all of the economic benefit to be realized through such agreements directly, rather than enjoying those benefits through the ownership of stock of Gifted Time Holdings, which may reduce their incentive to honor the consignment agreements.

There may not be an active, liquid trading market for our common stock, and the trading price for our common stock may fluctuate significantly.

Our common stock is currently traded on the Over the Counter Bulletin Board. While we have filed an application for listing on the Nasdaq Global Market, our listing application may not be accepted. If we do not succeed in securing a listing on the Nasdaq Global Market, it could limit the ability to trade our common stock and result in a reduction of the price that can be obtained for shares being sold.

Compliance with all of the applicable provisions of the Sarbanes-Oxley Act will likely be a further condition of continued listing or trading. There is no assurance that if we are granted a listing on the Nasdaq Global Market we will always be able to meet the Nasdaq Global Market listing requirements, or that there will be an active, liquid trading market for our common stock in the future. Failure to meet the Nasdaq Global Market listing requirements could result in the delisting of our common stock from the Nasdaq Global Market, which may adversely affect the liquidity of our shares, the price that can be obtained for them, or both.

Chardan's Board approved the transaction without obtaining a fairness opinion.

Based upon the directors' extensive experience in performing due diligence of acquisition targets and in valuing companies, Chardan did not obtain a fairness opinion with respect to the stock purchase transaction. If the Chardan Board erred in concluding that the Stock Purchase Agreement is in the best interest of the Chardan stockholders, then the Chardan stockholders will suffer adverse consequences associated with the consummation of the transaction. In the event of litigation over the Board's exercise of its fiduciary duties, Chardan may be required to indemnify its directors. At a minimum, any litigation would divert management's time and attention from completing the transactions described herein, and would likely also involve the expenditure of substantial amounts for legal fees.

We may not pay cash dividends, so the liquidity of a stockholder’s investment depends on his or her ability to sell the stock at an acceptable price, and the market price of the stock may fluctuate greatly.

We have never paid any cash dividends on our common stock, and we may not pay cash dividends in the future. Instead, we expect to apply earnings toward the further expansion and development of our business. Thus, the liquidity of your investment is dependent upon your ability to sell stock at an acceptable price, rather than receiving an income stream from it. The price of our stock can go down as well as up, and fluctuations in market price may limit your ability to realize any value from your investment, including recovering the initial purchase price.

FORWARD-LOOKING STATEMENTS

We believe that some of the information in this proxy statement/prospectus constitutes forward-looking statements within the definition of the Private Securities Litigation Reform Act of 1995. However, the safe-harbor provisions of that act do not apply to statements made in this proxy statement/prospectus. You can identify these statements by forward-looking words such as “may,” “expect,” “anticipate,” “contemplate,” “believe,” “estimate,” “intends,” and “continue” or similar words. You should read statements that contain these words carefully because they:

•	discuss future expectations;

•	contain projections of future results of operations or financial condition; or

•	state other “forward-looking” information.

We believe it is important to communicate our expectations to the Chardan stockholders. However, there may be events in the future that we are not able to predict accurately or over which we have no control. The risk factors and cautionary language discussed in this proxy statement/prospectus provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by Chardan or Gifted Time Holdings in its forward-looking statements, including among other things:

•	the number and percentage of Chardan stockholders voting against the stock purchase proposal;

•	the percentage of shares of Gifted Time Preferred exchanged for shares of HLS pursuant to the exchange offer;

•	changing interpretations of generally accepted accounting principles;

•	outcomes of government reviews, inquiries, investigations and related litigation;

•	continued compliance with government regulations;

•	legislation or regulatory environments, requirements or changes adversely affecting the businesses in which Gifted Time Holdings and HollySys are engaged;

•	fluctuations in customer demand;

•	management of rapid growth;

•	timing of approval and market acceptance of new products;

•	general economic conditions; and

•	geopolitical events and regulatory changes.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus. All forward-looking statements included herein attributable to any of Chardan, HollySys or any person acting on either party’s behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, Chardan and HollySys undertake no obligations to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

Before you grant your proxy or instruct how your vote should be cast or vote on the adoption of the stock purchase agreement you should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus could have a material adverse effect on Chardan, Gifted Time Holdings, HollySys or the combined company. The discussion in the “Risk Factors” section contains forward-looking statements.

THE CHARDAN SPECIAL MEETING

Chardan Special Meeting

We are furnishing this proxy statement/prospectus to you as part of the solicitation of proxies by the Chardan board of directors for use at the special meeting in connection with the proposed stock purchase, redomestication merger and stock option plan. This document provides you with the information you need to know to be able to vote or instruct your vote to be cast at the special meeting.

Date, Time and Place

We will hold the special meeting at ____ a.m., Pacific Time, on ____________, 2007 at 625 Broadway, Suite 1111, San Diego, California 92101, to vote on the proposals to approve the stock purchase agreement, the redomestication merger and stock option plan.

Purpose of the Special Meeting

At the special meeting, we are asking holders of Chardan common stock to:

•	approve the stock purchase proposal;

•	approve the redomestication merger proposal; and

•	approve the stock option proposal.

The Chardan board of directors:

•	has unanimously determined that the stock purchase proposal, the redomestication merger proposal and the stock option proposal are fair to and in the best interests of Chardan and its stockholders;

•	has unanimously approved the stock purchase proposal, the redomestication merger proposal and the stock option proposal;

•	unanimously recommends that Chardan common stockholders vote “FOR” the proposal to adopt the stock purchase agreement,

•	unanimously recommends that Chardan common stockholders vote “FOR” the proposal to redomesticate in the British Virgin Islands; and

•	unanimously recommends that Chardan common stockholders vote “FOR” the proposal to adopt the stock option plan.

Record Date; Who is Entitled to Vote

The “record date” for the special meeting is ____________, 2007. Record holders of Chardan common stock at the close of business on the record date are entitled to vote or have their votes cast at the special meeting. On the record date, there were __________ outstanding shares of Chardan common stock.

Each share of Chardan common stock is entitled to one vote per share at the special meeting.

Pursuant to agreements with Chardan, any shares of Chardan common stock held by stockholders who purchased their shares of common stock prior to the initial public offering (except for shares those holders may have purchased in the public market) will be voted in accordance with the majority of the votes cast at the special meeting on the stock purchase and redomestication merger proposals.

Chardan’s outstanding warrants do not have any voting rights, and record holders of Chardan warrants will not be entitled to vote at the special meeting.

Voting Your Shares

Each share of Chardan common stock that you own in your name entitles you to one vote. Your proxy card shows the number of shares of Chardan common stock that you own.

There are three ways to vote your shares of Chardan common stock at the special meeting:

•
You can vote by signing and returning the enclosed proxy card . If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the Chardan board “FOR ” the adoption of the stock purchase proposal, the redomestication merger proposal, and the stock option plan proposal.

•
You can vote by telephone or on the internet by following the telephone or Internet voting instructions that are included with your proxy card. If you vote by telephone or by the Internet, you should not return the proxy card.

•
You can attend the special meeting and vote in person. We will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or another nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares.

If you do not vote your shares of Chardan Common Stock in any of the ways described above, it will have the same effect as a vote against the adoption of the stock purchase proposal and the redomestication merger proposal, but will not have the effect of a demand of conversion of your shares into a pro rata share of the trust account in which a substantial portion of the proceeds of Chardan’s initial public offering are held or a demand for appraisal rights under Delaware law.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your Chardan common stock, you may call Dr. Richard D. Propper, Chardan’s chairman, (619) 795-4627.

Broker Non-Votes.

A broker non-vote occurs when a broker submits a proxy card with respect to shares held in a fiduciary capacity (typically referred to as being held in “street name”) but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the election of directors and ratification of auditors. The matters currently planned to be considered by the shareholders are not routine matters. As a result, brokers can only vote the Chardan shares if they have instructions to do so. Abstentions and broker non-votes will not be counted in determining whether the proposals to be considered at the meeting are approved.

No Additional Matters May Be Presented at the Special Meeting

This special meeting has been called only to consider the adoption of the stock purchase proposal, the redomestication merger proposal and the stock option proposal. Under Chardan’s by-laws, other than procedural matters incident to the conduct of the meeting, no other matters may be considered at the special meeting, if they are not included in the notice of the meeting.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•	You may send another proxy card with a later date;

•	You may notify Dr. Propper, Chardan’s chairman, in writing before the special meeting that you have revoked your proxy; and

•	You may attend the special meeting, revoke your proxy, and vote in person, as indicated above.

Vote Required

The presence, in person or by proxy, of a majority of all the outstanding shares of common stock constitutes a quorum at the special meeting. Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to Chardan but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters. The latter will not be treated as shares entitled to vote on the matter as to which authority to vote is withheld by the broker (“broker non-votes”). If you do not give the broker voting instructions, under the rules of the NASD, your broker may not vote your shares on the proposals to approve the stock purchase, the redomestication merger or the stock option plan.

The approval of the stock purchase and redomestication merger proposals will require the affirmative vote of the holders of a majority of the Chardan common stock outstanding on the record date. Because each of these proposals require the affirmative vote of a majority of the shares of common stock outstanding and entitled to vote, abstentions and shares not entitled to vote because of a broker non-vote will have the same effect as a vote against the proposal. Under Chardan’s Certificate of Incorporation, approval of the stock purchase also requires approval of a majority of the shares issued in Chardan’s initial public offering in August 2005. Since stockholders of Chardan prior to the initial public offering have agreed to vote their shares in accordance with the vote of a majority of the shares issued in the initial public offering, the required approval of a majority of shares outstanding will be achieved if, and only if, a majority of the shares issued in the initial public offering vote in favor of the proposals.

For consummation of the stock purchase agreement, the redomestication merger proposal must be approved by the stockholders. For the redomestication merger to be implemented, the stock purchase proposal must be approved by the stockholders.

The approval of the stock option plan will require the affirmative vote of a majority of the Chardan common stock present and entitled to vote at the meeting. Abstentions are deemed entitled to vote on the proposal, therefore, they have the same effect as a vote against the proposal. However, broker non-votes are not deemed entitled to vote on the proposal, so, they will have no effect on the vote on the proposal.

Conversion Rights

Any stockholder of Chardan holding shares of common stock issued in Chardan’s initial public offering who votes against the stock purchase proposal may, at the same time, demand that Chardan convert his or her shares into a pro rata portion of the trust account as of the record date. If the stockholder makes that demand and the stock purchase is consummated, Chardan will convert these shares into a pro rata portion of funds held in the trust account plus interest, as of the record date. A stockholder who has not properly exercised conversion rights may still exercise those rights prior to the special meeting by submitting a later dated proxy, together with a demand that Chardan convert his or her shares. After the special meeting, a Chardan stockholder may not exercise conversion rights or correct invalidly exercised rights.

You will lose your conversion rights if you submit an incomplete or untimely demand for conversion. To exercise conversion rights a Chardan stockholder must:

•	vote against the stock purchase proposal;

•
contemporaneous with that vote against the stock purchase proposal, send a written demand to Chardan (Attn: Corporate Secretary) at 625 Broadway, Suite 1111, San Diego, CA 92101, which demand must state:

a)	the name and address of the stockholder;

b)	that the stockholder has voted against the stock purchase transaction;

c)	that the stockholder demands conversion of the stockholder's shares into cash; and

d)	the address for delivery of the check for the aggregate conversion payment to be received by the stockholder if the shares are converted to cash.

If the stock purchase is approved by the Chardan stockholders and is consummated, Chardan will promptly pay to any holder who properly and timely demanded conversion and who has submitted the holder’s stock certificate(s) to Chardan, the stockholder's pro rata portion of funds in the trust account. Any such payment will only be made after the holder submits his or her stock certificates to Chardan. The certificate(s) representing the shares being converted need not be submitted prior to the meeting or at the time that the converting shareholder votes against the transaction and submits the written demand for conversion, but only after the stock purchase has been approved. (Chardan recommends sending the certificate by registered mail with proper insurance, since risk of loss will remain with the stockholder until the certificate is received by Chardan). Chardan will not charge any stockholder for costs incurred by Chardan with respect to the exercise of conversion rights, such as the costs of converting shares from street name to a physical certificates.

The closing price of Chardan’s common stock on ____________, 2007 (the record date) was $_____ and the per-share, pro-rata cash held in the trust account on that date was approximately $_____. Prior to exercising conversion rights, Chardan stockholders should verify the market price of Chardan’s common stock as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their conversion rights, if the market price per share is higher than the conversion price.

If the holders of 1,150,000 or more shares of common stock issued in Chardan’s initial public offering (an amount equal to 20% or more of these shares), vote against the stock purchase and demand conversion of their shares, Chardan will not be able to consummate the stock purchase.

If you exercise your conversion rights, then you will be exchanging your shares of Chardan common stock for cash and will no longer own these shares. You will be entitled to receive cash for these shares only if you continue to hold these shares through the effective time of the stock purchase and then tender your stock certificate to the combined company. Exercise of conversion rights will not affect any warrants held by that stockholder.

Appraisal Rights

Under Delaware corporate law, the redomestication merger of Chardan with HLS causes the stockholders of Chardan to have appraisal rights. This right is separate from the conversion rights of the holders of shares of Chardan common stock issued in the initial public offering. However, because the exercise of the appraisal rights and the conversion rights both require a tender of the holder’s shares to Chardan, only one right may be elected in respect of the shares. If the redomestication merger is consummated, Chardan stockholders who choose not to vote in favor of the redomestication merger will have the right to elect an appraisal of the fair market value of their shares of Chardan common stock, and to receive the fair market value of such shares in lieu of the consideration contemplated by the redomestication merger and the merger agreement, in accordance with the provisions of Section 262 of the Delaware General Corporation Law. Unlike conversion rights in which the stockholder will receive a pro rata portion of the trust account as of the record date, stockholders who elect to exercise their appraisal rights will receive a value for their shares that is determined by an appraisal made by the Delaware Court of Chancery. Failure to properly exercise appraisal rights before the special meeting will result in loss of these rights. Exercise of appraisal rights will not affect any warrants held by that stockholder. See “The Chardan Redomestication Merger - Appraisal Rights” for more information about appraisal rights.

Solicitation Costs

Chardan is soliciting proxies on behalf of the Chardan board of directors. This solicitation is being made by mail but also may be made by telephone or in person. Chardan and its respective directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. In addition, the representatives and officers of HollySys are soliciting proxies and may solicit proxies in person, by telephone or by other electronic means. These persons will not be paid for these solicitation activities.

Chardan has not hired a firm to assist in the proxy solicitation process, but may do so if it deems this assistance necessary. Chardan will pay all fees and expenses related to the retention of any proxy solicitation firm.

Chardan will ask banks, brokers and other institutions, nominees and fiduciaries to forward its proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Chardan will reimburse them for their reasonable expenses.

Stock Ownership

At the close of business on the record date, Dr. Richard D. Propper, Kerry S. Propper, Jiangnan Huang, and Li Zhang, beneficially owned and were entitled to vote approximately 1,250,000 shares of Chardan common stock, or approximately 17.9% of the then outstanding shares of Chardan common stock, which includes all of the shares held by the directors and executive officers of Chardan and their affiliates. Those persons, who were stockholders of Chardan prior to its initial public offering of securities, have agreed to vote their shares (except for any shares they may have acquired in the public market) on the stock purchase and redomestication merger proposals in accordance with the majority of the votes cast by the holders of shares issued in Chardan’s initial public offering.

Fairness Opinion

Chardan did not obtain a fairness opinion in respect of the acquisition of HollySys or the redomestication merger.

CONSIDERATION OF THE STOCK PURCHASE TRANSACTION

The following discussion of the principal terms of the stock purchase agreement dated February 2, 2006, as amended among Chardan and Advance Pacific is subject to, and is qualified in its entirety by reference to, the stock purchase agreement, as amended. A copy of the stock purchase agreement, as amended and restated, is attached as an annex to this proxy statement/prospectus and is incorporated in this proxy statement/prospectus by reference.
General Description of the Stock Purchase

Pursuant to the stock purchase agreement, Chardan has established a wholly owned subsidiary, HLS Systems International Ltd., under the laws of the British Virgin Islands, and Chardan will merge with and into HLS concurrently with the closing of the stock purchase. HLS will be the surviving entity, and the separate corporate existence of Chardan will cease at the effective time of the merger. Simultaneously with the merger, HLS will purchase all of the issued and outstanding common stock of Gifted Time Holdings, which in turn will own, or will have acquired the rights to control, 74.11% of the outstanding stock of Beijing HollySys Co., Ltd. and 89.64% of the outstanding stock of Hangzhou HollySys Automation Co., Ltd., including 29.64% owned by virtue of the fact that Beijing HollySys owns 40% of Hangzhou HollySys. We refer to HLS Systems International Ltd., after giving effect to completion of the stock purchase, as “HLS” or “the combined company.” As a result of the stock purchase, Advance Pacific will own approximately 73% of the outstanding shares of the combined company’s common stock, assuming full participation in the exchange offer and no conversions or exercise of appraisal rights and before any issuance of shares pursuant to the earn out provisions of the stock purchase agreement. If HLS issues the additional earnout shares as additional consideration to Advance Pacific, then Advance Pacific will own approximately 83% of the issued and outstanding common stock of HLS, and existing Chardan stockholders will own approximately 17% of the issued outstanding common stock of HLS. None of the foregoing percentages reflects the effect that an exercise of the currently outstanding warrants would have.

The original parties to the stock purchase agreement included Shanghai Jinqiaotong Industrial Development Co., Wang Changli, Cheng Wusi, Lou An, Team Spirit Industrial Limited and OSCAF International Co. Ltd. (the “Gifted Time Stockholders”). Shanghai Jinqiaotong Industrial Development Co., Wang Changli, Cheng Wusi and Lou An are stockholders of Beijing HollySys, and Team Spirit and OSCAF were stockholders of Hangzhou HollySys. Shanghai Jinqiaotong owns 20% of the total shares of Beijing HollySys. Wang Changli, Cheng Wusi and Lou An respectively own 14.23%, 30% and 9.88% of the total shares of Beijing HollySys. Wang Changli, Cheng Wusi and Lou An entered into a voting agreement in which Lou An and Cheng Wusi agreed to vote in concert with Wang Changli during the period from December 1, 2004 to December 31, 2006. On July 15, 2005, Shanghai Jinqiaotong entered into an Acknowledgement Letter in which it agreed to completely accept and follow the terms and conditions of the Voting Agreement signed by Wang Changli, Cheng Wusi and Lou An. Team Spirit and OSCAF each owned 30% of the total shares of Hangzhou HollySys, and both parties transferred their entire equity interest in Hangzhou HollySys to Gifted Time Holdings pursuant to share transfer agreements executed on January 12, 2006 in exchange for stock in Gifted Time Holdings. All the shares of common stock of Gifted Time Holdings held by the original parties to the stock purchase agreement were transferred in December 2006 to Advance Pacific Holdings Limited. Advance Pacific became a party to the stock purchase agreement.

Background of the Stock Purchase

The terms of the stock purchase agreement are the result of arm’s-length negotiations between representatives of Chardan and the original holders of Gifted Time Holdings. The following is a brief discussion of the background of Chardan’s efforts to identify potential candidates for a business combination, the selection of HollySys, and the negotiation of the stock purchase agreement and related transactions.

The Candidate Identification Process

Chardan was formed on March 10, 2005 to serve as a vehicle to accomplish a business combination with an unidentified operating business in the PRC that has its primary operating facilities located in any city or province north of the Yangtze River. Chardan completed an initial public offering on August 10, 2005, in which it raised net proceeds of approximately $30 million. Of these net proceeds, approximately $29.8 million were placed in a trust account immediately following the initial public offering and, in accordance with Chardan’s Certificate of Incorporation, will be released either upon the consummation of a business combination or upon the liquidation of Chardan. Under the current terms of its Certificate of Incorporation, Chardan must liquidate unless it has consummated a business combination by February 10, 2007. If a letter of intent, agreement in principle or a definitive agreement to complete a business combination was executed but the transaction was not consummated prior to February 10, 2007, then it is not required to liquidate unless the business combination contemplated by such letter of intent, agreement in principle or definitive agreement is not consummated by August 10, 2007. The execution of the stock purchase agreement has extended the required liquidation date to August 10, 2007. Chardan anticipates having a stockholder vote on the proposed business combination, and if approved, to consummate the stock purchase, prior to that date.

In mid-August 2005, promptly after completing Chardan’s public offering, the officers and directors of Chardan traveled to China to begin the initial interviewing and screening process to locate a company with which to effect a business combination, both with regard to Chardan and Chardan South China Acquisition Corporation (“Chardan South”), which has the same management team and board as Chardan. Chardan initially sought to identify acquisition candidates principally through the efforts of Jiangnan Huang and Li Zhang, officers and directors of Chardan. Both of these persons have extensive contacts throughout the business and legal community in the PRC.

In addition, Chardan began looking at companies introduced by both the Guantao Law Firm (“Guantao”) and Chum Investment Corporation (“Chum”), among others. Chum is a China-based investment firm engaged in private equity investment and financial advisory services focused on assisting companies with fund raising and going public. They help Chinese companies in need of capital to acquire it, and they help to facilitate transactions among companies. Its business scope is not limited to any stock exchange market or financing products.

On June 24, 2005, at a meeting held in Beijing, Chum introduced State Harvest Holdings, Ltd. to Chardan China Acquisition Corp. (now Origin Agritech, Ltd.), another blank check company that successfully concluded a business combination with State Harvest Holdings, Ltd. on November 8, 2005. Chardan China Acquisition Corp. had the same officers and directors as Chardan has. Chum became aware of Chardan’s public offering information from Chardan’s IPO registration statement, filed May 17, 2005. At some point in the few days following the filing of the IPO registration statement, Chum and Chardan had a brief discussion regarding the filing. In that discussion, Chum made known to Chardan that Chum was aware that the filing had occurred and advised Chardan that Chum wished to present candidates for a business combination with Chardan for evaluation, Chardan stated it would be pleased to consider any candidates that Chum might bring forward, but Chardan reminded Chum that it should provide no information to Chardan’s management about any potential targets before the IPO registration statement became effective. Neither in that call nor at any other time prior to the effective date of the IPO registration statement did Chum or anyone else provide Chardan with the identity of or any information about candidates until after Chardan’s public offering was concluded, nor did Chardan request that Chum make contact with anyone or any candidate on Chardan’s behalf.

As part of its ongoing business activities, Chum continued to seek out Chinese companies as clients for its services involving fund raising and assisting those clients in going public. At the time that Chardan’s public offering closed on August 10, 2005, Chum had as clients three Chinese companies that had an interest in a business combination with a blank check company, and upon the arrival of Chardan’s management team in China in mid-August 2005, Chum introduced those companies to Chardan. One of them was HollySys, another was a tire manufacturing company and the third was a china manufacturer. Chardan held several discussions with the tire manufacturer before it was determined not to be a suitable candidate for a business combination. The discussions with the china manufacturer did not progress beyond the preliminary stage.

Based on information provided to Chardan by Chum, HollySys had been known to Chum since January 2005, when Chum approached HollySys to discuss an investment by Chum in HollySys. Through Chum’s affiliated company, Shanghai Jinqiaotong Industrial Development Co. Ltd., Chum invested RMB 40 million (about $5 million) in Beijing HollySys in January 2005 in exchange for 20% of the company. In the course of those discussions Chum learned that HollySys was actively considering various means by which it could become a public company. As a result, the discussions between Chum and HollySys included not only the terms of Chum’s private investment, but also an exploration of how Chum might assist HollySys in going public. Included in those discussions were the concepts of an initial public offering, a reverse merger with a shell company and the idea of a business combination with a blank check company.

At no time, either prior to August 10, 2005 or until now, has Chum acted on behalf of Chardan, either directly or indirectly. There is no relationship or affiliation of any kind between Chum (or any of its affiliates) and Chardan, for example, there is no overlapping ownership of management, and there are no contracts or other arrangements between Chardan and Chum. If the transactions contemplated in the stock purchase agreement close, Chum will not receive a finder’s fee or other consideration from Chardan. On October 15, 2005, Chum entered into a consulting agreement with the shareholders of HollySys to provide financial advice and services to the HollySys shareholders in connection with an acquisition of HollySys and the listing of HollySys on the NASDAQ Global Market, a translation of which is included as Exhibit 10.14. The material terms of that agreement provide that Chum will be entitled to compensation from the HollySys shareholders pursuant to that consulting agreement if the acquisition of HollySys is consummated. The compensation payable to Chum under the consulting agreement includes (1) an initial fee of $50,000; (2) 5% of the total cash consideration of the business combination; and (3) a portion of the stock consideration of the business combination, as follows: (a) if the total number of shares received by the HollySys shareholders from the blank check company is between 16 million and 18 million, then Chum will receive 2.222% of the total number of shares issued to the HollySys shareholders in stock consideration; (b) if the total number of shares received by the HollySys shareholders from the blank check company is more than 18 million, then Chum will receive the number of shares that exceed 18 million plus the shares set forth in the previous clause (a); and (c) if the total number of shares received by the HollySys shareholders from the blank check company is more than 18,500,000, then Chum will receive 30% of the number of shares that exceed 18 million plus the shares set forth in the previous clause (b). In addition, the consulting agreement provides that Chum will be entitled to incentive compensation as follows: (i) if the HollySys shareholders receive between 5,500,000 and 6,580,000 incentive shares from the blank check company, then Chum will receive the number of incentive shares that exceed 5,500,000; and (ii) if the HollySys shareholders receive more than 6,580,000 incentive shares from the blank check company, then Chum will receive 20% of the incentive shares that exceed 6,580,000 plus the incentive shares described in the previous clause (i). Regardless of whether no Chardan stockholder converts their shares or whether 19.99% of the Chardan shareholders convert their shares, Chum will receive cash consideration in the amount of $1.5 million, 2,010,000 shares of HLS common stock upon consummation of the business combination and up to 1,364,000 shares of HLS common stock as incentive compensation contingent upon HollySys achieving the earn out goals set forth in the stock purchase agreement between Advance Pacific and Chardan.

In anticipation of the effective date of its IPO registration statement, Chardan’s management team made general plans to travel to China in mid-August 2005 to begin the process of considering possible candidates for a business combination. Chum helped to arrange meetings between Chardan and the candidates it was proposing to Chardan during an approximately ten-day trip to China by Chardan’s officers in mid-August 2005, but the nature and even the names of any candidates that Chum intended to propose were not disclosed to Chardan’s management until after they arrived in China.

Chardan first learned that Chum was proposing a business combination with HollySys on or about August 15, 2006, following the arrival of most of the Chardan management team in China after the effective date of Chardan’s S-1. At that time, the list of meetings to be held on the trip was discussed, and HollySys was on that list. Other companies that Chardan met with during that trip, not all of which came to it through Chum, included the following: a company that developed home centers and leased space in them to various furniture, appliance and other franchises; a tire manufacturing company; a company that provided coatings for thin film transistor displays that increased the viewing angle of the displays; a liquid crystal display backlight company; a medical equipment manufacturing company; a biotech pharmaceutical company; and a home shopping company.

In the course of the initial meetings with potential business combination candidates, the discussions focused on general introductions of Chardan to the target and the target to Chardan. The experience of Chardan’s principals in working with Chinese businesses was a principal topic of discussion, as was the nature of a blank check company and the nature of the opportunity that Chardan could offer to a Chinese operating company. The information obtained from the potential candidates during those meetings generally consisted of a history of the company’s operations, a description of its ownership structure, its financial performance for the past three years and its future prospects. There was also general discussion regarding the candidate’s need for and use of the additional capital that an exercise of Chardan’s outstanding warrants would generate, as well as the requirements for completing a transaction between the two companies, such as three years of US GAAP-audited financial statements and the process of obtaining SEC approval of a registration statement and proxy materials and the stockholder vote.

The initial meeting between the management of HollySys and Chardan occurred on August 17, 2005 at the facilities of HollySys in Beijing. Those attending that meeting included the officers and directors of Chardan, the Chairwoman of HollySys, Qiao Li, the CEO of HollySys, Dr. Wang Changli, representatives of Chum, including Song Xuesong and Mark Xue, representatives of Guantao Law Firm, including Sun Dongying, and additional representatives of Chardan, including Daniel Beharry, Mark Brewer and Mark Perry.

The focus of that meeting was on introducing the parties to each other. In that meeting the management of HollySys demonstrated familiarity with the manner in which the State Harvest Holdings transaction was being done and indicated receptivity to such a structure, after having previously considered and dismissed other opportunities to go public in markets other than in the U.S. Chardan’s team was generally impressed with HollySys, based on the extent of its accomplishments, the professionalism of its management and the excellent English skills of its CEO, Dr. Wang Changli, a factor that Chardan’s management considered to be important to keeping the investing public fully apprised of developments occurring with the company. Prior to departing China on that trip, the principals and advisors of Chardan conferred, and they all agreed that the most promising candidate for a business combination among the companies seen on that trip was HollySys, and that initial efforts should focus on HollySys. In furtherance of that, a second meeting was held between the principals of Chardan and those of HollySys, including representatives from Chum and Guantao, on August 22, 2005 before Chardan’s principals concluded their trip to China.

The focus on HollySys remained after Kerry Propper, a member of Chardan’s board and management team, conducted a follow up trip to China later in August. The companies with which Mr. Propper and Jiangnan Huang, another of Chardan’s officers and directors, met during that trip included the following: an educational software company focusing on personal and family software, software for teachers and administrators in primary and middle schools and educational software for colleges and universities; a media investment company engaged in real estate development, hotel operation, publication of various advertisements in its own media, designing and printing, sales of advertised products and information services; a company that provides services to the cartoon industry in China and serves as a bridge between Chinese and overseas companies, deriving revenues from fee-generating conferences, contracts with various domestic and international cartoon companies and from sales of their own cartoons; and a company that produced a chemical that enhances the process of oil extraction by increasing the yield from a well after all oil that is accessible using conventional means has been pumped out. In addition to Messrs. Propper and Huang, Mark Perry, an associate of Mr. Propper, and the CEO of each of the companies and one or more members of their staffs were present during the meetings. Following Mr. Propper’s departure from China, Messrs. Huang and Perry also met with a petrochemical company in early September.

After the various meetings between HollySys and Chardan management in August 2005 and after internal discussions among the HollySys shareholders, Chum learned that HollySys was interested in a business combination with Chardan in September 2005.

The Chardan board of directors met regarding the negotiations and the stock purchase transaction on January 31, 2006 to authorize entry into the stock purchase agreement, which was signed on February 2, 2006. There is virtual identity in the membership of Chardan’s board of directors and its management team (the only member of the board who is not also an officer of the company is Dr. Propper, Chardan's chairman). This overlap of roles as management and directors led to continuous active involvement on the part of all directors (including Dr. Propper) in all phases of the transaction, from evaluation to due diligence to structuring of the transaction and negotiation of the stock purchase agreement and its amendments. Similarly, the officers/directors were in frequent contact with each other concerning all aspects of the transaction. Unlike the typical public company with a majority of outside directors, the members of the Chardan board were directly involved in all aspects of the transaction.

As a result, the meetings of the Chardan board of directors served principally to take the formal corporate action necessary regarding matters on which they, as members of the management team, had already reached consensus.

The Role of Greatace

To assist Chardan in evaluating companies in the PRC, Chardan had Jiangnan Huang, an officer and director of Chardan, contact Greatace Consultants Limited (“Greatace”), a Chinese business acquisition consulting firm, on August 28, 2005. Mr. Huang was familiar with Mr. Rong Deng, the chief executive of Greatace, through a common friend, but Chardan, its officers and directors have no other relationship with or connection to Greatace. On September 1, 2005, Chardan engaged Greatace to assist it in preparing background investigations, industry analysis and due diligence reports, among other things, on potential acquisition candidates. Chardan did not retain Greatace to identify candidates for a business combination, and Greatace did not propose any such candidates to Chardan. Under the terms of the agreement, Greatace will be paid a total of $200,000, payable in four installments. The first three installments of $22,200, $22,200 and $22,300 have been paid as milestone payments for a due diligence report on the first company that Chardan targeted as an acquisition candidate. The remaining $133,300 will be paid upon the successful consummation of a business transaction with an operating entity in the PRC.

Chardan engaged Greatace to provide services, including assisting in preparing and executing required confidentiality, market stand-off and similar agreements and compiling preliminary information about potential merger candidates. After a primary candidate was chosen, Greatace would perform financial due diligence and analysis; recommend acquisition structures; assess the available information about the potential target and work with accountants and legal staff to prepare for a business combination, including agreement negotiation.

Chardan, using information it had acquired during its meetings and afterward, selected five companies as potential candidates for a business combination, and Chardan requested preliminary reports from Greatace evaluating the potential targets. Those preliminary reports included general information about the companies (e.g., the nature of their business, the markets in which they operated and basic financial information provided by management). On October 7, 2005, Greatace and the Chardan team held a meeting to review the data collected on various potential targets and to meet with representatives of some of these companies. On the basis of the information provided by Greatace in the review and meetings, in October 2005 Chardan selected HollySys as the primary candidate with which to pursue an agreement, and Greatace was directed to compile a due diligence report on HollySys. Chardan and Greatace both received an industry analysis that HollySys itself had commissioned. The activities of Greatace with regard to other candidates did not progress beyond the initial information presented at the October 7 meeting.

The first draft of the Greatace due diligence report on HollySys was delivered to Chardan on November 30, 2005. That report was expanded and revised, and Chardan received a revised report on December 8, 2005. A description of the contents of the due diligence report is provided below under the heading “Board Consideration and Approval of the Transaction.”

History of Discussions between HollySys and Chardan Capital

Chardan representatives first met with HollySys’ President, Dr. Wang Changli and Chairman, Madame Qiao Li, on August 17, 2005, as described above. The parties met again on August 22, 2005, during which meeting Chardan’s management expressed a strong interest in a business combination with HollySys. During that meeting the parties explored the differences in structure between Chardan China Acquisition Corp. (with which HollySys was very familiar) and Chardan, and there were preliminary discussions regarding the economic terms of a business combination between HollySys and Chardan. Thereafter, the parties remained in regular contact through occasional phone calls and email communications, both directly and through their respective representatives (i.e., with Chum as the representative of HollySys).

The first meeting to discuss the specific terms of this transaction was held on October 10, 2005, in Beijing, China. Participants in that meeting included Dr. Propper and Messrs. Propper, Zhang and Huang on behalf of Chardan, Madame Qiao Li and Dr. Wang Changli for HollySys, and Song Xuesong and Mark Xue of Chum. The discussions continued the exchange of information between the parties, and Chardan suggested the general structure and terms of an acquisition by Chardan. In addition, the parties discussed preliminary issues of due diligence, exchange of information and pricing. At the time, Chardan was restricted in its ability to enter into an arrangement with HollySys pending the closing of the transaction by Chardan China Acquisition Corp., a fact that had been made known to HollySys management previously. As a result, the parties included in their discussions the possibility that HollySys would become a candidate for a transaction with Chardan China Acquisition Corp. instead, in the event the transaction with State Harvest Holdings was not approved by Chardan China Acquisition Corp.’s shareholders.

On November 18 and 19, 2005, subsequent to the Chardan China Acquisition Corp. stockholder approval of the transaction with State Harvest Holdings, Dr. Propper, Mr. Huang and Mr. Zhang from Chardan, certain stockholders of Gifted Time at that time, Xuesong Song, a representative of Chum Investment Corporation who beneficially holds an interest in HollySys through Shanghai Jinqiatong Industrial Development Co. Ltd., met in Beijing for further discussions about the respective businesses and terms of the transaction. The parties were in general agreement about the acquisition terms, but at this meeting they began to discuss various specifics and raised several topics related to the acquisition and disclosure process. Among the matters discussed during these meetings were greater details of the organization of HollySys, the nature of the restrictions on transfer of certain stock holdings in HollySys and the use of consignment agreements as a means of effecting a change in control, the nature and basis for HollySys’ projections of future growth, the economics of the transaction for Advance Pacific, the status of the HollySys audit and the likely timing of a transaction.

After these discussions on November 18 and November 19, 2005, Chardan developed and transmitted to HollySys a draft non-binding memorandum of understanding, which the parties subsequently negotiated via email and telephone. They entered into that memorandum on November 27, 2005. This memorandum set forth the following with respect to the terms on which Chardan would acquire a controlling interest in HollySys:

•	the reorganization of HollySys, which was to take into account the best tax arrangements for all parties;

•	the consideration to be paid for HollySys, which is reflected in the stock purchase agreement;

•	the terms of the additional consideration to be paid over time based on performance criteria;

•	the desire for a stock option plan; and

•	the inclusion of certain Gifted Time Stockholders on the board of directors of the surviving corporation.

In determining the consideration to be paid to Advance Pacific as part of the transaction, Chardan management relied primarily on the earnings history and projections for HollySys. In that regard, the price-to-earnings ratio of several publicly traded companies that are competitors of HollySys, such as Siemens, Honeywell and ABB, were examined. A more complete description of the valuation process that Chardan’s management conducted is provided below at under the heading “Satisfaction oft he 80% Test.” Due to the uncertainty associated with any valuation that relies on expectations of future performance, the parties agreed that the consideration to be paid to Advance Pacific would have a variable component, labeled in the stock purchase agreement as the incentive shares. If HollySys meets the earnings expectations of Advance Pacific for the next few fiscal years, Chardan agreed that the business would have greater value, and that the amount paid for the interest it was acquiring in HollySys should be greater. Thus, if earnings targets in each of those years are met, Advance Pacific will receive additional stock. If the target is missed in any one or more years, the additional stock for those years will not be earned. Chardan management believes this variable component of the consideration is protective of the interests of its stockholders.

Promptly after the execution of the memorandum of understanding, Chardan’s United States counsel prepared a draft of the stock purchase agreement and sent it to counsel for HollySys, the Guantao Law Firm, and to others in the working group, which included Chum, Daniel Beharry and Mark Brewer, the latter two being representatives of Chardan. In addition, the Chinese counsel of Chardan consulted with Chinese counsel for HollySys and commenced discussion of the structure of the transaction and the anticipated steps to be completed under Chinese law before final agreement could be reached.

During the period between November 28, 2005 and December 10, 2005, counsel and other members of the working group exchanged emails about various points in the agreements and continued to modify them and exchanged drafts of documents. Counsel and the accountants for all the parties conducted legal and financial due diligence and negotiated points in the agreements throughout this period. During this period, representatives of Chardan and HollySys also continued the due diligence, as contemplated in the MOU. In particular, Greatace delivered its initial draft of a due diligence report on November 30 and provided a revision on December 8, 2005.

On December 10, 2005, there was a meeting at the San Diego offices of Chardan’s United States counsel, DLA Piper Rudnick Gray Cary to negotiate the final terms of the stock purchase agreement. Dr. Propper and Mr. Zhang of Chardan and Chardan’s United States counsel attended the meetings in person, along with Daniel Beharry and Mark Brewer. Dr. Wang Changli and Madame Qiao Li of HollySys, Mr. Song Xuesong, the executive director of Chum Investment Corporation and his associate, Mark Xue, attended as advisors to HollySys, and Mr. Cui and Mr. Sun, partners of Guantao Law Firm, counsel to HollySys, attended the meetings as well. Substantial progress was made on the agreement at that time, including such topics as board of directors’ membership, agreement on the means for determining the amount of the cash consideration that would be deferred and a number of other drafting points that remained open at that time.

In addition to the subjects discussed above, during the December 10, 2005 meeting Dr. Propper and counsel for Chardan reviewed with representatives of HollySys the obligations of being a U.S. reporting company, including compliance with the reporting requirements of the federal securities laws and restrictions on insider trading, accounting procedures and Sarbanes Oxley requirements, press release disclosure and timing, shareholder communications, website disclosure, financial public relations, NASDAQ compliance and transfer agent requirements. Dr. Wang asked if Chardan Capital, LLC could assist the post-transaction company in meeting the various requirements until management and the service providers in the PRC were familiar with the rules and regulations and public company demands. In the course of that December 10 meeting, a consulting arrangement for Chardan Capital, LLC to provide support to HollySys post-transaction was agreed to. Because it is to last only until the HollySys management is familiar with the requirements of being public, the arrangement will be terminable at HollySys’ discretion, without penalty. The monthly fee was determined to be $30,000, subject to change by agreement of the parties. This arrangement has not yet been reduced to a written agreement, and it will not take effect until a transaction between Advance Pacific and Chardan is concluded.

On December 19, 2005, representatives of Greatace met with the board of directors of Chardan to present their due diligence report and their analysis of the business that HollySys operates. At the meeting were all the board members of Chardan and Mr. Gu Robert, representing Greatace, who made the report. Finding the results of the due diligence report to have satisfactorily confirmed Chardan’s management’s prior understandings regarding the business of HollySys, the Chardan board of directors unanimously resolved to proceed with the acquisition process and continue to work towards execution of a definitive stock purchase agreement.

The parties continued to exchange revisions to the stock purchase agreement, and on January 31, 2006 the board of directors of Chardan met to review the transaction documents and make a decision regarding the acquisition of an ownership interest in HollySys. Among other things, the board of directors reviewed the latest forms of stock purchase agreement, the stock consignment agreements and the employment agreements for the key employees of the combined companies. The board of directors also reviewed the disclosure schedules to the stock purchase agreement. After further considering the due diligence materials, the foregoing were unanimously approved, subject to final negotiation and modification, and the board determined to recommend the approval of the stock purchase agreement, redomestication merger and related transactions and the stock option plan to the stockholders.

The stock purchase agreement was signed on February 2, 2006. Chardan issued a press release on that date and filed a Current Report on Form 8-K on February 3, 2006 announcing the execution of the agreement and discussing the terms of the stock purchase.

Effective as of March 25, 2006, June 5, 2006, December 20, 2006 and February 9, 2007, the parties amended the stock purchase agreement. The first amendment on March 25, 2006 revised the preamble of the agreement to accurately represent the relationship between the parties and provided that the employment agreements would be entered into with HLS and not Beijing HollySys. The second amendment on June 5, 2006 provided for (i) the extension of the termination date for the stock purchase agreement from June 30, 2006 to December 31, 2006 and (ii) a reduction in the size of the board of directors of HLS upon completion of the stock purchase transaction from nine to seven, with four of those seven directors satisfying the independence criteria of NASDAQ. The board of directors of Chardan determined that it was in the best interest of Chardan stockholders to pursue the transaction with Gifted Time Holdings despite the additional time required to consummate the transaction, considering the substantial resources already invested into the transaction and that pursuing a new transaction would have taken considerably longer and placed an additional strain on the resources of Chardan. The amendment effective December 20, 2006 (a) further extended the termination date of the stock purchase agreement to August 10, 2007 (or such later date as established by Chardan ’ s stockholders as the deadline by which Chardan must complete a transaction or commence dissolution); (b) applied the current after-tax profit targets that would trigger earn-out payments to periods deferred by up to six months, in the event that the combined companies adopt a December 31 fiscal year, and increased the number of shares issuable if the target for 2010 is met from 2 million shares to 3 million shares; and (c) re-allocated among the shareholders of Gifted Time Holdings the total consideration to be paid for the acquisition of Gifted Time Holdings (which consideration did not change, except for the 1 million additional shares issuable upon reaching the earn-out target in 2010). The board of directors of Chardan determined that the underlying value to Chardan stockholders was essentially unchanged from its initial determination (the audited results for the 2006 fiscal year had actually exceeded the projects the board had received), and the board approved the extension of the stock purchase agreement based on the same considerations that led to the extension under the first amendment. The amendment in February 2007 was in the form of an amended and restated agreement. A copy of the stock purchase agreement, as amended and restated, is contained in Annex A. The amended and restated agreement (i) reduced the number of incentive shares issuable if the after-tax profit target for 2010 is met from 3 million shares to 2 million shares and (ii) added an after-tax profit target of $71 million for 2011 and provided that if HLS met or exceeded that target, the holders of common stock of Gifted Time Holdings Limited would receive an additional 3 million shares of HLS common stock. The shareholders of Gifted Time proposed this adjustment to the incentive shares based on an assessment that the transaction would not close until near or after June 30, 2007, calling into question the ability of HollySys to meet the incentive targets for 2007. The Chardan board considered this change to be appropriate in light of the fact that the Gifted Time shareholders were not responsible for the delays and the achievement of the 2011 target added additional benefit for Chardan stockholders as well.

Board Consideration and Approval of Transaction

The Greatace Due Diligence Report

While no single factor has determined the final agreed upon consideration in the stock purchase, Chardan’s board of directors reviewed various industry and financial data, including certain valuation analyses and metrics compiled by members of the board and by Greatace in order to determine that the stock purchase is fair to and in the best interests of Chardan’s stockholders and that it was fair to Chardan from a financial point of view.

Greatace, a Chinese consulting firm hired by Chardan to assist in screening candidates for a business combination, conducted a due diligence review of HollySys that included an industry analysis, a description of HollySys’ existing business model and business operations, and financial projections in order to enable the board of directors to ascertain the reasonableness of this range of consideration. Throughout the negotiation process, Greatace continued to assemble and review relevant due diligence materials and, on November 19, 2005, made a presentation of a due diligence package that included the information regarding HollySys that Greatace had gathered and prepared. During its negotiations with Advance Pacific, Chardan did not receive services from any financial advisor other than Greatace.

Greatace subsequently reduced its due diligence presentation to a report, which it delivered to Chardan on November 30, 2005 and revised on December 8, 2005. That due diligence report covered the following topics relating to HollySys and its business:

•	Corporate History and Development
•	Industry and Market Analysis
•	Business Model
•	Operations
•	Financial Performance

•	Business Forecasting
•	Legal Proceedings
•	Intellectual Property
•	Significant Contracts and Commitments
•	Properties

The report of Greatace confirmed and elaborated on the information previously provided by HollySys management to Chardan. The report included confirmation that HollySys was actively engaged in industrial, rail and nuclear power segments of the industry. The report also noted points of distinction between HollySys and its competitors, such as the integration of chip design and dedicated software, as a way of increasing performance while controlling costs.

The report noted that Distributed Control Systems, a type of process automation system in which HollySys specializes, were reported to have had strong growth in 2004 (26% over 2003), with a continuation of that growth expected to continue. HollySys was identified as the second largest company in the market, behind ABB but ahead of Honeywell, Siemens and other recognized names in the business, as well as all domestic Chinese companies. This leading position among domestic Chinese automation companies was judged to be a very important positive factor favoring the transaction with HollySys. HollySys’ position in the nuclear power and railway markets (both interurban and commuter rail) were also confirmed. All of these sectors were judged likely to experience rapid growth in the future based on government planning documents, as the demand for power and transportation services was being driven by the strong growth in China’s economy generally and by its increasing industrialization. HollySys was considered well-positioned to benefit from that growth.

The report also discussed the historical financial performance of HollySys, which, while helpful, was considered secondary to the results of the HollySys audits, which had not yet been delivered. That financial information showed a history of growth in the industrial automation, rail and nuclear power operations of HollySys. To help confirm the reliability of the financial information, the report examined revenue recognition policies, the quality of the company’s accounts receivable and its inventory practices, which were considered to be adequate to render the financial information a reliable indicator of the financial condition of HollySys.

Analysis of cash flows for 2003 through 2005 showed that HollySys had significant positive cash flows for 2004 and 2005, consistent with an expanding business with growing profits.

An important item in the report was the comparison from year to year of the value of contracts obtained in various sectors. The value of contracts is distinct from revenue, in that HollySys’ projects often take place over two or more fiscal years. As a result, revenue from a contract entered into in one year may not be fully recognized in that year or even the next. However, growth in the dollar value of contracts is an indicator that the business is expanding, and it provides information useful to projecting future revenues and profits. The dollar value of contracts for 2004 compared with 2003 increased more than 140%, attributable to a near doubling of industrial automation orders and an increase in subway automation orders (a subset of railways) of more than 1400%. Orders for subways fell below 2003 levels in 2005, reflecting the fact that new subway projects were not being bid and awarded during that period, but despite that fact, the total value of contracts awarded during 2005 remained more than double those in 2003, indicating that HollySys could sustain a high rate of growth in revenues.

One of the most critical aspects of the Greatace report was its assessment of the HollySys forecasts for future growth, as this was a significant basis for the valuation of HollySys by Chardan’s management. The exercise of forecasting, and therefore the evaluation of forecasting practices, is inherently uncertain. However, Greatace determined that HollySys was forecasting annual growth on a company-wide basis of more than 30% per year through fiscal 2010. It examined the reasonableness of those projections based on the anticipated growth in demand in each of the markets and the capabilities of HollySys to compete in those markets, which it considered to be well-established except in the interurban rail system market, where HollySys was working to develop a stronger presence.

In addition to examining projections for the volume of HollySys’ business, Greatace looked at the projected pricing HollySys might achieve. In general terms, HollySys had historically priced its products significantly below foreign competitors, its principal competition, but slightly above its less capable domestic competitors. Due to its low cost structure and efficiencies, Greatace concluded that it was reasonable to expect that HollySys could preserve its margins, even if prices increased only slowly.

The Greatace report included the following projections for HollySys’ business:
Fiscal Year Ending	6/30/06	6/30/07	6/30/08	6/30/09	6/30/10
Revenue	109,583,000	151,492,000	199,094,000	272,409,000	361,996,000
Net Profit	18,555,000	25,945,000	36,166,000	49,551,000	71,047,000
Margin	16.94%	17.12%	18.17%	18.19%	19.63%

These projections were based on the trends discussed above, and the assumed continuing strength in the industrial automation and railway automation markets and greater growth in power generation projects. These projections were prepared in 2005, before the projections provided directly to Chardan that are discussed below under the heading “- Valuation Information.” The projections in the Greatace report validated the conclusions of the Chardan Board about the prospects for growth of HollySys’ business. As was the case with the projections it received directly, the Chardan Board of Directors recognized that projections are only estimates of future operating results, and that they will be affected by numerous factors, most of which are outside of the control of HollySys. Chardan stockholders should not assume that future operating results will conform to these projections, as actual operating results will be different.

In sum, the Greatace report confirmed what HollySys management had told Chardan previously: that its capabilities were substantial, its prospects for growth significant and the ability to compete on price and quality terms with its foreign and domestic competition were demonstrable. While these projections and assessments may not be accurate, Chardan’s management believed that they, together with the variable portion of the consideration based on actual future performance, constitute a reasonable basis for structuring and pricing a transaction to acquire control of HollySys.

In addition to the information contained in the due diligence report, Greatace obtained from HollySys a market study that HollySys commissioned for use in guiding its efforts to focus its business on profitable activities that promised significant growth. A copy of that market study was provided to Chardan as well.

The market study was issued in September 2005 by the China Instruments Manufacturer’s Association. As described in the report itself, it “presents an analysis of industrial control systems, including analysis of the instrument manufacturing industry and analysis of industrial control system products. The analysis of the industry includes industry macro development trends and economic features. The analysis of the products consists of HollySys DCS, PLC, and nuclear power plant Instrumentation & Control systems, including their market sizes, key competitive factors, industry competition analysis, etc.”

The conclusions reached by the report were generally consistent with the outlook of HollySys (and likely formed the basis for at least part of that outlook), which is that the automation industry in China is expected to continue a healthy expansion in the industrial area and in the nuclear power segments of the industry. The study did not include the rail transportation industry.

The financial performance of HollySys since that evaluation by the directors has confirmed the initial assessment, as HollySys exceeded the board’s projections for profit in fiscal 2006.

Interest of Chardan Directors and Officers in the Stock Purchase

In considering the recommendation of the board of directors of Chardan to vote for the proposals to approve the stock purchase agreement, the redomestication merger and the stock option plan, you should be aware that certain members of the Chardan board have agreements or arrangements that provide them with interests in the stock purchase that differ from, or are in addition to, those of Chardan stockholders generally. In particular:

•
if the stock purchase is not approved and Chardan fails to consummate an alternative transaction within the time allotted pursuant to its Certificate of Incorporation, Chardan would be required to liquidate. In such event, the shares of common stock held by Chardan’s directors and officers would be worthless because Chardan’s directors and officers are not entitled to receive any of the liquidation proceeds, and the warrants they hold to acquire 220,000 shares of Chardan’s common stock at an exercise price of $5.00 per share will expire worthless. These warrants have an aggregate market value of $___, based on the closing price of the warrants on ______________, 2007.

•
Chardan’s executives and directors and certain of their affiliates own a total 1,250,000 shares of Chardan common stock that have an aggregate market value of $__________ based on Chardan’s share price of $_____ as of ___________, 2007. However, as Chardan’s directors and executives are contractually prohibited from selling their shares prior to August 2, 2008 (during which time the value of the shares may increase or decrease), it is impossible to determine what the financial impact of the stock purchase will be on Chardan’s directors and executives;

•	the transactions contemplated by the stock purchase agreement provide that Kerry S. Propper will be a director of HLS;

•
after completion of the stock purchase, Chardan Capital LLC, an affiliate of Dr. Propper, Mr. Zhang and Mr. Huang, will provide a variety of ongoing services to HollySys. Such services will be provided on a month-to-month basis terminable at will by HollySys without penalty, at a cost to HollySys of $30,000 per month. There is no written agreement governing the services to be provided, which will be on a non-exclusive basis and include advice and help in meeting US public reporting requirements and accounting standards, Sarbanes-Oxley compliance, corporate structuring and development, stockholder relations, corporate finance and operational capitalization and such other similar services as suggested and agreed to by Chardan Capital, LLC.

Chardan’s Reasons for the Stock Purchase and Recommendation of the Chardan Board

The Chardan board of directors concluded that the stock purchase agreement with Advance Pacific was in the best interests of Chardan’s stockholders and that it was fair to Chardan from a financial point of view. The Chardan board of directors did not obtain a fairness opinion.

Each member of Chardan’s board of directors has previous experience in performing and evaluating due diligence of acquisition targets and in valuing companies, including Chinese companies. With respect to Dr. Propper, the experience includes his work as a general partner of Montgomery Medical Ventures, which in the early 1990’s was among the largest medical venture funds in the country, and his other business activities since. Mr. Huang has extensive experience as a result of his work with Everbright Securities, and Mr. Zhang has worked for approximately two decades in transactions involving the evaluation of Chinese operating companies. One director, Mr. Kerry Propper, is the Chief Executive Officer of Chardan Capital Markets, a registered NASD broker dealer, and in that role is regularly involved in a variety of transactions, such as the private placement of securities, which involve the valuation of businesses. Dr. Propper and Messrs. Zhang and Huang, are currently principals in Chardan Capital LLC, a strategic financial and management consulting company that focuses on identifying attractive Chinese companies and in structuring transactions involving those companies. The experience of these individuals in performing and evaluating due diligence of acquisition targets and valuing companies, including, specifically, Chinese companies, enabled them to review the report and recommendations of Greatace critically and thoroughly.

Recent relevant experience of Chardan’s management includes their successful conclusion of the acquisition of State Harvest Holdings, Ltd. by Chardan China Acquisition Corp. (now Origin Agritech, Ltd.) and a reverse acquisition between Diguang International Development Co., Ltd. (formerly Online Processing, Inc.) and Diguang International Holdings, Limited, a British Virgin Islands holding company whose Chinese operating subsidiary is engaged in the production of backlights for liquid crystal displays used in appliances and consumer electronics. With regard to the latter transaction, Dr. Propper and Messrs. Zhang and Huang participated as principals of Chardan Capital, LLC, and Mr. Propper participated by virtue of the fact that Chardan Capital Markets, LLC (which is not affiliated in any way with Chardan Capital, LLC) acted as a placement agent for a $12 million private placement that occurred in connection with that reverse acquisition.

The Chardan board of directors considered a wide variety of factors in connection with its evaluation of the stock purchase. Many of those factors, such as the international experience and English speaking abilities of Wang Changli, the CEO of HollySys, were not susceptible of quantification. Those that could be quantified, such as the value of the company if certain net income levels were achieved, were quantified, and some of the factors considered, such as historical growth rates, were inherently quantitative in nature. The Chardan board of directors did not consider it useful to assign relative weights to the specific factors it considered in reaching its decision. Rather, once it concluded that the pricing of the transaction would provide value to Chardan’s stockholders if projections of future net income and earnings multiples were met, it focused instead on the relative collective weight of the other positive factors (of which there were many) and the negative factors (of which there were very few) in making its decision.

In considering and deciding to enter into the stock purchase, the Chardan board of directors gave considerable weight to the positive factors discussed below, and they considered the negative factors discussed below under the heading “Potential Disadvantages of the Business Combination with HollySys.”

HollySys’ record of growth and expansion and high potential for future growth in net income

Important criteria to Chardan’s board of directors in identifying an acquisition target were that the company have established business operations, that it was generating current revenues and profits, and that it have what Chardan believes to be a potential to experience significant growth in net income in the future, as that is a principal factor in driving shareholder value. Based on its evaluation of HollySys, the Chardan board considered the potential growth in net income to be one of the strongest factors favoring a business combination with HollySys.

Chardan’s board of directors determined that HollySys has in place the infrastructure for good business operations, a large and growing customer base, technological capabilities and brand name recognition. HollySys has substantial revenues; subsequent to the Chardan Board’s consideration, HollySys reported revenues of approximately $90 million for fiscal 2006, an increase of 13%, compared to 2005.

The increase in revenues produced an even larger increase in operating income, from $13.87 million in 2005 to $18.99 million in 2006, a nearly 37% gain. That was in line with the projections of Chardan’s management, which estimated a growth rate of roughly 30% for the next four to five years. Net income of Gifted Time Holdings (the net income of HollySys adjusted for the minority interest not held by Gifted Time Holdings) also grew by a substantial 31.7%, from $13.7 million in 2005 to $18.05 million. HollySys appears to be well-positioned for its growth to continue. Its backlog, which is the total value of all open contracts less the revenue recognized from those contracts, is also expanding. HollySys’ backlog as of June 30, 2006 was $86.75 million, an increase of more than 22% from $71 million as of June 30, 2005.

Chardan’s board of directors believes that HollySys has the ability to continue the growth that they have demonstrated over the past several years for a variety of reasons, including:

•   HollySys has risen to a leadership position in the Chinese automation industry in the nine plus years that it has been in operation. According to China Industrial Control Network (CICN), HollySys ranks second to ABB in the Chinese distributed control systems market;

•   The prospect that China’s industrial expansion, which creates demand for HollySys’ products, will continue for the foreseeable future, creating the opportunity of increased growth even if HollySys simply maintains its domestic market share, and providing even more rapid growth if HollySys continues to gain market share;

•   The acceptance of HOLLiAS, the company’s platform technology introduced in 2004, which has helped to fuel its subsequent growth. This integrated, enterprise-wide management information and control system differentiates HollySys from many of its competitors;

•   HollySys’ emphasis on maintaining high levels of engineering staff and its rapid development of new products should enable it to continue to enhance its position relative to its international competitors;

•   HollySys’ entry into the international market, which will significantly increase the opportunity for sales of its products. Target markets include Asian countries that are becoming increasingly industrialized, such as India, Pakistan and Vietnam, as well as Western Europe and the U.S. Having demonstrated that its product quality is acceptable to western and Asian companies such as BASF and Toshiba, HollySys’ comparative cost advantages, due to the low salary and wage structure in China relative to its Japanese and western competitors, should enable HollySys to compete effectively in those markets, helping to sustain the expansion of its business.

Revenue growth is important, but it is not sufficient. The ability to preserve margins is another critical aspect of the long term profitability of a business enterprise. A variety of factors indicate to Chardan’s management that HollySys will be able to preserve its margins to a significant degree for the foreseeable future, a strong factor favoring a business combination with HollySys. Those factors include the fact that, due to its lower cost structure, HollySys is already able to price its products and services substantially below those of its principal international competitors and still maintain its margins. This price differential, together with the high quality that HollySys offers, is what has enabled it to achieve a position of market leadership in China. While HollySys products and services are generally priced above its domestic competitors, its differentiation in terms of quality and capability make it less susceptible to competition from those other market participants.

Other factors favor the preservation of HollySys’ margins. As it expands its sales, HollySys will have a larger revenue basis over which to distribute its general and administrative costs. The affordability of the Chinese engineers on which it relies heavily is expected to continue, as the number of those engineers graduating each year exceeds the demand in the marketplace for new engineers. While price competition in China is significant, HollySys is also expanding into international markets where the sensitivity to price is not as great. At the same time, the limited number of competitors for significant portions of HollySys domestic business, such as in nuclear power and railways, suggests that HollySys will not face significant downward pricing pressure on those portions of its business in the short or medium term.

In view of the substantial opportunities for HollySys to expand its business, and the reasonable prospect that it can preserve its margins in the process, its potential for future profit growth was judged to be high. Future profitability is a key consideration in determining the value of a business, and therefore the price of its stock. The board of directors concluded that sustained increases in the share price of HLS stock, should the shareholders approve the business combination between HollySys and Chardan, was reasonably likely to occur, providing substantial benefit to the Chardan stockholders.

A Business Combination with Chardan Would Add to HollySys’ Momentum.

HollySys has achieved its position as a market leader in China as a growing, private company. However, by virtue of the proposed business combination between Chardan and Gifted Time, HollySys acquires the positive attributes of a public company. Those attributes are important to maintaining and building the momentum of HollySys for further growth in a number of ways. For example, it provides HollySys with access to additional capital (either from the exercise of the warrants, a public offering of its stock or use of its own stock as consideration) in the event it decides to drive additional organic growth or to augment that growth through acquisitions.

HollySys represents an opportunity to invest in a growing, dynamic industry

Another criterion important to Chardan’s board of directors in selecting an acquisition target was that the company be in an emerging or expanding industry with potential for growth. While the automation industry has been in existence for many decades, the industry is undergoing a shift from analog to digital technologies that the widespread adoption of computers has enabled. The more effective, rapid and precise degree of data collection, transmission, analysis and response that is possible with digital technologies permits a broader application of control technologies to more processes and more aspects of each process. The resulting increase in capabilities for control systems not only opens up new industrial segments as potential customers, but it also leads to opportunities for the upgrade and replacement of legacy systems by newer, more capable and reliable systems. This continued expansion of the automation industry is reflected by the fact that global spending on distributed control systems is expected to grow from $10.3 billion in 2004 to $14 billion by 2009. The position of HollySys as a high quality, low cost producer of such systems positions it advantageously to benefit from all of these trends, which will redound to the benefit of Chardan’s shareholders.

In addition to trends internal to the industry, the expansion of the industrial sector of the Chinese economy, which is the current principal market for HollySys’ products, is expected to continue at a rapid rate. That will give HollySys the opportunity to expand its customer base, revenues and net income. Even globalization has contributed to growth opportunities. Manufacturers face increasing pressure to deliver consistent quality at low cost, results that they can achieve only with the use of sophisticated control systems that are increasingly available from the suppliers of industrial automation equipment, including HollySys.

For more information on the Chinese and global industrial automation markets, see “Information about HollySys - Market Overview.”

The experience of HollySys’ management

Another criterion important to Chardan’s board of directors in identifying an acquisition target was that the company have a seasoned management team with specialized knowledge of the markets within which it operates and the ability to lead a company in a rapidly changing environment. Chardan’s board of directors concluded that HollySys’ management has demonstrated that ability, addressing critical issues such as the development of its HOLLiAS product platform, its emphasis on rapid product development and deployment and its savvy marketing strategy, which targets its products and services to China’s most rapidly growing and underserved segments, such as nuclear power and rail transportation. By utilizing its growing revenues to expand its market share and develop additional products, HollySys’ management has demonstrated a commitment to a strategy that has given it a significant presence in the automation and controls industry in the PRC. The excellent English skills and western work experience of HollySys’ chief executive, Wang Changli, were also judged to be factors supporting the company’s plans to expand internationally and of help in keeping the investing public effectively apprised of what is taking place within the company.

HollySys’ ability to execute its business plan, even with the risk that a significant number of Chardan’s public stockholders would vote against the stock purchase and exercise their conversion rights

Chardan’s board of directors considered the risk that just under 20% of the current public stockholders of Chardan could vote against the stock purchase and demand to redeem their shares for cash. That would not prevent the transaction from closing but it would reduce the amount of cash available to the combined companies following the stock purchase or could cause a condition of the stock purchase agreement not to be met if not taken into account. For that reason, Chardan structured the payment terms in the stock purchase agreement to reflect this possibility by deferring some of the cash portion of the consideration, the exact amount depending on the amount of Chardan’s stock that is redeemed. Chardan’s board of directors deemed this risk to be no worse with regard to HollySys than it would be for other target companies and believes that HollySys will still be able to implement its business plan, even if the maximum number of shares that can be converted into a pro rata portion of the trust account and still have the transaction proceed are so converted.

Due Diligence Information Materials

In performing the analysis described above, Chardan’s board of directors also reviewed an information statement prepared by Chardan’s consultants, Greatace, in connection with its search for a suitable target company.

The Greatace material provided information on the history and growth of HollySys, a detailed review of its products and markets (both current and planned) and information regarding the company’s competitive position in the Chinese market, both with respect to international competitors and domestic Chinese competitors.

The Greatace due diligence report examined the automation industry in China and provided a market analysis. The report described the growth of the Chinese automation industry, particularly the distributed control systems market. The report reviewed the market segments within the automation industry that HollySys had identified as areas of focus, and noted that HollySys has developed different product lines designed to meet the specific needs of each of these market segments. The report provided a market analysis and description of trends in these market segments and a description of HollySys’ background and technology in these markets. A separate section examined the other major companies in these markets and HollySys’ competition in the automation system industry, particularly in the distributed control systems market, the nuclear power market and the railway transportation market.

The Greatace due diligence report described HollySys’ core technologies and how it planned to implement its corporate business strategy toward becoming the market leader in the Chinese automation industry. A section of the report summarized HollySys’ operations within its principal business units, including how they generate revenue, the profitability, growth rate and the relevant economic factors that affect their results.

The report then examined HollySys’ business operations, including employee compensation and benefits, customer geographic locations and industries, sales and distribution channels, product research and development, pricing policy, advertising and marketing, material procurement control and supply, quality control and project management. The report provided additional information regarding HollySys’ financial performance from 2003 to 2005 by analyzing the financial statements for those years. The report also discussed projected operating results for 2006 to 2010 provided by HollySys.

The report noted that the Gifted Time Stockholders had warranted to Greatace that the HollySys operating companies are not involved in or threatened with any legal proceedings. The report provided information on the intellectual property owned by HollySys, including eight licenses and trade certificates, 39 authorized patents, 15 software copyrights and 18 registered trademarks. The report also provided information on the real property owned by HollySys.

The specific and overall results of the Greatace due diligence investigation served to confirm the strong market position of HollySys and the attractiveness of its future opportunities. A more detailed description of the Greatace due diligence report is provided above under the heading “The Greatace Due Diligence Report.”

Valuation Information

Mr. Kerry Propper, a director and officer of Chardan, prepared for the board of directors an analysis of the post-transaction value of HollySys. He analyzed comparable companies in the automation and controls markets, taking into account their relative market presences and maturity. He prepared a list of comparative price/earnings ratios of these companies and compared them to the price/earnings of HollySys and its anticipated price/earnings. The valuation for the future of HollySys was based on various assumptions, including projected sales, assumed margins, and projected net income.

HollySys provided the following projections to Chardan:
Fiscal Year Ending	6/30/06	6/30/07	6/30/08	6/30/09	6/30/10
Sales	91,433,000	125,382,000	164,780,000	225,459,000	295,082,000
Net Earnings	17,541,000	21,421,000	28,933,000	37,365,000	48,446,000
Margin	19.18%	17.08%	17.56%	16.57%	16.42%

The Chardan Board of Directors recognized that projections are only estimates of future operating results, rather than guarantees of future performance. Because of the inherent uncertainties associated with these projections, the Chardan Board of Directors did not request that the projections provided by HollySys be subject to any representations or warranties in the stock purchase agreement. The Chardan Board recognized that the future operating results of HollySys will be affected by numerous factors, including those discussed in the "Risk Factors" section of this proxy statement/prospectus, most of which are outside of the control of Chardan, HollySys, Gifted Time and their respective Boards and executive officers. As such, the Chardan Board viewed the projections as a means to validate its conclusions about the prospects for continued growth of HollySys' business; the Board urges Chardan stockholders not to assume that future operating results will conform to these projections. In spite of the best efforts of HLS and HollySys, actual operating results will differ from these projections. The actual operating results for the fiscal year ending June 30, 2006 were $89,916,604 in sales, net earnings of $18,051,255 and a margin of 20.07%. The Chardan Board of Directors decided to continue with the transaction and entered into the amendments to the stock purchase agreement in December 2006 and February 2007 based on these actual operating results and the projections indicated above.

Capital resources were taken into account, based on the capital of the company after the acquisition and for income and reinvestment, and for the potential exercise of outstanding warrants of Chardan. Based on this analysis, Mr. Propper concluded that, comparatively speaking, the enterprise value of HollySys, immediately after the acquisition, was favorable relative to the price being paid, and thus is fair to Chardan’s stockholders, considering the price they had paid for Chardan’s stock in its public offering and the prospects for near-term and long-term increases in the share price. On the basis of the analysis, he concluded that the stock purchase transaction was fair from a financial point of view to Chardan stockholders and that the board of directors, from an economic point of view, should consider the acquisition of the Gifted Time Holdings.

Given the passage of time that has occurred since the stock purchase agreement was entered into, the Chardan board of directors re-evaluated the transaction prior to authorizing the entry into the most recent amendments to the stock purchase agreement. It focused principally on whether the factors that it had relied upon in making its initial determination remained intact, as well as making an assessment of how HollySys had performed in the interim against the board’s expectations. Based on the reported financial results of HollySys since Chardan first entered into the stock purchase agreement, the Board has concluded that a business combination with HollySys on the terms of the stock purchase agreement, as amended, remains in the best interests of the Chardan stockholders.

A more detailed discussion of the analysis that Mr. Propper performed is presented below, under the heading “ Satisfaction of the 80% Test,” which, together with the information described above, sets forth the full analysis presented by Mr. Propper to the board of directors of Chardan.

Potential Disadvantages of the Business Combination with HollySys

The Chardan board of directors also evaluated potential disadvantages of a business combination with HollySys. They were not able to identify any meaningful factors associated specifically with HollySys or its industry. The most significant potential drawback associated with HollySys is the potential for an unevenness in its revenues due to the fact that a number of the projects it works on each year are relatively large when compared with the majority of its projects. These large projects tend to be in the infrastructure area (railway and power plants). Both the variability in the occurrence of these projects and the potential for delays in them can pose difficulties for forecasting labor needs and scheduling work. A delay in several of these large contracts, as occurred in the third quarter of 2006, can cause shifts in revenues and earnings, which could lead to volatility in the company’s share price. The Board concluded that this aspect of HollySys’ business was minor in comparison to the positive aspects of the transaction, especially since, as HollySys grows, the tendency will be for its work flows and revenues to even out.

In addition, the Chardan Board believed that there is a relatively easy means of compensating for that unevenness in revenues when analyzing the health of HollySys’ business, which is to look not just at revenues and profits, but also at backlogs, the total of unrecognized revenue associated with executed contracts. To the extent that there has been a delay in performance of one or more contracts, revenues will not be as great, but the backlog will be larger as a result. By looking at the total of revenues for a given period and the backlog existing as of the end of that period, it is possible to determine the rate at which the business is expanding. This aspect of HollySys’ business has been described below in Management’s Discussion and Analysis section relating to Gifted Time Holdings’ financial results. As a result of the ability to compensate fairly readily for this factor when assessing the performance of HollySys, the Board believed that its effects should be minimal.

The Chardan Board considered the methods by which Gifted Time Holdings would own or control Beijing HollySys. The Chardan Board recognized that the need to use stock consignment agreements added complexity to the transaction as a result of the interim lack of record ownership and the required subsequent ownership transfers. These stock consignment agreements are discussed in greater detail below under the heading "Stock Consignment Agreements." On the basis of its discussions with counsel, the Chardan board of directors concluded that the use of stock consignment agreements, as described, are an acceptable method for obtaining a controlling interest in HollySys.

The board of directors also identified other factors that it considered to be potential negative aspects of this transaction. The heavy reliance of HollySys on manufacturing and infrastructure projects leaves it vulnerable to a general downturn of activity in those areas both in China and worldwide. However, all candidates for a business combination present a similar vulnerability to industry-wide trends.

Another consideration was the ability of HollySys management, which will become the management of HLS, to manage its anticipated growth. The board of Chardan recognized this to be a realistic concern. However, it decided it was not possible to reconcile the competing considerations of providing Chardan stockholders with an opportunity for significant appreciation of the value of their investment, which implies a meaningful and sustained rate of growth in revenues and income, and the prospect that the existing management might not be able to continue to manage that growth effectively.

Similarly, the need for the management of HLS subsequent to the business combination to alter its perspective from that of managing a private company to that required for a company whose stock will be publicly traded in the US is a legitimate concern. However, that same concern would apply to any private company with which Chardan sought to combine. In the case of HollySys, the management of Chardan has attempted to ensure that the management of HLS after the stock purchase will appreciate those obligations and will be committed to fulfilling them. In addition, the directors considered the international experience of Wang Changli and his strong English skills to be factors that favored HollySys as a candidate relative to other prospects in this regard.

Satisfaction of 80% Test

It is a requirement that any business acquired by Chardan have a fair market value equal to at least 80% of its net assets at the time of acquisition, which assets shall include the amount in the trust account. Based on the financial analysis of HollySys used to approve the transaction, the Chardan board of directors determined that this requirement was met and exceeded.

To determine the value of HollySys, the board compiled a list of ten comparable engineering/systems automation companies whose stock is traded in the public markets. These companies were broken into three tiers based on their market capitalization to delineate their relative market presence and cycle maturity. Tier one included companies with market capitalization of over fifty billion dollars; tier two included companies with market capitalizations between ten billion and fifty billion dollars; and tier three included companies with less than ten billion of market capitalization. The board then examined the price earnings ratio of these companies. The overall average price earnings ratio for the 10 companies was 20.16. The average price earnings ratio was 19.54 for the tier two companies. The board used the 19.54 price earnings ratio of the tier two companies because it was the average and, therefore, the most representative.

The companies used for this analysis were as follows:

Name	Exchange	Price (USD)	Market Cap (MM)	Shares Outstanding (MM)	Enterprise Value (MM)	Price Earnings Ratio (P/E)
GENERAL ELECTRIC CO	NYSE	34.85	367,495.16	10,600.81	603,153.06	20.15
SIEMENS AG	XETRA	73.05	65,091.58	891.09	68,134.61	17.54
Tier 1 Average						18.85

HONEYWELL INTERNATIONAL	NYSE	36.63	31,246.48	855.15	35,110.02	17.44
EMERSON ELECTRIC CO	NYSE	62.63	26,097.82	413.09	28,947.99	18.58
ABB LTD	VIRT-X	6.54	13,549.39	2,028.41	14,899.11	22.59
Tier 2 Average						19.54

ROCKWELL AUTOMATION INC	NYSE	48.71	8,960.89	181.60	9,128.94	19.18
EATON CORP	NYSE	59.90	9,026.93	147.40	10,597.26	12.20
YOKOGAWA ELECTRIC	TOKYO	13.54	3,439.94	243.23	3,973.58	33.59
INVENSYS PLC	LONDON	0.19	1,069.83	5,686.36	2,856.25	NA
ECHELON CORP	NASDAQ	6.88	280.62	40.12	120.97	NA
Tier 3 Average						21.66

Total Average						20.16

The board made several assumptions in deriving statistics about HollySys that were used solely for the purpose of management’s determining a value of HollySys. Investors should consider carefully how much weight, if any, to place on these projections, because any projection is subject to many assumptions, some or all of which may not be correct or occur as assumed. The assumptions were for the projection of revenues and net income for 2006. The net income assumption for fiscal year 2006 was $17,356,000. The projected net income for 2006 was determined to be reasonable in light of the net income for 2003 of approximately $2,227,000, for 2004 of $4,735,000, and for 2005 of $13,703,000 and the level of existing contracts at the time the assessment was made. Deductions were taken for the costs of the acquisition, increased business operations expense and additional general and administrative expenses, notably those associated with being a public company. The 2006 projection was also derived using a 17% margin. It was also assumed that HollySys’ long-term debt would not increase, and the company would therefore have static debt of approximately $6,800,000. Existing cash was assigned a re-investment growth rate of the current LT Treasury Yield, while debt service was assigned a rate of twice the current LT Treasury Yield when computing applicable interest income (expense). The current LT Treasury Yield was set at 3.81%.

The board used 30,500,000 as the number of shares outstanding immediately after the transaction, while the fully diluted calculations included the additional shares issuable by the exercise of outstanding warrants.

The starting point was to determine the enterprise value for HollySys, which was derived using the following formula: enterprise value equals market capitalization, plus debt, plus preferred equity, minus cash and cash equivalents. Using this formula, the board of directors arrived at a projected enterprise value for HollySys of $337,367,000 for 2006, based on projected net income of $17,356,000 and price earnings ratio of 19.54, producing a market capitalization of approximately $339,136,000. The foregoing figures take into account the minority interest, since the projected net income figure was after deduction for the minority interest. The Board assumed that debt would be $6,800,000, as it was at the time of the calculation, and there was no preferred equity issued and outstanding. Cash and cash equivalents were assumed to be $8,524,000, resulting from the company’s ongoing operations.

Based on the assumed 30,500,000 shares that will be outstanding upon completion of the stock purchase, the Board computed a per share price of $11.12, or approximately double the redemption value of Chardan’s common stock. Although the actual 2006 net income of HollySys was not known at the time of the Chardan Board’s determination of value, those earnings were $18.05 million (again, after deduction for the minority interest). Using the comparable price earnings ratio of 19.54 yields a market capitalization of nearly $353,000,000 and a per share price of $11.57, which remains well in excess of the redemption value of Chardan’s common stock, and continues to support the Board’s determination of the benefits of the transaction. Stockholders should note that these evaluation computations are not predictions of the actual market price of HLS either upon consummation of the transaction or at any time after that.

The Chardan board of directors believes because of the financial skills and background of several of its members, it was qualified to make this analysis itself and conclude that the acquisition of HollySys met this requirement without recourse to an independent source.

By conducting this analysis internally (as opposed to obtaining a third party determination of the satisfaction of the 80% test and the fairness of the transaction to the Chardan stockholders), the Chardan board may have assumed additional potential liability in the event of a challenge to the board's actions. Under Delaware law, a director is fully protected in relying in good faith upon the opinions, reports or statements presented by a person as to matters the director reasonably believes are within such person's professional or expert competence and who has been selected by reasonable care. Without that protection afforded by a third party determination, directors could have additional liability (and Chardan could be required to provide indemnification to the directors) if the decision to acquire Gifted Time Holdings was determined to be in violation of the board's fiduciary duties and not covered by the limitations on director liability contained in Chardan's certificate of incorporation.

Based on the various data discussed in this section the Chardan Board used several different methods to determine the value of HollySys and determined several valuations. In each case the valuation was such that, in the judgment of the Chardan Board, the transaction was fair to Chardan's stockholders and the 80% test discussed above was satisfied. The Board did not choose among the different valuation results, since even the lowest produced a value that was sufficiently high to justify the transaction.

Conclusion of the Board of Directors

After careful consideration, Chardan’s board of directors determined unanimously that each of the stock purchase proposal, the redomestication merger proposal and the stock option proposal is fair to and in the best interests of Chardan and its stockholders. The Chardan board of directors also concluded that the consideration to be paid for the acquisition of Gifted Time Holdings was fair from a financial point of view. Chardan’s board of directors has approved and declared advisable the stock purchase proposal, the redomestication merger proposal and the stock option proposal and unanimously recommends that you vote or give instructions to vote “FOR” each of the proposals to adopt the stock purchase proposal, the redomestication merger proposal, the stock option proposal and the election of directors.

The foregoing discussion of the information and factors considered by the Chardan board of directors is not meant to be exhaustive, but includes the material information and factors considered by the Chardan board of directors.

Stock Consignment Agreements

Chardan’s board of directors also considered the methods by which Gifted Time Holdings may own or control Beijing HollySys.

In China, ownership interests in corporations may be evidenced by registration of those interests in the appropriate governmental office. Under the Chinese system, a change of ownership is accomplished officially by changing the registration. This registration process is analogous to the transfer of stock certificates in the United States and other jurisdictions.

As may occur in the case of stock, an owner of an equity interest in a Chinese corporation may transfer or “consign” a portion of its rights without changing the ownership registration. A simple example is transferring to a third party the right to vote the stock, or the right to receive dividends payable in respect of the stock. Transferring rights associated with a registered ownership of a corporation in China while leaving the registered ownership unchanged is done through what are called stock consignment agreements. Under a stock consignment agreement, certain rights relating to ownership of a Chinese corporation are transferred, but the legal title stays with the registered owner.

Gifted Time Holdings’ ownership of equity interests in Beijing HollySys is, in part, through such stock consignment agreements. These stock consignment agreements transfer to Gifted Time Holdings (the “consignee”) all of the incidents of ownership. Gifted Time Holdings accepted this form of ownership rather than legal title because Wang Changli, as a principal of Beijing HollySys, may not transfer more than 25% of his ownership interest in Beijing HollySys each year. Since the other Gifted Time Stockholders who transferred ownership interests in Beijing HollySys had entered into voting-together agreements with Dr. Wang, they also consigned their equity interests in Beijing HollySys to Gifted Time Holdings in order to act in concert with Dr. Wang and to honor their intention for equal treatment among them, even though the other stockholders are not subject to the same transfer restrictions as Dr. Wang.

In structuring the transaction and in preparing the documentation governing it, Chardan consulted with its legal counsel, which has offices in the PRC, for advice on the use of such consignment agreements as a means for acquiring the rights incident to the ownership of an equity interest in a PRC company when that ownership interest is subject to transfer restrictions. Chardan believes that the stock consignment agreements are widely and effectively used in these instances, based on the frequency with which Chardan’s principals have encountered such agreements in its discussions with dozens of Chinese companies regarding potential transactions. The use of these agreements appears to result from the greater degree of restrictions on stock transfers in China than exists in the US and other jurisdictions. For example, in the transaction between State Harvest Holdings and Chardan China Acquisition Corp., which had the same principals as Chardan, consignment agreements were used to address restrictions on the extent of foreign ownership of the stock of companies involved in the food industry. As with any agreement, its effect and effectiveness depends on its terms, and Chardan sought a review of the agreements in question from the Beijing office of its counsel. No concerns calling the effectiveness of these particular documents to accomplish the transfer of rights from the registered owners to Gifted Time Holdings were identified.

Although the consignment agreements operate initially as control arrangements (e.g., granting the right to vote the shares covered by the agreement), they also provide for transfer of title (i.e., a change in registration) if and when the restrictions on transfer end. Such transfer of title is to be made without payment of any further consideration by the consignee. Moreover, the consignment agreements restrict the title holder from transferring the registration to another party or taking any action limiting the rights granted to the consignee in the agreements. As a result, the consignment agreement freezes the ownership in the hands of the registered owner but gives the consignee (in this case Gifted Time Holdings) all the incidents of ownership, including voting, dividend, director nomination, management selection, etc., other than record ownership.

Under the consignment agreements, transfer of record ownership is subject to the direction of the consignee, provided the transfer is lawful. If the consignee (Gifted Time Holdings) requires the consignor to transfer the record ownership of the consigned securities, the consignee and consignor will enter into a Shares Transfer Agreement and apply for approval of such transfer from the PRC Commerce Bureau in accordance with the M&A regulations. After obtaining approval from the PRC Commerce Bureau, Beijing HollySys would have to re-register its record ownership with the Administration of Industry and Commerce. Under the terms of the proposed transaction, Gifted Time Holdings is the consignee with the right to direct legal title to the stock in Beijing HollySys to be transferred to Gifted Time Holdings. Under the terms of the stock purchase, Gifted Time Holdings is obligated to direct the transfer of the Beijing HollySys stock to Gifted Time Holdings, and the consignor is obligated to effect the transfer, so long as it is a permitted transfer and the transferee is acceptable under PRC law.

In this instance, the restriction on Wang Changli’s transfer of his ownership interest in Beijing HollySys exists because Beijing HollySys is a joint stock company. That restriction does not apply to the principals of a limited liability company. Beijing HollySys intends to change its form from a joint stock corporation to that of limited liability company following consummation of the stock purchase. As a result of that change, the restriction on transfer currently applicable to Wang Changli will terminate, and his ownership interest in Beijing HollySys can then be officially transferred to Gifted Time Holdings. Chardan believes that Gifted Time Holdings would be an acceptable transferee under PRC law, and that the transfer of legal title will occur in due course following the transaction between Chardan and Advance Pacific and the change of Beijing HollySys from a joint stock company to a limited liability company.

The stock purchase agreement requires that PRC counsel issue opinions regarding the validity and enforceability of all the consignment agreements involved in this transaction and the validity of the ultimate transfer of title to the Beijing HollySys stock to Chardan and its successors. PRC counsel has reaffirmed their willingness to provide such an opinion in a form acceptable to counsel for Chardan.

The import of the stock consignment agreements is that Gifted Time Holdings, and subsequently HLS, is that Gifted Time Holdings will have effective control over both Hangzhou HollySys and Beijing HollySys, permitting the consolidation of their financial statements to reflect the aggregate economic benefit that Gifted Time Holdings enjoys as a result of its interest in both. The stock consignment agreements are subject to enforceability and other limitations of the laws and rules of PRC. The Guantao Law Firm, PRC counsel to Gifted Time Holdings and HollySys, has reaffirmed its opinion that these agreements are enforceable under current PRC law. The termination of one stockholder’s consignment agreement does not cause the termination of any of the other consignment agreements, so it would only result in a reduction in consigned shares under Gifted Time Holdings’ control. Under the consignment agreements, legal actions may be initiated in a “competent jurisdiction,” which refers to the British Virgin Islands, since that is the jurisdiction in which the agreements were entered, although Chinese law will govern the validity of the agreements.

There are five consignment agreements between Gifted Time Holdings and five of the British Virgin Island companies. The following is a table of the parties to the consignment agreements showing the percentage ownership interest of Beijing HollySys consigned by each party, with the individual or entity having beneficial ownership of the consigning owner reflected in parentheses:

Consigned Stock	Consigning Owner	% of Total Shares
Beijing HollySys	Ace Lead Profits Limited (Wang Changli)	14.23%
Beijing HollySys	Plus View Investments Limited (Luo An)	9.88%
Beijing HollySys	Acclaimed Insight Investments Limited (Cheng Wusi)	24%
Beijing HollySys	Pioneer Sum Investments Limited (Mei Qinglin)	6%
Beijing HollySys	Allied Earn Investments Limited (Shanghai Jinqiaotong Industrial Development Co., Ltd.)	20%

Each of those consignment agreements transfers to Gifted Time Holdings all of the incidents of ownership of each consignor’s equity interest in Beijing HollySys.

Protections Against the Loss of Consigned Assets

In addition to the provisions of the consignment agreements themselves that are intended to protect the rights and interests in Beijing HollySys conveyed by the agreements, there are corporate governance and other measures taken to protect those interests. For example, the board of directors of HLS will be comprised of a majority of independent persons, one of which initially will be a designee of Chardan. The board of directors will be maintained pursuant to the rules of Nasdaq, which require a majority of persons on the board of directors to be independent directors and that transactions by HLS with insiders must be approved by an audit committee comprised of independent directors. HLS will apply these same standards to transactions between its subsidiaries and insiders. The consignors will not be deemed independent persons under the rules of Nasdaq, and therefore they will not be eligible for membership on the audit committee. Moreover, HLS has a code of ethics that requires fair dealing by officers and directors in transactions with the company. Although Dr. Wang, one of the persons consigning the shares of Beijing HollySys, will be an officer and director of HLS, the above corporate controls prevent him from taking a decision on behalf of HLS or Gifted Time Holdings   to terminate the consignment agreement unilaterally for his own benefit. As discussed more fully below under the heading "Chardan Redomestication Merger - Rights of Minority Shareholders", in the event of a breach by Dr. Wang, shareholders (including minority shareholders) are generally entitled to relief and court intervention for acts that constitute fraud on the minority where wrongdoers control the company. These remedies would be in addition to any that HLS, acting through its board (a majority of whom will be independent), may pursue. Thus, any action taken by Gifted Time Holdings, which would be a wholly-owned subsidiary of HLS, to waive or amend the provisions of the consignment agreements, would require the approval of the HLS audit committee. Because a termination of a consignment agreement would be a material event, it would be disclosed in an appropriate filing.

A termination of the consignment agreements would be a loss of substantial rights of HLS. HLS is not aware of any British Virgin Islands case law or statutory law that specifically provides   that the rights held under consignment agreements are considered an asset of a company; however, HLS believes that the rights under the consignment agreements constitute an asset of HLS because of their substantial value to HLS. As discussed in the section above entitled “Stock Consignment Agreements,” Gifted Time Holdings, as the consignee, has the right to direct legal title to the ownership interest in Beijing HollySys to be transferred to Gifted Time Holdings under the consignment agreements, which represents a valuable property interest in Beijing HollySys. Under the terms of the stock purchase, Gifted Time Holdings is obligated to direct the transfer of the Beijing HollySys stock to Gifted Time Holdings, and the consignor is obligated to effect the transfer, so long as it is a permitted transfer and the transferee is acceptable under PRC law. The termination of the consignment agreements would amount to a transfer of this valuable property interest in Beijing HollySys. Pursuant to the law of the British Virgin Islands applicable to HLS and subject to its Memorandum and Articles of Association, the sale or transfer of 50% or more of the assets of the company requires approval of the shareholders. Such approval would require a meeting of the shareholders to be called and held, with a proxy statement describing the action to be approved and the consequences of the approval. As a result, the ability to frustrate the purpose of the consignment agreements is constrained by British Virgin Islands and US securities laws.

Pursuant to the stock purchase agreement, each Gifted Time Stockholder who consigns his shares to Gifted Time Holdings will use best efforts to complete the acquisition of the ownership of the consigned stock by Gifted Time Holdings from such Gifted Time Stockholder as soon as such acquisition is permitted by applicable law and regulations. Once consigned stock is transferred to Gifted Time Holdings, it will no longer be subject to the consignment agreement and a termination of the consignment agreement will not affect the ownership by Gifted Time Holdings.

Material U.S. Federal Income Tax Considerations of the Redomestication Merger

The following discussion summarizes the material United States federal income tax consequences of the redomestication merger to the Chardan stockholders who are “United States persons,” as defined for United States federal income tax purposes and who hold their Chardan common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This discussion, insofar as it relates to matters of United States federal tax law and regulations or legal conclusions with respect thereto, constitutes the opinion of DLA Piper US LLP as to the material federal income tax consequences of the redomestication merger to Chardan and its stockholders. For United States federal income tax purposes, a “United States person” is:

•	a citizen or resident of the United States;

•	a corporation, partnership, or other entity created or organized in the United States or under the laws of the United States or any state within the United States;

•	an estate whose income is includible in gross income for U.S. federal income tax purposes, regardless of its source; or

•	a trust whose administration is subject to the primary supervision of a U.S. court and that has one or more U.S. persons who have the authority to control all substantial decisions of the trust.

The term “non-United States person” means a person or holder other than a “United States person.”

This section does not discuss all of the United States federal income tax considerations that may be relevant to a particular stockholder in light of his or her individual circumstances or to stockholders subject to special treatment under the federal income tax laws, including, without limitation:

•	brokers or dealers in securities or foreign currencies;

•	stockholders who are subject to the alternative minimum tax provisions of the Code;

•	tax-exempt organizations;

•	stockholders who are “non-United States persons”;

•	expatriates;

•	stockholders that have a functional currency other than the United States dollar;

•	banks, mutual funds, financial institutions or insurance companies;

•	stockholders who acquired Chardan common stock in connection with stock option or stock purchase plans or in other compensatory transactions; or

•
stockholders who hold Chardan common stock as part of an integrated investment, including a straddle, hedge, or other risk reduction strategy, or as part of a conversion transaction or constructive sale.

No ruling has been or will be sought from the Internal Revenue Service as to the United States federal income tax consequences of the redomestication merger, and the following summary is not binding on the Internal Revenue Service or the courts. This discussion is based upon the Code, regulations, judicial authority, rulings and decisions in effect as of the date of this Registration Statement, all of which are subject to change, possibly with retroactive effect. This summary does not address the tax consequences of the redomestication merger under state, local and foreign laws or under United States federal tax law other than income tax law.

Subject to the limitations and qualifications referred to herein and assuming that the redomestication merger will be completed as described in the merger agreement and this Registration Statement, the redomestication merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code, and the following United States federal income tax consequences will result:

•	Chardan stockholders will not recognize any gain or loss upon the receipt of HLS common stock in exchange for Chardan common stock in connection with the redomestication merger;

•
the aggregate tax basis of the HLS common stock received by a Chardan stockholder in connection with the redomestication merger will be the same as the aggregate tax basis of the Chardan common stock surrendered in exchange for HLS common stock;

•
the holding period of the HLS common stock received by a Chardan stockholder in connection with the redomestication merger will include the holding period of the Chardan common stock surrendered in connection with the redomestication merger; and

•
Chardan will recognize gain, but not loss, as a result of the redomestication merger equal to the difference, if any, between the adjusted tax basis in Chardan’s assets and such asset’s fair market value at the effective time of the redomestication merger.

The foregoing United States federal income tax consequences is not affected by the changes made to the Code by the American Jobs Creation Act of 2004 in the treatment of domestic business entities which expatriate from the United States to a foreign jurisdiction. These new provisions, under Section 7874 of the Code, generally apply to the direct or indirect acquisition of substantially all of the properties of a domestic corporation by a foreign corporation if there is at least 60% or 80% of continuing share ownership in the successor foreign entity by the former U.S. corporation’s stockholders and substantial business activities are not conducted in the jurisdiction in which such successor is created or organized. Under the Chardan redomestication merger and the stock purchase agreement, following the redomestication merger into HLS, more than 60% of stock of HLS (by vote and by value) will be held by persons who were not holders of Chardan common stock, and accordingly Section 7874 should not apply to HLS.

Because of the complexity of the tax laws, and because the tax consequences to any particular stockholder may be affected by matters not discussed above, each stockholder is urged to consult a tax advisor with respect to the specific tax consequences of the transactions contemplated by the redomestication merger and the stock purchase to him, her or it, including the applicability and effect of state, local and non-U.S. tax laws, as well as U.S. Federal tax laws.

Anticipated Accounting Treatment

The stock purchase transaction will result in Advance Pacific obtaining a majority of the voting interests in Chardan Sub (subsequently named HLS Systems International Limited). Generally accepted accounting principles require that the company whose shareholders retain the majority voting interest in a combined business be treated as the acquirer for accounting purposes. Since Chardan does not have any assets with operating substance except cash and short-term investments, the transaction has been accounted for as reorganization and recapitalization of Gifted Time Holdings. The cash of $30 million to be paid to Advance Pacific will be accounted for as a capital distribution. The stock purchase transaction utilizes the capital structure of Chardan and the assets and liabilities of Gifted Time Holdings are recorded at historical cost. Although Gifted Time Holdings will be deemed to be the acquiring company for accounting and financial reporting purposes, the legal status of Chardan Sub (subsequently named HLS Systems International Limited) as the surviving corporation will not change.

Regulatory Matters

The stock purchase and the transactions contemplated by the stock purchase agreement are not subject to the HSR Act or any federal or state regulatory requirement or approval in the United States or British Virgin Islands, except for filings necessary to effectuate the transactions contemplated by the stock purchase proposal with the State of Delaware and the British Virgin Islands. The stock transfer agreements between Gifted Time Holdings and Team Spirit Industrial Ltd. and OSCAF International Co. Ltd. required approval by the applicable Chinese governmental authorities under PRC law. Hangzhou HollySys received approval of the stock transfer agreements from the PRC Commerce Bureau on February 13, 2006. The changing of Beijing HollySys to a FIE will comply with the Regulation on the Merger and Acquisition of PRC Enterprises by Foreign Investors, which came into effect on September 8, 2006. According to this merger and acquisition regulation, Beijing HollySys will be required to obtain approval from the Commerce Authority and will have to register with the Beijing Administration of Industry and Commerce, and thereafter will go through the registration formalities in the tax, customs, land administration and foreign exchange administration departments. Aside from the requirements and approvals discussed above, the stock purchase and the transactions contemplated by the stock purchase agreement are not subject to any other foreign regulatory requirements or approvals.

THE STOCK PURCHASE  AGREEMENT

The following summary of the material provisions of the stock purchase agreement, as amended to date, is qualified by reference to the complete text of the amended and restated stock purchase agreement, a copy of which is attached as an annex to this proxy statement/prospectus and is incorporated by reference. All stockholders are encouraged to read the stock purchase agreement in its entirety for a more complete description of the terms and conditions of the stock purchase.

Structure of the Stock Purchase and Redomestication Merger

At the effective time of the stock purchase agreement, as amended, Chardan will be merged with and into HLS Systems International Ltd. (“HLS”). HLS will continue as the surviving company. All of the stock of Chardan will be converted into the right to receive stock in HLS on a one-for-one basis. HLS will purchase all the common stock of Gifted Time Holdings, a British Virgin Island corporation, for $30,000,000 and 22,200,000 shares of common stock, and the additional consideration described below. Through its acquisition of Gifted Time Holdings, which has as assets the stock consignment agreements with respect to a 74.11% interest in Beijing HollySys and an 89.64 % ownership interest in Hangzhou HollySys (60% directly and 29.64% through the Beijing HollySys consignment agreements, HLS will obtain a controlling interest in HollySys.

Closing and Effective Time of the Stock Purchase

The closing of the stock purchase will take place promptly following the satisfaction of the conditions described below under “Conditions to the Completion of the Acquisition,” unless Chardan and Advance Pacific agree in writing to another time.

Name; Headquarters; Stock Symbol

After completion of the stock purchase:

•	the name of the combined company will be HLS Systems International Ltd.

•
the corporate headquarters and principal executive officers will be located at 19 Jiancaicheng Middle Road, Xisanqi, Haidan District, Beijing, China 100096, which is currently the HollySys corporate headquarters; and

•
the combined company will cause the common stock, warrants and units outstanding prior to the stock purchase, that are traded on the OTC Bulletin Board, to continue trading on either the OTC Bulletin Board or the Nasdaq Stock Market. HLS has applied for listing using the symbols HLSS for the common stock, HLSSW for the warrants and HLSSU for the units.

Purchase Price

Advance Pacific will be paid an aggregate of $30,000,000 in cash and will receive an aggregate of 22,200,000 shares of HLS common stock for all the outstanding common stock of Gifted Time Holdings. A portion of the cash purchase price (at least $3 million and possibly as much as $7 million, depending on the amount of funds remaining in the trust account in the event that any of Chardan’s stockholders exercise their conversion rights) will be deferred until HLS receives at least $60,000,000 in subsequent financing or HLS generates positive after-tax cash flow equal to twice the deferred amount. The initial cash payment will be made with funds in the trust account. The balance of the funds in the trust account will be used to meet obligations of the combined companies that exist as of the closing of the stock purchase and for operational expenses of the combined company going forward.

As additional consideration, Advance Pacific will be issued an aggregate of up to 11,000,000 shares of common stock of HLS as a result of the after-tax profits of HLS for the fiscal years 2007 through 2011, (2,000,000 shares per year for the first four years and 3,000,000 shares for fiscal 2011, each year on an all-or-none basis), if HLS generates after-tax profits (excluding after-tax operating profits from any subsequent acquisition for securities that have a dilutive effect and any expenses derived from the issuance of

Year ending December 31,	After Tax Profit

2007	$23,000,000
2008	$32,000,000
2009	$43,000,000
2010	$61,000,000
2011	$71,000,000

The above contemplates that HollySys, which is currently on a June 30 fiscal year, will adopt a calendar year fiscal year following the completion of the stock purchase.

Representations and Warranties

The stock purchase agreement contains a number of generally reciprocal representations and warranties that Advance Pacific and Chardan have made to each other. These representations and warranties relate, as applicable, to:

•	Organization, standing, power;

•	capital structure;

•	authorization, execution, delivery, enforceability of the stock purchase agreement;

•
absence of conflicts or violations under organizational documents, certain agreements and applicable laws or decrees, as a result of the contemplated transaction, and receipt of all required consents and approvals;

•	absence of certain changes or events since September 30, 2005;

•	litigation;

•	compliance with applicable laws;

•	absence of brokers;

•	absence of undisclosed liabilities;

•	accuracy of information contained in the financial statements; and

•	completeness and truthfulness of the information and provisions in the stock purchase agreement.

Advance Pacific also makes representations to Chardan relating to HollySys regarding:

•	ownership of the subsidiary stock;

•	labor relations and employee plans;

•	environmental liability;

•	taxes, tax returns and audits;

•	licenses and permits;

•	the absence of illegal or improper transactions;

•	the collectibility of accounts receivable;

•	the nature and condition of inventory;

•	the contracts to which they are parties;

•	intellectual property rights;

•	non-real estate leases;

•	insurance;

•	the accuracy and completeness of books and records;

•	related party transactions; and

•	affiliates of Beijing HollySys.

Advance Pacific also make representations to Chardan regarding:

•	their acquisition of HLS common stock being solely for their own account;

•	their status as accredited investors;

•	the adequacy of the information they received regarding Chardan;

•	the restricted nature of the securities that they will receive under the stock purchase agreement; and

•	the placement of legends on the certificates representing the securities issued to them under the stock purchase agreement.

Chardan also makes representations to Advance Pacific regarding:

•	filings with the SEC and the accuracy and completeness of the information contained in those filings, including the financial statements and the lack of undisclosed liabilities; and

•	the amount of funds contained in the trust account.

Materiality and Material Adverse Effect

Many of the representations and warranties made by Advance Pacific are qualified by materiality or the use of the term “material adverse effect.” For the purposes of the stock purchase agreement, a “material adverse effect” means a material adverse effect on the business, assets, operations, financial condition, liquidity or prospects of HollySys.

Several of the representations and warranties made by Chardan are qualified by materiality. However, only Chardan’s representation and warranty related to the absence of certain changes and the absence of litigation is qualified by the use of the term “material adverse effect.”

Interim Operations of Chardan and HollySys

Interim Covenants relating to HollySys and Advance Pacific . Under the stock purchase agreement, Advance Pacific has agreed to use its best efforts to cause the HollySys operating companies to conduct business in the usual, regular and ordinary course, in substantially the same manner as previously conducted. In addition to this agreement regarding the conduct of business generally, subject to specified exceptions, Advance Pacific has agreed that, except as otherwise expressly permitted or required by the stock purchase agreement, it will, and it will use its best efforts to cause the HollySys operating companies to:

•	not declare, set aside or pay any dividends on, or make any other distributions in respect of, any of their capital stock;

•	not pledge, sell, transfer, dispose or otherwise encumber or grant any rights or interests to any others in the HollySys stock or the HollySys operating companies stock;

•
not pledge, sell, transfer, lease dispose of or otherwise encumber any property or assets of any HollySys Operating Company, other than in accordance with past practice or in the normal course of business;

•	not issue, deliver, sell or grant any shares of its capital stock, any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any shares of capital stock;

•
not make or agree to a general wage or salary increase or enter into any employment contract, increase the compensation payable or to become payable to any officer or employee of any HollySys Operating Company or adopt or increase the benefits of any bonus, insurance, pension or other employee benefit plan, payment or arrangement, except for those increases consistent with past practices, normally occurring as the result of regularly scheduled salary reviews and increases, and except for increases directly or indirectly required as a result of changes in applicable laws;

•	not amend the organization documents of the HollySys operating companies;

•	not merge or consolidate with, or acquire all or substantially all the assets of, or otherwise acquire, any other business operations;

•	not make any payments outside the ordinary course of business;

•	not make any capital expenditures, except in accordance with prudent business and operational practices consistent with prior practice;

•	provide Chardan with access to information regarding the business of the HollySys operating companies;

•	maintain in effect insurance of the types and in the amounts customarily acquired to protect the assets and business of the HollySys operating companies;

•	protect the confidential information of the HollySys operating companies that they have received in the course of the negotiations;

•	refrain from competing with the HollySys operating companies;

•	refrain from any discussions or negotiations with any other party regarding the issuance of any capital stock or the sale or transfer of any portion of the business of any HollySys operating company;

•	refrain from engaging in any transaction involving the securities of Chardan;

•	disclose certain material information that arises or comes to be known between the date of the stock purchase agreement and the date of the closing;

•
use their best efforts to obtain all authorizations, consents, orders and approvals that may be or become necessary for their execution and delivery of, and the performance of their obligations pursuant to, the stock purchase agreement;

•	not acquire any rights to or use any of the intellectual property of the HollySys operating companies;

•	pay any taxes that become due as a result of the issuance to them of HLS common stock;

•	do all things necessary to effectuate the HollySys stock purchase transaction contemplated under the stock purchase agreement;

•
complete the restructuring related to the formation and ownership of Gifted Time Holdings and have Gifted Time Holdings obtain any required stockholder approval for the stock purchase transaction contemplated under the stock purchase agreement;

•	provide to Chardan such information as is necessary regarding Gifted Time Holdings and the HollySys operating companies as is required under the rules of the SEC for the proxy statements; and

•	provide to Chardan interim internal financial and management reports regarding the conduct of the business of the HollySys operating companies.

Interim Covenants relating to Chardan . The stock purchase agreement, among other things, requires Chardan to:

•
conduct its business in the ordinary course, not sell or issue any capital securities of Chardan, encumber any of the assets of Chardan or incur any debt out of the ordinary course, not declare or pay any dividend, or make any general wage increase;

•	not change its Certificate of Incorporation, by-laws, articles or other organizational documents;

•	call the stockholders meeting to which this proxy relates;

•	incorporate HLS;

•
cause the board of HLS, after the closing, to initially consist of seven persons, of which two members will be designated by Advance Pacific, one member will be designated by the board of Chardan and four members will satisfy the independence requirements of Nasdaq; and

•	apply to have the shares of HLS listed in the Nasdaq Global Market following the closing.

No Solicitation by Chardan

Except as described below, generally Chardan will not:

•	solicit, initiate or encourage the submission of any acquisition proposal;

•	enter into any agreement with respect to any acquisition proposal; or

•
participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any acquisition proposal.

However, Delaware corporate law requires, if Chardan receives a bona fide written acquisition proposal which was not solicited by Chardan, it may, before the stock purchase agreement is adopted by its stockholders, furnish information regarding itself to the person making the acquisition proposal and participate in discussions, but not negotiations, with the person regarding the acquisition proposal, if:

•	the board of directors determines, in good faith that the acquisition proposal constitutes or is reasonably likely to lead to a superior proposal; and

•
the board of directors determines in good faith that failure to submit such superior proposal to its stockholders would cause the board of directors to violate its fiduciary duties to the stockholders under applicable law.

If Chardan has received a superior proposal, Chardan has the right to terminate the stock purchase agreement, based upon a determination in good faith, relying upon the advice of outside legal counsel, that the failure to terminate is reasonably likely to result in the board of directors breaching its fiduciary duty.

No Solicitation by Advance Pacific

Advance Pacific has agreed that they will not, and will use their best efforts to cause HollySys to not:

•	solicit, initiate or encourage discussions regarding or the submission of any acquisition proposal;

•	enter into any agreement with respect to any acquisition proposal; or

•
participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any acquisition proposal.

Advance Pacific will cease immediately all discussions and negotiations regarding any proposal that constitutes, or may reasonably be expected to lead to, an acquisition proposal.

Chardan Stockholders’ Meeting

Chardan has agreed to call and hold a meeting of its stockholders, as soon as practicable after the date of the stock purchase agreement for the purpose of seeking the approval of the stock purchase by its stockholders. Chardan has also agreed that it will file all required proxy materials with the SEC and, through its board of directors, recommend to its stockholders that they approve and adopt the stock purchase proposal.

Access to Information; Confidentiality

Chardan and HollySys will afford to the other party and its representatives prior to completion of the stock purchase reasonable access during normal business hours to all of their respective properties and records and will promptly provide to the other party a copy of each document filed pursuant to the requirements of the securities laws the United States, and all other information concerning its business, properties and personnel as the other party reasonably requests. The information will be held in confidence to the extent required by the provisions of the confidentiality agreement between the two parties.

Reasonable Efforts; Notification

Chardan and Advance Pacific have agreed that they will use all reasonable efforts to take all actions, and to do all things necessary, proper or advisable to consummate the stock purchase and the transactions contemplated by the stock purchase agreement in the most expeditious manner practicable. This includes:

•
obtaining all necessary actions or non-actions, waivers, consents and approvals from governmental entities and making all necessary registrations and filings, including filings with governmental entities, if any, and taking all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entity;

•	obtaining all necessary consents, approvals or waivers from third parties;

•
defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging the stock purchase agreement or any other agreement contemplated by the stock purchase agreement or the consummation of the stock purchase or other transactions contemplated by the stock purchase agreement including seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed; and

•
executing and delivering any additional instruments necessary to consummate the stock purchase or other transactions contemplated by the stock purchase agreement and to fully carry out the purposes of the stock purchase agreement and the transaction agreements contemplated by the stock purchase agreement.

Advance Pacific will give prompt notice to Chardan, and Chardan will give prompt notice to Advance Pacific, of:

•	any representation or warranty made by it contained in the stock purchase agreement becoming inaccurate or misleading; or

•	the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under the stock purchase agreement.

However, no notification will affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under the stock purchase agreement or the agreements contemplated thereby as originally made. Accordingly, such notification may permit a termination of the stock purchase agreement.

Exchange Offer

Chardan also agreed to make the exchange offer for the purpose of acquiring the outstanding shares of Gifted Time Preferred.

Indemnification

Advance Pacific shall indemnify and hold harmless Chardan (or HLS after the closing) for any damages, whether as a result of any third party claim or otherwise, which arise from or in connection with the breach of the representations and warranties and agreements and covenants of Advance Pacific. Chardan shall indemnify and hold harmless each Gifted Time Stockholder for any damages, whether as a result of any third party claim or otherwise, which arise from or in connection with the breach of representations and warranties and agreements and covenants of Chardan, which will be assumed by HLS upon the redomestication merger. Claims may be asserted once the damages exceed $250,000. Any indemnification payments shall be deemed to be an adjustment to the purchase price. Any party entitled to indemnification has the right to adjust any amount that it would otherwise pay (under the stock purchase agreement or any other agreement) to a party obligated to provide indemnification. As discussed under the heading “Enforceability of Civil Liabilities Against Foreign Persons,” HLS may have difficulty enforcing a judgment for indemnification against Advance Pacific. However, HLS would be able to reduce the amount of any future payments to Advance Pacific (including the deferred cash payment or any additional consideration based on after tax profits of HLS) in the event of indemnification claims.

The determination to assert a claim for indemnification against Advance Pacific for the benefit of Chardan (or HLS after the closing) will be determined by an independent committee of the board of directors of Chardan. The independent committee of the board of directors will consist of at least two persons, as selected by the board of directors, none of whom is an officer or employee of Chardan (or HLS after the closing) and its subsidiaries or is the direct or beneficial owner of 5% or more of the voting capital stock of Chardan (or HLS after the closing).

Expenses

Except as provided in the stock purchase agreement, all fees and expenses incurred in connection with the stock purchase and the other transactions contemplated by the stock purchase agreement will be paid by the party incurring such expenses, whether or not the stock purchase is consummated. Advance Pacific has agreed that it has no right to claim or be paid any amount from the Chardan trust account, except on consummation of the stock purchase agreement.

Public Announcements

Chardan, on the one hand, and Advance Pacific, on the other hand, have agreed:

•
to consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the stock purchase and the other transactions contemplated by the stock purchase agreement; and

•	not to issue any press release or make any public statement prior to this consultation, except as may be required by applicable laws or court process.

Conditions to the Completion of the Acquisition

Consummation of the stock purchase is conditioned on the stockholders of Chardan, at a meeting called for these purposes, (i) approving the stock purchase agreement and related transactions, and (ii) approving the merger of Chardan into HLS for the purpose of corporate reincorporation and redomestication in the British Virgin Islands, which will include retention of the HLS name and an increase in the authorized capital of the current company. The stockholders will also be asked to adopt a stock plan, but the stock purchase and redomestication transactions are not dependent on the approval of this plan.

In addition, the stock purchase agreement is conditioned upon (i) no order, stay, judgment or decree issued by any governmental authority preventing, restraining or prohibiting in whole or in part, the consummation of the transactions contemplated in the stock purchase agreement, (ii) execution and delivery to each party of each of the various transaction documents, (iii) delivery by each party to the other party of a certificate to the effect that the representations and warranties of each party are true and correct in all material respects as of the closing and all covenants contained in the stock purchase agreement have been materially complied with by each party, and (iv) receipt of necessary consents and approvals by third parties and completing necessary proceedings.

The obligations of each Gifted Time Stockholder to consummate the transactions contemplated by the stock purchase agreement also are conditioned upon each of the following, among other things:

•
HLS will have delivered the HLS stock and made the payments specified in the stock purchase agreement, and Advance Pacific will have received confirmations of the payment of the cash portion thereof and such other documents, certificates and instruments as may be reasonably requested by Advance Pacific;

•	Advance Pacific must have received a legal opinion, dated as of the closing, from DLA Piper US LLP, counsel to Chardan;

•	HLS will be an existing company under the laws of the British Virgin Islands;

•
Gifted Time Holdings shall have entered into, effective as of the closing, the employment agreements with the key executives, Dr. Wang Changli and Madame Qiao Li, the forms of which are exhibits to the stock purchase agreement;

•	Chardan must have performed all its obligations and all of Chardan’s representations and warranties must be true and correct;

•
at the closing, there will have been no material adverse change in the assets, liabilities or financial condition of Chardan and HLS from that shown in the Chardan balance sheet and related statements of income, and between the date of the stock purchase agreement and the closing date, there will have not occurred an event which, in the reasonable opinion of HollySys, would have had a material adverse effect on the operations, financial condition or prospects of Chardan and HLS;

•
effective as of the closing, the directors of Chardan who are not continuing as directors and officers of Chardan (or HLS, as the case may be) will have resigned and agreed that they have no claim for employment compensation in any form from Chardan; and

•	disbursement of funds held in the trust account maintained for Chardan.

The obligation of Chardan to consummate the transactions contemplated by the stock purchase agreement also are conditioned upon each of the following, among other things:

•	Advance Pacific will have delivered the Gifted Time Holdings stock;

•	the stock consignment agreements will have been executed and delivered;

•
at the closing, there will have been no material adverse change in the assets, liabilities, financial condition or prospects of Gifted Time Holdings, HollySys or its business from that shown or reflected in the financial statements of September 30, 2005 and as to be described in the Chardan proxy statement, and between the date of the stock purchase agreement and the closing date, there shall not have occurred an event which, in the reasonable opinion of Chardan would have a material adverse effect on Gifted Time Holdings or HollySys;

•
the information about Gifted Time Holdings, HollySys and their subsidiaries and management provided for inclusion in the Chardan proxy statement at the time of its distribution and at the closing, will accurately reflect the business, Gifted Time Holdings, HollySys and Advance Pacific, and not contain any untrue statement of a material fact or omission;

•
Chardan must have received a legal opinion, dated as of the closing, from Guantao Law Firm, counsel to Gifted Time Holdings and HollySys, regarding the validity and enforceability of the stock consignment agreements;

•	Gifted Time Holdings, HollySys and each Gifted Time Stockholder must have performed all their obligations and all of their representations and warranties must be true and correct; and

•	each of Dr. Wang Changli and Madame Qiao Li will have entered into the form of employment agreement which is an exhibit to the stock purchase agreement.

Termination

The stock purchase agreement may be terminated at any time, but not later than the closing as follows:

•	by mutual written consent of Chardan and Advance Pacific;

•	by either party if the other party amends a schedule and such amendment or supplement reflects a material adverse change in the condition, operations or prospects of its business;

•	by either party if the closing has not occurred by August 10, 2007 (unless such terminating party is in breach of any of its material covenants, representations or warranties);

•
by either party if the other party has breached any of its covenants or representations and warranties in any material respect and has not cured its breach within 10 business days of the notice of an intent to terminate, provided that the terminating party is itself not in breach;

•
by Chardan if its board of directors shall have determined in good faith, based upon the advice of outside legal counsel, that failure to terminate the stock purchase agreement is reasonably likely to result in the board of directors breaching its fiduciary duties to stockholders by reason of a pending, unsolicited, bona fide written proposal for a superior transaction; or

•
by either party if, at the Chardan stockholder meeting, the stock purchase agreement and redomestication merger and the transactions contemplated thereby shall fail to be approved and adopted by the affirmative vote of the holders of Chardan’s common stock, or 20% or more of the shares sold in the initial public offering are presented for conversion into the pro rata portion of the trust account in accordance with the Chardan certificate of incorporation.

Neither HollySys nor Advance Pacific have any right to damages from Chardan or HLS, and they have no right to any amount held in the trust account, and they have agreed not to make any claim against Chardan and HLS that would adversely affect the business, operations or prospects of Chardan and HLS or the amount of the funds held in the trust account.

Effect of Termination

In the event of proper termination by either Chardan or Advance Pacific, the stock purchase agreement will become void and have no effect, without any liability or obligation on the part of Chardan or Advance Pacific, except in connection with the confidentiality obligations set forth in the stock purchase agreement.

Amendments

The stock purchase agreement may be amended at any time before or after receipt of the approval from Chardan’s stockholders. However, after receipt of the approval from Chardan’s stockholders, the parties may not, without further stockholders’ approval, amend the stock purchase agreement, in a manner that by law requires further approval by the stockholders of Chardan. In addition, no amendment will be binding on any of the parties unless such amendment made in writing by all of them.

Chardan, the Gifted Time Stockholders and Advance Pacific, as applicable, have entered into four amendments to the stock purchase agreement during the period since the stock purchase agreement was originally executed in February 2006. The first amendment on March 25, 2006 revised the preamble of the agreement to accurately represent the relationship between the parties and provided that the employment agreements would be entered into with Gifted Time Holdings and not Beijing HollySys. The second amendment on June 5, 2006 provided for (i) the extension of the termination date for the stock purchase agreement from June 30, 2006 to December 31, 2006 and (ii) a reduction in the size of the board of directors of HLS upon completion of the stock purchase transaction from nine to seven, with four of those seven directors satisfying the independence criteria of NASDAQ. The third amendment on December 20, 2006 (a) further extended the termination date of the stock purchase agreement to August 10, 2007; (b) applied the current after-tax profit targets that would trigger earn-out payments to periods deferred by up to six months, in the event that the combined companies adopt a December 31 fiscal year, and increased the number of shares issuable if the target for 2010 is met from 2 million shares to 3 million shares and (c) re-allocated among the shareholders of Gifted Time Holdings the total consideration to be paid for the acquisition of Gifted Time Holdings (which consideration did not change, except for the 1 million additional shares issuable upon reaching the earn-out target in 2010). The amendment in February 2007 was in the form of an amended and restated agreement. A copy of the stock purchase agreement, as amended and restated, is contained in Annex A. The amended and restated agreement (i) reduced the number of incentive shares issuable if the after-tax profit target for 2010 is met from 3 million shares to 2 million shares and (ii) added an after-tax profit target of $71 million for 2011 and provided that if HLS met or exceeded that target, the holders of common stock of Gifted Time Holdings Limited would receive an additional 3 million shares of HLS common stock. Board Consideration and Approval of Transaction

Extension; Waiver

At any time prior to the consummation of the stock purchase, Chardan and Advance Pacific may extend the time for the performance of any of the obligations or other acts, waive any inaccuracies in the representations and warranties or waive compliance with any of the conditions. Such extension of time or waiver may be agreed to by Chardan even after the meeting of stockholders to approve the transaction if Chardan’s board of directors determines the matter not to have a material effect on the value of the transaction for Chardan’s stockholders and that it is in the best interest of Chardan and its stockholders to do so. However, we anticipate that the transaction will close promptly (within a week) after stockholder approval of the transaction, and we do not anticipate that at the time of the stockholder vote any material condition to performance of the agreement will remain unfulfilled. In the event that any material condition is unfulfilled or an inaccuracy in the representations and warranties of Advance Pacific is identified after the effective date of this registration statement, we would file a post-effective amendment of this Form S-4 and would provide the content of that amendment to our stockholders as of the record date in the manner prescribed by Commission rules prior to conducting the stockholder meeting, if necessary adjourning or postponing the stockholder meeting in order to do so.

Employment Agreements

Each of Dr. Wang Changli and Madame Qiao Li will enter into a three-year employment agreement with Gifted Time Holdings. Dr. Wang will be employed as the chief executive officer, and Madame Qiao Li will be the chairperson. Each of the agreements provide for an annual salary of $120,000 and a discretionary cash bonus that can be up to 250% of the annual salary, as the compensation committee determines. The executives will be entitled to insurance benefits, five weeks vacation, a car and reimbursement of business expenses and, if necessary, relocation expenses. The agreements will be terminable by Gifted Time Holdings for death, disability and cause. The executive may terminate for good reason, which includes Gifted Time Holdings breach, the executive’s not being a member of the board of directors, and change of control. The agreements contain provisions for the protection of confidential information and a three-year-after employment non-competition period within China.

Officers of the Combined Company

After the consummation of the stock purchase, the board of directors will appoint the following executive officers:

•	Dr. Wang Changli as the chief executive officer, and

•	Madame Qiao Li as the chairperson.

CHARDAN REDOMESTICATION MERGER

General

Chardan is reincorporating in the British Virgin Islands and in that process changing its name and corporate documents and establishing a new board of directors. The redomestication merger is an obligation under the stock purchase agreement with Advance Pacific.

We believe that the reincorporation in the British Virgin Islands (BVI) will give the continuing company more flexibility and simplicity in various corporate transactions. We also believe that being reincorporated in the BVI will facilitate and reduce the costs of any further reorganization of the HollySys operating companies and permit the creation and acquisition of additional companies in China as the business of HollySys expands. We believe that the reincorporation will reduce taxes and other costs of doing business by HLS in the future because its operations will be in China after the acquisition. The BVI has adopted a BVI Business Companies Act that allows for flexible and creative corporate structures for international businesses. Further, BVI business companies are wholly exempt from BVI tax on their income. As part of the reincorporation, Chardan’s corporate name will be that of the surviving company, “HLS Systems International, Ltd.”

Reincorporation in the BVI will entail some risks for Chardan stockholders. Upon completion of the stock purchase transaction, holders of Chardan stock will represent a minority of the outstanding shares of HLS. There is little statutory law for the protection of minority shareholders under the laws of the British Virgin Islands. Similarly, the fiduciary obligations of the HLS directors under British Virgin Islands law are not as clearly established as they would be under the statutes or judicial precedent in some jurisdictions in the United States, and British Virgin Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States. These risks are discussed in greater detail in the “Risk Factors” section under the heading “Risks Related to the Ownership of Our Stock.”

The full texts of the Plan of Merger and the Memorandum and Articles of Association of HLS are set forth in annexes to this proxy statement/prospectus. The discussion of these documents and the comparison of rights set forth below are qualified in their entirety by reference to those annexes.

Adoption of the Redomestication Merger

The board of directors has approved the reincorporation plan and redomestication merger and recommends that the stockholders of Chardan approve it.

The affirmative vote of the holders of a majority of the shares outstanding of Chardan is required for approval of the reincorporation plan and redomestication merger. Abstentions and broker non-votes will have the effect of a vote against the proposal.

The reincorporation plan will not be implemented if the stock purchase agreement is not approved or the stock purchase is not consummated. The stock purchase will not be consummated if Chardan does not reincorporate in the BVI.

The board of directors unanimously recommends a vote “FOR” the approval of the reincorporation plan and redomestication merger.

Plan of Reincorporation and Redomestication Merger

The reincorporation will be achieved by the merger of Chardan, a Delaware company, with and into HLS, a BVI corporation, which is wholly owned by Chardan at this time, with HLS being the surviving entity. The Memorandum of Association and the Articles of Association, the equivalent of a certificate of incorporation and bylaws of a United States company, of the surviving company will be those of HLS, written in compliance with BVI law. The effectiveness of the reincorporation and the merger is conditioned upon the filing by both Chardan and HLS of a certificate of merger with the State of Delaware and articles of merger with the BVI. Upon the filing of these documents, Chardan will cease its corporate existence in the State of Delaware.

At the time of the redomestication merger, one new share of HLS will be issued for each outstanding share of common stock of Chardan held by our stockholders on the effective date for the reincorporation. Each share of HLS that is owned by Chardan will be canceled and resume the status of authorized and unissued HLS common stock. The Chardan shares no longer will be eligible to trade on the over-the-counter bulletin board market. The shares of HLS will be eligible to trade in their place beginning on or about the effective date of the reincorporation under a new CUSIP number and trading symbol. The symbol will be assigned if the market will be the OTCBB or will be as determined with the approval of Nasdaq if that is where the shares will trade upon consummation of the stock purchase.

Your percentage ownership of Chardan will not be affected by the reincorporation. As part of the stock purchase transaction, however, there will be the issuance of additional shares of common stock as partial consideration for the HollySys Companies. As part of the reincorporation, HLS will assume the outstanding warrants of Chardan on the same terms as currently issued. In addition, HLS will assume all other outstanding obligations of Chardan and succeed to those benefits enjoyed by Chardan. The business of Chardan, upon the reincorporation and the acquisition of the HollySys Companies will become that of HollySys.

You do not need to replace the current stock certificate of Chardan after the redomestication merger. Do not destroy your current stock certificates issued by Chardan . The issued and outstanding stock certificates of Chardan will represent the rights that our stockholders will have in HLS. Stockholders, however, may submit their stock certificates to our transfer agent, Continental Stock Transfer and Trust Company, 17 Battery Place, New York, New York 10004 (212-509-4000) for new certificates, subject to normal requirements as to proper endorsement, signature guarantee, if required, and payment of applicable taxes.

If you have lost your certificate, you can contact our transfer agent to have a new certificate issued. You may be requested to post a bond or other security to reimburse us for any damages or costs if the lost certificate is later delivered for sale or transfer.

Management of HLS

The directors of HLS will be seven persons. These will be Wang Changli, Qiao Li, Kerry S. Propper, and four independent directors. The officers of HLS will be Dr. Wang Changli (chief executive officer) and Madame Qiao Li (chairperson). See “Directors and Management of the Combined Company following the Stock Purchase.”

Wang Changli and Qiao Li will be employed by Gifted Time Holdings pursuant to written employment agreements described above.

Conversion Rights

Any stockholder of Chardan holding shares of common stock issued in Chardan’s initial public offering who votes against the redomestication merger may, at the same time, demand that Chardan convert his or her shares into a pro rata portion of the trust account as of the record date. If the stockholder makes that demand and the redomestication merger is consummated, Chardan will convert these shares into a pro rata portion of funds held in the trust account plus interest, as of the record date. Alternatively, Chardan stockholders who vote against the redomestication merger may elect to exercise their appraisal rights under Delaware law as discussed in the section below. Because the exercise of the conversion rights and the appraisal rights both require a tender of the holder’s shares to Chardan, only one right may be elected in respect of the shares.

The closing price of Chardan’s common stock on ____________, 2007 (the record date) was $_____ and the per-share, pro-rata cash held in the trust account on that date was approximately $_____. Prior to exercising conversion rights, Chardan stockholders should verify the market price of Chardan’s common stock as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their conversion rights, if the market price per share is higher than the conversion price.

If the holders of 1,150,000 or more shares of common stock issued in Chardan’s initial public offering (an amount equal to 20% or more of these shares), vote against the stock purchase and demand conversion of their shares, Chardan will not be able to consummate the stock purchase.

If you exercise your conversion rights, then you will be exchanging your shares of Chardan common stock for cash and will no longer own these shares. You will be entitled to receive cash for these shares only if you continue to hold these shares through the effective time of the stock purchase and then tender your stock certificate to the combined company.

Appraisal Rights

Under Delaware corporate law, holders of Chardan common stock who comply with the applicable requirements of Delaware law will have the right to receive an appraised value of their shares in connection with the redomestication merger. (Appraisal rights are different than the conversion rights, which are discussed under the heading “The Chardan Special Meeting - Conversion Rights.”)

Delaware law entitles the holders of record of shares of Chardan common stock who follow the procedures specified in Section 262 of the Delaware corporate law to have their shares appraised by the Delaware Court of Chancery and to receive the “fair value” (as determined by the court) of such shares as of the effective time of the redomestication merger, instead of the consideration that the holder would otherwise receive in the redomestication merger. In order to exercise appraisal rights, a stockholder must demand and perfect those rights in accordance with Section 262 of the Delaware corporate law. The following is a summary of Section 262 of the Delaware corporate law and is qualified in its entirety by reference to Section 262 of the Delaware corporate law, a copy of which is attached hereto as Annex H. Chardan stockholders should carefully review Section 262 of the Delaware corporate law as well as information discussed below to evaluate their rights to appraisal.

If a holder of Chardan common stock elects to exercise the right to an appraisal under Section 262 of the Delaware corporate law, such stockholder must:

•   file with Chardan at its main office in San Diego, California, a written demand for appraisal of the shares of Chardan common stock held (which demand must identify the stockholder and expressly request an appraisal) before the vote is taken on the redomestication merger at the special meeting; and

•   continuously hold such shares through the effective time of the redomestication merger.

All written demands for appraisal should:

•   be addressed to Kerry Propper, Corporate Secretary, Chardan North China Acquisition Corporation, 625 Broadway, Suite 1111, San Diego, CA 92101,

•   be sent to ensure receipt before the vote is taken on the redomestication merger at the special meeting,

•   be executed by, or on behalf of, the holder of record, and

•   reasonably inform Chardan of the identity of the stockholder and that the stockholder is thereby demanding appraisal of the stockholder’s shares.

Within 10 days after the effective time of the redomestication merger, HLS (the surviving company of the redomestication merger) will give written notice of the effective time to each holder of Chardan common stock who has satisfied the requirements of Section 262 of the Delaware corporate law by timely filing a proper demand for appraisal. Within 120 days after the effective time, either HLS or any stockholder demanding appraisal rights may file a petition with the court demanding a determination of the fair value of the shares of Chardan common stock of all dissenting stockholders. Any stockholder demanding appraisal rights who desires the court to make the determination of fair value should file the petition on a timely basis, unless the stockholder receives notice that such a petition has been filed by HLS or another stockholder.

If a petition for appraisal is timely filed, the court will determine which stockholders are entitled to appraisal rights and thereafter will determine the fair value of the shares of Chardan common stock held by those stockholders. The court's valuation will exclude any element of value arising from the accomplishment or expectation of the redomestication merger (and the concurrent acquisition of Gifted Time Holdings), but may include a fair rate of interest, if any, to be paid on the amount determined to be fair value. In determining fair value, the court shall take into account all relevant factors. The court may determine the fair value to be more than, less than or equal to the consideration that a stockholder would otherwise be entitled to receive either in the redomestication merger or pursuant to the conversion rights (which entitle the holder to a pro rata portion of the funds in the Chardan trust account). If a petition for appraisal is not timely filed, then the right to an appraisal shall cease. The court will determine the costs of the appraisal proceeding and the court will assess those costs against the parties as the court determines to be equitable under the circumstances. Upon application of a stockholder, the court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding (including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts) to be charged pro rata against the value of all shares entitled to appraisal. Because the reimbursement of these costs is discretionary and because the appraised value of the shares may be low (given that the court is entitled to exclude any elements of value arising from the accomplishment or expectation of the redomestication merger and the concurrent acquisition of Gifted Time Holdings), stockholders demanding appraisal rights may not receive amounts for their shares that would be sufficient to cover their costs of the appraisal process.

After the effective time of the redomestication merger, no stockholder who has exercised appraisal rights shall have any rights of a Chardan stockholder with respect to such holder’s shares for any purpose, except to receive payment to which Chardan stockholders of record as of a date prior to the effective time are entitled, if any. If a stockholder entitled to appraisal rights delivers to HLS a written withdrawal of the demand for an appraisal within 60 days after the effective time of the redomestication merger (or thereafter with the written approval of HLS) or if no petition for appraisal is filed within 120 days after the effective time, then the right of such stockholder to an appraisal will cease and such stockholder will be entitled to receive only the shares of common stock of HLS as provided in the redomestication merger.

Differences of Stockholder Rights

Upon the completion of the reincorporation, the memorandum and articles of association of HLS will become the governing documents of the surviving corporation. Although the corporate statutes of Delaware and the British Virgin Islands are similar, certain differences exist. The most significant differences, in the judgment of the management of Chardan are summarized below. Stockholders should refer to the annexes of the memorandum and articles of association and to the Delaware corporate law and corporate law of the British Virgin Islands, including the Business Companies Act (“BCA”) to understand how these laws apply to Chardan and HLS and may affect you. Neither British Virgin Islands law nor the memorandum and articles of association of HLS impose any limitations on the right of nonresident or foreign owners to hold or vote securities. Under the British Virgin Islands law, holders of a company’s stock are referred to as members, as opposed to stockholders, which reference is carried through in the table.

Provision	Chardan	HLS
Number of Authorized Shares	21 million shares of which 20 million are shares of common stock, $.0001 par value per share and 1 million are shares of preferred stock, par value $.0001 per share	101 million shares of which 100 million are ordinary shares; and 1 million are preference shares, each with a par value of $.001 per share

Par Value	Stated in United States dollars. Changes in capital generally require stockholder approval	No par value Changes in capital may be made upon resolution of members or directors.

Preferred (Preference) Shares	Directors may fix the designations, powers, preferences, rights, qualifications, limitations and restrictions by resolution.	Same as Chardan, but subject to the memorandum.

Registered Shares	Shares of capital stock of Chardan to be registered shares.	Same as Chardan

Purpose of Corporation	To engage in any lawful act not prohibited by law.	Same as Chardan subject to the prohibition of conducting certain business activities in the BVI ( i.e., banking, insurance and local BVI businesses).

Amendment of Certificate of Incorporation	Requires stockholder vote and, except in limited circumstances, by the board of directors.	Requires vote of the members, being a person that holds shares, or as permitted by the BCA by the board of directors and articles.

Registered Office	9 East Loockerman Street Kent County Dover, Delaware	P.O. Box 173 Kingston Chambers Road Town, Tortola, British Virgin Islands

Transfer Agent	Continental Stock Transfer & Trust Company	Same as Chardan

Voting Rights
Common stock: one share, one vote on all matters before the holders of the common stock.
Other classes of equity may have voting rights as assigned to them by the board of directors or as approved by stockholders.
Directors elected by plurality, all other matters either by majority of issued and outstanding or majority of those present and entitled to vote as specified by law.
Same as Chardan Directors elected by plurality as provided in memorandum and articles; all other matters by a majority of those shares present and entitled to vote.

Redemption of Equity	Shares may be repurchased or otherwise acquired, provided the capital of the company will not be impaired by the acquisition. Company may hold or sell treasury shares.	Same as Chardan

Stockholder/Member consent	Permitted as required for a vote at a meeting	Same as Chardan

Notice Requirements for Stockholder/Member Nominations and Other Proposals
In general, to bring a matter before an annual meeting or to nominate a candidate for director, a stockholder must give notice of the proposed matter or nomination not less than 60 days and not more than 90 days prior to public disclosure of the date of annual meeting.
In the event that less than 70 days notice or prior public disclosure of the date of the meeting is given or made to stockholder, to be timely, the notice must be received by the company no later than the close of business on the 10th   day following the day on which such notice of the date of the meeting was mailed or public disclosure was made, whichever first occurs.

To bring a matter before an annual meeting or to nominate a candidate for director, a member must give notice to the company of not less than 30 days nor more than 60 days.
If the member is making a proposal on a matter or nominating a candidate for director and there is less than 40 days notice or prior public disclosure of the date is given or made to members, to be timely, must be received no later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.

Meetings of Stockholders/Members - Presence	In person or by proxy or other appropriate electronic means.	In person or by proxy or by any teleconference means where persons can hear one another.

Provision	Chardan	HLS
Meeting of Stockholder/Member - Notice	Not less than 10 days or more than 60 days.	Not less than seven days; no maximum limit.

Meeting of Stockholders/Members - Call of Meeting
Regular and annual meetings shall be called by the directors. Special meetings may be called only by majority of board of directors, chief executive officer or by a majority of the issued and outstanding capital stock entitled to vote.

Meetings may be called by the directors or by members holding 30 percent of the outstanding votes. The articles require an annual meeting of the members for the election of directors to be called by the directors.
Meetings on short notice may be called upon waiver or presence of all the members holding shares entitled to vote or 90% of the total number of shares entitled to vote agree to short notice.

Meeting of Stockholders /Members- Place	Within or without Delaware	Within or outside the BVI as the directors consider necessary or desirable.

Meeting of Stockholders/Members - Quorum	Majority of the capital stock issued and outstanding and entitled to vote at meeting. Meeting may be adjourned for up to 30 days without additional notice to stockholders.	One-half of the votes of the shares of each class or series entitled to vote. Adjournment for such time as directors determine.

Meeting of Stockholders/Members - Record Date	As fixed by the directors, no more than 60 days and no less than 10 days before the meeting. If not fixed, the day before notice of meeting is given.	As fixed by the directors

Directors - Election	By the stockholders as entitled by their terms, including the holders of common stock.	By the members as entitled by their terms, including the holders of common stock

Directors - Term	Staggered board of three classes; for terms of three years	Annual term

Directors - Removal	By the stockholders for cause.
By resolution of the members for cause or without cause on a vote of the members representing 66-2/3 of the shares entitled to vote or the directors for any reason on a resolution signed by all the other directors absent from meetings for six months without leave of the board, death or incapacity.

Directors - Vacancy	May be filled by majority of remaining directors (unless they are the result of the action of stockholders) and newly created vacancies may be filled by majority of remaining directors.	May be filled by members or the board of directors.

Directors - Number	Unless established by certificate of incorporation, as determined by board of directors, but not less than one.	Same as Chardan.

Directors - Quorum and Vote Requirements	A majority of the entire board. The affirmative vote of a majority of directors present at a meeting at which there is a quorum constitutes action by the board of directors.	One-half of the total number of directors, present in person or by alternate, except if there are only two or less directors then a quorum will be all the directors.

Directors - Managing Director	Not applicable
Provision for the board to select one or more directors to be managing directors, provide for special remuneration and assign such powers as the board determines so long as it is not a power that requires board approval.

Directors - Powers	All powers to govern the corporation not reserved to the stockholders.	Same as Chardan

Provision	Chardan	HLS
Directors - Committees	Directors may establish one or more committees with the authority that the board determines.	Same as Chardan

Directors - Consent Action	Directors may take action by written consent of all directors, in addition to action by meeting.	By written consent in same manner as if at a meeting in persons, by directors or by alternate.

Director - Alternates	Not permitted	Directors may, by written instrument, appoint an alternate who need not be a director, who may attend meetings in the absence of the director and vote and consent in the place of the directors.

Directors - Appoint Officers	Directors appoint the officers of the corporation, subject to the by-laws, with such powers as they determine.	Same as Chardan, subject to the articles of association

Director - Limitation of Liability
Directors liability is limited, except for (i) breach of loyalty, (ii) act not in good faith or which involves international misconduct or a knowing violation of law, (iii) willful violation of law in respect of payment of dividend or redeeming shares, or (iv) actions in which director receives improper benefit.

Duty to act honestly and in good faith with a view to the best interests of the company and exercise care, diligence and skill of a reasonably prudent person acting in comparable circumstances. No provisions in the memorandum, articles or agreement may relieve a director, officer, or agent from the duty to act in accordance with the memorandum or articles or from personal liability arising from the management of the business or affairs of the company.

Director - Indemnification Insurance	Company may purchase insurance in relation to any person who is or was a director or officer of the company.	Same as Chardan, extends to a liquidator of the company.

Amendments to Organizational Documents
Amendments must be approved by the board of directors and by a majority of the outstanding stock entitled to vote on the amendment, and if applicable, by a majority of the outstanding stock of each class or series entitled to vote on the amendment as a class or series. By-laws may be amended by the stockholders entitled to vote at any meeting or, if so provided by the certificate of incorporation, by the board of directors.
Amendments to the memorandum and articles may be made by resolution of the members or by the directors.

Sale of Assets	The sale of all or substantially all the assets of the company requires stockholder approval.	Subject to the Memorandum and Articles of Association, the sale of more than 50% of the assets of the company requires member approval.

Dissenters Rights	Provision is made under Delaware corporate law to dissent and obtain fair value of shares in connection with certain corporate actions that require stockholder approval or consent.	Provision is made under the BCA to dissent and obtain fair value of shares in connection with certain corporate actions that require member approval or consent.

Indemnification Of Officers And Directors

As indicated in the comparison of charter provisions, a director, officer or agent of a company formed under the laws of the British Virgin Islands is obligated to act honestly and in good faith and exercise care, diligence and skill of a reasonably prudent person acting in comparable circumstances. The Memorandum and Articles of HLS do not relieve directors, officers or agents from personal liability arising from the management of the business of the company. Notwithstanding the foregoing, Section 132 of the Business Companies Act of the British Virgin Islands may indemnify directors, officers and agents against all expenses, including legal fees and judgments, fines and settlements, in respect of actions related to their employment. The stock purchase agreement provides indemnification in respect of the representations, warranties and covenants of the parties, some of which may relate to the securities laws of the United States. There are no agreements that relieve directors, officer or agents from personal liability. HLS is permitted and intends to obtain director and officer insurance.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, HLS and Chardan have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy, as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

Defenses Against Hostile Takeovers

While the following discussion summarizes the reasons for, and the operation and effects of, the principal provisions of HLS’s Memorandum and Articles of Association that management has identified as potentially having an anti-takeover effect, it is not intended to be a complete description of all potential anti-takeover effects, and it is qualified in its entirety by reference to the full texts of HLS’s Memorandum and Articles of Association.

In general, the anti-takeover provisions of HLS’s Memorandum and Articles of Association are designed to minimize susceptibility to sudden acquisitions of control that have not been negotiated with and approved by HLS’s board of directors. As a result, these provisions may tend to make it more difficult to remove the incumbent members of the board of directors. The provisions would not prohibit an acquisition of control of HLS or a tender offer for all of HLS’s capital stock. The provisions are designed to discourage any tender offer or other attempt to gain control of HLS in a transaction that is not approved by the board of directors, by making it more difficult for a person or group to obtain control of HLS in a short time and then impose its will on the remaining stockholders. However, to the extent there provisions successfully discourage the acquisition of control of HLS or tender offers for all or part of HLS’s capital stock without approval of the board of directors, they may have the effect of preventing an acquisition or tender offer which might be viewed by stockholders to be in their best interests.

Tender offers or other non-open market acquisitions of stock will generally be made at prices above the prevailing market price of HLS’s stock. In addition, acquisitions of stock by persons attempting to acquire control through market purchases may cause the market price of the stock to reach levels that are higher than would otherwise be the case. Anti-takeover provisions may discourage such purchases, particularly those of less than all of HLS’s stock, and may thereby deprive stockholders of an opportunity to sell their stock at a temporarily higher price. These provisions may therefore decrease the likelihood that a tender offer will be made, and, if made, will be successful. As a result, the provisions may adversely affect those stockholders who would desire to participate in a tender offer. These provisions may also serve to insulate incumbent management from change and to discourage not only sudden or hostile takeover attempts, but also any attempts to acquire control that are not approved by the board of directors, whether or not stockholders deem such transactions to be in their best interest.

Stockholder Meetings . British Virgin Island law provides that stockholder meetings shall be convened by the board of directors at any time or upon the written request of stockholders holding more than 30% of the votes of the outstanding voting shares of the company. HLS’s Articles of Association provide that annual stockholder meetings for the election of directors may be called only by the directors.

Number of Directors and Filling Vacancies on the Board of Directors . British Virgin Island law requires that the board of directors of a company consist of one or more members and that the number of directors shall be set by the corporation’s Articles of Association, with a minimum of one director. HLS’s Articles of Association provide that the number of directors shall be not less than one, subject to any subsequent amendment to change the number of directors. The power to determine the number of directors is vested in the board of directors. The power to fill vacancies, whether occurring by reason of an increase in the number of directors or by resignation, is vested primarily in the board of directors. Directors may be removed by the members only for cause or without cause on a vote of the members representing 66-2/3 of the shares entitled to vote.

Election of Directors . Under British Virgin Island law, there is no cumulative voting by stockholders for the election of the directors. The absence of cumulative voting rights effectively means that the holders of a majority of the stock voted at a stockholders meeting may, if they so choose, elect all directors of HLS, thus precluding a small group of stockholders from controlling the election of one or more representatives to the board of directors.

Advance Notice Requirements for Nomination of Directors and Presentation of New Business at Meetings of Stockholders; Action by Written Consent . The HLS Articles of Association will provide for advance notice requirements for stockholder proposals and nominations for director. Generally, to be timely, notice must be delivered to the secretary of HLS at its principal executive offices not fewer than 30 days nor more than 60 days prior to the first anniversary date of the annual meeting for the preceding year. Special meetings may be called by HLS’s board of directors or by stockholders comprising 50% of the combined voting power of the holders of the then outstanding shares entitled to vote. These provisions make it more procedurally difficult for a stockholder to place a proposal or nomination on the meeting agenda or to take action without a meeting, and therefore may reduce the likelihood that a stockholder will seek to take independent action to replace directors or seek a stockholder vote with respect to other matters that are not supported by management.

Rights of Minority Shareholders

Under the law of the British Virgin Islands, there is little statutory law for the protection of minority shareholders. The principal protection under statutory law is that shareholders may bring an action to enforce the constituent documents of the corporation, the Articles and the Memorandum of Association. Shareholders are entitled to have the affairs of the company conducted in accordance with the general law and the articles and memorandum. The company is obliged to hold an annual general meeting and provide for the election of directors. Companies are obligated to appoint an independent auditor and shareholders are entitled to receive the audited financial statements of the company.

There are common law rights for the protection of shareholders that may be invoked, largely dependent on English company law, since the common law of the British Virgin Islands for business companies is limited. Under the general rule pursuant to English company law known as the rule in Foss v. Throttle , a court will generally refuse to interfere with the management of a company at the insistence of a minority of its shareholders who express dissatisfaction with the conduct of the company’s affairs by the majority or the board of directors. However, every shareholder is entitled to have the affairs of the company conducted properly according to law and the constituent documents of the corporation. As such, if those who control the company have persistently disregarded the requirements of company law or the provisions of the company’s memorandum of association or articles, then the courts will grant relief. Generally, the areas in which the courts will intervene are the following: (i) an act complained of which is outside the scope of the authorized business or is illegal or not capable of ratification by the majority, (ii) acts that constitute fraud on the minority where the wrongdoers control the company, (iii) acts that infringe on the personal rights of the shareholders, such as the right to vote, and (iv) where the company has not complied with provisions requiring approval of a special or extraordinary majority of shareholders.

Under the law of Delaware, the rights of minority shareholders are similar to that which will be applicable to the shareholders of HLS. The principal difference, as discussed elsewhere will be the methodology and the forum for bringing such an action. It is also generally the case that the Delaware courts can exercise wide latitude in interpretation and wide discretion in fashioning remedies as they think fits the circumstances for the regulation of the company. Under English precepts of the law of minority shareholders, there is generally a more restricted approach to the enforcement of the rights through the interpretation of the law, articles and memorandum.

Federal Income Tax Consequences of the Reincorporation

The redomestication merger has been structured to qualify as a reorganization under section 368(a) of the Code for federal income tax purposes. For United States federal income tax purposes, no gain or loss will be recognized by the stockholders of Chardan who receive HLS common stock for their Chardan common stock in connection with the redomestication merger. The aggregate tax basis of the HLS common stock received by a Chardan stockholder in connection with the redomestication merger will be the same as the aggregate tax basis of the Chardan common stock surrendered in exchange for HLS common stock. A stockholder who holds Chardan common stock will include in his holding period for the HLS common stock that he receives his holding period for the Chardan common stock. Chardan, however, will recognize gain, but not loss, as a result of the redomestication merger equal to the difference, if any, between the adjusted tax basis of any Chardan asset and such asset’s fair market value at the effective time of the redomestication merger. There is no reciprocal tax treaty between the British Virgin Islands and the United States regarding withholding.

State, local or foreign income tax consequences to stockholders may vary from the federal income tax consequences described above, and stockholders are urged to consult their own tax advisor as to the consequences to them of the reincorporation under all applicable tax laws .

Transfer of HLS Securities Upon Death of Holder

Because HLS is a BVI company, the transfer of the securities of HLS, including the common stock and warrants, for estate administration purposes will be governed by BVI law. This may require that the estate of a decedent security holder of HLS seek to probate or transfer under letters of administration for the estate issued by a court in the BVI. HLS has attempted to modify this requirement by inserting in its Articles of Association a provision that permits the board of directors to decide whether or not to permit decedent transfers based on estate documentation from jurisdictions other than the BVI, more in accordance with United States practice, without any action having to be taken in the BVI. The board of directors intends to follow this procedure. There is no assurance that this will result in an enforceable transfer. The board of directors will be fully indemnified for its actions in this regard pursuant to the Articles of Association.

THE EXCHANGE OFFER

Overview

HLS is offering to exchange one share of HLS common stock for each outstanding share of Gifted Time Preferred, subject to the procedures described in this prospectus and offer to exchange and the related letter of transmittal.

The term “expiration date” means 12:00 midnight, New York City time, on ___________, 2007, unless HLS extends the period of time for which the exchange offer is open, in which case the term “expiration date” means the latest time and date on which the exchange offer, as so extended, expires. In no event will HLS extend the exchange offer for more than 20 days beyond the currently scheduled expiration date.

If you are a registered shareholder and tender your shares of Gifted Time Preferred directly to HLS, you will not be obligated to pay any charges or expenses of HLS or any brokerage commissions. Except as set forth in the instructions to the letter of transmittal, any transfer taxes on the exchange of shares of Gifted Time Preferred pursuant to the offer will be paid by HLS.

HLS is making the exchange offer in order to acquire control of the remaining equity interests of Gifted Time Holdings. Pursuant to a stock purchase agreement with the holder of all issued and outstanding shares of common stock of Gifted Time Holdings, if the stockholders of Chardan (the parent of HLS) approve the transaction, then HLS will acquire all such shares of common stock (representing approximately 94.5% of the equity interests of Gifted Time Holdings) for consideration consisting of HLS common stock and cash. The exchange offer is the final step in this transaction by which HLS is acquiring shares of Gifted Time Holdings.

HLS’s obligation to exchange shares of its common stock for shares of Gifted Time Preferred pursuant to the exchange offer is subject to several conditions referred to below under “The Exchange Offer—Conditions of the Offer,” including the stockholder approval condition and the stock purchase condition, as well as the other conditions that are discussed below.

Timing of the Exchange Offer

The exchange offer is scheduled to expire at 12:00 midnight, New York City time on ___________, 2007. This expiration date is 30 days after the date of the Chardan meeting, by which time Chardan expects to have completed the acquisition of the Gifted Time Holdings Common Stock (assuming that the Chardan stockholders approve the acquisition transaction at the Chardan meeting). For more information, you should read the discussion below under the section captioned “The Exchange Offer—Extension, Termination and Amendment.”

Extension, Termination and Amendment

HLS expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the exchange offer remains open, and HLS can do so by giving oral or written notice of such extension to the holders of Gifted Time Preferred. If HLS decides to extend the exchange offer, HLS will make an announcement to that effect no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled expiration date. You should not assume that HLS will exercise its right to extend the offer, although it currently intends to do so, until all conditions have been satisfied or waived. During any such extension, all shares of Gifted Time Preferred stock previously tendered and not properly withdrawn will remain subject to the exchange offer, subject to your right to withdraw your shares of Gifted Time Preferred stock. You should read the discussion under the section captioned “The Exchange Offer—Withdrawal Rights” for more details.

To the extent legally permissible, HLS also reserves the right, in its sole discretion, at any time or from time to time:

•	to extend, for any reason, the period of time (up to a maximum of 20 days) during which the exchange offer is open;

•
to delay acceptance for exchange of, or exchange of, any Gifted Time Preferred pursuant to the exchange offer, or to terminate the exchange offer and not accept or exchange any Gifted Time Preferred not previously accepted or exchanged, upon the failure of any of the conditions of the exchange offer to be satisfied prior to the expiration date; and

•	to waive any condition or otherwise amend the exchange offer in any respect.

In addition, HLS may terminate the exchange offer and not exchange shares of Gifted Time Preferred that were previously tendered if completion of the exchange offer is illegal or if a governmental authority has commenced or threatened legal action related to the exchange offer.

HLS will effect any extension, termination, amendment or delay by giving oral or written notice to the holders of shares of Gifted Time Preferred and by making a public announcement as promptly as practicable thereafter. In the case of an extension, any such announcement will be issued no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled expiration date. Subject to applicable law and without limiting the manner in which HLS may choose to make any public announcement, HLS does not assume any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release.

If HLS makes a material change in the terms of the exchange offer or the information concerning the exchange offer, or if it waives a material condition of the exchange offer, HLS will extend the exchange offer to the extent required under applicable laws. If, prior to the expiration date, HLS changes the percentage of shares of Gifted Time Preferred being sought or the consideration offered, that change will apply to all holders whose shares of Gifted Time Preferred are accepted for exchange pursuant to the exchange offer. If at the time notice of that change is first published, sent or given to holders of Gifted Time Preferred, the exchange offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, HLS will extend the exchange offer until the expiration of that ten business day period. For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 A.M. through 12:00 midnight, New York City time.

Exchange of shares of Gifted Time Preferred; Delivery of HLS Common Stock

Upon the terms and subject to the conditions of the exchange offer (including, if the exchange offer is extended or amended, the terms and conditions of any such extension or amendment), HLS will exchange shares of Gifted Time Preferred validly tendered and not properly withdrawn as promptly as practicable after the expiration date. In addition, subject to applicable rules of the SEC, HLS expressly reserves the right to delay acceptance for exchange of, or the exchange of, shares of Gifted Time Preferred in order to comply with any applicable law. In all cases, exchange of shares of Gifted Time Preferred tendered and accepted for exchange pursuant to the offer will be made only after timely receipt by HLS of certificates for those shares of Gifted Time Preferred, a properly completed and duly executed letter of transmittal and any other required documents.

For purposes of the offer, HLS will be deemed to have accepted for exchange shares of Gifted Time Preferred validly tendered and not withdrawn as, if and when it notifies holders of Gifted Time Preferred of its acceptance of the tenders of those shares of Gifted Time Preferred pursuant to the exchange offer. HLS will deliver HLS common stock in exchange for shares of Gifted Time Preferred pursuant to the exchange offer as soon as practicable after such notification.

If HLS does not accept any tendered shares of Gifted Time Preferred for exchange pursuant to the terms and conditions of the exchange offer for any reason, or if certificates are submitted for more shares of Gifted Time Preferred than are tendered, HLS will return certificates for such unexchanged shares of Gifted Time Preferred without expense to the tendering holder.

Withdrawal Rights

You can withdraw tendered shares of Gifted Time Preferred at any time until the exchange offer has expired. If HLS decides to provide a subsequent offering period, HLS will accept shares of Gifted Time Preferred tendered during that period immediately and thus you will not be able to withdraw shares of Gifted Time Preferred tendered during any subsequent offering period.

For your withdrawal to be effective, HLS must receive from you a written notice of withdrawal at its address set forth on the back cover of this prospectus, or by facsimile at (619) 795-9636 (you may confirm receipt of your facsimile by phoning (619) 795-4627. Your notice must include your name, address, the certificate number(s) and the number of shares of Gifted Time Preferred to be withdrawn.

A financial institution must guarantee all signatures on the notice of withdrawal. Most banks, savings and loan associations and brokerage houses are able to effect these signature guarantees for you. The financial institution must be a participant in the Securities Transfer Agents Medallion Program, referred to as an “eligible institution.”

HLS will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal in its sole discretion, and its decision shall be final and binding. None of HLS or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal nor will they incur any liability for failure to give any such notification. Any shares of Gifted Time Preferred properly withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer. However, you may retender withdrawn shares of Gifted Time Preferred by following the procedures discussed under the sections captioned “The Exchange Offer—Procedure for Tendering” at any time prior to the expiration date.

Procedure for Tendering

To validly tender shares of Gifted Time Preferred pursuant to the exchange offer, you must submit a properly completed and duly executed letter of transmittal, along with any required signature guarantees, and any other required documents, to HLS at its address set forth on the letter of transmittal, and certificates for tendered shares of Gifted Time Preferred.

Signatures on all letters of transmittal must be guaranteed by an eligible institution, except in cases in which shares of Gifted Time Preferred are tendered by the registered holder of shares of Gifted Time Preferred who has not completed the box entitled “Special Issuance Instructions” on the letter of transmittal.

If the certificates for shares of Gifted Time Preferred are registered in the name of a person other than the person who signs the letter of transmittal, or if certificates for unexchanged shares of Gifted Time Preferred are to be issued to a person other than the registered holder(s), the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed in the manner HLS has described above.

The method of delivery of Gifted Time Preferred certificates and all other required documents is at your option and risk, and the delivery will be deemed made only when actually received by HLS. If delivery is by mail, HLS recommends registered mail with return receipt requested, properly insured. In all cases, you should allow sufficient time to ensure timely delivery.

To prevent backup federal income tax withholding you must provide HLS with your correct Taxpayer Identification Number and certify whether you are subject to backup withholding of federal income tax by completing the Substitute Form W-9 included in the Letter of Transmittal. Some shareholders (including, among others, all corporations and some foreign individuals) are not subject to these backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt recipient, the shareholder must submit a Form W-8BEN, signed under penalties of perjury, attesting to that individual’s exempt status.

In all cases, HLS will exchange shares of Gifted Time Preferred tendered and accepted for exchange pursuant to the exchange offer only after timely receipt by HLS of certificates for shares of Gifted Time Preferred, properly completed and duly executed letter(s) of transmittal and any other required documents.

The tender of shares of Gifted Time Preferred pursuant to any of the procedures described above will constitute a binding agreement between HLS and the holder of Gifted Time Preferred upon the terms and subject to the conditions of the exchange offer.

Matters Concerning Validity and Eligibility

HLS will determine questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of shares of Gifted Time Preferred, in its sole discretion, and its determination shall be final and binding. HLS reserves the absolute right to reject any and all tenders of shares of Gifted Time Preferred that it determines are not in proper form. HLS also reserves the rights to reject any and all tenders of shares of Gifted Time Preferred where the acceptance of, or exchange for, those shares may, in the opinion of its counsel, be unlawful. HLS also reserves the absolute right to waive any defect or irregularity in the tender of any shares of Gifted Time Preferred. No tender of shares of Gifted Time Preferred will be deemed to have been validly made until all defects and irregularities in tenders of shares of Gifted Time Preferred have been cured or waived. None of HLS nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any shares of Gifted Time Preferred nor will they incur any liability for failure to give any such notification. HLS’s interpretation of the terms and conditions of the exchange offer (including the letter of transmittal and instructions thereto) will be final and binding.

IF YOU HAVE ANY QUESTIONS ABOUT THE PROCEDURE FOR TENDERING SHARES OF GIFTED TIME PREFERRED, PLEASE CONTACT HLS AT ITS ADDRESS AND TELEPHONE NUMBERS SET FORTH BELOW:

HLS Systems International, Ltd.
c/o Chardan North China Acquisition Corporation
625 Broadway, Suite 1111
San Diego, California 92101
Telephone: (619) 795-4627

Announcement of Results of the Exchange Offer

HLS will announce the final results of the exchange offer, including whether all of the conditions to the exchange offer have been fulfilled or waived and whether HLS will accept the tendered shares of Gifted Time Preferred for exchange, no later than four business days after the expiration date. The announcement will be made by a press release in accordance with applicable requirements.

Ownership of HLS After the Exchange Offer

Assuming that:

•	no warrants to purchase shares of HLS common stock, of which there were 12,000,000 outstanding as of January 31, 2007, are exercised prior to the expiration of the offer;

•	no holders of Chardan common stock elect to redeem such shares or exercise dissenter’s rights in connection with their approval of the stock purchase agreement and the redomestication merger; and

•	HLS exchanges all of the shares of Gifted Time Preferred pursuant to the exchange offer;

former holders of Gifted Time Preferred would own in the aggregate approximately 4% of the outstanding shares of HLS common stock after consummation of the exchange offer, redomestication merger and the stock purchase.

Material U.S. Federal Income Tax Considerations of the Exchange Offer

The following discussion summarizes the material United States federal income tax consequences of the exchange offer to the holders of Gifted Time Preferred who are “United States persons,” as defined for United States federal income tax purposes and who hold their Gifted Time Preferred as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This discussion, insofar as it relates to matters of United States federal tax law and regulations or legal conclusions with respect thereto, constitutes the opinion of DLA Piper US LLP as to the material federal income tax consequences of the exchange offer to holders of Gifted Time Preferred. For United States federal income tax purposes, a “United States person” is:

•	a citizen or resident of the United States;

•	a corporation, partnership, or other entity created or organized in the United States or under the laws of the United States or any state within the United States;

•	an estate whose income is includible in gross income for U.S. federal income tax purposes, regardless of its source; or

•	a trust whose administration is subject to the primary supervision of a U.S. court and that has one or more U.S. persons who have the authority to control all substantial decisions of the trust.

The term “non-United States person” means a person or holder other than a “United States person.”

This section does not discuss all of the United States federal income tax considerations that may be relevant to a particular holder of Gifted Time Preferred in light of his or her individual circumstances or to shareholders subject to special treatment under the federal income tax laws, including, without limitation:

•	brokers or dealers in securities or foreign currencies;

•	shareholders who are subject to the alternative minimum tax provisions of the Code;

•	tax-exempt organizations;

•	shareholders who are “non-United States persons”;

•	expatriates;

•	shareholders that have a functional currency other than the United States dollar;

•	banks, mutual funds, financial institutions or insurance companies;

•	shareholders who acquired Gifted Time Preferred in connection with stock option or stock purchase plans or in other compensatory transactions; or

•
shareholders who hold Gifted Time Preferred as part of an integrated investment, including a straddle, hedge, or other risk reduction strategy, or as part of a conversion transaction or constructive sale.

No ruling has been or will be sought from the Internal Revenue Service as to the United States federal income tax consequences of the exchange offer, and the following discussion is not binding on the Internal Revenue Service or the courts. This discussion is based upon the Code, regulations, judicial authority, rulings and decisions in effect as of the date of this Registration Statement, all of which are subject to change, possibly with retroactive effect. This summary does not address the tax consequences of the exchange offer under state, local and foreign laws or under United States federal tax law other than income tax law.

Subject to the limitations and qualifications referred to herein and assuming the exchange offer will be completed as described above, for United States federal income tax purposes, a United States person who exchanges Gifted Time Preferred for HLS common stock pursuant to the exchange offer will recognize gain or loss equal to the difference between (i) the fair market value of the common stock received by the shareholder, and (ii) the tax basis in the Gifted Time Preferred surrendered therefor. Gain or loss must be determined separately for each block of Gifted Time Preferred surrendered. For purposes of United States federal tax law, a block consists of shares of stock acquired by the shareholder at the same time and price.

Certain U.S. holders may be subject to information reporting with respect to the consideration received in exchange for shares of Gifted Time Preferred. U.S. holders who are subject to information reporting and who do not provide appropriate information when requested may also be subject to backup withholding. Any amount withheld under such rules is not an additional tax and may be refunded or credited against such U.S. holders’ federal income tax liability, provided that the required information is properly furnished in a timely manner to the Internal Revenue Service.

BECAUSE OF THE COMPLEXITY OF THE TAX LAWS, AND BECAUSE THE TAX CONSEQUENCES TO ANY PARTICULAR SHAREHOLDER MAY BE AFFECTED BY MATTERS NOT DISCUSSED ABOVE, EACH SHAREHOLDER IS URGED TO CONSULT A TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE TRANSACTIONS CONTEMPLATED BY THE EXCHANGE OFFER TO HIM, HER OR IT, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS.
Dissenters’ Rights

Dissenters’ rights are not available in the exchange offer.

Conditions of the Exchange Offer

HLS’s obligation to exchange shares of HLS common stock for shares of Gifted Time Preferred pursuant to the exchange offer is subject to the following conditions:

•	the “stockholder approval” condition - the holders of Chardan stock must have approved the stock purchase and the redomestication merger;

•	the “stock purchase condition” - HLS must have acquired the outstanding shares of Gifted Time common stock; and

•
the “registration statement condition”—the registration statement of which this prospectus is a part shall have become effective, no stop order suspending the effectiveness of the registration statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC, and HLS shall have received all necessary state securities law or “blue sky” authorizations.

Notwithstanding any other provision of the offer, HLS shall not be required to accept for exchange or exchange any shares of Gifted Time Preferred, may postpone the acceptance for exchange of, or exchange of, tendered shares of Gifted Time Preferred, and may, in its sole discretion, terminate or amend the exchange offer as to any shares of Gifted Time Preferred not then exchanged if at the expiration date, any of the conditions discussed above have not been satisfied.

The satisfaction or existence of any of the conditions to the exchange offer will be determined by HLS in its good faith discretion. These conditions are for the sole benefit of HLS and may be asserted by HLS regardless of the circumstances giving rise to any of these conditions or may be waived (to the extent legally permissible) by HLS in whole or in part at any time and from time to time in its sole discretion. The failure by HLS at any time to exercise any of these rights shall not be deemed a waiver of any of these rights; the waiver of any of these rights with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each of these rights shall be deemed an ongoing right that may be asserted at any time and from time to time. Any determination by HLS concerning the events described in this section captioned “The Exchange Offer—Conditions of the Offer” will be final and binding on all parties.

Dividends and Distributions

If on or after the date of this prospectus, Gifted Time:

(a)   splits, combines or otherwise changes its shares of preferred stock or its capitalization,

(b)   acquires shares of its preferred stock or otherwise causes a reduction in the number of outstanding shares,

(c)   issues or sells any additional shares of its preferred stock, shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights, or warrants, conditional or otherwise, to acquire, any of the foregoing, or

(d)   discloses that it has taken such action,

then, without prejudice to the rights of HLS under the section captioned “The Exchange Offer—Extension, Termination and Amendment” and “The Exchange Offer—Conditions of the Offer,” HLS may, in its sole discretion, make such adjustments in the purchase price and other terms of the exchange offer as it deems appropriate including, without limitation, the number or type of securities to be purchased.

Certain Legal Matters; Regulatory Approvals

General

HLS is not aware of any governmental license or regulatory permit that appears to be material to Gifted Time’s business that might be adversely affected by HLS’s acquisition of shares of Gifted Time Preferred pursuant to the exchange offer or, except as described below, of any approval or other action by any government or governmental administrative or regulatory authority or agency that would be required for HLS’s acquisition or ownership of shares of Gifted Time Preferred pursuant to the exchange offer. Should any of these approvals or other actions be required, HLS currently contemplates that these approvals or other actions will be sought. There can be no assurance that any of these approvals or other actions, if needed, will be obtained (with or without substantial conditions) or that if these approvals were not obtained or these other actions were not taken adverse consequences might not result to business or certain parts of HLS’s or Gifted Time’s, or any of their respective subsidiaries’, businesses might not have to be disposed of or held separate, any of which could cause HLS to elect to terminate the exchange offer without the purchase of shares of Gifted Time Preferred under the exchange offer.

Relationships With Gifted Time

As of the date of the exchange offer, HLS (through Chardan) is the beneficiary of the stock purchase agreement to acquire all outstanding shares of Gifted Time common stock. With the exception of the foregoing, HLS has not effected any transaction in securities of Gifted Time in the past 60 days.

Fees and Expenses

HLS will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of shares pursuant to the exchange offer. HLS will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

Stock Exchange Listing

HLS has applied to list the shares of HLS common stock on the Nasdaq Global Market.

CHARDAN 2006 EQUITY PLAN

Background

The Chardan board of directors has approved the “2006 Stock Plan,” subject to stockholder approval. The plan reserves 3,000,000 shares of Chardan common stock for issuance in accordance with the plan’s terms. The purpose of the stock option plan is to enable Chardan to offer its employees, officers, directors and consultants whose past, present and/or potential contributions to Chardan have been, are or will be important to the success of Chardan, an opportunity to acquire a proprietary interest in Chardan. The various types of incentive awards that may be provided under the stock option plan will enable Chardan to respond to changes in compensation practices, tax laws, accounting regulations and the size and diversity of its business.

There are approximately 1,000 persons who will be eligible to be granted awards, including directors, officers and employees of HollySys, Gifted Time Holdings and HLS. No allocations of shares that may be subject to awards have been made in respect of the executive officers or any other group. All awards will be subject to the recommendations of management and the compensation committee and approval by the board of directors or the stock option committee.

A summary of the principal features of the stock option plan is provided below, but is qualified in its entirety by reference to the full text of the plan which is attached to this proxy statement/prospectus as an annex.

Shares Available

The stock plan reserves 3,000,000 shares of common stock for awards. If Chardan’s stockholders approve this proposal, the total number of shares of common stock available for issuance under the stock plan will be subject to the adjustments described below.

Administration

The stock plan is administered by our compensation committee. Under the stock plan, the compensation committee has full authority, subject to the provisions of the plan, to award any of the following, either alone or in tandem with each other:

•	stock options;

•	stock appreciation rights;

•	restricted stock;

•	restricted stock units;

•	performance units and shares;

•	deferred compensation awards; and

•	other stock-based awards.

Subject to the provisions of the stock plan, the compensation committee determines, among other things, the persons to whom from time to time awards may be granted, the specific type of award to be granted, the number of shares subject to each award, share prices, any restrictions or limitations on the awards, and any vesting, exchange, deferral, surrender, cancellation, acceleration, termination, exercise or forfeiture provisions related to the awards. The interpretation and construction by the compensation committee of any provisions of, and the determination by the compensation committee of any questions arising under, the plan or any rule or regulation established by the compensation committee pursuant to the plan is final and binding on all persons interested in the plan.

Stock subject to the plan

The plan authorizes a total of 3,000,000 shares of common stock to be granted as awards under the plan. In order to prevent the dilution or enlargement of the rights of holders under the plan, our compensation committee may determine whether or not to adjust the terms of the awards or the number of shares reserved for issuance under the plan in the event of any stock split, reverse stock split, stock dividend payable on our shares of common stock, combination or exchange of shares, or other extraordinary event occurring after the grant of an award. Shares of our common stock that are awarded under the plan may be either treasury shares or authorized but unissued shares. Treasury shares are those purchased or acquired by us from a stockholder or in the public market. If any award granted under the plan is forfeited or terminated, the shares of common stock reserved for issuance pursuant to the award will be made available for future award grants under the plan.

Eligibility

Subject to the provisions of the plan, awards may be granted to key employees, officers, directors and consultants who are deemed to have rendered or are able to render significant services to us or our subsidiaries and who are deemed to have contributed or to have the potential to contribute to our success. Incentive stock options may only be awarded to individuals who are our employees at the time of grant. Notwithstanding the foregoing, an award may be granted to an individual in connection with his or her hiring or retention, or at any time on or after the date he or she reaches an agreement with us, either oral or in writing, with respect to his or her hiring, even though it may be prior to the date he or she first performs services for us or our subsidiaries. However, no portion of any award of this nature can vest prior to the date that the individual first performs the services he or she was hired or retained to perform.

Types of awards

Options . Under the plan, our compensation committee may award to participants stock options that:

•	are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code; or

•	are not intended to be so qualified.

Incentive stock options may only be awarded to our employees and those of our subsidiaries. To the extent that any stock option intended to qualify as an incentive stock option does not so qualify it will constitute a non-incentive stock option.

Our compensation committee will fix the term of each stock option. However, an incentive stock option may be granted only within the ten-year period commencing from the effective date of the plan and may only be exercised within ten years from the date of grant, or five years from the date of grant in the case of a participant who at the time the stock option is granted owns more than 10% of the total combined voting power of all of our classes of voting securities.

The exercise price of stock options granted under the plan will be determined by our compensation committee at the time of the grant, but in no event will the price be less than the fair market value of the underlying common stock on the last trading day prior to the date the stock option is granted. However, the exercise price of an incentive stock option granted to a 10% stockholder will not be less than 110% of the fair market value of the shares on the last trading day prior to the date the stock option is granted. The number of shares covered by incentive stock options which may first become exercisable by a participant in any calendar year cannot have an aggregate fair market value in excess of $100,000, measured at the date of grant.

The compensation committee will determine the terms and conditions of stock options and when they will become exercisable. Any requirement that options be exercised in installments may be waived in whole or in part by the compensation committee.

Payment of the exercise price may be made in cash, in shares of our common stock owned by the participant, in a combination of the two, or otherwise, as reflected in the applicable award agreement. Additionally, the compensation committee may permit a participant to elect to pay the exercise price by irrevocably authorizing a third party to sell shares of common stock, or a sufficient portion of the shares, acquired upon exercise of the stock option and pay to us a sufficient portion of the sale proceeds to pay the entire exercise price and any tax withholding resulting from the exercise. The committee may also approve the use of any other legal consideration to exercise a stock option. A participant has no rights as a stockholder with respect to the shares of our common stock underlying a stock option granted under the plan until shares are actually issued upon exercise of the stock option.

Stock appreciation rights . Under the plan, our compensation committee may grant stock appreciation rights to participants in tandem with or separate from stock options. A tandem stock appreciation right entitles the holder to surrender to us all or a portion of a stock option in exchange for a number of shares of our common stock determined by multiplying the excess of the fair market value per share of our common stock on the exercise date over the exercise price per share by the number of shares subject to the stock option and then dividing it by the fair market value of the common stock on the date the stock appreciation right is exercised. In the case of an incentive stock option, a tandem stock appreciation right may only be granted simultaneously with the grant of the underlying incentive stock option. In the case of non-incentive stock option, a tandem stock appreciation right may be granted at or after the time of the grant of the underlying non-incentive stock option. A tandem stock appreciation right will terminate upon termination or exercise of the related stock option. Upon exercise of a tandem stock appreciation right, the underlying stock option will be deemed to have been exercised, and the related shares of our common stock will no longer be available for issuance under the plan.

Restricted Stock Awards . The committee may grant restricted stock awards under the stock plan either in the form of a restricted stock purchase right, giving a participant an immediate right to purchase common stock, or in the form of a restricted stock bonus, for which the participant furnishes consideration in the form of services to the company. The committee determines the purchase price payable under restricted stock purchase awards, which may be less than the then current fair market value of our common stock. Restricted stock awards may be subject to vesting conditions based on such service or performance criteria as the committee specifies, including the attainment of one or more performance goals similar to those described below in connection with performance awards. Shares acquired pursuant to a restricted stock award may not be transferred by the participant until vested. Unless otherwise provided by the committee, a participant will forfeit any shares of restricted stock as to which the restrictions have not lapsed prior to the participant’s termination of service. Participants holding restricted stock will generally have the right to vote the shares and to receive any dividends paid, except that dividends or other distributions paid in shares will be subject to the same restrictions as the original award.

Restricted Stock Units . Under the stock plan, the committee may grant restricted stock units that represent a right to receive shares of our common stock at a future date determined in accordance with the participant’s award agreement. No monetary payment is required for receipt of restricted stock units or the shares issued in settlement of the award, the consideration for which is furnished in the form of the participant’s services to the company. The committee may grant restricted stock unit awards subject to the attainment of one or more performance goals similar to those described below in connection with performance awards, or may make the awards subject to vesting conditions similar to those applicable to restricted stock awards. Unless otherwise provided by the committee, a participant will forfeit any restricted stock units which have not vested prior to the participant’s termination of service. Participants have no voting rights or rights to receive cash dividends with respect to restricted stock unit awards until shares of common stock are issued in settlement of such awards. However, the committee may grant restricted stock units that entitle their holders to receive dividend equivalents, which are rights to receive additional restricted stock units for a number of shares whose value is equal to any cash dividends we pay.

Performance Awards . The committee may grant performance awards subject to such conditions and the attainment of such performance goals over such periods as the determines in writing and sets forth in a written agreement between the company and the participant. To the extent compliance with Section 162(m) of the Code is desired, a committee comprised solely of “outside directors” under Section 162(m) shall act with respect to performance awards. These awards may be designated as performance shares or performance units. Performance shares and performance units are unfunded bookkeeping entries generally having initial values, respectively, equal to the fair market value determined on the grant date of a share of common stock and a value set by the committee. Performance awards will specify a predetermined amount of performance shares or performance units that may be earned by the participant to the extent that one or more predetermined performance goals are attained within a predetermined performance period. To the extent earned, performance awards may be settled in cash, shares of common stock (including shares of restricted stock) or any combination thereof.

Prior to the beginning of the applicable performance period or such later date as permitted under Section 162(m) of the Code, the committee will establish one or more performance goals applicable to the award. Performance goals will be based on the attainment of specified target levels with respect to one or more measures of business or financial performance of the company and each subsidiary corporation consolidated with the company for financial reporting purposes, or such division or business unit of the company as may be selected by the committee. The committee, in its discretion, may base performance goals on one or more of the following such measures: sales revenue, gross margin, operating margin, operating income, pre-tax profit, earnings before interest, taxes, depreciation and amortization, net income, expenses, the market price of our common stock, earnings per share, return on stockholder equity, return on capital, return on net assets, economic value added, market share, customer service, customer satisfaction, safety, total stock holder return, free cash flow, or other measures as determined by the committee. The target levels with respect to these performance measures may be expressed on an absolute basis or relative to a standard specified by the committee. The degree of attainment of performance measures will be calculated in accordance with generally accepted accounting principles, but prior to the accrual or payment of any performance award for the same performance period, and, according to criteria established by the committee, excluding the effect (whether positive or negative) of changes in accounting standards or any extraordinary, unusual or nonrecurring item occurring after the establishment of the performance goals applicable to a performance award.

Following completion of the applicable performance period, the committee will certify in writing the extent to which the applicable performance goals have been attained and the resulting value to be paid to the participant. The committee retains the discretion to eliminate or reduce, but not increase, the amount that would otherwise be payable on the basis of the performance goals attained to a participant who is a “covered employee” within the meaning of Section 162(m) of the Code. However, no such reduction may increase the amount paid to any other participant. The committee may make positive or negative adjustments to performance award payments to participants other than covered employees to reflect the participant’s individual job performance or other factors determined by the committee. In its discretion, the committee may provide for the payment to a participant awarded performance shares of dividend equivalents with respect to cash dividends paid on the company’s common stock. The committee may provide for performance award payments in lump sums or installments. If any payment is to be made on a deferred basis, the committee may provide for the payment of dividend equivalents or interest during the deferral period.

Unless otherwise provided by the committee, if a participant’s service terminates due to the participant’s death or disability prior to completion of the applicable performance period, the final award value will be determined at the end of the performance period on the basis of the performance goals attained during the entire performance period but will be prorated for the number of months of the participant’s service during the performance period. If a participant’s service terminates prior to completion of the applicable performance period for any other reason, the stock plan provides that, unless otherwise determined by the committee, the performance award will be forfeited. No performance award may be sold or transferred other than by will or the laws of descent and distribution prior to the end of the applicable performance period.

Deferred Compensation Awards . The stock plan authorizes the committee to establish a deferred compensation award program. If and when implemented, participants designated by the committee who are officers, directors or members of a select group of highly compensated employees may elect to receive, in lieu of compensation otherwise payable in cash or in lieu of cash or shares of common stock issuable upon the exercise or settlement of stock options, stock appreciation rights or performance share or performance unit awards, an award of deferred stock units. Each such stock unit represents a right to receive one share of our common stock at a future date determined in accordance with the participant’s award agreement. Deferred stock units are fully vested upon grant and will be settled by distribution to the participant of a number of whole shares of common stock equal to the number of stock units subject to the award as soon as practicable following the earlier of the date on which the participant’s service terminates or a settlement date elected by the participant at the time of his or her election to receive the deferred stock unit award. Participants are not required to pay any additional consideration in connection with the settlement of deferred stock units. A holder of deferred stock units has no voting rights or other rights as a stockholder until shares of common stock are issued to the participant in settlement of the stock units. However, participants holding deferred stock units will be entitled to receive dividend equivalents with respect to any payment of cash dividends on an equivalent number of shares of common stock. Such dividend equivalents will be credited in the form of additional whole and fractional stock units determined in accordance with a method specified by the committee in the participant’s award agreement. Prior to settlement, deferred stock units may not be assigned or transferred other than by will or the laws of descent and distribution.

Other stock-based awards . Our compensation committee may award other stock-based awards, subject to limitations under applicable law, in addition to, or in lieu of, other awards granted to participants under the plan. These other stock-based awards are payable in, valued in, or otherwise based on, or related to, our shares of common stock or dividends on our common stock. Subject to the terms of the plan, the compensation committee has complete discretion to determine the terms and conditions of other stock-based awards. Other stock-based awards may be awarded either alone, in addition to, or in tandem with any other awards under the plan or any other plan in effect.

Withholding taxes

We may withhold, or require participants to remit to us, an amount sufficient to satisfy any federal, state or local withholding tax requirements associated with awards under the plan. If permitted by our compensation committee, tax withholding may be settled with shares of our common stock, including shares that are part of the award that gives rise to the withholding requirement.

Awards may, in some cases, result in the deferral of compensation that is subject to the requirements of Code Section 409A. To date, the U.S. Treasury Department and Internal Revenue Service have issued only preliminary guidance regarding the impact of Code Section 409A on the taxation of these types of awards. Generally, to the extent that deferrals of these awards fail to meet certain requirements under Code Section 409A, such awards will be subject to immediate taxation and tax penalties in the year they vest unless the requirements of Code Section 409A are satisfied. It is the intent of the Company that awards under the 2006 Plan will be structured and administered in a manner that complies with the requirements of Code Section 409A.

Agreements; Transferability

Stock options, stock appreciation rights, restricted stock, deferred stock, stock reload options and other stock-based awards granted under the plan will be evidenced by agreements consistent with the plan in a form as prescribed by the compensation committee. Neither the plan nor agreements evidencing awards under the plan confer any right to continued employment upon any holder of a stock option, stock appreciation right, restricted stock, deferred stock, stock reload option or other stock-based award. Further, except as:

•	expressly provided in the plan,

•	expressly provided in the grant of an award, or

•	discussed above with respect to the transferability of stock options in certain limited exceptions,

all agreements will provide that the right to exercise stock options, receive restricted stock after the expiration of the restriction period or deferred stock after the expiration of the deferral period, receive payment under other stock-based awards, or exercise a stock appreciation right cannot be transferred except by will or the laws of descent and distribution.

Stock options may not be assigned or transferred by a participant except by will or by the laws of descent and distribution, and during the lifetime of a participant, the stock options may only be exercisable by the person to whom it was granted, or, to the extent of legal incapacity or incompetency, the participant’s guardian or legal representative. Notwithstanding the foregoing, with the approval of the compensation committee, a participant may transfer a nonstatutory stock option:

by gift, for no consideration, or pursuant to a domestic relations order, in either case, to or for the benefit of the participant’s immediate family; or

to an entity in which the participant or members of the participant’s immediate family own more than fifty percent of the voting interest, in exchange for an interest in that entity.

Additionally, the transfer will be subject to any additional limits that the compensation committee may establish and the execution of any documents that the compensation committee may require. If a transfer of this nature is made, the transferee shall remain subject to all the terms and conditions applicable to the stock option prior to the transfer.

Term and amendments

The plan will terminate when there are no awards outstanding and when no further awards may be granted. Our board of directors has the right to amend, suspend or discontinue any provision of the plan, provided that the action may not adversely affect awards previously granted between a participant and us without the participant’s consent.

Federal income tax consequences

Incentive Stock Options. An optionee recognizes no taxable income for regular income tax purposes as the result of the grant or exercise of an incentive stock option. Optionees who do not dispose of their shares for two years following the date the incentive stock option was granted or within one year following the exercise of the option will normally recognize a long-term capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee satisfies both such holding periods upon a sale of the shares, we will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares either within two years after the date of grant or within one year from the date of exercise (referred to as a “disqualifying disposition”), the difference between the fair market value of the shares on the exercise date and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. A capital gain or loss will be long-term if the optionee’s holding period is more than 12 months. Any ordinary income recognized by the optionee upon the disqualifying disposition of the shares generally should be deductible by the Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder. The difference between the option exercise price and the fair market value of the shares on the exercise date of an incentive stock option is an adjustment in computing the optionee’s alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

Nonstatutory Stock Options and Stock Appreciation Rights. Nonstatutory stock options and stock appreciation rights have no special tax status. A holder of these awards generally does not recognize taxable income as the result of the grant of such award. Upon exercise of a nonstatutory stock option or stock appreciation right, the holder normally recognizes ordinary income in an amount equal to the difference between the exercise price and the fair market value of the shares on the exercise date. If the holder is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonstatutory stock option or stock appreciation right, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss. A capital gain or loss will be long-term if the holding period of the shares is more than 12 months. We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonstatutory stock option or stock appreciation right, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder. No tax deduction is available to us with respect to the grant of a nonstatutory stock option or stock appreciation right or the sale of the stock acquired pursuant to such grant.

Restricted Stock . A participant acquiring restricted stock generally will recognize ordinary income equal to the fair market value of the shares on the “determination date.” The “determination date” is the date on which the participant acquires the shares unless the shares are subject to a substantial risk of forfeiture and are not transferable, in which case the determination date is the earlier of (i) the date on which the shares become transferable or (ii) the date on which the shares are no longer subject to a substantial risk of forfeiture. If the determination date is after the date on which the participant acquires the shares, the participant may elect, pursuant to Section 83(b) of the Code, to have the date of acquisition be the determination date by filing an election with the Internal Revenue Service no later than 30 days after the date on which the shares are acquired. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss. We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.

Performance and Restricted Stock Unit Awards . A participant generally will recognize no income upon the receipt of a performance share, performance unit or restricted stock unit award. Upon the settlement of such awards, participants normally will recognize ordinary income in the year of receipt in an amount equal to the cash received and the fair market value of any substantially vested shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. If the participant receives shares of restricted stock, the participant generally will be taxed in the same manner as described above (see discussion under “Restricted Stock”). Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the “determination date” (as defined above under “Restricted Stock”), will be taxed as capital gain or loss. We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.

Deferred Compensation Awards . A participant generally will recognize no income upon the receipt of deferred compensation awards. Upon the settlement of the awards, the participant normally will recognize ordinary income in the year of settlement in an amount equal to the fair market value of the shares received. Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value of the shares on the date they are transferred to the participant, will be taxed as capital gain or loss. We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant, except to the extent such deduction is limited by applicable provisions of the Internal Revenue Code.

Potential Limitation on Company Deductions. Code Section 162(m) denies us a deduction to the Company for compensation paid to certain employees in a taxable year to the extent that compensation exceeds $1 million for a covered employee. It is possible that compensation attributable to stock options, when combined with all other types of compensation a covered employee receives from us, may cause this limitation to be exceeded in any particular year. Certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation. In accordance with applicable regulations issued under Section 162(m), compensation attributable to stock options and stock appreciation rights will qualify as performance-based compensation, provided that: (i) the option plan contains a per-employee limitation on the number of shares for which options or stock appreciation rights may be granted during a specified period, (ii) the per-employee limitation is approved by the stockholders, (iii) the option is granted by a compensation committee comprised solely of “outside directors” (as defined in Section 162(m)) and (iv) the exercise price of the option or right is no less than the fair market value of the stock on the date of grant.

For the aforementioned reasons, the plan provides for an annual per employee limitation as required under Section 162(m). Accordingly, options or stock appreciation rights granted by the compensation committee should be able to qualify as performance-based compensation, and the other awards subject to performance goals may qualify.

Other Tax Consequences. The foregoing discussion is intended to be a general summary only of the federal income tax aspects of awards granted under the stock plan; tax consequences may vary depending on the particular circumstances at hand. In addition, administrative and judicial interpretations of the application of the federal income tax laws are subject to change. Furthermore, no information is given with respect to state or local taxes that may be applicable. Participants in the stock plan who are residents of or are employed in a country other than the United States may be subject to taxation in accordance with the tax laws of that particular country in addition to or in lieu of United States federal income taxes.

INFORMATION ABOUT HOLLYSYS

Background

Gifted Time Holdings (through its Chinese operating companies, which are collectively referred to as “HollySys”) is a leader in China's automation and controls industry. It develops, designs, produces, installs and maintains automation and control equipment and systems for a broad array of industries. HollySys has historically focused its efforts in the area of Distributed Control Systems (networks of controllers, sensors, actuators and other devices that can be programmed to control outputs based on input conditions and/or algorithms), with a primary concentration in power plant and chemical plant automation systems. However, HollySys also has a significant market presence in the basic materials, pharmaceutical and food and beverage processing industries.

Over the past five years, HollySys has devoted significant resources to research and development and sales efforts for market segments it believes will have the greatest growth and margin protection over the coming 10 years.

HollySys is distinguished for its comprehensive capabilities in the domestic industrial automation market, concentrating its focus on the development of the Chinese market. HollySys sells its products and services to, or carries out engineering projects for, national or multi-provincial companies with subsidiaries located in different areas, covering 30 provinces in China. To date, HollySys has served more than 1,700 industrial enterprise customers and undertaken over 3,000 projects.

Currently, HollySys conducts its operations principally through two companies, Beijing HollySys and Hangzhou HollySys. Beijing HollySys also is the majority owner of Haotong, which is also engaged in the automation industry, although Haotong is no longer seeking or accepting new business, and Beijing HollySys expects to liquidate Haotong once its warranty periods have expired. Beijing HollySys also owns less than a controlling interest in several other companies engaged in related activities (the “HollySys Affiliates”). Beijing HollySys was founded in 1996 and has headquarters in Beijing. Hangzhou HollySys was founded in 2003 and is located in Hangzhou. Through its strategy of delivering integrated service, software and hardware and its close affiliations with leading technical and research institutes in China, HollySys has achieved a leading position in the domestic Chinese automation industry, ranking first among Chinese companies and second overall in 2004 sales of distributed control systems, an important segment of the industrial automation market. In that market, it was behind only ABB and ahead of such well-established multinational competitors such as Siemens, Honeywell International and Mitsubishi. Enhancing the standing of HollySys in the domestic Chinese automation industry is the fact that it is the only Chinese company qualified to design and produce control systems for nuclear power plants, and it is one of just five Chinese companies qualified to design and produce railway control systems.

HollySys’ management believes that the quality of its systems is unsurpassed by local Chinese competitors and is comparable to high-end foreign suppliers of Distributed Control Systems. HollySys’ project history supports that view. For example, after three years of review and analysis, BASF, a large multi-national company, has designated HollySys as a potential qualified Distributed Control Systems vendor for the company, a distinction shared with large multinationals such as ABB and Emerson.

Market Overview

Since the 1960’s, the automation system industry has experienced a steady growth fueled by continuous demand for automation products and services by both traditional process industries and discrete industries in their effort to optimize productivity and improve efficiency. According to ARC Advisory Group, the worldwide Distributed Control Systems market, as measured by revenue, was approximately $10.3 billion in 2004. Despite large regions of the world experiencing little or no growth, ARC Advisory Group projects that the worldwide Distributed Control Systems market will continue to grow at the average annual rate of 6% through 2009.

The chart below shows the forecast of worldwide Distributed Control Systems market size.

Source: ARC Advisory Group

According to ARC Advisory Group, the Distributed Control Systems market in China, as measured by revenue, exceeded $780 million in 2005 and will grow at a compounded annual growth rate of approximately 12% through 2010. ARC Advisory Group projects that the Distributed Control Systems market, as measured by revenue, will exceed $1400 million by 2010.

The chart below shows the forecast of Distributed Control Systems market size in China.

Source: ARC Advisory Group

ARC Advisory Group also believes that, “China, in contrast to most other countries, provides robust growth prospects for Distributed Control Systems suppliers. With new investments continuing to take place in its core process industry sector, the market has excellent growth potential in both the near and long-term. Almost a quarter of a billion people with their growing disposable income are generating an exploding demand for a wide range of products. Domestic and global manufacturers, lured by this opportunity, have created new, world-class production facilities in almost all vertical industries. They are going beyond the near term opportunity for obtaining low cost labor. They are pursuing the best available control system technology and attaining a sustainable competitive advantage.”

Currently, the vast majority of the global automation market is still controlled by a handful of multi-national companies, most of them with western roots. The competition includes some very recognizable names: Honeywell (US); Siemens (Germany); General Electric (US); ABB (Sweden); Rockwell (US); Westinghouse (US); and Hitachi (Japan). The western roots of automation are not surprising, as that is also where industrialization began and progressed the farthest during the 19th and 20th centuries.

However, a new focus of the automation market is China, where the tremendous growth of industrialization is by now a very familiar story. Manufacturing jobs in the US and other western economies over the past two decades have steadily decreased, while China’s industrial base has expanded at the rate of 8.5% annually since 1991. China’s shift from a developing country to one of the world’s leading producers of industrial equipment and consumer goods has created a substantial and growing demand for the automation systems that help to make those manufacturing processes more efficient, reliable and safe.

Due to the rapid increase of investment in fixed assets in China, the Distributed Control Systems market experienced extremely high growth. In 2004, the products and services related to Distributed Control Systems market achieved approximately $628 million, increasing 26% compared with that of 2003. China Industrial Control Network (CICN) believes that the Distributed Control Systems market will increase about 20%, to approximately $768 million in 2005. According to a recent market survey by CICN, the Distributed Control Systems market in 2004, the largest segment of the industrial automation market in China, is dominated by a few key companies, including ABB, Honeywell, Shanghai Xinhua, Emerson, Yokogawa, Foxboro, Supercon, and Siemens. In terms of market share, HollySys ranks as the second largest supplier in China’s Distributed Control Systems market and has established a leadership position in some key segments. The growth in HollySys’ revenues has outpaced the growth of the automation market in general.

Strategy

HollySys’ goal is to become one of the world's leading automation and process system companies by expanding upon the strength that has made HollySys the leading domestic automation system provider in China, as reflected by its top rank among Chinese producers of distributed control systems in 2004 and its position as the only Chinese company qualified to design and produce control systems for nuclear power plants and as one of just five Chinese companies qualified to do so for railways.   The principal elements of its core business strategies are as follows:

Maintaining the leadership position in China’s Distributed Control Systems Market . HollySys seeks to maintain and further strengthen its position in China as the leading provider of Distributed Control Systems system-platform for clients in various industries. Since the majority of HollySys’ customers operate in a wide range of process industries, it stands to be a prime beneficiary from the growth of China's economy in these industries. The demand for Distributed Control Systems technology is significant in China and is rapidly growing as more and more small and medium-size enterprises seek technical upgrades that would sustain their competitiveness after China’s entry into the World Trade Organization (WTO). HollySys plans to aggressively expand its business to fully exploit the anticipated growing demand of Distributed Control Systems products by small and medium-size enterprises. HollySys’ combination of its patented technologies, close ties with clients, and a comprehensive understanding of the Chinese market should allow it to capitalize on these growth opportunities.

Enhancing the leadership position in technology . HollySys has long been recognized as a pioneer in the development of Distributed Control Systems technology as well as applications. It is continuously seeking ways to improve its existing product lines while being committed to the development of new applications. In order to maintain its leadership position in technology, HollySys has devoted significant resources to the research and development process that is undertaken by a group of highly trained and skilled engineers. HollySys plans to concentrate its research and development resources on its core technologies, including I/O (Input/Output) signal processing technology (which is used to digitalize information, process the information in computer systems, and finally output the digitalized information to controllers or other output devices by converting it back into analog signals), network protocol interface (which includes hardware and software tools used to communicate between different systems), the Distributed Control Systems platform, (which is a control system that divides control functions into several areas of responsibility, each managed by its own controller (processor), software development and application system design, that would further sharpen HollySys’ technological edge compared with its competitors.

Leveraging on a large customer base to offer total solutions . HollySys provides services offering total solutions, including systems integration and customization of its proprietary technologies. The total solutions approach is favored by Chinese customers and allows HollySys to build and maintain close and long-term relationships with its customers. Along with the maturity of its clients’ businesses and their increasing demand for technical upgrades, HollySys expects that two-thirds of the current clients would have the potential needs for the Manufacturing Execution System (MES) and system integrated solutions (which are packages for such functions as plant management, supervisory control and monitoring, plant engineering, and quality management) that can be seamlessly integrated into Distributed Control Systems platforms.

Focusing on high-value tailored technology services . HollySys plans to capitalize on its strength in the provision of customer-tailored services for customers, ranging from system design to application, all supported by a team of industrial experts. The customer-tailored services should enable HollySys to achieve a high profit margin while increasing its bidding power. In addition, HollySys also plans to recruit more highly qualified industry experts in the future to bring value to HollySys and its customers.

In addition of aiming for a global leadership position, a secondary goal of HollySys is to carefully expand or migrate to the adjacent markets that can share or strengthen the core business. Through June 2005, HollySys had successfully expanded to the following adjacent markets:

•   Apply the Distributed Control Systems platform to the supervision control and data acquisition system, which is a computerized system that is capable of gathering and processing data and applying operational controls over long distances, for Metro Transit systems and establish the de facto standard for the industry.

•   Development of the safety system platform based on HollySys’ core technologies which can be utilized to develop the emergency shut down system (instrumentation and controls installed for the purpose of taking the process, or specific equipment in the process, to a safe state), for large chemical processes or the protection system of turbine generators of power plants. The profit margin of these systems should be several times higher than the conventional Distributed Control Systems.

•   Transplant the safety system platform to the signal systems for the main railway transport control systems. The successful transplant of the triple redundancy and the quadruple redundancy system platform to the railway signal interlocking, the automatic train protection system, and the central train control systems, and high speed train control systems installed along the railway stations, should help HollySys to obtain a leading position over time in this market.

•   Application of the supervision control and data acquisition platform and concept to the information management systems for government uses.

•   Development of programmable logic controller systems (which are microcomputer-based control devices used to replace relay logic for the purpose of implementing specific functions such as input and output control, logic problem-solving, timing, counting, regulating control, communication, arithmetic, and data and file manipulation), based on HollySys’ core technologies.

HollySys believes that it will have opportunities to expand into growing market sectors by establishing relationships with existing market participants, in some cases acquiring minority or controlling ownership interests in these businesses.

Products and Services

As a leader in China's automation and controls industry, HollySys offers specialized automation solutions (including management and control integrated solutions for process industries, automation solutions for subway and light-rail and railway signaling automation solutions) based on each client’s specific requirements. HollySys commits itself to providing reliable, advanced and cost-effective solutions to help customers optimize their processes to achieve higher quality, greater reliability and better productivity and profitability.

HollySys’s integrated solutions create value for and improve the competitive strengths of its customers in a number of ways:

•   Generate synergy and improve efficiency of its customers through integrating communications, marketing and service functions;

•   Utilize its industry and process knowledge to develop customized solutions that improve the efficiency of its customers;

•   Provide a software platform (which cannot be sold separately) for the optimization of management operations, which provides real-time automation and information solutions throughout a business; and

•   Offer maintenance and training services to its customers, which help to cut costs and improve operating efficiency.

HollySys customizes the floor plans of the solutions based on careful on-site studies, builds design-specific network systems using its advanced Distributed Control Systems technology and proprietary software, and offers manufacturing execution system services to ensure that real-time management control is available to its customers in a streamlined and easy-to-use manner.

Based on its careful research of the demand and requirements of manufacturing industries for information technology, HollySys proposes management and control integrated solutions. The solutions are based on the HOLLiAS (HollySys Integrated Industrial Automation System) platform, which includes features of the fourth generation of Distributed Control Systems and functions of the international mainstream Distributed Control Systems. HOLLiAS is an open system software platform that integrates various management functions and control systems with procured peripheral equipment, self-produced core hardware and the customer’s existing hardware and software. Using the HOLLiAS platform, HollySys can provide customized solutions to meet the application requirements of different industries.

HollySys establishes a project group for each potential customer, which has a team of systems engineers and managers engaged in providing total integrated solutions to its customers to meet their specific requirements. Each project group is staffed with a dedicated team of sales engineers, technical engineers and project management professionals. The sales engineers and technical engineers work together to offer the best customized solutions as a result of their understanding of the customer’s detailed requirements through on-site studies. The technical engineers are responsible for hardware assembly, software configuration, testing and installation, commissioning and trial operation, and start-up and training; while the project management professionals oversee budgetary matters, coordinate the work force, ensure adequacy of resources and monitor progress and quality to ensure the timely completion of each project.

HollySys’ integrated solutions projects involve one or more of the following activities:

•   Solution planning. HollySys provides its customers with strategic and tactical reviews of their current operations and future requirements. HollySys does much of this work before the customer awards the contract to assist the customer in developing an appropriate request for proposal and to improve HollySys’ chances of winning the contract. The planning includes defining client business requirements, developing appropriate hardware and software and selecting preferred technology.

•   Solution design. HollySys details the industry specifications and implementation tactics necessary to achieve its customer’s objectives. HollySys also considers how the new technology will integrate hardware and software integrated in the solution with the customer’s existing hardware and software and how it will be managed on an ongoing basis. Examples of these services include defining functional requirements for the system and its components, developing integration plans and designing of customer-specific system and services applications.

•   Solution implementation. HollySys installs the recommended systems to meet its customers' specific requirements. Key activities include project management, hardware procurement and production, software development, configuration and field installation and testing, and development of customized system and services management applications.

•   Maintenance and support services. HollySys also emphasizes creating value for its clients by providing high quality tailored services. HollySys’ professional, prompt and long-term services include technical services, engineering services to specific industries, application development services and maintenance services. HollySys provides maintenance and technical support in connection with all of its systems integration projects. These services currently include assistance with the implementation of new system platforms, configuration and programming services for new business processes, and assistance with technology upgrading. HollySys believes that its policy of on-going maintenance and technical support will help foster long-term relationships with its customers and eventually create significant business opportunities.

•   Training. HollySys also incorporates customer training and an ongoing service component into its product offerings. HollySys provides technical training for its customers and strategic partners to increase their awareness and knowledge of Distributed Control Systems technologies in the Chinese industrial automation market and to support the operations of its customers' integrated automation systems. The training helps to ensure that customers derive the greatest amount of benefit possible from their new automation system. As a result, this training leads to increased value, which in turn generates customer satisfaction and loyalty.

HollySys believes that its product design and applications that are integrated in the solutions are unmatched among its domestic competitors. It also believes that the sophistication and quality of its products rival those of the western-based industry leaders, while its ability to understand and meet the needs of its Chinese customers gives it a decided advantage over those western competitors. The value of this combination is reflected in its strong revenue and profits growth in recent years.

Research and Development

As a high-technology company, HollySys’ business and long-term development rely highly on its research and development capabilities. The research and development process of HollySys is established based on Capability Maturity Model Integration Level 2&3 that can be classified into the following seven phases:

•   Study phase

•   Requirement phase

•   Designing phase

•   Implementation phase

•   Testing Phase

•   Inspection Phase

•   Maintaining phase

HollySys uses standard project development life cycle models, including waterfall model, increment model, iterative model and prototype. As a technology leader, HollySys keeps developing and patenting new automation technologies every year. HollySys continually reviews and evaluates technological changes affecting the automation and integrated system industries and invests substantially in application-based research and development. In addition to the research and development personnel, HollySys also employs approximately 40 head engineers who are involved in the design, manufacturing and quality control stages of the production process. HollySys’ core technologies achieved from its research and development efforts include:

•   Large scale software platform architecture design;
•   Proprietary network design and development technologies;

•   Safety computer platform design and manufacturing;

•   Efficient I/O (Input/Output) signal processing design technology; and

•   Embedded system design and manufacturing

HollySys is committed to incorporating the latest advances in electronics and information system technology into its products and, whenever possible, developing state-of-the-art proprietary products based on its extensive internal expertise and research efforts. HollySys currently spends approximately 2-4% of annual revenues on research and development. Because part of its research and development efforts were paid for by government subsidies that aim to encourage research and development efforts of certain enterprises , the amount of research and development spending by HollySys shown on its financial statements (the total amount of spending less the amount of these subsidies) is only a portion of the total spending on research and development. HollySys’ recent major research and development focuses include:

•   Process Control;

•   Nuclear Power Automation System;

•   Transportation Automation; and

•   Manufacturing Automation.

HollySys’ research and development efforts have led to the invention of several proprietary systems in the fields of Distributed Control Systems and transportation automation systems. HollySys’ core technologies provide a platform that is designed to enable the rapid and efficient development of HollySys technologies for specific applications that are quickly, efficiently and affordably tailored to particular industries and the needs of its individual customers. Its software development tools enable HollySys to custom program its systems rapidly, allowing HollySys to apply digital technologies that take advantage of the tremendous advances in electronics and information technology to improve quality and reliability while reducing cost. The market for HollySys’ products includes not only the continuing large number of factories that are under construction in China’s rapidly expanding industrial base, but also extends to the replacement and upgrading of outdated legacy systems to bring a higher degree of control and efficiency to the automation of processes, delivering increasing benefits to customers that must meet stiffening competition.

Intellectual Property Rights

HollySys relies on a combination of copyright, patent, trademark and other intellectual property laws, nondisclosure agreements and other protective measures to protect its proprietary rights. HollySys also utilizes unpatented proprietary know-how and trade secrets and employs various methods to protect its trade secrets and know-how. As of the end of June 2005, HollySys and its subsidiaries held 15 software copyrights, 39 authorized patents, nine patent applications and 18 registered trademarks.

The earliest of HollySys’ software copyrights will expire in 2050. HollySys’ invention patents have terms of 20 years (with the first issued patent expiring in 2023), and HollySys’ utility patents and design patents have terms of 10 years (with the first issued patent expiring in 2010).

Although HollySys employs a variety of intellectual property in the development and manufacturing of products, HollySys believes that only a few of intellectual property rights are individually critical to its current operations. However, taken as a whole, HollySys believes intellectual property rights are significant and that the loss of all or a substantial portion of such rights could have a material adverse effect on its results of operations. From time to time, HollySys may desire or be required to renew or to obtain licenses from others in order to further develop and manufacture commercially viable products effectively.

HollySys markets its Distributed Control Systems products mainly under the brand name of “HOLLiAS”. The brand name has been well-established over the years and is recognized by industry participants as well as the customers to be associated with high quality and reliable products. HollySys has obtained trademark protection for the brand name “HOLLiAS” in the PRC. In addition, HollySys and its subsidiaries have also registered or applied for a series of trademarks including brand names for both HollySys and its products. The trademarks are issued for periods of 10 years (and may be renewed prior to expiration), with the oldest issued trademark expiring in November 2007.

Marketing, Sales and Customer Support

HollySys conducts its operations mainly through offices of Beijing HollySys and Hangzhou HollySys. HollySys’ marketing and sales activities cover wide areas of China that supply the vast majority of the demand for automation and control products, systems and services.

Since the HollySys market strategy is to tailor its products to the specific needs of its customers, its sales force includes numerous engineers from a variety of disciplines. The collective expertise of this sales staff of qualified professionals gives HollySys an additional advantage relative to its domestic competitors.

Most products of HollySys are used at the system level and it has adopted a centralized sales process, i.e. direct selling by the headquarters personnel. HollySys also markets and sells its services and products primarily through its direct sales force. The direct sales force is organized into three groups, as follows:

•   Department of Region Sales: there are 8 geographic sales regions covering 30 provinces in China. The direct sales professionals provide business consulting, promote pre-sale activity and contact the customer.

•   Department of Customer Service is in charge of managing relations with all contracted customers, and improving customer satisfaction by coordinating responses to the client’s information request, sale of supplemental parts or components and customer visits.

•   Department of Marketing Plan has been established to facilitate strategic cooperation with certain specialized manufacturers, in order to expand the specific fields, such as Digital Electro-Hydraulic Control Systems, air separation and desulphurization.

Currently, the programmable logic controller products are in an early marketing stage, and HollySys is using three contracted distributors and developing more distributors to expand sales of its programmable logic controller products.

HollySys identifies and targets market segments and selects target sales opportunities on a national level, and it also conducts sales opportunity studies to ensure that adequate regional sales resources are available. Sales quotas are assigned to all sales personnel according to annual sales plans. HollySys classifies market segments and target opportunities on national and regional levels. This classification helps it to determine its primary sales targets and to prepare monthly and quarterly sales forecasts. Then, the sales team approves target projects, develops detailed sales promotion strategies and prepares reports on order forecasts, technical evaluation, sales budgeting expense, schedules and competition analysis. After the report has been approved, a sales team is appointed consisting of sales personnel and technicians.

HollySys’ market strategy focuses on building strategic cooperative relationships with its customers, educating them about technological developments and reflecting their interests in its services and products. Up to now, its marketing and sales efforts were combined. HollySys employs marketing personnel to conduct market research, to analyze user requirements and to organize marketing communications. The marketing team engages in a variety of marketing activities, including:

•  publishing internal research reports and customer newsletters;

•   conducting seminars and conferences;

•   conducting ongoing public relations programs; and

•   creating and placing advertisements.

HollySys actively participates in technology-related conferences and demonstrates its products at trade shows or at exhibitions targeted at its existing and potential customers. Also, HollySys evaluates a range of joint-marketing strategies and programs with its partners in order to take advantage of their strategic relationships and resources.

As of June 30, 2005, HollySys employed 240 direct sales personnel who were assigned to three business areas: railway transportation, nuclear power plant, and distributed control systems. Sales activities are coordinated at the headquarters of Beijing HollySys and Hangzhou HollySys. All sales staff are responsible for implementing the sales policies established at headquarters.

HollySys’ sales teams consist of a complementary group of sales personnel and hardware and software engineers. HollySys also makes certain that a member of the sales team possesses significant hands-on, industry-specific experience. This permits the team to do an on-site process analysis that comes from first hand knowledge of the processes being evaluated. This, in turn, makes the design and implementation of upgrades simpler.

This relatively intense effort at the sales stage promotes the success of HollySys in a number of ways, such as the ability to design the system that best meets the needs of the customer and delivering a custom solution instead of an off-the-shelf amalgamation of hardware. Employing a pool of skilled personnel at this early stage accelerates the design and the subsequent production of a particular customized solution, typically exceeding that of HollySys’ competitors. The result is a system that is more effective, efficient and reliable, which in turn leads to a truly satisfied customer.

HollySys has strong industry problem solving capability with a reputation for punctual service and quick response to customers’ problems. HollySys also supports its customers by offering field services such as maintenance and training services, which help customers to cut cost and improve operating efficiency.

As noted earlier, HollySys is able to apply a large amount of engineering resources to this and other phases of its businesses because engineering talent in China costs only about 10% to 15% of what it costs in the U.S. and Western Europe.

Manufacturing

HollySys assembles its products from subcomponents provided by others or outsources the production to qualified vendors. HollySys acquires advanced printed circuit board components from high quality suppliers. HollySys’ uses a team within its manufacturing management department to coordinate procurement of raw materials and outsourced processing, including procurement of components and standard parts (such as cables and connectors), and outsourced processing of Polyvinyl Chloride (PVC) coating, shells, and printed circuit boards. Products must go through rigorous tests at HollySys before shipment.

HollySys strictly follows ISO9001 standards during parts outsourcing and manufacturing, system assembly and testing to warrant the quality of the whole system.
Competition

Having proprietary systems and products offers a competitive advantage over domestic Chinese competitors that lack the capabilities of HollySys. However, a number of large multinational companies with extensive resources have been offering first rate automation systems to Chinese customers since before HollySys existed. Differentiation from its multinational competitors on the basis of product quality is not alone sufficient to give HollySys an advantage over those competitors in the Chinese market. Compared to its competitors, HollySys’ competitive advantages include following elements:

•   A large, low cost engineering staff that permits HollySys to provide a custom solution to its customers at a lower price and quicker delivery than western companies can supply an off-the-shelf system;

•   Providing a one stop solution for customers consisting of a fully integrated system that includes Enterprise Resource Planning, Manufacturing Execution Systems, Distributed Control Systems, Programmable Logic Controls and other dedicated automation equipment;

•   Development of core technologies that provide a platform for rapid and efficient adaptation of basic modules to the specific needs of a given customer, which renders the resulting product both more useful and affordable;

•   Utilization of engineering professionals in the sales process to help match system capabilities to customer needs and provide the assurance that HollySys can meet those needs;

•   An in-depth understanding of local Chinese business capabilities, needs and practices that enables HollySys to design a custom fit for the size, type and level of sophistication of the customer;

•   Use of an open architecture in its systems that enables HollySys to integrate them with legacy systems developed by other providers;

•   Offering ongoing services, which not only create the opportunity to generate additional revenue, but enable HollySys to troubleshoot installations effectively, help to ensure that maximum benefit is derived from the system, and gives HollySys the ability to identify the need for new products and services that will benefit the customer and generate additional business for HollySys.

Emphasis on Engineering . Engineers are a critical element of effective design of both hardware and software components of automation equipment and systems. For western companies, they are also a very costly element of the process. Even the largest western companies face constraints in the size of their engineering staffs due to the high salaries and attendant costs.

One of HollySys’ competitive advantages has been the low cost of engineers in China relative to those in the west to increase the sophistication of its products and to accelerate their development. Applying high levels of engineering effort to each product enables HollySys to provide a solution that is tailored not only to the industry in which the customer operates, but also to the customer’s specific needs. That custom solution is provided at a cost that is typically lower than the generic products of its competitors.

Industry Process Knowledge . HollySys devotes substantial time and effort to understanding the customers processes. That knowledge of the customers’ businesses helps the engineers ensure that the systems they design will provide the optimum in benefits for the customers. HollySys maintains this information in an extensive “library” of industry process information that it utilizes to speed up the system design process and to maximize the quality of the result, while at the same time minimizing costs.

As a result, HollySys is able to take into account the widely varying degree of sophistication and resources that its Chinese customers possess. The result of this strategy is to broaden its potential customer base and to deliver consistently products that are of value to these customers.

Integration Services . Western automation system companies are principally system platform suppliers. The role of integrating the systems into the customer’s overall management information system is generally left to independent firms, which are widespread in western countries.

China does not have a large number of systems integration companies to perform this work, as the profitability of these companies has historically been very low. HollySys has bridged that gap by providing a vertically integrated solution to its customers that includes integration of the HollySys hardware into the customers’ overall manufacturing and information systems. This combination of the two aspects of system design and installation take further advantage of the low cost of engineering services in China and provides another benefit, as the design and integration teams can work together to produce the best result more quickly and efficiently, again lowering costs.

Core Technologies . Although HollySys delivers tailored systems, its systems are based on basic modules of automation technology that are common across a broad array of industries and applications. Using these modules as a starting point, development of an industry and customer-specific product is both more efficient and produces a better result than starting from scratch each time. That means that HollySys, with its labor cost advantages, can provide a highly customized automation product at a very favorable cost.

Use of Engineering Sales Personnel . The use of trained engineers in product and system design is complemented by the use of engineers in the sales process as well. The advantages of doing so are substantial. They include the ability to understand from the beginning the needs of the customer and how to address them and the ability to convey that information to the team that will ultimately develop the system to be installed.

Accounting for the Broad Array of Chinese Customers’ Capabilities . China’s rapid growth and industrialization distinguish it from other manufacturing nations in some ways. There are many “established” Chinese companies that operate in facilities that are decades old, many companies that operate in new or recently upgraded facilities, and the largest number that fall somewhere in between.

HollySys, to a greater extent than its western competitors, understands the full range of needs and capabilities that its Chinese customers possess, and it has designed its business to meet them. As a result, it is able to offer even the most basic control systems solution while also providing the most sophisticated systems available to applications that meet the rigorous requirement of the highly complex and demanding nuclear power industry.

The Role of Post-Installation Maintenance Services . Automation systems require regular maintenance to operate within the tight tolerances needed to meet customer requirements. Older, analog systems were well within the capability of many customers to maintain on their own. However, as automation systems shifted to electronic components utilizing custom software and working off of digital signals, their complexity increased and the ability of customers to maintain their systems independently decreased. It is possible for customers to hire specialized personnel with the knowledge to perform system maintenance. However, it is not efficient for them to do so, as their maintenance responsibilities would absorb only a portion of a work week.

HollySys believes that it is unique among automation equipment manufacturers because it offers its customers maintenance services along with its products. HollySys’ regional sales and services offices place it within easy reach of a very high proportion of its customer and potential customer base. That means it is possible for a single maintenance technician to cover maintenance calls for many customers each week, making the service more cost-effective than having the customer maintain the systems on its own.

The advantages of offering this service lie not in the revenue that it generates directly, but in the benefits derived from the strengthened relationship with customers. Those benefits include: more effective maintenance and system operation, which leads to increased customer satisfaction; better customer relationships, which improve customer loyalty; and the ability to identify new business opportunities for HollySys as the customer’s business evolves.

Another way that HollySys keeps ahead of its competitors is by its pace of development. HOLLiAS is the fourth generation of controller system developed by HollySys, and it took HollySys only a little more than a decade after its first operational system to achieve this breakthrough. HollySys believes that its competitors are frequently hampered by institutional factors that slow the product development process. As a result, their products cannot incorporate the latest advances in electronics.
Employees

HollySys employed 1,253 people as of September 30, 2006. HollySys has a large staff of engineering and technical personnel. Approximately 700 of its employees possess an engineering degree, and another 200 are highly skilled technicians. Together they comprise approximately 90% of the total HollySys workforce, a concentration of engineering and technical talent that HollySys does not believe is matched by any of its competitors. HollySys’ strong reputation allows it to attract and retain the engineering talent it needs to execute its business strategy. As the prevailing wage for engineers in China is considerably less than the equivalent rates in Western economies, HollySys sees this as a significant competitive advantage.
Properties

HollySys owns property at the following principal locations, each of which contains principal administrative offices, sales and marketing offices, research and development facilities, and manufacturing facilities:

Location	Approximate Sq. Meters	Ownership
Beijing	18,000	Owned
Beijing	4,937	Leased
Hangzhou	25,000	Owned

The manufacturing facilities at the above locations are used for system integration production, including hardware testing instruments, auxiliary material processing, packaging and shipping, and for self-made product integration production, including inspection and testing. HollySys considers all of these facilities to be in a condition suitable for their current uses and to be adequate for HollySys’ present needs.
Legal Proceedings

HollySys is not involved in any legal proceedings which are expected to have a significant effect on its business, financial position, results of operations or liquidity, nor is Chardan aware of any proceedings that are pending or threatened which may have a significant effect on its business, financial position, and results of operations or liquidity.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

BUSINESS OVERVIEW

Gifted Time Holdings Limited (the “Company” or “Gifted Time Holdings”) is a holding company that owns a 74.11% equity interest in Beijing HollySys Co., Ltd. (“Beijing HollySys”) and a 60% direct ownership interest in Hangzhou HollySys Automation Co., Ltd. (“Hangzhou HollySys,” and, together with Beijing HollySys and its subsidiary, the “Operating Companies”). In addition, the Company indirectly owns another 29.64% of Hangzhou HollySys by virtue of the fact that Beijing HollySys owns 40% of Hangzhou HollySys, and the Company owns 51.9% of Beijing Haotong Science and Technology Development Co., Ltd.(“Haotong”) by virtue of the fact that Beijing HollySys owns 70% of Haotong.

Beijing HollySys was established in September 1996 as a domestic Chinese company based in Beijing, China. From inception, it has been engaged in designing, developing and manufacturing automation control systems for customers throughout China. It offers integrated automation solutions for many industries, including electric power generation, transmission and distribution, manufacturing (including metallurgy, construction materials, petrochemical and pharmaceutical industries), and railroad transportation. Beijing HollySys’ integrated automation systems and solutions have enabled customers to improve the safety, reliability and efficiency of their manufacturing processes and significantly enhance the customers’ overall profitability.

Hangzhou HollySys was established as an equity joint venture under Chinese laws in September 2003. Beijing HollySys owns 40% of Hangzhou HollySys, and the Company owns the remaining 60%. The operations of Hangzhou HollySys emphasize industrial automation and integrated solutions.

Gifted Time Holdings directly owns 74.11% of the equity interests in Beijing HollySys through various stock consignment agreements entered into with Beijing HollySys stockholders (or the parties to which they have assigned their rights) and 60% of the equity interests in Hangzhou HollySys through share transfer agreements entered into with Team Spirit and OSCAF. In addition, Gifted Time Holdings indirectly owns another 29.64% interest in Hangzhou HollySys by virtue of its 74.11% ownership of Beijing HollySys and the fact that Beijing HollySys owns 40% of Hangzhou HollySys. The terms of the stock consignment agreements are discussed in more detail under the heading “Stock Consignment Agreements.” Under the stock transfer agreements between Gifted Time Holdings and Team Spirit and OSCAF, Team Spirit and OSCAF, which each respectively owned 30% of the interest in Hangzhou HollySys, transferred their respective 30% equity interest in Hangzhou HollySys to Gifted Time Holdings. As consideration for such transfer, Sure Grow Profits Limited, Faith Best Profits Limited and the BVI companies appointed by Team Spirit and OSCAF each received 7,966 shares of Gifted Time Holdings’ common stock, each representing 15.932% of the total outstanding common stock of Gifted Time Holdings. As a result of that transfer, Hangzhou HollySys received Chinese governmental approval of the share transfer from Team Spirit and OSCAF to Gifted Time Holdings on February 13, 2006. Hangzhou HollySys has received a revised registration certificate as of March 31, 2006 from the Administration Bureau of Industry & Commerce reflecting the change in ownership.

Within the consolidated financial statements, there are minority interests in Beijing HollySys and Haotong. The minority interest in Beijing HollySys accounts for 25.89% equity interest, of which Beijing No. 6 Institute Huasheng High-Tech Co., Ltd owns 24.11% and Beijing New Technology Industry Development and Services Center owns 1.78%. The 30% minority interests in Haotong are owned by three Chinese citizens. For financial reporting purposes, Beijing HollySys has consolidated the financial statements of Haotong from the date on which it had obtained the control of majority voting power in Haotong. As previously noted, Beijing HollySys expects to dissolve Haotong, which is not seeking or accepting new business, following the expiration of warranty periods on contracts it performed. HollySys does not expect to incur any material costs or loss of revenues as a result of the liquidation.

Beijing HollySys also owns 40% interests in Hangzhou HollySys. Accordingly, the minority interest holders in Beijing HollySys also indirectly own 10.356% of the interests in Hangzhou HollySys. The minority interests presented in the consolidated financial statements cover all of these minority interests.

In order to establish market presence in the major marketplaces in China and be geographically closer to HollySys’ customers, Beijing HollySys has also invested in several other companies that are engaged in various aspects of the automation industry. As of March 31, 2007, these ownership interests were in the following companies:

•	New Huake Electronic Technology Co., Ltd. (37.5%);

•	Beijing Haotong Science and Technology Development Co., Ltd. (70%);

•	HollySys Information Technology Co., Ltd. (40%);

•	HollySys Zhonghao Automation Engineering Technology Co., Ltd. (“HollySys Zhonghao”) (89.11%);

•	HollySys Electric Technology Co., Ltd. (40%);

•	Beijing TechEnergy Co., Ltd. (50%);

•	Beijing HollySys Equipment Technology Co., Ltd. (20%);

•	Beijing Bestpower Electrical Technology Ltd. (18.49%); and

•	IPE Biotechnology Co., Ltd. (31.15%).

The operating life of Beijing HollySys and its subsidiaries and affiliates is shown in the table below.
Company Names	Operating period	Operating life
Beijing HollySys Co., Ltd.	Sep. 25, 1996-Sep. 24, 2026	30
Hangzhou HollySys Automation Co., Ltd.	Sep. 24, 2003-Sep. 23, 2053	50
Beijing HollySys Haotong Science & Technology Development Co., Ltd.	Oct. 26, 2000-Oct. 25, 2020	20
Beijing No. 6 Institute New Huake Electronic Technology Co., Ltd.	Aug. 28, 2001-Aug. 27, 2011	10
Beijing HollySys Electric Tech. Co., Ltd.	June 22, 2000-June 21, 2010	10
Beijing HollySys Information Technology Co., Ltd.	June 25, 2002-June 24, 2022	20
Beijing HollySys Hengye Science & Technology Co., Ltd.	Aug. 15, 2000-Aug. 14, 2030	30
HollySys Equipment Technology Co., Ltd.	Sep. 26, 2005-Sep. 25, 2015	10
Beijing HollySys Zhonghao Automation Engineering Technology Co., Ltd.	July 8, 1999-July 7, 2049	50
Beijing TechEnergy Co., Ltd.	Oct. 18, 2005-Oct. 17, 2025	20
Beijing Bestpower Electrical Technology Ltd.	Aug. 2, 1999-Aug. 1, 2049	50
IPE Biotechnology Co., Ltd.	July 26, 2005-July 25,2025	20

Among the entities presented above, HollySys Zhonghao stopped accepting new contracts in July 2002 and has been dormant since then. Currently, the shareholders of HollySys Zhonghao have not reached a clearly defined liquidation plan as a base for reasonable estimation of liquidation loss.

The main channel through which HollySys gets its automation system business is the bidding process. Customers seeking bids propose their requirements and specifications in legal bidding documents and those companies that are interested in obtaining these contracts make a bid in written form. If HollySys wins the bidding, it gets the integrated contract.

HollySys derives its revenue mainly from the integrated contracts it has won through the bidding process, which accounts for over 90% of the total consolidated revenue. In addition, HollySys also sells spare parts and component products to customers for maintenance and replacement purposes after the completion of the integrated solution contract. Product sales are not part of the integrated contracts. Therefore, it is another stream of revenue but minor in volume.

The purpose of an integrated contract is to furnish an automation system that provides the customer with a total solution for the automation or process control requirement being addressed. The automation system and total solution HollySys offers consists of hardware, software and services, all of which are customized to meet the customer’s particular needs and technical specifications. None of hardware, software and service has independent functionality, and therefore cannot be sold separately to customers.

The major terms of an integrated solution contract include solution planning and design, system installation, customer acceptance, payment milestones and warranty. The process of fulfilling an integrated contract consists of the following four stages:

1)   Solution planning and design. HollySys provides customers with a customized plan for achieving the required solution by establishing a project group for each contract. The project group includes system engineers who propose and discuss and agree on the system design and implementation plan with the technical personnel of the customers.

2)   System manufacturing and installation. Based on the design and implementation plan, and in accordance with the project schedule, HollySys enters into the process of purchasing the necessary hardware, manufacturing components for the hardware, developing software platform, re-configuring the software embedded in the hardware, and fabricating the integrated hardware into cabinets, on-site installation and testing, and training customer’s personnel about how to use the automation and total solution.

3)   Customer acceptance. The procedures for customer inspection and acceptance of the system are typically contained in the contracts. The initial inspection usually occurs when the hardware is delivered to the customer’s site for the purpose of detecting any obvious physical damage during shipping and to confirm that the entire order was delivered. A final acceptance will be performed upon the satisfaction of integrated solution testing.

4)   Warranty period. The integrated solution contracts customarily provide HollySys’ customers with a one-year warranty (although sometimes the warranty period may be two years per the customers’ requests), which runs from the date of the final customer acceptance. The end of warranty period represents fulfillment of the entire contract.

Because of the nature of customized integrated contracts, the customers do not have the right to return the products HollySys delivers, provided they conform and perform to the customer’s specification. Before HollySys delivers its products to a customer’s site, HollySys performs an internal test to see if the automation system works as intended. After installing the products on a customer’s site, any problems are solved during the trial runs. Once the testing requirements have been satisfied, a customer will sign and date a customer acceptance document, which begins the warranty period. Due to the nature of this process, many companies in automation systems business generally do not carry product liability insurance.

The size of an integrated contract is determined by a customer’s needs in terms of the amount of equipment needed and the complexity of integrated solution. The size of an integrated contract drives the price of an integrated contract. The more contracts HollySys wins, the more revenues HollySys will earn. Generally speaking, the bigger the size of an integrated contract, the bigger the revenue of that integrated contract. The number of integrated contracts HollySys has won is an indicator of backlog. Because certain contracts will require working periods longer than one year, the best way to measure the contract revenue realized is to use the percentage-of-completion method. Ultimately, HollySys’ revenue stream will be driven by the average price of an integrated contract and how many integrated contracts have started in each reporting period.

Backlog presents the amount of unrealized revenue to be earned by the Company from the contracts HollySys has won. Accordingly, the increase or decrease of the new contracts HollySys has won will have a future impact on its revenue streams. In addition, any change of schedule from HollySys’ customers will have an impact on the Company’s revenue stream, as customers may change their requested delivery schedule resulting in a delay of the expected delivery. In the event of a delay of delivery schedule, then the time of inspection, installation, trial run and customer acceptance will be delayed accordingly, all of which will affect the Company’s revenue recognition. If the delay of delivering the specified automation systems was a result of the Company’s inability to deliver the system on a timely basis, it will be responsible for this delay according to the terms specified in respective integrated contracts.

The following table sets forth the information regarding the contracts HollySys won during the fiscal years and backlog at the dates indicated:

	Years Ended June 30,			Nine Months Ended March 31,
	2004	2005	2006	2006	2007
Number of new contracts won during the year	599	702	927	585	864
Total amount of new contracts (mm)	$88.29	$90.06	$117.17	$77.21	$110.74
Average price per contract	$147,398	$128,286	$126,397	$132,829	$128,173

	As of June 30,			As of March 31,
Backlog Situation:	2004	2005	2006	2006	2007
Contracts newly entered and unfinished (mm)	$56.92	$46.95	$54.95	$60.06	$65.66
Contracts started in the prior year and unfinished (mm)	$15.43	$23.98	$31.80	$25.52	$46.69
Total amount of backlog (mm)	$72.35	$70.93	$86.75	$85.58	$112.15

As a growing company, HollySys and its subsidiaries have achieved significant progress in the past three years. HollySys has been able to convert its increased revenues into higher profits. The Company generated net income of $11.88 million and $10.10 million for the nine months ended March 31, 2007, and 2006, respectively. The Company generated net income of $18.05 million, $13.70 million, and $4.74 million for the fiscal years ended June 30, 2006, 2005 and 2004, respectively.

Regarding the total consolidated revenues, the Company achieved $68.32 million for the nine months ended March 31, 2007, compared to $61.26 million for the same period of the prior year, representing an increase of 11.5%. Total revenues grew 49.9% from $53.07 in fiscal 2004 to $79.57 million in fiscal 2005, followed by a growth of 13.0 % to $89.92 million in fiscal 2006.

HollySys’ philosophy emphasizes operating a highly efficient and profitable business enterprise that generates value for its customers, employees, and shareholders.

RECENT SIGNIFICANT TRANSACTIONS

In November 2006, the parties to the stock purchase agreement recognized that the closing of the stock purchase was going to be delayed beyond what had been expected when the stock purchase agreement was originally signed in early February 2006. The shareholders of Gifted Time Holdings had obligations that needed to be satisfied by the end of 2006, and they had intended to apply the cash proceeds from the stock purchase transaction to those obligations, circumstances they had made known to Chardan in the course of negotiations. The stock purchase agreement had a termination date of December 31, 2006, and it was not feasible to close the transaction by that date. In order to retain the opportunity to acquire Gifted Time, which the management and directors of Chardan continued to feel was a highly desirable opportunity and in the best interests of Chardan’s shareholders to pursue, Chardan and Advance Pacific Holdings, Limited (which became the sole holder of all the issued and outstanding ordinary shares of Gifted Time Holdings as a result of these transactions) agreed to amend the stock purchase agreement in certain respects that would enable the Gifted Time shareholders to receive the cash consideration that they anticipated receiving by the end of 2006 in a timely way.

To accomplish those purposes, during the period from December 18 to 20, 2006 Gifted Time , the owners (seven BVI companies) of Gifted Time Holdings and certain third parties completed a series of transactions described below to change the ownership of Gifted Time Holdings and to provide the former stockholders of Gifted Time Holdings with needed capital.

Reorganizing the Ownership of Gifted Time Holdings

As a way of providing the needed capital to the Gifted Time Holdings shareholders, the ownership of Gifted Time Holdings was reorganized in two steps. In the first transaction, the seven BVI companies (the shareholders of Gifted Time Holdings) transferred their ownership interests in Gifted Time Holdings to OSCAF, a related party owned by Madame Qiao Li. In the second transaction, OSCAF transferred the ownership interests it had acquired in Gifted Time Holdings to Advance Pacific Holdings Limited (“Advance Pacific”) in exchange for a note for $30 million and a note for $200 million (the “$200 Million Note”). The $30 million note called for interest payable at the rate of 10% per annum, provided that if it was paid in full by December 31, 2006 (which occurred, leaving only the $200 Million Note outstanding), no interest would be due or payable. It also contained typical default provisions. The $200 Million Note calls for payment of interest at the rate of 10% and is due and payable in full on September 15, 2007. It also contains typical provisions regarding default and other matters. (As discussed more fully below, the $30 million in cash used to pay the $30 million note to OSCAF was borrowed from Gifted Time Holdings, which in turn had obtained these funds from the combination of a bridge loan (the “Bridge Loan”) made by and the sale of Gifted Time Holdings preferred stock to 15 private investors.)

According to the stock purchase agreements entered into by the seven BVI companies and OSCAF on December 18, 2006, in exchange for the Gifted Time Holdings stock that it received, OSCAF agreed to pay the following consideration to the seven BVI companies: (a) upon the receipt by OSCAF of cash payment of $30 million from Advance Pacific, OSCAF would disburse the $30 million and the accrued interest (if any) to the seven BVI companies in proportion to their ownership interests in Gifted Time Holdings; and (b) OSCAF would similarly distribute the amounts received from Advance Pacific in satisfaction of the $200 Million Note.

As noted above, OSCAF sold 100% of the interest in Gifted Time Holdings (formerly owned by the seven BVI companies) to Advance Pacific, a British Virgin Islands company that is solely owned and controlled by Ka Wa Cheng, a resident of Canada, on December 20, 2006. Advance Pacific issued two notes payable to OSCAF as consideration for that ownership interest, one for $30 million (which has been paid) and the $200 Million Note. Neither Advance Pacific nor Ka Wa Cheng is an affiliate of Chardan or any of its affiliates or any of the affiliates of HollySys. Although Mr. Ka Wa Cheng was one of Madame Qiao’s classmates while they were pursuing an International Executive MBA at the Hong Kong University of Science & Technology and he is also trusted by Madame Qiao, until his acquisition of the ownership interests in Gifted Time Holdings, Mr. Cheng had no involvement in Gifted Time Holdings or HollySys and has not been affiliated with Madame Qiao Li or Dr. Wang Changli.

Ka Wa Cheng’s business experience includes over 14 years of experience in the investment industry. Mr. Cheng received an International Executive MBA from the Hong Kong University of Science and Technology in 2002. He is a founding member of The Hong Kong Institute of Financial Analysts and Professional Commentators, in which he still plays an active role, and he currently is an associate director with Shenyin Wanguo Securities (H.K.) Ltd., a subsidiary of one of the oldest investment banks in China.

Given the limited amount of time that was available to effect the reorganization of Gifted Time Holdings’ ownership, transfer to a party who was already known to the management of HollySys was the only feasible alternative for restructuring the ownership of Gifted Time Holdings to achieve the objectives of the Gifted Time Stockholders.  Ka Wa Cheng was identified as a potential purchaser based on his having come to know Qiao Li during their studies at the Hong Kong University of Science and Technology in 2002.

Although Mr Cheng had significant business experience, he had only a passing familiarity with the business of HollySys prior to the discussions between the parties regarding this series of transactions. In the course of his discussions regarding the proposed acquisition of Gifted Time Holdings stock by Advance Pacific, he acquired a good deal more information about and understanding of the business of HollySys. However, as a financial investor who would not participate actively in the management of the business, either from the standpoint of setting policies or making significant financial and operational decisions, his knowledge about HollySys remained general in nature, and he has spent only a limited amount of time attending to the business of HollySys from Canada, his place of residence, since control of the business has remained with Qiao Li and Wang Changli.

The $230 million amount was established through negotiations directly between the principals of OSCAF (Qiao Li) and Advance Pacific (Ka Wa Cheng) in the course of their negotiations. Chardan understands that it was based on an estimate of the value of the 22.2 million shares of HLS (reduced from the original 23.5 million shares as a result of the issuance of the preferred stock) to be issued to Advance Pacific upon closing of the Chardan transaction. The closing price of Chardan’s stock on December 20, 2006 was $7.34, producing an aggregate value of just under $163,000,000. The per share price needed to produce sufficient funds to pay off the $200 Million Note, not including interest, is $9.01. Chardan’s stock had traded as high as $12.66 in April 2006 following Chardan’s entry into the stock purchase agreement in February 2006. At that price the 22,200,000 shares that Advance Pacific will acquire at closing of the Chardan transaction would have a value of over $280 million.

Other than its ownership of shares of Gifted Time Holdings, Advance Pacific does not have any other material assets, and Mr. Cheng did not provide any personal guarantee of payment of these two notes issued to OSCAF. In the event that Advance Pacific defaults on the $200 Million Note, ownership of the shares of HLS to be received by Advance Pacific in exchange for its Gifted Time Holdings stock will return through OSCAF to the Gifted Time Stockholders (the seven BVI companies), which would then, among them, have a controlling interest in Gifted Time. As the $200 Million Note does not come due until September 15, 2007, or, under a recent amendment to the note, until 30 days after the closing of the Chardan stock purchase or the termination of the stock purchase agreement, if the date for Chardan to conclude a business combination is extended beyond the current August 10, 2007 date, the ownership interest that would revert to the Gifted Time Stockholders is the 22.2 million shares of HLS stock to be issued to Advance Pacific upon the closing of the transaction with Chardan North. Should that reversion occur, it would result in the seven BVI companies having the ability to control HLS.

In such a situation, HLS may be considered an Overseas Special-purpose Investment Company (“OSIC”) under Chinese law. As a result, it may be necessary for the principals of the seven BVI companies to make and maintain registration under SAFE 75 in order for dividends declared by HLS to be payable outside of China in foreign currency (i.e., US Dollars).

As a result of these transactions, Advance Pacific became the sole owner of Gifted Time Holdings, and Mr. Cheng became its sole director. However, as had been discussed and agreed between Ka Wa Cheng and Qiao Li during negotiations of the purchase, control over Gifted Time Holdings remained with Qiao Li and Wang Chang Li, the chairperson and president of HollySys, respectively. The parties intended for Qiao Li and Wang Changli to continue to exercise control over Gifted Time Holdings, since they were substantially more familiar with the needs of the HollySys operating business, and as residents of China were in a much better position to exercise that control than was Mr. Cheng. In addition, both parties had an incentive to maximize the value of the company, which they agreed required the active input of Qiao Li and Wang Changli on an ongoing basis. In the case of Advance Pacific, its best prospect of realizing a benefit from the transaction was if the profitability of the business increased, which Ka Wa Cheng recognized was best achieved by active oversight from Qiao Li and Wang Changli. From the standpoint of Qiao Li, as it was at least possible, and perhaps probable, that the ownership of Gifted Time Holdings (other than that represented by the preferred stock) would revert to the Gifted Time Holdings Stockholders, she had insisted that Ka Wa Cheng could not change any policy or make any financial or operational changes regarding Gifted Time Holdings or HollySys without the consent of Qiao Li and Wang Changli.

This oral understanding reached between the parties during negotiation of the terms of the transaction has since been memorialized in a written voting agreement among Advance Pacific, Ka Wa Cheng and Qiao Li. Under that voting agreement, the parties reaffirm their understanding regarding ongoing role of Qiao Li in the management of Gifted Time Holdings and HollySys notwithstanding the acquisition of the Gifted Time Holdings ownership interests by Advance Pacific. The voting agreement provides that Advance Pacific relinquishes its authority to appoint directors of Gifted Time Holdings to Qiao Li, and it also provides that Qiao Li and Wang Chang Li will act as directors of the company, Ka Wa Cheng having resigned from that post. The voting agreement terminates at the option of Qiao Li, upon Advance Pacific’s transfer of the Gifted Time Holdings stock to a third party or upon Advance Pacific’s default on the $200 Million Note. Consistent with that understanding, Ka Wa Cheng has agreed that Qiao Li and Wang Changli will serve as chairperson and as president and member of the HLS board, respectively, upon the completion of the Chardan stock purchase.

Ka Wa Cheng had two reasons for entering into the series of transactions described above. One was to assist Qiao Li in restructuring the transaction so that the Gifted Time Stockholders could receive the cash portion of the consideration payable under the stock purchase agreement with Chardan prior to the end of 2006, enabling them to fulfill their various obligations. The other was to be in a position to benefit from an increase in the stock price of Chardan if it were to reach the point by the due date of the $200 Million Note to enable him to pay the principal and interest due (most likely through substitute financing) and retain ownership of the Gifted Time Holdings stock. As discussed more fully below, the price of Chardan stock had been as high as $12.55 in May 2006, giving the 22.2 million shares that Ka Wa Cheng would own (through Advance Pacific) an aggregate value of more than $275 million. Were the price of Chardan’s stock to increase to near or above that level prior to the time that the $200 Million Note becomes due, the prospect of Ka Wa Cheng’s finding substitute financing to pay off the $200 Million Note would become more feasible. Should Advance Pacific manage to do so, the ownership of the Gifted Time Holdings stock would not revert to the Gifted Time Stockholders. However, even in such circumstances, the employment agreements of Qiao Li and Wang Changli as chairperson and president of HLS, respectively, would give them ongoing substantial control over HLS and HollySys.

It appears more likely than not that legal ownership of the Gifted Time Holdings stock transferred to Advance Pacific will revert to the seven BVI companies, for various reasons. First, since Advance Pacific acquired the shares of Gifted Time Holdings the share price of Chardan stock has not reached the value of approximately $9.55 (the point where the HLS stock that Advance Pacific is to receive in the Chardan stock purchase equals its obligations under the $200 Million Note), and the current price is about $_____. Second, it is likely that the value of the HLS stock that Advance Pacific would receive in the Chardan stock purchase would have to be substantially in excess of that value in order to refinance or pay the $200 Million Note, since the HLS stock Advance Pacific will receive will be unregistered, with restricted ability to be sold and reduced value as collateral for substitute financing. As an affiliate of HLS, Advance Pacific would have additional difficulty selling its stock. Finally, the Gifted Time Holdings stock, and any HLS stock issued in exchange for it in the Chardan stock purchase, has been pledged as security for repayment of the Bridge Loan. As a result, any lender in the substitute financing would either need to take a second position behind the bridge lenders, which have a first lien on the stock, or would need to increase the amount it was willing to finance by the roughly $8 million that could remain due to them after the payment of the cash consideration payable under the Chardan stock purchase was applied to reduce the balance owed to the bridge lenders.

Pursuant to the oral understanding that the parties had reached in the course of negotiations, as part of the restructuring of the Chardan stock purchase and the Bridge Loan, Mr. Cheng, with the knowledge and consent of Qiao Li, took the following actions to recapitalize Gifted Time Holdings: (i) the authorized ordinary shares of Gifted Time Holdings were increased from 50,000 shares with par value of $1.00 per share to 33.5 million shares with par value of $0.01 per share, with the result that the 50,000 shares that were then issued and outstanding were converted into 5 million ordinary shares (ii) 1.5 million preferred shares with a par value of 0.01 per share were authorized; and (iii) an additional 17.2 million ordinary shares were issued to Advance Pacific, its sole shareholder, resulting in a total of 22.2 million ordinary shares issued and outstanding. This recapitalization makes the exchange ratio of stock with HLS one-for-one in the Chardan stock purchase.

The Bridge Loan Transaction. The foregoing transactions accomplished the change of ownership of Gifted Time Holdings and, by virtue of the $30 million note payable by Advance Pacific to OSCAF, established a means of providing the $30 million in cash to the previous shareholders of Gifted Time Holdings before December 31, 2006. To satisfy this cash need, Gifted Time Holdings obtained a $30 million bridge loan from 15 non-affiliated investors. The Bridge Loan is in the face amount of $29,987,000 and carries an interest rate of 10% per annum. It is secured by a pledge of all of the common stock of Gifted Time Holdings. In addition, the parties making the Bridge Loan acquired an aggregate of 1.3 million shares of newly-issued preferred stock of Gifted Time Holdings, each in proportion to the amount of the Bridge Loan it had funded, for an aggregate purchase price of $13,000 (par value), constituting the balance of the $30 million. None of the 15 lenders in the Bridge Loan transaction had a relationship with Chardan or any of its affiliates, except that some of them are stockholders of Chardan and some of them are limited partners in a partnership managed by an affiliate of Chardan. That limited partnership was not involved in this transaction. None of the 15 lenders had any previous relationships with Advance Pacific, Gifted Time Holdings, the seven BVI companies that had owned Gifted Time Holdings, or the PRC operating companies. None of the officers, directors or affiliates of Chardan received any compensation in connection with the Bridge Loan, although Chardan Capital, LLC and Chardan Capital Markets, LLC both helped to identify potential lenders.

Advance Pacific, which received the proceeds of the Bridge Loan and preferred stock sale through a loan to it from Gifted Time Holdings, agreed to guarantee repayment of the Bridge Loan and pledged all of its shares in Gifted Time Holdings to secure that guarantee. As this entire series of transactions was designed to enable Chardan to retain the right to acquire Gifted Time Holdings, the terms were designed to work in conjunction with the anticipated closing of the stock purchase, with additional terms in the event that the Chardan - Gifted Time Holdings transaction does not occur. For example, the repayment terms of the Bridge Loan provide that an aggregate principal amount of $25 million, together with any then unpaid and accrued interest thereon and other amounts payable under the notes, is initially due and payable ten business days following the closing under the stock purchase agreement between Advance Pacific and Chardan. This is coordinated with the terms for payment of the cash consideration under the stock purchase agreement. The balance of the Bridge Loan is to be paid off 60 days following the call (as provided in the warrant agreement) of the publicly traded warrants to be assumed by HLS concurrently with the closing of the redomestication transaction in substitution for the warrants issued by Chardan, which is also coordinated with the terms for payment of the deferred portion of the cash consideration under the stock purchase agreement. As noted, additional provisions exist to govern repayment in the event that the transaction with Chardan is not completed, and there is an absolute repayment date of the entire amount due in repayment of the Bridge Loan of September 30, 2008.

As discussed above, the $30 million in proceeds from the Bridge Loan and sale of preferred stock was in turn loaned to Advance Pacific on December 22, 2006 against a note for $30 million payable to Gifted Time Holdings. The repayment terms of this $30 million note issued by Advance Pacific are designed to allow it to repay the money owed to Gifted Time Holdings out of the cash consideration received at closing of the Chardan transaction. Specifically, upon closing of the stock purchase transaction with Chardan, Advance Pacific must make an initial payment of not less than $24 million but up to the full amount of the cash consideration received (potentially as high as $28 million or more, depending on how much interest is earned on the trust fund assets and the number of shares that are redeemed, if any). The balance of the principal sum not covered by the initial payment made by Advance Pacific must be repaid upon Advance Pacific’s receipt of the balance of the cash consideration due to it in connection with the stock purchase transaction. To facilitate this aspect of the transaction, Advance Pacific assigned to Gifted Time Holdings its right to receive the cash consideration payable in the Chardan stock purchase of Gifted Time Holdings.

Advance Pacific used the proceeds of the loan that it obtained from Gifted Time Holdings to pay the $30 million note to OSCAF. As a result, only the $200 Million Note issued by Advance Pacific remains outstanding. If the contemplated stock purchase transaction does not take place, Gifted Time Holdings remains responsible for repaying the Bridge Loan. As further assurance for repayment of the Bridge Loan, Advance Pacific guaranteed that repayment and secured its obligation to do so by pledging all of the stock of Gifted Time Holdings owned by it. The 15 lenders have consented to the transfer of that Gifted Time Holdings stock to HLS on the condition that the stock consideration received by Advance Pacific (the shares of HLS) will be substituted as collateral for that guarantee, with the cash consideration being used to make a partial repayment of the Bridge Loan. While the amount that Advance Pacific agreed to pay for the Gifted Time Holdings stock it acquired ($230 million) was substantially greater than the amounts due under the Bridge Loan, this “excess” security was designed to take into account the possibility that the Chardan transaction might not close and that Advance Pacific may not conclude an alternative financing transaction that would enable Advance Pacific to repay its loan from Gifted Time Holdings. In such a case, the value to be realized from a sale of the Gifted Time Holdings stock could be considerably less than the value that stock will have if the Chardan transaction occurs. In any case, the lenders will be entitled to retain only so much of the proceeds of the sale of the pledged Gifted Time Holdings stock as is needed to satisfy the obligations to them. Any excess will then belong to the party(ies) who own the Gifted Time Holdings Stock at that time. If that owner is OSCAF (which would acquire ownership on default of Advance Pacific’s $200 Million Note), OSCAF would have an obligation to distribute what it receives to the seven BVI companies under the terms of the agreements by which they sold their Gifted Time Holdings stock to OSCAF. The Bridge Loan documents do not require that the collateral securing repayment of the Bridge Loan (either the Gifted Time or the HLS stock, whichever is the case) is to be returned in whole or in part until the Bridge Loan is completely repaid, at which time the bridge lenders have an obligation to release the collateral.

The repayment of the $200 Million Note is not due until after the stock purchase is closed, which means that the initial portion of the cash consideration will have been paid to Advance Pacific and in turn used to reduce the amount of the Bridge Loan that remains outstanding. Should Advance Pacific default on the $200 Million Note, its only obligation is to transfer the HLS stock received in the stock purchase to OSCAF. Advance Pacific remains entitled to receive the balance of the cash consideration payable in the stock purchase, when it is due, and that amount will then be used to repay the loan from Gifted Time Holdings to Advance Pacific (those proceeds already having been assigned to Gifted Time Holdings by Advance Pacific). As a result of this arrangement, even in the event of a default by Advance Pacific on the $200 Million Note, the loan from Gifted Time to Advance Pacific can be repaid in full. Since the payment of the second portion of the cash consideration in the stock purchase must be made only after the exercise of the warrants or from net positive cash flow generated by HLS following the closing of the stock purchase, HLS will also have the financial resources necessary to cover the additional interest that will have become due on the Bridge Loan.

The foregoing transactions required that the stock purchase agreement with Chardan be amended, which occurred on December 20, 2006. The amendment provided that Advance Pacific would receive only 22,200,000 shares of HLS at closing rather than the 23,500,000 originally agreed upon and that the remaining 1.3 million shares would be available for payment to the parties making the Bridge Loan (who also acquired Gifted Time Holdings preferred stock) in exchange for their shares of Gifted Time Holdings preferred stock. In addition, the termination date of the stock purchase was extended to at least August 10, 2007 or such later date as Chardan’s shareholders might, by amendment to Chardan’s certificate of incorporation, agree to allow for the stock purchase to close. This latter change was designed to preserve the benefit of the stock purchase for Chardan’s stockholders. As discussed more fully in the section entitled “Amendments” above, the parties also made a change to the incentive share schedule, initially increasing the incentive shares that were issuable upon achieving the after-tax profit target for 2011 from 2,000,000 to 3,000,000. This change was agreed upon because the delay in concluding the stock purchase transaction had increased the difficulty of Gifted Time Holdings’ accomplishing the 2007 after-tax profit target.

Under the regulations that took effect on September 8, 2006, transfer of legal title to the 74.11% of Beijing HollySys to Gifted Time Holdings will, as before, require government approval. Until that approval is sought and obtained, Advance Pacific and, following the Chardan transaction, HLS, will continue to enjoy the benefits of that ownership interest through the consignment agreements conferring the benefits of that ownership on Gifted Time Holdings. The legal opinion to be obtained from Chinese counsel regarding the enforceability of the consignment agreements will state that the consignment agreements are unaffected by the foregoing transactions and remain enforceable. The regulatory matters to be addressed are discussed above under the heading “Consideration of the Stock Purchase Transaction-Regulatory Matters.”

CRITICAL ACCOUNTING POLICIES

The discussion and analysis of the Company’s financial condition presented in this section are based upon the Company’s consolidated financial statements, which have been prepared in accordance with the generally accepted accounting principles in the United States. During the preparation of the consolidated financial statements, the Company is required to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, the Company evaluates its estimates and judgments, including those related to sales, returns, pricing concessions, bad debts, inventories, investments, fixed assets, intangible assets, income taxes and other contingencies. The Company bases its estimates on historical experience and on various other assumptions that it believes are reasonable under current conditions. Actual results may differ from these estimates under different assumptions or conditions.

In response to the SEC’s Release No. 33-8040, “Cautionary Advice Regarding Disclosure about Critical Accounting Policy,” the Company has identified the most critical accounting policies upon which its financial status depends. It determined that those critical accounting policies are related to the use of estimates, inventory valuation, revenue recognition, income tax and impairment of intangibles and other long-lived assets. These accounting policies are discussed in the relevant sections in this management’s discussion and analysis, including the Recently Issued Accounting Pronouncements discussed below.

Revenue recognition

Revenues generated from designing, building, and delivering customized integrated industrial automation systems and providing relevant solutions are recognized over the contractual terms based on the percentage of completion method. The contracts for designing, building, and delivering customized integrated industrial automation systems are legally enforceable binding agreements between the Company and customers. Performance of these contracts often will extend over long periods, and the Company’s right to receive payments depends on its performance in accordance with these contractual agreements. The duration of contracts the Company performs depends on the dollar amount of the contracts. In general, the larger a contract’s size, the longer is the duration of that contract. The duration of small contracts is less than one year, without including the warranty period. The duration of a large contract is longer than one year, without including the warranty period. Including the warranty period, all contracts have a duration longer than one year, ranging from 16 months to 54 months. The operating cycle of the Company is determined by a composite of many individual contracts in various stage of completion and is measured by the duration of the average time intervening between the acquisition of materials or service entering the construction process and the substantial completion of contracts. Based on the historical experience, the operating cycle of the Company exceeds one year.

In accordance with AICPA’s SOP 81-1, “Accounting for Construction Contracts and Certain Production-Type Contracts,” revenue recognition is based on an estimate of the income earned to date, less income recognized in earlier periods. Estimates of the degree of completion are based on the costs incurred to date compared to the expected total costs for the contracts. Revisions in the estimated profits are made in the period in which the circumstances requiring the revision become known. Provisions, if any, are made currently for anticipated loss on the uncompleted contracts. Revenue in excess of billings on the contracts is recorded as unbilled receivables and included in accounts receivable. Billings in excess of revenues recognized on the contracts are recorded as deferred revenue until the above revenue recognition criteria are met. Billings are rendered based on agreed milestones included in the contracts with customers. There can be different milestones in the contracts for which the Company competes, but most often the following four are used: 1) system manufacturing, 2) system delivery, 3) installation, trial-run, and customer acceptance, and 4) expiration of a warranty period. The agreed upon amount to be billed at each milestone is specified in the contract. The first milestone means that work under the contract has started. All contracts have the first milestone, but not all contracts have a prepayment. The Company recognizes 100% of the contractual revenue at the end of the customer acceptance stage, as the Company estimates that no further major costs will be incurred under the contract, a signed customer acceptance document has been obtained, and a warranty period starts to run.

Revenue generated from sales of electronic equipment is recognized when persuasive evidence of an arrangement exists, delivery of the products has occurred, customer acceptance has been obtained, which means the significant risks and rewards of the ownership have been transferred to the customer, the price is fixed or determinable and collectibility is reasonably assured.

Warranty

Warranty is a major term under an integrated contract. The warranty period is generally twelve months from customer acceptance, but it may vary in accordance with the terms of the contract. The Company estimates a warranty liability under each contract using a percentage of revenue recognized less warranty costs typically incurred, which is derived from its historical experience. Doing so enables the company to recognize a warranty cost for the appropriate period of time. In addition, at the end of each reporting period, the Company assesses whether or not the accrued warranty liabilities are adequate based on 1) the percentage used, 2) the outstanding warranty period of a contract which has entered the warranty period, 3) the total revenue recognized on a contract which has been under the warranty period, and 4) the aggregate amount of warranty costs incurred on all contracts in the warranty period. The Company adjusts the accrued warrant liabilities in line with the result of its assessment.

The impacts of warranties on the financial statements over the fiscal periods are presented in the table below:

	June 30,		March 31,
	2005	2006	2007
Beginning balance	$881,052	$1,594,215	$1,430,736
Expense accrued	1,708,767	1,273,616	1,139,140
Expense incurred	(995,604)	(1,437,095)	(537,244)

Ending balance	$1,594,215	$1,430,736	$2,032,632

Accounts receivable and other receivables

Performance of the contracts often will extend over long periods and the Company’s right to receive payment depends on its performance in accordance with these contractual agreements. The Company bills a customer in accordance with the amount specified under the contract from the unbilled accounts receivable when the Company’s performance has reached a milestone. In general, among four billing milestones, each interval of two contiguous billings under a contract within one year and the last billing to be issued for a contract is at the end of the warranty period. When a customer makes a prepayment at the start of a contract, the amount received will be recorded as deferred revenue. The deferred revenue is recognized as revenue under the completion percentage method along with the progress of a contract. If no prepayment is received by the Company, revenue would be recognized through unbilled accounts receivable. Accordingly, when a particular milestone is reached, a particular amount of unbilled accounts receivable will be transferred into billed accounts receivable. Unbilled accounts receivable will be billed within one year. The Company does not specify credit terms in its invoices, with a hope that customers will make their payment upon receipt, even though the contract terms say that a specific amount is due when reaching a milestone. The Company does not required collateral from its customers. Based on the prevailing collection practice in China, it is a reasonable expectation for enterprises in the automation industry to take over one year to collect billed amounts. The Company considers billed accounts receivable over one year as past due in line with its operations cycle. The components of accounts receivable were as follows:

	June 30,		March 31,
	2005	2006	2007
			(unaudited)
Billed accounts receivable	$25,020,334	$25,776,682	$37,472,996
Unbilled account receivable	25,985,132	42,912,201	38,208,627

	$51,005,466	$68,688,883	$75,681,623

Of the above balance of the unbilled accounts receivable, $7,538,259, $9,237,552, and $8,781,946 were related to contracts which have been completed but in the warranty period.

The Company issues invoices to customers without specifying credit terms or interest charges for later payments by its customers. The Company provides a bad debt provision based on the age of billed accounts receivable and factors surrounding the credit risk of specific customers. Management of the Company believes that the long-term relationships with customers and continuously providing services to these customers will minimize the risk of bad debts. Based on historical experience, the bad debt allowances are determined using a percentage method as follows.

	Within 1 year	1-2 years	2-3 years	3-5 years	Above 5 years
Percentage	2%	5%	15%	50%	100%

The aging of billed accounts receivable and the corresponding bad debt provision at June 30, 2005 and 2006 and March 31, 2007 are as follows:

	Under 1 year	1-2 Years	2-3 Years	3-4 Years	4-5 Years	5+ Years
03/31/07
Ending Balance	28,402,323	4,653,807	2,528,939	1,012,602	201,275	674,050
Reported Bad Debt Provision	531,253	232,691	397,942	506,301	100,637	674,050

06/30/06
Ending Balance	18,117,014	4,791,406	1,452,371	313,733	625,792	476,365
Reported Bad Debt Provision	360,070	219,916	220,442	179,258	295,196	476,365

06/30/05
Ending Balance	20,191,612	3,175,337	323,995	638,553	291,382	399,455
Reported Bad Debt Provision	389,744	156,493	46,593	323,808	145,691	399,455

Although these figures may seem optimistic based on western credit and payment practices, they are consistent with the experience that HollySys has had in the PRC, where many accounts outstanding for extended periods are eventually paid. The Company also establishes additional bad debt provisions for individual customers if there is a deterioration of the customer’s credit worthiness, and if actual defaults in a current period are higher than the historical experience.

The Company includes any account balances that are determined to be uncollectible in the allowance for doubtful accounts. After all attempts to collect a receivable have failed or are deemed futile, the receivable is written off against the allowance. Based on the information available to management, the Company believes that its allowances for doubtful accounts as of June 30, 2004, 2005 and 2006, respectively, were adequate. However, actual write-offs might exceed the recorded allowance.

The following table presents allowance activities in accounts receivable.

	June 30,		March 31,
	2005	2006	2007
			(Unaudited)
Beginning balance	$1,113,084	$1,461,645	$1,751,247
Additions charged to expense	460,926	664,282	691,627
Recovery	(112,365)	(179,059)	-
Write-off	-	(195,621)	(-)

Ending balance	$1,461,645	$1,751,247	$2,442,874

Based on the historical information regarding the recovery of doubtful accounts, the Company estimated that the recovery rate for doubtful billed accounts would be approximately 2%.

Other receivables include deposits required by the contract bidding service providers for every contract the Company has bid for. Contract bidding service providers will deduct a portion of the deposit as service fees if the Company wins a contract and the remaining balance will be returned to the Company after the bidding process completes. If the Company does not win a contract, the deposit will be returned in full amount to the Company after the bidding process completes.

The following table presents allowance activities in other receivables.

	June 30,		March 31,
	2005	2006	2007
			(Unaudited)
Beginning balance	$107,400	$139,924	$77,856
Additions charged to expense	32,524	-	33,041
Recovery	-	(30,549)	-
Write-off	-	(31,519)	-

Ending balance	$139,924	$77,856	$110,897

Based on the historical information regarding the recovery of doubtful accounts, the Company estimated that the recovery rate for doubtful other receivables would be approximately 2%.

Inventories

Inventories are composed of raw materials and low value consumables, work-in-process and finished goods. Inventories are stated at the lower of cost or market based on the weighted average method. The work-in-process represents the costs of projects which have been initiated in accordance with specific contracts and are not yet complete. The Company makes provisions for estimated excess and obsolete inventory based on its regular reviews of inventory quantities on hand and the latest forecasts of product demand and production requirements from its customers. The Company writes down inventories for not saleable, excess or obsolete raw materials, work-in-process and finished goods by charging such write-downs to cost of sales. In addition to write-downs based on newly introduced parts, statistics and judgments are used for assessing a provision on the remaining inventory based on sale ability and obsolescence.

Impairment of long-lived assets

The Company reviews long-lived assets for impairment when certain indicators are present that suggest the carrying amount may not be recoverable. This review process primarily focuses on other intangible assets from business acquisitions and property, plant and equipment. Factors considered include the under performance of a business compared to expectations and shortened useful lives due to planned changes in the use of the assets. Recoverability is determined by comparing the carrying amount of long-lived assets to estimated future discounted cash flows. If future discounted cash flows are less than the carrying amount of the long-lived assets, an impairment charge would be recognized for the excess of the carrying amount over fair value determined by either a quoted market price, if any, or a value determined by utilizing a discounted cash flow technique. Additionally, in the case of assets that will continue to be used in future periods, a shortened life may be utilized, if appropriate, resulting in accelerated amortization or depreciation based upon the expected net realizable value of the asset at the date the asset will no longer be utilized by us. Actual results may vary from estimates due to, among other things, differences in operating results, shorter asset useful lives and lower market values.

Income taxes

The Company recognizes deferred tax liabilities and assets for the future tax consequence attributable to the difference between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are measured using the enacted tax rate expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date.

The Company assesses the likelihood that its deferred tax assets can be recovered. If recovery is not likely, the provision for taxes must be increased by recording a reserve in the form of a valuation allowance for the deferred tax assets that are estimated not to be ultimately recoverable. In this process, certain relevant criteria are evaluated, including the existence of deferred tax liabilities that will absorb deferred tax assets, the taxable income that can be used to absorb net operating losses and credit carry-backs, and taxable income in future years. The Company’s judgment regarding future profitability may change due to future market conditions, changes in tax laws and other factors. These changes, if any, may require material adjustments to these deferred tax assets and an accompanying reduction or increase in net income in the period when such determinations are made. In addition to the risks described above, the effective tax rate is based on current enacted tax law. Significant changes during the year in enacted tax law could affect these estimates.

In China, the statutory income tax rate is 33%. Beijing HollySys is viewed as a high-tech company by the Chinese government and has been granted favorable treatment on enterprise income tax matters. Under the Chinese government’s current policy, Beijing HollySys is applying for a 15% income tax rate.

Hangzhou HollySys is a foreign invested enterprise located in a coastal city where the statutory income tax rate is 24%, which will be applicable until the Chinese government decides to change this income tax rate. In addition, Hangzhou HollySys has been entitled to a 100% exemption of enterprise income tax for two years and a 50% exemption of enterprise income tax   for three years under Chinese tax laws. Under China tax laws, a tax year is based on a calendar year. Accordingly, the tax incentive programs are also based on a calendar year. Since January 1, 2006, Hangzhou HollySys has been under a 50% tax exemption of income tax, while from January 1, 2009, Hangzhou HollySys will apply for a statutory income tax rate for income tax purposes. Prior to December 23, 2006, Hangzhou HollySys enjoyed a 50% exemption under a 26.4% income tax rate for the first year. On December 23, 2006, Hangzhou HollySys received a notice from the Hangzhou income tax authority, which indicated that the income tax rate applicable to Hangzhou HollySys should be adjusted to 16.5% effective January 1, 2006 in accordance with relevant regulations regarding the development zones, as Hangzhou HollySys is located in a development zone recognized by the Ministry of Land and Resource in China. In addition, Hangzhou HollySys received a tax refund of approximately $555,000 as of December 31, 2006. This refund and corresponding amortization of deferred tax liabilities using the newly enacted tax rate were recognized in the income tax provision for the nine months ended March 31, 2007.

Government Subsidies

Each of the three subsidiaries of the Company has received certain government subsidies from local Chinese government agencies during the past three years, which accounted for 23.31%, 21.55%, and 27.11%, respectively, of the income before income tax on a gross basis. In general, the Company presents the government subsidies received as part of other income unless the subsidies received are earmarked to compensate certain expenses, which are accounted for by offsetting the specific expense, such as research and development expense.

The PRC government has provided various incentives to high technology companies, including HollySys, in order to promote the development of the high technology sector of China’s economy. HollySys has received government incentives in the form of various government grants, which have been granted by certain government agencies in terms of their respective agenda.

The local governments in Beijing and Hangzhou have provided high technology companies with various subsidies to support various research and development efforts conducted by these companies. The most notable form of subsidy is the refund of value added tax (‘VAT’) paid by the recipient companies. Being approved by the relevant tax authority, Beijing HollySys and Hangzhou HollySys have been entitled to receive a refund, which is the amount beyond the 3% of the actual VAT paid to the government over the current revenue associated with this VAT. Based on the information available to date, the government subsidies sourcing from VAT paid will cease at the end of 2010.

The Company is unable to predict whether or not any other forms of government subsidies will be available for the upcoming years or whether current subsidies will be decreased or terminated. The Company is unable to anticipate any changes of government policies or decisions. Any reduction or termination of incentives or grants currently received by the Company would have a material adverse effect on its results of operations.

Notes Payable

During the period from December 18 to 20, 2006, the Company and the original Chinese owners entered into a series of significant transactions with Chardan North China Acquisition, Inc. (“Chardan”), Advance Pacific Holdings Limited (“APH”), which is solely owned by Mr. Ka Wa Cheng, and 15 investors who provided a bridge loan and purchased 1.3 million preferred shares in the aggregate amount of $30 million in order to satisfy the financing needs from the original Chinese owners of the Company. These transactions are disclosed under the heading “Recent Significant Transactions”.

On December 20, 2006, the Company issued 15 notes in aggregate of $29.87 million payable to 15 investors and 1.3 million preferred shares with a part value of $0.01 per share in exchange for the proceeds of $30 million. The notes issued to the 15 investors bear an interest at 10% per annum. The repayment terms are pretty much depending on the completion of the amended stock purchase transaction between the original Chinese owners of the Company and Chardan unless this contemplated transaction will not be approved by the stockholders of Chardan. The newly issued 1.3 million preferred shares in conjunction with the 22.2 million common shares (which are disclosed in Note 12) will be converted into, in aggregate, 23.5 million of common shares of HLS, the successor company of Chardan. In accordance with EITF 00-27, the Company identified the fact that the closing price of Chardan’s common share was $7.34 per share on December 20, 2006 and believed that this price was the most objective indicator of the fair value of these 1.3 million preferred shares. Using the relative fair value method, the Company allocated the entire $30 million proceeds between the $29.987 million notes payable and 1.3 million preferred shares, resulting in a discount of $7,239,390 to the $29.987 million notes payable. The Company estimated that the life of these notes payable will be about nine months with the expectation that the contemplated stock purchase transaction will be approved by the stockholders of Chardan before on September 20, 2007. With such estimated life of the Bridge Loan, the Company adopted the effective interest rate method to amortize the discount of $7,239,390 over the nine-month period. As of March 31, 2007, the outstanding balance of 15 notes payable was $23,496,016, net of the discount of 6,490,984.

Note Receivable from the Stockholder

On December 21, 2006, in accordance with a series of sales and purchase agreements between the original Chinese owners and Mr. Ka Wa Cheng, the entire proceeds of $30 million were wired to the original Chinese owners’ bank accounts through Chardan Capital, Inc, a related party to Chardan and the note receivable was legally under the name of APH. The repayment obligation will be discharged by using the proceeds collected from Chardan after the contemplated stock purchase transaction would have been consummated in September 2007. Because APH is the sole legal owner of the Company now without substantial operating activities and material assets, the note receivable from APH was presented in the stockholder equity section on the balance sheet as of March 31, 2007.

RESULTS OF OPERATIONS

Comparison of Nine Months Ended March 31, 2007 and 2006

Operating Revenues

For the nine months ended March 31, 2007, total revenues amounted to $68.32 million, an increase of $7.06 million, compared to $61.26 million for the same period of the prior year, representing a significant increase of 11.5%.

Of the total revenues of $68.32 million, the integrated contract revenue accounted for $65.01 million, an increase by $7.24 million, compared to $57.77 million for the same period of the prior year, representing a 12.5% decrease. The increase of revenue was due to the higher overall completion percentage of all contracts under operations for the nine months ended March 31, 2007. In addition, the number of total integrated contracts under operations was greater than those for the same period of the prior year. There were 1,644 contracts under operations for the nine months ended March 31, 2007 compared to 1,424 contracts for the same period of the prior year, a 15.4% increase.

Of the $68.32 million of total revenues, approximately $3.31 million related to product revenue, a decrease of approximately $189,000, compared to $3.50 million of product revenue for the same period of the prior year, a 5.4% decrease. The decrease was mainly due to the decrease in customers’ demands for the Company’s equipment for customers’ maintenance and replacement purposes during this period.

Revenue Backlog

An important measure of the stability and growth of the Company’s business is the size of its backlog, which represents the total amount of unrecognized revenue associated with existing contracts. Any deferral of revenue recognition is reflected in an increase in backlog as of the end of current period. The backlog as of March 31, 2007 amounted to $112.15 million, representing an increase of 31.0%, compared to $85.58 million as of March 31, 2006.

Of the total backlog, the aggregate contract values of the new contracts signed in the nine-month period was $65.66 million and the carry forward amount of the outstanding contracts at the year end of the prior year was $46.49 million, while the total backlog at March 31, 2006 comprised of $60.06 million from the contracts unstarted, started and unfinished and $25.52 million from contracts started in the prior year and unfinished, respectively.

Cost of Revenues

The total cost of revenues amounted to $44.47 million, an increase by $3.99 million, compared to $40.48 million for the same period of the prior year, representing a 9.9% increase. The increase was in line with the increase in total revenues. The increase of $3.99 million comprised of the increase in cost of integrated contracts by $3.98 million and a tiny increase in cost of products sold by $10,000. The increase percentage in cost of integrated contracts was lower than revenue increase percentage in integrated contracts mainly related to the higher gross margin embedded in the integrated contracts from transportation industry, such as railway and city light rail.

Cost of revenues can be divided into cost of integrated contracts and cost of products sold, in line with the categories of revenues. The components of cost of revenues shifted immaterially, as the cost of integrated contract revenue accounted for 95.9% of the total cost of revenues for the nine months ended March 31, 2007, compared to 95.6% for the same period of the prior year.

The cost of integrated contract revenue consists primarily of three components: cost of equipment and materials, labor costs and other manufacturing expenses incurred from designing, building and delivering customized automation solutions to customers. The total cost of integrated contracts was $42.67 million for the nine months ended March 31, 2007, compared to $38.69 million for the same period of the prior year, representing an increase of $3.98 million, or a 10.3% increase. The increase was primarily due to the following factors: 1) a slight increase of $210,000 in cost of equipment and materials, and 2) an increase of $2.64 million in other manufacturing expense incurred, which was primarily due to the proportion of cost of equipment and materials accounted for the total cost of integrated contracts declined while the proportion of manufacturing expenses increased significantly, resulting a significant increase in the amount of manufacturing expenses under an increased aggregate amount of cost of integrated contracts., and 3) an increase of $1.12 million in labor cost, primarily due to the increase in average labor salary and welfare costs.

As a percentage of cost of integrated contract revenue, labor cost accounted for 8.8%, compared to 6.8% for the same period of the prior year; cost of equipment and materials accounted for 65.6%, compared to 71.8% for the same period of the prior year; and other manufacturing expenses accounted for 25.6%, compared to 21.4% for the same period of the prior year. As a percentage of integrated contract revenue, labor cost accounted for 5.8%, compared to 4.6% for the same period of the prior year, which was caused by the increase in average labor cost and welfare cost; cost of equipment and materials accounted for 43.1%, compared to 48.1% for the same period of the prior year, the decrease was driven by the embedded high gross margin associated with railway and city light rail contracts; and other manufacturing expenses accounted for 16.8%, which increased from 14.3% for the same period of the prior year, mainly due to the components of cost of integrated contracts varied in the current period. The components of cost of integrated contracts were determined and varied based on respective customized individual integrated solution contract according to requirements of different customers. Due to the combined impact of these changes in cost of integrated contract revenue, gross margin for integrated contracts increased significantly from 33.0% for the nine months ended March 31, 2006 to 34.4% for the nine months ended March 31, 2007.

Sales of products represent sales of spare parts (either self-made or purchased from outside vendors) to customers for maintenance and replacement purposes. The outside purchased products and self-made products have different functions and capabilities. The Company decides whether or not to purchase from outside vendors or make the necessary products itself based on the needs and preferences of different customers and efficiency considerations. Therefore, as a percentage of the cost of products sold, the self-made products and outsourced products have varied significantly from time to time. As self-made products generally contribute higher margin than outside purchased products, sales of a greater portion of self-made products generally result in lower cost of products sold. Cost of products sold for the nine months ended March 31, 2007 was $1.81 million, an increase of $10,000, compared to $1.80 million for the same period of the prior year. The tiny increase in cost of products sold was due mainly to the fact that outside purchased products contributed a little bigger portion of cost of product sold for the nine months ended March 31, 2007 than what it did in the same period of the prior year.

Gross Margin

As a percentage of total revenues, the overall gross margin increase slightly to 34.9% for the nine months ended March 31, 2007 from 33.9% for the same period in the prior year, primarily because gross margin for integrated contracts increased.

The gross margin for integrated contracts was 34.4% for the nine months ended March 31, 2007 compared to 33.0% for the same period of the prior year. The increase in gross margin was due mainly to the fact that more contracts relating to railway and city light rail transportation were started in the nine months ended March 31, 2007, which contribute higher margins, than contracts in process in the same period of the prior year. Additionally, more efficient deployment of the work force and improved project management capabilities and other cost-saving measures contributed to the increase.
Operating Expenses

Selling Expenses

Selling expenses mainly consist of compensation, traveling and administrative expenses related to marketing and sales and promotion activities of the Company’s marketing and credit departments. Selling expenses were approximately $5.69 million for the nine months ended March 31, 2007, an increase of 19.6%, or roughly $934,000, compared to approximately $4.76 million for the same period of the prior year. Of the total increase, $384,000 was related to payroll expense of sales personnel, $305,000 was for travel expense, $162,000 was for sales promotion, $81,000 was for bidding expenses and $2,000 was for office expenses, including telephone and other utilities, and office supplies for the nine months ended March 31, 2007, compared to the same category of selling expenses for the same period of the prior year. As a percentage of total revenues, selling expenses accounted for 8.3% and 7.8% for the nine months ended March 31, 2007 and 2006, respectively. The Company has established guidelines to monitor and evaluate sales performance for its products to customers in different industries and regions to control selling expenses.

General and Administrative Expenses

General and administrative expenses mainly include compensation, traveling and other administrative expenses of non-sales-related departments, such as the planning and financial department, information systems department and human resources department. The legal and accounting expenses associated with the efforts of HollySys to enter into a business combination with Chardan are also a component of general and administrative expenses.

General and administrative expenses amounted to approximately $4.90 million for the nine months ended March 31, 2007, a decrease of roughly $382,000, compared to approximately $5.28 million for the same period of the prior year, representing a decrease of 7.2%. The decrease in general and administrative expenses was the result of several factors: 1) a decrease of $305,000 in compensation paid to non-sales-related employees; 2) a decrease of $115,000 in travel expenses; 3) a decrease of $252,000 in depreciation and amortization expenses; and 4) a decrease of $66,000 in office expense, etc. The above decreases were offset by an increase of $358,000 in bad debt provision. As a result of the above net decreases, general and administrative expense accounted for 7.2% and 8.6% of total revenues for the nine months ended March 31, 2007 and 2006, respectively.

Research and Development Expenses

Research and development expenses comprise mostly employee compensation, materials consumed and experiment expenses for specific new product research and development, and any expenses incurred for basic research on advanced technologies. The nature of our business entitles us to receive governmental subsidies to support our research and development activities. In our financial statements, we present our research and development expenses as a net figure, which is the amount we spent on research and development less the amount of government subsidies that we received for encouraging research and development purposes.

Research and development expenses were presented on the statement of income as zero in nine months ended March 31, 2007 and $102,000 for the same period of the prior year. This was due to the fact that actual research and development expenses amounted to $3.88 million and $1.76 million for the nine-month periods ended March 31, 2007 and 2006, respectively. The actual research and development expenses was offset of $3.88 million and $1.66 million against subsidy income for the nine month periods ended March 31, 2007 and 2006, respectively.

Income from Operations

Income from operations increased by approximately $2.61 million, or 24.6%, from $10.61 million for the nine months ended March 31, 2006 to $13.22 million for the nine months ended March 31, 2007, due primarily to the increase of $3.07 million in gross profit, offset by the increase of $462,000 in total operating expenses. Therefore, as a percentage of total revenue, the operating income for the nine months ended March 31, 2007 was 19.4% compared to 17.3% for the same period the prior year. The increase as a percentage of total revenues was due mainly to the fact that more railway and city light rail contracts were started during the nine months ended March 31, 2007, which contributed a higher gross margin that led to the increase in income from operations.

Interest Expenses, Net

For the nine months ended March 31, 2007, net interest expenses increased by $1.08 million, or 131.1%, from $824,000 for the same period of the prior year to $1.91 million for the current period. The increase was primarily due to $998,000 interest expenses related to a $29.987 million bridge loan, including the amortization of $250,000 from discount to notes payable and the accrued interest of $748,000 based on an interest rate specified on the 15 notes payable. The Bridge Loan of $29.987 million was part of significant transactions entered by the Company and among other parties in December 2006.

In addition, the Company received $120,000 of interest income for the nine months ended March 31, 2007, compared to $127,000 in the same period of the prior year, a decrease of $7,000, mainly due to the decreased average outstanding bank deposit.

Also, the Company incurred interest expenses of $2.03 million in the current period compared to $952,000 in the same period of the prior year. Except for the above interest expenses related to the Bridge Loan, the remaining increase of $ 75,000 was due to the following reasons: On one side, in the nine months ended March 31, 2007, the Company’s average outstanding bank loans were $69,000 higher than that of the same period of the prior year. Among the average outstanding bank loans, the long-term bank loans were $2.84 million higher than that in the same period of the prior year, offset by the decrease in short-term bank loans of $2.77 million. On the other side, because of the fact that the People’s Bank of China (PBC, the central bank of China) had raised the benchmark interest rate of the one-year loan to financial institutions four times since April 28, 2006, resulting in a fact that the benchmark interest rate of the one-year loan to financial institutions increased by 1.08 percent in total, the Company was exposed to 5.85% average interest rate of short-term bank loan in the nine months ended March 31, 2007 compared to 5.58% in the same period of the prior year, representing a 0.271% increase of interest rate, and 6.698% average interest rate for long-term bank loan in the current period compared to 6.59% in the same period of the prior year, representing a 0.108% increase of interest rate, which resulted in that the Company were exposed to the higher interest expense level than the prior period.

As a percentage of total revenues, the net interest expense for the nine months ended March 31, 2007 was 2.8%, compared to 1.3% for the same period of the prior year.

Other Income (Expense), Net

Other income (expense) consists of miscellaneous income from non-operating activities. For the nine months ended March 31, 2007, the company generated $313,000 other income and incurred $182,000 other expense. The amount in other income (expense) was immaterial to the Company’s financial performance.

Subsidy Income

The local governments in Beijing and Hangzhou provide financial subsidies out of the value added tax they collect in order to encourage the research and development efforts of certain enterprises. Beijing HollySys, Haotong and Hangzhou HollySys all receive such subsidies. All subsidies were accounted for based on hard evidence that the operations of those companies were entitled to receive these subsidies or that cash had been received. Value added tax refunds recognized for supporting research and development efforts were first offset against research and development expenses, and the remaining balance, if any, together with other subsidies, was recognized as subsidy income in accordance with internationally prevailing practice.

Subsidy income received from the government for the nine months ended March 31, 2007 amounted to $7.22 million, compared to $4.35 million for the nine months ended March 31, 2006. Proceeds from subsidies used to offset actual research and development expenses amounted to $3.88 million and $1.66 million for the nine-month periods ended March 31, 2007 and 2006, respectively. The remaining amounts of subsidy income of $3.34 million and $2.69 million for the nine-month periods ended March 31, 2007 and 2006, respectively, were presented as a separate line item on the statement of income.

Income Tax Provision

For the nine months ended March 31, 2007, the Company’s income tax provision was $1.18 million for financial reporting purposes, whereas the income tax provision was $784,000 for the same period of the prior year. This change was due mainly to the three factors. Beijing HollySys had an income tax provision of approximately $652,000 for the nine months ended March 31, 2007, compared to $92,000 income tax provision for the same period of the prior fiscal year. The increase in income tax was due to the taxable income for the nine-month period ended March 31, 2007 was higher than that for the same period of the prior year after deduction of deductible items under PRC income tax law. Haotong had an income tax provision of approximately $23,000 for the nine months ended March 31, 2007 compared to $41,000 for the same period of the prior fiscal year. Hangzhou HollySys had income of approximately $12.20 million before income tax for the nine months ended March 31, 2007 compared to $12.01 million for the same period of the prior fiscal year. However, Hangzhou HollySys was under 100% exemption from income taxes for the first half in the fiscal year 2006, and starting from January 1, 2006, Hangzhou HollySys was entitled to a 50% exemption for the three months ended March 31, 2006, while it was entitled to receive a 50% exemption for the nine months ended March 31, 2007 (Hangzhou HollySys’ tax year is based on a calendar year and 50% exemption was 8.25% out of 16.5% tax rate, which is specified by Zhejiang province tax authority. Hangzhou is entitled to have three years with 50% exemption beginning January 1, 2006.). The income tax provision of Hangzhou HollySys was $504,000 for the nine months ended March 31, 2007, compared to $651,000 of tax provision for the same period of the prior fiscal year. The decrease was mainly due to the fact the tax refund of approximately $555,000 received in December 2006 from the Chinese tax authority for the overpaid income tax due to the change of effective income tax rate from 26.4% to 16.5% was offset from the tax provision for the nine months ended March 31, 2007.

Minority Interest

The minority interest of the Company includes other parties’ interests in Beijing HollySys and Haotong. The ownership interests of minorities in these two Operating entities were 25.89% and 30%, respectively.

The minority interest for the nine months ended March 31, 2007 was approximately $1.99 million, a decrease by $91,000 compared to $2.08 million for the same period of the prior year. The minority interest percentage in Beijing HollySys and Haotong did not change during the nine months ended March 31, 2007. The decrease was attributable to the decrease in net income of Haotong, which led to the decrease in minority interests of $152,000, offset by the increase in minority interests of Beijing HollySys of $61,000, which resulted from an increase in net income of Beijing HollySys for the nine months ended March 31, 2007 compared with the same period of the prior year.

Net Income

For the nine months ended March 31, 2007, the Company’s net income amounted to $11.88 million after deducting the portion attributed to the minority interest, an increase by $1.77 million, compared to $10.10 million for the same period of the prior year, or 17.6%. This increase was attributable primarily to the increase in gross profits and subsidy income, offset by increased operating expenses, interest expenses and income tax provision.

Comparison of Fiscal Years Ended June 30, 2006 and 2005

Operating Revenues

For the fiscal year ended June 30, 2006, total revenues amounted to $89.92 million, an increase by $10.35 million compared to $79.57 million for fiscal 2005, representing a 13% increase.

Of the total revenue of $89.92 million, the integrated contract revenue accounted for $86.19 million, an increase by $11.16 million compared to $75.03 million for fiscal 2005, representing a 14.9% increase. The increase was primarily due to a greater number of integrated contracts being performed during the fiscal year ended June 30, 2006. There were 1,609 contracts being performed during fiscal 2006 compared to 1,514 in the prior year, representing a 6.27% increase.

Of the total revenues of $89.92 million, approximately $3.73 million was derived from product sales, a decrease of approximately $817,000 over the $4.55 million in product revenue in the prior year, an 18% decrease. The decrease was mainly due to the reduced demand for the Company’s equipment for customers’ maintenance and replacement purposes during this year.

Revenue Backlog

An important measure of the stability and growth of the Company’s business is the size of its backlog, which represents the total amount of unrecognized revenue associated with the existing contracts the Company has won. Any deferral of revenue recognition or newly won contracts but not completed are reflected in an increase in backlog as of the period end. The Company’s revenue backlog growth rate was higher than the preceding year. The backlog as of June 30, 2006 amounted to $86.75 million, representing an increase of 22.3% compared to $70.93 million as of June 30, 2005.

Of the total backlog of $86.75 million at June 30, 2006, the amount attributable to contracts awarded in the current year was $54.95 million, while $31.80 million was from contracts awarded prior to the current year. Of the total backlog of $70.93 million at June 30, 2005, $46.95 million was attributed to contracts awarded in fiscal 2005, and $23.98 million was attributable to contracts awarded prior to fiscal 2005. The increase in both revenues and backlog indicated that the Company’s business continued to expand in 2006 in terms of the ability to generate revenues.

Cost of Revenues

The total cost of revenues amounted to $57.95 million, an increase by $3.27 million compared to $54.68 million in the prior year, a 6.0% increase.

Cost of revenues can be divided into cost of integrated contracts and cost of products sold, in line with the categories of revenues. The components of cost of revenues shifted somewhat, as the cost of integrated contract revenue increased from 95.4% of the total cost of revenues for the prior year to 98.5% for the current year ended June 30, 2006. That is consistent with the fact that the Company’s integrated contract revenues increased by about 13% compared with 2005, while its product sales revenues decreased slightly.

The cost of integrated contract revenue consists primarily of three components: cost of equipment and materials, labor costs and other manufacturing expenses incurred from designing, building and delivering customized automation solutions to customers. The total cost of integrated contracts was $57.11 million for fiscal year 2006, compared to $52.16 million in the prior year, representing an increase of $4.94 million, or a 9.5% increase. The increase was primarily due to the following factors: first, an increase of $4.19 million in the cost of equipment and materials, accounting for 84.7% of the total increase, was primarily due to the increased volume of materials and equipment required according to the needs of customers. Second, an increase of $642,000 in labor cost, accounting for 13.0% of total increase, was primarily due to the increase in average labor salary and welfare costs. Third, an increase of $112,000 was from other manufacturing expenses.

As a percentage of cost of integrated contract revenue, labor cost accounted for 7.0% compared to 6.4% in the prior year, cost of equipment and materials accounted for 71.6% compared to 70.3% in the prior year, and other manufacturing expenses accounted for 21.5%, which decreased slightly from 23.3% in the prior year. As a percentage of integrated contract revenue, labor cost accounted for 4.6% compared to 4.4% in the prior year, representing a minor change, which was caused by the increase in average labor cost, and cost of equipment and materials accounted for 47.4% compared to 48.9% in the prior year, the decrease was driven by adopting cost saving measures and strengthening ability on price bargain, and other manufacturing expenses accounted for 14.2%, which decreased slightly from 16.2% in the prior year, mainly due to the economies of scale as business expanded. The components of cost of integrated contract were determined and varied based on customized individual integrated solution contract according to requirements of different customers. The varied component of costs led to insignificant fluctuation of gross margin year over year. Due to the combined impact of these changes in cost of integrated contract revenue, gross margin for integrated contracts increased from 30.5% for the fiscal year ended June 30, 2005 to 33.7% for the fiscal year ended June 30, 2006.

Sales of products represent sales of spare parts (either self-made or purchased from outside vendors) to customers for maintenance and replacement purposes. The outside purchased products and self-made products have different functions and capabilities. The Company decides whether or not to purchase from outside vendors or make the necessary products itself based on the needs and preferences of different customers and efficiency considerations. Therefore, the components of self-made products and outsourced products under the cost of products sold have varied significantly each year. Since self-made products generally contribute higher margin than outside purchased products, sales of a greater portion of self-made products result in lower cost of products sold. Cost of products sold for the fiscal 2006 was only $843,000, a decrease of $1.68 million, or 66.0%, compared to $2.52 million in the prior year, since outside purchased products contributed a much bigger portion of cost of product sales in fiscal 2005 than that in fiscal 2006.

Gross Margin

As a percentage of total revenues, the overall gross margin was 35.6% for the fiscal year ended June 30, 2006 compared to 31.3% in the prior year.

The gross margin for integrated contracts was 33.7% for the fiscal year ended June 30, 2006 compared to 30.5% in the prior year. The Company’s ability to improve its gross margins was a result of adopting some new cost-saving measures, such as centralized procurement with volume discounts and rebates, a more efficient deployment of its work force and improved project management capabilities. The Company intends to continue to strengthen its cost-saving measures.

Operating Expenses

Selling Expenses

Selling expenses mainly consist of payroll and welfare costs of marketing and sales staff, traveling and administrative expenses related to marketing and sales and promotion activities of the Company’s marketing and credit departments. Selling expenses were approximately $6.38 million for the fiscal year ended June 30, 2006, an increase of 13.0%, or roughly $732,000, compared to approximately $5.65 million in the prior year. Of the total increase, $609,000 was related to payroll and welfare of marketing and sales staff, $176,000 was for travel expense, $16,000 was for bidding expense, and $6,000 was for administrative expenses, including telephone and other utilities, and office supplies, all of which was offset by the decrease of $75,000 in advertising expenses, compared to the prior year. As a percentage of total revenues, selling expenses accounted for 7.2% and 7.1% for the fiscal year ended June 30, 2006 and 2005, respectively. The Company has established guidelines to monitor and evaluate sales performance for its products to customers in different industries and regions to control selling expenses.

General and Administrative Expenses

General and administrative expenses mainly include payroll and welfare, traveling and other administrative expenses of administrative departments, such as the planning and financial department, information systems department and human resources department. The legal and accounting expenses associated with the efforts of HollySys to enter into a business combination with Chardan are also a component of general and administrative expenses.

General and administrative expenses amounted to approximately $6.48 million for the fiscal year ended June 30, 2006, an increase of roughly $1.34 million compared to approximately $5.14 million in the prior year, representing an increase of 26.2%. The increase in general and administrative expenses was the result of several factors. First, the activities connected with the efforts to become listed in a stock exchange outside China caused us to incur $929,000 in professional service fees, such as fees charged by lawyers and auditors, during this period, while there were no such expenses during the same period the prior year. Second, payroll and welfare increased by $385,000, primarily due to implementation of Chinese government rules which require foreign invested enterprises to provide for employee welfare according to the discretion of the board of directors based on PRC reported net income. Third, travel expenses increased by $62,000. Fourth, an increase of $16,000 in guarantee expenses paid to assurance companies. Fifth, depreciation expenses increased by $10,000. Sixth, bad debt provision increased by $74,000. The above increases were offset by decreases in office expenses (such as supplies, copying expenses, mailing fees, and utilities) of $130,000. As a result of the above net increases, general and administrative expense accounted for 7.2% versus 6.5% of total revenues for the fiscal year ended June 30, 2006 and 2005, respectively.

Research and Development Expenses

Research and development expenses comprise mostly payroll and welfare of research and development personnel, materials consumed and experiment expenses for specific new product research and development, and any expenses incurred for basic research on advanced technologies. The nature of the business entitles us to receive governmental subsidies to support research and development activities. In the financial statements, HollySys presents its research and development expenses as a net figure, which is the amount HollySys spent on research and development less the amount of government subsidies that HollySys received for research and development.

Research and development expenses were presented on the statement of income as $78,000 for the fiscal year ended June 30, 2006 compared to $202,344 in the prior year. This was due to the fact that subsidy income received from the government increased to $6.22 million from $3.55 million for the fiscal year ended June 30, 2006 and 2005, respectively. This subsidy income was offset against actual research and development expenses of $1.86 million and $1.02 million for the fiscal year ended June 30, 2006 and 2005, respectively. Among the $1.86 million of research and development expense offset against subsidy income received, the amount for Beijing HollySys, Hangzhou HollySys and Haotong was $677,000, $1.16 million and $23,000, respectively; and the research and development expenses incurred in Beijing HollySys and Hangzhou HollySys were offset totally in the current year.

Income from Operations

Income from operations increased significantly by approximately $5.12 million, or 36.9%, from $13.87 million for the fiscal year ended June 30, 2005 to $18.99 million for the fiscal year ended June 30, 2006, as a result of the following reasons: $10.34 million in total revenues, $3.27 million in cost of revenues, $732,000 in selling expenses and $1.35 million in general and administrative expenses. Therefore, as a percentage of total revenue, the operating income for the fiscal year ended June 30, 2006 was 21.1% compared to 17.4% in the prior year. The increase as a percentage of total revenues was due mainly to the increase in revenue and gross profit which were contributed by the expansion of business scale based on increased demand from customers and the cost-saving measures.

Interest Expenses, Net

For the fiscal year ended June 30, 2006, net interest expenses increased by $533,000, or 95.9%, from $556,000 in the prior year to $1.09 million. The increase in interest expenses was mainly due to the fact that the Company received specified governmental subsidies of approximately $242,000 for the purpose of offsetting interest expense for the fiscal year ended June 30, 2005 that it did not receive in the current year. In addition, the Company’s outstanding bank loans especially short-term bank loans in the fiscal year ended June 30, 2006 were higher than the outstanding bank loans during the prior year, which increased interest expense from $646,000 to $1.22 million for the fiscal year ended June 30, 2005 and 2006, respectively. Also, the Company received $134,000 of interest income for the fiscal year ended June 30, 2006, compared to $91,000 for the prior year. As a percentage of total revenues, the net interest expense for the fiscal year ended June 30, 2006 was 1.2% compared to 0.7% for the prior year.

Other Income (Expenses), Net

Other income (expense) consists of miscellaneous income from non-operating activities. For the fiscal year ended June 30, 2006, other net income (expenses) decreased by $133,000, or 68.5%, from $195,000 for the prior year to $61,000. The decrease was mainly due to the fact that Beijing HollySys sold some technology to another subsidiary and thus incurred related business taxes and urban construction and maintenance fees. Overall, the change in other income (expense) was immaterial to the Company’s financial performance for the fiscal year ended June 30, 2006 compared with the fiscal 2005.

Subsidy Income

Subsidy income received from the government for the fiscal year ended June 30, 2006 amounted to $6.22 million, compared to $3.55 million for the fiscal year ended June 30, 2005, representing an increase of $2.67 million or 75.2%. Of the increase of $2.67 million, the refund sourcing from value added tax increased by $911,000, mainly attributed to the increase in revenue generated in Hangzhou HollySys in terms of nationwide implementation of the government policy. Of the increase of $2.67 million, $1.76 million was a result of implementing incentive programs initiated by various government agencies and received by HollySys in its Beijing location. These grants would take place from time to time, and the Company has no controls on when to receive these grants. Any reduction of these grants will have a material impact on the Company’s operation results.

Proceeds from subsidies were used to offset actual research and development expenses amounted to $1.86 million and $1.02 million for the fiscal years ended June 30, 2006 and 2005, respectively. Also, approximately $242,000 of financial subsidies from the government was used to offset interest expenses incurred for the prior year. The remaining amounts of subsidy income of $4.36 million and $2.29 million for the fiscal years ended June 30, 2006 and 2005, respectively, were presented as a separate line item on the statement of income.

Income Tax Provision

For the fiscal year ended June 30, 2006, the Company’s income tax provision was $1.37 million for financial reporting purposes, whereas there was an income tax provision of $401,000 for the prior year. This change was due mainly to the following factors: Beijing HollySys had an income tax provision of approximately $128,000 for the fiscal year ended June 30, 2006 (as its taxable income decreased) compared to $381,000 for the prior fiscal year. Haotong had an income tax provision of approximately $72,000 for the fiscal year ended June 30, 2006 compared to $20,000 for the prior fiscal year. Hangzhou HollySys had income of approximately $19.15 million before income tax for the fiscal year ended June 30, 2006 compared to $11.97 million for the prior fiscal year. However, Hangzhou HollySys was under a 100% exemption from income taxes for the fiscal year ended June 30, 2005, while it is entitled to receive only a 50% exemption from income tax for three calendar years starting January 1, 2006. Therefore, the income tax of Hangzhou HollySys was $1.17 million for the fiscal year ended June 30, 2006, compared to nil for the prior fiscal year.

Minority Interest

The minority interest of the Company includes other parties’ interests in Beijing HollySys and Haotong. The ownership interests of minorities in these two Operating entities were 25.89% and 30%, respectively.

The minority interest for the fiscal year ended June 30, 2006 was approximately $3.52 million, an increase by $1.15 million compared to $2.37 million for the prior year. The minority interest percentage in Beijing HollySys and Haotong did not change during the fiscal year ended June 30, 2006. The increase was attributable to the increase in net income of Beijing HollySys and Haotong which led to the increase in minority interests of $3.27 million and $254,000, respectively, for the fiscal year ended June 30, 2006.

Net Income

For the fiscal year ended June 30, 2006, the Company’s net income amounted to $18.05 million after deducting the portion attributed to the minority interest, an increase by $4.35 million compared to $13.70 million for the prior year, or 31.7%. This increase was attributable primarily to the significant growth in revenue and operating income.

Comparison of Fiscal Years Ended June 30, 2005 and 2004

Operating Revenues

For the fiscal year ended June 30, 2005, the Company’s total revenues amounted to $79.57 million, representing an increase of $26.50 million, over revenues of $53.07 million for fiscal 2004, representing a 49.9% increase, of which integrated contract revenue accounted for $75.03 million, an increase of $23.80 million compared to $51.22 million for the prior year, a 46.5% increase. The increase was primarily due to a greater number of integrated contracts being performed during fiscal 2005. During 2005, the Operating Companies performed on 1,514 contracts compared to 967 in the prior year. Of the $79.57 million of total revenues, approximately $4.55 million was derived from sales of spare parts, an increase of approximately $2.70 million compared to $1.85 million in the prior year, a 145.7% increase. The growth was mainly due to the increased demand from customers for the Company’s equipment for maintenance and replacement in fiscal 2005.

Revenue Backlog

As of June 30, 2005, the total amount of backlog was $70.93 million, decreased slightly by 2.0% from $ 72.35 million in fiscal 2004, of which contracts unstarted, started and unfinished in the current period was $46.95 million and carry forward amount of the outstanding contracts from the prior year was $23.98 million. In addition, the number of new contracts won in the current period was 702, with a total contract value of $90.06 million, a 2.0% increase from $88.29 million for the prior year.

Cost of Revenues

The total cost of revenues amounted to $54.68 million, an increase of $16.78 million compared to $37.91 million in the prior year, a 44.3% increase. The increase was due mainly to the increase in cost of integrated contract revenue. The components of cost of revenues changed as cost of integrated contract revenue decreased from 99.1% of total cost of revenues in fiscal 2004 to 95.4% in fiscal 2005.

The total cost of integrated contracts was $52.16 million, an increase of $14.59 million compared to $37.57 million in the prior year, a 38.9% increase. This growth in cost of revenues was in line with the overall increase in revenues generated by integrated contracts. The increase was primarily due to following factors: First, a significant increase of $10.21 million in cost of equipment and materials accounting for 70.0% of total increase, primarily due to an increase in equipment and materials included in the integrated solution contracts under requirements of customers. Second, an increase of $828,000 in labor cost, mainly due to newly recruited engineers. Third, an increase of $3.55 million in other manufacturing expenses, accounting for 24.4% of total increase, mainly attributable to the increase in outsourcing service fees and traveling expenses of engineers related to implementation of integrated solution contracts.

As a percentage of cost of integrated contract revenue, labor cost accounted for 6.4% compared to 6.6% for the prior year, cost of equipment and materials accounted for 70.3% compared to 70.4% for the prior year and other manufacturing expenses accounted for 23.3% which slightly increased from 22.9% for the prior year. As a percentage of integrated contract revenue, labor cost accounted for 4.4% decreased from 4.9% for the prior year because of higher production efficiency in labor, cost of equipment and materials accounted for 48.9% compared to 51.6% for the prior year, representing a 2.7% decrease, due to the cost saving measures and stronger strength on price biding, and other manufacturing expenses accounted for 16.2% which decreased from 16.8% for the prior year. Due to the combined impact of these changes in cost of integrated contract revenue, gross margin for integrated contracts increased from 26.7% in fiscal 2004 to 30.5% in fiscal 2005.

For fiscal 2005, cost of products sold was $2.52 million, an increase of $2.18 million compared to $338,000 in the prior year, representing a 644.8% increase. The increase in cost of products sold was due to the fact that the Company purchased and resold a much larger share of those products from outside vendors in fiscal 2005 compared with fiscal 2004, when it made many of those components internally. As a result, margins on those product sales in fiscal 2005 were significantly smaller.

Gross Margin

As a percentage of total revenues, the overall gross margin was 31.3% for the fiscal year ended June 30, 2005, compared with 28.6% in the prior year.

The gross margin for integrated contract was 30.5% for fiscal 2005 compared to 26.7% for fiscal 2004. The improvement in margins is attributed to the increase in contract pricing, the adoption of various cost-saving measures, such as centralized procurement with volume discounts and rebates, a more efficient deployment of the work force and improved project management capabilities.

Operating Expenses

Selling Expenses

Selling expenses were $5.65 million for fiscal 2005, an increase of 24.9% or $1.13 million compared to $4.52 million for fiscal 2004. Of the increase of $1.12 million, $396,000 was related to payroll and employment benefits for sales personnel, $231,000 was for traveling expenses, $195,000 for office supplies and utilities, $117,000 was for entertainment expenses, $84,000 was for advertisement expenses, $71,000 was for bidding fees, $16,000 was for office leasing and $14,000 was for depreciation of fixed assets in fiscal year 2005, compared to the same categories of expenses for the prior year. However, as a percentage of total revenues, the selling expense accounted for 7.1% and 8.5% for the fiscal years ended June 30, 2005 and 2004, respectively. The Company has established guidelines to monitor and evaluate sales performance in different industries and regions to control selling expenses. The decrease in selling expenses as a percentage of total revenues meant that its selling efficiency had improved compared to the prior year.

General and Administrative Expenses

General and administrative expenses amounted to $5.14 million for fiscal 2005, an increase of $2.46 million compared to $2.68 million for fiscal 2004, an increase of 91.8%. The increase was mainly attributable to the following factors: first, the payroll and welfare increased by $1.86 million, which mainly resulted from the increased bonuses distributed and increased staff welfare fund provided by Hangzhou HollySys as required by the foreign investment enterprise laws in China; second, an increase in office expenses (such as paper, copying expenses, mailing fees, and utilities) by $308,000; third, an increase in guarantee expenses paid to assurance companies by $211,000; fourth, an increase in depreciation expenses by $61,000; and an increase in bad debt provision by $17,000. As a percentage of total revenues, general and administrative expense increased slightly, accounting for 6.5% and 5.1% for the years ended June 30, 2005 and 2004, respectively.

Research and Development Expenses

Research and development expenses were $202,000 and $383,000 for fiscal 2005 and 2004, respectively. These amounts reflect the fact that subsidy income received from the government of $3.54 million and $1.57 million for fiscal 2005 and 2004, respectively, was used as a partial offset against research and development expenses. Actual research and development expenses amounted to $1.02 million and $1.95 million for fiscal 2005 and fiscal 2004, respectively.

Income from Operations

Income from operations increased approximately $6.44 million, or 86.7%, from $7.43 million in fiscal 2004 to $13.88 million in fiscal 2005. The increase was driven primarily by the following facts: the increase of $26.50 million in total revenues, offset by the increase of $15.74 million in cost of revenues, the increase of $1.13 million in selling expenses and the increase of $2.46 million in general and administrative expenses. As a percentage of total revenues, the operating income for fiscal 2005 was 17.4% compared to 14.0% for the prior year. The increase as a percentage of total revenues was mainly due to a decrease in cost of revenue due to implementation of various cost-cutting measures, resulting in improved gross margins from 28.6% to 31.3% in fiscal 2005.

Interest Expenses, Net

Approximately $242,000 of governmental subsidy brought the net interest expenses down to $556,000 from an actual amount of $889,000 for the fiscal year ended June 30, 2005. Compared to the interest expense for the prior year, the actual interest expense decreased by $4,000, from $889,000 to $895,000. The decrease was primarily due to the fact that the repayment of $4.59 million in long-term bank loans occurred in fiscal 2005, although an additional $3.02 million of short-term loans were taken down in fiscal 2005. The lower interest rate associated with those short-term loans helped to reduce the interest expense.

Other Income (Expenses), Net

Net other income (expenses) amounted to $195,000 in fiscal 2005 compared to $32,000 in the prior year. The increase was due mainly to the income from disposing inventory. Overall, the change in other income (expense) was immaterial to the Company’s financial performance for fiscal 2005 and fiscal 2004.

Subsidy Income

Subsidy income received from the government in fiscal 2005 amounted to $3.55 million compared to $1.57 million in fiscal 2004, representing an increase of $1.98 million or 126.1%. Of the increase of $1.98 million, the refund sourcing from value added tax proceeds collected by government increased by $1.76 million, mainly attributed to the increase in revenue generated in Hangzhou HollySys in terms of nationwide implementation of the government policy, and $219,000 was a result of implementing incentive programs initiated by various government agencies and received by HollySys in its Beijing location.

The Company used these subsidies to offset actual research and development expenses by approximately $1.02 million in fiscal 2005, compared to $1.56 million in fiscal 2004. Also, approximately $242,000 of financial subsidies from the government was used to offset the interest expenses incurred in fiscal 2005. The remaining amounts of subsidy income of $2.29 million and approximately $3,000 in fiscal 2005 and 2004, respectively, were presented as a separate line item on the statement of income.

Income Tax Expenses

For the fiscal year ended June 30, 2005, the Company’s income taxes provision was $401,000, compared with an income tax provision of $948,000 in the prior year. This change was due to the difference in revenue recognition timing for financial reporting and income tax purposes. In addition, the income tax provision took place principally in connection with the Beijing location, as Beijing HollySys and Haotong are subject to a preferential income tax rate at 15% and 7.5%, respectively, whereas Hangzhou HollySys was exempt from income taxes for both periods.

The effective tax rate decreased from 14.0% in fiscal 2004 to 2.0% in fiscal 2005, which was mainly due to benefits given to Hangzhou HollySys under preferential income tax policies. Income before income taxes increased from $6.72 million in fiscal 2004 to $16.47 million in fiscal 2005, a $9.75 million increase. The increase was mainly attributable to the fact that income before income taxes of Hangzhou HollySys increased significantly from $2.85 million in the prior year to $11.97 million in fiscal 2005. In addition, Hangzhou HollySys was still exempt from taxation in fiscal 2005. Therefore, the income tax rate reduction increased from 14.9% to 24.1% when comparing fiscal 2004 to fiscal 2005.

Minority interest

The minority interest increased approximately $1.33 million, from $1.04 million for the prior year to $2.37 million for fiscal 2005. Of the $1.33 million of increase, approximately $1.2 million was attributable to Beijing HollySys and roughly $130,000 to Haotong.

Net Income

For fiscal 2005, the Company’s net income amounted to $13.70 million, an increase of $8.97 million compared to $4.74 million in the prior year, a 189.4% increase. This increase was attributed primarily to the increase in revenues and implementation of effective cost-control measures; increase in government subsidies recognized and decrease in income tax provision.

LIQUIDITY AND CAPITAL RESOURCES

To date, the Company has financed its operations primarily through cash flows from operations as well as through short term and long term borrowings from banks.

As of March 31, 2007, the Company had total assets of $137.92 million, of which cash amounted to $10.95 million, accounts receivable amounted to $73.24 million and inventories amounted to $14.99 million. While working capital was approximately $25.48 million, equity amounted to $35.46 million and the quick ratio was approximately 1.12:1.

During December 2006, the Company entered into a series of significant transactions among other parties in order to, under a single effort, move $30 million from 15 investors to Gifted Time Holdings to the individual Chinese owners of the BVI companies. Among a series of significant transactions, the Company revised its company’s capital structure as follows: 1) the Company’s authorized common shares increased to 33.5 million; 2) the par value of a common share was revised from $1 per share to $0.01 per share (accordingly 50,000 shares of common stock with par value of $1 per share were split into 5 million shares with par value of $0.01 per share); 3) 17.2 million shares of common stock were issued to the new sole owner, Ka Wa Cheng, resulting in 22.2 million shares issued and outstanding in total; and 4) the Company newly authorized 1.5 million of preferred shares with a par value of $0.01 per share and the rights of holders of these preferred shares were given the same rights as those of the holders of common shares. Consequently, the above common stock restructure was accounted for as stock split; accordingly, the 22.2 million shares issued were presented on the financial statement on a retrospective basis. Out of the 1.5 million of preferred shares, 1.3 million shares were issued to 15 investors, who provided the funding of $29.987 million, for the proceeds of $13,000. A bridge loan transaction was part of the series of transactions and is discussed under the heading “Recent Significant Transactions.” The Company expects that the holders of the 1.3 million preferred shares will accept the exchange offer tendered by Chardan to convert into common shares issued by the successor company of Chardan on a one-to-one basis when the contemplated stock purchase transaction will be consummated before September 2007.

Comparison of nine months ended March 31, 2007 and 2006

Net cash provided in operating activities totaled $2.72 million for the nine months ended March 31, 2007, a decrease by $5.89 million compared to $8.62 million during the same period of the prior year, representing a 68.4% decrease. This decrease resulted primarily from the aggregate negative impacts due to the following changes in the operating assets and liabilities:

•	$1.24 million increase from accounts receivable (negative);

•	$6.44 million increase from inventory (negative);

•	$1.29 million increase from other receivable (negative);

•	$767,000 increase from deposits and other assets (negative);

•	$1.24 million decrease in advance to suppliers (positive);

•	$2.55 million increase from advance from customers (positive);

•	$2.70 million decrease in tax payable (negative);

•	$589,000 decrease from accounts payable; and

•	$340,000 increase from accrued liabilities.

And the decrease was offset by the increases in the following items: 1) the increase in net income of $1.75 million; 2) the increase of the changes in non-cash items included in the statement of income (a positive $748,000 increase in amortization of discount to notes payable, a negative $91,000 increase in minority interest, a positive $239,000 cash flow in depreciation and amortization, a negative $427,000 cash flow in provision for inventories, and a positive $553,000 cash flow in bad debt allowance, a positive $287,000 cash flow in income from equity investment).

The increase in inventory, accounts receivable and other receivable were in accordance with the scale expansion of the business. The increase in inventory reflected the Company’s need to stock more inventory to meet the requirments for implementing contracts, considering the increased amount of backlog to be fulfilled in the subsequent period. The increases in advance from customers were consistent with the Company’s better working capital position than the prior period, which enabled the Company to enjoy the additional cash provided by the customers, which enhanced the company’s liquidity. The decrease in tax payable was primarily due to the fact that the company paid more taxes to the tax authority in the current period. The decrease of $1.24 million in advance to customers provided the Company with a reasonable cushion for working capital purpose.

Net cash used by investing activities was $33.64 million and $5.87 million for the nine months ended March 31, 2007 and 2006, respectively. The cash used by investing activities consisted mainly of capital expenditures related to purchases of property, plant and equipment, construction projects, long-term investments and note receivable from the sole stockholder. The material increase in the net cash used in investing activities was because of notes receivable of $30 million from the sole stockholder, APH, related to the December 2006 financing and reorganization transactions disclosed in detail under the heading “Recent Significant Transactions”, which discusses this note receivable in conjunction with the 15 notes payable for a total principal of $29.987 million. The decrease in purchases of fixed assets was approximately $3.91 million from $4.36 million for the nine months ended March 31, 2006 to $441,000 for the nine months ended March 31, 2007. The decrease was mainly due to disbursements related to the construction of the Hangzhou office building which were made in the nine month period ended March 31, 2006, while the construction has been accomplished before June 30, 2006. Additions to long-term investments increased by $1.92 million, from $1.29 million to $3.22 million for the current nine-month period. Additions to long-term investments for the current period were primarily because Beijing HollySys made cash disbursements of approximately $2.94 million for two long-term investments in the current period, including that approximately $1.52 million (equivalent to RMB12 million) for a 31.15% interest in IPE Biotechnology Co., Ltd. and approximately $1.42 million (equivalent to RMB11.24 million) in exchange of a 18.49% interest in Beijing Bestpower Electrical Technology Co., Ltd. HollySys didn’t receive any dividends from long-term investment during the nine months ended March 31, 2006 and 2007, respectively.

Cash flows provided by financing activities amounted to $29.26 million and $1.06 million (negative) for the nine months ended March 31, 2007 and 2006, respectively. Cash flows generated by financing activities consist of proceeds of bank borrowings, proceeds from 15 notes payable, proceeds from issuing preferred stock and disbursements for repayments to bank loans, dividend payments and amounts due to related parties. For the nine months ended March 31, 2007, the Company obtained net proceeds of $5.09 million from short-term bank loans, compared to $614,000 in the same period of the prior year. The Company didn’t obtain long-term bank loans during the nine months ended March 31, 2007 and 2006. And the Company made $4.63 million repayments to long-term bank loans in the current period while the Company made a repayment of long-term bank loans approximately $1.23 million during the same period of the prior year. In addition, there was a dividend payment of approximately $1.21 million, compared to $334,000 during the same period of the prior year. Amounts due to related parties were $12,000 and $112,000 (negative) for the nine months ended March 31, 2007 and 2006, respectively.

Without taking into account the $30 million proceeds from issuing 15 notes payable and 1.3 million of preferred shares, the cash flows in financing activities were quite simple for the nine months ended March 31, 2007.

However, the Company received, during December 2006, the proceeds of $30 million in aggregate from issuing 15 notes payable and 1.3 million of preferred shares and loan the proceeds of $30 million to its sole owner of APH for its purpose to pay the $30 million to the individual owners of the BVI companies. The Bridge Loan of $29.987 million was borrowed under Gifted Time Holdings’ name and these proceeds were not used in China. If the proceeds were used inside China, these notes payable debts denominated in the US dollars should be registered with Chinese government in accordance with Chinese regulations. Accordingly, the interest burden associated with the 15 notes will not be recorded on either Beijing HollySys’ or Hangzhou HollySys’ books and will not have any income tax deduction effect for China income tax purposes. The Company is expecting to use the proceeds from the contemplated stock purchase transaction with Chardan to pay off these 15 notes payable. Once APH receives the first tranche of $25 million proceeds from Chardan through consummation of the contemplated stock purchase transaction, a majority of the note receivable from APH will be collected; simultaneously, a majority of 15 notes payable will be paid. If the contemplated stock purchase transaction with Chardan is not consummated, Gifted Time Holdings will bear the ultimate responsibility to repay the outstanding notes of $30 million held by the 15 outside investors. If Gifted Time Holdings is unable to repay the outstanding notes of $30 million, the investors may sell a portion of their interest pledged by APH to secure its guarantee until they receive full payment of principal and accrued interest due under their notes. Any residual interest would be returned to OSCAF, which in turn would be obligated to transfer that residual interest back to the individual owners of the seven BVI companies.

Comparison of Fiscal Year Ended June 30, 2006 and 2005

Net cash provided by operating activities totaled $7.29 million for the fiscal year ended June 30, 2006, an increase in positive cash flow by $3.74 million compared to $3.55 million in the prior year, representing a 105.5% increase. This increase resulted primarily from the following factors: 1) the increase of the changes in non-cash items included in the statement of income ( a positive $74,000 cash flow in bad debt allowance, a positive $147,000 cash flow in deferred income tax asset, a positive $752,000 cash flow in depreciation and amortization, $1.15 million increase in minority interest, a positive $393,000 cash flow in provision for inventories, and a negative $46,000 cash flow in investment income); and 2) the following changes in the operating assets and liabilities:

•	$2.09 million decrease from accounts receivable (positive);

•	$946,000 million increase from inventory;

•	$885,000 million decrease from other receivable (positive);

•	$1.37 million increase from deposits and other assets (negative);

•	$3.28 million decrease in advance to suppliers (positive);

•	$69,000 decrease from advance from customers (negative);

•	$1.21 million increase in tax payable (positive);

•	$7.25 million decrease from accounts payable; and

•	$1.02 million decrease from accrued liabilities.

The decrease in accounts receivable was due to the fact that the Company has enhanced its collection effort to collect as much as possible of its receivables. The decrease in other receivable also accounts for the Company’s enhanced ability of receivable collections. The decreases in accounts payable and accrued liabilities were consistent with the Company’s better working capital position than the prior year, which enabled the Company to settle down these payables in a relatively short period of time although the Company has obtained very favorable payment terms with its suppliers to enhance its working capital position. The decrease of $3.29 million in advance to customers provided the Company with a reasonable cushion for working capital purpose. The increase in tax payable of $1.21 million was due to the increase in revenue and net income in the current year.

Net cash used by investing activities was $6.02 million and $3.51 million for the fiscal year ended June 30, 2006 and 2005, respectively. The cash used by investing activities consisted mainly of capital expenditures related to purchases of property, plant and equipment, construction projects and long-term investments. The decrease in purchases of fixed assets was approximately $154,000 from $5.47 million for the fiscal year ended June 30, 2006 compared to $5.63 million for the prior year. The addition of purchases of fixed assets in the current year was mainly related to the construction of the Hangzhou office building. The short-term investment consisted of term deposits. In the fiscal year ended June 30, 2006, the Company increased short-term investment of $797,000 and disposed short-term investment of $932,000, and received interest income of $54,000 related to short-term investment. While the company increased short-term investments of $604,000 in the prior year and disposed short-term investments of $2.41 million, and received interest income of $149,000 from short-term investments in the prior year. In addition, it also had cash disbursements for long-term investments of approximately $1.30 million for a 50% interest in Beijing Tech Energy Co., Ltd. and a 20% interest in Beijing HollySys Equipment Technology Co., Ltd. for future automation systems development. HollySys also received the proceeds from disposing assets of $389,000 compared to $358,000 in the prior year. HollySys gained the dividends received from long-term investment of $179,000 compared to $20,000 in the prior year, an increase of $159,000 was consistent with the dividend policy issued by the investee companies.

Cash flows provided by financing activities amounted to $660,000 (negative) and $1.90 million for the fiscal year ended June 30, 2006 and 2005, respectively. Cash flows generated by financing activities consist of proceeds of bank borrowings and disbursements for repayments to bank loans, dividend payments and amounts due to related parties. For the fiscal year ended June 30, 2006, the Company obtained net proceeds of $1.88 million from short-term bank loans compared to $3.02 million in the prior year. Also, it obtained proceeds of long-term bank loans up to $3.75 million from China development bank and made repayments of long-term bank loans up to $1.25 million during the fiscal year 2006 while it obtained proceeds of long-term bank loans up to $6.65 million and made repayments of $6.40 million during the prior year. In addition, there was a dividend payment of approximately $1.08 million by Hangzhou HollySys compared to $1.51 million in the prior year. Amounts due to related parties were $210,000 and $144,000 for the fiscal year ended June 30, 2006 and 2005, respectively. As a result of these changes, the financing activities for fiscal year ended June 30, 2006 created a decrease of $2.56 million compared to the financing activities for the prior year.

Comparison of Fiscal Years Ended June 30, 2005 and 2004

Net cash provided by operating activities amounted to $3.55 million, representing a decrease by $4.65 million compared to $8.20 million in the prior year, a 56.7% decrease. This decrease resulted primarily from the comparison of the following factors: 1) increase in net income by $8.97 million, among the non-cash items, increase in minority interest by $1.33 million, decrease in depreciation and amortization by $51,000, and decrease in cash flow due to the increase in investment income by $574,000; and 2) the following changes in cash flow from the operating assets and liabilities:

•	$11.05 million of increase in accounts receivable (negative);

•	$4.77 million of decrease in inventory;

•	$976,000 of decrease in advance to suppliers;

•	$428,000 of increase in other receivable (negative);

•	$80,000 of decrease in deposits and other assets;

•	$7.53 million of decrease in advance from customers (negative);

•	$1.22 million of increase in accounts payable;

•	$597,000 of decrease in accruals and other payable (negative); and

•	$1.67 million of decrease in income tax payable.

The increase in accounts receivable was the result of the increase in revenue, and the decrease in advance from customers was a result of timing of recognizing revenue. The inventory balance was reduced by $1.17 million compared to the inventory balance as of June 30, 2004. All of other changes were the result of revenue recognition.

Net cash used in investing activities decreased slightly from $4.26 million in the prior year to $3.51 million in fiscal 2005, representing a 17.5% decrease. The major item in investing activities was $5.63 million of cash disbursements for purchases of fixed assets compared to $1.91 million cash disbursements for the prior year, representing a capital expenditures increase of $3.72 million in fiscal 2005, which was for Hangzhou HollySys to acquire machinery and equipment. In order to finance capital expenditures, the Company disposed its short-term investment and received cash proceeds of approximately $1.81 million, which mitigated the large cash disbursement for purchasing fixed assets. Also, it received proceeds of approximately $358,000, which was mainly from disposing of its long-term investments in HollySys Communication Equipment Co., Ltd. and Dongfangjinhe Environmental Technology Co., Ltd. In the prior year, it incurred cash disbursement to purchase short-term investments for approximately $2.29 million which established the basis for proceeds of $1.81 million in fiscal 2005. In addition, the Company also had cash disbursement of $225,000 for long-term investment compared to $143,000 in the prior year. In addition, it received dividends from long-term investments amounting to $20,000 and interest income from short-term investments of $149,000, compared to dividends from long-term investments of $45,000 and interest income from short-term investments of $42,000 in the prior year.

Net cash provided by financing activities amounted to $1.90 million, an increase by $1.40 million compared to cash flow of $501,000 provided by financing activities for fiscal 2004, representing a 279.3% increase. In order to finance capital expenditures and other working capital needs, the Company obtained net proceeds of $3.02 million from short-term bank loans and $6.65 million from long-term bank loans offset by the repayment of $6.4 million of long-term bank loans in fiscal 2005; whereas it obtained net proceeds of $1.69 million from short-term bank loans and incurred repayment of $2.05 million to long-term bank loans in fiscal 2004. In fiscal 2004, the Company received cash infusion from two owners in Hangzhou HollySys for $600,000 while there were no similar cash flows in fiscal 2005. In addition, Beijing HollySys distributed dividends totaling $1.51 million in fiscal 2005, while there were no such dividends paid out in fiscal 2004. The cash flow in connection with amount due to related parties decreased by $120,000 in fiscal 2005 compared to the cash flow in connection with amount due to related parties of $264,000 in fiscal 2004.

Working Capital

The Company’s working capital has been increasing over the reporting periods with growth rates of 90.1% between fiscal 2005 and 2004 and 64.9% between the fiscal 2006 and 2005, respectively.

Total current assets at March 31, 2007 amounted to $112.11 million, an increase by approximately $15.15 million compared to $96.96 million at June 30, 2006. The increase was attributable mainly to larger amounts of contract performance deposits in banks (associated with the contracts on which the Company is bidding), accounts receivable (resulted from the increase in revenue) and inventories (associated with the expansion of business scale). Contract performance deposits were in connection with the Company’s bidding processes. Normally, customers require the Company to deposit money with a bank as a guarantee for the bids. The accounts receivable were classified into billed and unbilled accounts receivables based on the percentage of completion method for revenue recognition. Therefore, the growing balances of contract performance deposits in banks, accounts receivable and inventories have been a result of the increase in operating revenues.

Current liabilities amounted to $86.63 million at March 31, 2007, in comparison to $60.03 million at June 30, 2006. The increases have been attributable mainly to the following factors: First, an increase of $23.50 million in notes payable, representing as a net value after the discount of $6,490,984 from the principle amount of $29.987 million which were issued by the Company in the December 2006 financing and reorganization transactions disclosed in detail under the heading “Recent Significant Transactions” and “Notes Payable”; second, an increase of $7.76 million in the short-term bank loans, the increase in short-term loans was a supplement to liquidity financing for the expansion of business; third, an increase of $3.93 million in deferred revenue; Deferred revenue resulted from the excess of the billed amounts over revenues recognized on the contracts and the billings rendered based on agreed milestones included in the contracts with customers. Therefore, deferred revenue was in the nature of advances from customers. The increases in deferred revenue were a result of revenue growth. The increases were offset mainly by several factors as follows: First, a decrease of $1.02 million in dividend payable was a result of the dividend declared as of the end of 2005 had already been paid as of March 31, 2007. Second, a decrease of $2.50 million in short-term loan from related parties was because that the Company had repaid the loan from related parties as of March 31, 2007. Third, the decrease in accounts payable, other tax payables and in accrued liabilities was $ 629,000, $1.89 million and $1.02 million, respectively. The decreases in above items were a reflection that the Company made an effort to decline the operating liabilities. Fourth, a decrease of $3.06 million in current portion of long-term loans because of the repayment of due long-term loans.

The current ratio increased from 1.62 at June 30, 2006 to 1.29 at March 31, 2007. The changes in current ratio were due mainly to the growth rate of current liabilities which were higher than that of the current assets in the current period, but the change in current ratio had an immaterial impact to the operating liquidity of the Company. In order to finance operating activities, the Company had maintained a good standing of current ratio due primarily to the following two factors: first, enhance accounts receivable collection; and second, increase short-term debts in order to facilitate flexibility of borrowing.

As discussed above under Recent Developments, in December 2006 the Company was involved in a series of transactions involving a change in its ownership, a recapitalization, the sale of preferred stock and a series of loan transactions. The original shareholders of the Company transferred their interests to Advance Pacific Holdings Limited, a British Virgin Islands Company which is solely owned by Ka Wa Cheng, a resident of Canada. The Company issued notes with a principal amount of $29.987 million and 1,300,000 shares of preferred stock to new investors for an aggregate payment of $30 million. The Company loaned the $30 million in proceeds to Advance Pacific, which in turn used the funds to pay for a portion of the purchase price of the shares of the Company which Advance Pacific acquired from OSCAF International, Ltd. Advance Pacific has assigned the cash proceeds it receives from the stock purchase transaction with Chardan to the Company for purposes of repayment of Advance Pacific’s debt to the Company. As a result of this series of transactions, the Company’s financial statements as of March 31, 2007 showed the changes in obligations (an increase in note payable of $23.50 million, reflecting the net value of notes payable after the discount) and stockholder’s equity (an increase of $30 million in note receivable from the sole stockholder).

Capital Resources

The Company has obtained working capital through several ways. First, it obtained short-term and long-term bank loans. Second, its suppliers were willing to provide it with extended payment terms which would not force it to increase bank borrowings unless it planned to increase its operating scale significantly. Third, through the improved bidding mechanism, it asked its customers to increase their payments in the early stage of the contract performance process to diminish its working capital demands for daily operations. Fourth, it has maintained good relationships with commercial banks which provided it with the necessary bank financing. At March 31, 2007, the Company had established standby credit facilities with domestic commercial banks for aggregate approximately $30.28 million to finance any funding needs related to its projects and relevant working capital requirements. Finally, it may issue corporate bonds to the public in the future. The Company believes that it will be able to obtain adequate cash flow for its operating activities and will continue to improve its cash collection to satisfy the cash demands from its daily operations.

CONTRACTUAL OBLIGATIONS AND COMMITMENTS

The following table sets forth the Company’s contractual obligations, including long-term and short-term loans and operating leases, and capital and operational commitments at of June 30, 2006.

Item	Less than 1 year	1-2 years	2-3 years	3-5 years	More than 5 years	Total
	$	$	$	$	$	$
Long-term Bank Loans	5,003,565	1,876,337	3,752,674	-	-	10,632,576
Interest payable	7.002%	5.76%	6.03%-	-	-
Short-term Bank Loans	7,130,080	-	-	-	-	7,130,080
Interest payable	5,517%
Short-term loan from a related party	2,501,783	-	-	-	-	2,501,783
Interest payable	5.76%
Operating Lease Commitment (1)	92,000	-	-	-	-	92,000
Purchase Commitment (2)	2,758,909	470,505	-	-	-	3,229,544
Total	17,486,336	2,346,972	3,752,674			23,585,982

(1) Operating Lease Commitment

Beijing HollySys entered into a lease agreement with HollySys Information Technology Co., Ltd., in which HollySys holds 40% interest, to lease office space. The lease agreement is renewable on an annual basis, and the agreement is still in effect. The basic rental price has ranged from RMB1.4 or RMB1.5 per square meter per day during the past five years. The total rental per year depends on the actually total square meters leased each year. The total rental expense for the years ended June 30, 2004, 2005 and 2006 was $116,000, $57,000, and $92,000, respectively.
On May 22 2006, HollySys Beijing entered into a new factory lease agreement with Beijing Lighting Fixture Co., Ltd. According to the agreement, HollySys Beijing leased a plant with 4,937 square meters owned by Beijing Lighting Fixture Co., Ltd. and located in Beijing for operation purposes. The lease term is five years, from July 20, 2006 to July 19, 2011. Based on the exchange rate on March 31, 2007, HollySys Beijing is obligated to pay rents in the foreseeable future as follows:

Years ending June 30,	Amount
2007	$18,301
2008	138,199
2009	149,353
2010	157,062
2011	164,915
2012	8,605
$636,435

(2) Purchase Commitment

As of June 30, 2006, the Company had approximately $3.23 million in purchase obligations including $221,706 for construction of factory premises and $3.01 million for purchases of equipment, mainly for Hangzhou HollySys.

	RMB	US Dollars
Plant and building construction	1,772,386	221,706
Equipment	24,045,556	3,007,838
Total	25,817,942	3,229,544

Other than the contractual obligation and commercial commitments set forth above, the Company does not have any other long-term debt obligations, operating lease obligations, purchase obligations or other long-term liabilities.

OFF-BALANCE SHEET ARRANGEMENTS

The Company has not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties as of March 31, 2007. It has not entered into any foreign currency forward contract. It does not have any other off-balance sheet arrangements except for the contractual obligations and commitments mentioned above as of March 31, 2007. The Company believes that there are no off-balance sheet arrangements that have or are reasonably likely to have a material effect on its financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

EMPLOYEES AND THEIR BENEFITS

At March 31, 2007, Beijing HollySys and Hangzhou HollySys had a total of 1,250 employees. The remuneration package of the employees includes salary, bonuses and allowances. Employees also receive welfare benefits including workers’ insurance, medical care, housing subsidies, child care and education, and other miscellaneous items.

The Company believes that its success in attracting and retaining highly skilled technical employees and sales and marketing personnel is largely a product of its commitment to providing a motivating and interactive work environment that features continuous and extensive professional development opportunities, as well as frequent and open communications at all levels of the organization.

RECENT ACCOUNTING PRONOUNCEMENTS

In June 2006, the Financial Accounting Standards Board (“FASB”) ratified the provisions of Emerging Issues Task Force (“EITF”) Issue No. 06-3, “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation).” EITF Issue No. 06-3 requires that the presentation of taxes within revenue-producing transactions between a seller and a customer, including but not limited to sales, use, value added, and some excise taxes, should be on either a gross (included in revenue and cost) or a net (excluded from revenue) basis. In addition, for any such taxes that are reported on a gross basis, a company should disclose the amounts of those taxes in interim and annual financial statements for each period for which an income statement is presented if those amounts are significant. The disclosure of those taxes can be done on an aggregate basis. EITF Issue No. 06-3 is effective for fiscal years beginning after December 15, 2006, which will be our third quarter of fiscal 2007. The Company expects that the adoption of EITF Issue No. 06-3 will not have a material impact on its consolidated results of operations or financial position.

In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (“FIN 48”) which prescribes a recognition threshold and measurement attribute, as well as criteria for subsequently recognizing, derecognizing and measuring uncertain tax positions for financial statement purposes. FIN 48 also requires expanded disclosure with respect to the uncertainty in income tax assets and liabilities. FIN 48 is effective for fiscal years beginning after December 15, 2006, which will be our fiscal 2008, and is required to be recognized as a change in accounting principle through a cumulative-effect adjustment to retained earnings as of the beginning of the year of adoption. The Company expects that the adoption of FIN 48 will not have a material impact on its consolidated results of operations or financial position.

In September 2006, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatement when Quantifying Misstatements in Current Year Financial Statements’ (SAB 108) , which will be effective for the fiscal year ending after November 15, 2006. The objective of SAB 108 is to eliminate diversity in practice surrounding how public companies quantify financial statement misstatements. SAB requires quantification of financial statement misstatements based on the effects of the misstatements on the consolidated statement of income, the consolidated balance sheet and related financial statement disclosures.

According to SAB 108, both “rollover” and “iron curtain” approaches must be considered when evaluating a misstatement for materiality. This is referred to as the “dual approach.” For the companies that have previously evaluated misstatements under one, but not both, of these methods, SAB 108 provides companies with a one-time option to record the cumulative effect of their prior unadjusted misstatements in a manner similar to a change in accounting principle in their annual financial statements during the effective time period if (i) the cumulative amount of the unadjusted misstatements at the beginning of the adopting year would have been material under the dual approach to their annual financial statements for the prior year or (ii) the effect of correcting the unadjusted misstatements during the adopting year would cause these annual financial statements to be materially misstated under the dual approach. In accordance with SAB 108, companies are allowed, upon adoption, to record the effects as a cumulative-effect adjustment to the retained earnings. We are currently assessing what impact, if any, that adoption of SAB 108 will have on our financial position and results of operations.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (FAS No. 157), which provides guidance on how to measure assets and liabilities that use fair value. This Statement clarifies the principle that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. FAS No. 157 will apply whenever another generally accepted accounting principle requires, or permits, assets or liabilities to be measured at fair value but does not expand the use of fair value to any new circumstances. This statement will also require additional disclosures in both annual and quarterly reports. FAS No. 157 is effective for fiscal years beginning after November 2007, and will be adopted by us beginning June 30, 2008. We are currently evaluating the potential impact the adoption of FAS No. 157 may have on our financial statements.

QUANTITATIVE AND QUALITATIVE MARKET RISKS

Industrial environment and national industrial development policies

The Company is highly sensitive to industry environment changes and state industrial development policies. State industrial development policies have established clear targets for market capacities of automation systems in the short and long run. These are crucial to the development of the Company, especially for rail transport and nuclear power plant automation systems. At present, state policies are favorable to the Company’s development. If the government ceases supporting the rail transportation and nuclear industries, however, it would bring about a negative impact on operating results in the next few years.

The Company relies on market research and technology development to ensure that it delivers attractive, high-quality products and services to its customers as a way to protect against risks connected with a change in the competitive environment.

Taxation risk

As a result of various tax regulations, Beijing HollySys, Hangzhou HollySys and Haotong HollySys are entitled to the benefits afforded by certain preferential income tax policies. These preferential tax policies will terminate in one to three years.

With the aim of attracting foreign investment, the Chinese government provides favorable income tax rates to foreign-invested enterprises in China at the levels of 15%, 24% and 30%. Domestic-invested enterprises, on the other hand, normally are subject to a 33% income tax rate. The Chinese government has indicated that it intends to eliminate differences between the applicable tax rates of domestic and foreign-invested enterprises, but the schedule for the unification of tax rates has not yet been established. When the preferential tax treatment ends, it will increase taxes and reduce the Company’s after tax profits.

Additionally, the Chinese government provides subsidies (sourcing from the proceeds of VAT collected) to all domestic enterprises which are involved in software development. Since this subsidy policy became effective, the Company has enjoyed subsidies for software development, which has been an integral part of the Company’s integrated contracts. The subsidy policy will cease at the end of 2010. When the termination of the subsidy policy occurs, it will cause after-tax income to decline by approximately 3%.

The Company is confident that its continuing business development coupled with effective cost-control methods, will contribute to achieving positive financial results that will offset the adverse impacts that will result from the elimination of these tax preferences.

Foreign exchange risk

The Company conducts its business primarily in Chinese RMB currency, although it does have plans to expand its business internationally.

RMB is not a freely convertible currency. The restrictions on foreign exchange imposed by the Chinese government may result in the material differences between the future exchange rate and the current exchange rate or historical exchange rate. The changes in the exchange rate of RMB currency will impose foreign exchange translation risk on the Company’s financial statements and impact the Company’s ability to carry out operations related to foreign exchange. Those changes also will impact its ability to pay dividends in US dollars. The Company believes that, however, it is, and will be, able to obtain sufficient foreign exchange to implement the above-mentioned operations and hedge against foreign exchange risk.

Interest rate risk

Over the years, the Company has tended to obtain proceeds from short-term bank loans for working capital financing purpose. Therefore, it is subject to market rate risks due to fluctuations in interest rates charged on these loans. At June 30, 2006, the Company’s short-term bank loan balance was $7,130,081, of which $2,501,783 was located in Beijing HollySys, and $4,628,298 was located in Hangzhou HollySys. All the short-term bank loans are mature from six months to one year bearing fixed interest rates ranging from 5.22% to 5.841% per annum. However, when these short-term bank loans are renewed, the interest rates are subject to change based on the notice from the People’s Bank of China, the central bank of China. It is not possible to know if those interest will change, or by how much.

Most of the short-term bank loans were guaranteed by the Company related parties and third parties and one bank loan of $2,416,480 at June 30, 2005 and $1,250,891 at June 30, 2006 in Hangzhou HollySys was collateralized by its plant and property. At June 30, 2006, there was a bank loan of $2,501,783 payable to a commercial bank which served as a trustee appointed by HollySys Information Technology Co., Ltd. in which HollySys holds 40% interest. This loan had an interest rate of 5.31%, 5.76% and 5.76% at June 30, 2004, 2005 and 2006, which is the same market rate charged by that commercial bank for the loans lent with similar terms to similarly situated borrowers.

The following table provides information, by maturity dates, regarding the Company’s interest rate sensitive financial instruments, which consist of fixed rate short-term and long-term debt obligations as of June 30, 2006.

Lender	Balance at June 30, 2006	Maturity Date	Interest Rate	Floating or Fixed Interest Rate	Current portion
Long-term loans
Bank of Beijing	1,876,337	July 15, 2007	5.49%	Fixed rate
CITIC Trust & Investment Co., Ltd.	5,003,565	January 21, 2007	7.002%	Fixed rate	5,002,752
China Development Bank	3,752,674	June 28, 2009	6.03%	Fixed rate
Total	10,632,576				5,002,752
Short-term loans
CITIC Industrial Bank	1,250,891	October 19, 2006	5.22%	Fixed rate
China Merchants Bank	1,250,891	August 22, 2006	5.58%	Fixed rate
Industrial and Commercial Bank of China (Hangzhou)	1,250,891	August 16, 2006	5.58%	Fixed rate
Industrial and Commercial Bank of China (Hangzhou)	1,876,337	November 9, 2006	5.58%	Fixed rate
Industrial and Commercial Bank of China (Hangzhou)	625,446	April 29, 2007	5.58%	Fixed rate
Industrial and Commercial Bank of China (HangZhou)	875,625	December 20, 2006	5.58%	Fixed rate
Total	7,130,081
Short-term bank loan from related parties
HollySys Information Technology	2,501,783	November 5,2006	5.76%	Fixed rate
Total	2,501,783

FUTURE DEVELOPMENT AND BUSINESS STRATEGIES

The Company’s goal is to become one of the leading automation and process control system companies in the world. It plans to concentrate its research and development resources on core technologies such as I/O signal processing technology, network protocol interface, its HOLLiAS DCS platform, software development and application system design to maintain a technological advantage over the Company’s competitors. The principal elements of the Company’s business strategies are:

•	To maintain leadership in China’s DCS market;

•	To enhance Gifted Time’s leading position in technology;

•	To leverage Gifted Time’s large customer base to offer total solutions; and

•	To focus on high-value tailored technology services.

INFORMATION ABOUT CHARDAN
Business of Chardan

General

Chardan was formed on March 10, 2005, to serve as a vehicle to effect a stock purchase, capital stock exchange, asset acquisition or other similar business combination with an unidentified operating business that has its primary operating facilities located in the PRC in any city or province north of the Yangtze River. Prior to executing the stock purchase agreement with Advance Pacific, Chardan’s efforts were limited to organizational activities, completion of its initial public offering and the evaluation of possible business combinations.

Offering Proceeds Held in Trust

Chardan consummated its initial public offering in August 2005. The net proceeds of the offering, after payment of underwriting discounts and expenses, were approximately $30.9 million. Of that amount, approximately $29.8 million was placed in the trust account and invested in government securities. The remaining proceeds have been or are being used by Chardan in its pursuit of a business combination. The trust account will not be released until the earlier of the consummation of a business combination or the liquidation of Chardan. The trust account contained approximately $31.5 million as of March 31, 2007. If the stock purchase with Advance Pacific is consummated, the trust account will be released to Chardan, less:

•	amounts paid to stockholders of Chardan who do not approve the stock purchase and elect to convert their shares of common stock into their pro-rata share of the trust account; and

•	the cash payment being paid to Advance Pacific in the stock purchase.

Fair Market Value of Target Business

Pursuant to Chardan’s Certificate of Incorporation, the initial target business that Chardan acquires must have a fair market value equal to at least 80% of Chardan’s net assets at the time of such acquisition. Chardan’s board of directors determined that this test was clearly met in connection with its acquisition of HollySys.

Stockholder Approval of Business Combination

Chardan will proceed with the acquisition of HollySys only if a majority of all of the outstanding shares of Chardan is voted in favor of the stock purchase and redomestication merger proposals. The stockholders existing prior to the initial public offering have agreed to vote their common stock on these proposals in accordance with the vote of the majority of shares issued in the initial public offering. If the holders of 20% or more of Chardan’s common stock vote against the stock purchase proposal and demand that Chardan convert their shares into their pro rata share of the trust account, then Chardan will not consummate the stock purchase. In this case, Chardan would be able to present another potential business combination to its stockholders, subject to the time limitations set forth below.

Liquidation if no Business Combination

If Chardan does not complete a business combination by August 10, 2007, Chardan’s charter documents currently require its officers to take all actions that are necessary to dissolve and liquidate Chardan as soon as reasonably practicable. In the event of that dissolution and liquidation, Chardan will distribute to all of its public stockholders, in proportion to their respective equity interests, an aggregate sum equal to the amount in the trust account, inclusive of any interest, plus any remaining net assets. Chardan’s stockholders who purchased shares prior to the initial public offering have no rights to participate in any liquidation distribution with respect to shares of common stock owned by them immediately prior to the initial public offering. There will be no distribution from the trust account with respect to Chardan’s warrants.

Since Chardan has expended all of the net proceeds of the initial public offering, other than the proceeds deposited in the trust account, the per-share liquidation price as of March 31, 2007 would be $5.49, or $0.51 less than the per-unit offering price of $6.00 in Chardan’s initial public offering. The proceeds deposited in the trust account could, however, become subject to the claims of Chardan’s creditors and there is no assurance that the actual per-share liquidation price will not be less than $5.49, due to those claims.

On July 9, 2007, Chardan filed preliminary proxy materials with the SEC for use in conjunction with a stockholder vote to extend the date by which it must complete a business combination to November 10, 2007 by amending its certificate of incorporation to that effect. The stockholder vote is being sought to prevent the loss of the benefit of the Chardan stock purchase in the event that the transaction is not consummated by August 10, 2007, which would require that we begin the dissolution process immediately.

Chardan is seeking stockholder approval to amend its certificate of incorporation, even though its registration statement for its initial public offering did not contemplate an extension of the August 10, 2007 date. In addition, Chardan's certificate of incorporation provides that it cannot be amended during the “business acquisition period,” that is, prior to August 10, 2007. Chardan has obtained an opinion from special Delaware counsel supporting the ability of stockholders to approve an amendment to the certificate of incorporation, notwithstanding the purported prohibition against doing so in the current certificate. To address the fact that an extension of the August 10, 2007 date was not contemplated in the prospectus for our initial public offering, stockholders who oppose the extension will be given the opportunity to convert their Chardan stock into a pro rata portion of the trust account (approximately $5.55 as of June 30, 2007) without the need to wait for a stockholder vote on the stock purchase itself.

If Chardan is unable to complete a business combination by August 10, 2007 (unless it obtains an extension) , upon notice from Chardan, the trustee of the trust account will commence liquidating the investments constituting the trust account and will turn over the proceeds to the transfer agent for distribution to the stockholders holding shares acquired through the initial public offering. Given the time required to consummate a transaction and obtain requisite stockholder approval, Chardan would probably be dissolved if the stockholders do not approve the stock purchase agreement.

The stockholders holding shares of Chardan common stock issued in the initial public offering will be entitled to receive funds from the trust account only in the event of Chardan’s liquidation or if the stockholders seek to convert their respective shares into cash and the stock purchase is actually completed. In no other circumstances shall a stockholder have any right or interest of any kind to or in the trust account.

Under Delaware corporate law, holders of a majority of Chardan’s outstanding stock must approve its dissolution. If Chardan were required to dissolve, following the approval by Chardan’s stockholders of a plan of dissolution and distribution, Chardan would liquidate the trust account to the holders of shares purchased in Chardan's initial public offering (subject to any provision for unpaid claims against Chardan which it is advised must or should be withheld).

Under Delaware corporate law, Chardan stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by those stockholders in a dissolution. Delaware corporate law provides for limitations on the potential liability of stockholders if Chardan were to wind up its affairs in compliance with either Section 280 or Section 281(b) of the Delaware corporate law. If Chardan complies with either procedure, Delaware corporate law (i) limits the potential liability of each stockholder for claims against Chardan to the lesser of the stockholder’s pro-rata share of the claim or the amount distributed to the stockholder in liquidation and (ii) limits the aggregate liability of any stockholder for all claims against Chardan to the amount distributed to the stockholder in dissolution. If Chardan were to comply with Section 280 instead of Section 281(b), Delaware corporate law also would operate to extinguish the potential liability of its stockholders for any claims against Chardan unless litigation with respect to such claim has been commenced prior to the expiration of the statutory winding-up period under Delaware law (generally three years). In addition, compliance with Section 280 could potentially operate to bar certain claims if the claimant does not take specified actions within certain time frames specified in the statute.

Even though compliance with Section 280 of Delaware corporate law would provide additional protections to both Chardan’s directors and stockholders from potential liability for third party claims against Chardan, it is Chardan’s current intention that it would make liquidating distributions to its stockholders as soon as reasonably possible following any dissolution and, therefore, it does not expect that its Board of Directors would elect to comply with the more complex procedures in Section 280. Because Chardan would most likely not be complying with Section 280, it would seek stockholder approval to comply with Section 281(b) of Delaware corporate law, requiring it to adopt a plan of dissolution that will provide for payment, based on facts known to Chardan at such time, of (i) all existing claims, (ii) all pending claims and (iii) all claims that may be potentially brought against Chardan within the subsequent 10 years. As such, Chardan’s stockholders could potentially be liable for any claims to the extent of distributions received by them in a dissolution and any such liability of Chardan’s stockholders would likely extend beyond the third anniversary of such dissolution. However, because Chardan is a blank check company, rather than an operating company, and its operations have been limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from its vendors (such as accountants, lawyers, investment bankers and consultants) or Gifted Time Holdings, as a potential target business. Chardan would attempt to enter into arrangements with most, if not all significant creditors whereby they agree to waive any interest or claim of any kind in or to any monies held in the trust account. As a result of this, Chardan believes that the claims that could be made against Chardan would be significantly limited . However, Chardan cannot guarantee that its creditors will agree to such arrangements, or even if they do that they would be prevented from bringing claims against the trust account.

Chardan expects that all costs associated with the implementation and completion of its plan of dissolution and liquidation, which it currently estimates to be less than $100,000, will be funded by any funds not held in the trust account. There currently are not, and may not at that time, be sufficient funds for such purpose, in which event Chardan would have to seek funding or other accommodation to complete the dissolution and liquidation.

Chardan currently believes that any plan of dissolution and distribution would proceed in the following manner:

•
its board of directors would, consistent with its obligations to liquidate and dissolve (as contained in its charter), adopt (and recommend to its stockholders) a specific plan of dissolution and distribution and the board would also cause to be prepared a preliminary proxy statement setting out such plan of dissolution and distribution and the board’s recommendation of such plan;

•	Chardan would file the preliminary proxy statement with the SEC;

•
following any SEC review of the preliminary proxy statement and resolution of any staff comments, Chardan would mail the proxy statement to its stockholders, and approximately 30 days later would convene a meeting of its stockholders for them to either approve or reject the plan of dissolution and distribution.

In the event Chardan seeks stockholder approval for a plan of dissolution and distribution and does not obtain such approval, it will nonetheless continue to pursue stockholder approval for its dissolution. Following Board adoption of a plan of dissolution and distribution, Chardan's powers will be limited to acts and activities relating to dissolving and winding up its affairs, including liquidation. The funds held in the trust account may not be distributed except upon Chardan’s dissolution (subject to third party claims as discussed above) and, unless and until such approval is obtained from its stockholders, the funds held in its trust account will not be released (subject to such claims). Consequently, holders of a majority of Chardan’s outstanding stock would have to approve its dissolution in order to receive the funds held in the trust account and the funds will not be available for any other corporate purpose (although they may be subject to creditors' claims).

Facilities

Chardan maintains executive offices at 625 Broadway, Suite 1111, San Diego, California 92101. The cost for this space is included in a $7,500 per-month fee that Chardan Capital, LLC, the lessee of that space and an affiliate of Dr. Richard D. Propper, Jiangnan Huang and Li Zhang, charges Chardan for general and administrative services. Chardan believes, based on rents and fees for similar services in the San Diego area, that the fees charged by Chardan Capital, LLC are at least as favorable as Chardan could have obtained from an unaffiliated person. Chardan considers its current office space adequate for current operations.

Employees

Chardan has four directors, three of whom also serve as officers. These individuals are not obligated to contribute any specific number of hours to Chardan’s business per week, and they intend to devote only as much time as they deem necessary to Chardan’s affairs. Chardan has no paid employees.

Periodic Reporting and Audited Financial Statements

Chardan has registered its securities under the Securities Exchange Act of 1934 and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Securities Exchange Act of 1934, Chardan’s annual reports will contain financial statements audited and reported on by Chardan’s independent accountants. Chardan has filed with the Securities and Exchange Commission a Form 10-QSB covering the fiscal quarter ended September 30, 2006.

Legal Proceedings

There are no legal proceedings pending against Chardan.

Plan of Operations

The following discussion should be read in conjunction with Chardan’s Financial Statements and related notes thereto included elsewhere in this proxy statement/prospectus.

Chardan was formed on March 10, 2005 to serve as a vehicle to effect a stock purchase, capital stock exchange, asset acquisition or other similar business combination with an unidentified business that has its primary operating facilities located in the PRC in any city or province north of the Yangtze River. Chardan closed its initial public offering on August 10, 2005. All activity from March 10, 2005 through August 10, 2005 related to its formation and initial public offering.

Chardan incurred a net loss of $101,742 for the period ended December 31, 2005 and $368,117 for the year ended December 31, 2006. Chardan’s total costs and expenses, all of which were related to its formation, maintenance of its corporate status and efforts to find and evaluate target businesses, were approximately $454,000 for 2005 and $1.1 million for 2006, in each case consisting principally of the following: travel and entertainment expenses, consulting fees, directors and officers liability insurance, amounts paid to a related party under a monthly administrative services agreement, professional fees, state franchise taxes and miscellaneous expenses. Those expenses were offset by interest income of approximately $348,000 in 2005 and $830,429 in 2006 on the trust fund investments and funds outside the trust fund, excluding deferred interest.

For the three months ended March 31, 2007, Chardan’s net loss was $44,665, which resulted from expenses of $257,262 that consisted primarily of professional fees, travel expenses, amounts paid under a monthly administrative services agreement, directors and officers liability insurance premiums, state franchise taxes and other operating costs incurred in Chardan’s efforts to consummate the stock purchase agreement and an income tax provision of $23,799, offset by interest income of $203,941 and other income of $35,000.

Approximately $29.8 million of the net proceeds of the initial public offering were placed in trust, with the remaining net proceeds of approximately $1.1 million having been used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. Chardan has used all of the net proceeds of its initial public offering not held in trust to identify and evaluate prospective acquisition candidates, select the target business, and structure, negotiate and consummate the business combination, and it has incurred approximately $500,000 in additional expenses. To the extent that its capital stock or debt securities are used in whole or in part as consideration to effect a business combination, the proceeds held in the trust fund will be used to cover those and any additional expenses incurred and to finance the operations of the target business.

Under the stock purchase agreement governing the proposed transaction, up to $27,000,000 will be paid at the closing to Advance Pacific as a portion of the consideration to acquire their shares. The remaining funds in the trust account will be used to finance the operations of HLS and, if needed, to pay a portion of the deferred purchase price. Uses of those proceeds will include, among other things, the following:

•	Payment of the accrued expenses of Chardan as of the date of the closing of the transaction;

•
To support internal expansion of HLS’s operations, including increased hiring, expansion of existing facilities or the acquisition or construction of new facilities, expenditures to increase the geographic markets in which HLS operates and expansion of the production and distribution networks needed to accomplish that geographic market extension; and

•	To increase research and development to enable HLS to expand its product offerings, including the development of nuclear power plant automation and transportation automation.

Chardan is obligated, commencing   August 2, 2005 to pay to Chardan Capital, LLC, an affiliate of Dr. Richard D. Propper, its chairman of the board, Jiangnan Huang, a director and chief executive officer and Li Zhang, a director and chief financial officer, a monthly fee of $7,500 for general and administrative services.

In connection with its initial public offering, Chardan issued an option for $100 to the representative of the underwriters to purchase 250,000 units at an exercise price of $7.50 per unit. Chardan has accounted for the fair value of the option, inclusive of the receipt of the $100 cash payment, as an expense of the public offering resulting in a charge directly to stockholders’ equity. Chardan estimates that the fair value of this option is approximately $550,000 ($2.20 per unit) using a Black-Scholes option-pricing model. The fair value of the option granted to the representative is estimated as of the date of grant using the following assumptions: (1) expected volatility of 44.5%, (2) risk-free interest rate of 3.8% and (3) expected life of five years. The option may be exercised for cash or on a “cashless” basis at the holder’s option such that the holder may use the appreciated value of the option (the difference between the exercise prices of the option and the underlying warrants and the market price of the units and underlying securities) to exercise the option without the payment of any cash. In addition, the warrants underlying such units are exercisable at $6.65 per share.

Off-Balance Sheet Arrangements

Warrants and representative’s unit purchase option issued in conjunction with our initial public offering are equity linked derivatives and accordingly represent off balance sheet arrangements. In addition, the conversion feature of the representative’s unit purchase option constitutes an embedded derivative. The warrants, unit purchase option and conversion feature meet the scope exception in paragraph 11(a) of FAS 133 and are accordingly not accounted for as derivatives for purposes of FAS 133, but instead are accounted for as equity. See Footnote 5 to the financial statements for more information.

PRO FORMA

UNAUDITED PRO FORMA  COMBINED FINANCIAL STATEMENTS

Pursuant to a stock purchase agreement dated February 2, 2006, as amended (the “Stock Purchase Transaction”), Chardan North China Acquisition Corporation (“Chardan”) agreed to purchase approximately 95% of the interest of Gifted Time Holdings Limited (“Gifted Time Holdings”) in exchange for consideration including cash of $30 million and 22.2 million shares of HLS Systems International Limited (“HLS”), a subsidiary of Chardan that will merge with Chardan with HLS as the surviving entity (the “Chardan Merger”). Each share of common stock of Chardan will automatically convert into one share of common stock of HLS. In addition, HLS will offer the preferred stockholders of Gifted Time Holdings the opportunity to exchange their shares of Gifted Time Holdings for a total of 1.3 million shares of HLS. The 23.5 million shares of HLS will represent approximately 77% of total outstanding shares following the Chardan Merger if all of the existing shareholders of Chardan approve the stock purchase transaction and no warrants are exercised. If all of the existing shareholders of Chardan exercise their warrants and no shareholder redeems his or her shares into cash, then the 23.5 million shares to be issued to Advance Pacific and the preferred stockholders of Gifted Time Holdings will represent approximately 54.9% of the outstanding shares of HLS following the Chardan Merger.

The Stock Purchase Transaction will result in Advance Pacific obtaining a majority of the voting interest in HLS. Generally accepted accounting principles require that the company whose shareholders retain the majority voting interest in a combined business be treated as the acquirer for accounting purposes. Because Chardan does not have any assets with operating substance except cash, the Stock Purchase Transaction has been accounted for as a reorganization and recapitalization of Gifted Time Holdings with a carry-over basis. The cash payment of $30 million to Advance Pacific has been accounted for as a capital distribution.

The following unaudited pro forma combined financial statements give effect to the Stock Purchase Transaction based on the assumptions and adjustments set forth in the accompanying notes, which management believes is reasonable. The following unaudited pro forma financial statements and accompanying notes should be read in conjunction with the audited historical financial statements and related notes of Gifted Time Holdings for the year ended June 30, 2006, and the audited financial statements of Chardan for the year ended December 31, 2006 and the unaudited financial statements of Gifted Time Holdings and Chardan for the periods ended March 31, 2007, which are included in this document.

The following unaudited pro forma balance sheet combines the financial position of Gifted Time Holdings and Chardan as of March 31, 2007 as if the Stock Purchase Transaction occurred on March 31, 2007. The following unaudited pro forma combined income statements give effect to the reorganization and recapitalization transaction of Gifted Time Holdings assuming that the reorganization and recapitalization transaction took place on January 1, 2006.

The following unaudited pro forma combined financial statements have been prepared using two different levels of approval of the Stock Purchase Transaction by the Chardan stockholders, as follows:

•	Maximum Approval: This presentation assumes that 100% of Chardan stockholders approve the Stock Purchase Transaction; and

•
Minimal Approval: This presentation assumes that only 80.01% of Chardan stockholders approve the Stock Purchase Transaction. (Accordingly, 1,149,425 shares were assumed to be redeemable upon voting against approving the contemplated Stock Purchase Transaction, and the amount of $5,964,017, plus related interest, was set aside for possible redemption).

The unaudited pro forma combined financial information is presented for illustrative purposes only and is not necessarily indicative of the operation results that would have actually been achieved if the Stock Purchase Transaction had consummated as of the beginning of the period indicated, nor is it necessarily indicative of the future operating results of the combined business.

Pro Forma Assumption and Adjustments:

(a)	to record the release of funds held in trust by Chardan.

(b)	to record the cash portion of the purchase price, including the initial cash payment, and the accrual of the remaining payment for an aggregate of $30,000,000.

(c)
It should be noted that there will be a significant decrease in interest income due to payment of the cash portion of the purchase price described in note (b). There is no related adjustment recorded since such amount cannot be calculated.

(d)	assuming maximum approval, to reclassify common stock held in trust to permanent equity and to record related deferred interest as income.

(e)	assuming minimum approval, to record the refund of funds to dissenting shareholders.

(f)
to record the stock portion of the purchase price, the issuance of 22,200,000 shares of Chardan common stock for all the shares of common stock of Gifted Time Holdings Limited and the exchange of 1,300,000 shares of Chardan common stock for each outstanding share of Gifted Time Preferred Stock.

(g)	to eliminate the accumulated deficit (as adjusted when assuming maximum approval) of Chardan, as Gifted Time Holdings Limited will be the continuing entity for accounting purposes.

(h)	Pro forma net income per share was calculated by dividing pro forma net income by the weighted average number of shares outstanding as follows:

	Three Months Ended March 31, 2007		Year Ended December 31, 2006
	Maximum Approval (100%)	Minimum Approval (80.01%)	Maximum Approval (100%)	Minimum Approval (80.01%)
Shares issued in the Transaction	23,500,000	23,500,000	23,500,000	23,500,000
Weighted average shares outstanding in Chardan	7,000,000	5,850,575	7,000,000	5,850,575
Incremental shares relating to warrants exercised	4,357,143	4,357,143	5,350,267	5,350,267
Incremental shares relating to Underwriter’s purchase option	170,914	170,914	233,717	233,717
Weighted average common shares - diluted	35,028,057	33,878,632	36,083,984	34,934,559

There are no other dilutive instruments in Chardan.

HLS SYSTEMS INTERNATIONAL LIMITED
(Formerly Chardan North China Acquisition Corporation and Successor of Gifted Time Holdings Limited)
Pro Forma Combined Balance Sheet (Maximum Assumption)
March 31, 2007

	Gifted Time Holdings Limited	Chardan North China Acquisition Corporation	Pro Forma Adjustments			Pro forma Combined
	(Unaudited)					(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$10,950,919	$23,145	$31,549,825	(a	)	$16,557,106
			(25,966,783)	(b	)

Investments held in trust	-	31,549,825	(31,549,825)	(a	)
Contract performance deposit in banks	4,367,877					4,367,877
Short-term deposit	582,660					582,660
Accounts receivable	73,238,749					73,238,749
Other receivables	3,099,097					3,099,097
Advances to suppliers	4,733,240					4,733,240
Inventories	14,996,235					14,996,235
Deferred tax assets
Prepaid expenses and other current assets	145,138	16,170				161,308
Total current assets	112,113,915	31,589,140	(25,966,783)			117,736,272

Property, plant and equipment, net	16,931,509					16,931,509
Long term investments	8,877,291					8,877,291
Long term deferred tax asset		296,534				296,534
Total assets	$137,922,715	$31,885,674	$(25,966,783)			$143,841,606

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Short-term bank loans	$14,890,201					$14,890,201
Short-term bank loan from related parties
Current portion of long-term loans	1,942,200					1,942,200
Notes payable	23,496,016					23,496,016
Accounts payable	15,894,308	816,946				16,711,254
Deferred revenue	13,457,002					13,457,002
Dividend payable	231,380					231,380
Accrued payroll and related expense	6,200,752					6,200,752
Income tax payable	556,100	232,100				788,200
Warranty liabilities	2,032,632					2,032,632
Other tax payables	4,213,485					4,213,485
Accrued liabilities	2,929,590					2,929,590
Amounts due to related parties	595,184	36,250				631,434
Deferred tax liabilities	193,655					193,655
Deferred interest		344,059	(344,059)	(d	)
Total Current Liabilities	86,632,505	1,429,355	(344,059)			87,717,801

Long-term loans	3,884,400					3,884,400
Remaining payment to HollySys stockholders			4,033,217	(b	)	4,033,217
Total Liabilities	90,516,905	1,429,355	3,689,158			95,635,418

Common stock subject to redemption		5,964,017	(5,964,017)	(d	)

Minority Interests	11,944,369					11,944,369

	Gifted Time Holdings Limited	Chardan North China Acquisition Corporation	Pro Forma Adjustments			Pro forma Combined
	(Unaudited)					(Unaudited)
Stockholders’ equity
Preferred stock	13,000		(13,000)	(f	)
Common stock	222,000	700	(219,780)	(f	)	3,050
			130	(f	)
Additional paid-in capital	19,021,564	25,006,126	(30,000,000)	(b	)	20,053,892
			219,780	(f	)
			5,964,017	(d	)
			(170,465)	(g	)
			12,870	(f	)
Appropriated earnings	6,316,795					6,316,795
Note receivable from the sole stockholder	(30,000,000)					(30,000,000)
Retained earnings (accumulated deficit)	36,951,988	(514,524)	344,059	(d	)	36,951,988
			170,465	(g	)
Cumulative translation adjustments	2,936,094					2,936,094
Total shareholders' equity	35,461,441	24,492,302	(23,691,924)			36,261,819

Total liabilities and shareholders' equity	$137,922,715	$31,885,674	$(25,966,783)			$143,841,606

HLS SYSTEMS INTERNATIONAL LIMITED
(Formerly Chardan North China Acquisition Corporation and Successor of Gifted Time Holdings Limited)
Pro Forma Combined Balance Sheet (Minimum Assumption)
March 31, 2007

	Gifted Time Holdings Limited	Chardan North China Acquisition Corporation	Pro Forma Adjustments			Pro forma Combined
	(Unaudited)					(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$10,950,919	$23,145	$31,549,825	(a	)	$10,974,064
			(25,241,749)	(b	)
			(6,308,076)	(e	)

Investments held in trust	-	31,549,825	(31,549,825)	(a	)
Contract performance deposit in banks	4,367,877					4,367,877
Short-term deposit	582,660					582,660
Accounts receivable	73,238,749					73,238,749
Other receivables	3,099,097					3,099,097
Advances to suppliers	4,733,240					4,733,240
Inventories	14,996,235					14,996,235
Deferred tax assets
Prepaid expenses and other current assets	145,138	16,170				161,308
Total current assets	112,113,915	31,589,140	(31,549,825)			112,153,230

Property, plant and equipment, net	16,931,509					16,931,509
Long term investments	8,877,291					8,877,291
Long term deferred tax asset		296,534				296,534
Total assets	$137,922,715	$31,885,674	$(31,549,825)			$138,258,564

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Short-term bank loans	$14,890,201					$14,890,201
Short-term bank loan from related parties
Current portion of long-term loans	1,942,200					1,942,200
Notes payable	23,496,016					23,496,016
Accounts payable	15,894,308	816,946				16,711,254
Deferred revenue	13,457,002					13,457,002
Dividend payable	231,380					231,380
Accrued payroll and related expense	6,200,752					6,200,752
Income tax payable	556,100	232,100				788,200
Warranty liabilities	2,032,632					2,032,632
Other tax payables	4,213,485					4,213,485
Accrued liabilities	2,929,590					2,929,590
Amounts due to related parties	595,184	36,250				631,434
Deferred tax liabilities	193,655					193,655
Deferred interest		344,059	(344,059)	(e	)
Total Current Liabilities	86,632,505	1,429,355	(344,059)			87,717,801

Long-term loans	3,884,400					3,884,400
Remaining payment to HollySys stockholders			4,758,251	(b	)	4,758,251
Total Liabilities	90,516,905	1,429,355	4,414,192			96,360,452

Common stock subject to redemption		5,964,017	(5,964,017)	(e	)

Minority Interests	11,944,369					11,944,369

Stockholders' equity
Preferred stock	13,000		(13,000)	(f	)
Common stock	222,000	700	(219,780)	(f	)	2,935
			(115)	(e	)
			130	(f	)
Additional paid-in capital	19,021,564	25,006,126	(30,000,000)	(b	)	13,745,931
			219,780	(d	)
			(514,524)	(g	)
			115	(e	)
			12,870	(f	)
Appropriated earnings	6,316,795					6,316,795
Note receivable from the sole stockholder	(30,000,000)					(30,000,000)

	Gifted Time Holdings Limited	Chardan North China Acquisition Corporation	Pro Forma Adjustments			Pro forma Combined
	(Unaudited)					(Unaudited)
Retained earnings (accumulated deficit)	36,951,988	(514,524)	514,524	(g	)	36,951,988
Cumulative translation adjustments	2,936,094					2,936,094
Total shareholders' equity	35,461,441	24,492,302	(30,000,000)			29,953,743

Total liabilities and shareholders' equity	$137,922,715	$31,885,674	$(31,549,825)			$138,258,564

HLS SYSTEMS INTERNATIONAL LIMITED
(Formerly Chardan North China Acquisition Corporation and Successor of Gifted Time Holdings Limited)
Pro Forma Combined Statement of Income (Maximum Assumption)
Twelve Months Ended December 31, 2006

	Gifted Time Holdings Limited	Chardan North China Acquisition Corporation	Pro Forma Adjustments			Pro forma Combined
	(Unaudited)					(Unaudited)
Integrated contact revenue	$85,584,074	$-				$85,584,074
Products sales	3,407,757	-				3,407,757
Total revenue	88,991,831	-				88,991,831

Costs of integrated contacts	53,637,798	-				53,637,798
Cost of products sold	1,574,359	-				1,574,359

Gross Profit	33,779,674	-				33,779,674

Operating expenses
Selling and marketing expenses	7,068,288	-				7,068,288
General and administrative expenses	6,414,846	1,098,964				7,513,810
Research and development expenses	77,724	-				77,724
Loss on disposal of assets	49,193	-				49,193
Total operating expenses	13,610,051	1,098,964				14,659,822

Income (loss) from operations	20,169,623	(1,098,964)				19,070,659

Interest expense	(1,467,425)	(1,765)				(1,469,190)
Other income (expenses)	245,963	-				245,963
Investment income	82,912	830,429				913,341

Subsidy income	4,868,653	-				4,868,653

Income before income taxes and minority interest	23,899,726	(270,300)				23,629,426

Income taxes	2,170,923	(97,817)				2,073,106

Income (loss) before minority interests	21,728,803	(172,483)				21,556,320

Minority interests	(3,078,858)	-				(3,078,858)

Net income (loss)	$18,649,945	$(172,483)				$18,477,462

Weighted average common shares outstanding - basic		7,000,000	23,500,000			30,500,000

Net income (loss) per share		$(0.02)		(h	)	$0.61

Weighted average common shares outstanding - diluted		12,583,984	23,500,000			36,083,984

Net income (loss) per share				(h	)	$0.51

Cash dividends declared per share						$0.05

HLS SYSTEMS INTERNATIONAL LIMITED
(Formerly Chardan North China Acquisition Corporation and Successor of Gifted Time Holdings Limited)
Pro Forma Combined Statement of Income (Minimum Assumption)
Twelve Months Ended December 31, 2006

	Gifted Time Holdings Limited	Chardan North China Acquisition Corporation	Pro Forma Adjustments			Pro forma Combined
	(Unaudited)					(Unaudited)
Integrated contact revenue	$85,584,074	$-				$85,584,074
Products sales	3,407,757	-				3,407,757
Total revenue	88,991,831	-				88,991,831

Costs of integrated contacts	53,637,798	-				53,637,798
Cost of products sold	1,574,359	-				1,574,359

Gross Profit	33,779,674	-				33,779,674

Operating expenses
Selling and marketing expenses	7,068,288	-				7,068,288
General and administrative expenses	6,414,846	1,098,964				7,513,810
Research and development expenses	77,724	-				77,724
Loss on disposal of assets	49,193	-				49,193
Total operating expenses	13,610,051	1,098,964				14,659,822

Income (loss) from operations	20,169,623	(1,098,964)				19,070,659

Interest expense	(1,467,425)	(1,765)				(1,469,190)
Other income (expenses)	245,963	-				245,963
Investment income	82,912	830,429				913,341
Subsidy income	4,868,653	-				4,868,653

Income before income taxes and minority interest	23,899,726	(270,300)				23,629,426

Income taxes	2,170,923	(97,817)	-			2,073,106

Income (loss) before minority interests	21,728,803	(172,483)				21,556,320

Minority interests	(3,078,858)	-	-			(3,078,858)

Net income (loss)	$18,649,945	$(172,483)				$18,477,462

Weighted average common shares outstanding - basic		5,850,575	23,500,000			29,350,575

Net income (loss) per share		$(0.03)		(h	)	$0.63

Weighted average common shares outstanding - diluted		11,434,559	23,500,000			34,934,559

Net income (loss) per share				(h	)	$0.53
Cash dividends declared per share						$0.06

HLS SYSTEMS INTERNATIONAL LIMITED
(Formerly Chardan North China Acquisition Corporation and Successor of Gifted Time Holdings Limited)
Pro Forma Combined Statement of Income (Maximum Assumption)
Three Months Ended March 31, 2007

	Gifted Time Holdings Limited	Chardan North China Acquisition Corporation	Pro Forma Adjustments			Pro forma Combined
	(Unaudited)					(Unaudited)
Integrated contact revenue	$18,698,757					$18,698,757
Products sales	1,114,188					1,114,488
Total revenue	19,813,245					19,813,245

Costs of integrated contacts	13,249,230					13,249,230
Cost of products sold	535,334					535,334

Gross Profit	6,028,681					6,028,681

Operating expenses
Selling and marketing expenses	1,620,643					1,620,643
General and administrative expenses	1,178,099	257,262				1,435,361
Research and development expenses
Loss on disposal of assets	62					62
Total operating expenses	2,798,804	257,262				3,056,066

Income (loss) from operations	3,229,877	(257,262)				2,972,615

Interest expense	(946,221)	(2,545)				(948,766)
Other income (expenses)	24,324	35,000				59,324
Investment income	250,473	203,941				454,414

Subsidy income	87,434					87,434

Income before income taxes and minority interest	2,645,887	(20,866)				2,625,021

Income taxes	128,446	(23,799)				104,647

Income (loss) before minority interests	2,517,441	(44,665)				2,520,374

Minority interests	(252,747)					(252,747)

Net income (loss)	$2,264,694	$(44,665)				$2,267,627

Weighted average common shares outstanding - basic		7,000,000	23,500,000			30,500,000

Net income (loss) per share		$(0.01)		(h	)	$0.07

Weighted average common shares outstanding - diluted		11,528,057	23,500,000			35,028,057

Net income (loss) per share				(h	)	$0.06

HLS SYSTEMS INTERNATIONAL LIMITED
(Formerly Chardan North China Acquisition Corporation and Successor of Gifted Time Holdings Limited)
Pro Forma Combined Statement of Income (Minimum Assumption)
Three Months Ended March 31, 2007

	Gifted Time Holdings Limited	Chardan North China Acquisition Corporation	Pro Forma Adjustments			Pro forma Combined
	(Unaudited)					(Unaudited)
Integrated contact revenue	$18,698,757					$18,698,757
Products sales	1,114,188					1,114,488
Total revenue	19,813,245					19,813,245

Costs of integrated contacts	13,249,230					13,249,230
Cost of products sold	535,334					535,334

Gross Profit	6,028,681					6,028,681

Operating expenses
Selling and marketing expenses	1,620,643					1,620,643
General and administrative expenses	1,178,099	257,262				1,435,361
Research and development expenses
Loss on disposal of assets	62					62
Total operating expenses	2,798,804	257,262				3,056,066

Income (loss) from operations	3,229,877	(257,262)				2,972,615

Interest expense	(946,221)	(2,545)				(948,766)
Other income (expenses)	24,324	35,000				59,324
Investment income	250,473	203,941				454,414

Subsidy income	87,434					87,434

Income before income taxes and minority interest	2,645,887	(20,866)				2,625,021

Income taxes	128,446	(23,799)				104,647

Income (loss) before minority interests	2,517,441	(44,665)				2,520,374

Minority interests	(252,747)					(252,747)

Net income (loss)	$2,264,694	$(44,665)				$2,267,627

Weighted average common shares outstanding - basic		5,850,575	23,500,000			29,350,575

Net income (loss) per share		$(0.01)		(h	)	$0.08

Weighted average common shares outstanding - diluted		10,378,632	23,500,000			33,878,632

Net income (loss) per share				(h	)	$0.07

DIRECTORS AND MANAGEMENT

Directors and Management Following the Stock Purchase

At the effective time of the stock purchase, the board of directors, executive officers and key employees of HLS will be as follows:

Name	Age	Position
Qiao Li	49	Chairperson of the Board
Wang Changli	43	Director and Chief Executive Officer
Kerry S. Propper	30	Director
Jerry Zhang	35	Director
Youxian Sun	66	Director
Lewis Solomon		Director
Leonard Hafetz	66	Director

The directors will serve for a term of one year, and the employment agreements for Dr. Wang as Chief Executive Officer and Madame Qiao Li as Chairperson are for a term of three years. All of these persons except for Messrs. Propper, Solomon and Hafetz (who are residents of the United States) are residents of the PRC.

Madame Qiao Li will be the Chairperson of HLS. Madame Qiao Li has been the Chairperson of Beijing HollySys since 1999. Madame Qiao Li also currently is the Chairperson of Beijing Good To Great Investment Co., Ltd. Madame Qiao Li served as the Vice-President of Beijing Venture Capital Co., Ltd. from 1999 to 2000. Madame Qiao Li received her Bachelor’s degree from Capital Normal University and has a Master’s degree in Business Administration from Capital University of Economics and Business. Madame Qiao received an International Executive MBA from the Hong Kong University of Science and Technology in 2002.

Dr. Wang Changli will be a director and Chief Executive Officer of HLS. Dr. Wang has been the Chief Executive Officer and Vice Chairman of Beijing HollySys Co., Ltd. since 1999. Prior to joining Beijing HollySys Co., Ltd., Dr. Wang worked for the No. 6 Institute of Electronic Industry Department. Dr. Wang also has been the Vice Chairman of the Chinese Automation Association since 2003. Dr. Wang received his BSc in Automation from Tianjin University in 1984 and his PhD in Automation from Lancaster University in 1988.

Kerry S. Propper will be a continuing director of HLS, the successor to Chardan. He was a founder and has been the executive vice president and a director of Chardan since its inception in March 2005. Mr. Propper is the chief executive officer and a director of Chardan South China Acquisition Corporation, a blank check company organized to locate and consummate a business combination in the PRC. Mr. Propper is also a principal and CEO of Chardan Capital Markets, LLC, a broker dealer, which he founded with Steven Urbach in February 2003. Mr. Propper has been the owner and chief executive officer of The Gramercy Group LLC, a New York based broker/dealer, since July 2003. From February 1999 until March 2003 Mr. Propper was a founder, owner and managing director of Windsor Capital Advisors, LLC, an investment advisory and investment banking firm located in New York. Mr. Propper also founded The Private Capital Group LLC, a small private investment firm specializing in loans and convertible preferred debt and equity offerings for small public companies, in May 2000 and was affiliated with it until December 2003. From July 1997 until February 1999, Mr. Proper served as a senior trader of Aegis Capital Corp, a broker dealer and member firm of the NASD. Mr. Propper is also currently serving as a board member of Source Atlantic, Inc., a Boston based health care technology company.

Jerry Zhang will be a director of HLS. She currently is the Head of Investors & Intermediaries, Financial Institutions for the Standard Chartered Bank in China. In that role, she is responsible for relationship management of broker dealers, insurance companies, fund managers, development organizations, finance/trust companies and professional firms throughout China. Prior to her current position, Ms. Zhang was a senior relationship manager at Standard Chartered Bank, specializing in financial institution clients and regulators in China. She also worked to develop Standard Chartered Bank’s custody products in China from 2000 up to the present. Over the years, Ms. Zhang has established an extensive network with both regulators and market players. Ms. Zhang received her Bachelor’s degree in electronic and mechanical engineering and obtained an MBA from Lancaster University in the United Kingdom in 2000.

Youxian Sun will be a director of HLS. Mr. Sun is the director of the Automatic National Engineer Research Center and the Industrial Control Research Center of Zhejiang University. He also has a key position in the Standing Committee of the National People’s Congress in China. Mr. Sun graduated from Zhejiang University and the University of Stuttgart. He was named an Academician of the Chinese Academy of Engineering, which is a top honor and position for a Chinese scientist.

Leonard Hafetz will be a director of HLS. Mr. Hafetz is the principal and founder of L&P Consulting, a software product consulting firm specializing in hands-on development, design, triage, product evaluation and release processes of software products which he founded in 2003. Prior to founding L&P Consulting, Mr. Hafetz was the Vice President of Engineering and Software Product Management at EMC Corporation. Mr. Hafetz has had a broad range of experience in business development, product technology development, executive management, engineering management, product management and sales. He holds a B.S. and M.S. degree in mechanical engineering and a Ph.D. in fluid mechanics from the University of Connecticut.

Lewis Solomon will be a director of HLS. Mr. Solomon is currently Chairman of SCC Company, a consulting firm which specializes in technology. In this capacity Mr. Solomon advises both public and private corporations in the fields of investment banking, mergers and acquisitions, strategic alliances and business strategy. Prior to founding SCC, Mr. Solomon was Executive Vice President of Alan Patricof Associates, an international venture fund with over $1 billion in committed or invested capital. While at APA, Mr. Solomon was the lead investor in many successful venture deals in the U.S. and was also active in the firm’s European investments. During that period, Mr. Solomon served as a Director on numerous Boards where the firm had made equity investments. Mr. Solomon currently sits on the Board of Directors for Anadigics, Inc., Harmonic Inc. and Terayon Communications, Inc. Mr. Solomon holds a B.S. degree in physics from St. Joseph’s College and an M.S. in Industrial Engineering from Temple University. He also completed the Executive Management Program at the Stanford University Business School.

Meetings and Committees of the Board of Directors of Chardan

During the fiscal year ended December 31, 2005, Chardan’s board of directors did not hold any meetings. Although Chardan does not have any formal policy regarding director attendance at annual stockholder meetings, Chardan attempts to schedule its annual meetings so that all of its directors can attend. In addition, Chardan expects its directors to attend all board and committee meetings and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities.

Independence of Directors

In anticipation of being listed on the Nasdaq Global Market, HLS will elect to follow the rules of Nasdaq in determining whether a director is independent. The board of directors of HLS also will consult with the Company’s counsel to ensure that the board’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. The Nasdaq listing standards define an “independent director” generally as a person, other than an officer of the company, who does not have a relationship with the company that would interfere with the director’s exercise of independent judgment. Consistent with these considerations, the board of directors of HLS will include four independent directors. The other directors are not independent.

Chardan currently does not have an independent board of directors and is not required to have one.

Audit Committee

In anticipation of being listed on the Nasdaq Global Market, HLS will establish an audit committee to be effective at the consummation of the stock purchase. As required by Nasdaq listing standards, the audit committee will be comprised of at least three independent directors who are also “financially literate.” The listing standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. Each audit committee member will have an understanding of generally accepted accounting principles and financial statements, the ability to assess the general application of such principles in connection with the company’s financial statements, including estimates, accruals and reserves, experience in analyzing or evaluating financial statements of similar breadth and complexity as the company’s financial statements, an understanding of internal controls and procedures for financial reporting and an understanding of audit committee functions.

Audit Committee Financial Expert

The board of directors will identify a director of HLS who will qualify as an “audit committee financial expert” within the meaning of all applicable rules.

Current Chardan Board of Directors

Because Chardan does not have any “independent” directors, the entire Board of Directors of Chardan has acted as the Audit Committee.

Independent Auditors  ’ Fees

Goldstein Golub Kessler LLP (“GGK”) acts as Chardan’s principal accountant. Through September 30, 2005, GGK had a continuing relationship with American Express Tax and Business Services Inc. (TBS), from which it leased auditing staff who were full time, permanent employees of TBS and through which its partners provide non-audit services. Subsequent to September 30, 2005, this relationship ceased and the firm established a similar relationship with RSM McGladrey, Inc. (RSM). GGK has no full time employees and therefore, none of the audit services performed were provided by permanent full-time employees of GGK. GGK manages and supervises the audit and audit staff, and is exclusively responsible for the opinion rendered in connection with its examination. The following is a summary of fees paid to GGK, TBS and RSM for services rendered.

Audit Fees

Chardan paid, or expects to pay, GGK $39,000 for the fiscal year ended December 31, 2006 and $36,200 for the fiscal year ended December 31, 2005 for the services they performed in connection with the audit of Chardan’s consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by GGK in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

During 2006, Chardan paid, or expects to pay, GGK $29,298 for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” No such services were rendered in 2005.

Tax Fees

During 2006, Chardan paid $3,812 to RSM for professional services rendered for tax preparation services. No professional services were rendered for tax preparation in 2005.

All Other Fees

During 2006, there were no fees billed for products and services provided by GGK to Chardan other than those set forth above.

Audit Committee Pre-Approval Policies and Procedures

In accordance with Section 10A(i) of the Securities Exchange Act of 1934, before the company engages its independent accountant to render audit or permitted non-audit services, the engagement will be approved by the audit committee.

Code of Ethics

In anticipation of the stock purchase, the board of directors of HLS will adopt a Code of Ethics that applies to HLS’s directors, officers and employees as well as those of its subsidiaries. A copy of the form of HLS’s Code of Ethics has been filed as an annex to this proxy statement. Requests for copies of HLS’s code of ethics should be sent in writing to Chardan North China Acquisition Corporation, 625 Broadway, Suite 111, San Diego, California 92101, Attention: Secretary.

Chardan has not yet adopted a formal code of ethics statement because the board of directors evaluated the business of the company and the number of employees and determined that since the business is largely limited to maintaining its cash investments while its searches for a target company and consummates an acquisition and the only persons acting for Chardan are the five directors who are also the officers, general rules of fiduciary duty and federal and state securities laws are adequate ethical guidelines.

Stock Option Committee Information

Upon consummation of the stock purchase, the board of directors of HLS will establish a compensation committee. The purpose of the compensation committee will be to administer the company’s equity plans, including authority to make and modify awards under such plans. Initially, the plan will be the Chardan 2006 Equity Plan, as assumed by HLS. Since the plan has not yet been approved, the compensation committee has not had any meetings and no options or other awards have been granted under the plan.

Nominating Committee Information

In anticipation of being listed on the Nasdaq Global Market, HLS will form a nominating committee in connection with the consummation of the stock purchase. The members each will be an independent director under Nasdaq listing standards. The nominating committee will be responsible for overseeing the selection of persons to be nominated to serve on HLS’s board of directors. The nominating committee will consider persons identified by its members, management, stockholders, investment bankers and others. A copy of the form of nominating committee charter is attached as an annex to this proxy statement.

Chardan does not have any restrictions on stockholder nominations under its certificate of incorporation or by-laws. The only restrictions are those applicable generally under Delaware corporate law and the federal proxy rules. Prior to the consummation of the stock purchase agreement, Chardan has not had a nominating committee or a formal means by which stockholders can nominate a director for election. Currently the entire board of directors decides on nominees, on the recommendation of one or more members of the board. None of the members of the board of directors are “independent.” Currently, the board of directors will consider suggestions from individual stockholders, subject to evaluation of the person’s merits. Stockholders may communicate nominee suggestions directly to any of the board members, accompanied by biographical details and a statement of support for the nominees. The suggested nominee must also provide a statement of consent to being considered for nomination. Although there are no formal criteria for nominees, the board of directors believes that persons should be actively engaged in business endeavors, have a financial background, and be familiar with acquisition strategies and money management.

Because the management and directors of Chardan are the same persons, the board of directors has determined not to adopt a formal methodology for communications from stockholders on the belief that any communication would be brought to the board’s attention by virtue of the co-extensive employment.
Director Compensation

HLS intends to pay its non-employee directors for each board meeting that they attend, reimburse their expenses incurred in attending meetings and award options to purchase shares of common stock to be issued on election, exercisable at the market price of the common stock on the date of issuance, vesting immediately and exercisable for five years. The options will be issued under the stock option plan approved by the board of directors and stockholders pursuant to this proxy statement and the underlying common stock will be registered for issuance upon exercise. The amounts of compensation and numbers of shares subject to options have not been determined.

Chardan’s directors do not currently receive any cash compensation for their service as members of the board of directors.
Executive Compensation

Dr. Wang Changli and Madame Qiao Li will enter into employment agreements with Gifted Time Holdings, effective as of the effective time of the redomestication merger. Dr. Wang will be employed as the chief executive officer and Madame Qiao Li will serve as chairperson. The agreements will provide for an annual salary and a discretionary cash bonus based on performance of HollySys and other criteria, as the compensation committee determines. The executives will be entitled to insurance benefits, five weeks vacation, a car and reimbursement of business expenses and, if necessary, relocation expenses. The agreements will be terminable by HollySys Operating Company for death, disability and cause. The executive may terminate for good reason, which includes HollySys Operating Company’s breach, the executive not being a member of the board of directors, and change of control. In the event of termination for good reason, the executive will receive two years compensation and benefits. The agreements contain provisions for the protection of confidential information and a three-year-after employment non-competition period within China. In the purchase agreement, there is an additional non-competition agreement applicable to these persons for the greater of five years after consummation or two years after employment that includes Hong Kong and Taiwan, in addition to China.

HollySys’   Executive Officers

The following sets forth summary information concerning the compensation paid by HollySys to Dr. Wang and Madame Qiao Li and during the last three fiscal years.

Annual Compensation

Name	Year	Salary ($)	Bonus ($)
Wang Changli	2005 2004 2003	62,500 62,500 62,500	165,912 228,638 8,551

Qiao Li	2005 2004 2003	0 0 0	0 0 0

Since its formation, neither Gifted Time Holdings nor any of the HollySys operating companies has granted any stock options or stock appreciation rights, any awards under long-term incentive plans, or any other non-cash compensation.

Chardan Executive Officers

No executive officer of Chardan has received any cash or non-cash compensation for services rendered to Chardan. Each executive officer has agreed not to take any compensation prior to the consummation of a business combination.

Commencing August 2, 2005 and ending upon the acquisition of a target business, Chardan has paid and will continue to pay an administrative services fee totaling $7,500 per month to Chardan Capital, LLC for providing Chardan with office space and certain office and secretarial services. Other than this $7,500 per month in fees, no compensation of any kind, including finders and consulting fees, has been or will be paid to any of the Chardan stockholders existing prior to its initial public offering, or any of their respective affiliates, for services rendered prior to or in connection with a business combination. However, Chardan stockholders existing prior to its initial public offering have been and will continue to be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations.

Executive Compensation Determination

It is the intention of HLS to determine executive compensation by a decision of the majority of the independent directors, at a meeting at which the chief executive officer will not be present. In the future, the board may establish a committee. At this time, HLS does not believe a separate committee is necessary because the senior executives of the company are employed under written compensation agreements and the stock purchase agreement provides for equity-based incentive compensation, all of which agreements were negotiated by the Chardan board of directors in arms-length negotiations.

Key Employee Compensation

Chardan Capital LLC, an affiliate of Chardan, and Chardan Capital Markets LLC will provide a variety of ongoing services to HollySys on a month-to-month basis, terminable at will without penalty, at a monthly cost to HollySys of $30,000.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Chardan

In March 2005, we issued 1,000,000 shares of our common stock to the individuals set forth below for $25,000 in cash, at a purchase price of $0.025 per share, as follows:

Name	Number of Shares	Relationship to Us
Li Zhang	120,810	Chief Executive Officer and Director
Kerry Propper	177,600	Chief Financial Officer, Secretary and Director
Jiangnan Huang	120,810	Executive Vice President and Director
Chardan Capital Partners	508,380	Stockholder
SUJG, Inc.	72,400	Stockholder

Effective July 22, 2005, our board of directors authorized a stock dividend of 0.25 shares of common stock for each outstanding share of common stock, effectively lowering the purchase price to $0.02 per share. These shares will be held in escrow until August 2008.

The holders of the majority of these shares will be entitled to make up to two demands that we register these shares pursuant to a registration rights agreement. The holders of the majority of these shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of common stock are to be released from escrow. In addition, these stockholders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the date on which these shares of common stock are released from escrow. Chardan will bear the expenses incurred in connection with the filing of any such registration statements.

Chardan’s directors and several individuals affiliated with companies they are associated with have entered into letter agreements with the representative of the underwriters pursuant to which they agreed to purchase up to 1,000,000 warrants at prices not to exceed $0.75 per warrant during the 40-trading day period following separate trading of the warrants. Chardan has agreed that these warrants shall not be redeemable as long as such warrants continue to be held by such individuals or their affiliates. Because these individuals may be insiders, or affiliates of insiders, at the time of the redemption call, their ability to sell securities in the open market will be significantly limited. At such time, Chardan expects to have policies in place that prohibit insiders from selling its securities except during specific periods of time. Accordingly, unlike public stockholders who could, if Chardan called the warrants for redemption, either sell their warrants or exercise such warrants and sell the shares of common stock received upon such exercise freely in the open market, the insiders would be significantly restricted from selling such securities. Additionally, even if the insiders could sell their securities, any sale by an insider would require him to file a Form 4 disclosing his sale and that would have a depressive effect on the price of Chardan’s stock during the redemption period. As a result, Chardan believes this non-call feature is appropriate.

Chardan Capital, LLC, an affiliate of Dr. Richard D. Propper, Li Zhang and Jiangnan Huang, has agreed that, commencing on the effective date of this prospectus through the acquisition of a target business, it will make available to Chardan a small amount of office space and certain office and secretarial services, as we may require from time to time. Chardan has agreed to pay Chardan Capital, LLC $7,500 per month for these services. Dr. Propper is president, a manager and a nominal owner of approximately 24% of Chardan Capital, LLC (the exact percentage ownership of Class A Members of Chardan Capital is subject to adjustment as a result of efforts expended and results achieved with regard to any particular transaction in which Chardan Capital is involved, and therefore Dr. Propper’s ownership may be either more or less than 24% for a given period). Each of Li Zhang and Jiangnan Huang is a manager and nominal 19% owner of Chardan Capital, LLC. As a result, they will benefit from the transactions to the extent of their interest in Chardan Capital, LLC. However, these arrangements are solely for the benefit of Chardan and are not intended to provide Dr. Propper and Messrs. Zhang and Huang compensation in lieu of a salary. Chardan believes, based on rents and fees for similar services in the San Diego metropolitan area, that the fee charged by Chardan Capital, LLC is at least as favorable as Chardan could have obtained from an unaffiliated person. However, as Chardan’s directors may not be deemed “independent,” Chardan did not have the benefit of disinterested directors approving this transaction.

Kerry Propper advanced to Chardan $20,000 and Chardan Capital Partners advanced to Chardan $60,000 to cover expenses related to Chardan’s initial public offering. The loans were repaid without interest.

Chardan will reimburse its officers and directors for any reasonable out-of-pocket business expenses incurred by them in connection with certain activities on Chardan’s behalf, such as identifying and investigating possible target businesses and business combinations. There is no limit on the amount of out-of-pocket expenses reimbursable by Chardan, which will be reviewed only by Chardan’s board or a court of competent jurisdiction if such reimbursement is challenged.

Other than the $7,500 per-month administrative fee and reimbursable out-of-pocket expenses payable to Chardan’s officers and directors, no compensation or fees of any kind, including finders and consulting fees, will be paid to any of Chardan’s existing stockholders, officers or directors who owned Chardan’s common stock prior to its initial public offering, or to any of their respective affiliates, for services rendered to Chardan prior to or with respect to the business combination.

After completion of the stock purchase, Chardan Capital, LLC, an affiliate of Dr. Propper, Mr. Zhang and Mr. Huang, and Chardan Capital Markets LLC will provide a variety of ongoing services to HLS at a cost to HLS of $30,000 per month on a month-to-month basis, terminable by HLS without penalty. The services will be on a non-exclusive basis and will include advice and help in meeting US public reporting requirements and accounting standards, Sarbanes-Oxley compliance, corporate structuring and development, stockholder relations, corporate finance and operational capitalization, transfer agent matters and such other similar services as requested and agreed to by Chardan Capital, LLC.

Dr. Richard Propper is the father of Mr. Kerry Propper.

There is no relationship of any kind, including any overlapping ownership or management, between Chardan Capital, LLC and Chardan Capital Markets, LLC, although both companies have participated in at least one transaction together. That transaction involved, Chardan Capital, LLC, which acted as a consultant to Online Processing, Inc. to assist it in finding a suitable candidate for a business combination and Chardan Capital Markets, LLC, which acted as a placement agent for a private placement that occurred in connection with that business combination.

Chardan Capital Partners is a general partnership. Its partners consist of some, but not all, of the members of Chardan Capital, LLC, and some of its partners are not members of Chardan Capital, LLC. This entity was formed for the sole purpose of acquiring founder’s stock in Chardan and Chardan South, together with associated activities, such as loaning funds associated with the organization of the two entities.

All ongoing and future transactions between Chardan and any of its officers and directors or their respective affiliates, including loans by its officers and directors, will require prior approval in each instance by a majority of Chardan’s uninterested “independent” directors (to the extent it has any) or the members of its board who do not have an interest in the transaction. These directors, if they determine to be necessary or appropriate, will have access, at Chardan’s expense, to Chardan’s attorneys or independent legal counsel. Chardan will not enter into any such transaction unless its disinterested “independent” directors (or, if there are no “independent” directors, its disinterested directors) determine that the terms of such transaction are no less favorable to Chardan than those that would be available to it with respect to such a transaction, from unaffiliated third parties.

Prior and Current SPAC Involvement . All of our directors and executive officers have been previously involved with, and are currently involved with, other "special purpose acquisition companies" ("SPAC's"). Our directors and executive officers were the directors and executive officers of Chardan China Acquisition Corp. (now Origin Agritech Limited), a company which completed its initial public offering in March 2004 and combined with State Harvest Holdings, Ltd. in November 2005. Kerry Propper remains a director of Origin Agritech and Richard Propper continues to serve as the Vice President of Corporate Development of Origin Agritech. Each of our directors and executive officers also serves as a director or executive officer of Chardan South China Acquisition Corporation, a SPAC formed at the same time as Chardan with the purpose of effecting a business combination with an operating business that has its primary operating facilities located in the People's Republic of China in any city or province south of the Yangtze River. Chardan South China Acquisition Corporation has not yet entered into an agreement with a candidate for a business combination.

As a public company, HLS, neither directly nor indirectly nor through any subsidiary, will make loans, extend credit, maintain credit or arrange for the extension of credit or renew an extension of credit in the form of a personal loan to or for any director or executive officer of the company. This prohibition is in compliance with the provisions of the Sarbanes-Oxley Act of 2002. Moreover, Chardan and HLS have adopted an audit committee charter that requires the audit committee to review and approve all related party transactions, assure compliance with the company’s code of ethics, and monitor and discuss with the auditors and outside counsel policies and compliance with applicable accounting and legal standards and requirements.

BENEFICIAL OWNERSHIP OF SECURITIES

Beneficial Owners of More Than 5% of Chardan Common Stock

Based upon filings made with the Securities and Exchange Commission under Section 13(d) or Section 16(a) of the Exchange Act on or before March 31, 2007, Chardan is aware of the following beneficial owners of more than 5% of any class of its voting securities who are listed in the table below.

Name and Address of Beneficial Owner	Shares of Chardan Common Stock	Approximate Percentage of Outstanding Common Stock(1)
Richard D. Propper, M.D. (2)	749,474	10.7%
Craig Samuels (3)	988,600	14.1%
Jeffrey L. Feinberg (4)	2,260,903	32.3%
Jack Silver (5)	1,573,400	22.5%
Royce & Associates, LLC (6)	416,700	5.95%

(1)
Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all shares of our common stock beneficially owned by them.

(2)	Dr. Propper’s shares of Chardan Common Stock include 110,000 shares issuable upon exercise of warrants. The business address of Dr. Propper is 625 Broadway, Suite 111, San Diego, California 92101.

(3)
Mr. Samuels’ shares of Chardan Common Stock represent 988,600 shares issuable upon exercise of warrants. This information is derived from a Schedule 13G filed by the above person with the SEC on February 12, 2007.

(4)
Mr. Feinberg’s shares of Chardan Common Stock include 841,580 shares issuable upon exercise of warrants. The securities reported as held by Mr. Feinberg represent shares of Common Stock held by Mr. Feinberg in his personal account; JLF Partners I, L.P., JLF Partners II, L.P. and JLF Off Shore Fund, Ltd. to which JLF Asset Management LLC serves as the management company   and/or investment manager. Mr . Feinberg is the managing member of JLF Asset Management, LLC. The business address of Mr. Feinberg and these entities is 2775 Via de la Valle, Suite 204, Del Mar, California 92014. This information is derived from a Form 3 filed by the above persons with the SEC on March 7, 2007, a Form 4 field by the above persons with the SEC on March 7, 2007 and a Schedule 13 G/A filed by the above persons with the SEC on February 13, 2007.

(5)
The business address of Mr. Silver is SIAR Capital LLC, 660 Madison Avenue, New York, New York 10021. These shares include (i) 164,000 shares held by Sherleigh Associates, Inc. profit sharing plan (“Sherleigh Profit”) , a trust of which Mr. Silver is the trustee, (ii) 200,000 shares held by Sherleigh Associates, Inc. defined benefit plan (“Sherleigh Defined”), (iii) 774,400 shares issuable upon exercise of warrants held by Sherleigh Profit and (iv) 435,000 shares issuable upon exercise of warrants held by Sherleigh Defined which provide that they may not be exercised until the consummation of a business combination . The foregoing information is derived from a Schedule 13G /A filed with the SEC on February 14, 2007.

(6)	The business address of Royce & Associates, LLC is 141 Avenue of the Americas, New York, NY 10019. The foregoing information is derived from a Schedule 13G /A filed with the SEC on January 19, 2007.

None of the above stockholders has any voting rights that are different from the voting rights of any other stockholders.

Security Ownership of Officers and Directors of Chardan

The following table sets forth information with respect to the beneficial ownership of Chardan common shares, as of March 31, 2007 by:

•	each director and executive officer; and

•	all directors and officers as a group.

Name(1)	Shares of Chardan Common Stock		Approximate Percentage of Outstanding Common Stock(2)
Richard D. Propper, M.D.	749,474	(3)(4)	10.7%

Kerry Propper	388,500	(4)(5)	5.55%

Li Zhang	188,513	(4)	2.7%

Jiangnan Huang	151,013		2.2%

Directors and officers as a group (four persons)	1,477,500	(4)	21%

(1)	Unless otherwise indicated, the business address of each of the individuals is c/o Chardan, 625 Broadway, Suite 1111, San Diego, CA 92101.

(2)	Beneficial ownership and percentage has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934.

(3)	Represents shares of common stock held by Chardan Capital Partners. A family limited liability company established for the benefit of Dr. Propper’s family owns approximately 40% of such entity.

(4)
Dr. Richard Propper’s shares of Common Stock include 110,000 shares issuable upon exercise of warrants. Kerry Propper’s shares of Common Stock include 72,500 shares issuable upon exercise of warrants. Li Zhang’s shares of Common Stock include 37,500 shares issuable upon exercise of warrants. The shares of Common Stock for the directors and officers as a group includes 220,000 shares issuable upon exercise of warrants.

(5)	Includes 90,500 shares of common stock held by SUJG, Inc. Mr. Propper is a director of that entity and controls the voting and disposition of the Chardan shares held by that entity.

Dr. Richard Propper, Kerry Propper, Jiangnan Huang and Li Zhang are deemed to be our “parents” and “promoters,” as these terms are defined under the federal securities laws. None of these persons has received anything of value from Chardan in their role as promoters, and Chardan has not received anything of value from them, other than the $80,000 loan described above from Kerry Propper and Chardan Capital, LLC, an affiliate of Dr. Propper and Messrs. Zhang and Huang, that was repaid without interest.

PRICE RANGE OF SECURITIES AND DIVIDENDS

Chardan

The shares of Chardan common stock, warrants and units are currently traded on the Over-the-Counter Bulletin Board under the symbols “CNCA,” “CNCAW” and “CNCAU,” respectively. The closing price for each share of common stock, warrant and unit of Chardan on February 1, 2006, was $6.78, $2.82 and $12.25, respectively. Chardan units commenced public trading on August 3, 2005 and common stock and warrants commenced public trading on August 31, 2005.

The table below sets forth, for the calendar quarters indicated, the high and low closing prices of the Chardan common stock, warrants and units as reported on the Over-the-Counter Bulletin Board. The over-the-counter market quotations reported below reflect inter-dealer prices, without markup, markdown or commissions and may not represent actual transactions.

	Over-the-Counter Bulletin Board
	Chardan Common Stock				Chardan Warrants				Chardan Units
	High		Low		High		Low		High		Low
2005 Third Quarter		$6.00		$5.17		$1.15		$0.70		$7.50		$6.15
2005 Fourth Quarter		$5.75		$5.15		$1.86		$1.01		$9.30		$7.20
2006 First Quarter		$12.90		$5.74		$7.38		$1.65		$27.50		$9.10
2006 Second Quarter		$12.60		$7.45		$7.45		$2.60		$27.40		$12.50
2006 Third Quarter		$9.40		$7.02		$4.60		$2.50		$18.75		$12.00
2006 Fourth Quarter		$8.68		$8.53		$3.60		$3.59		$16.40		$16.00
2007 First Quarter		$8.70		$7.75		$3.65		$2.80		$15.85		$13.40
2007 Second Quarter	$	____	$	____	$	____	$	____	$	____	$	____

Holders of Chardan common stock, warrants and units should obtain current market quotations for their securities. The market price of Chardan common stock, warrants and units could vary at any time before the stock purchase.

In connection with the stock purchase, HLS has applied for the quotation of the combined company’s common stock, warrants and units on the Nasdaq Global Market under the symbol “HLS,” “HLSSW” and “HLSSU,” respectively. If the securities are not listed on the Nasdaq, they will continue to be traded on the over-the-counter bulletin board. Currently there is no trading market for any of the securities of HLS, and there can be no assurance that a trading market will develop.

Holders

As of February 8, 2007, there was one holder of record of the units, seven holders of record of the common stock and one holder of record of the warrants. Chardan believes the beneficial holders of the units, common stock and warrants to be in excess of 400 persons each. Immediately after the acquisition of HollySys, there will be up to an additional 16 record shareholders who acquired shares in the stock purchase and the exchange offer. It is anticipated that the number of holders of HLS common stock after the redomestication merger will be the same as the number of holders of Chardan common stock.

Dividends

Chardan has not paid any cash dividends on its common stock to date and do not intend to pay cash dividends prior to the completion of a business combination.

The payment of dividends by HLS in the future will be contingent upon revenues and earnings, if any, capital requirements and general financial condition if HollySys subsequent to completion of a business combination. The payment of any dividends subsequent to a business combination will be within the discretion of the then board of directors. It is the present intention of the board of directors to retain all earnings, if any, for use in the business operations and, accordingly, the board does not anticipate declaring any dividends in the foreseeable future.

SHARES ELIGIBLE FOR FUTURE SALE

After the redomestication merger and consummation of the acquisition of HollySys, there will be 30,500,000 shares of common stock outstanding (assuming that all holders of Gifted Time Holdings preferred stock elect to exchange their shares for HLS common stock). Of that amount, 8,300,000 shares will be registered and freely tradable (with 1,250,000 of those shares being held in escrow until August 2008). Any of such shares held by “affiliates,” as that term is defined in Rule 144 under the Securities Act, which generally includes officers, directors or 10% stockholders will also be restricted from public sale as “restricted stock.” The 22,200,000 shares of common stock being issued in connection with the acquisition of Gifted Time Holdings common stock in the stock purchase will be “restricted stock” and do not have any registration rights. In addition, there are outstanding the 11,500,000 warrants issued in the initial public offering, each to purchase one share of common stock that will be freely tradable after the redomestication merger. The common stock issuable upon exercise of the warrants, will be tradable, provided that there is a registration statement in effect at the time of their exercise. In addition, in connection with the initial public offering, Chardan issued a unit purchase option to the representative of the underwriters which is exercisable for 250,000 units, comprised of 250,000 shares of common stock and 500,000 warrants, each warrant to purchase one share of common stock. Such securities underlying the representative’s unit purchase option and underlying securities have registration rights and may be sold pursuant to Rule 144. Therefore, there are an aggregate of 12,250,000 shares of common stock that may be issued in the future upon exercise of outstanding warrants and options.

In general, under Rule 144, a person who has owned restricted shares of common stock beneficially for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of the then average preceding four weekly trading volume or 1% of the total number of outstanding shares of common stock. Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about the company. A person who has not been one of our affiliates for at least the three months immediately preceding the sale and who has beneficially owned shares of common stock for at least two years is entitled to sell the shares under Rule 144 without regard to the limitations described above.

Before the redomestication merger there was no market for the securities of HLS, and no prediction can be made about the effect that market sales of the common stock of HLS or the availability for sale of the common stock of HLS will have on the market price of the common stock. It is anticipated that the market should be similar to that of Chardan because the redomestication merger will largely be substituting one security for another on as equal terms as is possible. Nevertheless, sales of substantial amounts of our common stock in the public market could adversely affect the market price for our securities and could impair our future ability to raise capital through the sale of common stock or securities linked to the common stock.

DESCRIPTION OF THE COMBINED COMPANY’S
SECURITIES FOLLOWING THE STOCK PURCHASE

The following description of the material terms of the capital stock and warrants of HLS following the stock purchase includes a summary of specified provisions of the Memorandum of Association and Articles of Association   of HLS that will be in effect upon completion of the stock purchase and the merger. This description is subject to the relevant provisions of the Corporation Law of the British Virgin Islands and is qualified by reference to HLS’s Memorandum of Association and Articles of Association , copies of which are attached to this proxy statement/prospectus and are incorporated in this proxy statement/prospectus by reference.

General

HLS has no authorized share capital, but it will be authorized to issue 101,000,000 shares of all classes of capital stock, of which 100,000,000 will be ordinary shares, no par value, and 1,000,000 will be preferred shares, no par value. The capital of HLS will be stated in United States dollars.

Ordinary Shares

The holders of the combined company’s ordinary shares are entitled to one vote for each share on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Subject to the preferences and rights, if any, applicable to the shares of preference stock, the holders of the ordinary shares are entitled to receive dividends if and when declared by the board of directors. Subject to the prior rights of the holders, if any, of the preference shares, the holders of the ordinary shares are entitled to share ratably in any distribution of the assets of the combined company upon liquidation, dissolution or winding-up, after satisfaction of all debts and other liabilities.

Preference Stock

Shares of preference stock may be issued from time to time in one or more series and the board of directors of HLS, without approval of the stockholders, is authorized to designate series of preference stock and to fix the rights, privileges, restrictions and conditions to be attached to each such series of shares of preference stock. The issuance of shares of preference stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of holders of the combined company’s shares of common stock.

As of the date of this proxy statement/prospectus, there are no outstanding shares of preference stock of any series.

Anti-takeover Effect of Unissued Shares of Capital Stock

Common Stock . After the stock purchase and redomestication merger, HLS will have outstanding approximately 30,500,000 shares of common stock, assuming that none of the public stockholders elects to exercise the conversion rights. The remaining shares of authorized and unissued common stock will be available for future issuance without additional stockholder approval. While the additional shares are not designed to deter or prevent a change of control, under some circumstances the combined company could use the additional shares to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control by, for example, issuing those shares in private placements to purchasers who might side with the combined company’s board of directors in opposing a hostile takeover bid.

Preference Stock . The memorandum and articles will grant the board of directors the authority, without any further vote or action by the combined company’s stockholders, to issue preference stock in one or more series and to fix the number of shares constituting any such series and the preferences, limitations and relative rights, including dividend rights, dividend rate, voting rights, terms of redemption, redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series. The existence of authorized but unissued preference stock could reduce the combined company’s attractiveness as a target for an unsolicited takeover bid since the combined company could, for example, issue shares of preference stock to parties who might oppose such a takeover bid or shares that contain terms the potential acquirer may find unattractive. This may have the effect of delaying or preventing a change in control, may discourage bids for the common stock at a premium over the market price of the common stock, and may adversely affect the market price of, and the voting and other rights of the holders of common stock.

Warrants

As of December 31, 2006, there were warrants outstanding to purchase 11,500,000 shares of Common Stock. Each warrant entitles the registered holder to purchase one share of our common stock at a price of $5.00 per share, subject to adjustment as discussed below, at any time commencing on the later of:

•	the completion of the stock purchase; or

•	August 2, 2006.

The warrants will expire at 5:00 p.m., New York City time on August 2, 2009. Chardan may call the warrants for redemption.

•	in whole and not in part;

•	at a price of $.01 per warrant at any time after the warrants become exercisable;

•	upon not less than 30 days’ prior written notice of redemption to each warrantholder; and

•
if, and only if, the reported last sale price of the common stock equals or exceeds $8.50 per share, for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrantholders.

The warrants have been issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Chardan.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances, including in the event of a stock dividend, recapitalization, reorganization, stock purchase or consolidation of the company. However, the warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to us, for the number of warrants being exercised. The warrantholders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No warrants will be exercisable unless at the time of exercise a prospectus relating to the common stock issuable upon exercise of the warrant is current and the common stock has been qualified (or is exempt from qualification) in the jurisdictions in which the holders of the warrants reside. Under the terms of the warrant agreement, Chardan has agreed to maintain a current prospectus relating to the common stock issuable upon exercise of the warrants until the expiration of the warrants. However, there is no assurance that Chardan will be able to do so. The warrants may be deprived of any value and the market for the warrants may be limited if the prospectus relating to the common stock issuable upon exercise of the warrants is not current or if the common stock is not qualified (or exempt from qualification) in the jurisdictions in which the holders of the warrants reside.

No fractional shares will be issued upon exercise of the warrants. However, if a warrantholder exercises all warrants then owned of record by him, Chardan will pay to the warrantholder, in lieu of the issuance of any fractional share which is otherwise issuable to the warrantholder, an amount for such fractional share in cash based on the market value of the common stock on the last trading day prior to the exercise date.

Purchase Option

Chardan has issued to the representative of the underwriters of its initial public offering an option to purchase up to a total of 250,000 units at a per-unit price of $7.50, commencing on the later of the consummation of the stock purchase or August 2, 2006. The option expires on August 2, 2010. The units issuable upon exercise of this option are the same as the publicly traded units, consisting of one share of common stock and two warrants, except that the warrants are exercisable at $6.65. The option contains demand and piggy-back registration rights for period of five and seven years, respectively, and the combined company will bear the expenses of the registration of the securities for the holders of the option. The exercise price and number of units are subject to adjustment in certain circumstances, including a stock dividend, recapitalization reorganization, merger or consolidation.

Registration Rights Agreement

Chardan has entered into a registration rights agreement providing for the registration of the shares of common stock issued prior to the initial public offering and the shares included in the purchase option. The warrants, to be exercisable, must also continue to have the common stock underlying the warrants registered on an effective registration statement.

Transfer Agent and Registrar

The transfer agent and registrar for the shares of Chardan common stock, warrants and units is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004, (212) 509-4000.

STOCKHOLDER PROPOSALS

If the stock purchase is not consummated and Chardan still exists, the next Chardan annual meeting of stockholders will be held on or about August 1, 2007 unless the date is changed by the board of directors. If you are a stockholder and you want to include a proposal in the proxy statement for that annual meeting, you need to provide it to us by no later than June 1, 2007. You should direct any proposals to our secretary at Chardan’s principal office in San Diego, CA. If you want to present a matter of business to be considered at the annual meeting, under Chardan by-laws you must give timely notice of the matter, in writing, to our secretary. To be timely, the notice has to be given by no less than 60 days and no more than 90 days prior to the meeting (which, for a meeting held on August 1, 2007, would be between May 3, 2007 and June 2, 2007).

LEGAL MATTERS

Maples & Calder, Road Town, Tortola, British Virgin Islands, have passed upon the validity of the securities issued in connection with the redomestication merger and certain other legal matters related to this joint proxy statement/prospectus.

Guantao Law Firm, Beijing, PRC, counsel to Gifted Time Holdings and HollySys and HollySys has opined as to the validity and enforceability of the consignment agreements of certain stockholders of Gifted Time Holdings with respect to Beijing HollySys. Reference to their opinion has been included in this joint proxy statement/prospectus and given upon their authority as experts in the law of the PRC. A copy of their opinion is filed as an exhibit to the Registration Statement of which this joint proxy/prospectus forms a part.

DLA Piper US LLP, San Diego, California, has passed upon the tax matters relating to the redomestication merger as set forth in this joint proxy/prospectus. A copy of their opinion is filed as an exhibit to the Registration Statement of which this joint proxy/prospectus forms a part.

EXPERTS

The financial statements of Gifted Time Holdings for the years ended June 30, 2004, 2005 and 2006 included in this joint proxy statement/prospectus and in the registration statement of which this joint proxy/prospectus forms a part, have been audited by BDO Reanda, an independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement of which this joint proxy statement/prospectus forms a part, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The financial statements of Chardan at December 31, 2005 and 2006 and for the period from March 10, 2005 (inception) to December 31, 2005, and the year ended December 31, 2006 included in this joint proxy statement/prospectus and in the registration statement have been audited by Goldstein Golub Kessler LLP, an independent registered public accounting firm, to the extent set forth in their report appearing elsewhere in this joint proxy statement/prospectus and in the registration statement and are included herein in reliance upon the authority of Goldstein Golub Kessler LLP as experts in accounting and auditing.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, HLS and services that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of each of HLS’s annual report to stockholders and HLS’s proxy statement. Upon written or oral request, HLS will deliver a separate copy of the annual report to stockholder and/or proxy statement to any stockholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents in the future. Stockholders receiving multiple copies of such documents may likewise request that HLS deliver single copies of such documents in the future. Stockholders may notify HLS of their requests by calling or writing Lori Johnson at its principal executive offices at HLS c/o Chardan North China Acquisition Corporation, 625 Broadway, Suite 1111, San Diego, California 92101. In addition, HLS will make available free of change through an Internet website its annual report, quarterly reports, 8-K reports and other SEC filings.

WHERE YOU CAN FIND MORE INFORMATION

Chardan files reports, proxy statements and other information with the Securities and Exchange Commission as required by the Securities Exchange Act of 1934, as amended. You may read and copy reports, proxy statements and other information filed by Chardan with the Securities and Exchange Commission at the Securities and Exchange Commission public reference room located at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Section, 100 F Street, NE, Washington, D.C. 20549. You may also access information on Chardan at the Securities and Exchange Commission web site at: http://www.sec.gov.

After the stock purchase, if the securities of HLS are listed on the Nasdaq Stock Market, unless you notify HLS of your desire not to receive these reports, the combined company will furnish to you all periodic reports that it files with the Securities and Exchange Commission, including audited annual consolidated financial statements and unaudited quarterly consolidated financial statements, as well as proxy statements and related materials for annual and special meetings of stockholders.

Information and statements contained in this proxy statement/prospectus, or any annex to this proxy statement/prospectus incorporated by reference in this proxy statement/prospectus, are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement/prospectus or incorporated in this proxy statement/prospectus by reference.

All information contained in this proxy statement/prospectus or incorporated in this proxy statement/prospectus by reference relating to Chardan has been supplied by Chardan, and all such information relating to HollySys has been supplied by HollySys. Information provided by either of us does not constitute any representation, estimate or projection of the other.

If you would like additional copies of this proxy statement/prospectus, or if you have questions about the stock purchase, you should contact:

Lori Johnson
c/o Chardan North China Acquisition Corporation
625 Broadway, Suite 1111
San Diego, CA 92101

CHARDAN NORTH CHINA ACQUISITION CORPORATION

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Chardan North China Acquisition Corporation

We have audited the accompanying balance sheet of Chardan North China Acquisition Corporation (a development stage corporation) (the “Company”) as of December 31, 2006 and 2005, and the related statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2006, the period from March 10, 2005 (inception) to December 31, 2005, and the cumulative period from March 10, 2005 (inception) to December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Chardan North China Acquisition Corporation as of December 31, 2006 and 2005, and the results of its operations and its cash flows for the year ended December 31, 2006, the period from March 10, 2005 (inception) to December 31, 2005, and the cumulative period from March 10, 2005 (inception) to December 31, 2006 in conformity with United States generally accepted accounting principles.

These financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Notes 2 and 5 to the financial statements, the Company will face mandatory liquidation by August 10, 2007 if a business combination is not consummated. This raises substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that may result from the outcome of this uncertainty.

GOLDSTEIN GOLUB KESSLER LLP
New York, New York

March 30, 2007

Chardan North China Acquisition Corporation
(A Development Stage Company)
Balance Sheet

	December 31, 2006	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$529	$856,380
Investments held in trust	31,294,931	30,260,861
Prepaid expenses and other	25,768	58,503
Total current assets	31,321,228	31,175,744

Long term deferred tax asset	292,188	177,370

Total Assets	$31,613,416	$31,353,114

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$507,871	$224,498
Income taxes payable	203,955	173,120
Notes payable, related parties	107,500	-
Deferred interest	293,106	86,395
Total current liabilities	1,112,432	484,013

Commitments

Common stock subject to possible conversion 1,149,425 shares at conversion value	5,964,017	5,964,017

Stockholders' equity:
Preferred stock, $.0001 par value, 1,000,000	-	-
shares authorized, none issued
Common stock, $.0001 par value: 20,000,000	700	700
shares authorized, 7,000,000 shares issued and outstanding
(includes 1,149,425 shares subject to possible conversion)
Additional paid-in capital	25,006,126	25,006,126
Accumulated deficit	(469,859)	(101,742)
Total stockholders' equity	24,536,967	24,905,084

Total Liabilities and Stockholders' Equity	$31,613,416	$31,353,114

The accompanying notes should be read in conjunction with the financial statements.

Chardan North China Acquisition Corporation
(A Development Stage Company)
Statements of Operations

		From	From
		March 10,	March 10,
	Twelve Months	2005 (Inception)	2005 (Inception)
	Ended	Through	Through
	December 31, 2006	December 31, 2005	December 31, 2006
Costs and Expenses
Admin and office support	90,000	37,500	127,500
Consulting	-	66,700	66,700
Insurance	63,320	29,167	92,487
Marketing	119,765	-	119,765
Professional fees	543,473	127,957	671,430
State franchise tax	24,001	23,775	47,776
Travel	195,433	147,091	342,524
Other operating costs	62,972	21,673	84,645

Total costs and expenses	1,098,964	453,863	1,552,827

Operating loss	(1,098,964)	(453,863)	(1,552,827)

Other income (expense):
Interest income	830,429	347,871	1,178,300
Interest expense	(1,765)	-	(1,765)

Net loss before income tax provision	(270,300)	(105,992)	(376,292)

Income tax (provision) benefit	(97,817)	4,250	(93,567)

Net loss	$(368,117)	$(101,742)	$(469,859)

Loss per share - basic and diluted	(0.05)	(0.03)	(0.08)
Weighted average shares outstanding - basic and diluted	7,000,000	4,020,202	5,747,352

The accompanying notes should be read in conjunction with the financial statements.

Chardan North China Acquisition Corporation
(A Development Stage Company)
Statements of Stockholders' Equity

	Common		Additional Paid-In	Accumulated	Stockholders' Equity
	Shares	Amount	Capital	(Deficit)	(Deficit)
Issuance of common shares to initial shareholders on March 10, 2005 at $0.02 per share	1,250,000	$125	$24,875	$-	$25,000
Sale of 5,750,000 units, net of underwriters' discount and offering expenses (includes 1,149,425 shares subject to possible conversion)	5,750,000	575	30,945,168	-	30,945,743
Proceeds subject to possible conversion of 1,149,425 shares	-	-	(5,964,017)	-	(5,964,017)
Proceeds from issuance of an underwriter's option	-	-	100	-	100
Loss for the period ended December 31, 2005	-	-	-	(101,742)	(101,742)

Balance at December 31, 2005	7,000,000	$700	$25,006,126	$(101,742)	$24,905,084

Loss for the period ended December 31, 2006				(368,117)	(368,117)

Balance at December 31, 2006	7,000,000	$700	$25,006,126	$(469,859)	$24,536,967

The accompanying notes should be read in conjunction with the financial statements.

Chardan North China Acquisition Corporation
(A Development Stage Company)
Statements of Cash Flows

		From	From
		March 10, 2005	March 10, 2005
	Twelve Months	(Inception)	(Inception)
	Ended	Through	Through
	December 31, 2006	December 31, 2005	December 31, 2006
Cash Flows from Operating Activities:
Net loss	$(368,117)	$(101,742)	$(469,859)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of discounts and interest earned on securities held in trust	(1,034,069)	(425,861)	(1,459,930)
Changes in operating Assets and Liabilities:
Prepaid expenses and other current assets	32,734	(48,333)	(15,599)
Deferred tax asset	(114,818)	(177,370)	(292,188)
Accounts payable and accrued liabilities	283,374	224,498	507,872
Income taxes payable	30,835	173,120	203,955
Deferred interest	206,710	86,395	293,105
Net cash used by operating activities	(963,351)	(269,293)	(1,232,644)

Cash Flows from Investing Activities:
Purchases of investments held in trust	-	(29,835,000)	(29,835,000)
Net cash used by investing activities	-	(29,835,000)	(29,835,000)

Cash Flows from Financing Activities
Proceeds from issuance of common stock	-	34,525,000	34,525,000
Proceeds from issuance of option	-	100	100
Payment of costs associated with public offering	-	(3,554,257)	(3,554,257)
Advance to affiliate	-	(10,170)	(10,170)
Proceeds from related party loans	107,500	-	107,500
Net cash provided by financing activities	107,500	30,960,673	31,068,173

Net increase in cash and cash equivalents	(855,851)	856,380	529
Cash and cash equivalents, beginning of the period	856,380	-	-
Cash and cash equivalents, end of the period	$529	$856,380	$529
Cash paid for taxes	$181,800	$-	$181,800
Cash paid for interest	$-	$-	$-

The accompanying notes should be read in conjunction with the financial statements.

CHARDAN NORTH CHINA ACQUISITION CORPORATION
(a development stage company)
NOTES TO THE FINANCIAL STATEMENTS

1.  SUMMARY OF ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Business and Organization - Chardan North China Acquisition Corp. (the “Company”) was incorporated in Delaware on March 10, 2005 as a blank check company whose objective is to acquire an operating business that has its primary operating facilities in the People Republic of China in any city or province north of the Yangtze River.

Effective July 14, 2005, the Company's Board of Directors and Initial Stockholders authorized an amendment to the Company's Certificate of Incorporation to change the Company's name from Chardan China Acquisition Corp. II to Chardan North China Acquisition Corporation.

In August 2005, the Company commenced its efforts to locate a company with which to effect a business combination. After signing a definitive agreement for the acquisition of a target business, such transaction will be submitted for stockholder approval. In the event that stockholders owning 20% or more of the outstanding stock excluding, for this purpose, those persons who were stockholders prior to the Offering, vote against the Business Combination and exercise their conversion rights described below, the Business Combination will not be consummated. All of the Company's stockholders prior to the Initial Public Offering, including all of the officers and directors of the Company ("Initial Stockholders"), have agreed to vote their 1,250,000 founding shares of common stock in accordance with the vote of the majority in interest of all other stockholders of the Company ("Public Stockholders") with respect to the Business Combination. After consummation of the Business Combination, all of these voting safeguards will no longer be applicable. With respect to a Business Combination which is approved and consummated, any Public Stockholder who voted against the Business Combination may demand that the Company convert his or her shares. The per share conversion price will equal the amount in the Trust Fund as of the record date for determination of stockholders entitled to vote on the Business Combination divided by the number of shares of common stock held by Public Stockholders at the consummation of the Offering. Accordingly, Public Stockholders holding 19.99% of the aggregate number of shares owned by all Public Stockholders may seek conversion of their shares in the event of a Business Combination.

Such Public Stockholders are entitled to receive their per share interest in the Trust Fund computed without regard to the shares held by Initial Stockholders. Accordingly, a portion of the net proceeds from the offering (19.99% of the amount originally held in the Trust Fund) has been classified as common stock subject to possible conversion in the accompanying balance sheet and 19.99% of the related interest earned on the investments held in the Trust Fund has been recorded as deferred interest.

Cash and Cash Equivalents -- The Company considers all highly liquid debt securities purchased with original or remaining maturities of three months or less to be cash equivalents. The carrying value of cash equivalents approximates fair value.

Fair Value of Financial Instruments - The carrying amounts of cash and cash equivalents, investments held in trust, accounts payable and accrued liabilities approximate fair market value because of the short maturity of those instruments.

Credit Risk - It is the Company’s practice to place its cash equivalents in high quality money market securities or certificate of deposit accounts with one major banking institution. Certain amounts of such funds are not insured by the Federal Deposit Insurance Corporation. However, the Company considers its credit risk associated with cash and cash equivalents to be minimal.

Investments Held in Trust - Investments held in trust are invested in United States government or State municipal securities with a maturity of 180 days or less which are accounted for as a trading security and recorded at market value which approximates amortized cost. The excess of market value over cost, exclusive of the deferred interest described below, is included in interest income in the accompanying Statement of Operations.

Deferred Interest - Deferred interest consists of 19.99% of the interest earned on the investments held in trust, which is the maximum amount of interest the Company would be obligated to pay to stockholders who elected to redeem their stock without resulting in a rejection of the Business Combination.

Income Taxes - The Company uses the asset and liability method of accounting for income taxes as required by SFAS No. 109 “Accounting for Income Taxes”. SFAS No. 109 requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of certain assets and liabilities. Statutory taxes not based on income are included in general and administrative expenses.

CHARDAN NORTH CHINA ACQUISITION CORPORATION
(a development stage company)
NOTES TO THE FINANCIAL STATEMENTS

Income (Loss) Per Common Share - The Company computed basic and diluted loss per share amounts for December 31, 2006 pursuant to SFAS No. 128, “Earnings per Share.” Basic earnings per share (“EPS”) are computed by dividing the net income (loss) by the weighted average common shares outstanding during the period. Diluted EPS reflects the additional dilution for all potentially dilutive securities such as stock warrants and options. The effect of the 11,500,000 outstanding warrants, issued in connection with the initial public offering described in Note 5 has not been considered in the diluted EPS since the warrants are contingently exercisable. The effect of the 25,000 units included in the underwriters purchase option, as described in Note 5, along with the warrants underlying such units, has not been considered in the diluted EPS calculation since the effect would be antidilutive.

Reclassifications - For comparability, certain 2005 amounts have been reclassified, where appropriate, to conform to the financial statement presentation used in 2006.

Recent Authoritative Pronouncements

In June 2006, the FASB issued FASB Interpretation No. (FIN) 48, Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109, which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 will be effective for the Company’s fiscal year 2007. The Company has not yet evaluated the potential impact of adopting FIN 48 on its consolidated financial statements.

The Company does not believe that any other recently issued but not yet effective accounting standards will have a material effect on the Company’s financial position or results of operations.

2.  GOING CONCERN

These financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 5, the Company faces mandatory liquidation on August 10, 2007 if it has not consummated a business combination. This raises substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that may result from the outcome of this uncertainty.

3.  RELATED PARTY TRANSACTIONS

Commencing on August 2, 2005 and ending upon the acquisition of a target business, the Company incurs an administrative fee of $7,500 per month from Chardan Capital, LLC, a company managed and partially owned by the Company's Chairman of the Board. The fee includes the provision of office space and certain office and secretarial services. The statement of operations for the twelve months ended December 31, 2006 includes $90,000 of such fees.

In April 2005, two of the Company's stockholders advanced an aggregate of $80,000 to the Company, on a non-interest bearing basis, for payment of offering expenses on the Company's behalf. These loans were repaid following the initial public offering from the proceeds of the Offering.

In May 2005 the Company made a non-interest bearing advance of $10,170 to an affiliate, which is included in prepaid expenses and other current assets on the accompanying balance sheet. This amount is due on demand, and is expected to be repaid in 2007.

Notes payable - related parties consists of the following as of December 31, 2006:

Unsecured demand notes payable - shareholder notes bearing an interest rate at the prime rate published in the Wall Street Journal, as adjusted from time to time, due on various dates during 2007.	$ 107,500

Total interest expense on notes payable - related parties was $1,756 for the Year ended December 31, 2006. Due to the short term nature of the notes, the fair value approximates the carrying amount.

4.  INCOME TAXES

Components of income taxes provision (benefit) are as follows:

CHARDAN NORTH CHINA ACQUISITION CORPORATION
(a development stage company)
NOTES TO THE FINANCIAL STATEMENTS

	Year ended December 31, 2006	Period ended December 31, 2005
Current
Federal	$121,511	$134,731
State	91,124	38,389
Total Current	212,635	173,120

Less deferred income taxes	(114,818)	(177,370)

Total income taxes	$97,817	$(4,250)

The Deferred tax asset consists of the following:

	December 31, 2006	December 31, 2005
Deferred interest income	77,152	36,328
Deferred operating costs	452,595	141,042
Deferred transaction fees	151,656	37,238
	681,403	214,608
Valuation allowance	(389,215)	(37,238)
	$292,188	$177,370

The effective tax rate differs from the statutory rate due to the following:

	Year ended	Period ended
	December 31, 2006	December 31, 2005

Federal statutory rate	(34.0%)	(34.0%)
Valuation allowance	130.2%	35.1%
Tax free interest, net of deferred interest	(64.3%)	-
State rate, net of federal benefit	2.4%	(4.8%)
Permanent book/tax differences	0.9%	0.6%
Other	1.0%	(0.9%)

Effective income tax rate	36.2%	(4.0%)

5.  COMMON STOCK, COMMON STOCK PURCHASE WARRANTS AND OPTIONS

On August 10, 2005, the Company sold 5,000,000 units ("Units") in the initial public offering, and on August 17, 2005, the Company consummated the closing of an additional 750,000 units that were subject to the over-allotment option (the “Offering”). Gross proceeds from the initial public offering were $34,500,000. The Company paid a total of $3,035,000 in underwriting discounts and commissions, and approximately $519,257 was paid for costs and expenses related to the offering. After deducting the underwriting discounts and commissions and the offering expenses, the total net proceeds to the Company from the offering was approximately $30,945,843, of which $29,835,000 was deposited into in an interest bearing trust account until the earlier of the consummation of a business combination or the liquidation of the Company. The Company's Certificate of Incorporation provides for mandatory liquidation of the Company, without stockholder approval, in the event that the Company does not consummate a Business Combination prior to August 10, 2007. In the event of liquidation, it is likely that the per share value of the residual assets remaining available for distribution (including Trust Fund assets) will be less than the initial public offering price per share in the Offering due to costs related to the Offering and since no value would be attributed to the Warrants contained in the Units sold.

CHARDAN NORTH CHINA ACQUISITION CORPORATION
(a development stage company)
NOTES TO THE FINANCIAL STATEMENTS

Each Unit consisted of one share of the Company's common stock, $.0001 par value, and two Redeemable Common Stock Purchase Warrants ("Warrants"). Each Warrant entitles the holder to purchase from the Company one share of common stock at an exercise price of $5.00 commencing the later of the completion of a Business Combination or one year from the effective date of the Offering and expiring four years from the effective date of the Offering. The Warrants will be redeemable, at the Company's option, at a price of $.01 per Warrant upon 30 days' notice after the Warrants become exercisable, only in the event that the last sale price of the common stock is at least $8.50 per share for any 20 trading days within a 30 trading day period ending on the third day prior to the date on which notice of redemption is given. The warrant agreement governing the Warrants, as amended, states that the warrants may expire unexercised or unredeemed if there is no effective registration statement and states in no event would the Company be obligated to pay cash or other consideration to the holder of warrants or otherwise “net cash settle” any warrant exercise.

In connection with this Offering, the Company issued an option, for $100, to the representative of the underwriters to purchase 250,000 Units at an exercise price of $7.50 per Unit. The unit purchase option agreement, as amended, states that the option may expire unexercised and unredeemed if there is no effective registration statement and states that in no event would the Company be obligated to pay cash or otherwise “net cash settle” the option or the warrants underlying the option. The Company accounted for the fair value of the option, inclusive of the receipt of the $100 cash payment, as an expense of the public offering resulting in a charge directly to stockholders' equity. The Company estimated that the fair value of this option is approximately $550,000 ($2.20 per Unit) using a Black-Scholes option-pricing model. The fair value of the option granted to the Representative is estimated as of the date of grant using the following assumptions: (1) expected volatility of 44.5%, (2) risk-free interest rate of 3.8% and (3) expected life of 5 years. The option may be exercised for cash or on a "cashless" basis, at the holder's option, such that the holder may use the appreciated value of the option (the difference between the exercise prices of the option and the underlying warrants and the market price of the units and underlying securities) to exercise the option without the payment of any cash. In addition, the warrants underlying such Units are exercisable at $6.65 per share.

Effective July 22, 2005, the Company’s Board of Directors authorized a stock dividend of 0.25 shares of Common Stock for each outstanding share of Common Stock. All references in the accompanying financial statements to the number of shares of Common Stock have been retroactively restated to reflect this transaction.

6.  COMMITMENTS AND MATERIAL AGREEMENTS

On February 9, 2007, the Company entered into an Amended and Restated Stock Purchase Agreement (the “Stock Purchase Agreement”) which incorporates all previous amendments to the stock purchase agreement dated as of February 2, 2006, pursuant to which the Company will acquire a controlling interest in Beijing HollySys Company, Limited and Hangzhou HollySys Automation, Limited (collectively referred to as “HollySys”). Upon completion of the transaction, the Company will own 74.11% and 89.64%, respectively, of the two companies.

The Stock Purchase Agreement provides for the Company to form a wholly owned subsidiary under the laws of the British Virgin Islands, under the name “HLS Systems International Limited” (“HLS”). At the time of closing of the Stock Purchase Agreement, the Company will merge with and into HLS for the purpose of redomestication out of the United States to secure future tax benefits. Simultaneously with the redomestication merger, HLS will acquire all of the issued and outstanding common stock of Gifted Time Holdings Limited (“Gifted Time”), a British Virgin Islands company that holds a controlling interest in HollySys pursuant to existing stock consignment agreements dated December 30, 2005, and share transfer agreements dated January 12, 2006 between Gifted Time and certain stockholders of HollySys. The common stock of Gifted Time will be acquired for 22,200,000 shares of common stock of HLS equal to 73% of the total issued and outstanding common stock of the post-transaction company, and cash consideration of $30,000,000. A variable portion of the cash consideration will be deferred, ranging from $3,000,000 to $7,000,000, depending on the number of shares that the Company shareholders redeem, if any, in the process of approving the transaction. The amount of the cash payment that will be deferred will be determined at closing and will equal the sum of $3,000,000 plus two-thirds of the difference between the funds in the trust account (following the exercise of any conversion rights by the Company stockholders) and $30,000,000. The deferred portion of the cash purchase price is not payable until HLS generates positive cash flow of at least twice the deferred amount or HLS receives at least $60 million of additional financing.

CHARDAN NORTH CHINA ACQUISITION CORPORATION
(a development stage company)
NOTES TO THE FINANCIAL STATEMENTS

As additional consideration, the holders of common stock of Gifted Time will be issued up to an aggregate of 11,000,000 shares of HLS common stock (2,000,0000 per year for the first four years and 3,000,000 for the final year, each year on an all-or-none basis) for each of the next five years beginning with fiscal 2007 if, on a consolidated basis, HLS generates after-tax profits (excluding after-tax operating profits from any subsequent acquisitions of securities that have a dilutive effect) of at least the following amounts:

Year ending December 31,	After-Tax Profit
2007	$23,000,000
2008	$32,000,000
2009	$43,000,000
2010	$61,000,000
2011	$71,000,000

HLS intends to offer to exchange 1.3 million shares of its common stock for the outstanding shares of preferred stock of Gifted Time.

PART I. FINANCIAL INFORMATION ITEM 1 FINANCIAL STATEMENTS (UNAUDITED) CHARDAN NORTH CHINA ACQUISITION CORPORATION
(A Development Stage Company)
Condensed Balance Sheets

	March 31, 2007	December 31, 2006
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$23,145	$529
Investments held in trust	31,549,825	31,294,931
Prepaid expenses and other	16,170	25,768
Total current assets	31,589,140	31,321,228

Long term deferred tax asset	296,534	292,188

Total Assets	$31,885,674	$31,613,416

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$816,946	$507,871
Income taxes payable	232,100	203,955
Notes payable, related parties	36,250	107,500
Deferred interest	344,059	293,106
Total current liabilities	1,429,355	1,112,432

Commitments

Common stock subject to possible conversion	5,964,017	5,964,017
1,149,425 shares at conversion value

Stockholders' equity:
Preferred stock, $.0001 par value, 1,000,000	-	-
shares authorized, none issued
Common stock, $.0001 par value: 20,000,000	700	700
shares authorized, 7,000,000 shares issued and outstanding
(includes 1,149,425 shares subject to possible conversion)
Additional paid-in capital	25,006,126	25,006,126
Deficit Accumulated during the development stage	(514,524)	(469,859
Total stockholders' equity	24,492,302	24,536,967

Total Liabilities and Stockholders' Equity	$31,885,674	$31,613,416

See the accompanying notes to the condensed financial statements

Chardan North China Acquisition Corporation
(A Development Stage Company)
Condensed Statements of Operations

			From
	Three	Three	March 10, 2005
	Months	Months	(Inception)
	Ended	Ended	Through
	March 31, 2007	March 31, 2006	March 31, 2007
	(Unaudited)	(Unaudited)	(Unaudited)
Costs and Expenses
Admin and office support	22,500	22,500	150,000
Consulting	-	-	66,700
Insurance	22,486	17,500	114,973
Marketing fees	22,097	24,836	141,862
Professional fees	160,838	193,391	832,268
State franchise tax	3,172	5,875	50,948
Travel	7,225	86,170	349,749
Other operating costs	18,944	24,490	103,589

Total costs and expenses	257,262	374,762	1,810,089

Operating loss	(257,262)	(374,762)	(1,810,089)

Other income (expense):
Interest income	203,941	245,351	1,382,241
Other income	35,000	-	35,000
Interest expense	(2,545)	-	(4,310)

Total other income	236,396	245,351	1,412,931

Net loss before income tax provision	(20,866)	(129,411)	(397,158)

Income tax (provision) benefit	(23,799)	16,413	(117,366)

Net loss	$(44,665)	$(112,998)	$(514,524)

Loss per share - basic and diluted	(0.01)	(0.02)	(0.11)
Weighted average shares outstanding - basic and diluted	5,897,470	7,000,000	4,854,922

See the accompanying notes to the condensed financial statements

Chardan North China Acquisition Corporation
(A Development Stage Company)
Condensed Statements of Changes in Stockholders' Equity

			Additional		Stockholders'
	Common		Paid - In	Accumulated	Equity
	Shares	Amount	Capital	(Deficit)	(Deficit)
Issuance of common shares to initial shareholders on March 10, 2005 at $0.02 per share	1,250,000	$125	$24,875	$-	$25,000
Sale of 5,750,000 units, net of underwriters' discount and offering expenses (includes 1,149,425 shares subject to possible conversion)	5,750,000	575	30,945,168	-	30,945,743
Proceeds subject to possible conversion of 1,149,425 shares	-	-	(5,964,017)	-	(5,964,017)
Proceeds from issuance of an underwriter's option	-	-	100	-	100
Loss for the twelve monts ended December 31, 2005	-	-	-	(101,742)	(101,742)

Balance at December 31, 2005	7,000,000	$700	$25,006,126	$(101,742)	$24,905,084

Loss for the twelve months ended December 31, 2006				(368,117)	(368,117)

Balance at December 31, 2006	7,000,000	$700	$25,006,126	$(469,859)	$24,536,967
Unaudited:
Loss for the three months ended March 31, 2007				(44,665)	(44,665)

Balance at March 31, 2007	7,000,000	$700	$25,006,126	$(514,524)	$24,492,302

See the accomanying notes to the condensed financial statements

Chardan North China Acquisition Corporation
(A Development Stage Company)
Condensed Statement of Cash Flows

			From
	Three	Three	March 10, 2005
	Months	Months	(Inception)
	Ended	Ended	Through
	March 31, 2007	March 31, 2006	March 31, 2007
	(Unaudited)	(Unaudited)	(Unaudited)
Cash Flows from Operating Activities:
Net loss	$(44,665)	$(112,998)	$(514,524)
Adjustments to reconcile net loss to net cash
used in operating activities:
Amortization of discounts and interest earned on securities held in trust	(254,895)	(302,814)	(1,714,825)
Cash received on interest bearing accounts	-	(3,070)
Changes in operating Assets and Liabilities:
Prepaid expenses and other current assets	9,599	25,000	(6,000)
Deferred tax asset	(4,346)	(154,975)	(296,534)
Accounts payable and accrued liabilities	309,075	60,411	816,946
Income taxes payable	28,145	(43,238)	232,100
Deferred interest	50,953	60,533	344,059
Net cash provided (used) by operating activities	93,866	(471,151)	(1,138,778)

Cash Flows from Investing Activities:
Purchases of investments held in trust	-	-	(29,835,000)
Cash received on interest bearing accounts	-	3,070
Net cash provided (used) by investing activities	-	3,070	(29,835,000)

Cash Flows from Financing Activities
Proceeds from issuance of common stock	-	-	34,525,000
Proceeds from issuance of option	-	-	100
Payment of costs associated with public offering	-	-	(3,554,257)
Proceeds from related party loans	-	-	107,500
Repayment of related party loans	(71,250)	-	(71,250)
Advance to affiliate	-	-	(10,170)
Net cash provided (used) by financing activities	(71,250)	-	30,996,923

Net increase (decrease) in cash and cash equivalents	22,616	(468,081)	23,145
Cash and cash equivalents, beginning of the period	529	856,380	-
Cash and cash equivalents, end of the period	$23,145	$388,299	$23,145

Cash paid for taxes	$181,800	$-	$181,800
Cash paid for interest	$-	$-	$-

See the accomanying notes to the condensed financial statements

CHARDAN NORTH CHINA ACQUISITION CORPORATION

(A DEVELOPMENT STAGE COMPANY)

NOTES TO THE FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2007

1. SUMMARY OF ORGANIZATION AND BASIS OF PRESENTATION

Business and Organization - Chardan North China Acquisition Corp. (Chardan North) was incorporated in Delaware on March 10, 2005 as a blank check company whose objective is to acquire an operating business that has its primary operating facilities in the Peoples Republic of China in any city or province north of the Yangtze River.

Effective July 14, 2005, the Company's Board of Directors and Initial Stockholders authorized an amendment to the Company's Certificate of Incorporation to change the Company's name from Chardan China Acquisition Corp. II to Chardan North China Acquisition Corporation.

In August 2005, Chardan North commenced its efforts to locate a company with which to effect a business combination. After signing a definitive agreement for the acquisition of a target business, such transaction will be submitted for stockholder approval. In the event that stockholders owning 20% or more of the outstanding stock excluding, for this purpose, those persons who were stockholders prior to the Offering, vote against the Business Combination and exercise their conversion rights described below, the Business Combination will not be consummated. All of the Company's stockholders prior to the Initial Public Offering, including all of the officers and directors of the Company ("Initial Stockholders"), have agreed to vote their 1,250,000 founding shares of common stock in accordance with the vote of the majority in interest of all other stockholders of the Company ("Public Stockholders") with respect to the Business Combination. After consummation of the Business Combination, all of these voting safeguards will no longer be applicable. With respect to a Business Combination which is approved and consummated, any Public Stockholder who voted against the Business Combination may demand that the Company convert his or her shares. The per share conversion price will equal the amount in the Trust Fund as of the record date for determination of stockholders entitled to vote on the Business Combination divided by the number of shares of common stock held by Public Stockholders at the consummation of the Offering. Accordingly, Public Stockholders holding 19.99% of the aggregate number of shares owned by all Public Stockholders may seek conversion of their shares in the event of a Business Combination.

Such Public Stockholders are entitled to receive their per share interest in the Trust Fund computed without regard to the shares held by Initial Stockholders. Accordingly, a portion of the net proceeds from the offering (19.99% of the amount originally held in the Trust Fund) has been classified as common stock subject to possible conversion in the accompanying balance sheet and 19.99% of the related interest earned on the investments held in the Trust Fund has been recorded as deferred interest.

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions to Form 10-Q and Item 310(b) of Regulation S-K. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the three-month period ended March 31, 2007 are not necessarily indicative of the results that may be expected for the year ending December 31, 2007. For further information, refer to the consolidated financial statements and footnotes thereto for the year ended December 31, 2006, included in Form 10-KSB filed with the Securities and Exchange Commission. The condensed balance sheet at December 31, 2006 has been derived from the audited financial statements.

Reclassifications - Certain reclassifications have been made in the prior period financial statements for presentation purposes to conform to the current presentation.

Accounting Pronouncements:

Effective January 1, 2007, the Company adopted the provisions of FASB Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes — An Interpretation of FASB Statement No. 109.” FIN 48 provides detailed guidance for the financial statement recognition, measurement and disclosure of uncertain tax positions recognized in the financial statements in accordance with SFAS No. 109. Tax positions must meet a “more-likely-than-not” recognition threshold at the effective date to be recognized upon the adoption of FIN 48 and in subsequent periods. Upon the adoption of FIN 48, the Company had no unrecognized tax benefits. During the first quarter of 2007, the Company recognized no adjustments for uncertain tax benefits.

The Company recognizes interest and penalties, if any, related to uncertain tax positions in selling, general and administrative expenses. No interest and penalties related to uncertain tax positions were accrued at March 31, 2007.

The tax years 2005 and 2006 remain open to examination by the major taxing jurisdictions in which the Company operates. The Company expects no material changes to unrecognized tax positions within the next twelve months.

Management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

2. GOING CONCERN

These financial statements have been prepared assuming that the Company will continue as a going concern. The Company’s Certificate of Incorporation provides for mandatory liquidation of the Company, withoug stockholder approval, in the event that the Company does not consummate a Business Combination prior to August 10, 2007. This raises substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that may result from the outcome of this uncertainty.

3. RELATED PARTY TRANSACTIONS

Commencing on August 2, 2005 and ending upon the acquisition of a target business, the Company incurs an administrative fee of $7,500 per month from Chardan Capital, LLC, a company managed and partially owned by the Company's Chairman of the Board. The fee includes the provision of office space and certain office and secretarial services. The statements of operations for the three-month period ended March 31, 2007 include $22,500 of such fees.

In May 2005 the Company made a non-interest bearing advance of $10,170 to an affiliate, which is included in prepaid expenses and other current assets on the accompanying balance sheet. This amount is due on demand, and is expected to be repaid in the current fiscal year.

4. NOTES PAYABLE - RELATED PARTIES

Notes payable - related parties consists of the following as of March 31, 2007:

Unsecured demand notes payable - shareholder notes bearing an annual interest rate of 8% due on various dates in August and September 2007.   $ 36,250

Total notes payable, related parties	$36,250

Total interest expense on notes payable - related parties was $1,707 for the three months ended March 31, 2007.

Due to the short term nature of the notes, the fair value approximates the carrying amount.

5. MATERIAL AGREEMENTS

On February 9, 2007, the Company entered into an Amended and Restated Stock Purchase Agreement (the “Stock Purchase Agreement”) which incorporates all previous amendments to the stock purchase agreement dated as of February 2, 2006, for the acquisition of Gifted Time, which is a holding company owning controlling interests in two Chinese companies (Beijing HollySys and Hangzhou HollySys) engaged in the production and sale of industrial automation and control systems (“HollySys”). Upon completion of the transaction and the expected exchange offer by HLS to holders of Gifted Time preferred stock, assuming full participation in that exchange offer, the Company will own 74.11% and 89.64%, respectively, of the two companies.

The Stock Purchase Agreement provides for the Company to form a wholly owned subsidiary under the laws of the British Virgin Islands, under the name “HLS Systems International Limited” (“HLS”). At the time of closing of the Stock Purchase Agreement, the Company will merge with and into HLS for the purpose of redomestication out of the United States. Simultaneously with the redomestication merger, HLS will acquire all of the issued and outstanding common stock of Gifted Time Holdings Limited (“Gifted Time”), a British Virgin Islands company that holds a controlling interest in HollySys pursuant to existing stock consignment agreements dated December 30, 2005, and share transfer agreements dated January 12, 2006 between Gifted Time and certain stockholders of HollySys. The common stock of Gifted Time will be acquired for 22,200,000 shares of common stock of HLS equal to 73% of the total issued and outstanding common stock of the post-transaction company, and cash consideration of $30,000,000. A variable portion of the cash consideration will be deferred, ranging from $3,000,000 to $7,000,000, depending on the number of shares that the Company shareholders redeem, if any, in the process of approving the transaction. The amount of the cash payment that will be deferred will be determined at closing and will equal the sum of $3,000,000 plus two-thirds of the difference between the funds in the trust account (following the exercise of any conversion rights by the Company stockholders) and $30,000,000. The deferred portion of the cash purchase price is not payable until HLS generates positive cash flow of at least twice the deferred amount or HLS receives at least $60 million of additional financing.

As additional consideration, participating parties will be entitled to receive, on an all or none basis each year, an additional 2,000,000 shares for each of the next four fiscal years and an additional 3,000,000 shares for the fifth fiscal year beginning with the year ending December 31, 2007 if HollySys achieves the following operating after-tax profits:
Year Ending December 31	After-Tax Profit
2007	$23,000,000
2008	$32,000,000
2009	$43,000,000
2010	$61,000,000
2011	$71,000,000

HLS intends to offer to exchange 1.3 million shares of its common stock for the outstanding shares of the preferred stock of Gifted Time.

GIFTED TIME HOLDINGS LIMITED

CONTENTS

Report of Independent Registered Public Accounting Firm	FII-2

Consolidated Financial Statements

Consolidated Balance Sheets	FII-3

Consolidated Statements of Income	FII-4

Consolidated Statements of Stockholders’ Equity	FII-5

Consolidated Statements of Cash Flows	FII-6

Notes to Consolidated Financial Statements	FII-7

FII-1

Report of Independent Registered Public Accounting Firm

The Board of Directors
Gifted Time Holdings Limited

We have audited the accompanying consolidated balance sheets of Gifted Time Holdings Limited (the “Company”) as of June 30, 2005 and 2006, and the related consolidated statements of income and comprehensive income, stockholders’ equity and cash flows for each of the years in the three-year period ended June 30, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Gifted Time Holdings Limited., as of June 30, 2005 and 2006 and the results of its operations and its cash flows for each of the years in the three-year period ended June 30, 2006 in conformity with accounting principles generally accepted in the United States of America.

BDO Reanda

Beijing, PRC
August 1, 2006

FII-2

GIFTED TIME HOLDINGS LIMITED
CONSOLIDATED BALANCE SHEETS
(In US Dollars)

	June 30,		March 31,
	2005	2006	2007
			(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$9,234,139	$10,979,248	$10,950,919
Contract performance deposit in banks	955,432	2,551,098	4,367,877
Term deposit	704,120	562,901	582,660
Accounts receivable, net of allowance for doubtful accounts $1,461,645 and $1,751,247,and $2,442,874	49,543,821	66,937,636	73,238,749
Other receivables, net of allowance for doubtful accounts $139,924 and $77,856 and $110,897	2,498,811	2,545,941	3,099,097
Advances to suppliers	7,035,178	5,546,085	4,733,240
Inventories, net of provision $0 and $392,807,and $380,404	8,448,166	7,830,842	14,996,235
Prepaid consulting fee	58,902	4,691	145,138

Total current assets	78,478,569	96,958,442	112,113,915

Property, plant and equipment, net	13,904,262	17,784,554	16,931,509
Long term investments	3,681,267	5,281,163	8,877,291

Total assets	$96,064,098	$120,024,159	$137,922,715

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Short-term bank loans	$8,699,329	$7,130,081	$14,890,201
Short-term bank loan from related parties	2,416,480	2,501,783	-
Current portion of long-term loans	1,208,240	5,003,565	1,942,200
Notes payables, net of discount of $6,490,984	-	-	23,496,016
Accounts payable	17,364,691	16,523,600	15,894,308
Deferred revenue	10,787,462	9,526,769	13,457,002
Dividend payable	333,894	1,250,891	231,380
Accrued payroll and related expense	3,740,483	5,311,795	6,200,752
Income tax payable	269,067	518,293	556,100
Warranty liabilities	1,594,215	1,430,736	2,032,632
Other tax payables	6,481,446	6,109,895	4,213,485
Accrued liabilities	2,651,059	3,953,885	2,929,590
Amounts due to related parties	456,766	479,124	595,184
Deferred tax liabilities	78,754	291,949	193,655

Total current liabilities	56,081,886	60,032,366	86,632,505

Long-term liabilities:
Long-term loans	6,645,321	5,629,011	3,884,400
Total liabilities	62,727,207	65,661,377	90,516,905
Minority interest	6,334,435	9,801,634	11,944,369

Stockholder’s equity:
Preferred stock, par value $0.01 per share,1,500,000 shares authorized, 1,300,000 shares issued and outstanding	-	-	13,000
Common stock, par value $0.01 per share, 33,500,000 shares authorized, 22,200,000 shares issued and outstanding.	220,000	220,000	222,000
Additional paid-in capital	11,763,060	11,778,663	19,021,564
Appropriated earnings	3,296,008	6,316,795	6,316,795
Note receivable from the sole stockholder	-	-	(30,000,000)
Retained earnings	11,721,091	25,093,814	36,951,988
Cumulative translation adjustments	297	1,149,876	2,936,094

Total stockholder’s equity	27,002,456	44,561,148	35,461,441

Total liabilities and stockholders' equity	$96,064,098	$120,024,159	$137,922,715

See accompanying notes to financial statements.

FII-3

GIFTED TIME HOLDINGS LIMITED
CONSOLIDATED STATEMENTS OF INCOME
AND COMPREHENSIVE INCOME
(In US Dollars)

	Years Ended June 30,			Nine Months Ended March 31,
	2004	2005	2006	2006	2007
				(Unaudited)	(Unaudited)
Revenues:
Integrated contract revenue	$51,224,340	$75,027,422	$86,187,820	$57,766,038	$65,011,587
Products sales	1,849,916	4,545,410	3,728,784	3,497,453	3,308,911

Total revenues	53,074,256	79,572,832	89,916,604	61,263,491	68,320,498

Cost of integrated contracts	37,569,353	52,164,176	57,107,242	38,690,789	42,667,321
Cost of products sold	338,167	2,518,835	842,813	1,796,743	1,807,270

Gross profit	15,166,736	24,889,821	31,966,549	20,775,959	23,845,907

Operating expenses:
Selling	4,521,884	5,646,565	6,378,462	4,759,700	5,693,467
General and administrative	2,678,262	5,136,383	6,483,223	5,280,841	4,899,071
Research and development	383,059	202,344	77,724	102,171	-
Impairment loss	139,937	-	-	-	-
Loss on disposal of assets	11,963	29,511	32,706	19,378	31,061

Total operating expenses	7,735,105	11,014,803	12,972,115	10,162,090	10,623,599

Income from operations	7,431,631	13,875,018	18,994,434	10,613,869	13,222,308

Other income (expense), net	31,792	194,547	61,228	(47,294)	119,213
Interest expense, net	(832,110)	(555,796)	(1,088,582)	(824,384	(1,905,443)
Investment income	90,492	664,889	618,843	546,029	258,765
Subsidy income	2,782	2,292,880	4,355,367	2,685,735	3,337,748

Income before income taxes	6,724,587	16,471,538	22,941,290	12,973,955	15,032,591

Income taxes expenses	947,768	401,468	1,368,838	784,492	1,179,566

Income before minority interest	5,776,819	16,070,070	21,572,452	12,189,463	13,853,025

Minority interest	1,041,543	2,366,549	3,521,197	2,085,648	1,994,851

Net income	$4,735,276	$13,703,521	$18,051,255	$10,103,815	$11,858,174

Weighted average number of common shares	22,200,000	22,200,000	22,200,000	22,200,000	22,200,000

Weighted average number of diluted common shares	22,200,000	22,200,000	22,200,000	22,200,000	22,277,717

Basic earnings per share	$0.21	$0.62	$0.81	$0.46	$0.53

Diluted earnings per share	$0.21	$0.62	$0.81	$0.46	$0.53

Other comprehensive income:
Net income	$4,735,276	$13,703,521	$18,051,255	$10,103,815	$11,858,174
Translation adjustments	1,212	(2,119)	1,149,579	1,024,380	1,786,218

Comprehensive income	$4,736,488	$13,701,402	$19,200,834	$11,128,195	$13,644,392

See accompanying notes to financial statement

FII-4

GIFTED TIME HOLDINGS LIMITED
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
(In US Dollars)

					Additional			Retained	Accumulated
	Common Stock		Preferred Stock		Paid-in	Note	Appropriated	Income	Comprehensive
	Shares	Amount	Shares	Amount	Capital	Receivable	Earnings	Earnings	(Loss)	Total
Balance at July 1, 2003	22,200,000	$222,000	-	$-	$8,751,044	$-	$527,153	$(176,052)	$1,204	$9,325,349

Capital infused	-	-	-	-	600,000	-	-	-	-	600,000
Forgiveness of accounts payable	-	-	-	-	301	-	-	-	-	301
Net income for the year	-	-	-	-	-	-	-	4,735,276	-	4,735,276
Appropriation	-	-	-	-	-	-	683,890	(683,90)	-	-
Translation adjustments	-	-	-	-	-	-	-	-	1,212	1,212
Balance at June 30, 2004	22,200,000	222,000	-	-	9,351,345		1,211,043	3,875,334	2,416	14,662,138

Donation received	-	-	-	-	11,715	-	-	-	-	11,715
Net income for the year	-	-	-	-	-	-	-	13,703,521	-	13,703,521
Appropriation	-	-	-	-	-	-	2,084,965	(2,084,965)	-	-
Dividends declared	-	-	-	-	-	-	-	(1,372,799)	-	(1,372,799)
Converted into capital	-	-	-	-	2,400,000	-	-	(2,400,000)	-	-
Translation adjustments	-	-	-	-	-	-	-	-	(2,119)	(2,119)
Balance at June 30, 2005	22,200,000	222,000	-		11,763,060		3,296,008	11,721,091	297	27,002,456

Forgiveness of accounts payable	-	-	-	-	10,018	-	-	-	-	10,018
Donation received	-	-	-	-	5,585	-	-	-	-	5,585
Net income for the period	-	-	-	-	-	-	-	18,051,255	-	18,051,255
Appropriation	-	-	-	-	-	-	3,020,787	(3,020,787)	-	-
Dividends declared	-	-	-	-	-	-	-	(1,657,745)	-	(1,65,745)
Translation adjustments	-	-	-	-	-	-	-	-	1,149,579	1,149,579
Balance at June 30, 2006	22,200,000	222,000	-	-	11,778,663	-	6,316,795	25,093,814	1,149,876	44,561,148

Issuing preferred shares	-	-	1,300,000	$13,000	7,239,390	-	-	-	-	7,252,390
Donation received	-	-	-	-	3,023	-	-	-	-	3,023
Forgiveness of accounts payable	-	-	-	-	488	-	-	-	-	488
Net income for the period (unaudited)	-	-	-	-	-	-	-	11,858,174	-	11,858,174
Note receivable	-	-	-	-	-	(30,000,000	-	-	-	(30,000,000)
Translation adjustments (unaudited)	-	-	-	-	-	-	-	-	1,786,218	1,786,218
Balance at March 31, 2007 (unaudited)	22,200,000	$222,000	1,300,000	$13,000	$19,021,564	$(30,000,000)	$6,316,795	$36,951,988	$2,936,094	$35,461,441

See accompanying notes to financial statements

FII-5

GIFTED TIME HOLDINGS LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS
Increase (Decrease) in Cash and Cash Equivalents
(In US Dollars)

	Years Ended June 30,			Nine Months Ended March 31,
	2004	2005	2006	2006	2007
				(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net income	$4,735,276	$13,703,521	$18,051,255	$10,103,815	$11,858,174
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Minority interests	1,041,543	2,366,549	3,521,197	2,085,648	1,994,851
Depreciation and amortization	921,204	820,863	1,570,135	954,106	1,193,236
Amortization of long term deferred assets	-	49,840	52,292	-	-
Allowance for doubtful accounts	364,034	381,085	454,674	171,208	724,668
Provision for inventories	-	-	392,807	426,927	-
Impairment loss	139,937	-	-	-	-
Amortization of discount to notes payable	-	-	-	-	748,406
Loss on disposal of fixed assets	11,963	29,511	32,706	19,378	31,061
Income from equity investment	(90,492)	(664,889)	(618,843)	(546,029)	(258,765)
Deferred tax assets (liabilities)	60,313	61,211	207,929	(18,601)	(98,455)
Changes in operating assets and liabilities:
Accounts receivables	(8,339,720)	(19,389,033)	(17,294,804)	(5,607,157)	(6,845,759)
Inventories	(3,596,096)	1,174,095	228,392	(496,613)	(6,931,713)
Advance to suppliers	(2,783,687)	(1,807,680)	1,479,866	(463,516)	781,091
Other receivables	(531,053)	(958,797)	(74,103)	722,525	(569,418)
Deposits and other assets	(242,852)	(162,771)	(1,533,590)	(1,129,431)	(1,896,340)
Advance from customers	6,383,686	(1,135,349)	(1,204,724)	1,262,941	3,808,293
Accounts payable	5,487,989	6,711,573	(538,111)	102,808	(486,680)
Accruals and other payable	3,936,289	3,339,142	2,317,997	131,417	471,974
Tax payable	702,573	(970,732)	241,052)	896,413	(1,799,770)

Net cash provided by (used in) operating activities	8,200,907	3,548,139	7,286,127	8,615,839	2,724,854

Cash flows from investing activities:
Purchase of fixed assets	(1,912,101)	(5,627,592)	(5,473,890)	(4,356,174)	(441,327)
Note receivable from the sole stockholder	-	-	-	-	(30,000,000)
Disposal (Purchase) of short-term investments	(2,288,874)	1,812,331	135,556	(622,590)	-
Addition to long-term investments	(142,574)	(225,368)	(1,300,927)	(1,297,292)	(3,221,699)
Proceeds from disposing assets	1,766	358,443	389,462	403,181	24,488
Dividends received from long-term investments	44,650	20,165	178,950	-	-
Interest received from short-term investments	41,831	148,837	53,837	-	-

Net cash used in investing activities	(4,255,302)	(3,513,184)	(6,017,012)	(5,872,875)	(33,638,538)

Cash flows from financing activities:
Capital infused	600,000	-	-	-	-
Proceeds from notes payable	-	-	-	-	29,987,000
Proceeds from issuing preferred shares	-	-	-	-	13,000
Proceeds from (Repayments to) short-term loans	1,691,516	3,020,600	(1,876,337)	613,753	5,091,483
Proceeds from long-term bank loans	-	6,645,321	3,752,674	-	-
Repayments to long term loans	(2,053,984)	(6,403,581)	(1,250,891)	(1,227,506)	(4,630,341)
Due to related parties	263,669	143,763	(209,558)	(111,797)	11,749
Donation received	-	2,892	-	-	-
Dividend paid	-	(1,508,125)	(1,075,559)	(333,894)	(1,214,829)

Net cash provided by financing activities	501,201	1,900,870	(659,671)	(1,059,444)	29,258,062

Effect of foreign exchange rate changes	(2,955)	5,573	1,135,665	1,251,959	1,627,293

Net increase (decrease) in cash and cash equivalents	4,443,851	1,941,398	1,745,109	2,935,478	(28,329)

Cash and cash equivalents, beginning of period	2,848,890	7,292,741	9,234,139	9,234,139	10,979,248

Cash and cash equivalents, end of period	$7,292,741	$9,234,139	$10,979,248	$12,169,617	$10,950,919

See accompanying notes to financial statements

FII-6

GIFTED TIME HOLDINGS LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS
Increase (Decrease) in Cash and Cash Equivalents
(In US Dollars)

FII-7

GIFTED TIME HOLDINGS LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED JUNE 30, 2004, 2005 AND 2006
AND NINE MONTHS ENDED MARCH 31, 2006 AND 2007
(Information for the Nine Months Ended March 31, 2006 and 2007 is Unaudited)

NOTE 1 ─ ORGANIZATION AND BUSINESS BACKGROUND

Gifted Time Holdings Limited (the “Company”) was established under the law of British Virgin Island on September 21, 2005 for the purpose to hold investment in the following entities:

•	Beijing HollySys Co., Ltd. (74.11%); and
•	Hangzhou HollySys Automation Co., Ltd. (60% as Beijing HollySys Co., Ltd. holds the remaining 40% interest in Hangzhou HollySys Automation Co., Ltd.)

Under a reorganization agreement entered on September 20, 2005, the owners accounting for 74.11% interest in Beijing HollySys and the two owners accounting for 60% interest in Hangzhou HollySys transferred their respective interest in the above two entities to the Company in exchange for 68.137% and 31.863% interest of the Company, essentially based on the book value of net assets as of June 30, 2005 transferred by the both parties into the Company. Consequently, the Company has combined 74.11% net assets of Beijing HollySys and 60% net assets of Hangzhou HollySys as the total equity interest of the Company as of June 30, 2005.

In accordance with paragraph 11 in SFAS No. 141 and Appendix D, paragraph D14 in SFAS No. 141, this reorganization transaction was accounted for under carry-over basis as there was a voting together agreement among the owners of 74.11% interest in Beijing HollySys and a voting together agreement between the two owners of 60% interest in Hangzhou HollySys. Furthermore, these two executed voting together agreements have given the voting control to the same individual, who is the founder of Beijing HollySys. Therefore, there is a control group which has voting control over both entities.

As a result of exchanging the ownership between the Company and the above two parties, both Beijing HollySys and Hangzhou HollySys became subsidiaries of the Company and the Company became the reporting entity for financial reporting purpose. Accordingly, the consolidated financial statements of the above two entities became the historical financial statements of the Company. Prior to June 30, 2005 there were no operating activities in the Company.

Beijing HollySys Co., Ltd. (thereafter HollySys) was established on September 25, 1996 under the laws of People’s Republic of China with a registered capital of RMB15 million (equivalent of approximately $1.8 million based on the exchange rate on September 30, 1996) and a 30-year operation life. A Chinese citizen (who is the founder of HollySys, thereafter “the founder”) infused cash of RMB5 million (equivalent approximately $602,228) and a state-owned company named Beijing Huake Hi-Tech Co., Ltd. contributed physical assets valued at RMB10 million (equivalent approximately $1,204,457), which was based on a valuation report rendered by a third-party valuation service provider.

On March 2, 1998, HollySys increased its registered capital by receiving RMB5 million (equivalent approximately $603,916), of which RMB4.1 million (equivalent approximately $495,211) was from another Chinese citizen and the remaining RMB900,000 (equivalent approximately $108,705) was from the founder. Consequently, the state-owned company accounted for only 50% interest in HollySys. On December 25, 1998, the owners of HollySys and three state-owned companies namely Beijing Science and Technology Venture Co., Ltd., Beijing State-Owned Assets Management Co., Ltd., and Zhongguancun Hi-Tech Industry Promotion Center entered into a sponsor agreement to convert HollySys into a share-issuing company which is going to be listed on one of Stock Exchanges in China. During the process of applying for being a listing company, HollySys received cash infusion of approximately RMB51.78 million (equivalent approximately $6.25 million) from three state-owned companies. Of the total RMB51.78 million cash infusion, RMB30 million (equivalent approximately $3.62 million, accounting for 30% interest) from Beijing Science and Technology Venture Co., Ltd.; RMB20 million (equivalent approximately $2.42 million, accounting for 20% interest) from Beijing State-Owned Assets Management Co., Ltd.; and the remaining RMB1,777,676 (equivalent approximately $214,734, accounting for approximately 1.78% interest) from Zhongguancun Hi-Tech Industry Promotion Center.

FII-8

GIFTED TIME HOLDINGS LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED JUNE 30, 2004, 2005 AND 2006
AND NINE MONTHS ENDED MARCH 31, 2006 AND 2007
(Information for the Nine Months Ended March 31, 2006 and 2007 is Unaudited)

NOTE 1 ─ ORGANIZATION AND BUSINESS BACKGROUND (Continued)

By infusing cash of approximately RMB51.78 million, three new investors accounted for approximately 51.78 % interest in HollySys whereas the three original owners, Huake, the founder and another Chinese citizen, accounted for approximately 24.11%, 14.23%, and 9.88% interest in HollySys. Due to the facts that there was a long waiting list for approval from China Security Regulatory Commission (CSRC) and that certain business opportunities were no longer in existence in 1999 and 2000, HollySys ceased its effort to become a listing company in China in 2000.

On January 16, 2004 through the merger and acquisition auction market under Chinese government regulation, Beijing Science and Technology Venture sold its 30% interest in HollySys to a Chinese citizen who represents two individual investors in China.

On July 13, 2005 through the merger and acquisition auction market regulated by Chinese government, Beijing State-Owned Assets Management sold its 20% interest in HollySys to Jinqiaotong Industry Development Co., Ltd., which is a privately owned investment company in China and joined in the voting together agreement with the owners of the 54.11% interest in Beijing HollySys.

During the period from 1999 to 2001 HollySys used the newly infused cash to expand its business scope through investing in several investee companies that those investee companies have been conducting similar or relevant businesses except the 5% interest in Zhongjijing Consulting in which the Company is only a passive investor. These long-term investments were accounted for under either equity method or cost method.

On May 15, 2002, the Board of Directors of HollySys decided to acquire 40% interest in Beijing Haotong Science and Technology Development Co., Ltd. (thereafter Haotong) which is a privately owned company doing business focused on railway signal automated control with a 20-year operation life from October 26, 2000 to October 25, 2020, 32% interest from a private investment company and 8% from an individual investor. The acquisition price was RMB5.72 million (equivalent approximately $691,000) and the acquisition transaction was closed on July 1, 2002. On December 13, 2002, the Board of HollySys approved the decision to purchase additional 30% interest from two individual investors to increase HollySys’ interest holding from 40% to 70% for business development consideration and the incremental purchase price was RMB3 million (equivalent $362,000 based on the exchange rate on December 31, 2002). The acquisition was closed on December 31, 2002, resulting in an accumulated goodwill of approximately $449,592. After this acquisition, HollySys consolidated the financial statements of Haotong into its financial statements. On June 30, 2003, HollySys determined that the goodwill was impaired based on the estimated cash flow to be generated by Haotong in the future at that date.

On June 3, 2003 the Board of Directors of HollySys decided to expand its presence in Southern China through setting up a new subsidiary to expand its industrial automation business. The Board found that the proper location was the capital city of Zhejiang Province, Hangzhou, because the local city government offered very attractive land usage right and income tax incentive program for HollySys investment decision. On September 24, 2003, a new entity named Hangzhou HollySys Co., Ltd. was set up with a total registered capital of $5 million and a 50-year operation life. On November 20, 2003, Hangzhou HollySys received capital of $1 million, of which HollySys accounted for $400,000, Jingboyuan Automation Co., Ltd., a Chinese company which is related to the founder and another Chinese investor, accounted for $300,000, and OSCAF Limited, a Cayman Islands based company which is related to one member of management in HollySys, accounted for the remaining $300,000.

FII-9

GIFTED TIME HOLDINGS LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED JUNE 30, 2004, 2005 AND 2006
AND NINE MONTHS ENDED MARCH 31, 2006 AND 2007
(Information for the Nine Months Ended March 31, 2006 and 2007 is Unaudited)

NOTE 1 ─ ORGANIZATION AND BUSINESS BACKGROUND (Continued)

On April 16, 2004, Jingboyuan transferred its 30% interest in Hangzhou HollySys to Team Spirit Industrial Ltd., a British Virgin Islands based company which also is a related party to the other Chinese investor. On March 16, 2005, Hangzhou HollySys declared dividend distribution of approximately $4.05 million to the above three owners in proportion to their respective interest holding. In turn, the three owners used proceeds of $4 million from dividends received to send back to Hangzhou HollySys in order to fulfill the requirement to contribute the total registered capital up to $5 million on April 14, 2005, which was substantiated by a capital verification report rendered by a CPA firm registered in China. Based on the concept of substance over form, the dividends distributed and capital of $2.4 million received belonging to two 60% interest owners in Hangzhou HollySys were deemed non-cash transaction for financial reporting purpose.

HollySys has conducted its business focusing on industrial automation systems which are used in many industries including power generating, electric grid, computer controlled manufacturing, chemistry, cement, petrochemical, glass manufacturing, pharmaceutical, etc. and integrated automation control systems including monitoring systems, signal distributing systems and other control systems mainly used in city railway transportation.

During the period from December 18 to 20, 2006, the Company and its original Chinese owners entered into a series of significant transactions, which were disclosed in detail in Note 16 to the consolidated financial statements. The accounting for relevant transactions has been presented in Note 8 regarding the $29.987 million notes payable, Note 11 regarding a related party note receivable, and Note 12 regarding certain equity transactions, respectively.

NOTE 2 ─ SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation and Basis of Presentation

The consolidated financial statements include the financial statements of the Company and its subsidiaries. All significant inter-company transactions and balances are eliminated during the process of consolidation. Investments in the investee companies in which the Company does not have a controlling interest (interest holding by the Company from 20% up to 50%), or in which the Company holds more than 51% interest, however, the minority interest in that entity has participation rights defined in EITF 96-16, are accounted for using the equity method. The Company’s shares of earnings (losses) of these investee companies are included in the accompanying consolidated statement of income. These consolidated financial statements have been prepared in accordance with the accounting principles generally accepted in the United States of America (“U.S. GAAP”).

FII-10

GIFTED TIME HOLDINGS LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED JUNE 30, 2004, 2005 AND 2006
AND NINE MONTHS ENDED MARCH 31, 2006 AND 2007
(Information for the Nine Months Ended March 31, 2006 and 2007 is Unaudited)

NOTE 2 ─ SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Foreign Currency Translations and Transactions

The Renminbi (“RMB”), the national currency of PRC, is the primary currency of the economic environment in which the operations of the Company are conducted. The Company uses the United States dollar (“U.S. dollars”) for financial reporting purposes.

The Company translates assets and liabilities into U.S. dollars using the rate of exchange prevailing at the balance sheet date, and the consolidated statement of income is translated at average rates during the reporting period. Adjustments resulting from the translation of financial statements from RMB into U.S. dollars are recorded in stockholders' equity as part of accumulated comprehensive loss - translation adjustments. Gains or losses resulting from transactions in currencies other than RMB are reflected in income for the reporting period.

Revenue Recognition

Revenues generated from designing, building, and delivering customized integrated industrial automation systems and providing relevant solutions are recognized over the contractual terms based on the percentage of completion method. The contracts for designing, building, and delivering customized integrated industrial automation systems are legally enforceable binding agreements between the Company and customers. Performance of these contracts often will extend over long periods, and the Company’s right to receive payments depends on its performance in accordance with these contractual agreements. The duration of contracts the Company performs is depending on the contracts size in term of dollar amounts. In general, the bigger a contract size is, the longer the duration of that contract is. The duration of a small contract is less than one year without including warranty period. The duration of a large contract is longer than one year without including warranty period. Including the warranty period, all of contracts have their duration longer than one year, ranging from 16 months to 54 months. The operating cycle of the Company is determined by a composite of many individual contracts in various stage of completion and is measured by the duration of the average time intervening between the acquisition of materials or service entering the construction process and the substantial completion of contracts. Based on the historical experience, the operating cycle of the Company exceeds one year.

In accordance with AICPA’s SOP 81-1, “Accounting for Construction Contracts and Certain Production-Type Contracts,” revenue recognition is based on an estimate of the income earned to date, less income recognized in earlier periods. Estimates of the degree of completion are based on the costs incurred to date comparing to the expected total costs for the contracts. Revisions in the estimated profits are made in the period in which the circumstances requiring the revision become known. Provisions, if any, are made currently for anticipated loss on the uncompleted contracts. Revenue in excess of billings on the contracts is recorded as unbilled receivables and included in accounts receivable. Billings in excess of revenues recognized on the contracts are recorded as deferred revenue until the above revenue recognition criteria are met. Billings are rendered based on agreed milestones included in the contracts with customers. There are different milestones among the contracts the Company has won. In general, there are four milestones: 1) system manufacturing, 2) system delivery, 3) installment, trial-run, and customer acceptance, and 4) expiration of a warranty period. The amount to be billed when each of the agreed each milestones reaches has been specified in a contract. All contracts have the first milestone, but not all contracts have a prepayment. The Company recognizes 100% of the contractual revenue at the end of customer acceptance stage as the Company estimates that no further major costs will incur under a contract, a signed customer acceptance document has been obtained, and a warranty period starts to count. Revenues are presented net of taxes collected on behalf of government.

FII-11

GIFTED TIME HOLDINGS LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED JUNE 30, 2004, 2005 AND 2006
AND NINE MONTHS ENDED MARCH 31, 2006 AND 2007
(Information for the Nine Months Ended March 31, 2006 and 2007 is Unaudited)

NOTE 2 ─ SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue Recognition (Continued)

Revenue generated from sales of electronic equipments is recognized when persuasive evidence of an arrangement exists, delivery of the products has occurred, customer acceptance has been obtained, which means the significant risks and rewards of the ownership have been transferred to the customer, the price is fixed or determinable and collectibility is reasonably assured.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturity of three months or less to be cash equivalents.

Inventories

Inventories are composed of raw materials and low value consumables, work in progress, and finished goods. Inventories are stated at the lower of cost or the market based on weighted average method. The work-in-progress represents the costs of projects which have been initiated in accordance with specific contracts and have not been completed yet. The Company makes provisions for estimated excess and obsolete inventory based on its regular reviews of inventory quantities on hand and the latest forecasts of product demand and production requirements from its customers. The Company writes down inventories for not saleable, excess or obsolete raw materials, work-in-process and finished goods by charging such write-downs to cost of sales. In addition to write-downs based on newly introduced parts, statistics and judgments are used for assessing a provision on the remaining inventory based on salability and obsolescence.

Warranty

Warranty is a major term under an integrated contract, which will last, in general, for twelve months or be specified under a contract. The Company estimates a warranty liability under a contract using a percentage of revenue recognized, which is derived from its historical experience, in order to recognize a warranty cost for a contract in the proper period of time. In addition, at the end of each reporting period, the Company estimates whether or not the accrued warranty liabilities are adequate based on 1) the percentage used, 2) the outstanding warranty time period of a contract which has entered into the warranty period, 3) the total revenue has recognized on a contract which has been under the warrant period, and 4) all contracts which have been under the warranty period. The Company adjusts the accrued warrant liabilities in line with the result of its assessment.

FII-12

GIFTED TIME HOLDINGS LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED JUNE 30, 2004, 2005 AND 2006
AND NINE MONTHS ENDED MARCH 31, 2006 AND 2007
(Information for the Nine Months Ended March 31, 2006 and 2007 is Unaudited)

NOTE 2 ─ SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Accounts Receivable and Other Receivables

Performance of the contracts often will extend over long periods and the Company’s right to receive payments depends on its performance in accordance with these contractual agreements. The Company bills to a customer in accordance with the amount specified under the contract from the unbilled accounts receivable when the Company’s performance has reached a milestone. In general, among four milestones, each interval of two contiguous billings under a contract is within one year and the last billing to be issued for a contract is at the end of the warranty period. When a customer makes a prepayment at the start of a contract, the amount received will be recorded as deferred revenue. The deferred revenue would be recognized as revenue under the completion percentage method along with the progress of a contract. If no prepayment is received by the Company, revenue would be recognized through unbilled accounts receivable. Accordingly, when a particular milestone is reached, a particular amount of unbilled accounts receivable will be transferred into billed accounts receivable. Unbilled accounts receivable will be billed within one year. The Company does not specify credit terms in its invoices with a hope that its customers will make their payments upon receipt even though the contract terms say that a specific amount is due when a milestone reaches. The Company does not require collateral from its customers. Based on the prevailing collection practice in China, it is a reasonable expectation for the enterprises in automation industry to take over one year to collect billed amounts. The Company considers billed accounts receivable over one year as past due in line with its operation cycle. The components of accounts receivable were as follows:

	June 30,		March 31,
	2005	2006	2007
			(Unaudited)
Billed accounts receivable	$25,020,334	$25,776,682	$37,472,996
Unbilled account receivable	25,985,132	42,912,201	38,208,627

	$51,005,466	$68,688,883	$75,681,623

Of the above balance of the unbilled accounts receivable, $8,538,259, $9,237,552, and 8,781,946 were related to contracts which have been completed but are still within the warranty period.

The Company issues invoices to its customers without specifying credit terms or interests charge for later payments by its customers. The Company reviews the status of its billed accounts receivable periodically and decided how much general allowance for doubtful accounts should be based on its historical experience and how much specific allowance for doubtful accounts should be based on factors surrounding the credit risk of specific customers. Management of the Company believes that the long-term relationships with customers and continuously providing services to these customers will minimize the risk of bad debts. Based on historical experience, the bad debt allowances are provided using a percentage method as follows.

	Within 1 year	1-2 years	2-3 years	3-5 years	Above 5 years
Percentage	2%	5%	15%	50%	100%

The Company also provides additional bad debt provisions for an individual customer if there is a deterioration of the customer’s creditability and actual defaults are higher than the historical experience.

FII-13

GIFTED TIME HOLDINGS LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED JUNE 30, 2004, 2005 AND 2006
AND NINE MONTHS ENDED MARCH 31, 2006 AND 2007
(Information for the Nine Months Ended March 31, 2006 and 2007 is Unaudited)

NOTE 2 ─ SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Accounts Receivable and Other Receivable (Continued)

The Company includes any accounts balances that are estimated that may be doubtful for collection purpose in the allowance for doubtful accounts. The Company implements the following accounting policy: 1) any credit losses have been deducted from the allowance for doubtful accounts in the period in which certain trade receivables are deemed uncollectible; and 2) recoveries of trade receivables previously written off have been have been recorded when received. Based on the information available to management, the Company believes that its allowance for doubtful accounts as of June 30, 2005, June 30, 2006 and March 31, 2007 were adequate, respectively. However, actual write-off might exceed the recorded allowance.

The following table presents allowance activities in accounts receivable.

	June 30,		March 31,
	2005	2006	2007
			(Unaudited)
Beginning balance	$1,113,084	$1,461,645	$1,751,247
Additions charged to expense	460,926	664,282	691,627
Recovery	(112,365)	(179,059)	-
Write-off	-	(195,621)	-

Ending balance	$1,461,645	$1,751,247	$2,442,874

Other receivables include deposits required by the contract bidding service providers for every contract the Company has bid for. Contract bidding service providers will deduct a portion of deposit as service fees if the Company wins a contract and the remaining balance will be returned to the Company after the bidding process completes. If the Company does not win a contract, the deposit will be returned in full amount to the Company after the bidding process completes.

The following table presents allowance activities in other receivables.

	June 30,		March 31,
	2005	2006	2007
			(Unaudited)
Beginning balance	$107,400	$139,924	$77,856
Additions charged to expense	32,524	-	33,041
Recovery	-	(30,549)	-
Write-off	-	(31,519)	-

Ending balance	$139,924	$77,856	110,897

FII-14

GIFTED TIME HOLDINGS LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED JUNE 30, 2004, 2005 AND 2006
AND NINE MONTHS ENDED MARCH 31, 2006 AND 2007
(Information for the Nine Months Ended March 31, 2006 and 2007 is Unaudited)

NOTE 2 ─ SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Property and Equipment

Properties and equipment are recorded at cost and are stated net of accumulated depreciation. Depreciation expense is determined using the straight-line method over the estimated useful lives of the assets as follows:

Land use right	49 years
Buildings	30 years
Machinery	5 years
Software	5 years
Vehicles and other equipment	5 years

Maintenance and repairs are charged directly to expense as incurred, whereas betterment and renewals are capitalized in their respective property accounts. When an item is retired or otherwise disposed of, the cost and applicable accumulated depreciation are removed and the resulting gain or loss is recognized and reflected as an item before operating income (loss).

Fair Value of Financial Instruments

The carrying amount of cash, accounts receivable, other receivables, advance to vendor, accounts payable and accrued liabilities are reasonable estimates of their fair value because of the short maturity of these items. The fair value of amount due to related parties and stockholders are reasonable estimates of their fair value as the amount will be collected and paid off in a period less than one year.

Impairment of Long-Lived Assets

The Company adopts the provisions of Statement of Financial Accounting Standard No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”) SFAS No. 144 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable through the estimated undiscounted cash flows expected to result from the use and eventual disposition of the assets. Whenever any such impairment exists, an impairment loss will be recognized for the amount by which the carrying value exceeds the fair value. There was impairment of long-lived assets of $621,893 (including impairment loss of $449,592 related to the goodwill resulting from purchasing 70% interest in Haotong and impairment loss of $172,301 related to one investee company under either equity method), $139,937 (impairment loss of $45,700 and $94,237, respectively, related to the long-term investments in two investee companies), and $0 for the years ended June 30, 2004, 2005 and 2006, respectively. There was no impairment loss of long-lived assets in the nine months ended March 31, 2006 and 2007, respectively.

Shipping and Handling Cost

The Company adopted EITF 00-10, “Accounting for Shipping and Handling Fees and Costs.” All shipping and handling fees charged to customers are included in net revenue, and shipping and handling costs for goods shipped by the Company to customers are included in cost of integrated contract and/or cost of goods sold.

FII-15

GIFTED TIME HOLDINGS LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED JUNE 30, 2004, 2005 AND 2006
AND NINE MONTHS ENDED MARCH 31, 2006 AND 2007
(Information for the Nine Months Ended March 31, 2006 and 2007 is Unaudited)

NOTE 2 ─ SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“SFAS No. 109”). SFAS No. 109 requires an entity to recognize deferred tax liabilities and assets. Deferred tax assets and liabilities are recognized for the future tax consequence attributable to the difference between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are measured using the enacted tax rate expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date.

HollySys is registered in a high-tech zone located in Beijing and has been deemed as a high-tech company by Beijing Commission of Science and Technology. According to the preferential regulations specified by State Council, HollySys had entitled to be subject to a favorable income tax rate at 15% comparing to a statutory income tax rate of 33% (30% for the central government and 3% for the local government) under the current tax laws of PRC. Under the favorable 15% of corporate income tax rate, HollySys had received a 100% exemption of income tax for three years (from October 1, 1996 to September 30, 1999) and a 50% exemption of corporate income tax for three years (from October 1, 1999 to September 30, 2002). Effective October 1, 2002 HollySys has been subject to a corporate income tax rate at 15%.

Beijing HollySys Haotong (Haotong) is registered in a high-tech zone located Beijing and has been deemed as a high-tech company by Beijing Commission of Science and Technology. According to the preferential regulations specified by State Council, Haotong had entitled to be subject to a favorable income tax rate at 15%. Under the favorable 15% of corporate income tax rate Haotong received a 100% exemption of income tax for three years from January 1, 2001 to December 31, 2003 and a 50% exemption of income tax for three years from January 1, 2004 to December 31, 2006.

Hangzhou HollySys is registered as foreign investment enterprise conducting production function. In accordance with income tax law for enterprise with foreign investments in China, Hangzhou HollySys has entitled to receive a 100% exemption of income tax for two years and a 50% exemption of income tax for the next three years on a continuing basis since the first year Hangzhou HollySys has generated a taxable income. Prior to December 23, 2006, Hangzhou HollySys was in the status of enjoying a 50% exemption under a 26.4% income tax rate for the first year. On December 23, 2006, Hangzhou HollySys received a notice from Hangzhou City tax authority, which indicates that the income tax rate applicable to Hangzhou HollySys should be adjusted to 16.5% effective January 1, 2006 in accordance with relevant regulations regarding the development zones as Hangzhou HollySys is located in a development zones recognized by the Ministry of Land and Resource in China. In addition, Hangzhou HollySys received a tax refund of approximately $555,000 as of December 31, 2006. This tax refund and corresponding amortization of deferred tax liabilities using the newly enacted tax rate were recognized in the income tax provision for the nine months ended March 31, 2007.

Value Added Tax

All of subsidiaries of the Company are subject to value added tax (VAT) imposed by PRC government on its domestic product sales. The output VAT is charged to customers who purchase goods from the Company and the input VAT is paid when the Company purchases goods from its vendors. VAT rate is 17%, in general, depending on the types of product purchased and sold. The input VAT can be offset against the output VAT. VAT payable or receivable balance presented on the Company’s balance sheets represents either the input VAT less than or larger than the output VAT. The debit balance represents a credit against future collection of output VAT instead of a receivable.

FII-16

GIFTED TIME HOLDINGS LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED JUNE 30, 2004, 2005 AND 2006
AND NINE MONTHS ENDED MARCH 31, 2006 AND 2007
(Information for the Nine Months Ended March 31, 2006 and 2007 is Unaudited)

NOTE 2 ─ SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Research and Development

Research and development costs are expensed as incurred. Gross research and development expense for new product development and improvements of existing products by the Company incurred for the fiscal years ended June 30, 2004, 2005 and 2006 were $1,947,538, $1,714,809 and $1,941,618, respectively. The research and development expense for the nine months ended March 31, 2006 and 2007 were $1,761,926 and $3,883,409. After offsetting against the government subsidies, which were specified for supporting research and development effort via value added tax refund, the net research and development expenses for the fiscal years ended June 30, 2004, 2005 and 2006 were $383,059, $202,344 and $77,724, respectively. After offsetting against the government subsidies, the research and development expense for the nine months ended March 31, 2006 and 2007 were $102,171 and zero.

Government Subsidies

Each of three subsidiaries of the Company has, respectively, received certain government subsidies from local Chinese government agencies during the past three years. In general, the Company presents the government subsidies received as part of other income unless the subsidies received are earmarked to compensate certain expense, which have been accounted for offsetting the specific expense, such as research and development expense.

Appropriations to Statutory Reserve

Under the corporate law and relevant regulations in China, all of subsidiaries of the Company located in China are required to appropriate a portion of its retained earnings to statutory reserve. All subsidiaries are required to appropriate 10% of its annual after-tax income each year to statutory reserve until the statutory reserve balance reaches 50% of the registered capital. In general, the statutory reserve shall not be used for dividend distribution purpose.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ materially from those estimates.

Comprehensive Income (Loss)

The Company adopted Statement of Financial Accounting Standard No. 130, “Reporting Comprehensive Income” (“SFAS No. 130”), issued by the Financial Accounting Standards Board (“FASB”). SFAS No. 130 establishes standards for reporting and presentation of comprehensive income (loss) and its components in a full set of general-purpose financial statements. The Company has chosen to report comprehensive income (loss) in the statements of income and comprehensive income. Comprehensive income (loss) is comprised of net income and all changes to stockholders’ equity except those due to investments by owners and distributions to owners.

FII-17

GIFTED TIME HOLDINGS LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED JUNE 30, 2004, 2005 AND 2006
AND NINE MONTHS ENDED MARCH 31, 2006 AND 2007
(Information for the Nine Months Ended March 31, 2006 and 2007 is Unaudited)

NOTE 2 ─ SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Earnings (Loss) Per Share

The Company presents earnings per share in accordance with the Statement of Financial Accounting Standards No. 128, “Earnings per Share” (“SFAS No. 128”). SFAS No. 128 replaces the calculation of primary and fully diluted earnings (loss) per share with basic and diluted earnings (loss) per share. Basic earnings (loss) per share include no dilution and are computed by dividing income (loss) available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per share reflect the potential dilution of securities that could share in the earnings of an entity, similar to fully diluted earnings (loss) per share. The Company did not have outstanding potential common shares for the years ended June 30, 2004, 2005 and 2006, respectively. The newly issued 1.3 million convertible preferred shares are deemed as common stock equivalents for the purpose of determining earnings per share for the nine months ended March 31, 2007.

Long-Term Investments

The Company accounted for its long-term investments under either equity method or cost method in accordance with equity interest holding percentage or the guidance under EITF 96-16.

Recent Accounting Pronouncements

In June 2006, the Financial Accounting Standards Board (“FASB”) ratified the provisions of Emerging Issues Task Force (“EITF”) Issue No. 06-3, “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation).” EITF Issue No. 06-3 requires that the presentation of taxes within revenue-producing transactions between a seller and a customer, including but not limited to sales, use, value added, and some excise taxes, should be on either a gross (included in revenue and cost) or a net (excluded from revenue) basis. In addition, for any such taxes that are reported on a gross basis, a company should disclose the amounts of those taxes in interim and annual financial statements for each period for which an income statement is presented if those amounts are significant. The disclosure of those taxes can be done on an aggregate basis. EITF Issue No. 06-3 is effective for fiscal years beginning after December 15, 2006. The Company does not expect that the adoption of EITF Issue No. 06-3 will have a material impact on our consolidated results of operations or financial position.

In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (“FIN 48”) which prescribes a recognition threshold and measurement attribute, as well as criteria for subsequently recognizing, derecognizing and measuring uncertain tax positions for financial statement purposes. FIN 48 also requires expanded disclosure with respect to the uncertainty in income tax assets and liabilities. FIN 48 is effective for fiscal years beginning after December 15, 2006, which will be our fiscal 2008, and is required to be recognized as a change in accounting principle through a cumulative-effect adjustment to retained earnings as of the beginning of the year of adoption. The Company does not expect that the adoption of FIN 48 will have a material impact on our consolidated results of operations or financial position.

FII-18

GIFTED TIME HOLDINGS LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED JUNE 30, 2004, 2005 AND 2006
AND NINE MONTHS ENDED MARCH 31, 2006 AND 2007
(Information for the Nine Months Ended March 31, 2006 and 2007 is Unaudited)

NOTE 2 ─ SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements (Continued)

In September 2006, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatement when Quantifying Misstatements in Current Year Financial Statements’ (SAB 108) , which will be effective for the fiscal year ending after November 15 ,2006. The objective of SAB 108 is to eliminate diversity in practice surrounding how public companies quantify financial statement misstatements. SAB 108 requires quantification of financial statement misstatements based on the effects of the misstatements on the consolidated statement of income, the consolidated balance sheet and related financial statement disclosures.

According to SAB 108, both “rollover” and “iron curtain” approaches must be considered when evaluating a misstatement for materiality. This is referred to as the “dual approach.” For the companies that have previously evaluated misstatements under one, but not both, of these methods, SAB 108 provides companies with a one-time option to record the cumulative effect of their prior unadjusted misstatements in a manner similar to a change in accounting principle in their annual financial statements during the effective time period if (i) the cumulative amount of the unadjusted misstatements at the beginning of the adopting year would have been material under the dual approach to their annual financial statements for the prior year or (ii) the effect of correcting the unadjusted misstatements during the adopting year would cause these annual financial statements to be materially misstated under the dual approach. In accordance with SAB 108, companies are allowed, upon adoption, to record the effects as a cumulative-effect adjustment to the retained earnings. The Company does not believe that the adoption of SAB 108 will have a material impact on its financial position and results of operations.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (FAS No. 157), which provides guidance on how to measure assets and liabilities that use fair value. This Statement clarifies the principle that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. FAS No. 157 will apply whenever another generally accepted accounting principle requires, or permits, assets or liabilities to be measure at fair value but does not expand the use of fair value to any new circumstances. This statement will also require additional disclosures in both annual and quarterly reports. FAS No. 157 is effective for fiscal years beginning after November 2007, and will be adopted by us beginning June 30, 2008. The Company is currently evaluating the potential impact the adoption of FAS No. 157 may have on the Company’s financial statements.

NOTE 3 ─ INVENTORIES

	June 30,		March 31,
	2005	2006	2007
			(Unaudited)
Raw materials	$2,799,849	$2,787,715	$3,111,096
Work in progress	943,574	1,503,618	6,238,883
Finished goods	4,690,852	3,915,887	6,013,428
Low value consumables	13,891	16,429	13,232
Provision	-	(392,807)	(380,404)

	$8,448,166	$7,830,842	$14,996,235

FII-19

GIFTED TIME HOLDINGS LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED JUNE 30, 2004, 2005 AND 2006
AND NINE MONTHS ENDED MARCH 31, 2006 AND 2007
(Information for the Nine Months Ended March 31, 2006 and 2007 is Unaudited)

NOTE 4 ─ PROPERTY, PLANT AND EQUIPMENT AND CONSTRUCTION IN PROGRESS

A summary of property and equipment at cost is as follows:

	June 30,		March 31,
	2005	2006	2007
			(Unaudited)
Land use right	$697,603	$722,228	$747,580
Buildings	5,190,628	12,833,072	13,024,621
Machinery	1,432,699	1,844,165	2,784,986
Electronic equipment	1,927,300	2,163,249	2,617,863
Software	303,908	397,618	432,324
Motor vehicles	469,939	691,086	817,746
Office furniture	217,162	164,657	216,196
Other equipment	175,848	294,885	297,238
Construction in progress	6,190,432	2,181,608	514,083

	16,605,519	21,292,568	21,452,637

Accumulated depreciation	(2,701,257)	(3,508,014)	(4,521,128)

	$13,904,262	$17,784,554	$16,931,509

The depreciation and amortization for the years ended June 30, 2004, 2005 and 2006 was $921,204, $820,863 and $1,570,135 respectively. Depreciation and amortization for the nine months ended March 31, 2006 and 2007 were $954,106 and $1,193,236, respectively.

NOTE 5 ─ LONG-TERM INVESTMENTS

The investments in the following several limited liability companies were accounted for under either equity method or cost method. Regarding investment in HollySys Zhonghao, the Company accounted for 89.11% interest. Based on shareholder agreement of HollySys Zhonghao, the minority interest holders has the participation rights to effectively participate in corporate actions of selecting, terminating and setting compensation of management responsible for implementing HollySys Zhonghao’s policies and procedures and the corporate actions of establishing operating and capital decisions of HollySys Zhonghao, such as budgets, in ordinary course of business. In accordance with EITF 96-16, the Company did not consolidate the financial statements of the investee company, instead, adopted the equity method to present this investment on the balance sheets for the reported periods. The exact same fact was applicable to Shenzhen HollySys, which was fully impaired as of June 30, 2001 and was completely liquidated on May 23, 2006. It is management’s expectation that Shenzhen HollySys will be dissolved in the near future.

The following information summarized the long-term investments at June 30, 2005 and 2006 and March 31, 2007.

FII-20

GIFTED TIME HOLDINGS LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED JUNE 30, 2004, 2005 AND 2006
AND NINE MONTHS ENDED MARCH 31, 2006 AND 2007
(Information for the Nine Months Ended March 31, 2006 and 2007 is Unaudited)

NOTE 5 ─ LONG-TERM INVESTMENTS (Continued)

June 30, 2005	Interest Held	Long-term Investment At Cost	Equity in Investee Company	Advance to Investee Company	Subtotal
Equity Method
HollySys Information Technology	40%	$1,771,222	$4,721	$203,271	$1,979,214
HollySys Electric Machinery	40%	639,901	318,991	48,330	1,007,222
New Huake Electric Tech	37.5%	181,236	9,390	48,330	238,956
HollySys Zhonghao Automation Engineering	89.11%	108,743	(15,340)	-	93,403
Subtotal		2,701,102	317,762	299,931	3,318,795

Cost Method
Zhongjijing Investment Consulting	5%	362,472	-	-	362,472
Total		$3,063,574	$317,762	$299,931	$3,681,267

During fiscal 2005, HollySys disposed HollySys Communication Equipment Co., Ltd. which was accounted for under cost method and received proceeds approximately $144,986 with a disposal gain of approximately $12,100. On March 26, 2005, HollySys received cash of $187,209 from the liquidation committee of Beijing Dongfang Jinhe Environmental Technology Co., Ltd., where HollySys accounted for 30% interest and investment was fully reserved at June 30, 2002. The proceeds were recorded as part of investment income for fiscal 2005.

June 30, 2006	Interest Held	Long-term Investment at Cost	Equity in Investee Company	Advance to Investee Company	Subtotal
Equity Method
HollySys Information Technology	40%	$1,861,498	$25,963	$13,305	$1,900,766
HollySys Electric Machinery	40%	662,490	605,737	-	1,268,227
New Huake Electric Tech	37.5%	187,634	43,676	31,272	262,582
HollySys Zhonghao Automation Engineering	89.11%	112,583	(9,718)	-	102,865
Beijing Techenergy Co., Ltd.	50%	1,250,891	50,223	20,306	1,321,420
Subtotal		$4,075,096	$715,881	$64,883	$4,855,860

Cost Method
Zhongjijing Investment Consulting	5%	375,267	-	-	375,267
Beijing HollySys Equipment Technology Co., Ltd.	20%	50,036	-	-	50,036
Total		$4,500,39	$715,881	$64,883	$5,281,163

FII-21

GIFTED TIME HOLDINGS LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED JUNE 30, 2004, 2005 AND 2006
AND NINE MONTHS ENDED MARCH 31, 2006 AND 2007
(Information for the Nine Months Ended March 31, 2006 and 2007 is Unaudited)

NOTE 5 ─ LONG-TERM INVESTMENTS (Continued)

March 31, 2007	Interest Held	Long-term Investment At Cost	Equity in Investee Company	Advance to Investee Company	Subtotal
		(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Equity Method
HollySys Information Technology	40%	$1,948,385	$(59,011	$231,868	$2,121,242
HollySys Electric Machinery	40%	685,745	802,625	-	1,488,370
New Huake Electric Tech	38%	194,220	54,478	32,370	281,068
HollySys Zhonghao Automation Engineering	89.11%	144,465	(37,978)	-	106,487
Beijing Techenergy Co., Ltd.	50%	1,294,800	122,472	25,765	1,443,037
IPE Biotechnology Co., Ltd	31.15%	1,553,760	(12,914)	-	1,540,846
Subtotal		$5,821,375	$869,672	$290,003	$6,981,050

Cost Method
Zhongjijing Investment Consulting	5%	388,440	-	-	388,440
Beijing HollySys Equipment Technology Co., LTD.	20%	51,792	-	-	51,792
Beijing Best Power Electrical Technology Co., Ltd	18.49%	1,456,009	-	-	1,456,009
Total		$7,717,616	$869,672	$290,003	$8,877,291
On September 21, 2006, Beijing HollySys paid RMB11.245 million (equivalent $$1.423 million) to seven individual investors in exchange for 18.49% interest in Beijing Best Power Electrical Technology Co., Ltd. (Best Power). Best Power is also conducting industrial automation business focusing on difference industry segments, such as mining, metallurgy, automated machinery, electric equipment, etc. The purpose for this investment by the Company is to obtain the necessary access to other industries, mainly metallurgy industry and reduce the number of competitors. This investment was accounted for under the cost method and subject to impairment test on an annual basis.

On September 30, 2006, Beijing HollySys infused RMB$12 million (equivalent $1.518 million) to IPE Biotechnology Co., Ltd. (IPE) accounting for approximately 31.15% equity interest in IPE. IPE has been focusing on the low-density biochip research and development for the application in clinic diagnoses and animal quarantine and has being deemed as one of the new and high technology enterprises by Beijing Municipal Science and Technology Commission.

According to IPE’s capital increase agreement entered by respective participating parties, IPE would like to increase its registered capital from RMB10 million to RMB30 million. Of the newly increased capital of RMB20 million, Beijing Youzhuoyue Investment Co. Ltd. committed to infuse RMB3 million, Beijing HollySys committed to infuse RMB12 million and Mr. Xiaobin Huang, a Chinese citizen, committed to infused RMB5 million. Beijing HollySys paid RMB12 million (equivalent $1.515 million) on September 30, 2006. IPE has changed its registration with China Administration of Industry and Commerce as of December 31, 2006.

FII-22

GIFTED TIME HOLDINGS LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED JUNE 30, 2004, 2005 AND 2006
AND NINE MONTHS ENDED MARCH 31, 2006 AND 2007
(Information for the Nine Months Ended March 31, 2006 and 2007 is Unaudited)

NOTE 5 ─ LONG-TERM INVESTMENTS (Continued)

Before the investment made by Beijing HollySys, both of Chairman of Board of Directors and CEO of the Company are individual investors of IPE, and the Chairman of Board of Directors of the Company is the legal representative of Beijing Youzhuoyue Investment Co., Ltd. The above three parties had accounted for 50% interest of IPE, in aggregate before the capital increase. Due to the above relationship, the investment transaction was deemed as one of the related party transactions. After the investment made by the Company, the aggregate interest held by four parties reached 66.67% as of March 31, 2007. Since Beijing HollySys accounts for 31.15% interest of IPE and does not have a control over the operations of IPE, this investment is accounted for under the equity method as of March 31, 2007. In future, once the Company has a control over IPE, then IPE’s financial statements may be consolidated into the Company’s financial statements.

During the third quarter ended March 31, 2007, HollySys Haotong declared to distribute dividends of $771,267, of which $231,380 will be paid to the 30% minority shareholders. The Company expects that HollySys Haotong will get into liquidation status once the warranty periods for the contracts performed by HollySys Haotong are expired.

NOTE 6 ─ WARRANTY LIABILITY

	June 30,		March 31,
	2005	2006	2007
			(Unaudited)
Beginning balance	$881,052	$1,594,215	$1,430,736
Expense accrued	1,708,767	1,273,616	1,139,140
Expense incurred	(995,604)	(1,437,095)	(537,244)

Ending balance	$1,594,215	$1,430,736	$2,032,632

NOTE 7 ─ SHORT-TERM BANK LOANS

At June 30, 2005 and 2006, the Company’s short-term bank borrowings consisted of revolving bank loans of $8,699,329 (of which $6,041,201 located in HollySys, $2,416,480 located in Hangzhou HollySys and the remaining balance located in Haotong), and $7,130,081(of which $2,501,783 located in HollySys, $4,628,298 located in Hangzhou HollySys) from several banks, respectively. At March 31, 2007, the Company’s short-term bank loan borrowing was $14,890,201 of which $8,416,201 located in HollySys, $6,474,000 located in Hangzhou HollySys. All these short-term bank loans had fixed interest rates with interest rates ranging from 5.022% to 6.7% per annum. However, when these short-term bank loans were renewed, the interest rates were subject to change based on the notice from the People’s Bank of China, the central bank of China. Most of the short-term bank loans were guaranteed by the Company related parties and third parties and one bank loan of $1,250,891 at June 30, 2006 and $0 at March 31, 2007 in Hangzhou HollySys was collateralized by its plant and property. The proceeds from these short-term bank loans were used for working capital purpose.

At June 30, 2006 and March 31, 2007, there was a bank loan of $2,501,783 and $0 payable to a commercial bank which served as a trustee appointed by a related party (that is an investee company named HollySys Information Technology in which HollySys holds 40% interest). This loan had interest rate of 5.76% and 5.76% at June 30, 2006, which is the same market rate charged by that commercial bank for the loans lent with similar terms.

FII-23

GIFTED TIME HOLDINGS LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED JUNE 30, 2004, 2005 AND 2006
AND NINE MONTHS ENDED MARCH 31, 2006 AND 2007
(Information for the Nine Months Ended March 31, 2006 and 2007 is Unaudited)

NOTE 8 ─ NOTES PAYABLE

During the period from December 18 to 20, 2006, the Company and the original Chinese owners entered into a series of significant transactions with Chardan North China Acquisition, Inc. (Chardan thereafter), Advance Pacific Holdings Limited (APH thereafter, which is solely owned by Mr. Ka Wa Cheng), and 15 investors who provided a bridge loan and purchased 1.3 million preferred shares in the aggregate amount of $30 million in order to satisfy the urgent needs from the original Chinese owners of the Company.

On December 20, 2006, the Company issued 15 notes in aggregate of $29.87 million payable to 15 investors and 1.3 million preferred shares with a part value of $0.01 per share in exchange for the proceeds of $30 million. The notes issued to the 15 investors bear an interest at 10% per annum. The repayment terms are: (i) An aggregate principal amount of $25 million, together with any then unpaid and accrued interest thereon and other amounts payable under the notes, is due and payable on the earlier to occur of (a) ten business days following the closing under the stock purchase agreement between Advance Pacific and Chardan, (b) the Tranche B Maturity Date (as defined below), or (c) when, upon or after the occurrence of an event of default under the note, such amounts are declared due and payable by the investors or made automatically due and payable in accordance with the terms of the notes; and (ii) the remaining principal, plus all accrued and unpaid interest thereon and all other amounts due under the notes, is due and payable on (a) the date (the “Tranche B Maturity Date”) that is the earliest of (1) one year following the date that HLS acquires all or substantially all of the shares of Company, (2) 60 days following the redemption (as provided in the warrant agreement) of the publicly traded warrants to be assumed by HLS concurrently with the closing of the redomestication transaction in substitution for the warrants issued by Chardan, or (3) September 30, 2008, or (b) when, upon or after the occurrence of an event of default, such amounts are declared due and payable by the investors or made automatically due and payable in accordance with the terms of the note. If any payment of interest or any other amount under these notes is not made within ten days after the due date, the Company is required to pay a late payment fee equal to the lesser of five percent of the amount of such late payment or the maximum amount permitted by applicable law. After the occurrence and during the continuance of an event of default, the notes shall bear interest.

Holders of the newly issued 1.3 million shares of the Company’s preferred stock are fully informed of the contemplated stock purchase transaction between the Company and Chardan and have the rights to accept the Exchange Offer tendered by Chardan to convert each outstanding share of preferred stock into one common share of the successor company of Chardan, which is HLS. The Company believes that the holders of 1.3 million preferred shares will accept the Exchange Offer aforementioned.

The Company identified the fact that the closing price of Chardan’s common share was $7.34 per share on December 20, 2006 and believed that this price was the most objective indicator of the fair value of these 1.3 million preferred shares. Using the relative fair value method, the Company allocated the entire $30 million proceeds between the $29.987 million notes payable and 1.3 million preferred shares, resulting in a discount of $7,239,390 to the $29.987 million notes payable. The Company estimated that the life of these notes payable will be about nine months with the expectation that the contemplated stock purchase transaction will be consummated before September 20, 2007. With such estimated life of the bridge loan, the Company adopted the effective interest rate method to amortize the discount of $7,239,390 over the nine-month period. As of March 31, 2007, the outstanding balance of 15 Notes payable was $23,496,016, net of the discount of 6,490,984.

FII-24

GIFTED TIME HOLDINGS LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED JUNE 30, 2004, 2005 AND 2006
AND NINE MONTHS ENDED MARCH 31, 2006 AND 2007
(Information for the Nine Months Ended March 31, 2006 and 2007 is Unaudited)

NOTE 9 ─ LONG-TERM LOANS

	June 30,		March 31,
	2005	2006	2007
			(Unaudited)
RMB-denominated loan (RMB24 million) from Industry and Commercial Bank of China, maturing on December 26, 2005, bearing interest at 5.58% per annum, guaranteed by China Electronic Information Industry Group Co., Ltd.	$1,208,240	$-	$-

RMB-denominated loan (RMB15 million) from Beijing Bank, maturing on July 15, 2007, bearing interest at 5.49% per annum, guaranteed by Beijing Zhongguancun Science Technology Guaranty Co., Ltd.	1,812,360	1,876,337	1,942,200

RMB-denominated loan (RMB40 million) from CITIC Trust & Investment Co., Ltd., maturing January 21, 2007, bearing interest at 7.002% per annum, guaranteed by Beijing Zhongguancun Science Technology Guaranty Co., Ltd. and HollySys pledged a portion of its property located in Beijing to Zhongguancun Science Technology Guaranty Co., Ltd. As collateral.	4,832,961	5,003,565	-

RMB-denominated loan (RMB30 million) from China Development Bank, maturing June 28, 2009, bearing interest at 6.03% per annum, guaranteed by Beijing Zhongguancun Science Technology Guaranty Co., Ltd. and HollySys pledged a portion of its property located in Beijing to Zhongguancun Science Technology Guaranty Co., Ltd. As collateral.	-	3,752,674	3,884,400

Current portion	(1,208,240)	(5,003,565)	(1,942,200)

	$6,645,321	$5,629,011	$3,884,400

Annual maturities of long-term bank loans during the five years subsequent to June 30, 2006 are as follows:

Years ending June 30,	Amount

2007	$5,003,565
2008	1,876,337
2009	3,752,674
2010	-
2011	-

$10,632,576

FII-25

GIFTED TIME HOLDINGS LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED JUNE 30, 2004, 2005 AND 2006
AND NINE MONTHS ENDED MARCH 31, 2006 AND 2007
(Information for the Nine Months Ended March 31, 2006 and 2007 is Unaudited)

NOTE 10 ─ INCOME TAXES

The income generated by the Company before income taxes in years ended at 2004, 2005 and 2006, respectively, was as follows:

	Years Ended June 30,
	2004	2005	2006

HollySys	3,920,001	4,186,152	2,870,448
Beijing HollySys Haotong	(48,749)	310,763	920,958
Hangzhou HollySys	2,853,335	11,974,623	19,149,884

Total	$6,724,587	$16,471,538	$22,941,290

The income tax provision was as follows:

	Years Ended June 30,
	2004	2005	2006

Income taxes:
Current	$887,455	$340,257	$1,160,909
Deferred	60,313	61,211	207,929

	$947,768	$401,468	$1,368,838

The difference between the effective income tax rate and the expected statutory rate was as follows:

	Years Ended June 30,
	2004	2005	2006

Statutory rate	33.0%	33.0%	33.0%
Income tax rate reduction	(14.9)	(24.1)	(20.5)
Permanent difference	(4.1)	(6.9)	(6.5)

Effective income tax rate	14.0%	2.0%	6.0%

The temporary differences that have given rise to the deferred tax liabilities consist of the following:

	June 30,		March 31,
	2005	2006	2007
			(Unaudited)
Allowance for doubtful accounts	$211,481	$267,870	$266,443
Inventory provision	-	66,789	44,157
Deferred revenue	216,211	311,198	234,287
Unamortized goodwill	50,583	45,387	46,980
Unamortized deferred expenses	12,785	6,618	6,850
Warranty liabilities	92,310	192,259	148,772
Inventory cost adjustment	16,005	1,026	1,062
Unbilled accounts receivable	(678,129)	(1,183,096)	(942,206)

Net deferred tax liabilities	$(78,754)	$(291,949)	$(193,655)

FII-26

GIFTED TIME HOLDINGS LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED JUNE 30, 2004, 2005 AND 2006
AND NINE MONTHS ENDED MARCH 31, 2006 AND 2007
(Information for the Nine Months Ended March 31, 2006 and 2007 is Unaudited)

NOTE 11 ─ RELATED PARTY TRANSACTIONS

Related Party Relationships

Name of Related Parties	Relationship with the Company

HollySys Zhonghao Automation Engineering Technology Co., Ltd. (a China based entity)	89.11% owned by HollySys
HollySys information Technology Co., Ltd. (a China based entity)	40% owned by HollySys
New Huake Electronic Technology Co., Ltd. (a China based entity)	37.5% owned by HollySys
Shenzhen HollySys Automation Engineering Co., Ltd. (a China based entity with a full reserve for impairment and liquidated on May 23, 2006)	52% owned by HollySys
Beijing Techenergy Co., Ltd.	50ûowned by HollySys
HollySys Electric Tech Co., Ltd (a China based entity)	40% owned by HollySys
HollySys Equipment Technology Co., Ltd. (a China based entity)	20% owned by HollySys
Beijing Best Power Electrical Technology Co., Ltd. (a China based entity)	18.49% owned by HollySys
IPE Biotechnology Co., Ltd. (a China based entity)	31.15% owned by HollySys
Zhongjijing Investment & Consulting Co., Ltd. (a China based entity)	5% owned by HollySys
Sixth Institute of Information Industry	One of the owners in HollySys
Shanghai Jinqiaotong Industrial Development Co., Ltd. (a China based entity)	One of the owners in HollySys

Leasing from Related Parties

HollySys entered into a lease agreement with HollySys Information Technology to lease office space. The lease agreement is renewable on an annual basis. The basic rental price has ranged from RMB1.4 or RMB1.5 per square per day during the past five years. The total rental per year depends on the total square meters leased. The total rental expense for the years ended June 30, 2004, 2005, and 2006 was $115,688, $56,503, and $92,252, respectively. The rental expense for the nine months ended March 31, 2006 and 2007 was $57,068 and $39,208, respectively.

Due to Related Parties

	June 30,		March 31,
	2005	2006	2007
			(Unaudited)
Hangzhou HollySys System Engineering Co., Ltd.	$80,862	$-	$-
HollySys Zhonghao Automation Engineering Technology Co., Ltd.	200,767	219,019	230,176
Sixth Institute of Information Industry	163,055	20,222	20,932
Shenzhen HollySys Automation Engineering Co., Ltd.	12,082	-	-
Beijing TechEnergy Co., Ltd.	-	239,883	341,827
New Huake Electronic Technology Co., Ltd.	-	-	2,249

	$456,766	$479,124	$595,184

FII-27

GIFTED TIME HOLDINGS LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED JUNE 30, 2004, 2005 AND 2006
AND NINE MONTHS ENDED MARCH 31, 2006 AND 2007
(Information for the Nine Months Ended March 31, 2006 and 2007 is Unaudited)

NOTE 11 ─ RELATED PARTY TRANSACTIONS (Continued)

Shenzhen HollySys Automation Engineering Co., Ltd. was under the process of liquidation in accordance with Chinese laws, and issued the liquidation report on February 10, 2006. Beijing HollySys received the last distributable assets on April 12, 2006 and then the process of liquidation was completed. On December 31, 2005, Hangzhou HollySys System Engineering Co., Ltd. completed its process of liquidation. HollySys has been collecting all accounts receivable on behalf of HollySys Zhonghao as the investee company did not have any employees since early 2004 and its liquidation application is under the process after all collection work has been done. All the above amounts due to related parties are due on demand.

The Company’s management believed that the collection of due from related parties were reasonably assured and accordingly, no provision had been made for these balances of due from related parties.

Note Receivable from the Stockholder

In order to satisfy the urgent needs of the original Chinese owners, the ownership of the Company was reorganized in two steps. In the first transaction, the original Chinese owners of the Company transferred their interests in the Company to OSCAF, a related party owned by Madame Qiao Li. In the second transaction, OSCAF sold its ownership interests in the Company to APH in exchange for two notes: one is a $30 million note and another is a $200 million note. Consequently, APH became the sole owner of the Company. The Company raised $30 million cash by using a bridge loan arrange through Chardan Capital, Inc, a related party of Chardan, and by issuing 15 notes payable and 1.3 million shares of preferred shares (that transaction was disclosed in Note 8). The Company loaned the $30 million cash to APH, in order for it to pay off the first $30 million note, in exchange for a note receivable of $30 million from APH. On December 22, 2006, the entire proceeds of $30 million were wired to the original Chinese owners’ bank accounts through Chardan Capital, Inc. The note receivable bears an interest at 10% per annum. The repayment terms of this note receivable, by design, is coincident with the repayment terms of the bridge loan disclosed in Note 8. There are also certain default provisions, which are not repeated here as the details are disclosed in Note 16. Because APH, being the sole stockholder, is a holding company with no stand-alone operations and no material assets to repay the note, the note receivable from APH was presented in the stockholder’s equity section on the balance sheet as of March 31, 2007.

NOTE 12 ─ EQUITY TRANSACTIONS

On November 20, 2003, two foreign investors infused their capital of $300,000 each, totaling $600,000, into Hangzhou HollySys to account for 60% interest together.

On March 16, 2005, the board of directors of Hangzhou HollySys resolved to declare cash dividends RMB33,545,913.94 (equivalent of $4,049,427) based on the fiscal 2004 net income situation. The $4 million were paid by Hangzhou HollySys and received by the Company as the stockholders of Hangzhou HollySys made their contribution of registered capital of the above $4.049 million. Accordingly, the above $4 million of dividends distribution paid and received by Hangzhou was deemed as non-cash transaction and the actual cash dividends of $29,656 were paid to two stockholders of Hangzhou HollySys and the remaining portion of $19,771 was paid to Beijing HollySys, which is a party of the entire consolidation of the Company.
FII-28

GIFTED TIME HOLDINGS LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED JUNE 30, 2004, 2005 AND 2006
AND NINE MONTHS ENDED MARCH 31, 2006 AND 2007
(Information for the Nine Months Ended March 31, 2006 and 2007 is Unaudited)

NOTE 12 ─ EQUITY TRANSACTIONS (Continued)

On March 18, 2005, the board of directors of Beijing HollySys resolved to declare cash dividends of RMB15 million (equivalent of $1,812,360) based on the fiscal 2004 net income situation. The cash dividends of $1,478,478 were paid on April 16, 2006 (including $469,200 was paid to minority interest), resulting unpaid dividends of $333,894 at June 30, 2005, which was paid in fiscal 2006.

During fiscal 2005, one of investee companies, HollySys Electric Machinery, received donation of approximately $30,772 in which HollySys accounted for 40% interest. Accordingly, HollySys recorded additional capital $12,309 and treated it as a non-cash transaction for cash flow statement purpose.

Because only 74.11% interest of HollySys was transferred into the Company, therefore, there was $9,123 recognized as addition to additional paid-in capital in fiscal 2005 for the Company reporting purpose.

During fiscal 2005, Hangzhou HollySys received cash donation of $2,892 of which the owners of 60% interest in Hangzhou claimed for $1,735 and the owners of 74.11% interest in HollySys claimed for $857, totaling $2,592. As long as their interest transferred to the Company, $2,592 was accounted for part of additional paid-in capital.

On April 13, 2006 the board of directors at Hangzhou HollySys resolved to declare cash dividends of RMB10 million (equivalent of $1,236,109) based on fiscal 2006 net income situation. The cash dividends of $1,236,109 were paid on May 16, 2006. As Beijing HollySys did not distribute the cash proceeds to its stockholders, the cash received by Beijing HollySys was still included in the cash balance of the Company as of June 30, 2006. Only 60% of the above $1,236,109 was paid in cash to the other two investors of Hangzhou HollySys.

On June 30, 2006 the board of directors at Beijing HollySys resolved to declare cash dividends RMB10 million (equivalents of $1,250,891) to its stockholderss, which was not being paid yet as of June 30, 2006.

During fiscal 2006, Hangzhou HollySys received two computers from one vendor as a donation totaling $6,171. Of the $6,171, the owners of 60% interest in Hangzhou HollySys claimed for $3,703 and accounted it for additional paid-in capital. In the meantime, being 40% owner in Hangzhou HollySys claimed for $2,468; the owners of 74.11% interest in Beijing HollySys also claimed for $1,841 and accounted it for additional paid-in capital. As long as their interest transferred to the Company, the total of $5,544 was accounted for part of additional paid-in capital.

During fiscal 2006, Hangzhou HollySys received another two televisions from one vendor as a donation totaling $3,372. Of the $3,372, the owners of 60% interest in Hangzhou HollySys claimed for $2,023 and accounted it for additional paid-in capital. In the meantime, being 40% owner in Hangzhou HollySys claimed for $1,349; the owners of 74.11% interest in Beijing HollySys also claimed for $1,000 and accounted it for additional paid-in capital. As long as their interest transferred to the Company, the total of $3,023 was accounted for part of additional paid-in capital.

FII-29

GIFTED TIME HOLDINGS LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED JUNE 30, 2004, 2005 AND 2006
AND NINE MONTHS ENDED MARCH 31, 2006 AND 2007
(Information for the Nine Months Ended March 31, 2006 and 2007 is Unaudited)

NOTE 12 ─ EQUITY TRANSACTIONS (Continued)

In conjunction with other significant transactions entered among the Company, the individual owners of the seven BVI companies, APH and Mr. Ka Wa Cheng, and 15 investors, the Company’s capital structure was revised under the instructions of Mr. Ka Wa Cheng as follows: 1) the Company’s authorized shares increased to 33.5 million; 2) the par value of common share was revised from $1 per share to $0.01 per share (accordingly 50,000 shares of common stock with par value of $1 per share were split into 5 million shares with par value of $0.01 per share); 3) 17.2 million shares of common stock were issued to APH (the sole stockholder) resulting in 22.2 million shares issued and outstanding in total (which was deemed a further stock split); and 4) the Company also newly authorized 1.5 million of preferred shares with par value of $0.01 per share and the rights of holders of these preferred shares are the same as the rights of holders of common shares. Consequently, the above common stock restructure was accounted for as stock split; accordingly, the 22.2 million shares issued were presented on the financial statement on a retrospective basis. Out of the 1.5 million of preferred shares, 1.3 million shares were issued to 15 investors, who provided the fund of $29.987 million and were disclosed in Note 8, for the proceeds of $13,000. It is expected that the holders of 1.3 million preferred shares will accept the Exchange Offer tendered by Chardan to convert into common shares issued by the successor company of Chardan on one-to-one basis when the contemplated stock purchase transaction will be consummated before September 2007.

NOTE 13 ─ GOVERNMENT SUBSIDIES

The local government in Beijing and Hangzhou provided subsidies sourcing from value added tax collected to encourage Beijing HollySys’, Haotong’s and Hangzhou HollySys’ research and development effort and other subsidies to Beijing HollySys for enterprise development purpose. Especially, in the early fiscal 2005 the local government in Beijing provided specified subsidies to offset interest expenses to encourage Beijing HollySys's research and development effort. All subsidies were accounted for based on the hard evidence that the respective entity should be entitled to receive these subsidies or that cash has been received. Subsidies recognized for supporting research and development effort was first offset against the relevant entity’s research and development expense. The remaining balance of specified subsidies, if any, together with other subsidies, was recognized as other income in accordance with internationally prevailing practice. Government subsidies recognized by the respective entity were summarized as follows:

		Years Ended June 30,			Nine Months Ended March 31,
		2004	2005	2006	2006	2007
					(Unaudited)	(Unaudited)
HollySys	Subsidies received:	$1,398,360	$1,662,261	$2,460,028	$1,910,232	$3,606,500
	R & D expenses offset	(1,395,578)	(67,262)	(677,207)	(738,836)	(2,358,520)
	Interest expenses offset	-	(241,648)	-	-	-
	Subsidies income	2,782	1,353,351	1,782,821	1,171,396	1,247,980

Hangzhou HollySys	Subsidies received:	115,914	1,825,287	3,736,146	2,349,114	3,555,936
	R & D expenses offset	(115,914)	(885,758)	(1,163,600)	(834,775)	(1,498,835)
	Subsidies income	-	939,529	2,572,546	1,514,339	2,057,101

Haotong	Subsidies received:	52,993	62,082	23,087	86,144	58,721
	R & D expenses offset	(52,993)	(62,082)	(23,087)	86,144	(26,054)
	Subsidies income	-	-	-	-	32,667

Total	Subsidies received:	1,567,267	3,549,630	6,219,261	4,345,490	7,221,157
	R & D expenses offset	(1,564,485)	(1,015,102)	(1,863,894)	(1,659,755)	(3,883,409)
	Interest expenses offset	-	(241,648)	-	-	-
	Subsidies income	$2,782	$2,292,880	$4,355,367	$2,685,735	$3,337,748

FII-30

GIFTED TIME HOLDINGS LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED JUNE 30, 2004, 2005 AND 2006
AND NINE MONTHS ENDED MARCH 31, 2006 AND 2007
(Information for the Nine Months Ended March 31, 2006 and 2007 is Unaudited)

NOTE 14 ─ SUPPLEMENTORY INFORMATION ABOUT CASH FLOWS

Cash Paid	Years Ended June 30,			Nine Months Ended March 31,
	2004	2005	2006	2006	2007
				(Unaudited)	(Unaudited)
Interest	$867,621	$991,880	$993,379	$943,707	$998,379
Income tax	184,976	1,311,003	933,410	347,588	1,267,492

	$1,052,597	$2,302,883	$1,926,789	$1,291,295	$2,265,871

Non-cash transactions	Years Ended June 30,			Nine Months Ended March 31,
	2004	2005	2006	2006	2007
				(Unaudited)	(Unaudited)
Additional paid-in capital	$301	$9,123	$10,018	$9,990	$488
Minority interest	$105	$3,186	$3,500	$3,490	$170
Accounts payable	$(406)	-	$(13,518	$(13,480	$(658)
Long-term investment	-	$(12,309)	-	-	-
Retained earning	-	$(2,400,000)	-	-	-
Discount to notes payable					(7,239,390)
Additional paid-in capital					7,239,390
Additional paid-in capital	-	$2,400,000	$5,585	$5,544	$3,023
Minority interest	-	-	$645	$627	$1,296
Electronic equipment	-	-	$(6,230	$6,171	$(4,511)
Tax payable					192
Retained earning	-	$(1,343,140)	$(927,035)	-
Minority interest	-	-	$(323,856)	-	(231,380)
Dividend payable	-	$1,343,140	$1,250,891	-	231,380
Retained earning	$(683,890	$(2,084,965)	$(3,020,787)	-	-
Appropriated earnings	$683,890	$2,084,965	$3,020,787	-	-

NOTE 15 ─ LEASE COMMITMENT

On May 22 2006, HollySys Beijing entered into a factory lease agreement with Beijing Lighting Fixture Co., Ltd. According to the agreement, HollySys Beijing leased a plant with 4,937 square meters owned by Beijing Lighting Fixture Co., Ltd. and located in Beijing for operation purpose. The lease term is five years, from July 20, 2006 to July 19, 2011. Based on the exchange rate on March 31, 2007, HollySys Beijing is obligated to pay rents in foreseeable future as follows:

Years ending June 30,	Amount

2007	$18,301
2008	138,199
2009	149,353
2010	157,062
2011	164,915
2012	8,605

$636,435

FII-31

GIFTED TIME HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED JUNE 30, 2004, 2005 AND 2006
AND NINE MONTHS ENDED MARCH 31, 2006 AND 2007
(Information for the Nine Months Ended March 31, 2006 and 2007 is Unaudited)

NOTE 16 ─ UPCOMING ACQUISITION (UNAUDITED)

On February 2, 2006, the Company entered into a stock purchase agreement with Chardan North China Acquisition Corporation ("Chardan ") pursuant to which Chardan will acquire 100% interest of Gifted Time Holdings Limited.

For the acquisition, Chardan will form its own wholly-owned subsidiary under the laws of the British Virgin Islands, under the name HLS Systems International Limited ("HLS"). At the time of the closing, Chardan will merge with and into HLS for the purpose of redomestication out of the United States to secure future tax benefits. This redomestication merger will be achieved by a one-for-one exchange of all the outstanding common stock of Chardan for common stock of HLS and the assumption of all the rights and obligations of Chardan by HLS, including assumption of the outstanding warrants of Chardan on the same terms as they currently exist. Concurrent with the redomestication merger, HLS will acquire all the common stock of HollySys Holdings by the issuance of shares and payment of cash consideration as described below, making it a wholly owned subsidiary of HLS.

The current management of the Company will continue to run the operations in China. Dr. Wang Changli, the founder of HollySys and CEO of the Company, will be CEO of HLS.

The board of directors of HLS will initially consist of nine persons, of whom three members will be designated by HollySys stockholders, one member will be designated by the board of directors of Chardan and five members will be independent directors. Madam Qiao Li, the current Chairperson of Beijing HollySys, will become the Chairperson of HLS, and Dr. Wang will be one of the initial directors. Kerry S. Propper, a current director and executive officer of Chardan, also will become a director of HLS. Since the date of February 2, 2006, the board of directors reduced its initial size from nine persons to seven, of whom two members will be designated by HollySys stockholders, one member will be designated by the board of directors of Chardan and four members will be independent directors. At least four of the other five members of the HLS board of directors will satisfy the independence requirements of Nasdaq. Consideration will be given in selection of directors to meeting the requirements of Sarbanes-Oxley and NASDAQ listing requirements.

The consideration of acquiring 100% interest of the Company will be cash of $30 million and 23,500,000 shares of HLS’ common stock. Of the $30 million cash consideration, up to $27 million will be payable at closing. In the event that some of Chardan’s stockholders exercise their redemption rights, but not enough to result in disapproval of the transaction, the amount to be paid at closing might fall to as low as $23 million. The balance between the $30 million owed and the amount actually paid at closing will be paid out on the basis of 50% of positive cash flow of HLS, with respect to any fiscal year following the closing, based on HLS’ US GAAP audited financial statement, or in the event that HLS raises not less than $60 million in equity through either the exercise of the warrants or by any other means. The 23.5 million shares of HLS will represent not less than 77% of total outstanding shares. If all of the existing stockholders of Chardan North China Acquisition exercise their warrants and no shareholder redeems his or her shares into cash, then the 23.5 million shares to be issued to the stockholders of HollySys Holdings will represent no less than 54.9% of the outstanding shares of HLS.

FII-32

GIFTED TIME HOLDINGS LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED JUNE 30, 2004, 2005 AND 2006
AND NINE MONTHS ENDED MARCH 31, 2006 AND 2007
(Information for the Nine Months Ended March 31, 2006 and 2007 is Unaudited)

NOTE 16 ─ UPCOMING ACQUISITION (UNAUDITED) (Continued)

As additional purchase price, the shareholder of the Company and their designees will be issued, on an all or none basis per year, an aggregate of 8 million shares of common stock of HLS (2 million each year), if on a consolidated basis, HLS has after-tax profits in the following amounts for the indicated 12-month periods ending June 30:

Years Ending June 30,	After Tax Profit

2007	$23,000,000
2008	32,000,000
2009	43,000,000
2010	61,000,000

Whether or not HLS has hit the after-tax profit target in any year will be determined by the Company's audit based on US GAAP, adjusted to exclude after-tax operating profits from any subsequent acquisition for securities that have a dilutive effect and any charge to earnings that results from the issuance of such shares for a prior year.

The above contemplated transaction is expected to be consummated before August 10, 2007 or such later date as the Chardan stockholders may, at a special meeting agree as the final date by which Chardan must complete its business combination before beginning the dissolution process.

The above contemplated transaction will be subject to approval from the stockholders of Chardan. After the stockholders of Chardan approve this merger and acquisition transaction, Chardan or HSL will owns 100% interest of the Company including 74.11% interest in Beijing HollySys, the ownership change of Beijing HollySys will be subject to the approval of an appropriate competency authority in China (Ministry of Commerce at either central government level or provincial level) in accordance with the “Regulation of Merger and Acquisition of PRC Enterprises by Foreign Investors,” which was effective September 8, 2006, in order to make sure that a foreign investment enterprise in China must have the capital sourced from foreign countries. Management of the Company fully believes that it will obtain the necessary approval to changes the registration of Beijing HollySys from a China domestic enterprise to a foreign investment enterprise after the closing of the contemplated stock acquisition transaction between the Company and Chardan. However, management of the Company cannot provide any degree of assurance that the aforementioned change of ownership of Beijing HollySys will be approved by the appropriate competency authority in China in the near future. During the process of changing the ownership of Beijing HollySys from a China domestic enterprise to a foreign investment enterprise, the Company must provide the necessary evidence to prove the consideration paid by foreign investors (in the form of either cash or common shares of a publicly traded company, including the combination of both) based on the proper documentation of fair value of consideration allocated to and received by the Chinese owners of Beijing HollySys. When Beijing HollySys applies for the change of its ownership registration with Chinese government agencies, the portion of $30 million to be received by the current Chinese owners of 74.11% interest in Beijing HollySys through their BVI companies may be required to be registered with foreign exchange control agency in China at the appropriate level in accordance with relevant foreign exchange regulations in China.

FII-33

GIFTED TIME HOLDINGS LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED JUNE 30, 2004, 2005 AND 2006
AND NINE MONTHS ENDED MARCH 31, 2006 AND 2007
(Information for the Nine Months Ended March 31, 2006 and 2007 is Unaudited)

NOTE 16 ─ UPCOMING ACQUISITION (UNAUDITED) (Continued)

Significant Transactions

In November 2006, the Company and Chardan recognized that the closing of the contemplated stock purchase transaction was going to be delayed far beyond what had been expected when the stock purchase agreement was originally signed in early February 2006. The stockholders of the Company had obligations that needed to be satisfied by the end of 2006, and they discussed with Chardan ways to make that cash consideration available. Because it believed that the contemplated stock purchase was still in the best interest of its stockholders, Chardan was wiling to revise some aspects of the stock purchase transaction to accommodate the request from the stockholders of the Company. As a result, during the period from December 18 to 20, 2006 the Company, the owners (seven BVI companies) of the Company and certain third parties completed a series of transactions described below to change the ownership of the Company and to provide the former stockholders of the Company with needed capital. Chardan and Advance Pacific Holdings, Limited, which became the sole holder of all of the issued and outstanding ordinary shares of the Company as a result of these transactions, reached consensus to amend the stock purchase agreement to reflect the changed stock ownership and the stock structure of the Company and to provide incentive for an additional year of operations following the closing.

The first transaction was the transfer by the seven BVI companies of their interests in the Company to OSCAF, which is a related party and is owned by Madame Qiao Li. According to the Stock Purchase Agreement entered into by and among the seven BVI companies and OSCAF on December 18, 2006, in exchange for the GTH Stock, OSCAF will grant the following consideration to the sever BVI companies: (a) upon the receipt by OSCAF of cash payment of $30 million from APH, OSCAF shall make the payment of $30 million and the accrued interest (if any) to the seven BVI companies according to their current respective proportion of shares in GTH; and (b) upon the receipt by OSCAF of cash payment of $200 million from APH, OSCAF shall make the payment of $200 million and the accrued interest (if any) to the seven BVI companies in accordance with their stock proportion. This transfer was in exchange for proportional interests in any consideration received by OSCAF (including the principal and any interest payments on the promissory notes issued by Advance Pacific Holdings, as described below) on its sale of interests in the Company.

The second transaction was the sale by OSCAF of 100% of the issued and outstanding ordinary shares of the Company, to Advance Pacific Holdings Limited (APH), a British Virgin Islands Company, which is solely owned and controlled by Mr. Ka Wa Cheng, a resident of Canada, on December 20, 2006.

APH issued two notes, in exchange for the interest of the Company that it acquired, both payable to OSCAF: (i) a note of $30 million and (ii) a note of $200 million. In accordance with the stock purchase agreement between two parties, APH expected to repay the notes from the combination of a bridge loan of $30 million raised by the Company and the value of 22.2 million shares of HLS’ stock it would receive upon closing of the contemplated stock purchase transaction with Chardan. The amount of $200 million was derived from the estimated value of 22.2 million shares of HLS’ stock. However, the closing price of Chardan’s stock on December 20, 2006 was $7.34, which was below the price of $9.01 per share needed to pay the debt in full (assuming that share price could be realized on all 22.2 million shares). Other than its ownership of the Company’s shares, APH does not have any other material assets, and Mr. Cheng did not provide any personal guarantee of payment of these two notes issued to OSCAF. In the event that APH defaults on the $30 million note, the shares of the Company owned by APH will be returned through OSCAF to the individual owners of the seven BVI companies, and these two notes will be cancelled.

FII-34

GIFTED TIME HOLDINGS LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED JUNE 30, 2004, 2005 AND 2006
AND NINE MONTHS ENDED MARCH 31, 2006 AND 2007
(Information for the Nine Months Ended March 31, 2006 and 2007 is Unaudited)

NOTE 16 ─ UPCOMING ACQUISITION (UNAUDITED) (Continued)

If the default occurs with respect to the $200 million note after the $30 million note has been paid, which means that the value of 22.2 millions shares of HLS’ stock is lower than $200 million, APH will be obligated to return the 22.2 million shares of HSL through OSCAF to the individual owners of the seven BVI companies. By design, APH intended to use the proceeds of the loan that it obtained from Gifted Time (as discussed below) to pay the $30 million note to OSCAF. As a result, only the $200 million note issued by APH would remain outstanding.

As a result of these transactions, APH became the sole owner of the Company. As had been agreed between Qiao Li and Mr. Cheng prior to the consummation of these transactions, Mr. Cheng adopted board resolutions recapitalizing the Company as follows: (i) the authorized ordinary shares of the Company were increased from 50,000 shares with par value of $1.00 per share to 33.5 million shares with par value of $0.01 per share, (ii) preferred shares were created with an authorization of 1.5 million shares at par value of $0.01 per share; and (iii) all of the then outstanding ordinary shares with par value of $1.00 per share held by APH were split into 5 million shares with par value of $0.01 per share and the Company issued an additional 17.2 million ordinary shares to APH, its sole shareholder, resulting in a total of 22.2 million ordinary shares issued and outstanding. The Company then issued 1.3 million shares of preferred stock to 15 outside investors in connection with the $30 million loan transaction described below. After that issuance, the Company had a total of 23.5 million shares issued and outstanding, which equals the number of shares to be issued by HLS upon the closing of the contemplated stock purchase transaction and the Company believed that the holders of 1.3 million preferred shares would accept the Exchange Offer tendered by Chardan.

To provide the funds required by its original stockholders, on December 20, 2006, the Company issued 15 notes with an aggregate principal amount of $29.987 million to 15 outside investors. Chardan Capital, a related party to Chardan, assisted in identifying potential investors, but did not receive any compensation for such services. APH agreed to guarantee repayment of these notes and pledged all of 22.2 million shares of the Company’s stock to secure that guarantee. As part of this transaction, the Company issued 1.3 million preferred shares to these outside investors for $0.01 per share. The notes issued to the investors bear interest at 10% per annum. The repayment terms are: (i) an aggregate principal amount of $25 million, together with any then unpaid and accrued interest thereon and other amounts payable under the notes, is due and payable on the earlier to occur of (a) ten business days following the closing under the stock purchase agreement between Advance Pacific and Chardan, (b) the Tranche B Maturity Date (as defined below), or (c) when, upon or after the occurrence of an event of default under the note, such amounts are declared due and payable to the investors or made automatically due and payable in accordance with the terms of the notes; and (ii) the remaining principal, plus all accrued and unpaid interest thereon and all other amounts due under the notes, is due and payable on (a) the date (the “Tranche B Maturity Date”) that is the earliest of (1) one year following the date that HLS acquires all or substantially all of the shares of Company, (2) 60 days following the redemption (as provided in the warrant agreement) of the publicly traded warrants to be assumed by HLS concurrently with the closing of the redomestication transaction in substitution for the warrants issued by Chardan, or (3) September 30, 2008, or (b) when, upon or after the occurrence of an event of default, such amounts are declared due and payable by the investors or made automatically due and payable in accordance with the terms of the note. If any payment of interest or any other amount under these notes is not made within ten days after the due date, the Company is required to pay a late payment fee equal to the lesser of five percent of the amount of such late payment or the maximum amount permitted by the applicable law. After the occurrence and during the continuance of an event of default, the notes shall bear interest at a rate equal to twelve percent per annum.

FII-35

GIFTED TIME HOLDINGS LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED JUNE 30, 2004, 2005 AND 2006
AND NINE MONTHS ENDED MARCH 31, 2006 AND 2007
(Information for the Nine Months Ended March 31, 2006 and 2007 is Unaudited)

NOTE 16 ─ UPCOMING ACQUISITION (UNAUDITED) (Continued)

The Company loaned the $30 million of proceeds to APH on December 22, 2006 in return for a note of $30 million payable to the Company. The note receivable from APH bears an interest at 10% per annum. The repayment terms of this $30 million note issued by APH are as follows: (1) if the Chardan transaction occurs; upon the closing of a stock purchase transaction between APH and Chardan, pursuant to which APH is to receive a cash payment of $30 million, APH shall make an initial payment of not less than $24 million. In the event that APH receives cash consideration upon the closing of the Chardan transaction sufficient to repay more than $24 million, then, such larger amount will be due and payable in its entirety. The balance of the principal sum not covered by the initial payment made by APH shall be repaid upon APH’s receipt of the balance of the cash consideration due to APH in connection with the Chardan transaction. If the Chardan transaction occurs, all amounts are paid to the Company, the obligation of repayment of the appropriate amount of principal and accrued interest shall be discharged. (2) If Chardan transaction does not close prior to the expiration of the agreements governing the borrowing, and the Company enters into an agreement to effect another business combination, pursuant to which APH will be entitled to received cash consideration in exchange for its ownership interest in the Company, the interest due on the note will be forgiven in the sane manner as if the Chardan transaction had closed. (3) In the event that agreement governing the Chardan transaction expires and the Chardan transaction has not closed prior to September 30, 2008, then the entire principal sum then remaining unpaid, together with all accrued but unpaid interest, shall be due and payable on that date. After receiving the proceeds of $30 million, APH paid the note of $30 million payable to OSCAF discussed above, so that APH currently has two debts outstanding: a $200 million debt owed to OSCAF and a $30 million debt owed to Gifted Time.

If the contemplated stock purchase transaction does not take place, the default provisions contained in the $29.987 million notes payable to the 15 investors who are also the holders of 1.3 million preferred shares of the Company will be triggered, which allows the 15 investors to sell a portion or all the interest of the Company pledged by APH in order for them to recover the outstanding principal and interest then due under the notes payable. If there is any remaining interest available after selling by the 15 investors, the remaining interest will be returned to OSCAF, which should return the remaining interest to the individual owners of the seven BVI companies. Among the individual owners of the seven BVI companies and Chardan, a consensus was reached that paying dividends through Beijing HollySys and Hangzhou HollySys to satisfy the urgent capital need was almost impractical because of Chinese government foreign exchange regulations and individual income tax consequences related to these potential dividends. If the value of 22.2 millions shares of HSL is lower than $200 million, APH is obligated to return the 22.2 million shares of HLS’ stock to the individual owners of the seven BVI companies. The individual owners of the seven BVI companies believed that it was more likely than not that APH would return the 22.2 million shares of HLS’ stock to them instead the cash proceeds of $200 millions because it would be difficult for APH to generate the necessary $200 million in cash within the time frame aforementioned.

As a result of the above series of transaction, the Company and Chardan amended the stock purchase agreement dated February 9, 2006. Under the stock purchase agreement as amended, APH as the sole owner of the Company will receive all of the $30 million cash consideration, 22.2 million of the 23.5 million shares issuable by HLS to acquire the Company, and all of the incentive shares issuable on the basis of the after-tax profits of the Company. HLS will offer the remaining 1.3 million shares to the holders of preferred stock of the Company assuming that all shares of preferred stock of the Company are exchanged for shares of HLS.

FII-36

GIFTED TIME HOLDINGS LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED JUNE 30, 2004, 2005 AND 2006
AND NINE MONTHS ENDED MARCH 31, 2006 AND 2007
(Information for the Nine Months Ended March 31, 2006 and 2007 is Unaudited)

NOTE 16 ─ UPCOMING ACQUISITION (UNAUDITED) (Continued)

As additional purchase price, the shareholder of the Company and their designees will be issued, on an all or none basis per year, an aggregate of 11 million shares of common stock of HLS (2 million shares each year for the first four years and 3 million shares for the fifth year), if on a consolidated basis, HLS has after-tax profits in the following amounts for the indicated 12-month periods ending December 31 assuming that the Company will change its fiscal year-end from June 30 to December 31:

Years Ending December 31,	After Tax Profit

2007	$23,000,000
2008	32,000,000
2009	43,000,000
2010	61,000,000
2011	71,000,000

In accordance with M&A Regulation effective September 8, 2006, under the fact that APH is the sole owner of Gifted Time Holdings Limited and under the assumption that the contemplated stock purchase transactions between APH and Chardan has consummated, the change of ownership registration of Beijing HollySys will be subject to the approval by the appropriate level of competent authority in China. Accordingly, the allocation of all considerations including the cash and shares of HLS’ stock to the Chinese owners who own 74.11% interest in Beijing HollySys should be included in the documents to be submitted to the approval agencies and to be registered with foreign exchange control agencies in terms of relevant foreign exchange regulation.

In deciding whether to apply purchase accounting to the APH acquisition of the Gifted Time Holdings equity interests from OSCAF, the Company considered a number of factors, including those set forth under SFAS 141. Specifically, it considered the most noticeable and decisive fact that, by virtue of the way in which the transaction was structured, the $200 Million Note was non-recourse, to be satisfied on default only by a return of the purchased Gifted Time Holdings stock. Under those circumstances, for accounting purposes the legal acquisition of the Gifted Time Holdings stock by APH was better treated as an option to purchase that stock until such time as APH in fact, performed under the $200 Million Note, and the possibility of the reversion of the stock to the seven BVI companies was eliminated.

The Company also considered the fact that control over the Company’s policies and financial and operational decisions remained with Qiao Li and Wang Chang Li, who had controlled those matters prior to the APH transaction. In particular, in the course of the negotiations by which APH acquired the Gifted Time Holdings stock, Ka Wa Cheng agreed with Qiao Li that he would not, either directly or though APH, change any policies of Gifted Time Holdings or HollySys or make any financial or operational changes affecting those two companies without the consent of Qiao Li and Wang Chang Li, the chairperson and president of HollySys, respectively. Even the actions taken to recapitalize Gifted Time Holdings were done with the consent of those parties.

Since that time, the parties have memorialized their oral understanding in a voting agreement, which both acknowledges that oral understanding and gives Qiao Li the authority to appoint the directors of Gifted Time Holdings.

FII-37

GIFTED TIME HOLDINGS LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED JUNE 30, 2004, 2005 AND 2006
AND NINE MONTHS ENDED MARCH 31, 2006 AND 2007
(Information for the Nine Months Ended March 31, 2006 and 2007 is Unaudited)

NOTE 16 ─ UPCOMING ACQUISITION (UNAUDITED) (Continued)

For those reasons, the Company decided that it would be inappropriate to apply purchase accounting to that transaction. As a result, all of the assets of the Company continue to be carried on the balance sheet at their historical values, rather than having the entire purchase price paid by APH allocated among the tangible and intangible assets of the Company.

In the event that APH performs under the $200 Million Note, which would terminate the voting agreement, making APH not just the legal owner of the Gifted Time Holdings stock, but also the party potentially controlling it, the Company would apply purchase accounting. As a result, the full amount of the purchase price paid by APH would be allocated among its tangible and intangible assets

FII-38

ANNEX A

AMENDED AND RESTATED
STOCK PURCHASE AGREEMENT

A-i

(continued)

A-ii

(continued)

A-iii

(continued)

A-iv

LIST OF EXHIBITS

Exhibit A - HollySys Subsidiary Matters
Exhibit B - HollySys Stockholders
Exhibit C - [intentionally omitted]
Exhibit D - Chardan Sub Merger Agreement
Exhibit E - Form of Stock Consignment Agreement
Exhibit F - Form of Employment Agreement

A-v

AMENDED AND RESTATED
STOCK PURCHASE AGREEMENT

This AMENDED AND RESTATED STOCK PURCHASE AGREEMENT is entered into as of February 9, 2007 by and between CHARDAN NORTH CHINA ACQUISITION CORPORATION, a Delaware corporation (“CNCAC”) and ADVANCE PACIFIC HOLDINGS LIMITED, a British Virgin Islands corporation ("Advance Pacific") and amends and restates the Stock Purchase Agreement originally entered into as of February 2, 2006 (the "Original Agreement"), among CNCAC, SHANGHAI JINQIAOTONG INDUSTRIAL DEVELOPMENT CO., a Chinese corporation, WANG CHANGLI, an individual, CHENG WUSI, an individual, LOU AN, an individual, TEAM SPIRIT INDUSTRIAL LIMITED, a British Virgin Islands corporation, and OSCAF INTERNATIONAL CO., a Cayman Islands corporation, with respect to the following facts:

Capitalized terms used herein that are not otherwise defined shall have the meanings ascribed to them in Article XII hereof.

WHEREAS, Beijing HollySys Co., Ltd., a company incorporated in PRC with limited liability (“BJ HLS”), and Hangzhou HollySys Automation Co., Ltd., a company incorporated in PRC with limited liability (“HZ HLS”) (and collectively with BJHLS, “HollySys”), on their own behalf and through Beijing HollySys Haotong Science & Technology Development Co., Ltd. (“HollySys Subsidiary”), owns and operates in the Peoples Republic of China (“PRC”) the Business; and

WHEREAS, subject to the terms and conditions of this Agreement, BJ HLS and HZ HLS, directly own the percentage interests set forth on Exhibit A of the shares of capital stock of the HollySys Subsidiary (“HollySys Subsidiary Stock”), and through such ownership have full right and title to benefit from the long term investments in HollySys Subsidiary; and

WHEREAS, the persons listed on Exhibit B hereto (the “Original HollySys Stockholders”) were, prior to the reorganization discussed below, the ultimate and beneficial owners (through various BVI companies set up by the Original HollySys Stockholders) of 100% of the outstanding capital stock of Gifted Time Holdings Limited, a holding company that has been formed as a British Virgin Islands corporation (“HollySys Holdings”). The Original HollySys Stockholders in the context of this Agreement will respectively refer to the Original HollySys Stockholders and/or their BVI companies, as the case may be; and

WHEREAS, the Original HollySys Stockholders are (or were as of February 2, 2006) the direct and beneficial owners of 74.11% of the outstanding capital stock of BJ HLS (including by means of nominee arrangements, trust, stock power or similar arrangements) and 60% of the outstanding capital stock of HZ HLS respectively (together all stock and other rights or arrangements are referred to as the “HollySys Stock”); and

WHEREAS, Team Spirit Industrial Limited and OSCAF International Limited have transferred the ownership interests they hold in HZ HLS to HollySys Holdings, and the rest of HollySys Stockholders have consigned all the equity interests (including but not limited to the voting rights, property rights, preemptive rights and any other stockholders’ rights derived from the ownership of the shares in HollySys) they hold in BJ HLS to HollySys Holdings; and

WHEREAS, in December 2006 the Original HollySys Stockholders transferred all of the issued and outstanding shares of HollySys Holdings to Advance Pacific (the "HollySys Stockholder") and HollySys Holdings subsequently issued shares of preferred stock to certain investors (the "Preferred Stockholders") in a financing transaction; and

WHEREAS, subject to the terms and conditions of this Agreement, CNCAC at the Closing, shall acquire by an issuance of capital stock and payment of cash, all of the HollySys Holdings stock held by the HollySys Stockholder and the actual control over the HollySys Stock consigned by certain of the Original HollySys Stockholders to HollySys Holdings as set forth in Section 2.3(b), (collectively, the “HollySys Holdings Stock Purchase”); and

WHEREAS, CNCAC has formed a wholly owned subsidiary pursuant to the corporate laws of the British Virgin Islands (“Chardan Sub”) and simultaneously with the Closing hereunder consummate a plan of merger (“Plan of Merger”) pursuant to which CNCAC will be merged with and into Chardan Sub (the “Chardan Merger”); and

WHEREAS, after the Closing, each of the Original HollySys Stockholders who participated in the HollySys Holdings Stock Purchase by a consignment and HollySys Holdings shall use their best efforts to complete the acquisition of the ownership of HollySys Stock by HollySys Holdings from such Original HollySys Stockholders (“HollySys Stock Acquisition”) as soon as possible;

WHEREAS, since the business of BJ HLS and HZ HLS has grown rapidly in the last few years (with revenues more than doubling from the fiscal year ended June 30, 2003 to the fiscal year ended June 30, 2005, and with net income increasing by more than six times during the same period) and in recognition of the various opportunities for significant growth ahead, the parties believe that the payment of the earnout specified in Section 1.3 is a fair means of adjusting the consideration payable to the HollySys Stockholders in the event that the future operating results of BJ HLS and HJ HLS demonstrate that the value of the business acquired was greater than the payments set forth in Section 1.2(b) below; and

WHEREAS, subsequent to the time the Original HollySys Stockholders and CNCAC entered into the Original Agreement, the parties entered into three separate amendments to revise the terms of the Original Agreement and to reflect the reorganization and financing transactions undertaken by HollySys Holdings which resulted in part in the creation and issuance of Preferred Stock of HollySys Holdings to the Preferred Stockholders and the transfer of all shares of the issued and outstanding shares of HollySys Holdings prior to the issuance of the Preferred Stock to the HollySys Stockholder; and

WHEREAS, the HollySys Stockholder and CNCAC desire to incorporate the prior amendments to the Original Agreement and to make additional changes, all as reflected in this Amended and Restated Stock Purchase Agreement.

WHEREAS, the Board of Directors of CNCAC has determined that it is advisable and in the best interests of the stockholders of CNCAC for CNCAC to enter into this Amended and Restated Stock Purchase Agreement and to consummate the transactions contemplated herein; and

WHEREAS, the HollySys Stockholder has determined that it is advisable and in the best interests of such person to enter into this Amended and Restated Stock Purchase Agreement and to consummate the transactions contemplated herein.

NOW THEREFORE, in consideration of the foregoing and the following covenants, the Parties hereby agree as follows:

ARTICLE I
THE HOLLYSYS HOLDINGS STOCK PURCHASE

1.1 Purchase and Sale. Upon the terms and subject to the conditions hereof, at the Closing, the HollySys Stockholder shall sell, transfer, assign and convey to Chardan Sub, and Chardan Sub shall purchase from the HollySys Stockholder, all of the right, title and interest of the HollySys Stockholder in and to the HollySys Holdings Stock.

1.2 Purchase Price.

(a) Subject to adjustment as hereinafter set forth, the aggregate purchase price (“Purchase Price”) to be paid by Chardan Sub to the HollySys Stockholder for the HollySys Holdings Stock shall be the following:

(i) $30,000,000 as set forth in Section 1.2(b) below and as subject to adjustment as provided for therein;

(ii) certificates representing, in the aggregate, 22,200,000 shares of Chardan Sub’s ordinary shares, par value $0.0001 per share (“Chardan Sub Stock”), which will represent no less than 72.7% of the total outstanding equity capital of Chardan Sub following the Chardan Merger, to be delivered to the HollySys Stockholder; it being understood that in the event that no stockholders of CNCAC exercise their rights of redemption and all outstanding warrants of CNCAC are exercised (but assuming no other issuance of stock by Chardan Sub) then the Chardan Sub Stock issued to the HollySys Stockholder will represent no less than 51.8% of the outstanding equity capital of Chardan Sub following the Chardan Merger.

(iii) any additional shares issuable by Chardan Sub as set forth in Section 1.3 below on the basis of the After-Tax-Profit of Chardan Sub as provided for therein.

(b) Payments.

(i) Initial Payment. At the Closing, the sum of $30,000,000 minus the Remaining Payment (such difference, the “Initial Payment”), will be paid by wire transfer of immediately available United States dollars to the HollySys Stockholder as specified in a written notice given to CNCAC, no later than two business days prior to the Closing, for the purpose of the acquisition of the HollySys Holdings Stock and the related consignments.

(ii) Remaining Payment. The Remaining Payment shall equal the sum of (i) $3,000,000, plus (ii) two-thirds of the amount by which the funds in the CNCAC trust account (following the exercise of any redemption rights by the stockholders of CNCAC) is less than $30,000,000. (For example: (a) if the amount of such trust account after all redemptions is $24,000,000, then the Remaining Payment shall equal $7,000,000 ($3,000,000 plus 2/3 of $6,000,000); (b) if the amount in the trust account after all redemptions is $27,000,000, then the Remaining Payment shall equal $5,000,000 ($3,000,000 plus 2/3 of $3,000,000); (c) and if the amount in the trust account after all redemptions is at least $30,000,000, then the Remaining Payment shall equal $3,000,000 ($3,000,000 plus $0)). In the event that any of the following events occurs any time after the Closing, CNCAC and Chardan Sub shall promptly pay the Remaining Payment or any part of the Remaining Payment then available to the HollySys Stockholder by wire transfer:

(A) If Chardan Sub receives at least $60,000,000 in gross proceeds in additional financing as a result of (1) the call of CNCAC’s presently outstanding warrants (which such warrants will be assumed by Chardan Sub at the Closing), (2) Chardan Sub’s successful completion of a secondary offering, or (3) the private investment into Chardan Sub by a strategic investor.

(B) If HollySys Holdings generates a net positive cash flow in any fiscal year beginning with the fiscal year ending June 30, 2006, the HollySys Stockholder shall be entitled to receive 50% of the net positive cash flow until a total of the Remaining Payment has been received.

In the event that any of the events (A) or (B) occurs, the total sum of the unpaid balance of the Remaining Payments shall be paid by Chardan Sub. In the event of any partial payment of the Remaining Payment, any subsequent payments shall be limited by the unpaid balance of the Remaining Payment.

1.3 Earn-Out Agreement. So long as Chardan Sub, following the Closing, on a consolidated basis, achieves or exceeds the After-Tax Profits (as defined below) targets (as set forth below) calculated for the period of January 1 to the succeeding December 31, ending on December 31 in each of 2007, 2008, 2009, 2010 and 2011, the HollySys Stockholder shall receive the number of shares of Chardan Sub Stock set forth below. The payment of these additional shares is in exchange for the shares of HollySys Holdings held by the HollySys Stockholder and is not contingent upon the continued employment or other relationships of the HollySys Stockholder with any entity. If the respective target is achieved or exceeded, such additional shares shall be issued within 90 days after the end of the respective fiscal year. The value of shares payable under Section 1.3 shall also be available for indemnification pursuant to Section 10.5.

After-Tax Profit Targets for 12 Months Ending

December 31 2007	December 31 2008	December 31 2009	December 31 2010	December 31 2011
$23,000,000	$32,000,000	$43,000,000	$61,000,000	$71,000,000

Shares Issuable Upon Achieving or Exceeding the Respective After-Tax Profit Targets

December 31 2007	December 31 2008	December 31 2009	December 31 2010	December 31 2011
2,000,000	2,000,000	2,000,000	2,000,000	3,000,000

After Tax Profit shall be computed using the generally accepted accounting principles that were used for purpose of preparing the 2005 Financial Statements of HollySys; provided, however, that the computation shall exclude (i) any after-tax profits from any acquisition by Chardan Sub or its subsidiaries that involved the issuance of securities that has a dilutive effect on the holders of common stock of Chardan Sub, and (ii) any expenses related to the issue of the aforesaid shares by Chardan Sub under this Section 1.3.

ARTICLE II
THE CLOSING

2.1 The Closing. Subject to the terms and conditions of this Agreement, the consummation of the HollySys Holdings Stock Purchase and the transactions contemplated by this Agreement shall take place at a closing (“Closing”) to be held at 10:00 a.m., local time, on the fourth business day after the date on which the last of the conditions to Closing set forth in Article IX is fulfilled, at the offices of DLA Piper Rudnick Gray Cary US LLP, 4365 Executive Drive Suite 1100, San Diego, CA 92121, or at such other time, date or place as the Parties may agree upon in writing. The date on which the Closing occurs is referred to herein as the “Closing Date.”

2.2 Deliveries.

(a) HollySys Stockholder. At the Closing, the HollySys Stockholder will (i) assign and transfer to Chardan Sub all of its right, title and interest in and to its respective portion of the HollySys Holdings Stock by delivering to Chardan Sub the certificates representing such HollySys Holdings Stock, duly endorsed for transfer and free and clear of all liens and (ii) deliver to Chardan Sub the certificates, opinions and other agreements contemplated by Article IX hereof and the other provisions of this Agreement.

(b) Chardan Sub. At the Closing, Chardan Sub shall deliver to the HollySys Stockholder (i) the cash and shares of Chardan Sub Stock representing the Purchase Price to which the HollySys Stockholder is entitled pursuant to Section 1.2, and (ii) the certificates, opinions and other agreements and instruments contemplated by Article IX hereof and the other provisions of this Agreement.

2.3 Additional Agreements. At the Closing, the following agreements will have been executed and delivered (collectively, the “Transaction Documents”), the effectiveness of each of which is subject to the Closing:

(a) a Merger Agreement between CNCAC and Chardan Sub in a form to be attached as Exhibit D hereto, to become effective immediately after the closing; and

(b) the Stock Consignment Agreements in the forms attached hereto as Exhibit E between HollySys Holdings and Shanghai Jinqiaotong Industrial Development Co., Wang Changli, Cheng Wusi and Lou An.

2.4 Further Assurances. Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, each of the Parties hereto shall execute and deliver such other documents and instruments, provide such materials and information and take such other actions as may reasonably be necessary, proper or advisable, to the extent permitted by law, to fulfill its obligations under this Agreement and the other Transaction Documents to which it is a party.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
RELATING TO THE HOLLYSYS STOCKHOLDER AND HOLLYSYS HOLDINGS

The HollySys Stockholder represents and warrants to CNCAC and Chardan Sub as follows:

3.1 The HollySys Stock.

(a) Ownership. The Original HollySys Stockholders are the registered and beneficial owners of the shares of BJ HLS and HZ HLS in the amounts set forth in Schedule 3.1(a), free and clear of all Liens, except as set forth in Schedule 3.1(a), which shares constitute 74.11% and 60% of the outstanding shares of capital stock of BJ HLS and HZ HLS, respectively. BJ HLS owns 40% of the outstanding shares of capital stock of HZ HLS. At the Closing, the HollySys Stockholder will be the registered and beneficial owner of 22,200,000 ordinary shares of HollySys Holdings Stock free and clear of all Liens, except as set forth in Schedule 3.1(a), which shares will constitute all of the outstanding shares of capital stock of HollySys Holdings except for the 1,300,000 shares of HollySys Holdings Preferred Stock held by the Preferred Stockholders. At the Closing, the Original HollySys Stockholders (other than Team Spirit Industrial Limited and OSCAF International Co.) shall consign all the equity interests and preemptive rights derived from the HollySys Stock, with Team Spirit Industrial Limited and OSCAF International Co. having transferred to HollySys Holdings prior to Closing all of the outstanding shares of capital stock of HZ HLS that such entities own. There are no options, warrants or other contractual rights outstanding which give any Person the right to acquire shares of BJ HLS or HZ HLS owned by the HollySys Stockholder, whether or not such rights are presently exercisable. There are no disputes, arbitrations or litigation proceedings with respect to the common stock, preferred stock and outstanding warrants, options and other rights relating to the capital stock of HollySys Holdings.

(b) Capitalization. The authorized capital stock of BJ HLS and HZ HLS is set forth in Schedule 3.1(b). All of the outstanding shares of BJ HLS and HZ HLS Stock are (and all of the outstanding shares of HollySys Holdings will be) validly issued, fully paid and non-assessable. There are no options, warrants or other contractual rights outstanding which give any Person the right to require the issuance of any capital stock of BJ HLS, HZ HLS or HollySys Holdings (other than conversion rights of the Preferred Stock), whether or not such rights are presently exercisable.

3.2 Organization of HollySys Holdings. HollySys Holdings is or will be an international business company duly organized, validly existing and in good standing under the law of the British Virgin Islands. HollySys Holdings is duly qualified to do business as an independent corporation and is in good standing in each of the jurisdictions in the respective property owned, leased or operated by it or the nature of the business which it conducts requires qualification (which jurisdictions are listed in Schedule 3.2), or if not so qualified, such failure or failures, singly or in the aggregate, would not have a material adverse effect on the Business, assets, operations, financial condition, liquidity or prospects of HollySys Holdings, BJ HLS and HZ HLS or the HollySys Subsidiary, separately and as a whole (“HollySys Material Adverse Effect”). HollySys Holdings has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and as presently contemplated to be conducted.

3.3 Authority and Corporate Action; No Conflict.

(a) The HollySys Stockholder has all necessary power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and to consummate the HollySys Holdings Stock Purchase and other transactions contemplated hereby and thereby. All action, corporate and otherwise, necessary to be taken by HollySys Holdings, the HollySys Stockholder and the Original HollySys Stockholders to authorize the execution, delivery and performance of this Agreement, the Transaction Documents and all other agreements and instruments delivered by HollySys Holdings, the Original HollySys Stockholders and the HollySys Stockholder in connection with the HollySys Holdings Stock Purchase has been duly and validly taken. This Agreement and the Transaction Documents to which HollySys Holdings, the Original HollySys Stockholders and the HollySys Stockholder is a party has been duly executed and delivered by HollySys Holdings, the Original HollySys Stockholders and the HollySys Stockholder and constitutes the valid, binding, and enforceable obligation of HollySys Holdings and the HollySys Stockholder, enforceable in accordance with its terms, except (i) as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws of general application now or hereafter in effect affecting the rights and remedies of creditors and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) and (ii) as enforceability of any indemnification provision may be limited by federal and state securities laws and public policy of the United States, BVI and PRC.

(b) Neither the execution and delivery of this Agreement or any of the other Transaction Documents contemplated hereby by HollySys Holdings, the Original HollySys Stockholders or the HollySys Stockholder nor the consummation of the transactions contemplated hereby or thereby will (i) except as set forth in Schedule 3.3(b), conflict with, result in a breach or violation of or constitute (or with notice of lapse of time or both constitute) a default under, (A) the Memorandum and Articles of Association of HollySys Holdings, (B) the charter documents of HollySys Holdings, or (C) any law, statute, regulation, order, judgment or decree or any instrument, contract or other agreement to which HollySys Holdings, the Original HollySys Stockholders or the HollySys Stockholder is a party or by which it (or any of its properties or assets) is subject or bound; (ii) result in the creation of, or give any party the right to create, any lien, charge, option, security interest or other encumbrance upon the assets of HollySys Holdings, BJ HLS, HZ HLS, the Original HollySys Stockholders or the HollySys Stockholder; (iii) terminate or modify, or give any third party the right to terminate or modify, the provisions or terms of any contract to which HollySys Holdings or the HollySys Stockholder is a party; or (iv) result in any suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, qualification, authorization or approval applicable to HollySys Holdings or the HollySys Stockholder.

3.4 Consents and Approvals. Other than as set forth on Schedule 3.4, the execution and delivery of this Agreement and the Transaction Documents by the HollySys Stockholder does not, and the performance of this Agreement and the Transaction Documents HollySys Holdings or the Original HollySys Stockholders will not, require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority, except where failure to obtain such consents, approvals, authorizations or actions, or to make such filings or notifications, would not prevent it from performing any of its material obligations under this Agreement and the Transaction Documents and would not have a HollySys Material Adverse Effect.

3.5 Licenses, Permits, Etc. To the best of the knowledge of the HollySys Stockholder, HollySys Holdings possesses or will possess prior to the Closing all Permits necessary, in all material respects, to own and hold its interests in the Business , which necessary Permits are described or are as set forth on Schedule 3.5 hereto. True, complete and correct copies of Permits issued to HollySys Holdings have previously been delivered to CNCAC. To the best of the knowledge of the HollySys Stockholder, HollySys Holdings is not in default in any material respect under any of such Permits and no event has occurred and no condition exists which, with the giving of notice, the passage of time, or both, would constitute a default thereunder. Neither the execution and delivery of this Agreement, the Transaction Documents or any of the other documents contemplated hereby nor the consummation of the transactions contemplated hereby or thereby nor, to the best of the knowledge of the HollySys Stockholder, compliance by HollySys Holdings with any of the provisions hereof or thereof will result in any suspension, revocation, impairment, forfeiture or nonrenewal of any Permit applicable to the Business.

3.6 Taxes, Tax Returns and Audits. Except as specifically set forth in Schedule 3.6, (i) HollySys Holdings has filed on a timely basis (taking into account any extensions received from the relevant taxing authorities) all returns and reports pertaining to all Taxes that are or were required to be filed by HollySys Holdings with the appropriate taxing authorities in all jurisdictions in which such returns and reports are or were required to be filed, and all such returns and reports are true, correct and complete in all material respects, (ii) all Taxes that are due from or may be asserted against HollySys Holdings (including deferred Taxes) in respect of or attributable to all periods ending on or before the Closing Date have been or will be fully paid, deposited or adequately provided for on the books and financial statements of HollySys Holdings or are being contested in good faith by appropriate proceedings, (iii) no issues have been raised (or are currently pending) by any taxing authority in connection with any of the returns and reports referred to in clause (i) which might be determined adversely to HollySys Holdings, which could have a HollySys Material Adverse Effect, (iv) HollySys Holdings has not given or requested to give waivers or extensions of any statute of limitations with respect to the payment of Taxes, and (v) no tax liens which have not been satisfied or discharged by payment or concession by the relevant taxing authority.

3.7 Compliance with Law.  The business of HollySys Holdings has been conducted, and is now being conducted and will be conducted prior to Closing, in compliance in all material respects with all applicable Laws. HollySys Holdings and their respective officers, directors and employees (i) are not, and during the periods of existence of HollySys Holdings, were not, in violation of, or not in compliance with, in any material respect any such applicable Laws with respect to the conduct of the businesses of HollySys Holdings; and (ii) have not received any notice from any Governmental Authority, and to the best of the knowledge of the HollySys Stockholder, none is threatened, alleging that HollySys Holdings has violated, or not complied with, any applicable Laws.

3.8 Litigation. There are no actions, suits, arbitrations or other proceedings pending or, to the best of the knowledge of the HollySys Stockholder, threatened against HollySys Holdings at law or in equity before any Governmental Authority. Neither HollySys Holdings, nor any of its properties is subject to any order, judgment, injunction or decree.

3.9 Records. The books of account, minute books, stock certificate books and stock transfer ledgers of HollySys Holdings are complete and correct in all material respects, and there have been no material transactions involving HollySys Holdings which are required to be set forth therein and which have not been so set forth.

3.10 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of HollySys Holdings or the HollySys Stockholder.

3.11 Disclosure. No representation or warranty by HollySys Holdings or the HollySys Stockholder contained in this Agreement and no information contained in any Schedule or other instrument furnished or to be furnished to CNCAC pursuant to this Agreement or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein not misleading.

3.12 Acquisition of Chardan Sub Stock.

(a) Acquisition Entirely for Own Account. The Chardan Sub Stock to be acquired by the HollySys Stockholder will be acquired for investment for such HollySys Stockholder’s own account and not with a view to the resale or distribution of any part thereof.

(b) Disclosure of Information. The HollySys Stockholder acknowledges that all of the SEC Reports (defined in Section 5.6) were fully available to it, and it has reviewed and understands such reports. The HollySys Stockholder acknowledges that it has received all the information that it has requested relating to CNCAC, the acquisition of the Chardan Sub Stock and the Chardan Merger. The HollySys Stockholder further represents that it has had an opportunity to ask questions and receive answers from CNCAC regarding the terms and conditions of its acquisition of the Chardan Sub Stock and the Chardan Merger.

(c) Accredited Investor. The HollySys Stockholder is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act.

(d) Restricted Securities. The HollySys Stockholder understands that it and will acquire constitutes “restricted securities” from Chardan Sub under the United States federal securities laws and that under such laws and applicable regulations such securities may only be sold in the United States pursuant to an effective registration statement or an available exemption from registration. The HollySys Stockholder understands that the currently available exemption from registration under Rule 144 requires the securities to be held for one year before they can be sold in the United States.

(e) Legends. It is understood that the certificates evidencing the Chardan Sub Stock shall bear the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THE SECURITIES REPRESENTED HEREBY MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN OPINION OF COUNSEL, REASONABLY ACCEPTABLE TO COUNSEL FOR THE COMPANY, TO THE EFFECT THAT THE PROPOSED SALE, TRANSFER, OR DISPOSITION MAY BE EFFECTUATED WITHOUT REGISTRATION UNDER THE ACT.”

3.13 Survival of Representations and Warranties. The representations and warranties of HollySys Holdings and the HollySys Stockholder set forth in ARTICLE III of this Agreement shall survive the Closing for a period of four years, except that the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.4, 3.7, 3.9 and 3.12 shall survive without limitation as to time and the representations and warranties set forth in Section 3.6 shall survive until the expiration of the statute of limitations with respect to each respective Tax.

ARTICLE IV
REPRESENTATION AND WARRANTIES RELATING TO
BJ HLS, HZ HLS AND HOLLYSYS SUBSIDIARY

The HollySys Stockholder, represents and warrants to CNCAC and Chardan Sub as of the Closing, as follows:

4.1 The HollySys Subsidiary Stock.

(a) Ownership. BJ HLS controls 70% of the shares of the HollySys Subsidiary, free and clear of all Liens. Except as indicated in the preceding sentence, there are no consignment, operational contracts and/or equity transfer arrangements, options, warrants or other contractual rights (oral or written), trusts or other arrangements of any nature which give any Person (other than HollySys or HollySys Holdings) the right to acquire or control any capital stock of HollySys Subsidiary, whether or not such rights are presently exercisable. Except as indicated in the preceding sentence, there are no operational contracts and/or equity transfer arrangements, options, warrants or other contractual rights (oral or written), trusts or other arrangements of any nature which give any Person (other than HollySys or HollySys Holdings) the right to any asset, income, dividend, distribution, property interest or direct or beneficial interest in any, or from any, of HollySys Subsidiary.

(b) Capitalization. The authorized capital stock of HollySys Subsidiary is set forth on Exhibit A. All of the outstanding shares of capital stock of HollySys Subsidiary are validly issued, fully paid and non-assessable.

4.2 Organization of BJ HLS, HZ HLS and HollySys Subsidiary. Each of BJ HLS, HZ HLS and HollySys Subsidiary is a corporate entity duly organized, validly existing and in good standing under the law of its jurisdiction of incorporation as set forth on Schedule 4.2. Each of BJ HLS, HZ HLS and HollySys Subsidiary is duly qualified to do business in the jurisdictions in which the property owned, leased or operated by such entity or the nature of the business which it conducts requires qualification (which jurisdictions are listed in Schedule 4.2), or if not so qualified, such failure or failures, in the aggregate, would not have a HollySys Material Adverse Effect. Neither BJ HLS, HZ HLS nor HollySys Subsidiary owns, directly or indirectly, any capital stock or any other securities of any issuer or any equity interest in any other entity and is not a party to any agreement to acquire any such securities or interest, except as set forth on Schedule 4.2. Each of BJ HLS, HZ HLS and HollySys Subsidiary has all requisite power and authority to own, lease and operate its properties and to carry on its respective business as now being conducted and as presently contemplated to be conducted.

4.3 No Conflict. Neither the execution nor delivery of this Agreement or any of the Transaction Documents or any of the other documents contemplated thereby nor the consummation of the transactions contemplated thereby will (i) except as set forth in Schedule 4.3, conflict with, result in a breach or violation of or constitute (or with notice of lapse of time or both constitute) a default under, (A) the charter documents of BJ HLS, HZ HLS or HollySys Subsidiary or (B) any law, statute, regulation, order, judgment or decree or any instrument, contract or other agreement to which BJ HLS, HZ HLS or HollySys Subsidiary is a party or by which any of them (or any of the properties or assets of BJ HLS, HZ HLS or HollySys Subsidiary) is subject or bound; (ii) result in the creation of, or give any party the right to create, any lien, charge, option, security interest or other encumbrance upon the assets of BJ HLS, HZ HLS or HollySys Subsidiary; (iii) terminate or modify, or give any third party the right to terminate or modify, the provisions or terms of any contract to which BJ HLS, HZ HLS or HollySys Subsidiary is a party, or (iv) result in any suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, qualification, authorization or approval applicable to BJ HLS, HZ HLS or HollySys Subsidiary.

4.4 Consents and Approvals. Except as listed and described on Schedule 4.4, the execution and delivery of the Transaction Documents by the HollySys Stockholders do not, and the performance of the Transaction Documents by each of them will not, require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority, except where failure to obtain such consents, approvals, authorizations or actions, or to make such filings or notifications, would not prevent any of them from performing any of their material obligations under the Transaction Documents and would not cause a HollySys Material Adverse Effect.

4.5 Financial Statements. Prior to the execution of this Agreement, HollySys has delivered to CNCAC consolidated balance sheets as at June 30, 2003, 2004 and 2005, and related consolidated statements of income and source and application of funds for the three years ended June 30, 2005, audited by HollySys’s Accountants, and the notes, comments, schedules, and supplemental data therein (collectively, the “2005 Financial Statements”) and an interim consolidated balance sheet as of September 30, 2005, and related consolidated statements of income and source and application of funds for the three months then ended, reviewed by HollySys’s accountants (collectively, the “September Financial Statements”). The 2005 Financial Statements and September Financial Statements will be prepared in accordance with PRC GAAP reconciled to US GAAP or prepared in accordance with US GAAP throughout the periods indicated and fairly present the consolidated financial condition of HollySys at their respective dates and the consolidated results of the operations of HollySys for the periods covered thereby in accordance with PRC GAAP reconciled to US GAAP or in accordance with US GAAP. The 2005 Financial Statements and September Financial Statements are included in Schedule 4.5 of this Agreement.

4.6 No Undisclosed Liabilities. Neither BJ HLS, HZ HLS nor HollySys Subsidiary has any liabilities, whether known or unknown, absolute, accrued, contingent or otherwise, except (a) as and to the extent reflected or reserved against on the September Financial Statements, (b) those since September 30, 2005, incurred in the ordinary course of business and consistent with prior practice, (c) liabilities which individually are less than $200,000, or (d) liabilities disclosed (or exempt from disclosure) pursuant to sections 4.9, 4.12, 4.14, 4.16, or 4.24. The September Financial Statements and Schedule 4.6 together contain an accurate and complete list and description and all liabilities of BJ HLS, HZ HLS and HollySys Subsidiary whether or not reflected or reserved against on the September Financial Statements which individually exceeds US $200,000 or, if related liabilities, exceed $200,000 (or the equivalent of US $200,000).

4.7 Real Property. The September Financial Statements and Schedule 4.7 together contain an accurate and complete list and description of all real estate owned by BJ HLS, HZ HLS and HollySys Subsidiary as well as any other real estate that is in the possession of or leased by BJ HLS, HZ HLS and HollySys Subsidiary and the improvements (including buildings and other structures) located on such real estate (collectively, the “Real Property”), and lists and accurately describes any leases under which any such Real Property is possessed (the “Real Estate Leases”). Neither BJ HLS, HZ HLS nor HollySys Subsidiary is in default under any of the Real Estate Leases, and neither BJ HLS, HZ HLS nor HollySys Subsidiary is aware of any default by any of the lessors thereunder.

4.8 Certain Personal Property. The September Financial Statements and Schedule 4.8 together contain an accurate and complete list and description of the material fixed assets of BJ HLS, HZ HLS and HollySys Subsidiary specifying the location of all material items of tangible personal property of BJ HLS, HZ HLS and HollySys Subsidiary that were included in its respective September Financial Statements.

4.9 Non-Real Estate Leases. The September Financial Statements and Schedule 4.9 together contain an accurate and complete list and description of all assets and property (other than Real Property and Real Estate Leases) that are used as of the date of this Agreement in the operation of the Business and that are possessed by BJ HLS, HZ HLS or HollySys Subsidiary under an existing lease. All of such leases are referred to herein as the “Non-Real Estate Leases.” Neither BJ HLS, HZ HLS nor HollySys Subsidiary is in default under any of the Non-Real Estate Leases, and Neither BJ HLS, HZ HLS nor HollySys Subsidiary is aware of any default by any of the lessors hereunder.

4.10 Accounts Receivable. The accounts receivable of HollySys, both (i) as reflected on the September Financial Statements, and (ii) created after September 30, 2005, are bona fide accounts receivable, created in the ordinary course of business and subject to historical rates of uncollected liabilities, as reserved against on the HollySys financial statements, are good and collectible within periods of time normally prevailing in the industry at the aggregate recorded amounts thereof.

4.11 Inventory. The inventory of HollySys and HollySys Subsidiary consists of items of quality and quantity useable or saleable in the ordinary course of business at regular sales prices, subject to (a) changes in price levels as a result of economic and market conditions and (b) reserves reflected in the respective September Financial Statements for spoiled and discontinued items.

4.12 Contracts, Obligations and Commitments. Except as set forth in the September Financial Statements and on Schedule 4.12 together, other than the Real Estate Leases and the Non-Real Estate Leases, neither BJ HLS, HZ HLS nor HollySys Subsidiary has any existing contract, obligation or commitment (written or oral) of any nature (other than obligations involving payments of less than $500,000 individually), including without limitation the following:

(a) Employment, bonus, severance or consulting agreements, retirement, stock bonus, stock option, or similar plans;

(b) Loans or other agreements, notes, indentures or instruments relating to or evidencing indebtedness for borrowed money or mortgaging, pledging or granting or creating a lien or security interest or other encumbrance on any of the assets of BJ HLS, HZ HLS or HollySys Subsidiary or any agreement or instrument evidencing any guaranty by BJ HLS, HZ HLS or HollySys Subsidiary of payment or performance by any other Person;

(c) Agreements of any kind relating to employment matters such as labor agreements or agreements providing for benefits under any plan;

(d) Any contract or series of contracts with the same Person for the furnishing or purchase of equipment, goods or services, except for purchase and sales orders in the ordinary course of business;

(e) Any joint venture contract or arrangement or other agreement involving a sharing of profits or expenses to which BJ HLS, HZ HLS or HollySys Subsidiary is a party or by which it is bound;

(f) Agreements which limit the freedom of BJ HLS, HZ HLS or HollySys Subsidiary to compete in any line of business or in any geographic area or with any Person;

(g) Agreements providing for disposition of the assets, businesses or a direct or indirect ownership interest in BJ HLS, HZ HLS or HollySys Subsidiary;

(h) Any contract, commitment or arrangement not made in the ordinary course of business of BJ HLS, HZ HLS or HollySys Subsidiary; or

(i) Agreements with any Governmental Authority.

Except as set forth on Schedule 4.12, each Contract to which BJ HLS, HZ HLS or HollySys Subsidiary is a party is a valid and binding obligation of such party and, to the best of the knowledge of BJ HLS, HZ HLS, HollySys Subsidiary and the HollySys Stockholder, is enforceable in accordance with its terms (except as the enforceability thereof may be limited by any applicable bankruptcy, insolvency or other laws affecting creditors’ rights generally or by general principles of equity, regardless of whether such enforceability is considered in equity or at law), and is in full force and effect (except for any Contracts which by their terms expire after the date hereof or are terminated after the date hereof in accordance with the terms thereof, provided, however, that neither BJ HLS, HZ HLS nor HollySys Subsidiary will terminate any Contract after the date hereof without the prior written consent of CNCAC, which consent shall not be unreasonably withheld or delayed), and neither BJ HLS, HZ HLS nor HollySys Subsidiary has breached any material provision of, nor is in default in any material respect under the terms of any of the Contracts.

4.13 Licenses, Permits, Etc. Schedule 4.13 contains an accurate and complete list and description of all material Permits used in or necessary for the ownership and operation of the Business, and true, complete and accurate copies of all Permits previously have been delivered to CNCAC. BJ HLS, HZ HLS and HollySys Subsidiary possesses all Permits necessary, in all material respects, to own and operate its portion of the Business. All such Permits are in full force and effect and BJ HLS, HZ HLS and HollySys Subsidiary and the officers, directors and employees of BJ HLS, HZ HLS and HollySys Subsidiary have complied and BJ HLS, HZ HLS and HollySys Subsidiary will comply, and BJ HLS, HZ HLS and HollySys Subsidiary shall cause its respective officers, directors and employees to comply, in all material respects with all terms of such Permits and will take any and all actions necessary to ensure that all such Permits remain in full force and effect and that the terms of such Permits are not violated through the Closing Date. Neither BJ HLS, HZ HLS nor HollySys Subsidiary is in default in any material respect under any of such Permits and no event has occurred and no condition exists which, with the giving of notice, the passage of time, or both, would constitute a default thereunder. Neither the execution and delivery of this Agreement, the Transaction Documents or any of the other documents contemplated hereby nor the consummation of the transactions contemplated hereby or thereby nor compliance by BJ HLS, HZ HLS and HollySys Subsidiary with any of the provisions hereof or thereof will result in any suspension, revocation, impairment, forfeiture or nonrenewal of any Permit applicable to the Business. True, complete and correct copies of Permits issued to BJ HLS, HZ HLS and HollySys Subsidiary have previously delivered to CNCAC.

4.14 Intellectual Property Rights.

(a) Intellectual Property. Schedule 4.14(a) contains an accurate and complete list and description of all Intellectual Property used by BJ HLS, HZ HLS and HollySys Subsidiary in connection with the Business, specifying as to each (i) the nature of such right, (ii) the ownership thereof, (iii) the Governmental Authority that has issued or recorded a registration or certificate or similar document with respect thereto or with which an application for such a registration, certificate or similar document is pending and (iv) any applicable registration, certificate or application number.

(b) Other Intellectual Property Rights. Schedule 4.14(b) includes an accurate and complete list and description of all material inventions and trade secrets that BJ HLS, HZ HLS and HollySys Subsidiary has formally documented and that are owned, used, controlled, authorized for use or held by, or licensed to, BJ HLS, HZ HLS and HollySys Subsidiary that relate to or are necessary to the Business, including as conducted at or prior to Closing or as proposed to be conducted by BJ HLS, HZ HLS and HollySys Subsidiary, together with a designation of the ownership thereof.

(c) Software. Schedule 4.14(c) includes an accurate and complete list and description of all Software used by BJ HLS, HZ HLS and HollySys Subsidiary in connection with the Business, including as conducted at or prior to Closing or as proposed to be conducted by BJ HLS, HZ HLS and HollySys Subsidiary, together with a designation of ownership.

(d) Out-Bound Licenses. Schedule 4.14(d) includes an accurate and complete list and description of all licenses, sublicenses, and other Contracts pursuant to which (i) any Person is authorized to use any Intellectual Property rights used in connection with the Business or (ii) any right of BJ HLS, HZ HLS or HollySys Subsidiary in, or such entity’s use of, any Intellectual Property right used in connection with the Business is otherwise materially affected.

(e) In-Bound Licenses. Schedule 4.14(e) includes an accurate and complete list and description of all licenses, sublicenses, and other Contracts pursuant to which BJ HLS, HZ HLS and HollySys Subsidiary is authorized to use, or can be authorized to use (through, for example, the grant of a sublicense), any Intellectual Property owned by any other Person (including any rights enjoyed by BJ HLS, HZ HLS and HollySys Subsidiary by reason of its relationship with one of its affiliates) in connection with the Business.

(f) Ownership. As of the date hereof, BJ HLS, HZ HLS and HollySys Subsidiary owns, and at the Closing Date, will own all right, title and interest in and to all Intellectual Property rights used in connection with the Business, and those Intellectual Property rights were developed and created solely by employees of such entity acting within the scope of their employment or by third parties (all of which employees and third parties have validly and irrevocably assigned all of their rights therein to such entity) and BJ HLS, HZ HLS and HollySys Subsidiary is duly and validly licensed to use all other Intellectual Property used in connection with the Business, free and clear of royalties (except as otherwise set forth in Schedule 4.14(g)). Neither BJ HLS, HZ HLS nor HollySys Subsidiary has assigned or transferred ownership of, agreed to so assign or transfer ownership of, or granted any exclusive license of or exclusive right to use, any Intellectual Property used in connection with the Business.

(g) Royalties. Except for licenses listed and accurately and completely described on the September Financial Statements or Schedule 4.14(g) as royalty-bearing, there are (and will be upon Closing) no royalties, honoraria, fees, or other payments payable by BJ HLS, HZ HLS or HollySys Subsidiary to any Person by reason of the ownership, use, license, sale, or disposition of any Intellectual Property used in connection with the Business.

(h) Infringement. The Intellectual Property used in connection with the Business by BJ HLS, HZ HLS and HollySys Subsidiary does not infringe or misappropriate any Intellectual Property rights of any Person under the laws of any jurisdiction.

No notice, claim or other communication (in writing or otherwise) has been received from any Person: (A) asserting any ownership interest in any material Intellectual Property used in connection with the Business; (B) asserting any actual, alleged, possible or potential infringement, misappropriation or unauthorized use or disclosure of any Intellectual Property used in connection with the Business, defamation of any Person, or violation of any other right of any Person (including any right to privacy or publicity) by BJ HLS, HZ HLS or HollySys Subsidiary or relating to the Intellectual Property used in connection with the Business; or (C) suggesting or inviting BJ HLS, HZ HLS or HollySys Subsidiary to take a license or otherwise obtain the right to use any Intellectual Property in connection with the Business. To the best of its knowledge, no Person is infringing, misappropriating, using or disclosing in an unauthorized manner any Intellectual Property used in connection with the Business owned by, exclusively licensed to, held by or for the benefit of, or otherwise controlled by BJ HLS, HZ HLS or HollySys Subsidiary.

(i) Proceedings. Except as set forth on Schedule 4.14(i), there are no current or, to the best of its knowledge, threatened Proceedings (including but not limited to any interference, reexamination, cancellation, or opposition proceedings) arising out of a right or claimed right of any person before any Governmental Authority anywhere in the world related to any Intellectual Property used in connection with the Business owned by, exclusively licensed to, held by or for the benefit of, or otherwise controlled by BJ HLS, HZ HLS or HollySys Subsidiary.

4.15 Title to and Condition of Assets.

(a) BJ HLS, HZ HLS and HollySys Subsidiary has good and marketable title to all the properties and assets owned by it. Except as set forth in the September Financial Statements and Schedule 4.15 together, none of such properties and assets is subject to any Lien, option to purchase or lease, easement, restriction, covenant, condition or imperfection of title or adverse claim of any nature whatsoever, direct or indirect, whether accrued, absolute, contingent or otherwise.

(b) To the best knowledge of BJ HLS, HZ HLS and HollySys Subsidiary, except as set forth in Schedule 4.15, all buildings, structures, improvements, fixtures, facilities, equipment, all components of all buildings, structures and other improvements included within the Real Property, including but not limited to the roofs and structural elements thereof and the heating, ventilation, air conditioning, plumbing, electrical, mechanical, sewer, waste water, storm water, paving and parking equipment, systems and facilities included therein conform in all material respects to all applicable Laws of every Governmental Authority having jurisdiction over any of the Real Property, and every instrumentality or agency thereof. There are no unsatisfied requests for any repairs, restorations or improvements to the Real Property from any Person, including without limitation any Governmental Authority, except such requests of employees as have been denied in the exercise of prudent business and operational practices. There are no outstanding contracts made by BJ HLS, HZ HLS or HollySys Subsidiary for any improvements to the Real Property which have not been fully paid for. No person, other than BJ HLS, HZ HLS and HollySys Subsidiary, owns any equipment or other tangible assets or properties situated on the Real Property or necessary to the operation of the Business, except for leased items disclosed in Schedule 4.9 hereto.

(c) The use and operation of the Real Property is in full compliance in all material respects with all Laws, covenants, conditions, restrictions, easements, disposition agreements and similar matters affecting the Real Property and, effective as of the Closing, BJ HLS, HZ HLS and HollySys Subsidiary shall have the right under all Laws to continue the use and operation of the Real Property in the conduct of the Business. Neither BJ HLS, HZ HLS nor HollySys Subsidiary has received any notice of any violation (or claimed violation) of or investigation regarding any Laws.

(d) To the best knowledge of BJ HLS, HZ HLS and HollySys Subsidiary, none of the buildings, structures and other improvements located on the Real Property, the appurtenances thereto or the equipment therein or the operation or maintenance thereof violates any restrictive covenant or encroaches on any property owned by others or any easement, right of way or other encumbrance or restriction affecting or burdening such Real Property in any manner which would have a HollySys Material Adverse Effect on the condition (financial or otherwise), assets, operations or results of operations of BJ HLS, HZ HLS or HollySys Subsidiary, nor does any building or structure of any third party encroach upon the Real Property or any easement or right of way benefiting the Real Property. To the best knowledge of BJ HLS, HZ HLS and HollySys Subsidiary, the Real Property and its continued use, occupancy and operation as used, occupied and operated in the conduct of the Business does not constitute a nonconforming use under any Law.

(e) Neither BJ HLS, HZ HLS nor HollySys Subsidiary has received written notice of, or otherwise had knowledge of, any condemnation, fire, health, safety, building, environmental, hazardous substances, pollution control, zoning or other land use regulatory proceedings, either instituted or planned to be instituted, which would have an effect on the ownership, use and operation of any portion of the Real Property for its intended purpose or the value of any material portion of the Real Property, nor has BJ HLS, HZ HLS or HollySys Subsidiary received written notice of any special assessment proceedings affecting any of the Real Property.

(f) To the best knowledge of BJ HLS, HZ HLS and HollySys Subsidiary, all water, sewer, gas, electric, telephone and drainage facilities, and all other utilities required by any applicable law are installed to the property lines of the Real Property, are connected pursuant to valid permits to municipal or public utility services or proper drainage facilities to permit full compliance with the requirement of all Laws. To the best knowledge of BJ HLS, HZ HLS and HollySys Subsidiary, no fact or condition exists which could result in the termination or reduction of the current access from the Real Property to existing roads or to sewer or other utility services presently serving the Real Property.

(g) All Permits, certificates, easements and rights of way, including proof of dedication, required from all governmental entities having jurisdiction over the Real Property for the use and operation of the Real Property in the conduct of the Business and to ensure vehicular and pedestrian ingress to and egress from the Real Property have been obtained.

(h) Neither BJ HLS, HZ HLS nor HollySys Subsidiary has received written notice and has any knowledge of any pending or threatened condemnation proceeding affecting the Real Property or any part thereof or of any sale or other disposition of the Real Property or any part thereof in lieu of condemnation.

(i) No portion of the Real Property has suffered any material damage by fire or other casualty which has not heretofore been completely repaired and restored to its original condition.

(j) There are no encroachments or other facts or conditions affecting the Real Property that would be revealed by an accurate survey thereof which would, individually or in the aggregate, interfere in any material respect with the use, occupancy or operation thereof as used, occupied and operated in the conduct of the Business.

4.16 Taxes, Tax Returns and Audits. Except as specifically set forth in the September Financial Statements or Schedule 4.16, (i) BJ HLS, HZ HLS and HollySys Subsidiary has filed on a timely basis (taking into account any extensions received from the relevant taxing authorities) all returns and reports pertaining to all Taxes that are or were required to be filed by BJ HLS, HZ HLS and HollySys Subsidiary with the appropriate taxing authorities in all jurisdictions in which such returns and reports are or were required to be filed, and all such returns and reports are true, correct and complete in all material respects, (ii) all Taxes that are due from or may be asserted against BJ HLS, HZ HLS and HollySys Subsidiary (including deferred Taxes) in respect of or attributable to all periods ending on or before the Closing Date have been or will be fully paid, deposited or adequately provided for on the books and financial statements of BJ HLS, HZ HLS and HollySys Subsidiary or are being contested in good faith by appropriate proceedings, (iii) no issues have been raised (or are currently pending) by any taxing authority in connection with any of the returns and reports referred to in clause (a) which might be determined adversely to BJ HLS, HZ HLS or HollySys Subsidiary and which could have a HollySys Material adverse effect, (iv) Neither BJ HLS, HZ HLS nor HollySys Subsidiary has given or requested to give waivers or extensions of any statute of limitations with respect to the payment of Taxes and (e) no tax liens which have not been satisfied or discharged by payment or concession by the relevant taxing authority or as to which sufficient reserves have not been established on the books and financial statements of BJ HLS, HZ HLS and HollySys Subsidiary are in force as of the date hereof. Schedule 4.16 sets forth all accurate and complete list of each taxing authority to which BJ HLS, HZ HLS and HollySys Subsidiary are required or may be required to file notices, returns or payments, with a brief description of the tax or exemption applicable to BJ HLS, HZ HLS and HollySys Subsidiary.

4.17 Absence of Certain Changes. Except as set forth on Schedule 4.17 or agreed by CNCAC in advance and incurred in ordinary business in compliance with past practice, neither BJ HLS, HZ HLS nor HollySys Subsidiary has, since September 30, 2005:

(a) issued, delivered or agreed to issue or deliver any stock, bonds or other corporate securities (whether authorized and unissued or held in the treasury), or granted or agreed to grant any options (including employee stock options), warrants or other rights for the issue thereof;

(b) borrowed or agreed to borrow any funds exceeding $1,000,000 (or other currency equivalent) except current bank borrowings not in excess of the amount thereof shown on the September Financial Statements;

(c) incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due exceeding $1,000,000 (or other currency equivalent), except current liabilities for trade obligations incurred in the ordinary course of business and consistent with prior practice;

(d) discharged or satisfied any encumbrance exceeding $1,000,000 (or other currency equivalent) other than those then required to be discharged or satisfied, or paid any obligation or liability other than current liabilities shown on the 2005 Financial Statements and liabilities incurred since June 30, 2005 in the ordinary course of business and consistent with prior practice;

(e) sold, transferred, leased to others or otherwise disposed of any assets exceeding $1,000,000 (or other currency equivalent), except for inventories sold in the ordinary course of business and assets no longer used or useful in the conduct of its business, or canceled or compromised any debt or claim, or waived or released any right of substantial value;

(f) received any notice of termination of any Contract, Lease or other agreement, or suffered any damage, destruction or loss exceeding $1,000,000 (or other currency equivalent) (whether or not covered by insurance) which, in any case or in the aggregate, has had, or might reasonably be expected to have, a HollySys Material Adverse Effect;

(g) had any material change in its relations with its employees or agents, clients or insurance carriers which has had or might reasonably be expected to have a HollySys Material Adverse Effect;

(h) transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any Intellectual Property or modified any existing rights with respect thereto;

(i) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to any shareholder of BJ HLS, HZ HLS or HollySys Subsidiary or any affiliate of any shareholder of BJ HLS, HZ HLS or HollySys Subsidiary, or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock, or made or agreed to make any payment to any shareholder of BJ HLS, HZ HLS or HollySys Subsidiary or any affiliate of any shareholder of any BJ HLS, HZ HLS or HollySys Subsidiary, whether on account of debt, management fees or otherwise;

(j) suffered any other material adverse effect in its assets, liabilities, financial condition, results of operations or business; or

(k) entered into any agreement or made any commitment to take any of the types of action described in any of the foregoing clauses (other than clauses (f), (g) or (j)).

4.18 Employee Plans; Labor Matters. The 2005 Financial Statements and Schedule 4.18 together contain an accurate and complete list and description of all employee benefits, including without limitation pension, medical insurance, work related injury insurance, birth and nursery insurance, unemployment insurance and educational benefits, which BJ HLS, HZ HLS and HollySys Subsidiary are obligated to pay, including amounts and recipients of such payments. Except as disclosed in the September Financial Statements or Schedule 4.18, BJ HLS, HZ HLS and HollySys Subsidiary has complied with all applicable Laws relating to employment benefits, including, without limitation, pension, medical insurance, work-related injury insurance, birth and nursery insurance, unemployment insurance and educational benefits. All contributions or payments required to be made by BJ HLS, HZ HLS and HollySys Subsidiary with respect to employee benefits have been made on or before their due dates. Except as disclosed in the 2005 Financial Statements or Schedule 4.18, all such contributions and payments required to be made by any employees of HollySys Subsidiary with respect to the employee benefits have been fully deducted and paid to the relevant Governmental Authorities on or before their due dates, and no such deductions have been challenged or disallowed by any Governmental Authority or any employee of BJ HLS, HZ HLS or HollySys Subsidiary.

4.19 Compliance with Law. The Business has been conducted, and is now being conducted, by BJ HLS, HZ HLS and HollySys Subsidiary in compliance in all material respects with all applicable Laws. Neither BJ HLS, HZ HLS nor HollySys Subsidiary and no officers, directors and employees of BJ HLS, HZ HLS or HollySys Subsidiary (i) is, and during the past five years was, in violation of, or not in compliance with, in any material respect all such applicable Laws with respect to the conduct of the Business; and (ii) has received any notice from any Governmental Authority, and to the best of its knowledge, no Action is threatened which alleges that BJ HLS, HZ HLS or HollySys Subsidiary has violated, or not complied with, any of the above.

4.20 No Illegal or Improper Transactions. Neither BJ HLS, HZ HLS nor HollySys Subsidiary nor any other officer, director, employee, agent or affiliate of BJ HLS, HZ HLS or HollySys Subsidiary has offered, paid or agreed to pay to any Person or entity (including any governmental official) or solicited, received or agreed to receive from any such Person or entity, directly or indirectly, in any manner which is in violation of any applicable policy of BJ HLS, HZ HLS or HollySys Subsidiary, ordinance, regulation or law, any money or anything of value for the purpose or with the intent of (i) obtaining or maintaining business for BJ HLS, HZ HLS or HollySys Subsidiary, (ii) facilitating the purchase or sale of any product or service, or (iii) avoiding the imposition of any fine or penalty.

4.21 Related Transactions. Except as set forth in the 2005 Financial Statements or Schedule 4.21, and except for compensation to employees for services rendered, neither BJ HLS, HZ HLS nor HollySys Subsidiary and no other current or former director, officer, employee or shareholder or any associate (as defined in the rules promulgated under the Exchange Act) of BJ HLS, HZ HLS or HollySys Subsidiary is presently, or during the last three fiscal years has been, (a) a party to any transaction with any BJ HLS, HZ HLS or HollySys Subsidiary (including, but not limited to, any Contract providing for the furnishing of services by, or rental of real or personal property from, or otherwise requiring payments to, any such director, officer, employee or shareholder or such associate), or (b) the direct or indirect owner of an interest in any corporation, firm, association or business organization which is a present (or potential) competitor, supplier or customer of BJ HLS, HZ HLS or HollySys Subsidiary nor does any such Person receive income from any source other than BJ HLS, HZ HLS or HollySys Subsidiary which relates to the business of, or should properly accrue to, BJ HLS, HZ HLS or HollySys Subsidiary.

4.22 Records. The books of account, minute books, stock certificate books and stock transfer ledgers of BJ HLS, HZ HLS and HollySys Subsidiary are complete and correct in all material respects, and there have been no material transactions involving BJ HLS, HZ HLS or HollySys Subsidiary which are required to be set forth therein and which have not been so set forth.

4.23 Insurance. Schedule 4.23 sets forth a complete list and complete and accurate description of all insurance policies maintained by BJ HLS, HZ HLS and HollySys Subsidiary which are in force as of the date hereof and the amounts of coverage thereunder. During the past three years, neither BJ HLS, HZ HLS nor HollySys Subsidiary has been refused insurance in connection with the Business, nor has any claim in excess of $10,000 been made in respect of any such agreements or policies, except as set forth in Schedule 4.23 hereto. Such insurance is adequate to protect BJ HLS, HZ HLS and HollySys Subsidiary and its financial condition against the risks involved in the conduct of the Business.

4.24 Litigation. Except as set forth in Schedule 4.24, there are no Actions by any Governmental Authority or Person by or against BJ HLS, HZ HLS or HollySys Subsidiary, nor to the best of its knowledge, any threatened Action by any Governmental Authority or Person against BJ HLS, HZ HLS or HollySys Subsidiary. Neither BJ HLS, HZ HLS nor HollySys Subsidiary or any of their respective property is subject to any Action by a Governmental Authority or Person which would cause a HollySys Material Adverse Effect.

4.25 Settled Litigation. Schedule 4.25 sets forth a description of all threatened, withdrawn, settled or litigated claims against BJ HLS, HZ HLS or HollySys Subsidiary during the last three years.

4.26 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of HollySys Holdings, BJ HLS, HZ HLS, HollySys Subsidiary or any HollySys Stockholder.

4.27 Affiliates. BJ HLS owns the following interests: (i) 37.5% of New Huake Electronics Technology Co., Ltd.; (ii) 40% of HollySys Electric Tech. Co., Ltd.; (iii) 40% of HollySys information Technology Co., Ltd., (iv) 89.11% of Beijing HollySys Zhonghao Automation Engineering Technology Co., Ltd.; (v) 16.96% of Beijing HollySys Hengye Science & Technology Co., Ltd.; (vi) 72% of Shenzhen HollySys Automation Engineering Co., Ltd.; (vii) 5% of Zhongjijing Investment & Consulting Co., Ltd.; (viii) 20% of HollySys Equipment Technology Co., Ltd. and (ix) 50% of Beijing Tech-Energy Co. (collectively, the “Affiliates”). There are no contracts between any Affiliate and either BJ HLS and HZ HLS that would require disclosure under Section 4.12 or licenses of Intellectual Property Rights to an Affiliate by either BJ HLS, HZ HLS or the HollySys Subsidiary that would require disclosure under Section 4.14.

4.28 Disclosure. No representation or warranty by BJ HLS, HZ HLS, HollySys Subsidiary or the HollySys Stockholder contained in this Agreement and no information contained in any Schedule or other instrument furnished or to be furnished to CNCAC pursuant to this Agreement or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein not misleading.

4.29 Survival of Representations and Warranties. The representations and warranties of BJ HLS, HZ HLS, HollySys Subsidiary and the HollySys Stockholder set forth in ARTICLE IV of this Agreement shall survive the Closing for a period of four years, except that the representations and warranties set forth in Sections 4.1, 4.2 and 4.3 shall survive without limitation as to time and the representations and warranties set forth in Section 4.16 shall survive until the expiration of the statute of limitations with respect to each respective Tax.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF CNCAC

CNCAC represents and warrants to HollySys Holdings, BJ HLS, HZ HLS and the HollySys Stockholder as follows, and after Chardan Sub has been set up by CNCAC, the representations and warranties set forth in Section 5.2(c), 5.3, 5.4, 5.6, 5.9, 5.10, 5.11, 5.12, 5.13, 5.14, 5.15, 5.16 apply to Chardan Sub:

5.1 Organization. CNCAC is, and Chardan Sub will be, a corporation duly organized, validly existing and in good standing under the law of Delaware and BVI, respectively.

5.2 Capitalization.

(a) Capitalization.

(i) The authorized capital stock of CNCAC includes 20,000,000 shares of common stock and 1,000,000 shares of preferred stock of which 7,000,000 shares of common stock are issued and outstanding and no shares of preferred stock are issued and outstanding. There are warrants outstanding to purchase up to 11,500,000 shares of common stock at a current exercise price of $5.00 per share (the number and price subject to adjustment), expiring August 2, 2009 and an option to purchase 250,000 units exercisable at $7.50 per unit, with each unit being comprised of one share of common stock and two warrants, with each such warrant issuable upon exercise of a unit being exercisable for one share at $6.65. Except as set forth in this Section 5.2, there are no other options, warrants or rights (other than as contemplated by this Agreement) to acquire any capital stock of CNCAC.

(ii) As of the Closing, the authorized capital stock of Chardan Sub will include 50,000,000 shares of common stock and 1,000,000 shares of preferred stock, of which 100 shares of common stock will be issued and outstanding held by CNCAC and no shares of preferred stock will be issued and outstanding. As of the Closing, there will be no options, warrants or rights (other than as contemplated by this Agreement) to acquire any capital stock of Chardan Sub.

(iii) Upon the merger of CNCAC with and into Chardan Sub, for the purpose of re-domestication into the BVI, (i) each outstanding share of CNCAC will be converted into one share of Chardan Sub, and the existing 100 shares of Chardan Sub Stock issued and outstanding will be extinguished as a contribution to capital, and (ii) there will be assumed the obligation to issue shares of common stock upon exercise of the currently outstanding CNCAC warrants and options.

(iv) Upon the acquisition of HollySys Holdings as contemplated by this Agreement, there will be issued the shares of CNCAC as set forth elsewhere in this Agreement.

(b) Ownership. CNCAC will be the registered and sole beneficial owner of all the currently issued and outstanding shares of Chardan Sub Stock, aggregating 100 shares.

(c) Disputes. There are no disputes, arbitrations or litigation proceedings involving CNCAC with respect to the common stock and outstanding warrants, options and other rights relating to the capital stock of CNCAC.

(d) Issuances. Except for the issuance of common stock, warrants and options as set forth in the SEC Reports of Chardan and the Registration Statement on Form S-1, SEC Registration Statement No. 333-125016, there have not been any issuances of capital securities or options, warrants or rights to acquire the capital securities of CNCAC.

5.3 Authority and Corporate Action; No Conflict.

(a) CNCAC has all necessary corporate power and authority to enter this Agreement and, subject to the requirement to obtain stockholder approval, to consummate the transactions contemplated hereby. Except for the actions required to redomesticate CNCAC in the British Virgin Islands, all board of directors action necessary to be taken by CNCAC to authorize the execution, delivery and performance of this Agreement, the Transaction Documents and all other agreements delivered in connection with this transaction has been duly and validly taken. This Agreement has been duly executed and delivered by CNCAC and constitutes the valid, binding, and enforceable obligation of CNCAC, enforceable in accordance with its terms, except (i) as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws of general application now or hereafter in effect affecting the rights and remedies of creditors and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), (ii) as enforceability of any indemnification provision may be limited by federal and state securities laws and public policy and (iii) as enforceability may be limited by the absence of stockholder approval.

(b) Neither the execution and delivery of this Agreement or any of the other documents contemplated hereby by CNCAC nor (assuming receipt of stockholder approval) the consummation of the transactions contemplated hereby or thereby will (i) conflict with, result in a breach or violation of or constitute (or with notice of lapse of time or both constitute) a default under, (A) the Certificate of Incorporation or By-Laws of CNCAC or (B) any law, statute, regulation, order, judgment or decree or any instrument contract or other agreement to which CNCAC is a party or by which CNCAC (or any of the properties or assets of CNCAC) is subject or bound; (ii) result in the creation of, or give any party the right to create, any lien, charge, option, security interest or other encumbrance upon the assets of CNCAC; (iii) terminate or modify, or give any third party the right to terminate or modify, the provisions or terms of any contract to which CNCAC is a party; or (iv) result in any suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, qualification, authorization or approval applicable to CNCAC.

5.4 Consents and Approvals. Other than the requirement to obtain stockholder approval and satisfy the redomestication and merger requirements of Delaware and the British Virgin Islands, the execution and delivery of this Agreement and the Transaction Documents by CNCAC does not, and the performance of this Agreement and the Transaction Documents by each will not, require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority, except where failure to obtain such consents, approvals, authorizations or actions, or to make such filings or notifications, would not prevent it from performing any of its material obligations under this Agreement and the Transaction Documents.

5.5 Valid Issuance of Chardan Sub Stock. The shares of Chardan Sub Stock to be issued to the HollySys Stockholder will be duly and validly authorized and, when issued and delivered in accordance with the terms hereof for the consideration provided for herein, will be validly issued and will constitute legally binding obligations of Chardan Sub in accordance with their terms and will have been issued in compliance with all applicable federal and state securities laws.

5.6 Financial Statements.

(a) The audited consolidated financial statements and the unaudited consolidated financial statements of CNCAC included in CNCAC’s Quarterly Report on Form 10-QSB for the quarter ended September 30, 2005 fairly present in conformity with GAAP applied on a consistent basis the financial position and assets and liabilities of CNCAC as of the dates thereof and CNCAC’s results of operations and cash flows for the periods then ended (subject, in the case of any unaudited interim financial statement, to normal, recurring year-end adjustments which were not or are not expected to be material in amount). The balance sheet of CNCAC as of September 30, 2005 that is included in such financial statements is referred to herein as “CNCAC’s Balance Sheet.”

(b) Attached hereto as Schedule 5.6(b) is an unaudited, unreviewed balance sheet of CNCAC prepared by management of CNCAC as of a date within seven days prior to the date of this Agreement, prepared in accordance with GAAP, applied on a consistent basis with prior practice of CNCAC.

5.7 SEC Reports.

(a) CNCAC has delivered to HollySys or has made available by publicly available filing, (i) CNCAC’s Quarterly Report on Form 10-QSB for the quarter ended September 30, 2005 (ii) CNCAC’s prospectus, dated August 2, 2005, relating to its initial public offering of securities, and (iii) all other reports filed by CNCAC under the Exchange Act (all of such materials, together with any amendments thereto and documents incorporated by reference therein, are referred to herein as the “SEC Reports”).

(b) As of its filing date or, if applicable, its effective date, each SEC Report complied in all material respects with the requirements of the Laws applicable to CNCAC for such SEC Report, including the Securities Act and the Exchange Act.

(c) Each SEC Report as of its filing date and the prospectus referred to in clause (iii) of Section 5.7(a), as of its effective date, did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. CNCAC has filed all reports under the Exchange Act that were required to be filed as of the date hereof and will have filed all such reports required to have been filed through the Closing Date and has otherwise materially complied with all requirements of the Securities Act and the Exchange Act.

5.8 Trust Fund. As of the date hereof and at the Closing Date, CNCAC has and will have no less than $30,000,000 invested in Government Securities in a trust account with Lehman Brothers, administered by Continental Stock Transfer & Trust Company, less such amounts, if any, as CNCAC is required to pay to stockholders who elect to have their shares redeemed in accordance with the provisions of CNCAC’s Certificate of Incorporation.

5.9 No Undisclosed Liabilities. CNCAC does not have any liabilities, debts or cash contingencies, pledges in any form, obligations, undertakings or arrangements, whether known or unknown, absolute, accrued, contingent or otherwise, except (a) as and to the extent reflected or reserved against on CNCAC’s Balance Sheet; and (b) those incurred since September 30, 2005 in the ordinary course of business and consistent with prior practice.

5.10 Absence of Certain Changes. Except as contemplated by this Agreement and those incurred in ordinary business consistent with past practice, CNCAC has not, since September 30, 2005:

(a) issued, delivered or agreed to issue or deliver any stock, bonds or other corporate securities (whether authorized and unissued or held in the treasury), or granted or agreed to grant any options (including employee stock options), warrants or other rights for the issue thereof;

(b) been removed from trading on the OTC-BB because of a breach or violation of any applicable laws, or received notice by any security supervisory agencies warning or punishing CNCAC due to a violation of exchange market rules or receive notice of termination or suspension in trading on the OTC-BB, except for suspensions for trading in normal situations;

(c) borrowed or agreed to borrow any funds exceeding $200,000, except current bank borrowings not in excess of the amount thereof shown on the Balance Sheet;

(d) incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due exceeding $200,000, except current liabilities for trade obligations incurred in the ordinary course of business and consistent with prior practice;

(e) discharged or satisfied any encumbrance exceeding $200,000 other than those then required to be discharged or satisfied, or paid any obligation or liability other than current liabilities shown on the Balance Sheet and liabilities incurred since September 30, 2005 in the ordinary course of business and consistent with prior practice;

(f) sold, transferred, leased to others or otherwise disposed of any assets exceeding $100,000, except for inventories sold in the ordinary course of business and assets no longer used or useful in the conduct of its business, or canceled or compromised any debt or claim, or waived or released any right of substantial value;

(g) received any notice of termination of any Contract, Lease or other agreement, or suffered any damage, destruction or loss exceeding $100,000 (whether or not covered by insurance) which, in any case or in the aggregate, has had, or might reasonably be expected to have, a material adverse effect on the business or financial condition of CNCAC (“CNCAC Material Adverse Effect”);

(h) had any material change in its relations with its employees or agents, clients or insurance carriers which has had or might reasonably be expected to have a CNCAC Material Adverse Effect;

(i) suffered any other serious material adverse effect in its assets, liabilities, financial condition, results of operations or business; or

(j) entered into any agreement or made any commitment to take any of the types of action described in any of the foregoing clauses (other than clauses (f), (g) or (i)).

5.11 Compliance with Law. The business of CNCAC has been conducted, and is now being conducted, in compliance in all material respects with all applicable Laws. CNCAC and its officers, directors and employees (i) are not, and during the periods of CNCAC’s existence were not, in violation of, or not in compliance with, in any material respect all such applicable Laws with respect to the conduct of the businesses of CNCAC; and (ii) have not received any notice from any Governmental Authority, and to the best of the knowledge of CNCAC none is threatened, alleging that CNCAC has violated, or not complied with, any of the above.

5.12 Litigation. There are no actions, suits, arbitrations or other proceedings pending or, to the best of the knowledge of CNCAC, threatened against CNCAC at law or in equity before any Governmental Authority. Neither CNCAC nor any of their property is subject to any order, judgment, injunction or decree that would have a material adverse effect on the business or financial condition of CNCAC.

5.13 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transaction contemplated by this Agreement based upon arrangements made by or on behalf of CNCAC.

5.14 Survival of Representations and Warranties. The representations and warranties of CNCAC set forth in this Agreement shall survive the Closing for a period of four years, except that the representations in Section 5.2 shall survive without limitation as to time.

5.15 Records. The books of account, minute books, stock certificate books and stock transfer ledgers of CNCAC are complete and correct in all material respects, and there have been no material transactions involving CNCAC which are required to be set forth therein and which have not been so set forth.

5.16 Disclosure. No representation or warranty by CNCAC contained in this Agreement and no information contained in any Schedule or other instrument furnished or to be furnished to BJ HLS, HZ HLS or the HollySys Stockholder pursuant to this Agreement or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein not misleading.

ARTICLE VI
COVENANTS REGARDING HOLLYSYS, HOLLYSYS SUBSIDIARY
AND THE HOLLYSYS STOCKHOLDER

6.1 Conduct of the Business. The HollySys Stockholder covenants and agrees that, from the date hereof through the Closing Date, except as otherwise set forth in this Agreement or with the prior written consent of CNCAC, it shall, and shall use its best efforts to cause HollySys Holdings, BJ HLS, HZ HLS and HollySys Subsidiary to:

(a) conduct the Business only in the ordinary course and in a manner consistent with the current practice of the Business, except as required to reorganize for the purpose of satisfying Section 6.14 hereof, to preserve substantially intact the business organization of BJ HLS, HZ HLS and HollySys Subsidiary, to keep available the services of the current employees of BJ HLS, HZ HLS and HollySys Subsidiary, to preserve the current relationships of BJ HLS, HZ HLS and HollySys Subsidiary with customers and other persons with which BJ HLS, HZ HLS and HollySys Subsidiary has significant business relations and to comply with all Laws;

(b) except as required to reorganize for the purpose of satisfying Section 6.14 hereof (or in connection with the financing and reorganization transactions consummated in December 2006), not pledge, sell, transfer, dispose or otherwise encumber or grant any rights or interests to others of any kind with respect to all or any part of the stock of HollySys Holdings, BJ HLS, HZ HLS, or HollySys Subsidiary, or enter into any discussions or negotiations with any other party to do so;

(c) not pledge, sell, lease, transfer, dispose of or otherwise encumber any property or assets of BJ HLS, HZ HLS or HollySys Subsidiary, other than consistent with past practices and in the ordinary course of business of BJ HLS, HZ HLS and HollySys Subsidiary or enter into any discussions or negotiations with any other party to do so;

(d) except as required to reorganize for the purpose of satisfying Section 6.14 hereof (or in connection with the financing and reorganization transactions consummated in December 2006), not issue any shares of capital stock of HollySys Holdings, BJ HLS, HZ HLS or HollySys Subsidiary or any other class of securities, whether debt (other than debt incurred in the ordinary course of business and consistent with past practice) or equity, of HollySys Holdings, BJ HLS, HZ HLS or HollySys Subsidiary or any options therefor or any securities convertible into or exchangeable for capital stock of HollySys Holdings, BJ HLS, HZ HLS or HollySys Subsidiary or enter into any agreements in respect of the ownership or control of such capital stock;

(e) except in connection with the financing and reorganization transactions consummated in December 2006, not declare any dividend or make any distribution in cash, securities or otherwise on the outstanding shares of capital stock of HollySys Holdings, BJ HLS, HZ HLS or HollySys Subsidiary or directly or indirectly redeem, purchase or in any other manner whatsoever advance, transfer (other than in payment for goods received or services rendered in the ordinary course of business), or distribute to any of their affiliates or otherwise withdraw cash or cash equivalents in any manner inconsistent with established cash management practices, except to pay existing indebtedness of BJ HLS, HZ HLS or HollySys Subsidiary;

(f) not make, agree to make or announce any general wage or salary increase or enter into any employment contract or, unless provided for on or before the date of this Agreement, increase the compensation payable or to become payable to any officer or employee of BJ HLS, HZ HLS or HollySys Subsidiary or adopt or increase the benefits of any bonus, insurance, pension or other employee benefit plan, payment or arrangement, except for those increases, consistent with past practices, normally occurring as the result of regularly scheduled salary reviews and increases, and except for increases directly or indirectly required as a result of changes in applicable law or regulations;

(g) except in connection with the financing and reorganization transactions consummated in December 2006, not to amend the Memorandum and Articles of Association (or other organizational documents) of HollySys Holdings, BJ HLS, HZ HLS or HollySys Subsidiary;

(h) except as required to reorganize for the purpose of satisfying Section 6.14, not to merge or consolidate with, or acquire all or substantially all the assets of, or otherwise acquire any business operations of, any Person;

(i) not to make any payments outside the ordinary course of business; and

(j) not make any capital expenditures, except in accordance with prudent business and operational practices consistent with prior practice.

6.2 Access to Information. Between the date of this Agreement and the Closing Date, the HollySys Stockholder will, and will use their best efforts to cause BJ HLS, HZ HLS and HollySys Subsidiary to, (i) permit CNCAC and its Representatives reasonable access to all of the books, records, reports and other related materials, offices and other facilities and properties of BJ HLS, HZ HLS, HollySys Subsidiary and the Business; (ii) permit CNCAC and its Representatives to make such inspections thereof as CNCAC may reasonably request; and (iii) furnish CNCAC and its Representatives with such financial and operating data (including without limitation the work papers of HollySys’s Accountants) and other information with respect to HollySys Holdings, BJ HLS, HZ HLS and HollySys Subsidiary and the Business as CNCAC may from time to time reasonably request.

6.3 Insurance. Through the Closing Date, the HollySys Stockholder shall use its best efforts to cause BJ HLS, HZ HLS and HollySys Subsidiary to maintain insurance policies providing insurance coverage for the Business and the assets of BJ HLS, HZ HLS and HollySys Subsidiary of the kinds, in the amounts and against the risks as are commercially reasonable for the businesses and risks covered.

6.4 Protection of Confidential Information; Non-Competition.

(a) Confidential Information. The HollySys Stockholder and the Original HollySys Stockholders acknowledge that:

(i) As a result of their stock ownership of and employment by BJ HLS, HZ HLS HollySys Subsidiary, they have obtained secret and confidential information concerning the Business including, without limitation, financial information, trade secrets and “know-how,” customers, and certain methodologies (“Confidential Information”).

(ii) BJ HLS, HZ HLS and HollySys Subsidiary will suffer substantial damage which will be difficult to compute if they should divulge Confidential Information or enter a business competitive with that of BJ HLS, HZ HLS or HollySys Subsidiary.

(iii) The provisions of this Section are reasonable and necessary for the protection of the Business.

(b) Maintain Confidentiality. The HollySys Stockholder and the Original HollySys Stockholders agree to not at any time after the date hereof divulge to any person or entity any Confidential Information obtained or learned as a result of stock ownership of BJ HLS, HZ HLS or HollySys Subsidiary and employment by BJ HLS, HZ HLS or HollySys Subsidiary except (i) with the express written consent of CNCAC on or before the Closing Date and of Chardan Sub’s Board of Directors thereafter; (ii) to the extent that any such information is in the public domain other than as a result of a breach of any obligations hereunder; or (iii) where required to be disclosed by court order, subpoena or other government process. If the HollySys Stockholder or any Original HollySys Stockholder shall be required to make disclosure pursuant to the provisions of clause (iii) of the preceding sentence, it will promptly, but in no event more than 72 hours after learning of such subpoena, court order, or other government process, notify, by personal delivery or by electronic means, confirmed by mail, BJ HLS, HZ HLS or HollySys Subsidiary and, at the expense of BJ HLS, HZ HLS or HollySys Subsidiary, shall: (i) take all reasonably necessary steps required by BJ HLS, HZ HLS or HollySys Subsidiary to defend against the enforcement of such subpoena, court order or other government process, and (ii) permit BJ HLS, HZ HLS or HollySys Subsidiary to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof.

(c) Records. At the Closing, the HollySys Stockholder and the Original HollySys Stockholders will promptly deliver to BJ HLS, HZ HLS and HollySys Subsidiary all original memoranda, notes, records, reports, manuals, formula and other documents relating to the Business and all property associated therewith, which they then possess or have under their control; provided, however, that they shall be entitled to retain copies of such documents reasonably necessary to document their financial relationship with BJ HLS, HZ HLS and HollySys Subsidiary.

(d) Non-Compete. During the Non-Competition Period, the HollySys Stockholder and the Original HollySys Stockholders, without the prior written permission of HollySys Holdings, shall not, anywhere in the PRC, Hong Kong and Taiwan, directly or indirectly, (i) enter into the employ of or render any services to any person, firm or corporation engaged in any business which is a “Competitive Business” (as defined below); (ii) engage in any Competitive Business for his own account; (iii) become associated with or interested in any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor or in any other relationship or capacity; (iv) employ or retain, or have or cause any other person or entity to employ or retain, any person who was employed or retained by BJ HLS, HZ HLS, HollySys Subsidiary or any Original HollySys Stockholder in the six-month period prior to the date that all relationships of such person terminates with BJ HLS, HZ HLS, HollySys Subsidiary or Original HollySys Stockholder; or (v) solicit, interfere with, or endeavor to entice away from BJ HLS, HZ HLS, or HollySys Subsidiary, for the benefit of a Competitive Business, any of its customers or other persons with whom BJ HLS, HZ HLS, or HollySys Subsidiary has a business relationship. However, nothing in this Agreement shall preclude them from investing its personal assets in the securities of any corporation or other business entity which is engaged in a Competitive Business if such securities are traded on a national stock exchange or in the over-the-counter market and if such investment does not result in their beneficially owning, at any time, more than 1% of the publicly-traded equity securities of such Competitive Business.

(e) Injunctive Relief. If the HollySys Stockholder or any Original HollySys Stockholder breaches, or threatens to breach, any of the provisions of Sections 6.4(b), (c) or (d), BJ HLS, HZ HLS and HollySys Subsidiary shall have the right and remedy to have the provisions of this Section 6.4 specifically enforced by any Governmental Authority, it being acknowledged and agreed by the HollySys Stockholder and any Original HollySys Stockholder that any such breach or threatened breach will cause irreparable injury to BJ HLS, HZ HLS and HollySys Subsidiary and that money damages will not provide an adequate remedy.

(f) Modification of Scope. If any provision of Sections 6.4(b), (c) or (d) is held to be unenforceable because of the scope, duration or area of its applicability, the Governmental Authority making such determination shall have the power to modify such scope, duration, or area, or all of them, and such provision or provisions shall then be applicable in such modified form.

(g) Competitive Business. As used in this Agreement,

(i) “Competitive Business” means any business which operates in any aspect of the Business; and

(ii) “Non-Competition Period” means the period beginning on the Closing Date and ending on the later of five years from the Closing Date or two years after the date all relationships between the HollySys Stockholder and BJ HLS, HZ HLS or HollySys Subsidiary have been terminated, including relationships as a consultant or employee.

6.5 Post-Closing Assurances. From time to time after the Closing, at CNCAC’s request, the HollySys Stockholder will, and will use their best efforts to cause BJ HLS, HZ HLS and HollySys Subsidiary to, take such other actions and execute and deliver such other documents, certifications and further assurances as CNCAC may reasonably require in order to manage and operate BJ HLS, HZ HLS and HollySys Subsidiary and the Business, including but not limited to executing such certificates as may be reasonably requested by CNCAC’s Accountants in connection with any audit of the financial statements of BJ HLS, HZ HLS and HollySys Subsidiary for any period through the Closing Date.

6.6 No Other Negotiations. Until the earlier of the Closing or the termination of this Agreement, the HollySys Stockholder agrees that it will not, and will use its best efforts to cause HollySys Holdings, BJ HLS, HZ HLS and HollySys Subsidiary not to, (a) solicit, encourage, directly or indirectly, any inquiries, discussions or proposals for, (b) continue, propose or enter into any negotiations or discussions looking toward, or (c) enter into any agreement or understanding providing for any acquisition of any capital stock of HollySys Holdings, BJ HLS, HZ HLS, HollySys Subsidiary or of any part of their respective assets or the Business (in whole or in part), nor shall any HollySys Stockholder, HollySys Holdings, BJ HLS, HZ HLS or HollySys Subsidiary provide any information to any Person for the purpose of evaluating or determining whether to make or pursue any such inquiries or proposals with respect to any such acquisition. The HollySys Stockholder shall immediately notify CNCAC of any such inquiries or proposals or requests for information for such purpose.

6.7 No Securities Transactions. Neither the HollySys Stockholder nor any of its affiliates, directly or indirectly, shall engage in any transactions involving the securities of CNCAC prior to the time of the making of a public announcement of the transactions contemplated by this Agreement. The HollySys Stockholder shall use its best efforts to require each of the officers, directors, employees, agents and Representatives of HollySys Holdings, BJ HLS, HZ HLS and HollySys Subsidiary to comply with the foregoing requirement.

6.8 Fulfillment of Conditions. The HollySys Stockholder shall use its best efforts to fulfill, and to cause HollySys Holdings, BJ HLS, HZ HLS and HollySys Subsidiary to fulfill, the conditions specified in Article IX to the extent that the fulfillment of such conditions is within its control. The foregoing obligation includes (a) the execution and delivery of documents necessary or desirable to consummate the transactions contemplated hereby and (b) taking or refraining from such actions as may be necessary to fulfill such conditions (including using their best efforts to conduct the Business in such manner that on the Closing Date the representations and warranties of the HollySys Stockholder contained herein shall be accurate as though then made, except as contemplated by the terms hereof).

6.9 Disclosure of Certain Matters. From the date hereof through the Closing Date, the HollySys Stockholder shall give CNCAC prompt written notice of any event or development that occurs that (a) had it existed or been known on the date hereof would have been required to be disclosed under this Agreement, (b) would cause any of the representations and warranties of the HollySys Stockholder contained herein to be inaccurate or otherwise misleading, (c) gives the HollySys Stockholder any reason to believe that any of the conditions set forth in Article IX will not be satisfied, (d) is of a nature that is or may be materially adverse to the operations, prospects or condition (financial or otherwise) of BJ HLS, HZ HLS or HollySys Subsidiary or (e) would require any amendment or supplement to the Proxy Statement.

6.10 Regulatory and Other Authorizations; Notices and Consents.

(a) The HollySys Stockholder shall use, and shall use its best efforts to cause HollySys Holdings, BJ HLS, HZ HLS and HollySys Subsidiary to use, their commercially reasonable efforts to obtain all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for their execution and delivery of, and the performance of their obligations pursuant to, this Agreement and the Transaction Documents and will cooperate fully with CNCAC in promptly seeking to obtain all such authorizations, consents, orders and approvals.

(b) The HollySys Stockholder shall give, and shall use its best efforts to cause HollySys Holdings, BJ HLS, HZ HLS and HollySys Subsidiary to give, promptly such notices to third parties and use its or their best efforts to obtain such third party consents and estoppel certificates as CNCAC may in its reasonable discretion deem necessary or desirable in connection with the transactions contemplated by this Agreement.

(c) CNCAC shall cooperate and use all reasonable efforts to assist HollySys Holdings, BJ HLS, HZ HLS, HollySys Subsidiary and the HollySys Stockholder in giving such notices and obtaining such consents and estoppel certificates; provided, however, that CNCAC shall have no obligation to give any guarantee or other consideration of any nature in connection with any such notice, consent or estoppel certificate or to consent to any change in the terms of any agreement or arrangement which CNCAC in its sole discretion may deem adverse to the interests of CNCAC, HollySys Holdings, BJ HLS, HZ HLS, HollySys Subsidiary or the Business.

6.11 Use of Intellectual Property. The HollySys Stockholder and the Original HollySys Stockholders acknowledge that from and after the Closing, all the Intellectual Property of any kind related to or used in connection with the Business shall be owned by BJ HLS, HZ HLS or HollySys Subsidiary, that neither the HollySys Stockholder and the Original HollySys Stockholders nor any of their affiliates shall have any rights in the Intellectual Property and that neither the HollySys Stockholder and the Original HollySys Stockholders nor any of their affiliates will contest the ownership or validity of any rights of Chardan Sub, HollySys Holdings, BJ HLS, HZ HLS or HollySys Subsidiary in or to the Intellectual Property.

6.12 Related Tax. The HollySys Stockholder covenants and agrees to pay any tax and duties assessed on the part of the HollySys Stockholder in connection with, or as a result of the issuance of the Chardan Sub Stock and other consideration received pursuant to this Agreement required by any Governmental Authority.

6.13 HollySys Acquisition. The HollySys Stockholder and the Original HollySys Stockholders shall do, and shall use their best efforts to cause HollySys Holdings, BJ HLS, HZ HLS and HollySys Subsidiary to do, all things necessary in order to effectuate and consummate the HollySys Holdings Stock Purchase.

6.14 HollySys Holdings. The HollySys Stockholder shall use its best efforts to complete any restructuring related to the formation and ownership of HollySys Holdings. The HollySys Stockholder shall use its best efforts to have HollySys Holdings obtain any required approval from its stockholders for the HollySys Holdings Stock Purchase.

6.15 HollySys Proxy Information. As a condition to CNCAC calling and holding the Stockholder Meeting (as hereinafter defined), the HollySys Stockholder will furnish, and shall use its best efforts to cause HollySys Holdings, BJ HLS, HZ HLS and HollySys Subsidiary to furnish, to CNCAC such information as is reasonably required by CNCAC for the preparation of the Proxy Statement (as hereinafter defined) in accordance with the requirements of the Commission (as hereinafter defined), including full and accurate descriptions of the Business, material agreements affecting the Business, BJ HLS, HZ HLS and HollySys Subsidiary and the reorganization of BJ HLS, HZ HLS and HollySys Subsidiary, the HollySys Stockholder and the audited consolidated financial statements of HollySys and HollySys Subsidiary for each of the three years ended June 30, 2005, which financial statements will include a balance sheet, statement of operations and statement of cash flows, prepared in accordance with either PRC GAAP reconciled to US GAAP or entirely in US GAAP, together with footnotes and interim consolidated quarterly financial statements for the quarter ended September 30, 2005, as required by the rules and regulations of the Commission for combination proxy statement disclosure (collectively, “HollySys Proxy Information”). The HollySys Proxy Information will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements in the HollySys Proxy Information not misleading.

6.16 Interim Financial Information. From the date of this Agreement until the Closing, the HollySys Stockholder shall use its best efforts to cause BJ HLS and HZ HLS to provide to CNCAC a copy of (i) the monthly internal management report of financial information concerning BJ HLS, HZ HLS and HollySys Subsidiary on an individual and consolidated basis, and (ii) a monthly pro forma balance sheet and income statement on an individual and consolidated basis for BJ HLS, HZ HLS and HollySys Subsidiary. The above interim financial information shall be delivered to CNCAC within twenty-five (25) days after each monthly anniversary of the date of this Agreement. BJ HLS, HZ HLS and HollySys Subsidiary will prepare the above financial information in good faith in accordance with PRC GAAP.

ARTICLE VII
COVENANTS OF CNCAC

7.1 Conduct of the Business. CNCAC covenants and agrees that, from the date hereof through the Closing Date, except (i) in the context of an unsolicited, bona fide written proposal for a superior transaction or consummation of a superior transaction, (ii) as otherwise set forth in this Agreement or (iii) with the prior written consent of the HollySys Stockholder, it shall:

(a) conduct its business only in the ordinary course and in a manner consistent with the current practice of their business, except as required to reorganize for the purpose of redomestication, to preserve substantially intact the business organization of each CNCAC and Chardan Sub (when established), to preserve the current relationships of CNCAC and Chardan Sub with customers and other persons with which they have has significant business relations and to comply with all Laws;

(b) except as required to reorganize for the purpose of redomestication, not pledge, sell, transfer, dispose or otherwise encumber or grant any rights or interests to others of any kind with respect to all or any part of the capital securities of CNCAC or Chardan Sub (when established);

(c) except as required to reorganize for the purpose of redomestication, not pledge, sell, lease, transfer, dispose of or otherwise encumber any property or assets of CNCAC and Chardan Sub (when established), other than consistent with past practices and in the ordinary course of business of CNCAC and Chardan Sub (when established);

(d) except as required to reorganize for the purpose of redomestication, not issue any shares of capital stock of CNCAC and Chardan Sub (when established) or any other class of securities, whether debt (other than debt incurred in the ordinary course of business and consistent with past practice) or equity, of CNCAC and Chardan Sub (when established) or any options therefor or any securities convertible into or exchangeable for capital stock of CNCAC and Chardan Sub (when established) or enter into any agreements in respect of the ownership or control of such capital stock;

(e) not declare any dividend or make any distribution in cash, securities or otherwise on the outstanding shares of capital stock of CNCAC and Chardan Sub (when established) or directly or indirectly redeem, purchase or in any other manner whatsoever advance, transfer (other than in payment for goods received or services rendered in the ordinary course of business), or distribute to any of their affiliates or otherwise withdraw cash or cash equivalents in any manner inconsistent with established cash management practices, except to pay existing indebtedness of CNCAC and Chardan Sub (when established);

(f) not make, agree to make or announce any general wage or salary increase or enter into any employment contract or, unless provided for on or before the date of this Agreement, increase the compensation payable or to become payable to any officer or employee of CNCAC and Chardan Sub (when established) or adopt or increase the benefits of any bonus, insurance, pension or other employee benefit plan, payment or arrangement, except for those increases, consistent with past practices, normally occurring as the result of regularly scheduled salary reviews and increases, and except for increases directly or indirectly required as a result of changes in applicable law or regulations;

(g) except as required to reorganize for the purpose of redomestication, not to amend the Certificate of Incorporation or By-laws or Memorandum and Articles of Association (or other organizational documents) of CNCAC and Chardan Sub (when established);

(h) except as required to reorganize for the purpose of redomestication, not to merge or consolidate with, or acquire all or substantially all the assets of, or otherwise acquire any business operations of, any Person;

(i) not to make any payments outside the ordinary course of business; and

(j) not make any capital expenditures, except in accordance with prudent business and operational practices consistent with prior practice.

7.2 Stockholder Meeting. CNCAC shall cause a meeting of its stockholders (the “Stockholder Meeting”) to be duly called and held as soon as reasonably practicable for the purpose of voting on the adoption of this Agreement as required by CNCAC’s Certificate of Incorporation. The directors of CNCAC shall recommend to its stockholders that they vote in favor of the adoption of such matter. In connection with such meeting, CNCAC (a) will file with the Securities and Exchange Commission (“Commission”) as promptly as practicable a proxy statement/prospectus meeting the requirements of the Exchange Act (“Proxy Statement”) and all other proxy materials for such meeting, (b) upon receipt of approval from the Commission, will mail to its stockholders the Proxy Statement and other proxy materials, (c) will use its best efforts to obtain the necessary approvals by its stockholders of this Agreement and the transactions contemplated hereby, and (d) will otherwise comply with all legal requirements applicable to such meeting. As a condition to the filing and distribution to the CNCAC stockholders of the Proxy Statement, CNCAC will have received the HollySys Proxy Information. The Proxy Statement will also seek stockholder approval for adoption of the option plan contemplated by Section 8.9 and will offer the holders of Preferred Stock the opportunity to exchange such shares for shares of Chardan Sub.

7.3 Fulfillment of Conditions. From the date hereof to the Closing Date, CNCAC shall use its best efforts to fulfill the conditions specified in Article IX to the extent that the fulfillment of such conditions is within its control. The foregoing obligation includes (a) the execution and delivery of documents necessary or desirable to consummate the transactions contemplated hereby, and (b) taking or refraining from such actions as may be necessary to fulfill such conditions (including conducting the business of CNCAC in such manner that on the Closing Date the representations and warranties of CNCAC contained herein shall be accurate as though then made).

7.4 Disclosure of Certain Matters. From the date hereof through the Closing Date, CNCAC shall give the HollySys Stockholder prompt written notice of any event or development that occurs that (a) had it existed or been known on the date hereof would have been required to be disclosed under this Agreement, (b) would cause any of the representations and warranties of CNCAC contained herein to be inaccurate or otherwise misleading, (c) gives CNCAC any reason to believe that any of the conditions set forth in Article IX will not be satisfied, (d) is of a nature that is or may be materially adverse to the operations, prospects or condition (financial or otherwise) of CNCAC, or (e) would require any amendment or supplement to the Proxy Statement.

7.5 Chardan Sub Incorporation. CNCAC will cause Chardan Sub to be incorporated and duly organized, to adopt the Plan of Merger, to effectuate the Chardan Merger, to issue the Chardan Sub Stock and to do all other things as are necessary for it to do as a constituent corporation to the Chardan Merger. The covenants as set forth in Section 7.3, 7.4 shall apply to Chardan Sub after it has been formed.

7.6 Post-Closing Assurances. CNCAC and Chardan Sub from time to time after the Closing, at the request of HollySys Holdings or the HollySys Stockholder will take such other actions and execute and deliver such other documents, certifications and further assurances as HollySys Holdings or the HollySys Stockholder may reasonably require in order to manage and operate CNCAC and Chardan Sub and the Business, including but not limited to executing such certificates as may be reasonably requested by HollySys Holdings or the HollySys Stockholder Accountants in connection with any audit of the financial statements of CNCAC and Chardan Sub for any period through the Closing Date.

7.7 Regulatory and Other Authorizations; Notices and Consents.

(a) CNCAC and Chardan Sub (when established) shall use their commercially reasonable efforts to obtain all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for their execution and delivery of, and the performance of their obligations pursuant to, this Agreement and the Transaction Documents and will cooperate fully with HollySys Holdings or the HollySys Stockholder in promptly seeking to obtain all such authorizations, consents, orders and approvals.

(b) CNCAC and Chardan Sub (when established) shall give promptly such notices to third parties and use its or their best efforts to obtain such third party consents and estoppel certificates as HollySys Holdings or the HollySys Stockholder may in their reasonable discretion deem necessary or desirable in connection with the transactions contemplated by this Agreement.

7.8 Books and Records.

(a) On and after the Closing Date, CNCAC will cause Chardan Sub (when established) to permit the HollySys Stockholder and its Representatives, during normal business hours, to have access to and to examine and make copies of all books and records of HollySys Holdings, BJ HLS, HZ HLS and HollySys Subsidiary which are delivered to CNCAC pursuant to this Agreement and which relate to the Business, BJ HLS, HZ HLS or HollySys Subsidiary or to events occurring prior to the Closing Date or to transactions or events occurring subsequent to the Closing Date which arise out of transactions or events occurring prior to the Closing Date to the extent reasonably necessary to the HollySys Stockholder in connection with preparation of any Tax returns, Tax audits, government or regulatory investigations, lawsuits or any other matter in which the HollySys Stockholder is a party to the proceeding or in which they have a reasonable business interest.

(b) CNCAC will cause Chardan Sub to preserve and keep all books and records with respect to HollySys Holdings, BJ HLS, HZ HLS, HollySys Subsidiary and the Business for a period of at least seven years from the Closing Date. After such seven year period, before Chardan Sub (when established) shall dispose of any such books and records, at least 90 days’ prior written notice to such effect shall be given by Chardan Sub to the HollySys Stockholder and the HollySys Stockholder shall be given an opportunity, at its cost and expense, to remove and retain all or any part of such books or records as it may select.

7.9 Nasdaq Listing. After making the initial filing of the Proxy Statement with the Commission, CNCAC shall apply to have the shares of Chardan Sub listed in the Nasdaq National Market following the Closing.

ARTICLE VIII
ADDITIONAL COVENANTS OF THE PARTIES

8.1 Other Information. If in order to properly prepare documents required to be filed with any Governmental Authority or financial statements of HollySys, it is necessary that either Party be furnished with additional information relating to HollySys Holdings, BJ HLS, HZ HLS and HollySys Subsidiary or the Business, and such information is in the possession of the other Party, such Party agrees to use its best efforts to furnish such information in a timely manner to such other Party, at the cost and expense of the Party being furnished such information.

8.2 Mail Received After Closing.

(a) If Chardan Sub, HollySys Holdings, BJ HLS, HZ HLS or HollySys Subsidiary receives after the Closing any mail or other communications addressed to the HollySys Stockholder or any Original HollySys Stockholder, such entity may open such mail or other communications and deal with the contents thereof in its discretion to the extent that such mail or other communications and the contents thereof relate to HollySys Holdings, BJ HLS, HZ HLS or HollySys Subsidiary. Chardan Sub will deliver promptly or cause to be delivered to the HollySys Stockholder or any Original HollySys Stockholder all other mail addressed to it and the contents thereof which does not relate to HollySys Holdings, BJ HLS, HZ HLS, HollySys Subsidiary or the Business.

(b) If the HollySys Stockholder or any Original HollySys Stockholder receives after the Closing Date mail or other communications addressed to them which relate to HollySys Holdings, BJ HLS, HZ HLS or HollySys Subsidiary, they shall promptly deliver or cause to be delivered all such mail and the contents thereof to Chardan Sub and HollySys Holdings.

8.3 Further Action. Each of the Parties shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby. Upon the terms and subject to the conditions hereof, each of the Parties shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

8.4 Schedules. The Parties shall have the obligation to supplement or amend the Schedules being delivered concurrently with the execution of this Agreement and annexed hereto with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Schedules. The obligations of the Parties to amend or supplement the Schedules being delivered herewith shall terminate on the Closing Date. Notwithstanding any such amendment or supplementation, for purposes of Section 10.2, the representations and warranties of the Parties shall be made with reference to the Schedules as they exist at the time of execution of this Agreement.

8.5 Execution of Agreements. On or before the Closing Date, CNCAC, HollySys Holdings, BJ HLS, HZ HLS, HollySys Subsidiary and the HollySys Stockholder shall execute and deliver each Transaction Document which it is a party to.

8.6 Confidentiality. BJ HLS, HZ HLS, HollySys Subsidiary, the HollySys Stockholder and the Original HollySys Stockholders, on the one hand, and CNCAC and, on and after the Closing Date, Chardan Sub, on the other hand, shall hold and shall cause their respective Representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all documents and information concerning the other Party furnished it by such other Party or its Representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (a) previously known by the Party to which it was furnished, (b) in the public domain through no fault of such Party or (c) later lawfully acquired from other sources, which source is not the agent of the other Party, by the Party to which it was furnished), and each Party shall not release or disclose such information to any other person, except its Representatives in connection with this Agreement. Each Party shall be deemed to have satisfied its obligations to hold confidential information concerning or supplied by the other Party if it exercises the same care as it takes to preserve confidentiality for its own similar information.

8.7 Public Announcements. From the date of this Agreement until Closing or termination, CNCAC, HollySys Holdings, BJ HLS, HZ HLS, HollySys Subsidiary and the HollySys Stockholder shall cooperate in good faith to jointly prepare all press releases and public announcements pertaining to this Agreement and the transactions governed by it, and none of the foregoing shall issue or otherwise make any public announcement or communication pertaining to this Agreement or the transaction without the prior consent of CNCAC (in the case of HollySys Holdings, BJ HLS, HZ HLS, HollySys Subsidiary and the HollySys Stockholder) or HollySys Holdings, BJ HLS, HZ HLS and the HollySys Stockholder (in the case of CNCAC), except as required by any legal requirement or by the rules and regulations of, or pursuant to any agreement of a stock exchange or trading system. Each party will not unreasonably withhold approval from the others with respect to any press release or public announcement. If any party determines with the advice of counsel that it is required to make this Agreement and the terms of the transaction public or otherwise issue a press release or make public disclosure with respect thereto, it shall at a reasonable time before making any public disclosure, consult with the other party regarding such disclosure, seek such confidential treatment for such terms or portions of this Agreement or the transaction as may be reasonably requested by the other party and disclose only such information as is legally compelled to be disclosed. This provision will not apply to communications by any party to its counsel, accountants and other professional advisors.

8.8 Board of Chardan Sub. The Board of Directors of Chardan Sub after the Closing will initially consist of seven persons, with two members designated by the HollySys Stockholder, one member designated by the Board of CNCAC, and four directors (two directors nominated by the HollySys Stockholder and two by CNCAC respectively) satisfying the independence requirements of NASDAQ. In addition, the membership of the Board of Directors will comply with the requirements of Article X hereof for the existence of the Independent Committee.

8.9 Stock Option Pool. CNCAC will submit to its stockholders for approval, as part of the Proxy Statement, a proposed equity compensation plan that would permit the granting of stock options, shares of restricted stock and other awards to all qualified persons (including, but not limited to, management, directors and employees). The pool of shares initially available for this plan will equal 10% of the total shares of Chardan Sub expected to be outstanding immediately after the Closing.

8.10 HollySys Stock Acquisition. Each Original HollySys Stockholder who participates in the HollySys Holdings Stock Purchase by consignment shall use his or her best efforts to complete the acquisition of the ownership of the HollySys Stock by HollySys Holdings from such Original HollySys Stockholder as soon as such acquisition is permitted by applicable law and regulations.

ARTICLE IX
CONDITIONS TO CLOSING

9.1 Conditions to Each Party’s Obligations. The respective obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions.

(a) Approval by CNCAC’s Stockholders. This Agreement and the transactions contemplated hereby shall have been approved by a majority-in-interest of the common stockholders of CNCAC in accordance with CNCAC’s Certificate of Incorporation and the aggregate number of shares of CNCAC’s Common Stock held by stockholders of CNCAC (other than the Initial Stockholders) who exercise their right to convert the shares of common stock of CNCAC owned by them into cash in accordance with CNCAC’s Certificate of Incorporation shall not constitute 20% or more of the number of shares of CNCAC’s Common Stock outstanding as of the date of this Agreement and owned by Persons other than the Initial Stockholders.

(b) Litigation. No order, stay, judgment or decree shall have been issued by any Governmental Authority preventing, restraining or prohibiting in whole or in part, the consummation of the transactions contemplated hereby or instrumental to the consummation of the transactions contemplated hereby, and no action or proceeding by any governmental authority shall be pending or threatened (including by suggestion through investigation) by any person, firm, corporation, entity or Governmental Authority, which questions, or seeks to enjoin, modify, amend or prohibit (a) the reorganization of BJ HLS, HZ HLS and HollySys Subsidiary, (b) the ownership of BJ HLS, HZ HLS, HollySys Holdings, and HollySys Subsidiary, (c) the purchase and sale and issuance of the Chardan Sub Stock, (d) the Plan of Merger, (e) the Chardan Merger, (f) the Stockholders Meeting and use of the Proxy Statement by CNCAC, or (g) the conduct in any material respect of the Business as a whole or any material portion of the Business conducted or to be conducted by BJ HLS, HZ HLS, or HollySys Subsidiary or the (direct, indirect or beneficial) ownership of BJ HLS or HZ HLS by the HollySys Stockholders.

(c) Transaction Documents. Each of the Transaction Documents shall have been executed and delivered to each Party.

(d) Auditor Confirmation. CNCAC and the HollySys Stockholders shall have received written confirmation from the Company Accountants that any payments pursuant to Section 1.3 would be treated for accounting purposes as an adjustment to the purchase price of the acquired business and not as a compensation expense.

9.2 Conditions to Obligations of HollySys, HollySys Subsidiary and the HollySys Stockholders. The obligations of HollySys Holdings, BJ HLS, HZ HLS, HollySys Subsidiary and the HollySys Stockholder to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) Deliveries. Chardan Sub shall have delivered the Chardan Sub Stock and made the payments specified in Section 2.2 and the HollySys Stockholder shall have received confirmations of the payment of the cash portion thereof and such other documents, certificates and instruments as may be reasonably requested by the HollySys Stockholder.

(b) Representations and Warranties; Covenants. Without supplementation after the date of this Agreement, the representations and warranties of CNCAC contained in this Agreement shall be with respect to those representations and warranties qualified by any materiality standard, true and correct as of the Closing, and with respect to all the other representations and warranties, true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing, and all the covenants contained in this Agreement to be materially complied with by CNCAC on or before the Closing shall have been materially complied with, and CNCAC shall have delivered a certificate signed by a duly authorized officer thereof to such effect.

(c) Legal Opinion. HollySys Holdings, BJ HLS, HZ HLS and the HollySys Stockholder shall have received from DLA Piper US LLP, counsel to CNCAC, a legal opinion addressed to HollySys Holdings, BJ HLS, HZ HLS, and the HollySys Stockholders and dated the Closing Date.

(d) Chardan Sub. Chardan Sub will be an existing company under the laws of the British Virgin Islands with the name HLS Systems International Ltd.

(e) Consents. CNCAC and Chardan Sub shall have obtained and delivered to HollySys Holdings, BJ HLS, HZ HLS and the HollySys Stockholder copies of consents of all third parties, as appropriately required for the consummation of the transactions contemplated by this Agreement.

(f) Performance of Agreements. All covenants, agreements and obligations required by the terms of this Agreement to be performed by CNCAC at or prior to the Closing shall have been duly and properly performed or fulfilled in all material respects.

(g) No Adverse Changes. At the Closing, there shall have been no material adverse change in the assets, liabilities or financial condition of CNCAC and Chardan Sub from that shown in the CNCAC Balance Sheet and related statements of income. Between the date of this Agreement and the Closing Date, there shall not have occurred an event which, in the reasonable opinion of HollySys Holdings, would have had a material adverse effect on the operations, financial condition or prospects of CNCAC and Chardan Sub.

(h) Supplemental Disclosure. If CNCAC or Chardan Sub shall have supplemented or amended any schedule pursuant to their obligations set forth in Section 8.4 in any material respect, the HollySys Stockholder shall give notice to CNCAC that as a result of information provided to the HollySys Stockholder in connection with any or all of such amendments or supplements, the HollySys Stockholder have determined to proceed with the consummation of the transactions contemplated hereby.

(i) Necessary Proceedings. All proceedings, corporate or otherwise, to be taken by CNCAC and Chardan Sub in connection with the consummation of the transactions contemplated by this Agreement shall have been duly and validly taken, and copies of all documents, resolutions and certificates incident thereto, duly certified by CNCAC and Chardan Sub, as appropriate, as of the Closing, shall have been delivered to HollySys Holdings, BJ HLS, HZ HLS and the HollySys Stockholder.

(j) Trustee Notice. CNCAC (or Chardan Sub), simultaneously with the Closing, will deliver to the trustee of the trust account of CNCAC (or Chardan Sub) instructions to disburse the funds therein to the HollySys Stockholder, pursuant to the terms of Section 1.2, (or their designees) and to CNCAC.

(k) Resignations. Effective as of the Closing, the directors and officers of CNCAC who are not continuing as directors and officers of CNCAC (or as the case may be, Chardan Sub) will have resigned and agreed that they have no claim for employment compensation in any form from CNCAC.

(l) Employment Agreement. BJ HLS and HZ HLS shall have entered into the employment agreements provided for in Section 9.3.

9.3 Conditions to Obligations of CNCAC. The obligations of CNCAC to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) Deliveries. The HollySys Stockholder shall have delivered the HollySys Holdings Stock and the Stock Consignment Agreements listed on Schedule 9.3(a) confirmations of receipt of payments specified in Section 2.2, and Chardan Sub shall have received the same and such other documents, certificates and instruments as may be reasonably requested by CNCAC and the Chardan Sub;

(b) Representations and Warranties; Covenants. Without supplementation after the date of this Agreement, the representations and warranties of the HollySys Stockholder contained in this Agreement shall be with respect to those representations and warranties qualified by any materiality standard, true and correct in all respects as of the Closing, and with respect to all the other representations and warranties, true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing, and all the covenants contained in this Agreement to be complied with by HollySys Holdings, BJ HLS, HZ HLS, HollySys Subsidiary and the HollySys Stockholder on or before the Closing shall have been materially complied with, and CNCAC shall have received a certificate of the HollySys Stockholder to such effect;

(c) Legal Opinion. CNCAC shall have received from Guan Tao Law Firm counsel for BJ HLS, HZ HLS, HollySys Holdings, HollySys Subsidiary and the HollySys Stockholder, a legal opinion addressed to CNCAC, dated the Closing Date;

(d) Consents. HollySys Holdings, BJ HLS, HZ HLS, HollySys Subsidiary and the HollySys Stockholder shall have obtained and delivered to CNCAC consents of all third parties required by the Contracts and Permits set forth in Schedule 9.3(d);

(e) Regulatory Approvals. Any Governmental Authority whose approval or consent is required each shall have unconditionally approved of the transactions of HollySys Holdings Stock Purchase contemplated by this Agreement and CNCAC shall have received written confirmation thereof;

(f) Performance of Agreements. All covenants, agreements and obligations required by the terms of this Agreement to be performed by HollySys Holdings, BJ HLS, HZ HLS, HollySys Subsidiary and the HollySys Stockholder at or prior to the Closing shall have been duly and properly performed or fulfilled in all material respects;

(g) No Adverse Change. At the Closing, there shall have been no material adverse change in the assets, liabilities, financial condition or prospects of HollySys Holdings, BJ HLS, HZ HLS, HollySys Subsidiary or the Business from that shown or reflected in the September Financial Statements and as described in the Proxy Statement. Between the date of this Agreement and the Closing Date, there shall not have occurred an event which, in the reasonable opinion of CNCAC, would have a HollySys Material Adverse Effect;

(h) Supplemental Disclosure. If HollySys Holdings, BJ HLS, HZ HLS, HollySys Subsidiary or the HollySys Stockholder shall have supplemented or amended any Schedule pursuant to their obligations set forth in Section 8.4 in any material respect, CNCAC shall provide notice to HollySys Holdings, BJ HLS, HZ HLS and the HollySys Stockholder that, as a result of information provided to CNCAC in connection with any or all of such amendments or supplements, CNCAC has determined to proceed with the consummation of the transactions contemplated hereby;

(i) Necessary Proceedings. All proceedings, corporate or otherwise, to be taken by HollySys Holdings, BJ HLS, HZ HLS, HollySys Subsidiary and the HollySys Stockholder in connection with the consummation of the transactions of HollySys Holdings Stock Purchase contemplated by this Agreement shall have been duly and validly taken, and copies of all documents, resolutions and certificates incident thereto, duly certified by HollySys Holdings, BJ HLS, HZ HLS, HollySys Subsidiary and the HollySys Stockholder, as appropriate, as of the Closing, shall have been delivered to CNCAC;

(j) HollySys Proxy Information. The HollySys Proxy Information, at the time of distribution of the Proxy Statement and at Closing, will accurately reflect the Business, HollySys Holdings, BJ HLS, HZ HLS, HollySys Subsidiary, and the HollySys Stockholder, and the HollySys Proxy Information will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements in the HollySys Proxy Information not misleading; and

(k) Employment Agreement. Each of Dr. Wang Changli and Ms. Qiao Li shall have entered into an employment agreement with Chardan Sub in the form of Exhibit F.

ARTICLE X
INDEMNIFICATION

10.1 Indemnification by HollySys Stockholders. Subject to the limitations set forth in Section 10.4, the HollySys Stockholder shall indemnify and hold harmless CNCAC (or Chardan Sub after the Closing) from and against, and shall reimburse CNCAC (or Chardan Sub after the Closing) for, any Damages which may be sustained, suffered or incurred by them, whether as a result of any Third Party Claim or otherwise, and which arise from or in connection with or are attributable to the breach of any of the representations or warranties or covenants of HollySys Holdings, BJ HLS, HZ HLS, HollySys Subsidiary or the HollySys Stockholder contained in this Agreement. Indemnification pursuant to this Section 10.1 shall be the sole remedy of CNCAC (or Chardan Sub after the Closing) with respect to any breach of the representations and warranties or covenants of HollySys Holdings, BJ HLS, HZ HLS, HollySys Subsidiary or the HollySys Stockholder contained in this Agreement. This indemnity shall survive the Closing for a period of four years after the Closing Date with respect to Claims arising under the foregoing clause (i) other than Claims arising as a result of a breach of the representations and warranties in Sections 3.1, 3.2, 3.3, 3.4, 3.9, 3.12, 4.1, 4.2 and 4.3, as to which it shall survive without limitation as to time, and (ii) Claims arising as a result of a breach of the representations and warranties in Sections 3.6, 4.16, 4.18 and 4.20, as to which it shall survive for a period of six months after the expiration of the statute of limitations. The HollySys Stockholder shall give prompt written notice to CNCAC (or Chardan Sub after the Closing) of any Third Party Claims or other facts and circumstances known to them which may entitle CNCAC (or Chardan Sub after the Closing) to indemnification under this Section 10.1.

10.2 Indemnification by CNCAC. Subject to the limitations set forth in Section 10.4, CNCAC (and Chardan Sub after the Closing) shall indemnify and hold harmless the HollySys Stockholder from and against, and shall reimburse the HollySys Stockholder for, any Damages which may be sustained, suffered or incurred by the HollySys Stockholder, whether as a result of Third Party Claims or otherwise, and which arise or result from or in connection with or are attributable to the breach of any of CNCAC’s representations or warranties or covenants contained in this Agreement. The indemnity in the foregoing clause (a) shall survive the Closing for a period of four years after the Closing Date. CNCAC (or Chardan Sub after the Closing) shall give the HollySys Stockholder prompt written notice of any Third Party Claims or other facts and circumstances known to it which may entitle it to indemnification under this Section 10.2.

10.3 Notice, Etc. A Party required to make an indemnification payment pursuant to this Agreement (“Indemnifying Party”) shall have no liability with respect to Third Party Claims or otherwise with respect to any covenant, representation, warranty, agreement, undertaking or obligation under this Agreement unless the Party entitled to receive such indemnification payment (“Indemnified Party”) gives notice to the Indemnifying Party specifying (i) the covenant, representation or warranty, agreement, undertaking or obligation contained herein which it asserts has been breached, (ii) in reasonable detail, the nature and dollar amount (or estimate, if the magnitude of the Claim cannot be precisely determined at that time) of any Claim the Indemnified Party may have against the Indemnifying Party by reason thereof under this Agreement, and (iii) whether or not the Claim is a Third Party Claim. With respect to Third Party Claims, an Indemnified Party (i) shall give the Indemnifying Party prompt notice of any Third Party Claim, (ii) prior to taking any action with respect to such Third Party Claim, shall consult with the Indemnifying Party as to the procedure to be followed in defending, settling, or compromising the Third Party Claim, (iii) shall not consent to any settlement or compromise of the Third Party Claim without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed), and (iv) shall permit the Indemnifying Party, if it so elects, to assume the exclusive defense of such Third Party Claim (including, except as provided in the penultimate sentence of this Section, the compromise or settlement thereof) at its own cost and expense. If the Indemnifying Party shall elect to assume the exclusive defense of any Third Party Claim pursuant to this Agreement, it shall notify the Indemnified Party in writing of such election, and the Indemnifying Party shall not be liable hereunder for any fees or expenses of the Indemnified Party’s counsel relating to such Third Party Claim after the date of delivery to the Indemnified Party of such notice of election. The Indemnifying Party will not compromise or settle any such Third Party Claim without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed) if the relief provided is other than monetary damages or such relief would have a material adverse effect on the Indemnified Party. Notwithstanding the foregoing, if the Indemnifying Party elects to assume the defense with respect to any Third Party Claim, the Indemnifying Party shall have the right to compromise or settle for solely monetary damages such Third Party Claim, provided such settlement will not result in or have a material adverse effect on the Indemnified Party. Notwithstanding the foregoing, the Party which defends any Third Party Claim shall, to the extent required by any insurance policies of the Indemnified Party, share or give control thereof to any insurer with respect to such Claim.

10.4 Limitations.

(a) The HollySys Stockholder shall not be required to indemnify CNCAC under Section 10.1 unless the aggregate of all amounts for which indemnity would otherwise be due against it exceeds $250,000, but then the HollySys Stockholder will be liable for the full amount of Damages.

(b) CNCAC (or Chardan Sub after Closing) shall not be required to indemnify the HollySys Stockholder under Section 10.2 unless the aggregate of all amounts for which indemnity would otherwise be due against it exceeds $250,000, but then CNCAC (or Chardan Sub after Closing) will be liable for the full amount of Damages.

(c) If a Third Party Claim subject to indemnification by any HollySys Stockholder is brought against HollySys Holdings, BJ HLS, HZ HLS or HollySys Subsidiary and HollySys Holdings, BJ HLS, HZ HLS and/or HollySys Subsidiary prevails in the defense thereof, the HollySys Stockholder shall not be required to indemnify CNCAC (or Chardan Sub after Closing) with respect to the costs of such defense, including attorneys’ fees.

10.5 Adjustment to Purchase Price; Setoff. Any indemnification payments made pursuant to Sections 10.1 and 10.2 shall be deemed to be an adjustment to the Purchase Price. To the extent that the HollySys Stockholder is obligated to indemnify CNCAC or the Chardan Sub after Closing under the provisions of the Article X for Damages reduced to a monetary amount, CNCAC or Chardan Sub after Closing shall have the right to adjust any amount due and owing or to be due and owing under any agreement with the HollySys Stockholder, whether under this Agreement or any other agreement between the HollySys Stockholder and any of CNCAC’s or Chardan Sub’s affiliates, subsidiaries or controlled persons or entities (including shares issuable pursuant to Section 1.3). To the extent that CNCAC or Chardan Sub is obligated to indemnify the HollySys Stockholder after Closing under the provisions of this Article X for Damages reduced to a monetary amount, the HollySys Stockholder after Closing shall have the right to decrease any amount due and owing or to be due and owing under any agreement with CNCAC or Chardan Sub, whether under this Agreement or any other agreement between the HollySys Stockholder and any of CNCAC’s or Chardan Sub’s affiliates, subsidiaries or controlled persons or entities.

10.6 Claims on behalf or in right of CNCAC and Chardan Sub. Pursuant to the provisions of this Article X, if any Claim for indemnification is to be brought against the HollySys Stockholders on behalf of or by right of CNCAC, (or Chardan Sub after Closing) such claims will be determined by the Independent Committee of the Board of Directors. Any settlement of a Claim for indemnification brought on behalf of or by right of CNCAC (or Chardan Sub after Closing) shall be determined and approved by the Independent Committee of the Board of Directors. The Independent Committee of the Board of Directors of CNCAC (or Chardan Sub after the Closing) will consist of at least two persons which mutually agreed by HollySys Stockholders and CNCAC, none of which are officers or employees of CNCAC (or Chardan Sub after the Closing) or any of their operating subsidiary companies or are direct or beneficial owners of 5% or more of the voting capital stock of CNCAC (or Chardan Sub after the Closing). For a period of not less than four years after Closing or until final resolution of Claims under this Section X brought by or by right of CNCAC (or Chardan Sub after Closing) the Board of Directors of CNCAC (or Chardan Sub after Closing) will maintain a sufficient number of directors such that it will be able to maintain the Independent Committee.

ARTICLE XI
TERMINATION AND ABANDONMENT

11.1 Methods of Termination. The transactions contemplated herein may be terminated and/or abandoned at any time but not later than the Closing:

(a) by mutual written consent of CNCAC and the HollySys Stockholder;

(b) (1) by CNCAC, if HollySys Holdings, BJ HLS, HZ HLS, HollySys Subsidiary or the HollySys Stockholder amends or supplements any BJ HLS, HZ HLS, HollySys Subsidiary or HollySys Stockholder schedule hereto in accordance with Section 8.4 hereof and such amendment or supplement reflects a material adverse change in the condition (financial or other), operations or prospects of HollySys or HollySys Subsidiary or the Business, as a whole or in part, after the date hereof, or (2) by the HollySys Stockholder, if CNCAC amends or supplements any CNCAC Schedule hereto in accordance with Section 8.4 hereof and such amendment or supplement reflects a material adverse change in the condition (financial or other) or operations of CNCAC.

(c) by either CNCAC or the HollySys Stockholder, if the Closing has not occurred by August 10, 2007 (or such later date as may be established by the CNCAC stockholders as the deadline by which CNCAC must complete a transaction or commence dissolution); provided, however, that the right to terminate this Agreement under this Section 11.1(c) shall not be available to any Party that is then in breach of any of its covenants, representations or warranties in this Agreement;

(d) by the HollySys Stockholder, (i) if CNCAC shall have breached any of its covenants in Articles VII or VIII hereof in any material respect or (ii) if the representations and warranties of CNCAC contained in this Agreement shall not be true and correct in all material respects, at the time made, or (iii) if such representations and warranties shall not be true and correct at and as of the Closing Date as though such representations and warranties were made again at and as of the Closing Date, except to the extent that such representations are made herein as of a specific date prior to the Closing Date, and in any such event, if such breach is subject to cure, CNCAC has not cured such breach within 10 Business Days of notice from the HollySys Stockholder of an intent to terminate;

(e) by CNCAC, (i) if HollySys Holdings, BJ HLS, HZ HLS, HollySys Subsidiary or the HollySys Stockholder shall have breached any of the covenants in Articles VI or VIII hereof in any material respect or (ii) if the representations and warranties of the HollySys Stockholder contained in this Agreement shall not be true and correct in all material respects, at the time made, or (iii) if such representations and warranties shall not be true and correct at and as of the Closing Date as though such representations and warranties were made again at and as of the Closing Date, except to the extent that such representations are made herein as of a specific date prior to the Closing Date, and in any such event, if such breach is subject to cure, the HollySys Stockholder have not cured such breach within 10 Business Days of CNCAC’s notice of an intent to terminate;

(f) by CNCAC if the Board of Directors of CNCAC shall have determined in good faith, based upon the advice of outside legal counsel, that failure to terminate this Agreement is reasonably likely to result in the Board of Directors breaching its fiduciary duties to stockholders under applicable law by reason of the pendency of an unsolicited, bona fide written proposal for a superior transaction;

(g) by either CNCAC or the HollySys Stockholder, if, at CNCAC’s Stockholder Meeting (including any adjournments thereof), this Agreement and the transactions contemplated thereby shall fail to be approved and adopted by the affirmative vote of the holders of CNCAC’s common stock required under its Certificate of Incorporation, or 20% or more of the number of shares of CNCAC’s common stock outstanding as of the date of the record date of the stockholders meeting held by Persons other than the Initial Stockholders exercise their rights to convert the shares of CNCAC’s common stock held by them into cash in accordance with CNCAC’s Certificate of Incorporation.

11.2 Effect of Termination.

(a) In the event of termination and abandonment by CNCAC or by HollySys, or both, pursuant to Section 11.1 hereof, written notice thereof shall forthwith be given to the other Party, and except as set forth in this Section 11.2, all further obligations of the Parties shall terminate, no Party shall have any right against the other Party hereto, and each Party shall bear its own costs and expenses.

(b) Consequence of Termination. If the transactions contemplated by this Agreement are terminated and/or abandoned as provided herein:

(i) each Party hereto will return all documents, work papers and other material (and all copies thereof) of the other Party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the Party furnishing the same; and

(ii) all confidential information received by either Party hereto with respect to the business of the other Party, or in the case of the HollySys Stockholder, of BJ HLS, HZ HLS and HollySys Subsidiary, hereto shall be treated in accordance with Section 8.6 hereof, which shall survive such termination or abandonment.

11.3 No Claim Against Trust Fund. It is understood by HollySys Holdings, BJ HLS, HZ HLS and the HollySys Stockholder that in the event of breach of this Agreement or any of the Transactional Documents by CNCAC and Chardan Sub, that they have no right to any amount held in the trust fund referred to in Section 5.7 and they will not make any claim against CNCAC and Chardan Sub that would adversely affect the business, operations or prospects of CNCAC and Chardan Sub or the amount of the funds held in the trust fund referred to in Section 5.7.

ARTICLE XII
DEFINITIONS

12.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Actions” means any claim, action, suit, litigation, arbitration, inquiry, proceeding or investigation by or pending before any Governmental Authority.

“Business” means the combined and several operations and proposed combined and several operations of BJ HLS, HZ HLS, the HollySys Subsidiary and their respective affiliates, contract parties and nominees (or beneficial owners) in the field of industrial automation and control systems.

“Business Day” means a day of the year on which banks are not required or authorized to be closed in the City of New York.

“Claim” means any claim, demand, suit, proceeding or action.

“Company’s Accountants” means BDO Seidman, LLP.

“Contracts” mean any contract, agreement, arrangement, plan, lease, license or similar instrument.

“Copyrights” shall mean all copyrights, including rights in and to works of authorship and all other rights corresponding thereto throughout the world, whether published or unpublished, including rights to prepare, reproduce, perform, display and distribute copyrighted works and copies, compilations and derivative works thereof.

“Damages” means the dollar amount of any loss, damage, expense or liability, including, without limitation, reasonable attorneys’ fees and disbursements incurred by an Indemnified Party in any action or proceeding between the Indemnified Party and the Indemnifying Party or between the Indemnified Party and a third party, which is determined (as provided in Article X) to have been sustained, suffered or incurred by a Party or the Company and to have arisen from or in connection with an event or state of facts which is subject to indemnification under this Agreement; the amount of Damages shall be the amount finally determined by a court of competent jurisdiction or appropriate governmental administrative agency (after the exhaustion of all appeals) or the amount agreed to upon settlement in accordance with the terms of this Agreement, if a Third Party Claim, or by the Parties, if a Direct Claim.

“Direct Claim” means any claim other than a Third Party Claim.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means generally accepted accounting principles, consistently applied in the United States.

“Government Securities” means any Treasury Bill issued by the United States having a maturity of one hundred and eighty days or less.

“Governmental Authority” means any PRC or non-PRC national, supranational, state, provincial, local or similar government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal or judicial or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Intellectual Property” means any intellectual property rights, including, without limitations, Patents, Copyrights, service marks, moral rights, Trade Secrets, Trademarks, designs and Technology, together with (a) all registrations and applications for registration therefore and (b) all rights to any of the foregoing (including (i) all rights received under any license or other arrangement with respect to the foregoing, (ii) all rights or causes of action for infringement or misappropriation (past, present or future) of any of the foregoing, (iii) all rights to apply fore or register any of the foregoing), (iv) domain names and URL’s of or relating to the Acquired Assets and variations of the domain names and URL’s, (vi) Contracts which related to any of the foregoing, including invention assignment, intellectual property assignment, confidentiality, and non-competition agreements, and (vii) goodwill of any of the foregoing.

“Initial Stockholders” means all of the shares of common stock of CNCAC issued and outstanding prior to August 2, 2005 held by various Persons.

“Laws” means all statutes, rules, regulations, ordinances, orders, writs, injunctions, judgments, decrees, awards and restrictions, including, without limitation, applicable statutes, rules, regulations, orders and restrictions relating to zoning, land use, safety, health, environment, hazardous substances, pollution controls, employment and employment practices and access by the handicapped.

“Lien” means any lien, claim, contingent interest, security interest, charge, restriction or encumbrance.

“Party” means CNCAC, Chardan Sub, on the one hand, and BJ HLS, HZ HLS, each HollySys Subsidiary and the HollySys Stockholder, on the other hand and, solely with respect to Sections 6.4, 6.11, 6.13, 8.2 and 8.10, the Original HollySys Stockholder (collectively, “Parties”).

“Patents” means all United States and foreign patents and utility models and applications therefore and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries.

“Permits” means all governmental registrations, licenses, permits, authorizations and approvals.

“Person” means an individual, partnership, corporation, joint venture, unincorporated organization, cooperative or a governmental entity or agency thereof.

“PRC GAAP” means PRC Accounting Standards for Business Enterprises in effect from time to time applied consistently throughout the periods involved.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment.

“Representatives” of either Party means such Party’s employees, accountants, auditors, actuaries, counsel, financial advisors, bankers, investment bankers and consultants.

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means all software, in object, human-readable or source code, whether previously completed or now under development, including programs, applications, databases, data files, coding and other software, components or elements thereof, programmer annotations, and all versions, upgrades, updates, enhancements and error corrections of all of the foregoing.

“Stockholder Meeting” has the meaning specified in Section 7.1.

“Tax” or “Taxes” means all income, gross receipts, sales, stock transfer, excise, bulk transfer, use, employment, social security, franchise, profits, property or other taxes, tariffs, imposts, fees, stamp taxes and duties, assessments, levies or other charges of any kind whatsoever (whether payable directly or by withholding), together with any interest and any penalties, additions to tax or additional amounts imposed by any government or taxing authority with respect thereto.

“Technology” means any know-how, confidential or proprietary information, name, data, discovery, formulae, idea, method, process, procedure, other invention, record of invention, model, research, Software, technique, technology, test information, market survey, website, or information or material of a like nature, whether patentable or unpatentable and whether or not reduced to practice.

“Third Party Claim” means a Claim by a person, firm, corporation or government entity other than a party hereto or any affiliate of such party.

“Trade Secrets” means all trade secrets under applicable law and other rights in know-how and confidential or proprietary information, processing, manufacturing or marketing information, including new developments, inventions, processes, ideas or other proprietary information that provides advantages over competitors who do not know or use it and documentation thereof (including related papers, blueprints, drawings, chemical compositions, formulae, diaries, notebooks, specifications, designs, methods of manufacture and data processing software and compilations of information) and all claims and rights related thereto.

“Trademarks” means any and all United States and foreign trademarks, service marks, logos, trade names, corporate names, trade dress, Internet domain names and addresses, and all goodwill associated therewith throughout the world.

ARTICLE XIII
GENERAL PROVISIONS

13.1 Expenses. Except as otherwise provided herein, all costs and expenses, including, without limitation, fees and disbursements of Representatives, incurred in connection with the preparation of this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

13.2 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or mailed if delivered personally or by nationally recognized courier or mailed by registered mail (postage prepaid, return receipt requested) or by telecopy to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

(a)	If to the HollySys Stockholder:

Advance Pacific Holdings Limited
Attn: Ka Wa Cheng
______________________________
______________________________
______________________________

with a copy to:

Beijing HollySys Company, Ltd.
Attn: Dr. Wang Changli
19 Jiancaicheng Middle Road, Xisangi
Haidon District
Beijing, China 100096
Facsimile No.: 86 10 829 23985

And

GuanTao Law Firm
Attn: Mr. Sun Dongying
6/F, Tower B, Tong Tai Plaza
No. 33 Finance Street
Xicheng District
Beijing 10032

(b)	If to CNCAC or the CNCAC Initial Stockholders:

Chardan North China Acquisition Corporation
625 Broadway, Suite 1111
San Diego, California 92101
Attention: Dr. Richard D. Propper
Facsimile No.: (619) 795-9639

with a copy to:

DLA Piper US LLP
4365 Executive Drive, Suite 1100
San Diego, CA 92121
Attention: Douglas J. Rein
Facsimile No.: 858-677-1401

13.3 Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by the Parties.

13.4 Waiver. At any time prior to the Closing, either Party may (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby.

13.5 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

13.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

13.7 Entire Agreement. This Agreement and the Schedules and Exhibits hereto constitute the entire agreement and supersede all prior agreements and undertakings, both written and oral, between BJ HLS, HZ HLS, any HollySys Subsidiary, the HollySys Stockholder and CNCAC with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

13.8 Benefit. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Parties.

13.9 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware.

13.10 Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which when taken together shall constitute one and the same agreement.

13.11 Approval of Contemporaneous Transactions. By execution of this Agreement, the HollySys Stockholders also approve the Chardan Merger and the adoption of the proposed equity compensation plan contemplated by Section 8.9.

13.12 Regulatory Requirements. In the event that the regulatory requirements of any applicable Governmental Authority (including any new laws or regulations or interpretations of existing laws or regulations) prohibit or materially restrict the ability of the Parties to consummate the acquisition of HollySys Holdings as contemplated, the Parties will revise the transaction as necessary to comply with such regulatory requirements while preserving to the greatest extent possible the intended economic consequences of the transaction.

(Signatures on Next Page)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

CHARDAN NORTH CHINA ACQUISITION CORPORATION By: /s/ Richard Propper Name: Richard Propper Title: Chairman	ADVANCE PACIFIC HOLDING LIMITED By: /s/ Ka Wa Cheng Name: Ka Wa Cheng Title:

Only with respect to Sections 6.4, 6.11, 6.13, 8.2 and 8.10:
SHANGHAI JINQIAOTONG INDUSTRIAL DEVELOPMENT CO. By: /s/ Song Xuesong Name: Song Xuesong Title: CEO	LOU AN By: /s/ Lou An Name: Lou An
WANG CHANGLI By: /s/ Wang Changli Name: Wang Changli	TEAM SPIRIT INDUSTRIAL LIMITED By: /s/ Wang Changli Name: Wang Changli
CHENG WUSI By: /s/ Cheng Wusi Name: Cheng Wusi	OSCAF INTERNATIONAL CO. By: /s/ Qiao Li Name: Qiao Li

ANNEX B

TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE BVI BUSINESS COMPANIES ACT, 2004

(the "Act")

MEMORANDUM OF ASSOCIATION

OF

HLS SYSTEMS INTERNATIONAL, LTD.

1	NAME

The name of the Company is HLS Systems International, Ltd.

2	COMPANY LIMITED BY SHARES

The Company is a company limited by shares. The liability of each member is limited to the amount from time to time unpaid on such member's shares.

3	REGISTERED OFFICE

The first registered office of the Company will be situated at the office of the registered agent which is at P.O. Box 173, Kingston Chambers, Road Town, Tortola, British Virgin Islands or such other place as the directors or members may from time to time decide, being the office of the registered agent.

4	REGISTERED AGENT

The first registered agent of the Company will be Maples Finance BVI Limited of P.O. Box 173, Kingston Chambers, Road Town, Tortola, British Virgin Islands or such other registered agent as the directors or members may decide from time to time.

5	GENERAL OBJECTS AND POWERS

Subject to Regulation 6 below the objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the BVI Business Companies Act, 2004 or as the same may be revised from time to time, or any other law of the British Virgin Islands.

6	LIMITATIONS ON THE COMPANY'S BUSINESS

For the purposes of section 9(4) of the Act the Company has no power to:

(a)	carry on banking or trust business, unless it is licensed under the Banks and Trust Companies Act, 1990;

(b)	carry on business as an insurance or as a reinsurance company, insurance agent or insurance broker, unless it is licensed under an enactment authorising it to carry on that business;

(c)	carry on the business of company management unless it is licensed under the Companies Management Act, 1990;

(d)	carry on the business of providing the registered office or the registered agent for companies incorporated in the British Virgin Islands; or

(e)	carry on the business as a mutual fund, mutual fund manager or mutual fund administrator unless it is licensed under the Mutual Funds Act, 1996.

7	AUTHORISED SHARES

(a)	The Company is authorised to issue one hundred and one million shares of two classes as follows:-

(i)	one hundred million shares in one series of US$0.001 par value each (“Ordinary Shares”); and

(ii)	one million preference shares in one series of US$0.001 par value each (“Preferred Shares”).

(b)	The shares in the Company shall be issued in the currency of the United States of America.

(c)	Each Ordinary Share in the Company confers on the holder:

(i)	the right to one vote at a meeting of the members of the Company or on any resolution of the members of the Company;

(ii)	the right to an equal share in any dividend paid by the Company in accordance with the Act; and

(iii)	the right to an equal share in the distribution of the surplus assets of the Company.

(d)	Preferred Shares

(i)
The rights, privileges, restrictions and conditions attaching to the Preferred Shares shall be those provided pursuant to the Act as modified or negated by the directors of the Company on the issuance of the Preferred Shares.

(ii)
The Board of Directors of the Company is authorised, subject to limitations prescribed by law and the provisions of this Clause 7, to amend the Company’s Memorandum of Association to provide for the creation from time to time of one or more series of Preferred Shares or classes of shares having preferred rights, and pursuant to such amendment to establish the number of shares and series to be included in each such class, and to fix the designation, relative rights, preferences, qualifications and limitations of the shares of each such class. The authority of the Board of Directors with respect to each class shall include, but not be limited to, determination of the following:

(a)	the number of shares and series constituting that class and the distinctive designation of that class;

(b)
the distribution rate on the shares of that class, whether distributions shall be cumulative, and, if so, from which date or dates, and whether they shall be payable in preference to, or in another relation to, the distributions payable on any other class or classes of shares;

(c)	whether that class shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(d)
whether that class shall have conversion or exchange priviledges, and, if so, the terms and conditions of such conversion or exchange, including provision for adjustment of the conversion or exchange rate in such events as the Board of Directors shall determine;

(e)
whether or not the shares of that class shall be redeemable, and, if so, the terms and conditions of such redemption, including the manner of selecting shares for redemption if less than all shares are to be redeemed, the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(f)	whether that class shall be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of that class, and, if so, the terms and amounts of such sinking fund;

(g)
the right of the shares of that class to the benefit of conditions and restrictions upon the creation of indebtedness of the Company or any subsidiary, upon the issue of any additional shares (including additional shares of such class of any other class) and upon the payment of dividends or the making of other distribution on, and the purchase, redemption or other acquisition by the Company or any subsidiary of any outstanding shares of the Company;

(h)
the right of the shares of that class in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company and whether such rights shall be in preference to, or in another relation to, the comparable rights of any other class or classes of shares; and

(i)	any other relative, participating, optional or other special rights, qualifications, limitations or restrictions of that class.

8	REGISTERED SHARES ONLY

Shares in the Company may only be issued as registered shares and the Company is not authorised to issue bearer shares. Registered shares may not be exchanged for bearer shares or converted to bearer shares.

9	AMENDMENTS

Subject to the provisions of the Act, the Company shall by resolution of the directors or members have the power to amend or modify any of the conditions contained in this Memorandum of Association.

We, Maples Finance BVI Limited of P.O. Box 173, Kingston Chambers, Road Town, Tortola, British Virgin Islands in our capacity as registered agent for the Company hereby apply to the Registrar for the incorporation of the Company this 6th day of February 2006.

Incorporator

________________________________
Clinton Hempel
Authorised Signatory
Maples Finance BVI Limited

ANNEX C

TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE BVI BUSINESS COMPANIES ACT, 2004

ARTICLES OF ASSOCIATION

OF

HLS SYSTEMS INTERNATIONAL, LTD.

INTERPRETATION

1
References in these Articles of Association ("Articles") to the Act shall mean the BVI Business Companies Act, 2004. The following Articles shall constitute the Articles of the Company. In these Articles, words and expressions defined in the Act shall have the same meaning and, unless otherwise required by the context, the singular shall include the plural and vice versa, the masculine shall include the feminine and the neuter and references to persons shall include corporations and all legal entities capable of having a legal existence.

SHARES

2
Every person whose name is entered as a member in the share register, being the holder of registered shares, shall without payment, be entitled to a certificate signed by a director or under the common seal of the Company with or without the signature of any director or officer of the Company specifying the share or shares held and the par value thereof, provided that in respect of shares held jointly by several persons, the Company shall not be bound to issue more than one certificate and delivery of a certificate for a share to one of several joint holders shall be sufficient delivery to all.

3
If a certificate is worn out or lost it may be renewed on production of the worn out certificate, or on satisfactory proof of its loss together with such indemnity as the directors may reasonably require. Any member receiving a share certificate shall indemnify and hold the Company and its officers harmless from any loss or liability which it or they may incur by reason of wrongful or fraudulent use or representation made by any person by virtue of the possession of such a certificate.

SHARES AND VARIATION OF RIGHTS

4
Subject to the provisions of the Memorandum of Association and these Articles, the unissued shares of the Company (whether forming part of the original or any increased authorised shares) shall be at the disposal of the directors who may offer, allot, grant options over or otherwise dispose of them to such persons at such times and for such consideration, being not less than the par value of the shares being disposed of, and upon such terms and conditions as the directors may determine, and in the absence of fraud the decision of the directors as to the value of the consideration received by the Company in respect of the issue is conclusive unless a question of law is involved.

5
Without prejudice to any special rights previously conferred on the holders of any existing shares or class of shares, any share in the Company may be issued with such preferred, deferred or other special rights or such restrictions, whether in regard to dividend, voting or otherwise as the directors may from time to time determine.

6
Subject to the provisions of the Act in this regard, shares may be issued on the terms that they are redeemable, or at the option of the Company be liable to be redeemed on such terms and in such manner as the directors before or at the time of the issue of such shares may determine.

7
Shares in the Company may be issued for money, services rendered, personal property, an estate in real property, a promissory note or other binding obligation to contribute money or property or any combination of the foregoing as shall be determined by a resolution of directors.

8
A share issued by the Company upon conversion of, or in exchange for, another share or a debt obligation or other security in the Company, shall be treated for all purposes as having been issued for money equal to the consideration received or deemed to have been received by the Company in respect of the other share, debt obligation or security.

9
The Company may issue fractions of a share and a fractional share shall have the same corresponding fractional liabilities, limitations, preferences, privileges, qualifications, restrictions, rights and other attributes of a whole share of the same class or series of shares.

10	The directors may redeem any share issued by the Company at a premium.

11
If at any time the Company is authorised to issue shares of more than one class the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the Company is being wound up, be varied with the consent in writing of the holders of a majority of the issued shares of that class and the holders of a majority of the issued shares of any other class of shares which may be affected by such variation.

12
The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

13
Except as required by the Act, no person shall be recognised by the Company as holding any share upon any trust, and the Company shall not be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any share or any interest in any fractional part of a share or (except as provided by these Articles or by the Act) any other rights in respect of any share except any absolute right to the entirety thereof by the registered holder.

TRANSFER OF SHARES

14
Subject to any limitations in the Memorandum of Association, shares in the Company shall be transferred by a written instrument of transfer signed by the transferor and containing the name and address of the transferee. The instrument of transfer shall also be signed by the transferee if registration as a holder of the shares imposes a liability to the Company on the transferee. The instrument of transfer of a registered share shall be sent to the Company for registration.

15
Subject to the Memorandum of Association, these Articles and to Section 54(5) of the Act, the Company shall, on receipt of an instrument of transfer, enter the name of the transferee of the share in the register of members unless the directors resolve to refuse or delay the registration of the transfer for reasons that shall be specified in the resolution.

TRANSMISSION OF SHARES

16
Subject to Sections 52(2) and 53 of the Act, the executor or administrator of a deceased member, the guardian of an incompetent member or the trustee of a bankrupt member shall be the only person recognised by the Company as having any title to his share, save that and only in the event of death, incompetence or bankruptcy of any member or members of the Company as a consequence of which the Company no longer has any directors or members, then upon the production of any documentation which is reasonable evidence of the applicant being entitled to:

(a)
a grant of probate of the deceased's will, or grant of letters of administration of the deceased's estate, or confirmation of the appointment as executor or administrator (as the case may be), of a deceased member's estate; or

(b)	the appointment of a guardian of an incompetent member; or

(c)	the appointment as trustee of a bankrupt member; or

(d)	upon production of any other reasonable evidence of the applicant's beneficial ownership of, or entitlement to the shares,

to the Company's registered agent in the British Virgin Islands together with (if so requested by the registered agent) a notarised copy of the share certificate(s) of the deceased, incompetent or bankrupt member, an indemnity in favour of the registered agent and appropriate legal advice in respect of any document issued by a foreign court, then the administrator, executor, guardian or trustee in bankruptcy (as the case may be) notwithstanding that their name has not been entered in the share register of the Company, may by written resolution of the applicant, endorsed with written approval by the registered agent, be appointed a director of the Company or entered in the share register as the legal and or beneficial owner of the shares.

17	The production to the Company of any document which is reasonable evidence of:

(a)	a grant of probate of the will, or grant of letters of administration of the estate, or confirmation of the appointment as executor, of a deceased member; or

(b)	the appointment of a guardian of an incompetent member; or

(c)	the trustee of a bankrupt member; or

(d)	the applicant's legal and or beneficial ownership of the shares,

shall be accepted by the Company even if the deceased, incompetent member or bankrupt member is domiciled outside the British Virgin Islands if the document is issued by a foreign court which had competent jurisdiction in the matter. For the purposes of establishing whether or not a foreign court had competent jurisdiction in such a matter the directors may obtain appropriate legal advice. The directors may also require an indemnity to be given by the executor, administrator, guardian or trustee in bankruptcy.

18
Any person becoming entitled by operation of law or otherwise to a share or shares in consequence of the death, incompetence or bankruptcy of any member may be registered as a member upon such evidence being produced as may reasonably be required by the directors. An application by any such person to be registered as a member shall for all purposes be deemed to be a transfer of shares of the deceased, incompetent or bankrupt member and the directors shall treat it as such.

19
Any person who has become entitled to a share or shares in consequence of the death, incompetence or bankruptcy of any member may, instead of being registered himself, request in writing that some person to be named by him be registered as the transferee of such share or shares and such request shall likewise be treated as if it were a transfer.

20	What amounts to incompetence on the part of a person is a matter to be determined by the court having regard to all the relevant evidence and the circumstances of the case.

ACQUISITION OF OWN SHARES

21
Subject to the provisions of the Act in this regard, the directors may, on behalf of the Company purchase, redeem or otherwise acquire any of the Company's own shares for such consideration as they consider fit, and either cancel or hold such shares as treasury shares. The directors may dispose of any shares held as treasury shares on such terms and conditions as they may from time to time determine. Shares may be purchased or otherwise acquired in exchange for newly issued shares in the Company.

22
No purchase, redemption or other acquisition of shares shall be made unless the directors determine that immediately after the purchase, redemption or other acquisition the Company will be able to pay its debts as they fall due and the value of the assets of the Company exceeds its liabilities.

23
Shares that the Company purchases, redeems or otherwise acquires pursuant to the preceding Regulation may be cancelled or held as treasury shares except to the extent that such shares are in excess of 80 percent of the issued shares of the Company in which case they shall be cancelled but they shall be available for reissue.

24	Subject to the provisions to the contrary in;

(a)	the Memorandum of Association or these Articles;

(b)	the designations, powers, preferences, rights, qualifications, limitations and restrictions with which the shares were issued; or

(c)	the subscription agreement for the issue of the shares;

the Company may not purchase, redeem or otherwise acquire its own shares without the consent of members whose shares are to be purchased, redeemed or otherwise acquired.

MEETINGS OF MEMBERS

25
Any action required or permitted to be taken by the members must be effected at a duly called meeting (as described in Regulations 28, 29 and 30) of the members entitled to vote on such action and may not be effected by written resolution.

26
The directors may convene meetings of the members of the Company at such times and in such manner and places as the directors consider necessary or desirable, and they shall convene such a meeting upon the written request of members entitled to exercise at least fifty (50) percent of the voting rights in respect of the matter for which the meeting is requested.

27	An annual meeting of members for election of directors and for such other business as may come before the meeting shall be held each year at such date and time as may be determined by the directors.

28
Seven (7) days notice at the least specifying the place, the day and the hour of the meeting and general nature of the business to be conducted shall be given in the manner hereinafter mentioned to such persons whose names on the date the notice is given appear as members in the share register of the Company and are entitled to vote at the meeting.

29	The directors may fix the record date for determining those shares that are entitled to vote at the meeting.

30	Notwithstanding Article 28, a meeting of members held in contravention of the requirement to give notice is valid if members holding a ninety (90) percent majority of:

(a)	the total voting rights on all the matters to be considered at the meeting; or

(b)	the votes of each class or series of shares where members are entitled to vote thereon as a class or series together with an absolute majority of the remaining votes,

have waived notice of the meeting and, for this purpose, the presence of a member in person or by proxy at the meeting shall be deemed to constitute waiver on his part.

31	The inadvertent failure of the directors to give notice of a meeting to a member or the fact that a member has not received the notice, shall not invalidate the meeting.

32	A member shall be deemed to be present at a meeting of members if he participates by telephone or other electronic means and all members participating in the meeting are able to hear each other.

33	The following shall apply in respect of joint ownership of shares:

(a)	if two or more persons hold shares jointly each of them may be present in person or by proxy at a meeting of members and may speak as a member;

(b)	if only one of the joint owners is present in person or by proxy he may vote on behalf of all joint owners; and

(c)	if two or more of the joint owners are present in person or by proxy they must vote as one.

PROCEEDINGS AT MEETINGS OF MEMBERS

34
No business shall be transacted at any meeting unless a quorum of members is present at the time when the meeting proceeds to business. Save as set out in Regulation 35 a quorum shall consist of the holder or holders present in person or by proxy entitled to exercise at least fifty (50) percent of the voting rights of the shares of each class or series of shares entitled to vote as a class or series thereon and the same proportion of the votes of the remaining shares entitled to vote thereon.

35
If, within two hours from the time appointed for the meeting, a quorum is not present, the meeting, if convened upon the requisition of members, shall be dissolved; in any other case it shall stand adjourned to the next business day at the same time and place or to such other time and place as the directors may determine, and if at the adjourned meeting there are present within one hour from the time appointed for the meeting in person or by proxy not less than one third of the votes of the shares or each class or series of shares entitled to vote on the resolutions to be considered by the meeting, those present shall constitue a quorum but other wise the meeting shall be dissolved.

36
At every meeting the members present shall choose someone of their number to be the chairman (the "Chairman"). If the members are unable to choose a Chairman for any reason, then the person representing the greatest number of voting shares present at the meeting shall preside as Chairman failing which the oldest individual member present at the meeting or failing any member personally attending the meeting, the proxy present at the meeting representing the oldest member of the Company, shall take the chair.

37	At any meeting of members, only such business shall be conducted as shall have been brought before such meeting:

(a)	by or at the direction of the Chairman of the Board of Directors (as defined in Regulation 84); or

(b)
by any member who is a holder of record at the time of the giving of the notice provided for in Regulation 28 who is entitled to vote at the meeting and who complies with the procedures set out in Regulation 43.

38
The Chairman may, with the consent of the meeting, adjourn any meeting from time to time, and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

39
At any meeting a resolution put to the vote of the meeting shall be decided on a show of hands by a simple majority unless a poll is (before or on the declaration of the result of the show of hands) demanded:

(a)	by the Chairman; or

(b)	by any member present in person or by proxy and holding not less than one tenth of the total voting shares issued by the Company and having the right to vote at the meeting.

40
Unless a poll be so demanded, a declaration by the Chairman that a resolution has, on a show of hands been carried, and an entry to that effect in the book containing the minutes of the proceedings of the Company, shall be sufficient evidence of the fact, without proof of the number or proportion of the votes recorded in favour of or against such resolution.

41
If a poll is duly demanded it shall be taken in such manner as the Chairman directs, and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded. The demand for a poll may be withdrawn.

42
In the case of an equality of votes, whether on a show of hands, or on a poll, the Chairman of the meeting at which the show of hands takes place, or at which the poll is demanded, shall be entitled to a second or casting vote.

43
For business to be properly brought to the annual meeting of members by a member, the member must have given timely written notice thereof, either by personal delivery or by prepaid registered post to the secretary of the Company (the “Secretary”) at the principal executive offices of the Company. To be timely, a member’s notice must be received at the principal executive offices of the Company, not less than 120 days in advance of the first anniversary of the date that the Company’s (or the Company’s predecessor’s) proxy statement was sent to members in connection with the previous year’s annual meeting of members, except that if no annual meeting was held in the previous year or the date of the annual meeting is more than 30 calendar days earlier than the date of the prior year’s annual meeting, notice by a member to be timely must be received not later than the close of business on the tenth day following the day on which the date of the annual meeting is publicly announced (including by disclosure in a press release or in a document filed with the Securities and Exchange Commission). For the purposes of this Article 43, any adjournment(s) or postponement(s) of the original meeting whereby the meeting will reconvene within 30 days from original date shall be deemed, for purposes of notice, to be a continuation of the original meeting and no business may be brought before any reconvened meeting unless such timely notice of such business was given to the Secretary for the meeting as original scheduled. A member’s notice to the Secretary shall set out as to each matter that the member wishes to be brought before the meeting of members:

(i)	a brief description of the business desired to be brought before the meeting;

(ii)	the name and address of record of the member proposing such business;

(iii)	the class and number of shares of the Company which are beneficially owned by such member;

(iv)	any material interest of such member in such business; and

(v)	if the member intends to solicit proxies in support of such member’s proposal, a representation to that effect.

44
Notwithstanding the aforegoing, nothing in Regulation 43 shall be interpreted or construed to require the inclusion of information about any such proposal in any proxy statement distributed by, at the direction of, or on behalf of, the directors. The chairman of a meeting of members shall, if the facts so warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of this Regulation 44 and, if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted. However, the notice requirements set out in Regulation 43 shall be deemed satisfied by a member if the member has notified the Company of his intention to present a proposal at a meeting of members and such member’s proposal has been included in a proxy statement that has been distributed by, at the direction of, or on behalf of, the directors to solicit proxies for such meeting; provided that, if such member does not appear or send a qualified representative, as determined by the chairman of the meeting, to present such proposal at such meeting, the Company need not present such proposal for a vote at such meeting notwithstanding that proxies in respect of such vote may have been received by the Company.

VOTES OF MEMBERS

45	At any meeting of members whether on a show of hands or on a poll every holder of a voting share present in person or by proxy shall have one vote for every voting share of which he is the holder.

46
Subject to the Memorandum of Association or these Articles, an action that may be taken by members of the Company at a meeting of members may also be taken by a resolution of members consented to in writing or by telex, telegram, cable or other written electronic communication, without the need for any notice.

47	If a committee is appointed for any member who is of unsound mind, that member may vote by such committee.

48	.

49
Any person other than an individual which is a member of the Company may by resolution of its directors or other governing body authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of members of the Company, and the person so authorised shall be entitled to exercise the same powers on behalf of the person which he represents as that person could exercise if it were an individual member of the Company.

50	Votes may be given either personally or by proxy.

51	The instrument appointing a proxy shall be produced at the place appointed for the meeting before the time for holding the meeting at which the person named in such instrument proposes to vote.

52	Subject to Article 53 below, an instrument appointing a proxy shall be in such form as the Chairman of the meeting shall accept as properly evidencing the wishes of the member appointing the proxy.

53
The instrument appointing a proxy shall be in writing under the hand of the appointer or in electronic form signed by the appointer unless the appointer is a corporation or other form of legal entity other than one or more individuals holding as joint owner in which case the instrument appointing a proxy shall be in writing under the hand of an individual duly authorised by such corporation or legal entity to execute the same. The Chairman of any meeting at which a vote is cast by proxy so authorised may call for a notarially certified copy of such authority which shall be produced within seven days of being so requested failing which the vote or votes cast by such proxy shall be disregarded.

54	Directors of the Company may attend and speak with members of the Company and at any separate meeting of the holders of any class or series of shares in the Company.

55	No business of the Company shall be conducted at a meeting of members except in accordance with the provisions of these Regulations 34 to 55.

CORPORATIONS ACTING BY REPRESENTATIVES AT MEETINGS

56
Any corporation or other form of corporate legal entity which is a member of the Company may by resolution of its directors or other governing body authorise such person as it thinks fit to act as its representative at any meeting of the members or any class of members of the Company, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were an individual member of the Company.

(A)	DIRECTORS

57
Subject to any subsequent amendment to change the number of directors, the number of the directors shall be not less than one or more than fifteen. Subject to the requirements of the Memorandum of Association, the directors may by a resolution of directors, amend this Regulation 57 to change the number of directors.

58
Subject to Regulation 57 to change the number of directors, the continuing directors may act, notwithstanding any casual vacancy in their body, so long as there remain in office not less than the prescribed minimum of directors duly qualified to act, but if the number falls below the prescribed minimum, the remaining directors shall not act except for the purpose of filling such vacancy.

59
The first director or directors shall be appointed by the registered agent of the Company. Thereafter, the directors shall be appointed by the members or the directors for such terms as the members or directors may determine and may be removed by a resolution of the majority of the members of the Company, being for the purposes of this Regulation 59 only, an affirmative vote of the holders of 66 2/3 percent or more of the outstanding votes of the shares entitled to vote thereon or by a resolution of directors .

60
Notwithstanding the provisions of Section 114 of the Act, each director holds office until his successor takes office or until his earlier death, resignation or removal by the members as per Regulation 59 or a resolution passed by the majority of the remaining directors.

61	A vacancy in the board of directors may be filled by a resolution of members or a resolution passed by the majority of the remaining directors.

62
A director shall not require a share qualification, but nevertheless shall be entitled to attend and speak at any meeting of the members and at any separate meeting of the holders of any class of shares in the Company. A director must be an individual.

63
A director, by writing under his hand deposited at the registered office of the Company, may from time to time appoint another director or another person to be his alternate. Every such alternate shall be entitled to be given notice of meetings of the directors and to attend and vote as a director at any such meeting at which the director appointing him is not personally present and generally at such meeting to have and exercise all the powers, rights, duties and authorities of the director appointing him. Every such alternate shall be deemed to be an officer of the Company and shall not be deemed to be an agent of the director appointing him. If undue delay or difficulty would be occasioned by giving notice to a director of a resolution of which his approval is sought in accordance with Article 92 his alternate (if any) shall be entitled to signify approval of the same on behalf of that director. The remuneration of an alternate shall be payable out of the remuneration payable to the director appointing him, and shall consist of such portion of the last mentioned remuneration as shall be agreed between such alternate and the director appointing him. A director by writing under his hand deposited at the registered office of the Company may at any time revoke the appointment of an alternate appointed by him. If a director shall die or cease to hold the office of director, the appointment of his alternate shall thereupon cease and terminate.

64
The directors may, by resolution, fix the emolument of directors in respect of services rendered or to be rendered in any capacity to the Company. The directors may also be paid such travelling, hotel and other expenses properly incurred by them in attending and returning from meetings of the directors, or any committee of the directors or meetings of the members, or in connection with the business of the Company as shall be approved by resolution of the directors.

65
Any director who, by request, goes or resides abroad for any purposes of the Company, or who performs services which in the opinion of the Board go beyond the ordinary duties of a director, may be paid such extra remuneration (whether by way of salary, commission, participation in profits or otherwise) as shall be approved by resolution of the directors.

66
The Company may pay to a director who at the request of the Company holds any office (including a directorship) in, or renders services to, any company in which the Company may be interested, such remuneration (whether by way of salary, commission, participation in profits or otherwise) in respect of such office or services as shall be approved by resolution of the directors.

67	(a) Nominations of persons for election to the Board of Directors shall be made only at a meeting of members and only:

(i)	by or at the direction of the directors; or

(ii)	by a member entitled to vote for the election of directors who complies with the notice procedures set out below.

(b)
Such nominations, other than those made by or at the direction of the directors, shall be made pursuant to timely notice in writing to the Secretary. To be timely, a member’s notice must be received at the principal executive offices of the Company not less than 120 days in advance of the first anniversary of the date that the Company’s (or the Company’s predecessor’s) proxy statement was sent to members in connection with the previous year’s annual meeting of members, except that if no annual meeting was held in the previous year or the date of the annual meeting is more than 30 calendar days earlier than the date of the prior year’s annual meeting, notice by a member to be timely must be received not later than the close of business on the tenth day following the day on which the date of the annual meeting is publicly announced (including by disclosure in a press release or in a document filed with the Securities and Exchange Commission).. For the purposes of this Regulation 67, any adjournment or postponement of the original meeting whereby the meeting will reconvene within 30 days from the original date shall be deemed for the purposes of this notice to be a continuation of the original meeting and no nominations by a member of persons to be elected directors of the Company may be made at any such reconvened meeting unless pursuant to a notice which was timely for the meeting on the date original scheduled. Each such notice shall set out

(i)	the name and address of the member who intends to make the nomination and of the persons to be nominated.

(ii)
a representation that the member is a holder of record of shares in the Company entitled to vote at such meeting and that he intends to appear in person or by proxy at the meeting to nominate the persons specified in the notice;

(iii)	a description of all arrangements or understandings between the member and each nominee and any other person (naming such person) pursuant to which the nominations are to be made by the member.

(iv)
such other information regarding each nominee proposed by such member as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the United States Securities and Exchange Commission, had each nominee been nominated, or intended to be nominated, by the directors;

(v)	the consent of each nominee to serve as a director of the Company if so elected; and

(vi)	if the member intends to solicit proxies in support of such member’s nominees, a representation to that effect.

68	The office of director shall be vacated if the director:

(a)	is removed from office by resolution of members; or

(b)	is removed from office by resolution of the directors of the Company;

(c)	becomes disqualified to act as a director under Section 111 of the Act;

(d)
absent from meetings of the directors for six consecutive months without leave of the board of directors, provided that the directors shall have power to grant any director leave of absence for any or an indefinite period;

(e)	if he dies; or

(f)	if he becomes of unsound mind.

69	(a)
A director may hold any other office or position of profit under the Company (except that of auditor) in conjunction with his office of director, and may act in a professional capacity to the Company on such terms as to remuneration and otherwise as the directors shall arrange.

(b)
A director may be or become a director or officer of, or otherwise be interested in any company promoted by the Company, or in which the Company may be interested, as a member or otherwise and no such director shall be accountable for any remuneration or other benefits received by him as director or officer or from his interest in such other company. The directors may also exercise the voting powers conferred by the shares in any other company held or owned by the Company in such manner in all respects as they think fit, including the exercise thereof in favour of any resolutions appointing them, or of their number, directors or officers of such other company, or voting or providing for the payment of remuneration to the directors or officers of such other company. A director may vote in favour of the exercise of such voting rights in the manner aforesaid notwithstanding that he may be, or be about to become, a director or officer of such other company, and as such in any other manner is, or may be, interested in the exercise of such voting rights in the manner aforesaid.

(c)
No director shall be disqualified by his office from contracting with the Company either as a vendor, purchaser or otherwise, nor shall any such contract or arrangement entered into by or on behalf of the Company in which any director shall be in any way interested be voided, nor shall any director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement, by reason of such director holding that office or by reason of the fiduciary relationship thereby established, provided the procedure in Regulation 69 (d) below is followed.

(d)
A director of the Company shall, immediately after becoming aware of the fact that he is interested in a transaction entered into or to be entered into by the Company, disclose such interest to the board of directors.

(e)	A director of the Company is not required to comply with Regulation 69 (d) above if:

(i)	the transaction or proposed transaction is between the director and the Company; and

(ii)	the transaction or proposed transaction is or is to be entered into in the ordinary course of the Company's business and on usual terms and conditions.

(f)
For the purposes of Regulation 69(d) above, a disclosure to the board to the effect that a director is a member, director, officer or trustee of another named company or other person and is to be regarded as interested in any transaction which may, after the date of the entry or disclosure, be entered into with that company or person, is a sufficient disclosure of interest in relation to that transaction.

(g)	Subject to Section 125(1) of the Act, the failure by a director to comply with Regulation 69(d) does not affect the validity of a transaction entered into by the director or the Company.

OFFICERS

70
The directors of the Company may, by resolution of directors, appoint officers of the Company at such times as shall be considered necessary or expedient, and such officers may consist of a President, one or more Vice Presidents, a Secretary, and a Treasurer and/or such other officers as may from time to time be deemed desirable. The officers shall perform such duties as shall be prescribed at the time of their appointment subject to any modifications in such duties as may be prescribed by the directors thereafter, but in the absence of any specific allocation of duties it shall be the responsibility of the President to manage the day to day affairs of the Company, the Vice Presidents to act in order of seniority in the absence of the President, but otherwise to perform such duties as may be delegated to them by the President, the Secretary to maintain the registers, minute books and records (other than financial records) of the Company and to ensure compliance with all procedural requirements imposed on the Company by applicable law, and the Treasurer to be responsible for the financial affairs of the Company.

71
Any person may hold more than one office and no officer need be a director or member of the Company. The officers shall remain in office until removed from office by the directors, whether or not a successor is appointed.

72	Any officer who is a body corporate may appoint any person its duly authorised representative for the purpose of representing it and of transacting any of the business of the officers.

(B)	MANAGING DIRECTORS

73
The directors may from time to time and by resolution of directors appoint one or more of their number to be a managing director or joint managing director and may, subject to any contract between him or them and the Company, from time to time terminate his or their appointment and appoint another or others in his or their place or places.

74
A director appointed in terms of the provisions of Regulation 75 to the office of managing director of the Company may be paid, in addition to the remuneration payable in terms of Regulation 66, such remuneration not exceeding a reasonable maximum in each year in respect of such office as may be determined by a disinterested quorum of the directors.

75
The directors may from time to time, by resolution of directors, entrust and confer upon a managing director for the time being such of the powers and authorities vested in them as they think fit, save that no managing director shall have any power or authority with respect to the matters requiring a resolution of directors under the Act.

POWERS OF DIRECTORS

76
The business of the Company shall be managed by the directors who may pay all expenses incurred preliminary to and in connection with the formation and registration of the Company, and may exercise all such powers of the Company necessary for managing and for directing and supervising, the business and affairs of the Company as are not by the Act or by these Articles required to be exercised by the members subject to any delegation of such powers as may be authorised by these Articles and permitted by the Act and to such requirements as may be prescribed by resolution of the members, but no requirement made by resolution of the members shall prevail if it be inconsistent with these Articles nor shall such requirement invalidate any prior act of the directors which would have been valid if such requirement had not been made.

77
The board of directors may entrust to and confer upon any director or officer any of the powers exercisable by it upon such terms and conditions and with such restrictions as it thinks fit, and either collaterally with, or to the exclusion of, its own powers, and may from time to time revoke, withdraw, alter or vary all or any of such powers. Subject to the provisions of Section 110 of the Act, the directors may delegate any of their powers to committees consisting of such member or members of their body as they think fit. Any committees so formed shall in the exercise of powers so delegated conform to any regulations that may be imposed on it by the directors or the provisions of the Act.

78
The directors may from time to time by power of attorney appoint any company, firm or person or body of persons to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the directors under these Articles) and for such period and subject to such conditions as the directors think fit.

79
Any director who is a body corporate may appoint any person its duly authorised representative for the purpose of representing it at meetings of the directors and of transacting any of the business of the directors.

80
All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company, shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be, in such manner as the directors shall from time to time by resolution determine.

81
The directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertakings and property, to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

82
The continuing directors may act notwithstanding any vacancy in their body, save that if the number of directors shall have been fixed at two or more persons and by reason of vacancies having occurred in the board of directors there shall be only one continuing director, he shall be authorised to act alone only for the purpose of appointing another director.

PROCEEDINGS OF DIRECTORS

83	The meetings of the board of directors and any committee thereof shall be held at such place or places as the directors shall decide.

84
The directors may elect a chairman (the "Chairman of the Board of Directors") of their meeting and determine the period for which he is to hold office. If no such Chairman of the Board of Directors is elected, or if at any meeting the Chairman of the Board of Directors is not present at the time appointed for holding the meeting, the directors present may choose one of their number to be Chairman of the Board of Directors for the meeting. If the directors are unable to choose a Chairman of the Board of Directors, for any reason, then the oldest director present at the meeting shall preside as the Chairman of the Board of Directors.

85
The directors may meet together for the dispatch of business, adjourn and otherwise regulate their meetings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In case of an equality in votes the Chairman shall have a second or casting vote. A director may at any time summon a meeting of the directors. If the Company shall have only one director, the provisions hereinafter contained for meetings of the directors shall not apply but such sole director shall have full power to represent and act for the Company in all matters and in lieu of minutes of a meeting shall record in writing and sign a note of memorandum of all matters requiring a resolution of the directors. Such note or memorandum shall constitute sufficient evidence of such resolution for all purposes.

86	A director shall be given not less than three (3) days notice of a meeting of the directors.

87
Notwithstanding Regulation 88, a meeting of directors held in contravention of Regulation 884 is valid if a majority of the directors, entitled to vote at the meeting, have waived the notice of the meeting; and, for this purpose, the presence of a director at the meeting shall be deemed to constitute waiver on his part.

88	The inadvertent failure to give notice of a meeting to a director, or the fact that a director has not received the notice shall not invalidate the meeting.

89
A meeting of the directors is duly constituted for all purposes if at the commencement of the meeting there are present in person or by alternate not less than one-half of the total number of directors unless there are only 2 directors in which case the quorum shall be 2.

90	If within half an hour from the time appointed for the meeting a quorum is not present, the meeting shall be dissolved.

91
Any one or more members of the board of directors or any committee thereof may participate in a meeting of such board of directors or committee by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time. Participating by such means shall constitute presence in person at a meeting.

92
A resolution approved by a majority of the directors for the time being entitled to receive notice of a meeting of the directors or of a committee of the directors and taking the form of one or more documents in writing or by telefax or other written or electronic communication shall be as valid and effectual as if it had been passed at a meeting of the directors or of such committee duly convened and held, without the need for any notice.

COMMITTEES

93	The directors may, by resolution of directors, designate one or more committees, each consisting of one or more directors.

94
Each committee of directors has such powers and authorities of the directors, including the power and authority to affix the Seal, as are set forth in the resolution of directors establishing the committee, except that no committee has any power or authority to amend the Memorandum of Association or these Articles, to appoint directors or fix their emoluments or to appoint officers or agents of the Company.

95
The meeting and proceedings of each committee of directors consisting of 2 or more directors shall be governed mutatis mutandis by the provisions of these Articles regulating the proceedings of directors so far as the same are not superseded by any provisions in the resolution establishing the committee.

(ii)         INDEMNITY

96
Subject to the provisions of the Act, the Company may indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who:

(a)
is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director of the Company; or

(b)	is or was, at the request of the Company, serving as a director of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise.

(b)	CONFLICT OF INTERESTS

97
No agreement or transaction between the Company and one or more of its directors or any person in which any director has a financial interest or to whom any director is related, including as a director of that other person, is void or voidable for this reason only or by reason only that the director is present at the meeting of directors or at the meeting of the committee of directors that approves the agreement or transaction or that the vote or consent of the director is counted for that purpose if the material facts of the interest of each director in the agreement or transaction and his interest in or relationship to any other party to the agreement or transaction are disclosed in good faith or are known by the other directors.

98	A director who has an interest in any particular business to be considered at a meeting of directors or members may be counted for purposes of determining whether the meeting is duly constituted.

SEAL

99
The directors shall provide for the safe custody of the common seal (if any) of the Company. The common seal when affixed to any instrument except as provided in Regulation 2, shall be witnessed by a director or officer of the Company or any other person so authorised from time to time by the directors. The directors may provide for a facsimile of the common seal and approve the signature of any director or authorised person which may be reproduced by printing or other means on any instrument and it shall have the same force and validity as if the common seal has been affixed to such instrument and the same had been signed as hereinbefore described.

(c)	DISTRIBUTIONS

100
Subject to the provisions of the Act, the directors of a Company may, by resolution, authorise a distribution by the Company at a time, and of an amount, and to any members they think fit if they are satisfied, on reasonable grounds, that the Company will, immediately after the distribution, satisfy the solvency test as stipulated in Section 56 of the Act.

101
Subject to the rights of the holders of shares entitled to special rights as to distributions, all distributions shall be declared and paid according to the par value of the shares in issue, excluding those shares which are held by the Company as Treasury Shares at the date of declaration of the distribution.

102
The directors may, before recommending any distribution, set aside out of the profits of the Company such sums as they think proper as a reserve or reserves which shall, at their discretion, either be employed in the business of the Company or be invested in such investments as the directors may from time to time think fit.

103	If several persons are registered as joint holders of any share, any of them may give effectual receipt for any distribution or other monies payable on or in respect of the share.

104
Notice of any distribution that may have been declared shall be given to each member in manner hereinafter mentioned and all distributions unclaimed for three years after having been declared may be forfeited by the directors for the benefit of the Company.

105
No distribution shall bear interest against the Company and no distribution shall be paid on treasury shares or shares held by another company of which the Company holds, directly or indirectly, shares having more than 50 percent of the vote in electing directors.

106	A share issued as a distribution by the Company shall be treated for all purposes as having been issued for money equal to the surplus that is transferred to capital upon the issue of the share.

(d)	COMPANY RECORDS

107	The Company shall keep records that:

(a)	are sufficient to show and explain the Company's transactions; and

(b)	will, at any time, enable the financial position of the Company to be determined with reasonable accuracy.

108	The Company shall keep:

(a)	minutes of all meetings of:

(i)	directors,

(ii)	members,

(iii)	committees of directors, and

(iv)	committees of members;

(b)	copies of all resolutions consented to by:

(i)	directors,

(ii)	members,

(iii)	committees of directors, and

(iv)	committees of members;

(c)	an imprint of the common seal at the registered office of the Company.

109	The Company shall keep the following records at the office of its registered agent or at such other place or places, within or outside the British Virgin Islands, as the directors may determine:

(a)	minutes of meetings and resolutions of members and of classes of members maintained in accordance with Regulation 110 ; and

(b)	minutes of meetings and resolutions of directors and committees of directors maintained in accordance with Regulation 110 .

110	The Company shall keep the following documents at the office of its registered agent:

(a)	the Memorandum of Association and Articles of the Company;

(b)	the register of members maintained in accordance with Regulation 115 or a copy of the register of members;

(c)	the register of directors maintained in accordance with Regulation 115 or a copy of the register of directors;

(d)	copies of all notices and other documents filed by the Company in the previous ten years; and

(e)	a copy of the register of charges kept by the Company pursuant to Section 162(1) of the Act.

111	(a)	Where the Company keeps a copy of the register of members or the register of directors at the office of its registered agent, it shall

(i)	within 15 days of any change in the register, notify the registered agent, in writing, of the change; and

(ii)	provide the registered agent with a written record of the physical address of the place or places at which the original register of members or the original register of directors is kept.

(b)
Where the place at which the original register of members or the original register of directors is changed, the Company shall provide the registered agent with the physical address of the new location of the records within 14 days of the change of location.

112
The Company shall keep a register to be known as a register of directors containing the names and addresses of the persons who are directors of the Company, the date on which each person whose name is entered in the register was appointed as a director of the Company, the date on which each person named as a director ceased to be a director of the Company, and such other information as may be prescribed.

113
The Company shall maintain an accurate and complete register of members showing the full names and addresses of all persons holding registered shares in the Company, the number of each class and series of registered shares held by such person, the date on which the name of each member was entered in the register of members and where applicable, the date such person ceased to hold any registered shares in the Company.

114	The records, documents and registers required by Articles 107 to 113 inclusive shall be open to the inspection of the directors at all times.

115
The directors shall from time to time determine whether and to what extent and at what times and places and under what conditions the records, documents and registers of the Company or any of them shall be open to the inspection of members not being directors, and no member (not being a director) shall have any right of inspecting any records, documents or registers of the Company except as conferred by the Act or authorised by resolution of the directors.

(i)	AUDIT

116	The members may by resolution call for the accounts of the Company to be examined by an auditor.

117
The directors may be resolution determine the audit committee to be appointed by them at such remuneration as may from time to time be agreed, to be solely responsible for selecting the independent accountants to audit the Company’s financial records.

118
The Company may by resolution of members call for the directors to prepare periodically a profit and loss account and a balance sheet. The profit and loss account and balance sheet shall be drawn up so as to give respectively a true and fair view of the profit and loss of the Company for the financial period and a true and fair view of the state of affairs of the Company as at the end of the financial period.

119	The auditor may be a member of the company but no director or officer shall be eligible during his continuance in office.

120
Every auditor of the Company shall have a right of access at all times to the books of accounts of the Company, and shall be entitled to require from the officers of the Company such information and explanations as he thinks necessary for the performance of his duties.

121
The report of the auditor shall be annexed to the accounts upon which he reports, and the auditor shall be entitled to receive notice of, and to attend, any meeting at which the Company's audited Profit and Loss Account and Balance Sheet is to be presented.

(ii)	NOTICES

122	Any notice, information or written statement required to be given to members shall be served by mail addressed to each member at the address shown in the share register.

123
All notices directed to be given to the members shall, with respect to any registered shares to which persons are jointly entitled, be given to whichever of such persons is named first in the share register, and notice so given shall be sufficient notice to all the holders of such shares.

124
Any notice, if served by post, shall be deemed to have been served within five days of posting, and in proving such service it shall be sufficient to prove that the letter containing the notice was properly addressed and mailed with the postage prepaid.

(iii)	PENSION AND SUPERANNUATION FUND

125
The directors may establish and maintain or procure the establishment and maintenance of any non-contributory or contributory pension or superannuation funds for the benefit of, and give or procure the giving of donations, gratuities, pensions, allowances or emoluments to any persons who are or were at any time in the employment or service of the Company or any company which is a subsidiary of the Company or is allied to or associated with the Company or with any such subsidiary, or who are or were at any time directors or officers of the Company or of any such other company as aforesaid or who hold or held any salaried employment or office in the Company or such other company, or any persons in whose welfare the Company or any such other company as aforesaid is, or has been at any time, interested, and to the wives, widows, families and dependents of any such persons, and make payments for or towards the insurance of such persons as aforesaid, and may do any of the matters aforesaid either alone or in conjunction with any such other company as aforesaid. A director holding any such employment or office shall be entitled to participate in and retain for his own benefit any such donation, gratuity, pension, allowance or emolument.

(iv)	WINDING UP

126
The Company may be voluntarily liquidated under Part XII of the Act if it has no liabilities and it is able to pay its debts as they become due. If the Company shall be wound up, the liquidator may, in accordance with a resolution of members, divide amongst the members in specie or in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for such purpose set such value as he deems fair upon any such property to be divided as aforesaid and may determine how such division shall be carried out as between the members or different classes of members. The liquidator may vest the whole or any part of such assets in trustees upon such trust for the benefit of the contributors as the liquidator shall think fit, but so that no member shall be compelled to accept any shares or other securities whereon there is any liability.

AMENDMENT TO ARTICLES

127	The Company may alter or modify the conditions contained in these Articles as originally drafted or as amended from time to time by a resolution of the directors or the members.

CONTINUATION

128
The Company may by resolution of members or by a resolution passed unanimously by all directors of the Company continue as a company incorporated under the laws of a jurisdiction outside the British Virgin Islands in the manner provided under those laws.

We, Maples Finance BVI Limited of P.O. Box 173, Kingston Chambers, Road Town, Tortola, British Virgin Islands in our capacity as registered agent for the Company hereby apply to the Registrar for the incorporation of the Company this 6th day of February 2006.

Incorporator

_____________________________________
Clinton Hempel
Authorised Signatory
Maples Finance BVI Limited

ANNEX D

Chardan North China Acquisition
Corporation

2006 Stock Plan

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(continued)

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(continued)

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Chardan North China Acquisition Corporation
2006 Stock Plan

1. ESTABLISHMENT, PURPOSE AND TERM OF PLAN.

1.1 Establishment. The Chardan North China Acquisition 2006 Stock Plan (the “Plan”) is hereby adopted ______________, 2006 subject to approval by the stockholders of the Company (the date of such approval, the “Effective Date”).

1.2 Purpose. The purpose of the Plan is to advance the interests of the Participating Company Group and its stockholders by providing an incentive to attract and retain the best qualified personnel to perform services for the Participating Company Group, by motivating such persons to contribute to the growth and profitability of the Participating Company Group, by aligning their interests with interests of the Company’s stockholders, and by rewarding such persons for their services by tying a significant portion of their total compensation package to the success of the Company. The Plan seeks to achieve this purpose by providing for Awards in the form of Options, Stock Appreciation Rights, Restricted Stock Awards, Performance Shares, Performance Units, Restricted Stock Units, Deferred Compensation Awards and other Stock-Based Awards as described below.

1.3 Term of Plan. The Plan shall continue in effect until the earlier of its termination by the Board or the date on which all of the shares of Stock available for issuance under the Plan have been issued and all restrictions on such shares under the terms of the Plan and the agreements evidencing Awards granted under the Plan have lapsed. However, Awards shall not be granted later than ten (10) years from the Effective Date. The Company intends that the Plan comply with Section 409A of the Code (including any amendments to or replacements of such section), and the Plan shall be so construed.

2. DEFINITIONS AND CONSTRUCTION.

2.1 Definitions. Whenever used herein, the following terms shall have their respective meanings set forth below:

(a) “Affiliate” means (i) an entity, other than a Parent Corporation, that directly, or indirectly through one or more intermediary entities, controls the Company or (ii) an entity, other than a Subsidiary Corporation, that is controlled by the Company directly, or indirectly through one or more intermediary entities. For this purpose, the term “control” (including the term “controlled by”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the relevant entity, whether through the ownership of voting securities, by contract or otherwise; or shall have such other meaning assigned such term for the purposes of registration on Form S-8 under the Securities Act.

(b) “Award” means any Option, SAR, Restricted Stock Award, Performance Share, Performance Unit, Restricted Stock Unit or Deferred Compensation Award or other Stock-Based Award granted under the Plan.

(c) “Award Agreement” means a written agreement between the Company and a Participant setting forth the terms, conditions and restrictions of the Award granted to the Participant.

(d) “Board” means the Board of Directors of the Company.

(e) “Change in Control” means, unless such term or an equivalent term is otherwise defined with respect to an Award by the Participant’s Award Agreement or by a written contract of employment or service, the occurrence of any of the following:

(i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than (1) a trustee or other fiduciary holding securities of the Company under an employee benefit plan of a Participating Company or (2) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the stock of the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of (i) the total Fair Market Value of the stock of the Company or (ii) the total combined voting power of the Company’s then-outstanding securities entitled to vote generally in the election of directors; or

(ii) an Ownership Change Event or series of related Ownership Change Events (collectively, a “Transaction”) in which the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting securities of the Company or, in the case of an Ownership Change Event described in Section 2.1(y)(i), the entity to which the assets of the Company were transferred (the “Transferee”), as the case may be; or

(iii) a liquidation or dissolution of the Company.

For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company or the Transferee, as the case may be, either directly or through one or more subsidiary corporations or other business entities. The Committee shall have the right to determine whether multiple sales or exchanges of the voting securities of the Company or multiple Ownership Change Events are related, and its determination shall be final, binding and conclusive.

(f) “Code” means the Internal Revenue Code of 1986, as amended, and any applicable regulations promulgated thereunder.

(g) “Committee” means the Compensation Committee or other committee of the Board duly appointed to administer the Plan and having such powers as shall be specified by the Board. If no committee of the Board has been appointed to administer the Plan, the Board shall exercise all of the powers of the Committee granted herein, and, in any event, the Board may in its discretion exercise any or all of such powers. The Committee shall have the exclusive authority to administer the Plan and shall have all of the powers granted herein, including, without limitation, the power to amend or terminate the Plan at any time, subject to the terms of the Plan and any applicable limitations imposed by law.

(h) “Company” means Chardan North China Acquisition Corporation, a Delaware corporation, or any Successor.

(i) “Consultant” means a person engaged to provide consulting or advisory services (other than as an Employee or a member of the Board) to a Participating Company.

(j) “Deferred Compensation Award” means an award of Stock Units granted to a Participant pursuant to Section 11 of the Plan.

(k) “Director” means a member of the Board or of the board of directors of any Participating Company.

(l) “Disability” means the permanent and total disability of the Participant, within the meaning of Section 22(e)(3) of the Code.

(m) “Dividend Equivalent” means a credit, made at the discretion of the Committee or as otherwise provided by the Plan, to the account of a Participant in an amount equal to the cash dividends paid on one share of Stock for each share of Stock represented by an Award held by such Participant.

(n) “Employee” means any person treated as an employee (including an Officer or a member of the Board who is also treated as an employee) in the records of a Participating Company and, with respect to any Incentive Stock Option granted to such person, who is an employee for purposes of Section 422 of the Code; provided, however, that neither service as a member of the Board nor payment of a director’s fee shall be sufficient to constitute employment for purposes of the Plan. The Company shall determine in good faith and in the exercise of its discretion whether an individual has become or has ceased to be an Employee and the effective date of such individual’s employment or termination of employment, as the case may be. For purposes of an individual’s rights, if any, under the Plan as of the time of the Company’s determination, all such determinations by the Company shall be final, binding and conclusive, notwithstanding that the Company or any court of law or governmental agency subsequently makes a contrary determination.

(o) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(p) “Fair Market Value” means, as of any date, the value of a share of Stock or other property as determined by the Committee, in its discretion, or by the Company, in its discretion, if such determination is expressly allocated to the Company herein, subject to the following:

(i) Except as otherwise determined by the Committee, if, on such date, the Stock is listed on a national or regional securities exchange or market system, the Fair Market Value of a share of Stock shall be the closing price of a share of Stock as quoted on such national or regional securities exchange or market system constituting the primary market for the Stock on the last trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Company deems reliable.

(ii) Notwithstanding the foregoing, the Committee may, in its discretion, determine the Fair Market Value on the basis of the closing, high, low or average sale price of a share of Stock or the actual sale price of a share of Stock received by a Participant, on such date, the preceding trading day, the next succeeding trading day or an average determined over a period of trading days. The Committee may vary its method of determination of the Fair Market Value as provided in this Section for different purposes under the Plan.

(iii) If, on such date, the Stock is not listed on a national or regional securities exchange or market system, the Fair Market Value of a share of Stock shall be as determined by the Committee in good faith without regard to any restriction other than a restriction which, by its terms, will never lapse.

(q) “Incentive Stock Option” means an Option intended to be (as set forth in the Award Agreement) and which qualifies as an incentive stock option within the meaning of Section 422(b) of the Code.

(r) “Insider” means an Officer, a Director or any other person whose transactions in Stock are subject to Section 16 of the Exchange Act.

(s) “Non-Control Affiliate” means any entity in which any Participating Company has an ownership interest and which the Committee shall designate as a Non-Control Affiliate.

(t) “Nonemployee Director” means a Director who is not an Employee.

(u) “Nonstatutory Stock Option” means an Option not intended to be (as set forth in the Award Agreement) an incentive stock option within the meaning of Section 422(b) of the Code.

(v) “Officer” means any person designated by the Board as an officer of the Company.

(w) “Option” means the right to purchase Stock at a stated price for a specified period of time granted to a Participant pursuant to Section 6 of the Plan. An Option may be either an Incentive Stock Option or a Nonstatutory Stock Option.

(x) “Option Expiration Date” means the date of expiration of the Option’s term as set forth in the Award Agreement.

(y) An “Ownership Change Event” shall be deemed to have occurred if any of the following occurs with respect to the Company: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than fifty percent (50%) of the voting stock of the Company; (ii) a merger or consolidation in which the Company is a party; (iii) the sale, exchange, or transfer of all or substantially all, as determined by the Board in its discretion, of the assets of the Company; or (iv) a liquidation or dissolution of the Company.

(z) “Parent Corporation” means any present or future “parent corporation” of the Company, as defined in Section 424(e) of the Code.

(aa) “Participant” means any eligible person who has been granted one or more Awards.

(bb) “Participating Company” means the Company or any Parent Corporation, Subsidiary Corporation or Affiliate.

(cc) “Participating Company Group” means, at any point in time, all entities collectively which are then Participating Companies.

(dd) “Performance Award” means an Award of Performance Shares or Performance Units.

(ee) “Performance Award Formula” means, for any Performance Award, a formula or table established by the Committee pursuant to Section 9.3 of the Plan which provides the basis for computing the value of a Performance Award at one or more threshold levels of attainment of the applicable Performance Goal(s) measured as of the end of the applicable Performance Period.

(ff) “Performance Goal” means a performance goal established by the Committee pursuant to Section 9.3 of the Plan.

(gg) “Performance Period” means a period established by the Committee pursuant to Section 9.3 of the Plan at the end of which one or more Performance Goals are to be measured.

(hh) “Performance Share” means a bookkeeping entry representing a right granted to a Participant pursuant to Section 9 of the Plan to receive a payment equal to the value of a Performance Share, as determined by the Committee, based on performance.

(ii) “Performance Unit” means a bookkeeping entry representing a right granted to a Participant pursuant to Section 9 of the Plan to receive a payment equal to the value of a Performance Unit, as determined by the Committee, based upon performance.

(jj) “Restricted Stock Award” means an Award of Restricted Stock.

(kk) “Restricted Stock Unit” or “Stock Unit” means a bookkeeping entry representing a right granted to a Participant pursuant to Section 10 or Section 11 of the Plan, respectively, to receive a share of Stock on a date determined in accordance with the provisions of Section 10 or Section 11, as applicable, and the Participant’s Award Agreement.

(ll) “Restriction Period” means the period established in accordance with Section 8.4 of the Plan during which shares subject to a Restricted Stock Award are subject to Vesting Conditions.

(mm) “Rule 16b-3” means Rule 16b-3 under the Exchange Act, as amended from time to time, or any successor rule or regulation.

(nn) “SAR” or “Stock Appreciation Right” means a bookkeeping entry representing, for each share of Stock subject to such SAR, a right granted to a Participant pursuant to Section 7 of the Plan to receive payment in any combination of shares of Stock or cash of an amount equal to the excess, if any, of the Fair Market Value of a share of Stock on the date of exercise of the SAR over the exercise price.

(oo) “Section 162(m)” means Section 162(m) of the Code.

(pp) “Securities Act” means the Securities Act of 1933, as amended.

(qq) “Service” means a Participant’s employment or service with the Participating Company Group, whether in the capacity of an Employee, a Director or a Consultant. Unless otherwise provided by the Committee, a Participant’s Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders such Service or a change in the Participating Company for which the Participant renders such Service, provided that there is no interruption or termination of the Participant’s Service. Furthermore, a Participant’s Service shall not be deemed to have terminated if the Participant takes any military leave, sick leave, or other bona fide leave of absence approved by the Company. However, if any such leave taken by a Participant exceeds ninety (90) days, then on the ninety-first (91st) day following the commencement of such leave the Participant’s Service shall be deemed to have terminated, unless the Participant’s right to return to Service is guaranteed by statute or contract. Notwithstanding the foregoing, unless otherwise designated by the Company or required by law, a leave of absence shall not be treated as Service for purposes of determining vesting under the Participant’s Award Agreement. A Participant’s Service shall be deemed to have terminated either upon an actual termination of Service or upon the entity for which the Participant performs Service ceasing to be a Participating Company. Subject to the foregoing, the Company, in its discretion, shall determine whether the Participant’s Service has terminated and the effective date of such termination.

(rr) “Stock” means the common stock of the Company, as adjusted from time to time in accordance with Section 4.2 of the Plan.

(ss) “Stock-Based Awards” means any award that is valued in whole or in part by reference to, or is otherwise based on, the Stock, including dividends on the Stock, but not limited to those Awards described in Sections 6 through 11 of the Plan.

(tt) “Subsidiary Corporation” means any present or future “subsidiary corporation” of the Company, as defined in Section 424(f) of the Code.

(uu) “Successor” means a corporation into or with which the Company is merged or consolidated or which acquires all or substantially all of the assets of the Company and which is designated by the Board as a Successor for purposes of the Plan.

(vv) “Ten Percent Owner” means a Participant who, at the time an Option is granted to the Participant, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of a Participating Company (other than an Affiliate) within the meaning of Section 422(b)(6) of the Code.

(ww) “Vesting Conditions” means those conditions established in accordance with Section 8.4 or Section 10.2 of the Plan prior to the satisfaction of which shares subject to a Restricted Stock Award or Restricted Stock Unit Award, respectively, remain subject to forfeiture or a repurchase option in favor of the Company upon the Participant’s termination of Service.

2.2 Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

3. ADMINISTRATION.

3.1 Administration by the Committee. The Plan shall be administered by the Committee. All questions of interpretation of the Plan or of any Award shall be determined by the Committee, and such determinations shall be final and binding upon all persons having an interest in the Plan or such Award.

3.2 Authority of Officers. Any Officer shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, determination or election which is the responsibility of or which is allocated to the Company herein, provided the Officer has apparent authority with respect to such matter, right, obligation, determination or election.

3.3 Administration with Respect to Insiders. With respect to participation by Insiders in the Plan, at any time that any class of equity security of the Company is registered pursuant to Section 12 of the Exchange Act, the Plan shall be administered in compliance with the requirements, if any, of Rule 16b-3.

3.4 Committee Complying with Section 162(m). While the Company is a “publicly held corporation” within the meaning of Section 162(m), the Board may establish a Committee of “outside directors” within the meaning of Section 162(m) to approve the grant of any Award which might reasonably be anticipated to result in the payment of employee remuneration that would otherwise exceed the limit on employee remuneration deductible for income tax purposes pursuant to Section 162(m).

3.5 Powers of the Committee. In addition to any other powers set forth in the Plan and subject to the provisions of the Plan, the Committee shall have the full and final power and authority, in its discretion:

(a) to determine the persons to whom, and the time or times at which, Awards shall be granted and the number of shares of Stock or units to be subject to each Award;

(b) to determine the type of Award granted and to designate Options as Incentive Stock Options or Nonstatutory Stock Options;

(c) to determine the Fair Market Value of shares of Stock or other property;

(d) to determine the terms, conditions and restrictions applicable to each Award (which need not be identical) and any shares acquired pursuant thereto, including, without limitation, (i) the exercise or purchase price of shares purchased pursuant to any Award, (ii) the method of payment for shares purchased pursuant to any Award, (iii) the method for satisfaction of any tax withholding obligation arising in connection with Award, including by the withholding or delivery of shares of Stock, (iv) the timing, terms and conditions of the exercisability or vesting of any Award or any shares acquired pursuant thereto, (v) the Performance Award Formula and Performance Goals applicable to any Award and the extent to which such Performance Goals have been attained, (vi) the time of the expiration of any Award, (vii) the effect of the Participant’s termination of Service on any of the foregoing, and (viii) all other terms, conditions and restrictions applicable to any Award or shares acquired pursuant thereto not inconsistent with the terms of the Plan;

(e) to determine whether an Award will be settled in shares of Stock, cash, or in any combination thereof;

(f) to approve one or more forms of Award Agreement;

(g) to amend, modify, extend, cancel or renew any Award or to waive any restrictions or conditions applicable to any Award or any shares acquired pursuant thereto;

(h) to accelerate, continue, extend or defer the exercisability or vesting of any Award or any shares acquired pursuant thereto, including with respect to the period following a Participant’s termination of Service;

(i) without the consent of the affected Participant and notwithstanding the provisions of any Award Agreement to the contrary, to unilaterally substitute at any time a Stock Appreciation Right providing for settlement solely in shares of Stock in place of any outstanding Option, provided that such Stock Appreciation Right covers the same number of shares of Stock and provides for the same exercise price (subject in each case to adjustment in accordance with Section 4.2) as the replaced Option and otherwise provides substantially equivalent terms and conditions as the replaced Option, as determined by the Committee;

(j) to prescribe, amend or rescind rules, guidelines and policies relating to the Plan, or to adopt sub-plans or supplements to, or alternative versions of, the Plan, including, without limitation, as the Committee deems necessary or desirable to comply with the laws or regulations of or to accommodate the tax policy, accounting principles or custom of, foreign jurisdictions whose citizens may be granted Awards;

k) to correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award Agreement and to make all other determinations and take such other actions with respect to the Plan or any Award as the Committee may deem advisable to the extent not inconsistent with the provisions of the Plan or applicable law; and

(l) to delegate to any proper Officer the authority to grant one or more Awards, without further approval of the Committee, to any person eligible pursuant to Section 5, other than a person who, at the time of such grant, is an Insider; provided, however, that (i) the exercise price per share of each such Option shall be equal to the Fair Market Value per share of the Stock on the effective date of grant, and (ii) each such Award shall be subject to the terms and conditions of the appropriate standard form of Award Agreement approved by the Committee and shall conform to the provisions of the Plan and such other guidelines as shall be established from time to time by the Committee.

3.6 Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or the Committee or as officers or employees of the Participating Company Group, members of the Board or the Committee and any officers or employees of the Participating Company Group to whom authority to act for the Board, the Committee or the Company is delegated shall be indemnified by the Company against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any right granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at its own expense to handle and defend the same.

3.7 Arbitration. Any dispute or claim concerning any Awards granted (or not granted) pursuant to this Plan and any other disputes or claims relating to or arising out of the Plan shall be fully, finally and exclusively resolved by binding arbitration conducted pursuant to the Commercial Arbitration Rules of the American Arbitration Association. By accepting an Award, Participants and the Company waive their respective rights to have any such disputes or claims tried by a judge or jury.

3.8 Repricing Prohibited. Without the affirmative vote of holders of a majority of the shares of Stock cast in person or by proxy at a meeting of the stockholders of the Company at which a quorum representing a majority of all outstanding shares of Stock is present or represented by proxy, the Committee shall not approve a program providing for either (a) the cancellation of outstanding Options or SARs and the grant in substitution therefore of new Options or SARs having a lower exercise price or (b) the amendment of outstanding Options or SARs to reduce the exercise price thereof. This paragraph shall not be construed to apply to the issuance or assumption of an Award in a transaction to which Code section 424(a) applies, within the meaning of Section 424 of the Code.

4. SHARES SUBJECT TO PLAN.

4.1 Maximum Number of Shares Issuable. Subject to adjustment as provided in Section 4.2, the maximum aggregate number of shares of Stock that may be issued under the Plan shall be [_____________________ (_______)] and shall consist of authorized but unissued or reacquired shares of Stock or any combination thereof. If an outstanding Award for any reason expires or is terminated or canceled without having been exercised or settled in full, or if shares of Stock acquired pursuant to an Award subject to forfeiture or repurchase are forfeited or repurchased by the Company, the shares of Stock allocable to the terminated portion of such Award or such forfeited or repurchased shares of Stock shall again be available for issuance under the Plan. Shares of Stock shall not be deemed to have been issued pursuant to the Plan (a) with respect to any portion of an Award that is settled in cash or (b) to the extent such shares are withheld or reacquired by the Company in satisfaction of tax withholding obligations pursuant to Section 15.2. Upon payment in shares of Stock pursuant to the exercise of an SAR, the number of shares available for issuance under the Plan shall be reduced only by the number of shares actually issued in such payment. If the exercise price of an Option is paid by tender to the Company, or attestation to the ownership, of shares of Stock owned by the Participant, or by means of a Net-Exercise, the number of shares available for issuance under the Plan shall be reduced only by the net number of shares for which the Option is exercised.

4.2 Adjustments for Changes in Capital Structure. Subject to any required action by the stockholders of the Company, in the event of any change in the Stock effected without receipt of consideration by the Company, whether through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or similar change in the capital structure of the Company, or in the event of payment of a dividend or distribution to the stockholders of the Company in a form other than Stock (excepting normal cash dividends) that has a material effect on the Fair Market Value of shares of Stock, appropriate adjustments shall be made in the number and kind of shares subject to the Plan and to any outstanding Awards, in the Award limits set forth in Section 5.4, and in the exercise or purchase price per share under any outstanding Award in order to prevent dilution or enlargement of Participants’ rights under the Plan. For purposes of the foregoing, conversion of any convertible securities of the Company shall not be treated as “effected without receipt of consideration by the Company.” If a majority of the shares which are of the same class as the shares that are subject to outstanding Awards are exchanged for, converted into, or otherwise become (whether or not pursuant to an Ownership Change Event) shares of another corporation (the “New Shares”), the Committee may unilaterally amend the outstanding Options to provide that such Options are exercisable for New Shares. In the event of any such amendment, the number of shares subject to, and the exercise price per share of, the outstanding Awards shall be adjusted in a fair and equitable manner as determined by the Board, in its discretion. Any fractional share resulting from an adjustment pursuant to this Section 4.2 shall be rounded down to the nearest whole number. The Committee in its sole discretion, may also make such adjustments in the terms of any Award to reflect, or related to, such changes in the capital structure of the Company or distributions as it deems appropriate, including modification of Performance Goals, Performance Award Formulas and Performance Periods. The adjustments determined by the Committee pursuant to this Section 4.2 shall be final, binding and conclusive.

5. ELIGIBILITY AND AWARD LIMITATIONS.

5.1 Persons Eligible for Awards. Awards may be granted only to Employees, Consultants and Directors. For purposes of the foregoing sentence, “Employees,” “Consultants”and “Directors” shall include prospective Employees, prospective Consultants and prospective Directors to whom Awards are offered to be granted in connection with written offers of an employment or other service relationship with the Participating Company Group; provided, however, that no Stock subject to any such Award shall vest, become exercisable or be issued prior to the date on which such person commences Service.

5.2 Participation. Awards other than Nonemployee Director Awards are granted solely at the discretion of the Committee. Eligible persons may be granted more than one Award. However, eligibility in accordance with this Section shall not entitle any person to be granted an Award, or, having been granted an Award, to be granted an additional Award.

5.3 Incentive Stock Option Limitations.

(a) Persons Eligible. An Incentive Stock Option may be granted only to a person who, on the effective date of grant, is an Employee of the Company, a Parent Corporation or a Subsidiary Corporation (each being an “ISO-Qualifying Corporation”). Any person who is not an Employee of an ISO-Qualifying Corporation on the effective date of the grant of an Option to such person may be granted only a Nonstatutory Stock Option. An Incentive Stock Option granted to a prospective Employee upon the condition that such person become an Employee of an ISO-Qualifying Corporation shall be deemed granted effective on the date such person commences Service with an ISO-Qualifying Corporation, with an exercise price determined as of such date in accordance with Section 6.1.

(b) Fair Market Value Limitation. To the extent that options designated as Incentive Stock Options (granted under all stock option plans of the Participating Company Group, including the Plan) become exercisable by a Participant for the first time during any calendar year for stock having a Fair Market Value greater than One Hundred Thousand Dollars ($100,000), the portion of such options which exceeds such amount shall be treated as Nonstatutory Stock Options. For purposes of this Section, options designated as Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of stock shall be determined as of the time the option with respect to such stock is granted. If the Code is amended to provide for a limitation different from that set forth in this Section, such different limitation shall be deemed incorporated herein effective as of the date and with respect to such Options as required or permitted by such amendment to the Code. If an Option is treated as an Incentive Stock Option in part and as a Nonstatutory Stock Option in part by reason of the limitation set forth in this Section, the Participant may designate which portion of such Option the Participant is exercising. In the absence of such designation, the Participant shall be deemed to have exercised the Incentive Stock Option portion of the Option first. Upon exercise, shares issued pursuant to each such portion shall be separately identified.

5.4 Award Limits.

(a) Maximum Number of Shares Issuable Pursuant to Incentive Stock Options. Subject to adjustment as provided in Section 4.2, the maximum aggregate number of shares of Stock that may be issued under the Plan pursuant to the exercise of Incentive Stock Options shall not exceed _______________ (__________) shares. The maximum aggregate number of shares of Stock that may be issued under the Plan pursuant to all Awards other than Incentive Stock Options shall be the number of shares determined in accordance with Section 4.1, subject to adjustment as provided in Section 4.2 and further subject to the limitation set forth in Section 5.4(b) below.

(b) Aggregate Limit on Full Value Awards. Subject to adjustment as provided in Section 4.2, in no event shall more than [_______________ (____________)] shares in the aggregate be issued under the Plan pursuant to the exercise or settlement of Restricted Stock Awards, Restricted Stock Unit Awards and Performance Awards (“Full Value Awards”). Except with respect to a maximum of [_______________ (___________)] shares, any Full Value Awards which vest on the basis of the Participant’s continued Service shall not provide for vesting which is any more rapid than annual pro rata vesting over a three (3) year period and any Full Value Awards which vest upon the attainment of Performance Goals shall provide for a Performance Period of at least twelve (12) months.

(c) Section 162(m) Award Limits. The following limits shall apply to the grant of any Award if, at the time of grant, the Company is a “publicly held corporation” within the meaning of Section 162(m).

(i) Options and SARs. Subject to adjustment as provided in Section 4.2, no Employee shall be granted within any fiscal year of the Company one or more Options or Freestanding SARs which in the aggregate are for more than [__________ (___________)] shares of Stock reserved for issuance under the Plan.

(ii) Restricted Stock and Restricted Stock Unit Awards. Subject to adjustment as provided in Section 4.2, no Employee shall be granted within any fiscal year of the Company one or more Restricted Stock Awards or Restricted Stock Unit Awards, subject to Vesting Conditions based on the attainment of Performance Goals, for more than [__________ (_________)] shares of Stock reserved for issuance under the Plan.

(iii) Performance Awards. Subject to adjustment as provided in Section 4.2, no Employee shall be granted (1) Performance Shares which could result in such Employee receiving more than [__________ (_________)] shares of Stock reserved for issuance under the Plan for each full fiscal year of the Company contained in the Performance Period for such Award, or (2) Performance Units which could result in such Employee receiving more than [__________] dollars ($_________)] for each full fiscal year of the Company contained in the Performance Period for such Award. No Participant may be granted more than one Performance Award for the same Performance Period.

6. TERMS AND CONDITIONS OF OPTIONS.

Options shall be evidenced by Award Agreements specifying the number of shares of Stock covered thereby, in such form as the Committee shall from time to time establish. No Option or purported Option shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement. Award Agreements evidencing Options may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

6.1 Exercise Price. The exercise price for each Option shall be established in the discretion of the Committee; provided, however, that (a) the exercise price per share shall be not less than the Fair Market Value of a share of Stock on the effective date of grant of the Option and (b) no Incentive Stock Option granted to a Ten Percent Owner shall have an exercise price per share less than one hundred ten percent (110%) of the Fair Market Value of a share of Stock on the effective date of grant of the Option. Notwithstanding the foregoing, an Option (whether an Incentive Stock Option or a Nonstatutory Stock Option) may be granted with an exercise price lower than the minimum exercise price set forth above if such Option is granted pursuant to an assumption or substitution for another option in a manner qualifying under the provisions of Section 424(a) of the Code.

6.2 Exercisability and Term of Options.

(a) Option Vesting and Exercisability. Options shall be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria and restrictions as shall be determined by the Committee and set forth in the Award Agreement evidencing such Option; provided, however, that (a) no Option shall be exercisable after the expiration of ten (10) years after the effective date of grant of such Option, (b) no Incentive Stock Option granted to a Ten Percent Owner shall be exercisable after the expiration of five (5) years after the effective date of grant of such Option, (c) no Option shall become fully vested in a period of less than three (3) years from the date of grant, other than in connection with a termination of Service or a Change in Control or in the case of an Option granted to a Nonemployee Director, and (d) no Option offered or granted to a prospective Employee, prospective Consultant or prospective Director may become exercisable prior to the date on which such person commences Service. Subject to the foregoing, unless otherwise specified by the Committee in the grant of an Option, any Option granted hereunder shall terminate ten (10) years after the effective date of grant of the Option, unless earlier terminated in accordance with its provisions, or the terms of the Plan.

(b) Participant Responsibility for Exercise of Option. Each Participant is responsible for taking any and all actions as may be required to exercise any Option in a timely manner, and for properly executing any documents as may be required for the exercise of an Option in accordance with such rules and procedures as may be established from time to time. By signing an Option Agreement each Participant acknowledges that information regarding the procedures and requirements for the exercise of any Option is available upon such Participant’s request. The Company shall have no duty or obligation to notify any Participant of the expiration date of any Option.

6.3 Payment of Exercise Price.

(a) Forms of Consideration Authorized. Except as otherwise provided below, payment of the exercise price for the number of shares of Stock being purchased pursuant to any Option shall be made (i) in cash, by check or in cash equivalent, (ii) by tender to the Company, or attestation to the ownership, of shares of Stock owned by the Participant having a Fair Market Value not less than the exercise price, (iii)   provided that the Participant is an Employee, and not an Officer or Director (unless otherwise not prohibited by law, including, without limitation, any regulation promulgated by the Board of Governors of the Federal Reserve System) and in the Company’s sole and absolute discretion at the time the Option is exercised, by delivery of the Participant’s promissory note in a form approved by the Company for the aggregate exercise price, provided that, if the Company is incorporated in the State of Delaware, the Participant shall pay in cash that portion of the aggregate exercise price not less than the par value of the shares being acquired, (iv) by such other consideration as may be approved by the Committee from time to time to the extent permitted by applicable law, or (v) by any combination thereof. The Committee may at any time or from time to time grant Options which do not permit all of the foregoing forms of consideration to be used in payment of the exercise price or which otherwise restrict one or more forms of consideration.

(b) Limitations on Forms of Consideration.

(i) Tender of Stock. Notwithstanding the foregoing, an Option may not be exercised by tender to the Company, or attestation to the ownership, of shares of Stock to the extent such tender or attestation would constitute a violation of the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock.

(ii) Payment by Promissory Note. No promissory note shall be permitted if the exercise of an Option using a promissory note would be a violation of any law. Any permitted promissory note shall be on such terms as the Committee shall determine. The Committee shall have the authority to permit or require the Participant to secure any promissory note used to exercise an Option with the shares of Stock acquired upon the exercise of the Option or with other collateral acceptable to the Company. Unless otherwise provided by the Committee, if the Company at any time is subject to the regulations promulgated by the Board of Governors of the Federal Reserve System or any other governmental entity affecting the extension of credit in connection with the Company’s securities, any promissory note shall comply with such applicable regulations, and the Participant shall pay the unpaid principal and accrued interest, if any, to the extent necessary to comply with such applicable regulations.

6.4 Effect of Termination of Service.

(a) Option Exercisability. Subject to earlier termination of the Option as otherwise provided herein and unless otherwise provided by the Committee, an Option shall be exercisable after a Participant’s termination of Service only during the applicable time periods provided in the Award Agreement.

(b) Extension if Exercise Prevented by Law. Notwithstanding the foregoing, unless the Committee provides otherwise in the Award Agreement, if the exercise of an Option within the applicable time periods is prevented by the provisions of Section 14 below, the Option shall remain exercisable until three (3) months (or such longer period of time as determined by the Committee, in its discretion) after the date the Participant is notified by the Company that the Option is exercisable, but in any event no later than the Option Expiration Date.

(c) Extension if Participant Subject to Section 16(b). Notwithstanding the foregoing, if a sale within the applicable time periods of shares acquired upon the exercise of the Option would subject the Participant to suit under Section 16(b) of the Exchange Act, the Option shall remain exercisable until the earliest to occur of (i) the tenth (10th) day following the date on which a sale of such shares by the Participant would no longer be subject to such suit, (ii) the one hundred and ninetieth (190th) day after the Participant’s termination of Service, or (iii) the Option Expiration Date.

6.5 Transferability of Options. During the lifetime of the Participant, an Option shall be exercisable only by the Participant or the Participant’s guardian or legal representative. Prior to the issuance of shares of Stock upon the exercise of an Option, the Option shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. Notwithstanding the foregoing, to the extent permitted by the Committee, in its discretion, and set forth in the Award Agreement evidencing such Option, a Nonstatutory Stock Option shall be assignable or transferable subject to the applicable limitations, if any, described in the General Instructions to Form S-8 Registration Statement under the Securities Act.

7. TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHTS.

Stock Appreciation Rights shall be evidenced by Award Agreements specifying the number of shares of Stock subject to the Award, in such form as the Committee shall from time to time establish. No SAR or purported SAR shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement. Award Agreements evidencing SARs may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

7.1 Types of SARs Authorized. SARs may be granted in tandem with all or any portion of a related Option (a “Tandem SAR”) or may be granted independently of any Option (a “Freestanding SAR”). A Tandem SAR may be granted either concurrently with the grant of the related Option or at any time thereafter prior to the complete exercise, termination, expiration or cancellation of such related Option.

7.2 Exercise Price. The exercise price for each SAR shall be established in the discretion of the Committee; provided, however, that (a) the exercise price per share subject to a Tandem SAR shall be the exercise price per share under the related Option and (b) the exercise price per share subject to a Freestanding SAR shall be not less than the Fair Market Value of a share of Stock on the effective date of grant of the SAR.

7.3 Exercisability and Term of SARs.

(a) Tandem SARs. Tandem SARs shall be exercisable only at the time and to the extent, and only to the extent, that the related Option is exercisable, subject to such provisions as the Committee may specify where the Tandem SAR is granted with respect to less than the full number of shares of Stock subject to the related Option.

(b) Freestanding SARs. Freestanding SARs shall be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria and restrictions as shall be determined by the Committee and set forth in the Award Agreement evidencing such SAR; provided, however, that no Freestanding SAR shall be exercisable after the expiration of ten (10) years after the effective date of grant of such SAR.

No SAR shall become fully vested in a period of less than three (3) years from the date of grant, other than in connection with a termination of Service or a Change in Control or the case of an SAR granted to a Nonemployee Director.

7.4 Deemed Exercise of SARs. If, on the date on which an SAR would otherwise terminate or expire, the SAR by its terms remains exercisable immediately prior to such termination or expiration and, if so exercised, would result in a payment to the holder of such SAR, then any portion of such SAR which has not previously been exercised shall automatically be deemed to be exercised as of such date with respect to such portion.

7.5 Effect of Termination of Service. Subject to earlier termination of the SAR as otherwise provided herein and unless otherwise provided by the Committee in the grant of an SAR and set forth in the Award Agreement, an SAR shall be exercisable after a Participant’s termination of Service only as provided in the Award Agreement.

7.6 Nontransferability of SARs. During the lifetime of the Participant, an SAR shall be exercisable only by the Participant or the Participant’s guardian or legal representative. Prior to the exercise of an SAR, the SAR shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution.

8. TERMS AND CONDITIONS OF RESTRICTED STOCK AWARDS.

Restricted Stock Awards shall be evidenced by Award Agreements specifying the number of shares of Stock subject to the Award, in such form as the Committee shall from time to time establish. No Restricted Stock Award or purported Restricted Stock Award shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement. Award Agreements evidencing Restricted Stock Awards may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

8.1 Types of Restricted Stock Awards Authorized. Restricted Stock Awards may or may not require the payment of cash compensation for the stock. Restricted Stock Awards may be granted upon such conditions as the Committee shall determine, including, without limitation, upon the attainment of one or more Performance Goals described in Section 9.4. If either the grant of a Restricted Stock Award or the lapsing of the Restriction Period is to be contingent upon the attainment of one or more Performance Goals, the Committee shall follow procedures substantially equivalent to those set forth in Sections 9.3 through 9.5(a).

8.2 Purchase Price. The purchase price, if any, for shares of Stock issuable under each Restricted Stock Award and the means of payment shall be established by the Committee in its discretion.

8.3 Purchase Period. A Restricted Stock Award requiring the payment of cash consideration shall be exercisable within a period established by the Committee; provided, however, that no Restricted Stock Award granted to a prospective Employee, prospective Consultant or prospective Director may become exercisable prior to the date on which such person commences Service.

8.4 Vesting and Restrictions on Transfer. Shares issued pursuant to any Restricted Stock Award may or may not be made subject to Vesting Conditions based upon the satisfaction of such Service requirements, conditions, restrictions or performance criteria, including, without limitation, Performance Goals as described in Section 9.4, as shall be established by the Committee and set forth in the Award Agreement evidencing such Award. During any Restriction Period in which shares acquired pursuant to a Restricted Stock Award remain subject to Vesting Conditions, such shares may not be sold, exchanged, transferred, pledged, assigned or otherwise disposed of other than as provided in the Award Agreement or as provided in Section 8.7. Upon request by the Company, each Participant shall execute any agreement evidencing such transfer restrictions prior to the receipt of shares of Stock hereunder.

8.5 Voting Rights; Dividends and Distributions. Except as provided in this Section, Section 8.4 and any Award Agreement, during the Restriction Period applicable to shares subject to a Restricted Stock Award, the Participant shall have all of the rights of a stockholder of the Company holding shares of Stock, including the right to vote such shares and to receive all dividends and other distributions paid with respect to such shares. However, in the event of a dividend or distribution paid in shares of Stock or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.2, any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant is entitled by reason of the Participant’s Restricted Stock Award shall be immediately subject to the same Vesting Conditions as the shares subject to the Restricted Stock Award with respect to which such dividends or distributions were paid or adjustments were made.

8.6 Effect of Termination of Service. Unless otherwise provided by the Committee in the grant of a Restricted Stock Award and set forth in the Award Agreement, if a Participant’s Service terminates for any reason, whether voluntary or involuntary (including the Participant’s death or disability), then the Participant shall forfeit to the Company any shares acquired by the Participant pursuant to a Restricted Stock Award which remain subject to Vesting Conditions as of the date of the Participant’s termination of Service in exchange for the payment of the purchase price, if any, paid by the Participant. The Company shall have the right to assign at any time any repurchase right it may have, whether or not such right is then exercisable, to one or more persons as may be selected by the Company.

8.7 Nontransferability of Restricted Stock Award Rights. Prior to the issuance of shares of Stock pursuant to a Restricted Stock Award, rights to acquire such shares shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or the laws of descent and distribution. All rights with respect to a Restricted Stock Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.

9. TERMS AND CONDITIONS OF PERFORMANCE AWARDS.

Performance Awards shall be evidenced by Award Agreements in such form as the Committee shall from time to time establish. No Performance Award or purported Performance Award shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement. Award Agreements evidencing Performance Awards may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

9.1 Types of Performance Awards Authorized. Performance Awards may be in the form of either Performance Shares or Performance Units. Each Award Agreement evidencing a Performance Award shall specify the number of Performance Shares or Performance Units subject thereto, the Performance Award Formula, the Performance Goal(s) and Performance Period applicable to the Award, and the other terms, conditions and restrictions of the Award.

9.2 Initial Value of Performance Shares and Performance Units. Unless otherwise provided by the Committee in granting a Performance Award, each Performance Share shall have an initial value equal to the Fair Market Value of one (1) share of Stock, subject to adjustment as provided in Section 4.2, on the effective date of grant of the Performance Share. Each Performance Unit shall have an initial value determined by the Committee. The final value payable to the Participant in settlement of a Performance Award determined on the basis of the applicable Performance Award Formula will depend on the extent to which Performance Goals established by the Committee are attained within the applicable Performance Period established by the Committee.

9.3 Establishment of Performance Period, Performance Goals and Performance Award Formula. In granting each Performance Award, the Committee shall establish in writing the applicable Performance Period, Performance Award Formula and one or more Performance Goals which, when measured at the end of the Performance Period, shall determine on the basis of the Performance Award Formula the final value of the Performance Award to be paid to the Participant. To the extent compliance with the requirements under Section 162(m) with respect to “performance-based compensation” is desired, the Committee shall establish the Performance Goal(s) and Performance Award Formula applicable to each Performance Award no later than the earlier of (a) the date ninety (90) days after the commencement of the applicable Performance Period or (b) the date on which 25% of the Performance Period has elapsed, and, in any event, at a time when the outcome of the Performance Goals remains substantially uncertain. Once established, the Performance Goals and Performance Award Formula shall not be changed during the Performance Period. The Company shall notify each Participant granted a Performance Award of the terms of such Award, including the Performance Period, Performance Goal(s) and Performance Award Formula.

9.4 Measurement of Performance Goals. Performance Goals shall be established by the Committee on the basis of targets to be attained (“Performance Targets”) with respect to one or more measures of business or financial performance (each, a “Performance Measure”), subject to the following:

(a) Performance Measures. Performance Measures shall have the same meanings as used in the Company’s financial statements, or, if such terms are not used in the Company’s financial statements, they shall have the meaning applied pursuant to generally accepted accounting principles, or as used generally in the Company’s industry. Performance Measures shall be calculated with respect to the Company and each Subsidiary Corporation consolidated therewith for financial reporting purposes or such division or other business unit as may be selected by the Committee. For purposes of the Plan, the Performance Measures applicable to a Performance Award shall be calculated in accordance with generally accepted accounting principles, but prior to the accrual or payment of any Performance Award for the same Performance Period and excluding the effect (whether positive or negative) of any change in accounting standards or any extraordinary, unusual or nonrecurring item, as determined by the Committee, occurring after the establishment of the Performance Goals applicable to the Performance Award. Each such adjustment, if any, shall be made solely for the purpose of providing a consistent basis from period to period for the calculation of Performance Measures in order to prevent the dilution or enlargement of the Participant’s rights with respect to a Performance Award. Performance Measures may be one or more of the following, as determined by the Committee: (i) sales revenue; (ii) gross margin; (iii) operating margin; (iv) operating income; (v) pre-tax profit; (vi) earnings before stock-based compensation expense, interest, taxes and depreciation and amortization; (vii) earnings before interest, taxes and depreciation and amortization; (viii) earnings before interest and taxes; (ix) net income; (x) expenses; (xi) the market price of the Stock; (xii) stock price; (xiii) earnings per share; (xiv) return on stockholder equity; (xv) return on capital; (xvi) return on net assets; (xvii) economic value added; (xviii) market share; (xix) customer service; (xx) customer satisfaction; (xxi) safety; (xxii) total stockholder return; (xxiii) free cash flow; (xxiv) net operating income; (xxv) operating cash flow; (xxvi) return on investment; (xxvii) employee satisfaction; (xxviii) employee retention; (xxix) balance of cash, cash equivalents and marketable securities; (xxx) product development; (xxxi) research and development expenses; (xxxii) completion of an identified special project; (xxxiii) completion of a joint venture or other corporate transaction; or (xxxiv) such other measures as determined by the Committee consistent with this Section 9.4(a).

(b) Performance Targets. Performance Targets may include a minimum, maximum, target level and intermediate levels of performance, with the final value of a Performance Award determined under the applicable Performance Award Formula by the level attained during the applicable Performance Period. A Performance Target may be stated as an absolute value or as a value determined relative to a standard selected by the Committee.

9.5 Settlement of Performance Awards.

(a) Determination of Final Value. As soon as practicable following the completion of the Performance Period applicable to a Performance Award, the Committee shall certify in writing the extent to which the applicable Performance Goals have been attained and the resulting final value of the Award earned by the Participant and to be paid upon its settlement in accordance with the applicable Performance Award Formula.

(b) Discretionary Adjustment of Award Formula. In its discretion, the Committee may, either at the time it grants a Performance Award or at any time thereafter, provide for the positive or negative adjustment of the Performance Award Formula applicable to a Performance Award that is not intended to constitute “qualified performance based compensation” to a “covered employee” within the meaning of Section 162(m) (a “Covered Employee”) to reflect such Participant’s individual performance in his or her position with the Company or such other factors as the Committee may determine. With respect to a Performance Award intended to constitute qualified performance-based compensation to a Covered Employee, the Committee shall have the discretion to reduce some or all of the value of the Performance Award that would otherwise be paid to the Covered Employee upon its settlement notwithstanding the attainment of any Performance Goal and the resulting value of the Performance Award determined in accordance with the Performance Award Formula.

(c) Payment in Settlement of Performance Awards. As soon as practicable following the Committee’s determination and certification in accordance with Sections 9.5(a) and (b), payment shall be made to each eligible Participant (or such Participant’s legal representative or other person who acquired the right to receive such payment by reason of the Participant’s death) of the final value of the Participant’s Performance Award. Payment of such amount shall be made in cash in a lump sum or in installments, shares of Stock (either fully vested or subject to vesting), or a combination thereof, as determined by the Committee.

9.6 Voting Rights; Dividend Equivalent Rights and Distributions. Participants shall have no voting rights with respect to shares of Stock represented by Performance Share Awards until the date of the issuance of such shares, if any (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). However, the Committee, in its discretion, may provide in the Award Agreement evidencing any Performance Share Award that the Participant shall be entitled to receive Dividend Equivalents with respect to the payment of cash dividends on Stock having a record date prior to the date on which the Performance Shares are settled or forfeited. Such Dividend Equivalents, if any, shall be credited to the Participant in the form of additional whole Performance Shares as of the date of payment of such cash dividends on Stock. The number of additional Performance Shares (rounded to the nearest whole number) to be so credited shall be determined by dividing (a) the amount of cash dividends paid on such date with respect to the number of shares of Stock represented by the Performance Shares previously credited to the Participant by (b) the Fair Market Value per share of Stock on such date. Dividend Equivalents may be paid currently or may be accumulated and paid to the extent that Performance Shares become nonforfeitable, as determined by the Committee. Settlement of Dividend Equivalents may be made in cash, shares of Stock, or a combination thereof as determined by the Committee, and may be paid on the same basis as settlement of the related Performance Share as provided in Section 9.5. Dividend Equivalents shall not be paid with respect to Performance Units. In the event of a dividend or distribution paid in shares of Stock or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.2, appropriate adjustments shall be made in the Participant’s Performance Share Award so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant would entitled by reason of the shares of Stock issuable upon settlement of the Performance Share Award, and all such new, substituted or additional securities or other property shall be immediately subject to the same Performance Goals as are applicable to the Award.

9.7 Effect of Termination of Service. Unless otherwise provided by the Committee in the grant of a Performance Award and set forth in the Award Agreement, the effect of a Participant’s termination of Service on the Performance Award shall be as follows:

(a) Death or Disability. If the Participant’s Service terminates because of the death or Disability of the Participant before the completion of the Performance Period applicable to the Performance Award, the final value of the Participant’s Performance Award shall be determined by the extent to which the applicable Performance Goals have been attained with respect to the entire Performance Period and shall be prorated based on the number of months of the Participant’s Service during the Performance Period. Payment shall be made following the end of the Performance Period in any manner permitted by Section 9.5.

(b) Other Termination of Service. If the Participant’s Service terminates for any reason except death or Disability before the completion of the Performance Period applicable to the Performance Award, such Award shall be forfeited in its entirety; provided, however, that in the event of an involuntary termination of the Participant’s Service, the Committee, in its sole discretion, may waive the automatic forfeiture of all or any portion of any such Award.

9.8 Nontransferability of Performance Awards. Prior to settlement in accordance with the provisions of the Plan, no Performance Award shall be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. All rights with respect to a Performance Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.

10. TERMS AND CONDITIONS OF RESTRICTED STOCK UNIT AWARDS.

Restricted Stock Unit Awards shall be evidenced by Award Agreements specifying the number of Restricted Stock Units subject to the Award, in such form as the Committee shall from time to time establish. No Restricted Stock Unit Award or purported Restricted Stock Unit Award shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement. Award Agreements evidencing Restricted Stock Units may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

10.1 Grant of Restricted Stock Unit Awards. Restricted Stock Unit Awards may be granted upon such conditions as the Committee shall determine, including, without limitation, upon the attainment of one or more Performance Goals described in Section 9.4. If either the grant of a Restricted Stock Unit Award or the Vesting Conditions with respect to such Award is to be contingent upon the attainment of one or more Performance Goals, the Committee shall follow procedures substantially equivalent to those set forth in Sections 9.3 through 9.5(a).

10.2 Vesting. Restricted Stock Units may or may not be made subject to Vesting Conditions based upon the satisfaction of such Service requirements, conditions, restrictions or performance criteria, including, without limitation, Performance Goals as described in Section 9.4, as shall be established by the Committee and set forth in the Award Agreement evidencing such Award.

10.3 Voting Rights, Dividend Equivalent Rights and Distributions. Participants shall have no voting rights with respect to shares of Stock represented by Restricted Stock Units until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). However, the Committee, in its discretion, may provide in the Award Agreement evidencing any Restricted Stock Unit Award that the Participant shall be entitled to receive Dividend Equivalents with respect to the payment of cash dividends on Stock having a record date prior to the date on which Restricted Stock Units held by such Participant are settled. Such Dividend Equivalents, if any, shall be paid by crediting the Participant with additional whole Restricted Stock Units as of the date of payment of such cash dividends on Stock. The number of additional Restricted Stock Units (rounded to the nearest whole number) to be so credited shall be determined by dividing (a) the amount of cash dividends paid on such date with respect to the number of shares of Stock represented by the Restricted Stock Units previously credited to the Participant by (b) the Fair Market Value per share of Stock on such date. Such additional Restricted Stock Units shall be subject to the same terms and conditions and shall be settled in the same manner and at the same time (or as soon thereafter as practicable) as the Restricted Stock Units originally subject to the Restricted Stock Unit Award. In the event of a dividend or distribution paid in shares of Stock or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.2, appropriate adjustments shall be made in the Participant’s Restricted Stock Unit Award so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant would entitled by reason of the shares of Stock issuable upon settlement of the Award, and all such new, substituted or additional securities or other property shall be immediately subject to the same Vesting Conditions as are applicable to the Award.

10.4 Effect of Termination of Service. Unless otherwise provided by the Committee in the grant of a Restricted Stock Unit Award and set forth in the Award Agreement, if a Participant’s Service terminates for any reason, whether voluntary or involuntary (including the Participant’s death or disability), then the Participant shall forfeit to the Company any Restricted Stock Units pursuant to the Award which remain subject to Vesting Conditions as of the date of the Participant’s termination of Service.

10.5 Settlement of Restricted Stock Unit Awards. The Company shall issue to a Participant on the date on which Restricted Stock Units subject to the Participant’s Restricted Stock Unit Award vest or on such other date determined by the Committee, in its discretion, and set forth in the Award Agreement one (1) share of Stock (and/or any other new, substituted or additional securities or other property pursuant to an adjustment described in Section 10.3) for each Restricted Stock Unit then becoming vested or otherwise to be settled on such date, subject to the withholding of applicable taxes. Notwithstanding the foregoing, if permitted by the Committee and set forth in the Award Agreement, the Participant may elect in accordance with terms specified in the Award Agreement to defer receipt of all or any portion of the shares of Stock or other property otherwise issuable to the Participant pursuant to this Section.

10.6 Nontransferability of Restricted Stock Unit Awards. Prior to the issuance of shares of Stock in settlement of a Restricted Stock Unit Award, the Award shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. All rights with respect to a Restricted Stock Unit Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.

11. DEFERRED COMPENSATION AWARDS.

11.1 Establishment of Deferred Compensation Award Programs. This Section 11 shall not be effective unless and until the Committee determines to establish a program pursuant to this Section. The Committee, in its discretion and upon such terms and conditions as it may determine, may establish one or more programs pursuant to the Plan under which:

(a) Participants designated by the Committee who are Insiders or otherwise among a select group of highly compensated Employees may irrevocably elect, prior to a date specified by the Committee, to reduce such Participant’s compensation otherwise payable in cash (subject to any minimum or maximum reductions imposed by the Committee) and to be granted automatically at such time or times as specified by the Committee one or more Awards of Stock Units with respect to such numbers of shares of Stock as determined in accordance with the rules of the program established by the Committee and having such other terms and conditions as established by the Committee.

(b) Participants designated by the Committee who are Insiders or otherwise among a select group of highly compensated Employees may irrevocably elect, prior to a date specified by the Committee, to be granted automatically an Award of Stock Units with respect to such number of shares of Stock and upon such other terms and conditions as established by the Committee in lieu of:

(i) shares of Stock otherwise issuable to such Participant upon the exercise of an Option;

(ii) cash or shares of Stock otherwise issuable to such Participant upon the exercise of an SAR; or

(iii) cash or shares of Stock otherwise issuable to such Participant upon the settlement of a Performance Award or Performance Unit.

11.2 Terms and Conditions of Deferred Compensation Awards. Deferred Compensation Awards granted pursuant to this Section 11 shall be evidenced by Award Agreements in such form as the Committee shall from time to time establish. No such Deferred Compensation Award or purported Deferred Compensation Award shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement. Award Agreements evidencing Deferred Compensation Awards may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

(a) Vesting Conditions. Deferred Compensation Awards shall not be subject to any vesting conditions.

(b) Terms and Conditions of Stock Units.

(i) Voting Rights; Dividend Equivalent Rights and Distributions. Participants shall have no voting rights with respect to shares of Stock represented by Stock Units until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). However, a Participant shall be entitled to receive Dividend Equivalents with respect to the payment of cash dividends on Stock having a record date prior to date on which Stock Units held by such Participant are settled. Such Dividend Equivalents shall be paid by crediting the Participant with additional whole and/or fractional Stock Units as of the date of payment of such cash dividends on Stock. The method of determining the number of additional Stock Units to be so credited shall be specified by the Committee and set forth in the Award Agreement. Such additional Stock Units shall be subject to the same terms and conditions and shall be settled in the same manner and at the same time (or as soon thereafter as practicable) as the Stock Units originally subject to the Stock Unit Award. In the event of a dividend or distribution paid in shares of Stock or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.2, appropriate adjustments shall be made in the Participant’s Stock Unit Award so that it represent the right to receive upon settlement any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant would be entitled by reason of the shares of Stock issuable upon settlement of the Award.

(ii) Settlement of Stock Unit Awards. A Participant electing to receive an Award of Stock Units pursuant to this Section 11 shall specify at the time of such election a settlement date with respect to such Award. The Company shall issue to the Participant as soon as practicable following the earlier of the settlement date elected by the Participant or the date of termination of the Participant’s Service, a number of whole shares of Stock equal to the number of whole Stock Units subject to the Stock Unit Award. Such shares of Stock shall be fully vested, and the Participant shall not be required to pay any additional consideration (other than applicable tax withholding) to acquire such shares. Any fractional Stock Unit subject to the Stock Unit Award shall be settled by the Company by payment in cash of an amount equal to the Fair Market Value as of the payment date of such fractional share.

(iii) Nontransferability of Stock Unit Awards. Prior to their settlement in accordance with the provision of the Plan, no Stock Unit Award shall be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. All rights with respect to a Stock Unit Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.

12. OTHER STOCK-BASED AWARDS.

In addition to the Awards set forth in Sections 6 through 11 above, the Committee, in its sole discretion, may carry out the purpose of this Plan by awarding Stock-Based Awards as it determines to be in the best interests of the Company and subject to such other terms and conditions as it deems necessary and appropriate.

13. EFFECT OF CHANGE IN CONTROL ON OPTIONS AND SARS.

13.1 Accelerated Vesting. The Committee, in its sole discretion, may provide in any Award Agreement or, in the event of a Change in Control, may take such actions as it deems appropriate to provide for the acceleration of the exercisability and vesting in connection with such Change in Control of any or all outstanding Options and SARs and shares acquired upon the exercise of such Options and SARs upon such conditions and to such extent as the Committee shall determine. The previous sentence notwithstanding such acceleration shall not occur to the extent an Option or SAR is assumed or substituted with a substantially similar Award in connection with a Change in Control.

13.2 Assumption or Substitution. In the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the “Acquiring Corporation”), may, without the consent of the Participant, either assume the Company’s rights and obligations under outstanding Options and SARs or substitute for outstanding Options and SARs substantially equivalent options or stock appreciation rights for the Acquiring Corporation’s stock. Any Options or SARs which are neither assumed or substituted for by the Acquiring Corporation in connection with the Change in Control nor exercised as of the date of the Change in Control shall terminate and cease to be outstanding effective as of the date of the Change in Control. Notwithstanding the foregoing, shares acquired upon exercise of an Option or SAR prior to the Change in Control and any consideration received pursuant to the Change in Control with respect to such shares shall continue to be subject to all applicable provisions of the Award Agreement evidencing such Award except as otherwise provided in such Award Agreement. Furthermore, notwithstanding the foregoing, if the corporation the stock of which is subject to the outstanding Options or SARs immediately prior to an Ownership Change Event described in Section 2.1(y)(i) constituting a Change in Control is the surviving or continuing corporation and immediately after such Ownership Change Event less than fifty percent (50%) of the total combined voting power of its voting stock is held by another corporation or by other corporations that are members of an affiliated group within the meaning of Section 1504(a) of the Code without regard to the provisions of Section 1504(b) of the Code, the outstanding Options and SARs shall not terminate unless the Board otherwise provides in its discretion.

13.3 Effect of Change in Control on Restricted Stock and Other Type of Awards. The Committee may, in its discretion, provide in any Award Agreement evidencing a Restricted Stock or Other Type of Award that, in the event of a Change in Control, the lapsing of any applicable Vesting Condition, Restriction Period or Performance Goal applicable to the shares subject to such Award held by a Participant whose Service has not terminated prior to the Change in Control shall be accelerated and/or waived effective immediately prior to the consummation of the Change in Control to such extent as specified in such Award Agreement; provided, however, that such acceleration or waiver shall not occur to the extent an Award is assumed or substituted with a substantially equivalent Award in connection with the Change in Control. Any acceleration, waiver or the lapsing of any restriction that was permissible solely by reason of this Section 13.3 and the provisions of such Award Agreement shall be conditioned upon the consummation of the Change in Control.

14. COMPLIANCE WITH SECURITIES LAW.

The grant of Awards and the issuance of shares of Stock pursuant to any Award shall be subject to compliance with all applicable requirements of federal, state and foreign law with respect to such securities and the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, no Award may be exercised or shares issued pursuant to an Award unless (a) a registration statement under the Securities Act shall at the time of such exercise or issuance be in effect with respect to the shares issuable pursuant to the Award or (b) in the opinion of legal counsel to the Company, the shares issuable pursuant to the Award may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares hereunder shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to issuance of any Stock, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

15. TAX WITHHOLDING.

15.1 Tax Withholding in General. The Company shall have the right to deduct from any and all payments made under the Plan, or to require the Participant, through payroll withholding, cash payment or otherwise, including by means of a Cashless Exercise or Net Exercise of an Option, to make adequate provision for, the federal, state, local and foreign taxes, if any, required by law to be withheld by the Participating Company Group with respect to an Award or the shares acquired pursuant thereto. The Company shall have no obligation to deliver shares of Stock, to release shares of Stock from an escrow established pursuant to an Award Agreement, or to make any payment in cash under the Plan until the Participating Company Group’s tax withholding obligations have been satisfied by the Participant.

15.2 Withholding in Shares. The Company shall have the right, but not the obligation, to deduct from the shares of Stock issuable to a Participant upon the exercise or settlement of an Award, or to accept from the Participant the tender of, a number of whole shares of Stock having a Fair Market Value, as determined by the Company, equal to all or any part of the tax withholding obligations of the Participating Company Group. The Fair Market Value of any shares of Stock withheld or tendered to satisfy any such tax withholding obligations shall not exceed the amount determined by the applicable minimum statutory withholding rates.

16. AMENDMENT OR TERMINATION OF PLAN.

The Board or the Committee may amend, suspend or terminate the Plan at any time. However, without the approval of the Company’s stockholders, there shall be (a) no increase in the maximum aggregate number of shares of Stock that may be issued under the Plan (except by operation of the provisions of Section 4.2), (b) no change in the class of persons eligible to receive Incentive Stock Options, and (c) no other amendment of the Plan that would require approval of the Company’s stockholders under any applicable law, regulation or rule. No amendment, suspension or termination of the Plan shall affect any then outstanding Award unless expressly provided by the Board or the Committee. In any event, no amendment, suspension or termination of the Plan may adversely affect any then outstanding Award without the consent of the Participant unless necessary to comply with any applicable law, regulation or rule.

17. MISCELLANEOUS PROVISIONS.

17.1 Repurchase Rights. Shares issued under the Plan may be subject to one or more repurchase options, or other conditions and restrictions as determined by the Committee in its discretion at the time the Award is granted. The Company shall have the right to assign at any time any repurchase right it may have, whether or not such right is then exercisable, to one or more persons as may be selected by the Company. Upon request by the Company, each Participant shall execute any agreement evidencing such transfer restrictions prior to the receipt of shares of Stock hereunder and shall promptly present to the Company any and all certificates representing shares of Stock acquired hereunder for the placement on such certificates of appropriate legends evidencing any such transfer restrictions.

17.2 Provision of Information. Each Participant shall be given access to information concerning the Company equivalent to that information generally made available to the Company’s common stockholders.

17.3 Rights as Employee, Consultant or Director. No person, even though eligible pursuant to Section 5, shall have a right to be selected as a Participant, or, having been so selected, to be selected again as a Participant. Nothing in the Plan or any Award granted under the Plan shall confer on any Participant a right to remain an Employee, Consultant or Director or interfere with or limit in any way any right of a Participating Company to terminate the Participant’s Service at any time. To the extent that an Employee of a Participating Company other than the Company receives an Award under the Plan, that Award shall in no event be understood or interpreted to mean that the Company is the Employee’s employer or that the Employee has an employment relationship with the Company.

17.4 Rights as a Stockholder. A Participant shall have no rights as a stockholder with respect to any shares covered by an Award until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such shares are issued, except as provided in Section 4.2 or another provision of the Plan.

17.5 Fractional Shares. The Company shall not be required to issue fractional shares upon the exercise or settlement of any Award.

17.6 Severability. If any one or more of the provisions (or any part thereof) of this Plan shall be held invalid, illegal or unenforceable in any respect, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions (or any part thereof) of the Plan shall not in any way be affected or impaired thereby.

17.7 Beneficiary Designation. Subject to local laws and procedures, each Participant may file with the Company a written designation of a beneficiary who is to receive any benefit under the Plan to which the Participant is entitled in the event of such Participant’s death before he or she receives any or all of such benefit. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. If a married Participant designates a beneficiary other than the Participant’s spouse, the effectiveness of such designation may be subject to the consent of the Participant’s spouse. If a Participant dies without an effective designation of a beneficiary who is living at the time of the Participant’s death, the Company will pay any remaining unpaid benefits to the Participant’s legal representative.

17.8 Unfunded Obligation. Participants shall have the status of general unsecured creditors of the Company. Any amounts payable to Participants pursuant to the Plan shall be unfunded and unsecured obligations for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974. No Participating Company shall be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Participant account shall not create or constitute a trust or fiduciary relationship between the Committee or any Participating Company and a Participant, or otherwise create any vested or beneficial interest in any Participant or the Participant’s creditors in any assets of any Participating Company. The Participants shall have no claim against any Participating Company for any changes in the value of any assets which may be invested or reinvested by the Company with respect to the Plan. Each Participating Company shall be responsible for making benefit payments pursuant to the Plan on behalf of its Participants or for reimbursing the Company for the cost of such payments, as determined by the Company in its sole discretion. In the event the respective Participating Company fails to make such payment or reimbursement, a Participant’s (or other individual’s) sole recourse shall be against the respective Participating Company, and not against the Company. A Participant’s acceptance of an Award pursuant to the Plan shall constitute agreement with this provision.

PLAN HISTORY AND NOTES TO COMPANY

__________, 2006	Board adopts Plan with a reserve of [__________] (__________) shares.
__________, 2006	Stockholders approve Plan.

-i-

ANNEX E

HLS SYSTEMS INTERNATIONAL LTD.

CHARTER OF THE AUDIT COMMITTEE OF THE

BOARD OF DIRECTORS

I. STATEMENT OF POLICY

This Charter specifies the scope of the responsibilities of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of HLS Systems International Ltd. (the “Company”) and the manner in which those responsibilities shall be performed, including its structure, processes and membership requirements.

The primary purpose of the Committee is to oversee the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements. The Committee shall also review the qualifications, independence and performance, and approve the terms of engagement of the Company’s independent auditor and prepare any reports required of the Committee under rules of the Securities and Exchange Commission (“SEC”).

The Company shall provide appropriate funding, as determined by the Committee, to permit the Committee to perform its duties under this Charter, to compensate its advisors and to compensate any registered public accounting firm engaged for the purpose of rendering or issuing an audit report or related work or performing other audit, review or attest services for the Company. The Committee, at its discretion, has the authority to initiate investigations, and hire legal, accounting or other outside advisors or experts to assist the Committee, as it deems necessary to fulfill its duties under this Charter. The Committee may also perform such other activities consistent with this Charter, the Company’s Bylaws and governing law, as the Committee or the Board deems necessary or appropriate.

II. ORGANIZATION AND MEMBERSHIP REQUIREMENTS

The Committee shall comprise three or more directors selected by the Board, each of whom shall satisfy the independence and experience requirements of the Nasdaq Stock Market, provided that one director who does not meet the independence criteria of Nasdaq, but is not a current employee or officer, or an immediate family member of an employee or officer, may be appointed to the Committee, subject to the approval of the Board pursuant to, and subject to the limitations under, the “exceptional and limited circumstances” exceptions as provided under the rules of Nasdaq. In addition, the Committee shall not include any member who:

•	has participated in the preparation of the financial statements of the Company or any current subsidiary at any time during the past three (3) years; or

•
accepts any consulting, advisory, or other compensatory fee, directly or indirectly, from the Company, other than in his or her capacity as a member of the Committee, the Board, or any other committee of the Board; or

•	is an affiliate of the Company or any subsidiary of the Company, other than a director who meets the independence requirements of the Nasdaq Stock Market.

Each member of the Committee must be able to read and understand fundamental financial statements, including a balance sheet, income statement and cash flow statement. In addition, at least one member shall have past employment experience in finance or accounting, professional certification in accounting, or other comparable experience or background resulting in the individual being financially sophisticated, which may include being or having been a chief executive, chief financial or other senior officer with financial oversight responsibilities.

The members of the Committee shall be appointed by the Board on the recommendation of the Nominating and Corporate Governance Committee and shall serve until their successors are duly elected and qualified or their earlier resignation or removal. Any member of the Committee may be replaced by the Board on the recommendation of the Nominating and Corporate Governance Committee. Unless a chairman is elected by the full Board, the members of the Committee may designate a chairman by majority vote of the full Committee membership.

III. MEETINGS

The Committee shall meet as often as it determines, but not less frequently than quarterly. A majority of the members shall represent a quorum of the Committee, and, if a quorum is present, any action approved by at least a majority of the members present shall represent the valid action of the Committee. The Committee may form and delegate authority to subcommittees, or to one or more members of the Committee, when appropriate. The Committee shall meet with management and the independent auditor in separate executive sessions as appropriate. The Committee shall meet with the independent auditor and management to review the Company’s financial statements and financial reports. The Committee shall maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board.

IV. COMMITTEE AUTHORITY AND RESPONSIBILITIES

To fulfill its responsibilities and duties, the Committee shall:

A. Oversight of the Company’s Independent Auditor

1. Be directly and solely responsible for the appointment, compensation, retention and oversight of any independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) engaged by the Company for the purpose of preparing or issuing an audit report or related work, with each such auditor reporting directly to the Committee.

2. Periodically review and discuss with the independent auditor (i) the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, and (ii) any formal written statements received from the independent auditor consistent with and in satisfaction of Independence Standards Board Standard No. 1, as amended, including without limitation, descriptions of (x) all relationships between the independent auditor and the Company, (y) any disclosed relationships or services that may impact the independent auditor’s objectivity and independence and (z) whether any of the Company’s senior finance personnel were recently employed by the independent auditor.

3. Consult with the independent auditor to assure the rotation of the lead audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit every five years, consider issues related to the timing of such rotation and the transition to new lead and reviewing partners, and consider whether, in order to assure continuing auditor independence, there should be regular rotation of the audit firm, and report to the Board on its conclusions.

4. Approve in advance the engagement of the independent auditor for all audit services and non-audit services, based on independence, qualifications and, if applicable, performance, and approve the fees and other terms of any such engagement; provided, however, that (i) the Committee may establish pre-approval policies and procedures for any engagement to render such services, provided that such policies and procedures (x) are detailed as to particular services, (y) do not involve delegation to management of the Committee’s responsibilities hereunder and (z) provide that, at its next scheduled meeting, the Committee is informed as to each such service for which the independent auditor is engaged pursuant to such policies and procedures, and (ii) the Committee may delegate to one or more members of the Committee the authority to grant pre-approvals for such services, provided that the decisions of such member(s) to grant any such pre-approval shall be presented to the Committee at its next scheduled meeting.

5. Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.

6. Approve as necessary the termination of the engagement of the independent auditor.

7. Establish policies for the hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company, taking into account the impact of such policies on auditor independence.

8. Regularly review with the independent auditor any significant difficulties encountered during the course of the audit, any restrictions on the scope of work or access to required information and any significant disagreement among management and the independent auditor in connection with the preparation of the financial statements. Review with the independent auditor any accounting adjustments that were noted or proposed by the independent auditor but that were “passed” (as immaterial or otherwise), any communications between the audit team and the independent auditor’s national office respecting auditing or accounting issues presented by the engagement, any “management” or “internal control” letter or schedule of unadjusted differences issued, or proposed to be issued, by the independent auditor to the Company, or any other material written communication provided by the independent auditor to the Company’s management.

9. Review with the independent auditor the critical accounting policies and practices used by the Company, all alternative treatments of financial information within generally accepted accounting principles (“GAAP”) that the independent auditor has discussed with management, the ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the independent auditor.

B. Review of Financial Reporting, Policies and Processes

1. Review and discuss with management and the independent auditor the Company’s annual audited financial statements and any certification, report, opinion or review rendered by the independent auditor, and recommend to the Board whether the audited financial statements should be included in the Company’s annual report on Form 10-K.

2. Review and discuss with management and the independent auditor the Company’s quarterly financial statements.

3. Review and discuss with management and the independent auditor the Company’s disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing in the Company’s periodic reports.

4. Review and discuss earnings press releases and other information provided to securities analysts and rating agencies, including any “pro forma” or adjusted financial information.

5. Periodically meet separately with management and with the independent auditor.

6. Review with management and the independent auditor any significant judgments made in management’s preparation of the financial statements and the view of each as to appropriateness of such judgments.

7. Review with management its assessment of the effectiveness and adequacy of the Company’s internal control structure and procedures for financial reporting (“Internal Controls”), review with the independent auditor the attestation to and report on the assessment made by management, and consider with management and the independent auditor whether any changes to the Internal Controls are appropriate in light of management’s assessment or the independent auditor’s attestation.

8. To the extent that it deems appropriate, review with management its evaluation of the Company’s procedures and controls designed to assure that information required to be disclosed in its periodic public reports is recorded, processed, summarized and reported in such reports within the time periods specified by the SEC for the filing of such reports (“Disclosure Controls”), and consider whether any changes are appropriate in light of management’s evaluation of the effectiveness of such Disclosure Controls.

9. Review and discuss with management and the independent auditor any off-balance sheet transactions or structures and their effect on the Company’s financial results and operations, as well as the disclosure regarding such transactions and structures in the Company’s public filings.

10. Review with management and the independent auditor the effect of regulatory and accounting initiatives on the financial statements. Review any major issues regarding accounting principles and financial statement presentations, including any significant changes in selection of an application of accounting principles. Consider and approve, if appropriate, changes to the Company’s auditing and accounting principles and practices as suggested by the independent auditor or management.

11. Review any special audit steps adopted in light of material control deficiencies.

C. Risk Management, Related Party Transactions, Legal Compliance and Ethics

1. Review with the chief executive and chief financial officer of the Company any report on significant deficiencies in the design or operation of the Internal Controls that could adversely affect the Company’s ability to record, process, summarize or report financial data, any material weaknesses in Internal Controls identified to the auditors, and any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s Internal Controls.

2. Review and approve any related-party transactions, after reviewing each such transaction for potential conflicts of interests and other improprieties.

3. Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters. Adopt, as necessary, appropriate remedial measures or actions with respect to such complaints or concerns.

4. In consultation with the Nominating and Corporate Governance Committee, consider and present to the Board for adoption a Code of Conduct for all employees and directors, which meets the requirements of Item 406 of the SEC’s Regulation S-K, and provide for and review prompt disclosure to the public of any change in, or waiver of, such Code of Conduct. Review such Code of Conduct periodically and recommend such changes to such Code of Conduct as the Committee shall deem appropriate, and adopt procedures for monitoring and enforcing compliance with such Code of Conduct.

5. As requested by the Board, review and investigate conduct alleged by the Board to be in violation of the Company’s Code of Conduct, and adopt as necessary or appropriate, remedial, disciplinary, or other measures with respect to such conduct.

6. Discuss with management and the independent auditor any correspondence with regulators or governmental agencies that raise material issues regarding the Company’s financial statements or accounting policies.

7. Prepare the report required by the rules of the SEC to be included in the Company’s annual proxy statement.

8. Regularly report to the Board on the Committee’s activities, recommendations and conclusions.

9. Review and reassess the Charter’s adequacy at least annually.

ANNEX F

HLS SYSTEMS INTERNATIONAL LTD.

CHARTER OF
THE NOMINATING AND GOVERNANCE COMMITTEE
OF THE BOARD OF DIRECTORS

I. STATEMENT OF POLICY

This Charter specifies the scope of the responsibilities of the Nominating and Corporate Governance Committee (the “Committee”) of the Board of Directors (the “Board”) of HLS Systems International Ltd. (the “Company”) and the manner in which those responsibilities shall be performed, including its structure, processes and membership requirements.

The primary responsibilities of the Committee are to (i) identify individuals qualified to become Board members; (ii) select, or recommend to the Board, director nominees for each election of directors; (iii) develop and recommend to the Board criteria for selecting qualified director candidates; (iv) consider committee member qualifications, appointment and removal; (v) recommend corporate governance principles, codes of conduct and compliance mechanisms applicable to the Company, and (vi) provide oversight in the evaluation of the Board and each committee.

II. ORGANIZATION AND MEMBERSHIP REQUIREMENTS

The Committee shall be comprised of three or more directors, each of whom shall satisfy the independence requirements established by the rules of Nasdaq, provided that one director who does not meet the independence criteria of Nasdaq may, subject to the approval of the Board, serve on the Committee pursuant to, and subject to the limitation under, the “exceptional and limited circumstances” exception as provided under the rules of Nasdaq.

The members of the Committee shall be appointed by the Board and shall serve until their successors are duly elected and qualified or their earlier resignation or removal. Any member of the Committee may be removed or replaced by the Board. Unless a chairman is elected by the full Board, the members of the Committee may designate a chairman by majority vote of the full Committee membership. The Committee may, from time to time, delegate duties or responsibilities to subcommittees or to one member of the Committee.

A majority of the members shall represent a quorum of the Committee, and, if a quorum is present, any action approved by at least a majority of the members present shall represent the valid action of the Committee.

The Committee shall have the authority to obtain advice or assistance from consultants, legal counsel, accounting or other advisors as appropriate to perform its duties hereunder, and to determine the terms, costs and fees for such engagements. Without limitation, the Committee shall have the sole authority to retain or terminate any search firm to be used to identify director candidates and to determine and approve the terms, costs and fees for such engagements. The fees and costs of any consultant or advisor engaged by the Committee to assist the Committee in performing its duties hereunder shall be borne by the Company.

III. MEETINGS

The Committee shall meet as often as it deems necessary to fulfill its responsibilities hereunder, and may meet with management or individual directors at any time it deems appropriate to discuss any matters before the Committee.

The Committee shall maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board.

IV. COMMITTEE AUTHORITY AND RESPONSIBILITY

To fulfill its responsibilities and duties hereunder, the Committee shall:

A. Nominating Functions

1. Evaluate and select, or recommend to the Board, director nominees for each election of directors, except that if the Company is at any time legally required by contract or otherwise to provide any third party with the ability to nominate a director, the Committee need not evaluate or propose such nomination, unless required by contract or requested by the Board.

2. Determine criteria for selecting new directors, including desired board skills and attributes, and identify and actively seek individuals qualified to become directors.

3. Consider any nominations of director candidates validly made by stockholders.

4. Review and make recommendations to the Board concerning qualifications, appointment and removal of committee members.

5. Review and make recommendations to the Board concerning Board and committee compensation.

B. Corporate Governance Functions

1. Develop, recommend for Board approval, and review on an ongoing basis the adequacy of, the corporate governance principles applicable to the Company. Such principles shall include, at a minimum, director qualification standards, director responsibilities, committee responsibilities, director access to management and independent advisors, director compensation, director orientation and continuing education, management succession and annual performance evaluation of the Board and committees.

2. In consultation with the Audit Committee, consider and present to the Board for adoption a Code of Conduct applicable to all employees and directors, which meets the requirements of Item 406 of the SEC’s Regulation S-K, and provide for and review prompt disclosure to the public of any change in, or waiver of, such Code of Conduct, review such Code of Conduct periodically and recommend such changes to such Code of Conduct as the Committee shall deem appropriate, and adopt procedures for monitoring and enforcing compliance with such Code of Conduct.

3. Review, at least annually, the Company’s compliance with the Nasdaq corporate governance listing requirements, and report to the Board regarding the same.

4. Assist the Board in developing criteria for the evaluation of Board and committee performance.

5. Evaluate the Committee’s own performance on an annual basis.

6. If requested by the Board, assist the Board in its evaluation of the performance of the Board and each committee of the Board.

7. Review and recommend to the Board changes to the Company’s bylaws as needed.

8. Develop orientation materials for new directors and corporate governance-related continuing education for all Board members.

9. Make regular reports to the Board regarding the foregoing.

10. Review and reassess the adequacy of this Charter as appropriate and recommend any proposed changes to the Board for approval.

11. Perform any other activities consistent with this Charter, the Company’s Bylaws and governing law, as the Committee or the Board deems necessary or appropriate.

ANNEX G
HLS Systems International Ltd.
Code of Conduct and Policy
Regarding Reporting of Possible Violations

HLS Systems International Ltd. (the “Company”) is committed to being a good corporate citizen. The Company’s policy is to conduct its business affairs honestly and in an ethical manner. This Code of Conduct (“Code”) provides a general statement of the expectations of the Company regarding the ethical standards that each director, officer and employee should adhere to while acting on behalf of the Company. It does not cover every issue that may arise, but it sets out basic principles to guide all employees, officers and directors of the Company. All of our employees, officers and directors must conduct themselves accordingly and seek to avoid even the appearance of improper behavior. This Code of Conduct applies to all officers, full and part time employees, contract workers, directors and anyone who conducts business with the Company. Conduct in violation of this policy is unacceptable in the workplace and in any work-related setting outside the workplace. Any employee or contract worker who violates this Code will be subject to disciplinary action, up to and including termination of his/her employment or engagement.

Compliance with Laws

You must comply with all federal, state and local laws applicable to your activities on behalf of the Company and shall perform your duties to the Company in an honest and ethical manner. If a law conflicts with a policy in this Code, you must comply with the law; however, if a local custom or policy conflicts with this Code, you must comply with the Code. If you have any questions about these conflicts, you should ask your supervisor or the General Counsel’s office how to handle the situation.

Conflicts of Interest

You should avoid situations in which your personal, family or financial interests conflict or even appear to conflict with those of the Company or compromise its interests. You should handle all actual or apparent conflicts of interest between your personal and professional relationships in an honest and ethical manner. Conflicts are not always clear-cut. Examples of actual or potential conflicts of interest are set forth on Appendix A. A “conflict of interest” exists when a person’s private interest interferes in any way with the interests of the Company. A conflict situation can arise when an employee, officer or director takes action or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest may also arise when an employee, officer or director, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company. Loans to, or guarantees of obligations of, employees and their family members may create conflicts of interest.

It is almost always a conflict of interest for a Company employee to work simultaneously for a competitor, customer or supplier. You are not allowed to work for a competitor as a consultant or board member. The best policy is to avoid any direct or indirect business connection with our customers, suppliers or competitors, except on the Company’s behalf. In addition, employees, officers and directors are prohibited from taking for themselves personally any opportunities that are discovered through the use of corporate property, information or position, except with the consent of the Board of Directors. Employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises. If you become aware of a conflict or potential conflict of interest, contact your own or any other Company supervisor for further guidance.

Disclosure

It is of paramount importance to the Company that all disclosure in documents filed by the Company with the Securities and Exchange Commission or in other public communications by the Company is full, fair, accurate, timely and understandable. All officers, directors, employees and contract workers must take all steps necessary to assist the Company in fulfilling these responsibilities, consistent with each person’s role in the Company. You should give prompt, accurate answers to all inquiries in connection with the Company’s preparation of public disclosures and reports.

Code of Ethics for Senior Officers

The Company’s Chief Executive Officer, the Chief Financial Officer and the Controller (the “Senior Officers”) each bear a special responsibility for promoting integrity throughout the Company. Furthermore, the Senior Officers have a responsibility to foster a culture throughout the Company as a whole that ensures the fair and timely reporting of the Company’s results of operation and financial condition and other financial information.

Because of this special role, the Senior Officers are bound by the following Senior Officer Code of Ethics, and each agrees that he or she will:

•	Perform his or her duties in an honest and ethical manner.

•	Handle all actual or apparent conflicts of interest between his or her personal and professional relationships in an ethical manner.

•
Take all necessary actions to ensure full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, government agencies and in other public communications.

•	Company with all applicable laws, rules and regulations of federal, state and local governments.

•	Proactively promote and be an example of ethical behavior in the work environment.

Reporting and Compliance

If you become aware of conduct by an officer, director, employee or contract worker which you believe in good faith is a potential violation of this Code of Conduct, you should notify your own or any other Company supervisor, the Chief Executive Officer, the General Counsel or the Chief Financial Officer as soon as possible. You should also report any complaint or concern regarding the Company’s accounting, internal accounting controls, or auditing matters, or any concerns regarding questionable accounting or auditing matters. Supervisors are required to refer all reports of possible violations to the Chief Executive Officer, the General Counsel, the Chief Financial Officer or the Chair of the Audit Committee.

Alternatively, if you wish to report such matters anonymously, you may mail a description of the concern or complaint to the attention of either the General Counsel, the Chief Financial Officer or the Chair of the Audit Committee, at the following address:

[COMPANY ADDRESS]

Persons outside the Company may also report complaints or concerns the Company personnel; such matters should be reported promptly on receipt to your own or any other Company supervisor, the Chief Executive Officer, the General Counsel, the Chief Financial Officer, or the Audit Committee Chair. Supervisors are required to report such matters as noted above.

All reports of complaints or concerns shall be recorded in a log, indicating the description of the matter reported, the date of the report and a brief summary of the disposition. The log shall be maintained by the General Counsel and shall be reviewed periodically with the Audit Committee. This log shall be retained for five years.

Allegations of violations of the Code should be made only in good faith and not to embarrass or put someone in a false light. If you become aware of a suspected or potential violation don’t try to investigate or resolve it on your own. Prompt disclosure under this Code is vital to ensuring a timely and thorough investigation and resolution. You are expected to cooperate in internal or external investigations or alleged violations of the Code.

In response to every report made in good faith of conduct potentially in violation of the Code of Conduct, the Company will undertake an effective and thorough investigation, and if improper conduct is found, the Company will take appropriate disciplinary and remedial action. Compliance procedures are set forth in Appendix B to this Code. The Company will attempt to keep its discussions with any person reporting a violation confidential to the extent reasonably possible without compromising the effectiveness of the investigation. If you believe your report is not properly explained or resolved, you may take your concern or complaint to the Audit Committee of the Board of Directors.

Employees and contract workers are protected by law from retaliation for reporting possible violations of this Code of Conduct or for participating in procedures connected with an investigation, proceeding or hearing conducted by the Company or a government agency with respect to such complaints. The Company will take disciplinary action up to and including the immediate termination of any employee or contract worker who retaliates against another employee or contract worker for reporting any of these alleged activities.

Further Information

Please contact the Chief Executive Officer, the General Counsel or the Chief Financial Officer if you have any questions about this Code or require further information.

The most current version of this Code will be posted on the Company’s website and filed as an exhibit to the Company’s Annual Report on Form 10-K. Any substantive amendment or waiver of this Code may be made only by the Board of Directors upon a recommendation of the Audit Committee, and will be disclosed, including the reasons for such action, on the Company’s website and by a filing with the Securities and Exchange Commission on Form 8-K within four days of such action. The Company will maintain disclosure about such amendment or waiver on the website for at least twelve months and shall retain the disclosure concerning the action for at least 5 years.

Appendix A

The following are examples of actual or potential conflicts:

•	you, or a member of your family, receive improper personal benefits as a result of your position in the Company;

•	you use Company’s property for your personal benefit;

•	you engage in activities that interfere with your loyalty to the Company or your ability to perform Company duties or responsibilities effectively;

•
you, or a member of your family, have a financial interest in a customer, supplier, or competitor which is significant enough to cause divided loyalty with the Company or the appearance of divided loyalty (the significance of a financial interest depends on many factors, such as size of investment in relation to your income, net worth and/or financial needs, your potential to influence decisions that could impact your interests, and the nature of the business or level of competition between the Company and the supplier, customer or competitor);

•
you, or a member of your family, acquire an interest in property (such as real estate, patent or other intellectual property rights or securities) in which you have reason to know the Company has, or might have, a legitimate interest;

•
you, or a member of your family, receive a loan or a guarantee of a loan from a customer, supplier or competitor (other than a loan from a financial institution made in the ordinary course of business and on an arm’s-length basis);

•	you divulge or use the Company’s confidential information - such as financial data, customer information, or computer programs - for your own personal or business purposes;

•
you make gifts or payments, or provide special favors, to customers, suppliers or competitors (or their immediate family members) with a value significant enough to cause the customer, supplier or competitor to make a purchase, or take or forego other action, which is beneficial to the Company and which the customer, supplier or competitor would not otherwise have taken; or

•	you are given the right to buy stock in other companies or you receive cash or other payments in return for promoting the services of an advisor, such as an investment banker, to the Company.

Appendix B

Compliance Procedures

•
Compliance Officer. The Corporate Compliance Officer is the General Counsel, or in the absence of such person, the Chief Financial Officer. The Compliance Officer’s responsibility is to ensure communication, training, monitoring, and overall compliance with the Code. The Compliance Officer will, with the assistance and cooperation of the Company’s officers, directors and managers, foster an atmosphere where employees are comfortable in communicating and reporting concerns and possible Code violations.

•
Access to the Code. The Company shall ensure that employees, officers and directors may access the Code on the Company’s website. New employees will receive a copy of the Code as part of their new hire information. [From time to time, the Company will sponsor employee training programs in which the Code and other Company policies and procedures will be discussed.]

•
Monitoring. Managers are the “go to” persons for employee questions and concerns relating to the Code. Managers or supervisors will immediately report any violations or allegations of violations to the Compliance Officer. Managers will work with the Compliance Officer in assessing areas of concern, potential violations, any needs for enhancement of the Code or remedial actions to effect the Code’s policies and overall compliance with the Code and other related policies.

•
Internal Investigation. When an alleged violation of the Code is reported, the Company shall take prompt and appropriate action in accordance with the law and regulations and otherwise consistent with good business practice. If the suspected violation appears to involve either a possible violation of law or an issue of significant corporate interest, or if the report involves a complaint or concern of any person, whether employee, a stockholder or other interested person regarding the Company’s financial disclosure, internal accounting controls, questionable auditing or accounting matters or practices or other issues relating to the Company’s accounting or auditing, then the manager or investigator should immediately notify the Compliance Officer, who, in turn, shall notify the Chair of the Audit Committee. If a suspected violation involves any director or executive officer or if the suspected violation concerns any fraud, whether or not material, involving management or other employees who have a significant role in the Company’s internal controls, any person who received such report should immediately report the alleged violation to the Compliance Officer and, in every such case, the Chair of the Audit Committee. The Compliance Officer or the Chair of the Audit Committee, as applicable, shall assess the situation and determine the appropriate course of action, including the conduct of an investigation, as appropriate.

•
Disciplinary Actions. Subject to the following sentence, the Compliance Officer, after consultation with the Vice President of Human Resources, shall be responsible for implementing the appropriate disciplinary action in accordance with the Company’s policies and procedures for any employee who is found to have violated the Code. If a violation has been reported to the Audit Committee or another committee of the Board, that Committee shall be responsible for determining appropriate disciplinary action. Any violation of applicable law or any deviation from the standards embodied in this Code will result in disciplinary action, up to and including termination of employment. In addition to imposing discipline upon employees involved in non-compliant conduct, the Company also will impose discipline, as appropriate, upon an employee’s supervisor, if any, who directs or approves such employees’ improper actions, or is aware of those actions but does not act appropriately to correct them, and upon other individuals who fail to report known non-compliant conduct. In addition to imposing its own discipline, the Company will bring any violations of law to the attention of appropriate law enforcement personnel.

•
Retention of Reports and Complaints. All reports and complaints made to or received by the Compliance Officer or the Chair of the Audit Committee relating to violations of this Code shall be logged into a record maintained for this purpose by the Compliance Officer and this record of such report shall be retained for five years.

•	Required Government Reporting. Whenever conduct occurs that requires a report to the government, the Compliance Officer shall be responsible for complying with such reporting requirements.

•
Corrective Actions. Subject to the following sentence, in the event of a violation of the Code, the manager and the Compliance Officer should assess the situation to determine whether the violation demonstrates a problem that requires remedial action as to Company policies and procedures. If a violation has been reported to the Audit Committee or another committee of the Board, that committee shall be responsible for determining appropriate remedial or corrective actions. Such corrective action may include providing revised public disclosure, retraining Company employees, modifying Company policies and procedures, improving monitoring of compliance under existing procedures and other action necessary to detect similar non-compliant conduct and prevent it from occurring in the future. Such corrective action shall be documented, as appropriate.

ANNEX H

DELAWARE GENERAL CORPORATION LAW - SECTION 262 APPRAISAL RIGHTS

§ 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

[Outside Back Cover of Prospectus]

Until [__________________25 days after effective date] , all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Section 132 of the BVI Business Companies Act (“BCA”) generally provides for indemnification and permits a company to obtain insurance. The Memorandum of Association of the Registrant follows the statute. The Registrant intends to obtain director and officer insurance at the consummation of the acquisition of the HollySys companies.

The following is a statement of Section 132 of the BCA, as amended by Section 67 of the BCA Amendment Act:

Indemnification.

(1)   Subject to subsection (2) and its memorandum or articles, a company may indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who

(a)   is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director of the company; or

(b)   is or was, at the request of the company, serving as a director of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise.

(2)   Subsection (1) does not apply to a person referred to in that subsection unless the person acted honestly and in good faith and in what he believed to be in the best interests of the company and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful.

(2A)   For the purposes of subsection (2), a director acts in the best interests of the company if he acts in the best interests of:

(a)   the company's holding company; or

(b)   a shareholder or shareholders of the company;

in either case, in the circumstances specified in section 120(2), (3) or (4), as the case may be;

(3)   The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the company or that the person had reasonable cause to believe that his conduct was unlawful.

(3A)   Expenses, including legal fees, incurred by a director in defending any legal, administrative or investigative proceedings may be paid by the company in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of the director to repay the amount if it shall ultimately be determined that the director is not entitled to be indemnified by the company in accordance with subsection (1).

(3B)   Expenses, including legal fees, incurred by a former director in defending any legal, administrative or investigative proceedings may be paid by the company in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of the former director to repay the amount if it shall ultimately be determined that the former director is not entitled to be indemnified by the company in accordance with subsection (1) and upon such other terms and conditions, if any, as the company deems appropriate.

(3C)   The indemnification and advancement of expenses provided by, or granted pursuant to, this section is not exclusive of any other rights to which the person seeking indemnification or advancement of expenses may be entitled under any agreement, resolution of members, resolution of disinterested directors or otherwise, both as to acting in the person's official capacity and as to acting in another capacity while serving as a director of the company; and

(4)   If a person referred to in subsection (1) has been successful in defense of any proceedings referred to in subsection (1), the person is entitled to be indemnified against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred by the person in connection with the proceedings.

(5)   A company shall not indemnify a person in breach of subsection (2) and, any indemnity given in breach of that section is void and of no effect.

The following is a statement of Section 133 of the BCA, as amended by Section 68 of the BCA Amendment Act:

Insurance.

A company may purchase and maintain insurance in relation to any person, who is or was a director of the company, or who at the request of the company is or was serving as a director of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the company has or would have had the power to indemnify the person against the liability under section 132.

Item 21.  Exhibits and Financial Statement Schedules

Exhibit	Description

2.1	Amended and Restated Stock Purchase Agreement (Included in Annex A of the proxy statement/prospectus) (1)

2.2	Agreement and Plan of Merger between Chardan North China Acquisition Corporation and Registrant*

3.1	Memorandum of Association of Registrant (Included in Annex B of the proxy statement/prospectus)

3.2	Articles of Association of Registrant (Included in Annex C of the proxy statement/prospectus)

4.1	Form of Unit Purchase Option (Incorporated by reference from Registration Statement 333-125016, Exhibit 4.4)

4.2	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and Chardan North China Acquisition Corp. (Incorporated by reference from Registration Statement 333-125016, Exhibit 4.5)

5.1	Opinion of Maples &Calder*

8.1	Tax Opinion of DLA Piper US LLP*

10.1	Chardan North China Acquisition Corporation 2006 Equity Plan (Included in Annex D of the proxy statement/prospectus)

10.2	Form of Stock Consignment Agreement*

10.3	Form of Employment Agreement*

10.4	Registration Rights Agreement (Incorporated by reference from Registration Statement 333-125016, Exhibit 10.11)

10.5	Opinion re Consignment Agreements of Guantao Law Firm*

10.6	Sale and Purchase Agreement in Relation to the Ownership Interest of Hangzhou HollySys Automation Co., Ltd. between Team Spirit Industrial Limited and Gifted Time Holdings Limited*

10.7	Sale and Purchase Agreement in Relation to the Ownership Interest of Hangzhou HollySys Automation Co., Ltd. between OSCAF International Co., Ltd. and Gifted Time Holdings Limited*

10.8	List of Schedules to Stock Purchase Agreement*

10.9	Employment Agreement between Wang Changli and HLS Systems International Ltd. *

10.10	Employment Agreement between Qiao Li and HLS Systems International Ltd. *

10.11	Employment Agreement between Wang Changli and Beijing HollySys*

10.12	Reorganization Agreement between Cheng Wusi, Wang Changli, Lou An, Shanghai Jingqiaotong Industrial Development Co., Ltd., Team Spirit Industrial Limited and OSCAF International Co., as amended*

10.13	Opinion re Stock Purchase Agreements and Reorganization Agreement of Guantao Law Firm*

10.14	Financial Advisory Agreement by and among Beijing HollySys Co., Ltd., Hangzhou HollySys Automation Co., Ltd. and their shareholders and Upper Mix Investments Limited and Time Keep Investment Limited.*

10.15	Letter of Transmittal for Exchange Offer*

10.16	Form of promissory note used in bridge loan*

10.17	Guarantee of Advance Pacific Holdings Limited*

10.18	Voting Agreement between Advance Pacific Holdings, Ka Wa Cheng and Qiao Li

23.1	Consent of Goldstein Golub Kessler LLP

23.2	Consent of BDO Reanda Certified Public Accountants Ltd.

23.3	Consent of Maples & Calder (included in Exhibit 5.1) *

23.4	Consent of Guantao Law Firm (included in Exhibit 10.5 and Exhibit 10.13)*

23.5	Consent of DLA Piper US LLP (included in Exhibit 8.1)*

24.1	Power of Attorney*

99.1	Proxy Card*

(1)
As required by paragraph (b)(2) of Item 601 of Regulation S-K, this exhibit does not contain schedules and similar attachments to this exhibit. The registrant will furnish supplementally a copy of any omitted schedules to the Commission upon request.

*	Previously filed.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement:

(i)   To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)   To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering.

(5)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)   If the registrant is relying on Rule 430B:

(A)   Each prospectus filed by the registrant pursuant to Rule 424 (b) (3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)   Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(l)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall, be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however , that no statement made in a registration statement or prospectus that is part of the registration; statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)   If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424 (b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however , that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)   Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Diego, State of California on July 23, 2007.

HLS SYSTEMS INTERNATIONAL, LTD

By:	/s/ Li Zhang
Li Zhang Chief Executive Officer

Pursuant to the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title(s)	Date

RICHARD D. PROPPER*	Chairman of the Board	July 23, 2007
Richard D. Propper

LI ZHANG *	Chief Executive Officer and Director (Principal Executive Officer)	July 23, 2007
Li Zhang

/s/ KERRY S. PROPPER	Chief Financial Officer, Secretary and	July 23, 2007
Kerry S. Propper	Director (Principal Accounting Officer)

JIANGNAN HUANG*	Executive Vice President and Director	July 23, 2007
Jiangnan Huang

*By:    /s/ Kerry S. Propper

Kerry S. Propper,
Attorney-in-fact